As filed with the Securities and Exchange Commission on February 6, 2014

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERSO PAPER CORP.

VERSO PAPER HOLDINGS LLC

VERSO PAPER INC.

(Exact name of each registrant as specified in its charter)

Delaware Delaware Delaware	2621 2621 2621	75-3217389 56-2597634 56-2597640
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

(901) 369-4100

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

David J. Paterson

President and Chief Executive Officer

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

(901) 369-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Taurie M. Zeitzer Joshua N. Korff Michael Kim Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022	George F. Martin President and Chief Executive Officer NewPage Holdings Inc. 8540 Gander Creek Drive Miamisburg, OH 45342	Gregory A. Ezring David S. Huntington Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019	Joseph Frumkin Melissa Sawyer Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this registration statement after all conditions to the completion of the merger described herein have been satisfied or waived.

If the securities being register on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)            ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share(1)	14,100,000	N/A	$563,000,000(3)	$72,514.40(4)
11.75% Senior Secured Notes due 2019	$650,000,000	N/A	(3)	(4)
Guarantee of 11.75% Senior Secured Notes due 2019(5)	—	—	—	(4)(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $.01 per share (“Verso common stock”), as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Represents the estimated maximum number of shares of Verso common stock and the estimated maximum amount of 11.75% Senior Secured Notes due 2019 (the “New First Lien Notes”) issuable to holders of common stock, par value $0.001 per share, of NewPage Holdings Inc., a Delaware corporation (“NewPage”), in the merger of Verso Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Verso Paper Corp., with and into NewPage, with NewPage surviving the merger as an indirect wholly owned subsidiary of Verso Paper Corp. (the “Merger”).
(3)	Estimated on a combined basis with respect to both the shares of Verso common stock and the New First Lien Notes to be issued pursuant to the Merger solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(2) and 457(f)(3) under the Securities Act. The proposed maximum aggregate offering price and the registration fee have been calculated on the basis of the book value of the NewPage common stock to be received by Verso pursuant to the Merger as of September 30, 2013. Pursuant to Rule 457(f) under the Securities Act, the minimum amount of cash that may be payable by Verso in the Merger has been deducted from the proposed maximum aggregate offering price.
(4)	Determined on a combined basis with respect to both the shares of Verso common stock and the New First Lien Notes to be issued pursuant to the Merger in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.
(5)	Each of Verso Paper Holdings LLC’s domestic wholly owned subsidiaries, as of the date of this Registration Statement, except Verso Paper Inc., Bucksport Leasing LLC, Verso Quinnesec REP LLC, Verso Maine Power Holdings LLC, Verso Androscoggin Power LLC, Verso Bucksport Power LLC and guarantees the 11.75% Senior Secured Notes due 2019.
(6)	See the Table of Additional Registrants on the inside facing page for table of additional registrant guarantors. Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantees is payable.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	Primary Standard Industrial Classification Code No.	IRS Employer Identification Number
Verso Paper LLC	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	75-3217399

Verso Androscoggin LLC	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	75-3217400

Verso Bucksport LLC	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	75-3217402

Verso Sartell LLC	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	75-3217406

Verso Quinnesec LLC	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	75-3217404

Verso Maine Energy LLC	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	26-1857446

Verso Fiber Farm LLC	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	75-3217398

nexTier Solutions Corporation	California	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	33-0901108

Verso Quinnesec REP Holding Inc.	Delaware	6775 Lenox Center Court, Suite 400 Memphis, TN 38115-4436 (901) 369-4100	2621	27-4272864

The information in this proxy and information statement/prospectus is not complete and may be changed. Verso Paper Corp. may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy and information statement/prospectus is not an offer to sell these securities and Verso Paper Corp. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2014

PROXY STATEMENT AND PROSPECTUS PROPOSED MERGER—YOUR VOTE IS IMPORTANT

Dear stockholders of Verso Paper Corp.:

On December 28, 2013, the board of directors of Verso Paper Corp., or “Verso,” approved an Agreement and Plan of Merger, which was subsequently entered into on January 3, 2014, referred to as the “Merger Agreement,” providing for NewPage to be acquired by Verso, which transaction is referred to as the “Merger.” The Merger Agreement was separately approved by the board of directors of NewPage Holdings Inc., or “NewPage,” at a meeting on January 1, 2014 and subsequently by unanimous written consent on January 3, 2014.

Pursuant to the Merger Agreement, each share of common stock of NewPage outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso or NewPage, and other than shares of common stock as to which dissenters’ rights have been properly exercised pursuant to the General Corporation Law of the State of Delaware) will be converted into the right to receive its pro rata portion of approximately $250 million in cash, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing, from the proceeds of a new $750 million bank borrowing that will also refinance NewPage’s existing $500 million term loan facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger, $650 million in principal amount of New First Lien Notes and shares of Verso common stock representing 20% (subject to upward adjustment in certain circumstances to no greater than 25%) of the sum of (x) the number of outstanding Verso shares as of immediately prior to closing of the Merger plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement. This is referred to as the “Merger Consideration.” See “The Merger Agreement—Merger Consideration” for more details.

The implied value of the stock portion of the Merger Consideration will fluctuate as the market price of Verso common stock fluctuates. The number of shares of Verso common stock issuable to each NewPage stockholder will be rounded up or down to the nearest whole number of shares and no fractional shares or cash in lieu of fractional shares will be paid by Verso. In addition, the value of the portion of the Merger Consideration represented by the New First Lien Notes may be adversely affected by several factors identified in this joint proxy and information statement/prospectus, and we cannot assure you that an active market for the notes will develop or continue. No denomination of New First Lien Notes less than $2,000 with fully integral multiples of $1,000 in excess of $2,000 will be issued in the Merger, but in lieu thereof each holder of NewPage common stock otherwise entitled to a lower amount of New First Lien Notes will have the aggregate amount of such New First Lien Notes to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that the holders of NewPage common stock only receive New First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment to the aggregate amount of New First Lien Notes issuable in the Merger. Verso common stock is listed for trading on the New York Stock Exchange under the symbol “VRS.”

Verso is soliciting proxies for use at a special meeting of stockholders to consider and vote to (i) approve the issuance of shares of Verso common stock as a portion of the Merger Consideration pursuant to the Merger Agreement, (ii) approve the Amended and Restated 2008 Incentive Award Plan and (iii) approve a proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor to approve proposal (i).

Certain of NewPage’s stockholders who own approximately 61% of the voting power of NewPage common stock have entered into support agreements with NewPage and Verso pursuant to which such stockholders have agreed to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement. NewPage expects to receive the requisite written consents from those stockholders promptly after receiving the request of NewPage and/or Verso following the effectiveness of the registration statement enclosed herein.

After careful consideration, on December 28, 2013, the Verso board of directors unanimously approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Verso and its stockholders. The Verso board of directors unanimously recommends that you vote “FOR” the approval of the issuance of shares of Verso common stock as a portion of the Merger Consideration pursuant to the Merger Agreement; “FOR” the approval of the Amended and Restated 2008 Incentive Award Plan; and, “FOR” the approval of the adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve proposals (i) and (ii) at the time of the Verso special meeting.

Your vote is important, regardless of the number of shares you own. The Merger cannot be completed without the approval of the Verso stockholders. Verso is holding a special meeting of its stockholders to vote on the proposals necessary to complete the Merger. More information about Verso, NewPage, the Merger Agreement, the Merger and the special meeting of Verso stockholders is contained in this joint proxy and information statement/prospectus. We encourage you to read this document carefully before voting, including the section entitled “Risk Factors” beginning on page 46. Regardless of whether you plan to attend the Verso special meeting, please take the time to vote your securities in accordance with the instructions contained in this document.

For a discussion of risk factors you should consider in evaluating the Merger Agreement and the proposals you are being asked to adopt, see “Risk Factors” beginning on page 46 of the accompanying proxy and information statement/prospectus.

Sincerely,

/s/
By:	David J. Paterson
Title:	President and Chief Executive Officer, Verso Paper Corp.

Neither the SEC nor any state securities commission has approved or disapproved of the Merger described in the accompanying proxy and information statement/prospectus nor have they approved or disapproved of the issuance of the Verso common stock in connection with the Merger, or determined if the accompanying proxy and information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy and information statement/prospectus is dated                     , 2014 and is first being mailed on or about                     , 2014.

INFORMATION STATEMENT

NOTICE OF EXPECTED ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

PROPOSED MERGER—WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

Dear stockholders of NewPage Holdings Inc.:

The board of directors of NewPage Holdings Inc., or “NewPage,” at a meeting on January 1, 2014 (with one director absent) and subsequently by unanimous written consent on January 3, 2014, approved the Agreement and Plan of Merger, which was subsequently entered into on January 3, 2014, referred to as the “Merger Agreement,” providing for NewPage to be acquired by Verso Paper Corp. or “Verso,” which transaction is referred to as the “Merger.” The Merger Agreement was separately approved by Verso’s board of directors on December 28, 2013.

Pursuant to the Merger Agreement, each share of common stock of NewPage outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso or NewPage, and other than shares of common stock as to which dissenters’ rights have been properly exercised pursuant to the General Corporation Law of the State of Delaware) will be converted into the right to receive its pro rata portion of approximately $250 million in cash, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing, from the proceeds of a new $750 million bank borrowing that will also be used to refinance NewPage’s existing $500 million term loan facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger, $650 million in principal amount of New First Lien Notes and shares of Verso common stock representing 20% (subject to upward adjustment in certain circumstances to no greater than 25%) of the sum of (x) the number of outstanding Verso shares as of immediately prior to closing of the Merger plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement. This is referred to as the “Merger Consideration.”

The implied value of the stock portion of the Merger Consideration will fluctuate as the market price of Verso common stock fluctuates. The number of shares of Verso common stock issuable to each NewPage shareholder will be rounded up or down to the nearest whole number of shares and no fractional shares or cash in lieu of fractional shares will be issued or paid by Verso. No denomination of New First Lien Notes (as defined in the information statement enclosed with this letter, the “Information Statement”) less than $2,000 with fully integral multiples of $1,000 in excess of $2,000 will be issued in the Merger, but in lieu thereof each holder of NewPage common stock otherwise entitled to a lower amount of New First Lien Notes will have the aggregate amount of such New First Lien Notes to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that the holders of NewPage common stock only receive New First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment to the aggregate amount of New First Lien Notes issuable in the Merger. Verso common stock is listed for trading on the New York Stock Exchange under the symbol “VRS.” In addition, the value of the portion of the merger consideration represented by the New First Lien Notes may be adversely affected by several factors identified in the Information Statement, and we cannot assure you that an active market for the notes will develop or continue.

As of the date for this joint proxy and information statement/prospectus, NewPage has 7,087,947 shares of common stock issued and outstanding. Each of such shares is entitled to one vote on the Merger. The adoption and approval of the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of NewPage’s issued and outstanding common stock. On January 3, 2014, certain of NewPage’s stockholders which collectively owned 4,299,808 shares, representing approximately 61% of the voting power of NewPage common stock, entered into support agreements with NewPage and Verso pursuant to which such stockholders have agreed to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement. NewPage expects to receive the requisite written consents from those stockholders promptly after receiving the request of NewPage and/or Verso following the effectiveness of the registration statement enclosed herein. If NewPage receives written consents from such stockholders, no further action by any other NewPage stockholders would be required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. For this reason, the Information Statement is being provided to you for informational purposes only. NewPage has not solicited and is not soliciting your adoption and approval of the Merger Agreement.

Under Delaware law, if you comply with certain requirements of Delaware law described in the accompanying Information Statement, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of NewPage common stock as determined in accordance with Delaware law (exclusive of any element of value arising from the accomplishment or expectation of the Merger) instead of the Merger Consideration. Your appraisal rights under Delaware law are more fully described in the accompanying Information Statement under “The Merger—NewPage Stockholder Appraisal Rights” beginning on page 165.

The Information Statement includes important information about NewPage, Verso and the Merger, including the existence of several conditions to NewPage’s obligations and those of Verso’s to complete the Merger, all of which must be either satisfied or waived prior to the completion of the Merger, and should be read carefully and in its entirety. Neither the Information Statement, nor any other information you receive from NewPage in respect of the Merger, is intended to be legal, tax or investment advice. Accordingly, you should consult your own legal counsel, accountants and investment advisors as to legal, tax and other matters concerning the Merger.

This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent contemplated by Section 228 of the Delaware General Corporation Law.

Sincerely,

/s/
By:	Mark A. Angelson
Title:	Chairman of the Board

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

The accompanying Information Statement is dated                     , 2014 and is first being mailed to NewPage’s stockholders on or about                     , 2014.

VERSO PAPER CORP.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2014

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Verso Paper Corp., or “Verso,” will be held at 10:00am, Central Standard Time, on                     , 2014, at                     . Holders of Verso common stock at the close of business on                     , 2014 (such date and time, the “record date”) will be asked to:

Proposal 1.	consider and vote on the issuance of shares of Verso common stock as a portion of the Merger Consideration to NewPage Holdings Inc. stockholders pursuant to the Agreement and Plan of Merger, dated as of January 3, 2014, by and among NewPage Holdings Inc., Verso and Verso Merger Sub Inc., pursuant to which Verso Merger Sub Inc. will merge with and into NewPage Holdings Inc. and NewPage Holdings Inc. will continue as the surviving corporation of such merger and an indirect wholly owned subsidiary of Verso;

Proposal 2.	consider and vote on the approval of the Amended and Restated 2008 Incentive Award Plan;

Proposal 3.	consider and vote upon the approval of any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve proposal 1 at the time of the Verso special meeting.

Please refer to the attached proxy and information statement/prospectus and the merger agreement for further information with respect to the business to be transacted at the Verso special meeting. Verso expects to transact no other business at the meeting. Holders of record of Verso common stock as of the record date will be entitled to notice of and to vote at the Verso special meeting with regard to Proposals 1–3 described above.

The Verso board of directors unanimously resolved to recommend that you vote “FOR” the approval of the issuance of shares of Verso common stock pursuant to the Merger Agreement; “FOR” the approval of the Amended and Restated 2008 Incentive Award Plan; and “FOR” the approval of the adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve proposal 1 at the time of the Verso special meeting.

Your vote is important regardless of the number of shares that you own. Whether or not you plan on attending the Verso special meeting, we urge you to read the proxy and information statement/prospectus carefully and to please vote your shares as promptly as possible. You may vote your shares by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Verso special meeting.

All Verso stockholders as of the record date are cordially invited to attend the Verso special meeting.

By Order of the Board of Directors

Peter H. Kesser
Corporate Secretary

                    , 2014

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy and information statement/prospectus incorporates by reference important business and financial information about Verso from documents that Verso has filed or will file with the Securities and Exchange Commission, or the “SEC,” but that are not being included in or delivered with this joint proxy and information statement/prospectus. This information is available to you without charge upon your written or oral request. You may read and copy the documents incorporated by reference in this joint proxy and information statement/prospectus and other information about Verso that is filed with the SEC under the Securities and Exchange Act of 1934, or the “Exchange Act,” at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can also obtain such documents free of charge through the SEC’s website, www.sec.gov, or by requesting them in writing or by telephone at the following addresses and telephone numbers:

By Mail:	Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 Attention: Investor Relations

By Telephone:	(901) 369-4100

For additional information on documents incorporated by reference in this joint proxy and information statement/prospectus, please see “Where You Can Find More Information” beginning on page 326. Please note that information contained on the website of Verso is not incorporated by reference in, nor considered to be part of, this joint proxy and information statement/prospectus.

ABOUT THIS JOINT PROXY AND INFORMATION STATEMENT/PROSPECTUS

Verso has supplied all information contained in or incorporated by reference into this joint proxy and information statement/prospectus relating to Verso and the combined company, including combined company synergies or synergy assumptions or restructuring costs. NewPage has supplied all information contained in this joint proxy and information statement/prospectus relating to NewPage. Verso and NewPage have both contributed to information relating to the Merger.

You should rely only on the information contained in or incorporated by reference by Verso into this joint proxy and information statement/prospectus and on the information contained in this joint proxy and information statement/prospectus provided by NewPage. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference by Verso into this joint proxy and information statement/prospectus and information contained in this joint proxy and information statement/prospectus provided by NewPage. This joint proxy and information statement/prospectus is dated                     , 2014, and is based on information as of such date or such other date as may be noted. You should not assume that the information contained or incorporated by reference into this joint proxy and information statement/prospectus by Verso or contained in this joint proxy and information statement/prospectus provided by NewPage is accurate as of any other date. Neither the mailing of this joint proxy and information statement/prospectus to the stockholders of NewPage nor the taking of any actions contemplated hereby by Verso or NewPage at any time will create any implication to the contrary.

This joint proxy and information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

(cont’d)

Page
Amendments to Existing ABL Facility and Existing Cash Flow Facility in Contemplation of the Merger	82
11.75% Senior Secured Notes due 2019	82
11.75% Secured Notes due 2019	83
New Second Lien Notes	83
New Subordinated Notes	84
Old Second Lien Notes	85
Old Subordinated Notes	85
Second Priority Senior Secured Floating Rate Notes	86
Verso Quinnesec REP LLC	86
Non-Core Energy Financing	86
NewPage Term Loan Facility	87
NewPage ABL Facility	89
Financing Transactions in Connection with the Merger	91
Exchange Offer Transactions	91

REGARDING FORWARD-LOOKING STATEMENTS	94

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VERSO AND VERSO HOLDINGS	95
Selected Historical Consolidated Financial Data of Verso	95
Selected Historical Consolidated Financial Data of Verso Holdings	97

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NEWPAGE	99
Selected Financial Data	99

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	100

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	108

COMPARATIVE PER SHARE DATA	115

MARKET PRICE AND DIVIDEND INFORMATION	116

VERSO SPECIAL MEETING	117

BENEFICIAL STOCK OWNERSHIP OF NEWPAGE’S DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN 5% OF THE OUTSTANDING SHARES OF NEWPAGE COMMON STOCK	121

PROPOSALS SUBMITTED TO VERSO STOCKHOLDERS	122
Issuance of Shares of Verso Common Stock as Part of the Merger Consideration	122
Amended and Restated 2008 Incentive Award Plan	122
Adjournment Proposal	132

THE MERGER	133
Effects of the Merger	133
Financing for the Merger	134
Exchange Offer Transactions	135
Background of the Merger	136
Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger	139
Fairness Opinion of Financial Advisor to NewPage	143
Recommendation of the Verso Board of Directors and Verso’s Reasons for the Merger	148

(cont’d)

(cont’d)

ANNEXES

DEFINED TERMS

This joint proxy and information statement/prospectus generally avoids the use of technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, this joint proxy and information statement/prospectus uses the following defined terms:

•	“Apollo” means Apollo Global Management, LLC;

•	“Chapter 11 Proceedings” means the voluntary cases under Chapter 11 of the United States Bankruptcy Code, as amended, commenced by NewPage and certain of its U.S. subsidiaries on September 7, 2011;

•	“Consent Solicitations” means the process of Verso trying to obtain consent to amend, eliminate or waive certain sections of the applicable indentures governing the Old Second Lien Notes and Old Subordinated Notes;

•	“Credit Agreement Amendments” means the amendments to its Existing ABL Facility and its Existing Cash Flow Facility that Verso entered into in connection with its entry into the Merger Agreement;

•	“Debt Commitment Letters” means the debt commitment letters pursuant to which the lenders named therein have agreed, subject to the terms and conditions thereof, to provide the NewPage Term Loan Facility and NewPage ABL Facility;

•	“DGCL” means the General Corporation Law of the State of Delaware;

•	“Early Tender Time” means the period prior to 12:00 midnight, New York City time, on January 27, 2014 (as it may be extended);

•	“Eligible Holders” means holders of Old Second Lien Notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and holders of Old Second Lien Notes who are not U.S. persons in reliance upon Regulation S under the Securities Act;

•	“End Date” means 5:00 p.m. (New York City time) on December 31, 2014;

•	“Exchange Offer Transactions” means (i) the consummation of the Second Lien Notes Exchange Offer, assuming that all outstanding Old Second Lien Notes are tendered into the Second Lien Notes Exchange Offer by the Early Tender Time (as defined herein) and accepted by us, and (ii) the consummation of the Subordinated Notes Exchange Offer, assuming that all outstanding Old Subordinated Notes are tendered into the Subordinated Notes Exchange Offer by the Early Tender Time (as defined herein) and accepted by us;

•	“Exchange Offers” means the Second Lien Notes Exchange Offer and Subordinated Notes Exchange Offer;

•	“Existing ABL Facility” means Verso’s existing $150 million asset-based revolving facility;

•	“Existing Cash Flow Facility” means Verso’s existing $50 million cash flow facility;

•	“Existing First Lien Notes” means the Verso Issuers’ 11.75% Senior Secured Notes due 2019;

•	“Existing NewPage Term Loan” means NewPage’s term loan that will be repaid prior to the consummation of the Merger, under which $488.0 million was outstanding as of September 30, 2013;

•	“Expiration Time” means the period after the Early Tender Time but prior to 12:00 midnight, New York City time, on February 10, 2014 (as it may be extended);

•	“FERC” means the Federal Energy Regulatory Commission;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Merger” means the transaction pursuant to which Verso’s indirect wholly owned subsidiary, Verso Merger Sub Inc., will merge with and into NewPage, and NewPage will become an indirect wholly owned subsidiary of Verso, and the conversion of shares of NewPage common stock into rights to receive cash, shares of Verso common stock and the New First Lien Notes;

•	“Merger Sub” means Verso Merger Sub Inc.;

•	“Merger Agreement” means the Agreement and Plan of Merger dated as of January 3, 2014, among Verso, Merger Sub and NewPage, providing for the Merger of Merger Sub and NewPage, with NewPage surviving as an indirect subsidiary of Verso;

•	“Merger Consideration” means (i) approximately $250 million in cash, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger, (ii) $650 million in principal amount of New First Lien Notes and (iii) shares of Verso common stock representing 20% (subject to upward adjustment to no greater than 25% in certain circumstances) of the sum of (x) the number of outstanding shares of Verso common stock as of immediately prior to closing plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement (see “The Merger Agreement—Merger Consideration” for more details);

•	“New First Lien Notes” means the Verso Issuers’ 11.75% Senior Secured Notes due 2019 to be offered in connection with the Merger with terms as described in “Description of New First Lien Notes”;

•	“New Second Lien Notes” means the new Second Priority Adjustable Senior Secured Notes to be issued by the Verso Issuers in the Second Lien Notes Exchange Offer;

•	“New Subordinated Notes” means the new Adjustable Senior Subordinated Notes to be issued by the Verso Issuers in the Subordinated Notes Exchange Offer;

•	“NewPage” means NewPage Holdings Inc., a Delaware corporation;

•	“NewPage ABL Facility” means a new asset-based loan facility of up to $350 million to be entered into by NewPage. The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities will not guarantee the obligations under the NewPage ABL Facility, and the borrower and guarantors under the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage ABL Facility to the extent of the value of the assets of the subsidiaries of NewPage (the “NewPage Subsidiaries”);

•	“NewPage board of directors” means the board of directors of NewPage;

•	“NewPage By-laws” means the by-laws of NewPage;

•	“NewPage Charter” means the certificate of incorporation of NewPage;

•	“NewPage common stock” means the common stock, par value $0.001 per share, of NewPage;

•	“NewPage Stockholders Agreement” means the Stockholders Agreement, dated as of December 21, 2012, as amended, among NewPage and each of the stockholders party thereto;

•	“NewPage Subsidiaries” means subsidiaries of NewPage Holdings Inc.;

•

“NewPage Term Loan Facility” means a new term loan facility of up to $750 million to be entered into by NewPage. The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities will not guarantee the obligations under the NewPage Term Loan Facility, and the borrower and guarantors under the NewPage Term Loan Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility to the extent of the value of the assets of the NewPage Subsidiaries;

•	“Old Floating Rate Notes” means the Verso Issuers’ Second Priority Senior Secured Floating Rate Notes due 2014;

•	“Old Second Lien Notes” means the Verso Issuers’ 8.75% Second Priority Senior Secured Notes due 2019;

•	“Old Subordinated Notes” means the Verso Issuers’ 11 3⁄8% Senior Subordinated Notes due 2016;

•	“Predecessor Period” means the period prior to December 31, 2012;

•	“Pro Forma Statements” means the unaudited pro forma condensed combined financial statements of Verso, Verso Holdings, and NewPage;

•	“PSCW” means the Public Service Commission of Wisconsin;

•	“Recapitalization Dividend” means the approximately $246 million which will be paid to NewPage’s stockholders as a dividend;

•	“record date” means , 2014;

•	“Second Lien Notes Exchange Offer” means the exchange offer commenced on January 13, 2014 by the Verso Issuers for any and all of their outstanding Old Second Lien Notes in exchange for new Second Priority Adjustable Senior Secured Notes to be issued and the simultaneous solicitation of consents with respect certain amendments to the indenture governing the Old Second Lien Notes;

•	“Subordinated Notes Exchange Offer” means the exchange offer commenced on January 13, 2014 by the Verso Issuers for any and all of their outstanding Old Subordinated Notes in exchange for new Adjustable Senior Subordinated Notes to be issued and the simultaneous solicitation of consents with respect to certain amendments to the indenture governing the Old Subordinated Notes;

•	“Support Agreements” means agreements between Verso and certain NewPage stockholders collectively owning approximately 61% of NewPage’s outstanding shares of common stock, entered into as of the date of the Merger Agreement, by which such stockholders have agreed to provide their written consents for the adoption of the Merger Agreement;

•	“Successor Period” means the period on or after December 31, 2012;

•	“Surviving Corporation” means NewPage after the Merger is consummated, as the surviving corporation of the Merger;

•	“Verso” means Verso Paper Corp., a Delaware corporation;

•	“Verso board of directors” means the board of directors of Verso;

•	“Verso By-laws” means the amended and restated by-laws of Verso, dated as of May 14, 2008;

•	“Verso Charter” means the amended and restated certificate of incorporation of Verso, as amended on December 10, 2007;

•	“Verso common stock” means the common stock, par value $0.01 per share, of Verso;

•	“Verso Finance” means Verso Paper Finance Holdings LLC;

•	“Verso Holdings” means Verso Paper Holdings LLC;

•	“Verso Issuers” means Verso Paper Holdings LLC and Verso Paper Inc.;

•	“Verso Junior Notes” means the Old Second Lien Notes, the Old Floating Rate Notes and the Old Subordinated Notes;

•	“Verso Junior Noteholder Consent” means the written consent or affirmative vote of (i) at least a majority of the holders of the Old Second Lien Notes and (ii) at least a majority of the holders of the Old Subordinated Notes, in each case in favor of the amendments necessary for the adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and the Exchange Offer Transactions;

•	“Verso Stockholder” means Verso Paper Management LP, which owns a majority of the outstanding shares of Verso common stock;

•	“VPI” means Verso Paper Investments LP, the parent entity of the Verso Stockholder; and

•	“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

QUESTIONS AND ANSWERS FOR VERSO STOCKHOLDERS

The questions and answers below highlight only selected information from this joint proxy and information statement/prospectus. They do not contain all of the information that may be important to you. The Verso board of directors is soliciting proxies from its stockholders to vote at a special meeting of Verso stockholders, to be held at 10:00am, Central Standard Time, on                     , 2014 at                     , and any adjournment or postponement of that meeting. You should read carefully this entire joint proxy and information statement/prospectus and the additional documents incorporated by reference into this joint proxy and information statement/prospectus to fully understand the matters to be acted upon and the voting procedures for the Verso special meeting.

Q:	Why have I received this joint proxy and information statement/prospectus?

A:	You are receiving this document because you were a stockholder of record of Verso on the record date for the Verso special meeting. The boards of directors of Verso and NewPage approved the Merger on December 28, 2013 and January 1, 2014, respectively, providing for NewPage to be acquired by Verso. A copy of the Merger Agreement is attached to this joint proxy and information statement/prospectus as Annex A, which we encourage you to review.

In order to complete the Merger, Verso stockholders must vote to approve the issuance of shares of Verso common stock as a portion of the Merger Consideration pursuant to the Merger Agreement.

This document serves as both a proxy statement of Verso and a prospectus of Verso. It is a proxy statement because the Verso board of directors is soliciting proxies from its stockholders to vote on the approval of the issuance of shares of Verso common stock at a special meeting of Verso stockholders as well as the other matters set forth in the notice of the meeting and described in this joint proxy and information statement/prospectus, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. It is a prospectus because Verso will issue Verso common stock and New First Lien Notes to NewPage stockholders in the Merger. On or about                     , 2014, Verso intends to begin to deliver to its stockholders of record as of the close of business on                     , 2014, printed versions of these materials.

Your vote is important.

We are not soliciting a vote of NewPage stockholders. NewPage stockholders that collectively own approximately 61% of NewPage’s outstanding shares of common stock have agreed to execute a written consent approving the Merger. This joint proxy and information statement/prospectus is being provided to NewPage stockholders for informational purposes, including to alert NewPage stockholders of their appraisal rights under the DGCL in connection with the Merger, as described in the section entitled “Appraisal Rights in Connection with the Merger.”

Q:	What are the transactions upon which I am being asked to vote?

A:	You are being asked to vote on the issuance of shares of Verso common stock as a portion of the Merger Consideration pursuant to the Merger Agreement and for the approval of the Amended and Restated 2008 Incentive Award Plan governing grants of incentive equity by Verso. You are also being asked to vote to adjourn the special meeting of Verso stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of Verso common stock at the time of the Verso special meeting.

Q:	Where will the Verso common stock and the notes that I receive in the Merger be publicly traded?

A:	Verso common stock is listed on the New York Stock Exchange under the trading symbol “VRS.” We intend to apply to the New York Stock Exchange to list the shares of Verso common stock offered hereby prior to the consummation of the Merger. The notes are not listed on a public stock exchange.

Q:	How does the Verso board recommend that Verso stockholders vote?

A:	On December 28, 2013, the Verso board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Verso and its stockholders. The Verso board of directors unanimously resolved to recommend that Verso stockholders vote “FOR” the approval of the issuance of shares of Verso common stock as a portion of the Merger Consideration pursuant to the Merger Agreement, “FOR” the approval of the Amended and Restated 2008 Incentive Award Plan and “FOR” the proposal to adjourn the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of Verso common stock at the time of the Verso special meeting.

Q:	When is the Merger expected to be completed?

A:	The parties anticipate that the Merger will be completed during the second half of 2014.

Q:	Are there risks associated with the Merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Merger and the other transactions contemplated by the Merger Agreement that are discussed in this joint proxy and information statement/prospectus. Please read with particular care the detailed description of the risks described in the section of this joint proxy and information statement/prospectus entitled “Risk Factors” beginning on page 46.

Q:	When and where is the Verso special meeting?

A.	The Verso special meeting will be held at 10:00am, Central Standard Time, on , 2014, at .

Q:	What matters are to be voted on at the Verso special meeting?

A:	At the Verso special meeting, holders of Verso common stock as of the close of business on , 2014 (the “record date”) will be asked to:

Proposal 1.	consider and vote on the issuance of shares of Verso common stock as part of the Merger Consideration pursuant to the Merger Agreement;

Proposal 2.	consider and vote on the approval of the Amended and Restated 2008 Incentive Award Plan;

Proposal 3.	consider and vote upon the approval of any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve proposal 1 at the time of the Verso special meeting.

Q:	Why does Verso need to amend the incentive award plan?

A:	Verso has granted incentive equity awards, and plans to grant additional incentive equity awards in the future, to its employees so as to encourage strong performance by the recipients of such awards by enabling them to participate in the future growth of the business. The number of shares of Verso common stock authorized for issuance under the incentive plan must be increased based on the incentive equity awards Verso has granted to its employees in 2013 and the incentive equity awards Verso plans to grant to certain executives upon the closing of the Merger and to its employees as it customarily would over the next few years. The Amended and Restated 2008 Incentive Award Plan would increase the number of shares of Verso common stock that may be issued pursuant to incentive equity awards from 6,250,000 shares to shares of Verso common stock.

Q:	What is a quorum?

A:	In order for business to be conducted at the Verso special meeting, a quorum must be present. The quorum requirement for holding the Verso special meeting and transacting business at the Verso special meeting is the presence, in person or by proxy, of a majority of the issued and outstanding shares of Verso common stock as of the record date entitled to vote at the Verso special meeting.

Q:	What is the effect of broker non-votes?

A:	Under the rules of the New York Stock Exchange, brokers, banks and other nominees are not permitted to exercise voting discretion on any of the proposals to be voted upon at the Verso special meeting. Therefore, if a beneficial holder of shares of Verso common stock does not give the broker, bank or other nominee specific voting instructions on Proposals 1, 2 or 3, the holder’s shares of Verso common stock will not be entitled to vote, and will not be voted, on those proposals. Broker non-votes (if any) will have no effect on the voting results of Proposals 1, 2 or 3.

Q:	Who can vote at the Verso special meeting?

A:	Holders of record at the close of business as of the record date of Verso common stock will be entitled to notice of and to vote at the Verso special meeting. Each of the shares of Verso common stock issued and outstanding on the record date is entitled to one vote at the Verso special meeting with regard to each of the proposals described above.

Q:	What stockholder approvals are needed?

A:	Proposals 1, 2 and 3 require the affirmative vote of a majority of the votes cast in person or represented by proxy at the Verso special meeting.

As of                     , 2014, the record date for determining stockholders of Verso entitled to vote at the Verso special meeting, there were              shares of Verso common stock outstanding and entitled to vote at the Verso special meeting, held by approximately      holders of record.

Q:	Are NewPage stockholders voting on the Merger?

A:	No. No vote of NewPage stockholders is required to complete the Merger. NewPage stockholders which collectively own approximately 61% of NewPage’s outstanding shares of common stock have agreed to execute a written consent approving the Merger. Therefore, we are not soliciting a vote of NewPage stockholders.

Q:	If I beneficially own restricted shares of Verso common stock as of the record date issued pursuant to any of Verso’s equity incentive plans, will I be able to vote on the matters to be voted upon at the Verso special meeting?

A:	Yes. Holders who beneficially own restricted shares of Verso common stock as of the record date issued pursuant to any of Verso’s equity incentive plans may vote on the issuance of shares of Verso common stock as a portion of the Merger Consideration and on the other matters to be voted on at the Verso special meeting.

Q:	Will any other matters be presented for a vote at the Verso special meeting?

A:	Verso is not aware of any other matters that will be presented for a vote at the Verso special meeting. However, if any other matters properly come before the Verso special meeting, the proxies will have the discretion to vote upon such matters in their discretion.

Q:	Who can attend the Verso special meeting?

A:	You are entitled to attend the Verso special meeting only if you are a Verso stockholder of record or a beneficial owner as of the record date, or you hold a valid proxy for the Verso special meeting.

If you are a Verso stockholder of record and wish to attend the Verso special meeting, please so indicate on the appropriate proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of Verso stockholders of record prior to your being admitted to the Verso special meeting.

If a broker, bank or other nominee is the record owner of your shares of Verso common stock, you will need to have proof that you are the beneficial owner to be admitted to the Verso special meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares of Verso common stock, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Verso special meeting.

Regardless of whether you intend to attend the Verso special meeting, you are encouraged to vote your shares of Verso common stock as promptly as possible. Voting your shares will not impact your ability to attend the Verso special meeting.

Q:	How do I vote my shares?

A:	You may vote your shares of Verso common stock by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Verso special meeting.

Q:	How do I vote if my shares of Verso common stock are held in “street name” by a broker, bank or other nominee?

A:	If you hold your shares of Verso common stock in “street name,” you have the right to direct your broker, bank or other nominee how to vote the shares. You should complete a voting instruction card provided to you by your broker, bank or other nominee or provide your voting instructions electronically via the Internet or by telephone, if made available by your broker, bank or other nominee. If you wish to vote in person at the meeting, you must first obtain from your broker, bank or other nominee a proxy issued in your name.

Q:	If my shares of Verso common stock are held in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	If you hold your shares of Verso common stock in “street name” and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on the proposals described above because your broker, bank or other nominee does not have discretionary authority to vote on these proposals. You should follow the directions your broker, bank or other nominee provides.

Q:	Can I change my vote after I have delivered my proxy?

A:

You may revoke a proxy or change your voting instructions at any time prior to the vote at the Verso special meeting. You may enter a new vote electronically via the Internet or by telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Verso special meeting and voting in person. Your attendance at the Verso special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. You may deliver written notice of revocation of a proxy to Verso’s Corporate Secretary at any time before the Verso special meeting by sending such revocation to the Corporate Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436, in time for the Corporate Secretary to receive it before the Verso special meeting.

Q:	What if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares of Verso common stock are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each appropriate proxy card to ensure that all your shares are voted.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy and information statement/prospectus, please respond by completing, signing and dating the appropriate proxy card or voting instruction card and returning in the enclosed postage-paid envelope, or, if available, by submitting your voting instruction electronically via the Internet or by telephone, as soon as possible so that your shares of Verso common stock may be represented and voted at the Verso special meeting. In addition, you may also vote your shares in person at the Verso special meeting. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed, or will provide, instructions for directing your broker, bank or other nominee how to vote those shares.

Q:	Should I send in my stock certificates (or evidence of shares in book-entry form) with my proxy card?

A:	No. Please do NOT send your Verso stock certificates (or evidence of shares in book-entry form) with your proxy card.

Q:	Who can help answer my questions?

A:	If you have any questions about the Verso special meeting, the matters to be voted upon, including the Merger, or questions about how to submit your proxy, or if you need additional copies of this joint proxy and information statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Peter H. Kesser at peter.kesser@versopaper.com (e-mail) or call (901) 369-4105.

QUESTIONS AND ANSWERS TO NEWPAGE STOCKHOLDERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a NewPage stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this joint proxy and information statement/prospectus, the annexes to this joint proxy and information statement/prospectus and the documents referred to in this joint proxy and information statement/prospectus, each of which you should read carefully. You may obtain additional information about NewPage and its subsidiaries without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 326.

Q:	What is the proposed transaction and what effects will it have on NewPage?

A:	The proposed transaction is the acquisition of NewPage by Verso pursuant to the Merger Agreement. The acquisition is structured as a reverse triangular merger. If the closing conditions under the Merger Agreement have been satisfied or waived and the Merger Agreement is not otherwise terminated, Merger Sub, an indirect wholly owned subsidiary of Verso, will merge with and into NewPage, with NewPage as the surviving entity.

As a result of the Merger, NewPage will become an indirect wholly-owned subsidiary of Verso will no longer be a 1934 Act reporting company and will no longer file any reports with the SEC on account of NewPage’s common stock. In addition, the NewPage Stockholders Agreement will terminate in accordance with its terms.

Q:	What will I be entitled to receive pursuant to the Merger Agreement?

A:	Pursuant to the Merger Agreement, each share of NewPage common stock issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso (including Merger Sub) or NewPage, and other than shares of NewPage common stock as to which dissenters’ rights have been properly exercised pursuant to the DGCL) will be converted into the right to receive its pro rata portion of (i) approximately $250 million in cash, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing from the proceeds of a new $750 million bank borrowing that will also be used to refinance NewPage’s existing $500 million term loan facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger, (ii) $650 million in principal amount of New First Lien Notes and (iii) shares of Verso common stock representing 20% (subject to upward adjustment in certain circumstances to no greater than 25%) of the sum of (x) the number of outstanding Verso shares as of immediately prior to closing of the Merger plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement. Upon completion of the Merger, you will not own any shares of the capital stock in the Surviving Corporation but will own shares of Verso common stock to be issued to NewPage stockholders as part of the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as soon as practicable. The parties anticipate that the Merger will be completed during the second half of 2014. However, because the Merger is subject to a number of conditions, some of which are beyond the control of NewPage and Verso, the precise timing for completion of the Merger cannot be predicted with certainty, and we cannot assure you that the Merger will be completed at all. See the section entitled “The Merger Agreement—Conditions to The Merger” beginning on page 193.

Q:	When can I expect to receive the cash Merger Consideration for my shares?

A:	NewPage stockholders will receive approximately $246 million of the cash portion of the Merger Consideration through the Recapitalization Dividend when the proceeds of the NewPage Term Loan Facility are funded. After the Merger is completed, you will be sent a stockholder consent and release, a cooperation agreement and detailed written instructions for exchanging your NewPage common stock for the Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent your pro rata portion of the note consideration, share consideration and remaining portion of the cash consideration for your shares.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:	The receipt of Merger Consideration for NewPage common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder subject to U.S. federal income taxation who receives Merger Consideration in exchange for NewPage common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the Merger Consideration, other than the Recapitalization Dividend, paid to such stockholder and the adjusted basis of the NewPage common stock exchanged by such stockholder in the Merger. In addition, the Recapitalization Dividend will be treated as a taxable dividend to the extent of NewPage’s current and accumulated earnings and profits (as determined for U.S. tax purposes). See “Certain Material U.S. Federal Income Tax Consequences.” Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	Did the NewPage board of directors approve and recommend the Merger Agreement?

A:	Yes. At a meeting on January 1, 2014 and subsequently by unanimous written consent dated January 3, 2014, the NewPage board of directors approved the Merger Agreement.

Q:	Has stockholder approval and adoption of the Merger Agreement been obtained?

A:	Not yet as of the date of this joint proxy and information statement/prospectus. As of the date of this joint proxy and information statement/prospectus, NewPage has 7,087,947 shares of common stock issued and outstanding. Each of such shares is entitled to one vote on the Merger. The adoption of the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of NewPage’s issued and outstanding common stock. In connection with the execution of the Merger Agreement, NewPage, Verso and certain NewPage stockholders which collectively owned 4,299,808 shares, representing approximately 61% of NewPage’s outstanding shares of common stock and voting power entered into support agreements, dated as of the date of the Merger Agreement (each, a “Support Agreement”). The stockholders that are party to Support Agreements have agreed to provide their written consents for the adoption of the Merger Agreement and to waive their appraisal rights immediately after receiving the request of NewPage and/or Verso following the effectiveness of this joint proxy and information statement/prospectus.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, NewPage will continue as an independent entity, your NewPage common stock will not be cancelled and will remain outstanding, and you will not receive the Merger Consideration.

Q:	Why am I not being asked to vote on the Merger?

A:	This document is entitled “joint proxy and information statement/prospectus” because it is a joint document combining a proxy for Verso stockholders and an information statement for NewPage stockholders. We are not asking for a proxy from NewPage stockholders and you are not being requested to send us a proxy. Consummation of the Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of NewPage common stock voting or consenting as a single class. NewPage expects to obtain the requisite written consents necessary to approve and adopt the Merger Agreement from NewPage stockholders which collectively own approximately 61% of NewPage’s outstanding shares of common stock and voting power pursuant to the support agreements. Assuming NewPage receives such written consents, no further approval of the stockholders of NewPage will be required to adopt the Merger Agreement and approve the Merger and the transactions and agreements contemplated by the Merger Agreement.

Q:	Why am I receiving this joint proxy and information statement/prospectus?

A:	You may be receiving this joint proxy and information statement/prospectus because you owned shares of NewPage common stock on the close of business on . As a result of entering into the Merger Agreement, applicable laws and regulations require us to provide you with an information statement.

Q:	What happens if I transfer my shares before the completion of the Merger?

A:	If you transfer your shares before the completion of the Merger, you will have transferred the right to receive the Merger Consideration to be received by NewPage stockholders pursuant to the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of NewPage common stock?

A.	Yes, provided that you comply with all applicable requirements and procedures of the DGCL. As a holder of NewPage common stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “The Merger—NewPage Stockholder Appraisal Rights” beginning on page 165.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or the Merger Agreement, or if you need additional copies of this joint proxy and information statement/prospectus, you should contact Barbara Telek at barbara.telek@newpagecorp.com (e-mail) or call (937) 242-9629.

SUMMARY

This summary highlights selected information described in more detail elsewhere in this joint proxy and information statement/prospectus and the documents incorporated herein by reference and may not contain all of the information that is important to you. To understand the Merger and to obtain a more complete description of the terms of the Merger Agreement, you should carefully read this entire proxy and information statement/prospectus, including the annexes hereto, and the documents to which Verso and NewPage refer you. You may obtain the information incorporated by reference into this joint proxy and information statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 326. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. Within the organization, Verso Paper Corp. is the ultimate parent entity and the sole member of Verso Paper Finance Holdings One LLC, which is the sole member of Verso Paper Finance Holdings LLC, which is the sole member of Verso Paper Holdings LLC. Unless otherwise indicated herein or the context requires otherwise, references in this Summary to “Verso,” refers collectively to Verso Paper Corp. and its subsidiaries; the term “Verso Finance” refers to Verso Paper Finance Holdings LLC; the term “Verso Holdings” refers to Verso Paper Holdings LLC. Unless otherwise noted, the information provided pertains to both Verso and Verso Holdings. References to “NewPage” refer collectively to NewPage Holdings Inc. and its subsidiaries, and references to “we,” “us” or “our” refer collectively to Verso and NewPage.

The Companies

Verso (See page —)

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

(901) 369-4100

Verso is a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

Verso is one of North America’s largest producers of coated groundwood paper, which is used primarily for catalogs and magazines. Verso is also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. Verso also produces and sells market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products. Verso’s net sales by product line for the year ended December 31, 2012 were approximately $698 million, $479 million, $141 million and $157 million for coated groundwood paper, coated freesheet paper, pulp and other, respectively.

Verso operates eight paper machines at three mills located in Maine and Michigan. Verso believes its coated paper mills are among the most efficient and lowest cost coated paper mills based on the cash cost of delivery to Chicago, Illinois. Verso attributes its manufacturing efficiency, in part, to the significant historical investments made in its mills. Verso’s mills have a combined annual production capacity of 1,305,000 tons of coated paper, 160,000 tons of ultra-lightweight specialty and uncoated papers, and 930,000 tons of kraft pulp. Of the pulp that Verso produces, Verso consumes approximately 635,000 tons internally and sells the rest. Verso’s facilities are well located near major publication printing customers, which affords it the ability to more quickly and cost-effectively deliver its products. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers.

Verso sells and markets its products to approximately 130 customers, which comprise approximately 700 end-user accounts. Verso has long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers and paper merchants. Verso’s relationships with its ten largest coated paper customers average more than 20 years. Verso reaches its end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers. Many of Verso’s customers provide Verso with forecasts of their paper needs, which allows Verso to plan its production runs in advance, optimizing production over its integrated mill system and thereby reducing costs and increasing overall efficiency. Verso’s key customers include leading magazine publishers such as Condé Nast Publications, Hearst Enterprises, and National Geographic Society; leading catalog producers such as Avon Products, Inc., Restoration Hardware, Inc. and Uline, Inc.; leading commercial printers such as Quad/Graphics, Inc. and RR Donnelley & Sons Company and leading paper merchants and brokers, such as A.T. Clayton & Co., xpedx, and Clifford Paper, Inc.

As of September 30, 2013, Verso had approximately 2,100 employees. For the fiscal years ended December 31, 2012, 2011, and 2010, Verso had net sales of approximately $1,474.6 million, $1,722.5 million and $1,605.3 million, respectively. For the nine months ended September 2013 and 2012, Verso had net sales of $1,038.5 million and $1,113.6 million, respectively. Verso had net losses of $173.8 million, $137.1 million and $131.1 million in fiscal years 2012, 2011, and 2010, respectively, and net losses of $91.2 million and $199.3 million for the nine months ended September 30, 2013 and 2012, respectively. Verso Holdings had net losses of $166.2 million, $122.5 million and $125.5 million in fiscal years 2012, 2011, and 2010, respectively, and net losses of $90.6 million and $194.6 million for the nine months ended September 30, 2013 and 2012, respectively.

Additional information about Verso is included in documents incorporated by reference into this joint proxy and information statement/prospectus. See “Where You Can Find More Information” beginning on page 326.

Verso Merger Sub Inc.

Verso Merger Sub Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

(901) 369-4100

Verso Merger Sub Inc., a Delaware corporation, referred to as Merger Sub, is an indirect wholly owned subsidiary of Verso and a direct subsidiary of Verso Holdings. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and, prior to the Merger, will not have engaged in any other business activities other than those relating to the transactions contemplated by the Merger Agreement. In the Merger, Merger Sub will merge with and into NewPage, and Merger Sub will cease to exist.

Verso Paper Holdings LLC

Verso Paper Holdings LLC

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

(901) 369-4100

Within our organization, Verso Paper Corp. is the ultimate parent entity and the sole member of Verso Paper Finance Holdings One LLC, which is the sole member of Verso Paper Finance Holdings LLC, which is the sole member of Verso Paper Holdings LLC.

NewPage (See page 303)

NewPage Holdings, Inc.

8540 Gander Creek Drive

Miamisburg, Ohio 45342

(937) 242-9629

NewPage competes in the global printing and writing paper business, producing coated papers, supercalendered papers, and other uncoated and specialty products. NewPage also sells its excess market pulp. Most of NewPage’s sales represent coated paper shipments to North American customers. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks.

NewPage operates paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. All of NewPage’s paper mills are at least partially-integrated, meaning that they produce paper, pulp and energy. Most of the energy produced at these mills is for internal use. As of December 31, 2012, NewPage’s mills had total annual production capacity of approximately 3.5 million short tons of paper, including approximately 2.9 million short tons of coated paper, approximately 400,000 short tons of uncoated paper and approximately 200,000 short tons of specialty paper. All of NewPage’s long-lived assets are located within the United States. NewPage’s mills and distribution centers, are well located near major print markets, such as New York, Chicago and Minneapolis.

NewPage has long-standing relationships with many leading publishers, commercial printers, specialty retail merchandisers and paper merchants. NewPage’s ten largest customers accounted for approximately half of its net sales for 2012. NewPage’s key customers include Condé Nast Publications, The McGraw-Hill Companies, Meredith Corporation, Hearst Corporation, Rodale Inc. and Time Inc. in publishing; Quad/Graphics and R.R. Donnelley & Sons Company in commercial printing; Sears Holdings Corporation, Target Corporation and Williams-Sonoma, Inc. in retailing; and paper merchants Lindenmeyr, a division of Central National-Gottesman Inc., Unisource Worldwide, Inc. and xpedx, a division of International Paper Company. Key customers for specialty paper products include Avery Dennison Corporation and Fort Dearborn Company. During 2012, xpedx and Unisource accounted for 14% and 12% of net sales. No other customer accounted for more than 10% of NewPage’s 2012 net sales.

As of September 30, 2013, NewPage had approximately 5,700 employees. For the fiscal years ended December 31, 2012, 2011, and 2010, NewPage had net sales of $3,131 million, $3,502 million and $3,596 million, respectively. For the nine months ended September 30, 2013 and 2012, NewPage had net sales of $2,256 million and $2,322 million, respectively. NewPage had net income of $1,258 million in 2012 and net losses of $498 million and $656 million in fiscal years 2011 and 2010, respectively, and net losses of $3 million and $86 million in the nine months ended September 30, 2013 and September 30, 2012, respectively.

As a result of the Creditor Protection Proceedings described elsewhere in this joint proxy and information statement/prospectus, the implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in NewPage’s consolidated financial statements and resulted in NewPage becoming a new entity for financial reporting purposes. Accordingly, NewPage’s consolidated financial statements for periods prior to December 31, 2012 will not be comparable to NewPage’s consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings Inc. on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage Corporation prior to December 31, 2012.

For additional information about NewPage and its subsidiaries, see “Where You Can Find More Information” beginning on page 326.

Vote Required

Proposals 1, 2 and 3 require the affirmative vote of a majority of the votes cast in person or represented by proxy at the Verso special meeting. As the record date, Verso directors, executive officers and their affiliates are entitled to vote                      shares of Verso common stock, or approximately      of the total outstanding shares of Verso common stock.

The adoption and approval of the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of NewPage’s issued and outstanding common stock. As of the date of this joint proxy and information statement/prospectus, NewPage directors, executive officers and their affiliates are entitled to vote                      shares of NewPage common stock, or approximately      of the total issued and outstanding shares of NewPage common stock.

The Merger and the Merger Agreement (See page 133)

On January 3, 2014, Verso, Merger Sub and NewPage entered into the Merger Agreement, providing for the merger of Merger Sub and NewPage, with NewPage surviving as an indirect subsidiary of Verso.

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy and information statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Merger Consideration (See page 179)

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive (i) $250 million in cash, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing, from the proceeds of the NewPage Term Loan Facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares of Verso common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement. The amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing of the Merger. If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy certain closing conditions, the amount of Verso common stock to be issued as Merger Consideration will increase in monthly increments by up to 5% so that the total amount of Verso common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement.

Upon the closing of the Merger, each share of NewPage common stock outstanding immediately prior to the closing (other than shares owned directly or indirectly by Verso or Merger Sub or any of their respective subsidiaries, and NewPage stockholders, if any, who effectively exercise appraisal rights under Delaware law) will be canceled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration. See “The Merger Agreement—Merger Consideration.”

Ancillary Agreements (See page 198)

Concurrently with the execution of the Merger Agreement, NewPage, Merger Sub, Verso and certain of NewPage’s stockholders and Verso’s affiliates entered into ancillary agreements relating to:

•	support of the Merger by certain NewPage stockholders, and support of the issuance of shares of Verso common stock as part of the Merger Consideration by Verso’s majority stockholder;

•	the lock-up of debt and equity securities of Verso held by Apollo Global Management LLC (“Apollo”) and its affiliates, and agreement by certain affiliates of Verso to take specified actions with respect to regulatory filings required in connection with the Merger;

•	the appointment of a current director of NewPage to the board of Verso;

•	Verso’s efforts to enter into a financing in connection with certain non-core energy assets;

•	the form of a release agreement whereby NewPage stockholders and holders of NewPage restricted stock units and in-the-money NewPage stock options will release claims against NewPage and its successors and assigns as consideration for their receipt of the Merger Consideration; and

•	the form of a cooperation agreement whereby Verso will be subject to a cooperation agreement which will require Verso to assist with marketing the New First Lien Notes.

The foregoing summaries of such ancillary agreements executed or to be executed at the closing of the Merger are qualified in their entirety by reference to the descriptions of such agreements set forth on Form 8-K as filed with the SEC on January 6, 2014 by Verso and NewPage, respectively, and such documents are incorporated by reference herein.

The Verso Board of Directors’ Reasons for the Merger (See page 148)

Verso believes that the acquisition of NewPage will, among other things, enable the combined company to be better positioned to compete on a global scale, to effectively leverage NewPage’s existing customer base and geographical reach to withstand competition from electronic substitution for print and international producers and result in at least $175 million of pre-tax total cost synergies, which are expected to be achieved during the first 18 months after completion of the Merger (based on an analysis developed by Verso’s management).

In the course of reaching its decision to approve the Merger Agreement, the Verso board of directors considered a number of factors in its deliberations. Those factors are described in “The Merger—Recommendation of the Verso Board of Directors and Verso’s Reasons for the Merger” beginning on page 148.

The NewPage Board of Directors’ Reasons for the Merger (See page 139)

At a meeting on January 1, 2014, NewPage’s board of directors determined by unanimous vote of all directors present and subsequently by unanimous written consent, dated January 3, 2014, that the Merger is in the best interests of NewPage and its stockholders. In reaching its decision to approve the Merger Agreement and declare it advisable, NewPage’s board of directors received advice from NewPage’s management and legal, financial, tax and accounting advisors and considered a number of factors.

NewPage’s board of directors determined that the Merger represents the most certain and best prospect for maximizing stockholder value and creating an opportunity for NewPage stockholders to monetize that value. Importantly, the Merger is expected to enable the realization of at least $175 million of pre-tax total cost synergies during the first 18 months after the closing of the Merger. These synergies will benefit the value of the New First Lien Notes and Verso common stock issued in the Merger. See “The Merger—Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger” beginning on page 139.

Fairness Opinion of Financial Advisor to NewPage (See page 143)

Goldman Sachs rendered its oral opinion on January 1, 2014, which was subsequently confirmed by a written opinion to NewPage’s board of directors that based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 3, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of NewPage’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of NewPage common stock should vote or act by written consent with respect to the Merger or any other matter. Pursuant to an engagement letter between NewPage and Goldman Sachs, NewPage has agreed to pay Goldman Sachs a transaction fee of approximately $12 million, all of which will become payable upon consummation of the Merger.

Fairness Opinion of Financial Advisor to Verso (See page 149)

Evercore has provided Verso’s board of directors with an opinion that concludes that the Merger is fair, from a financial point of view, to Verso’s stockholders. A copy of Evercore’s fairness opinion is attached as Annex D.

Solvency Opinion of Financial Advisor to Verso

Murray Devine has provided Verso’s board of directors with an opinion that, after giving effect to the Merger and the other transactions contemplated by the Merger Agreement, Verso and its subsidiaries will be solvent. Prior to the closing of the Merger, Murray Devine will deliver a bring down of its solvency opinion.

Treatment of NewPage Stock Options and Other Stock-Based Awards (See page 181)

NewPage Stock Options

When NewPage pays the Recapitalization Dividend to its stockholders, as described in “Merger Consideration—Form of Merger Consideration” above, NewPage will adjust the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Merger Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash payable in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

NewPage Restricted Stock Unit Awards

Each holder of NewPage restricted stock units (each, an “RSU”) that are outstanding on the date that the Recapitalization Dividend is paid to NewPage stockholders, will be entitled to receive a dividend equivalent equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which NewPage’s common stock underlying the RSU is distributed to the holder in accordance with the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

Because certain NewPage stock options and RSUs will not have vested at the time the Recapitalization Dividend is paid to NewPage stockholders, NewPage will deposit an amount into escrow that is sufficient to satisfy NewPage’s obligation to the holders of such options and RSUs. In this regard, the Merger Agreement provides that in connection with the payment of the Recapitalization Dividend to NewPage stockholders, an amount reasonably determined by the NewPage board of directors which will not be less than (a) the product of (i) the number of RSUs outstanding as of the record date of the Recapitalization Dividend, multiplied by (ii) the amount of the per share Recapitalization Dividend, plus (b) $3 million plus (c) the cash actually received by NewPage in respect of any exercises of NewPage stock options between the signing of the Merger Agreement and the closing of the Merger, will be funded into escrow and paid to holders of in-the-money options and RSUs in connection with the closing of the Merger or, with respect to RSUs, upon the earlier settlement of the underlying RSUs.

Interests of NewPage Directors and Executive Officers in the Merger (See page 158)

Certain of NewPage’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of NewPage’s stockholders. The board of directors of NewPage was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger. These interests are described in more detail in the section of this document entitled See “The Merger—Interests of NewPage Directors and Executive Officers in the Merger” beginning on page 158.

Interests of Verso Directors and Executive Officers in the Merger (See page 161)

Verso has previously committed to granting stock options to purchase a total of 200,000 shares of Verso common stock to its chief executive officer immediately after the consummation of the Merger.

Conditions to the Completion of the Merger (See page 193)

Verso and NewPage currently expect to complete the Merger in the second half of 2014, subject to receipt of required stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to the Merger. As more fully described in this joint proxy and information statement/prospectus and in the Merger Agreement, each party’s obligation to complete the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

•	receipt of the NewPage stockholder approval through execution of written consents or otherwise;

•	no law or order having been enacted or entered by any governmental authority that restrains, makes illegal or otherwise prohibits the consummation of the Merger;

•	the waiting period under the HSR Act will have expired or been earlier terminated without Verso or Merger Sub being required to take any action to resolve an antitrust challenge that would materially affect the business;

•	approvals of FERC and the PSCW will have been obtained without Verso or Merger Sub being required to take any action to resolve a challenge by such governmental entities that would materially affect the business;

•	the Exchange Offer Transactions and the Consent Solicitations will have been consummated;

•	NewPage Corporation’s existing asset based loan facility will have been replaced with the NewPage ABL Facility as contemplated by the Debt Commitment Letters;

•	there will not have been any default or event of default under any existing Verso notes as a result of the Merger or the transactions contemplated by the Merger Agreement;

•	the number of shares of NewPage stock whose holders will have exercised dissenter’s rights will not be greater than 7%;

•	the registration statement on Form S-4 will have become effective and not be the subject of any continuing stop order;

•	prior to the payment of the Recapitalization Dividend to NewPage stockholders, Houlihan Lokey Financial Advisors, Inc. will have delivered an opinion related to solvency matters to the NewPage board of directors, and NewPage will have provided Verso with a copy of such opinion for the board of directors of Verso;

•	a nationally recognized accounting firm will have delivered to NewPage and Verso the certificate with the calculations of certain NewPage restricted payments that occurred during the pre-closing period;

•	NewPage will have received the proceeds contemplated by the Debt Commitment Letters;

•	on or before January 17, 2014, Murray Devine will have delivered an opinion to the NewPage board of directors and the Verso board of directors that Verso (together with its subsidiaries) will be solvent as of the closing of the Merger after giving pro forma effect to the transactions contemplated by the Merger Agreement. At the closing of the Merger, Murray Devine will deliver a bring down of its solvency opinion; and

•	Verso will have received the requisite approval of its stockholders for the issuance of Verso common stock as share consideration.

The obligation of NewPage to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of Verso’s representations and warranties will be true and correct in all respects and the other representations and warranties of Verso will be true and correct except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by Verso and Merger Sub of their covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to Verso;

•	Verso will have delivered to NewPage a certification that the conditions in the previous three bullets have been satisfied; and

•	the shares of Verso common stock to be issued as share consideration will have been approved for listing on the New York Stock Exchange.

The obligation of Verso to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of NewPage’s representations and warranties will be true and correct in all respects and the other representations and warranties of NewPage will be true and correct except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by NewPage of its covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to NewPage;

•	NewPage will have delivered to Verso a certification that the conditions in the previous three bullets have been satisfied;

•	NewPage will have delivered to Verso an affidavit stating that NewPage is not and has not been a United States real property holding corporation; and

•	NewPage will have used the proceeds of the NewPage Term Loan Facility only in accordance with the terms of the Merger Agreement related to the payment of the Recapitalization Dividend to NewPage stockholders.

Regulatory Approvals Required to Complete the Merger (See page 189)

Verso and NewPage have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. For an acquisition transaction meeting certain size thresholds, such as the Merger, the HSR Act requires the parties to file notification and report forms with the Antitrust Division of the United States Department of Justice (the “DOJ”) and the Federal Trade Commission (“FTC”) and to observe specified waiting period requirements before completing the Merger. In addition, receipt of certain energy regulatory approvals is a condition to each of Verso’s and NewPage’s obligation to close the Merger. Approvals of the Merger by FERC and the PSCW are conditions to each party’s obligation to consummate the Merger.

Financing (See page 189)

On January 3, 2014, in connection with the entry into the Merger Agreement, Verso entered into amendments (the “Credit Agreement Amendments”) to its Existing ABL Facility and its Existing Cash Flow

Facility. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility remain unchanged.

Prior to the closing of the Merger, Verso expects that NewPage will borrow up to $750 million under the NewPage Term Loan Facility and that NewPage will replace its existing $350 million asset-based loan facility with the NewPage ABL Facility.

At the time of the closing, Verso expects to issue $650 million in aggregate principal amount of New First Lien Notes to the current shareholders of NewPage as part of the Merger Consideration.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities will not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility to the extent of the value of the assets of the subsidiaries of NewPage Holdings (the “NewPage Subsidiaries”). Upon the consummation of the Merger, NewPage Holdings Inc. (but not the NewPage Subsidiaries) will guarantee Verso’s debt securities (other than any remaining Old Second Lien Notes and Old Subordinated Notes) and Verso’s credit facilities. NewPage Holdings is a holding company without any assets or operations other than interests in its subsidiaries.

While Verso has received commitments from lenders for the proposed facilities, there can be no assurance that Verso and NewPage will enter into such facilities.

Exchange Offer Transactions

In connection with the Merger, on January 13, 2014, Verso launched offers to exchange new Second Priority Adjustable Senior Secured Notes (the “New Second Lien Notes”) and new Adjustable Senior Subordinated Notes (the “New Subordinated Notes”) for any and all of the Verso Issuers’ outstanding 8.75% Second Priority Senior Secured Notes due 2019 (the “Old Second Lien Notes”) and 11 3⁄8% Senior Subordinated Notes due 2016 (the “Old Subordinated Notes”).

In connection with the Exchange Offers, Verso is also soliciting consents to amend the Old Second Lien Notes, the Old Subordinated Notes and the indentures governing the Old Second Lien Notes and the Old Subordinated Notes. The proposed amendments, which require the consent of a majority in outstanding aggregate principal amount of the Old Second Lien Notes and Old Subordinated Notes, respectively, will eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify or eliminate certain other provisions. In addition, the consents with respect to the Old Second Lien Notes will authorize a release of the liens and security interests in the collateral securing the Old Second Lien Notes. In order to be effected, the collateral release must be consented to by the holders of at least two-thirds in outstanding aggregate principal amount of the Old Second Lien Notes.

Prior to the consummation of the Merger, (i) the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes: the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes, and (ii) the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes: the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Second Lien Notes and the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $470 principal amount of New Second Lien Notes immediately following the Merger and the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $570 principal amount of New Subordinated Notes immediately following the Merger, (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2021 and the maturity date of the New Subordinated Notes will be extended to August 1, 2022, (iii) the New Second Lien Notes interest rate will be adjusted such that the New Second Lien Notes will bear interest at a rate of 10.0% per annum from and after the date of the consummation of the Merger and the New Subordinated Notes interest rate will be adjusted such that the New Subordinated Notes will bear interest at a rate of 11.5% per annum from and after the date of the consummation of the Merger and (iv) the optional redemption provisions of the New Second Lien Notes and New Subordinated Notes will be amended.

Eligible holders who validly tendered Old Second Lien Notes or Old Subordinated Notes prior to 12:00 midnight, New York City time, at the end of January 27, 2014 (such date and time as it may be extended, the “Early Tender Time”) and did not validly withdraw their tender prior to 12:00 midnight New York time, at the end of January 27, 2014 (such date and time as it may be extended, the “Withdrawal Deadline”) will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $1,000 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable (which includes an early tender payment of $30 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable). Holders that validly tender Old Second Lien Notes or Old Subordinated Notes after the Early Tender Time but prior to 12:00 midnight, New York City time, at the end of February 10, 2014 (as it may be extended, the “Expiration Time”), will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $970 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable.

The consummation of the Second Lien Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 85% in aggregate principal amount of outstanding Old Second Lien Notes.

In order to be adopted, the proposed amendments sought in connection with the Second Lien Notes Exchange Offer require the consent of the holders of a majority in aggregate principal amount of outstanding Old Second Lien Notes not owned by the Verso Issuers or any of their affiliates. In order to be effected, the related collateral release must be consented to by the holders of at least two-thirds in aggregate principal amount of Old Second Lien Notes outstanding, not owned by the Verso Issuers or any of their affiliates.

The consummation of the Subordinated Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 85% in aggregate principal amount of outstanding Old Subordinated Notes.

In order to be adopted, the proposed amendments sought in connection with the Subordinated Notes Exchange Offer require the consent of the holders of a majority in aggregate principal amount of outstanding Old Subordinated Notes not owned by the Verso Issuers or any of their affiliates.

It is not a condition of the Second Lien Notes Exchange Offer that the Subordinated Notes Exchange Offer is consummated and it is not a condition of the Subordinated Notes Exchange Offer that the Second Lien Notes Exchange Offer is consummated.

The Verso Issuers will make alternative arrangements on similar economic terms to the Exchange Offers for holders not eligible to participate in the Exchange Offers; the 85% minimum condition will include in it any notes held by such holders that tender pursuant to such alternative arrangements.

Additionally, the New Second Lien Notes and the New Subordinated Notes will be subject to registration rights agreements.

Unless otherwise specified in this joint proxy and information statement/prospectus, we have assumed all Old Second Lien Notes and all of the Old Subordinated Notes will be exchanged and that $396.0 million of New Second Lien Notes and $142.5 million of New Subordinated Notes will be issued in the Exchange Offer Transactions.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

Shared Services Agreement

In connection with the consummation of the Merger, Verso and NewPage will enter into a shared services agreement (the “Shared Services Agreement”). Under the Shared Services Agreement, Verso may provide or cause to be provided to NewPage certain services from and after the closing of the Merger. The Shared Services Agreement provides for the treatment of services costs, costs to implement expected synergies and the benefits anticipated therefrom. Payment under the Shared Services Agreement will be monthly with quarterly true-ups.

The Shared Services Agreement provides for a broad array of potential services, including operating and “back office” or corporate-type services. For all services provided to NewPage, NewPage will pay Verso an amount equal to the all-in cost incurred or paid by NewPage for such service on an average basis over the twelve month period prior to the closing of the transaction.

Any costs incurred in the implementation of the expected synergies from the transaction will be allocated one-third to Verso and two-thirds to NewPage. Additionally, 100% of all realized synergies and cost savings resulting from the transaction will be for the benefit of Verso. If either Verso or NewPage suffers a reduction in production capacity of greater than 10% of such party’s production capacity measured prior to the closing of the Merger, such party will be entitled to a specified make-whole payment (equal to the lesser of $75.00 per ton and pre-reduction EBITDA per ton) if the party that did not experience such reduction realizes an increase of at least 10% in tons sold in any of the four subsequent quarters. The make-whole will be paid quarterly.

We currently anticipate that payments from NewPage to Verso under the Shared Services Agreement will be significant. However, such payments are not expected to increase NewPage’s costs relative to its standalone position immediately prior to the Merger. See “Risk Factors—Risks Relating to the Merger—We may not realize the anticipated benefits from the Merger” and “Risk Factors—Risks Relating to the Merger—Our operating results after the Merger may materially differ from the pro forma financial information presented in this prospectus.”

In order to monitor, coordinate and facilitate the implementation of the terms and conditions of the Shared Services Agreement, Verso and NewPage will establish a Steering Committee on which each of Verso and NewPage will be equally represented. The Steering Committee will meet at least quarterly to monitor and determine the services to be provided and their cost. The Steering Committee will also serve as the first forum for the resolution of any disputes arising under the Shared Services Agreement. The Shared Services Agreement will have an initial term of three years and will automatically renew for successive one-year terms thereafter unless either Verso or NewPage provides 90 days’ prior written notice. NewPage will indemnify Verso in connection with its or its affiliates provision of services to NewPage.

Termination of the Merger Agreement (See page 195)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after the NewPage stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either NewPage or Verso if (i) the closing of the Merger has not occurred on or before 5:00 p.m. (New York City time) on December 31, 2014 (the “End Date”) and (ii) the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in a manner that was a principal cause of the failure to consummate the Merger on or before the End Date; provided, that either party has the right to extend the End Date for up to two additional thirty (30) calendar day periods, if the only condition to closing that has not been satisfied or waived is the expiration of the waiting period under the HSR Act;

•	by either NewPage or Verso if any court of competent jurisdiction has issued or entered a permanent injunction or a similar order has been entered permanently enjoining or otherwise prohibiting the consummation of the Merger;

•	by either NewPage or Verso if the NewPage stockholder approval is not obtained either by written consent or at a meeting of the NewPage stockholders;

•	by NewPage, if Verso or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of the condition relating to the accuracy of Verso’s representation and warranties and performance of its covenants;

•	by Verso, in the event (A) of a change of recommendation by the NewPage board of directors or (B) certain tender or exchange offers for NewPage common stock if NewPage does not thereafter issue a public statement reaffirming the NewPage board of directors’ recommendation of the Merger, if NewPage has breached its obligations with respect to the non-solicitation of transactions covenant in any material respect and failed to cease such breach within two business days of being notified by Verso of such breach, or if NewPage will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (other than with respect to non-solicitation), which breach or failure to perform would result in a failure of the conditions relating to the accuracy of NewPage’s representations and warranties and performance of its covenants; or

•

by NewPage, at any time prior to the NewPage stockholder approval having been obtained after NewPage will have received a Superior Proposal (as defined in the “The Merger Agreement—Exclusivity; Alternative Transactions” on page 188) in order for NewPage to enter into a definitive agreement with respect to such Superior Proposal, so long as NewPage has complied with its obligations with respect to alternative transactions and prior to or concurrently with such termination, NewPage will have paid a termination fee to Verso; after March 4, 2014 and on or prior to March 19,

2014, in the event that the Verso Junior Noteholder Consent has not been obtained, or the Exchange Offer Condition (as defined in the Merger Agreement) has not been satisfied, in each case by March 4, 2014; and between January 18, 2014 and 5:00 pm (New York City) time on January 21, 2014 if Murray Devine has not delivered its initial solvency opinion as to Verso and its subsidiaries.

Non-Solicitation of Alternative Proposals (See page 188)

Between signing of the Merger Agreement and the closing of the Merger (or the earlier termination of the Merger Agreement), NewPage has agreed not to take, and will not permit its subsidiaries and their respective officers, directors and employees to take, and will use reasonable best efforts to cause its other representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with or provide any information to or enter into any agreement with any person or entity or facilitate any inquiries or submission of proposals for any acquisition transaction involving 25% or more of NewPage’s assets or capital stock (other than with Verso or its affiliates).

This restriction includes ceasing any existing activities, discussions or negotiations conducted prior to the date of the Merger Agreement with respect to any alternative transaction. NewPage is required to promptly (and in no event later than 48 hours after receipt) notify Verso of the receipt of any proposal for an alternative transaction (or any request for information that could reasonably be expected to result in an alternative transaction), and keep Verso informed on a prompt basis (and in any event within 48 hours of NewPage’s or its representatives’ knowledge) of any material developments with respect to such proposal for an alternative transaction.

At any time prior to receipt of the NewPage stockholder approval, if NewPage receives an unsolicited proposal for an alternative acquisition transaction involving 100% of NewPage’s assets or capital stock, the NewPage board of directors may take the following actions if it determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (i) such proposal constitutes or is reasonably likely to constitute a Superior Proposal and (ii) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•	provide information to the third party making a proposal, so long as such third party has entered into a confidentiality agreement with NewPage; and

•	engage in discussions or negotiations with such third party with respect to the proposal for an alternative transaction.

At any time prior to the receipt of the NewPage stockholder approval, the NewPage board of directors may change its recommendation of the Merger to its stockholders that they adopt the Merger Agreement and approve the Merger if the following occurs:

•	the NewPage board of directors determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (A) the failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law and (B) that a proposal for an alternative transaction constitutes a Superior Proposal, and NewPage enters into an agreement with respect to such Superior Proposal and concurrently terminates the Merger Agreement and pays Verso a termination fee;

•	NewPage gives at least five business days’ notice to Verso prior to the NewPage board of directors changing its recommendation, and thereafter, the NewPage board of directors and NewPage’s representatives negotiate with Verso in good faith to adjust the terms of the Merger Agreement so as to obviate the need for the change of recommendation; and

•	upon the expiration of the five business day notice period to Verso and after consultation with NewPage’s financial and legal advisors and taking into account any proposed changes to the terms of the Merger Agreement by Verso, the NewPage board of directors will have determined that the failure of the NewPage board of directors to change its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Expenses and Termination Fees Relating to the Merger (See page 196)

NewPage has agreed to pay to Verso a termination fee of $27 million in cash if:

•	(i) after the signing of the Merger Agreement, any Qualifying Transaction (as defined in the Merger Agreement) is made known to the NewPage board of directors, or is publicly proposed or publicly disclosed prior to the NewPage stockholder approval having been obtained (or prior to a termination of the Merger Agreement as a result of the NewPage stockholder approval not being obtained), (ii) Verso or NewPage, as applicable, terminates the Merger Agreement as a result of reaching the End Date, the NewPage stockholder approval not being obtained or the failure of the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance and (iii) concurrently with or within twelve (12) months after such termination, NewPage will have consummated a transaction whereby any person or entity would own 50% or more of NewPage following the consummation of such transaction (regardless of whether the transaction is the same one referred to in clause (i) above);

•	Verso terminates the Merger Agreement through an Alternative Transaction Termination (as defined in “The Merger Agreement—Termination” on page 195); or

•	NewPage terminates the Merger Agreement as a result of reaching the End Date (only if the NewPage stockholder approval has not been obtained), the NewPage stockholder approval has not been obtained or NewPage receives a Superior Proposal and enters into a definitive agreement with respect to such proposal; provided, that NewPage will be obligated to pay the termination fee as result of reaching the End Date or because it failed to obtain the NewPage stockholder approval only if, prior to such termination, the NewPage board of directors changed its recommendation that the NewPage stockholders adopt the Merger Agreement and approve the Merger.

Verso has agreed to pay to NewPage a termination fee of $27 million (half in cash and half in New First Lien Notes) if (i) the Verso Junior Noteholder Consent was not obtained, or the closing condition related to the Exchange Offer Transactions is not satisfied or waived by NewPage, in each case prior to March 4, 2014, (ii) NewPage does not terminate the Merger Agreement as a result, (iii) certain other closing conditions (e.g., stockholder approval and regulatory approvals) were satisfied, or were reasonably capable of being satisfied at the closing, (iv) the condition to closing the Merger that Murray Devine deliver a bring down of its solvency opinion is not reasonably capable of being satisfied at closing solely as a result of the failure of the closing condition related to the Exchange Offer Transactions, (v) the Merger fails to close due to the failure of Verso to consummate the Exchange Offer Transactions and (vi) and Verso or NewPage subsequently terminates the Merger Agreement as a result of reaching the End Date.

Accounting Treatment of the Merger (See page 169)

The Merger will be accounted for by Verso as a business combination under the acquisition method of accounting.

Certain Material U.S. Federal Income Tax Consequences of the Merger (See page 169)

The receipt of Merger Consideration for NewPage common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder subject to U.S. federal income taxation who receives Merger Consideration in exchange for NewPage common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the Merger Consideration, other than the Recapitalization Dividend, paid to such U.S. stockholder and the adjusted basis of the NewPage common stock exchanged by such U.S. stockholder in the Merger. In addition, the Recapitalization Dividend will be treated as a taxable dividend to the extent of NewPage’s current and accumulated earnings and profits (as determined for U.S. tax purposes). See “The Merger—Certain Material U.S. Federal Income Tax Consequences” beginning on page 169. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.

Comparison of the Rights of Holders of Verso Common Stock and NewPage Common Stock (See page 292)

As a result of the completion of the Merger, holders of NewPage common stock, in-the-money options to acquire NewPage common stock, and NewPage restricted stock units will become holders of Verso common stock. Each of Verso and NewPage is a Delaware corporation governed by the DGCL, but the rights of Verso stockholders currently are, and from and after the Merger will be, governed by the Verso Charter and the Verso By-laws, which are incorporated by reference herein, while the rights of NewPage stockholders are currently governed by the NewPage Charter, the NewPage By-laws, and the NewPage Stockholders Agreement. This proxy statement/prospectus includes summaries of the material differences between the rights of NewPage stockholders and Verso stockholders arising because of differences between the Verso By-laws and Verso Charter and the NewPage By-laws, NewPage Charter, and NewPage Stockholders Agreement.

Appraisal Rights in Connection with the Merger (See page 165)

Pursuant to Section 262 of the DGCL, holders of NewPage common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of NewPage common stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of NewPage common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the Merger Consideration per share that you are otherwise entitled to receive under the terms of the Merger Agreement. Holders of NewPage common stock who wish to preserve any appraisal rights must so advise NewPage by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of NewPage common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, NewPage stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Summary Historical Consolidated Financial Data of Verso

The following table presents summary historical consolidated financial and operating data for Verso as of and for the fiscal years ended December 31, 2012, 2011 and 2010 and as of and for the nine months ended September 30, 2013 and 2012. The summary historical financial information presented below for each of the three years ended December 31, 2012 has been derived from Verso’s audited consolidated financial statements. The summary historical financial information presented below for the nine months ended September 30, 2013 and 2012 has been derived from Verso’s unaudited interim condensed consolidated financial statements. In the opinion of Verso’s management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information is only a summary and should be read in conjunction with Verso’s consolidated financial statements and the related notes thereto and the information under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso’s Annual Report on Form 10-K filed with the SEC on March 7, 2013, and the unaudited interim condensed consolidated financial statements and the related notes thereto and the information under the heading “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the SEC on November 7, 2013, which are incorporated by reference in this joint proxy and information statement/prospectus. For additional information on documents incorporated by reference in this joint proxy and information statement/prospectus, please see “Where You Can Find More Information” beginning on page 326.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions except per share amounts)
Statements of Operations Data:
Net Sales	$1,038.5	$1,113.6	$1,474.6	$1,722.5	$1,605.3
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	891.5	962.4	1,272.6	1,460.3	1,410.8
Depreciation, amortization, and depletion	78.6	91.3	118.2	125.3	127.4
Selling, general, and administrative expenses	56.0	56.2	74.4	78.0	71.0
Goodwill impairment	—	—	—	18.7	—
Restructuring charges	1.3	97.0	102.4	24.5	—

Total operating expenses	1,027.4	1,206.9	1,567.6	1,706.8	1,609.2
Other operating income(1)	(4.0)	—	(60.6)	—	—

Operating income (loss)	15.1	(93.3)	(32.4)	15.7	(3.9)
Interest income	—	—	—	(0.1)	(0.1)
Interest expense	103.5	98.6	135.4	126.6	128.1
Other loss (income), net	2.8	7.5	7.4	26.1	(0.9)

(Loss) income before income taxes	(91.2)	(199.4)	(175.2)	(136.9)	(131.0)
Income tax (benefit) expense	—	(0.1)	(1.4)	0.2	0.1

Net (loss) income	$(91.2)	$(199.3)	$(173.8)	$(137.1)	$(131.1)

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions except per share amounts)
Per Share Data:
(Loss) earnings per common share:
Basic	$(1.72)	$(3.77)	$(3.29)	$(2.61)	$(2.50)
Diluted	(1.72)	(3.77)	(3.29)	(2.61)	(2.50)
Weighted average common shares outstanding (in thousands):
Basic	53,108	52,834	52,850	52,595	52,445
Diluted	53,108	52,834	52,850	52,595	52,445
Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(66.7)	$(37.0)	$12.0	$14.5	$73.5
Cash provided by (used in) investing activities	0.6	(44.6)	(7.1)	(66.2)	(98.3)
Cash provided by (used in) financing activities	13.8	(3.1)	(38.3)	(6.2)	25.5
Other Financial and Operating Data:
EBITDA(2)	$90.9	$(9.5)	$78.4	$114.9	$124.4
Adjusted EBITDA(3)	92.9	99.0	140.1	202.5	132.1
Capital expenditures	(26.7)	(46.8)	(59.9)	(90.3)	(73.6)
Total tons sold(4)	1,258.9	1,358.8	1,799.0	2,023.4	2,063.6
Balance Sheet Data (end of period):
Cash and cash equivalents	$9.3	$10.2	$61.5	$94.9	$152.8
Working capital(5)	98.2	79.3	110.3	142.6	162.4
Property, plant, and equipment, net	741.9	818.7	793.0	934.7	972.7
Total assets	1,094.4	1,192.5	1,208.9	1,421.5	1,516.1
Total debt	1,271.3	1,287.8	1,257.0	1,262.5	1,228.6
Total (deficit) equity	(409.5)	(344.4)	(321.7)	(153.9)	(6.8)

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP.

The following table reconciles net (loss) income to EBITDA for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions)
Reconciliation of net (loss) income to EBITDA:
Net (loss) income	$(91.2)	$(199.3)	$(173.8)	$(137.1)	$(131.1)
Income tax expense (benefit)	—	(0.1)	(1.4)	0.2	0.1
Interest expense, net	103.5	98.6	135.4	126.5	128.0
Depreciation, amortization, and depletion	78.6	91.3	118.2	125.3	127.4

EBITDA	$90.9	$(9.5)	$78.4	$114.9	$124.4

(3)

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations permitted in calculating covenant compliance under the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA is not a measure of financial performance under GAAP, and you should consider Adjusted EBITDA in addition to and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may also be additional adjustments to Adjusted EBITDA under the agreements governing our material debt obligations.

The following table reconciles cash flows from operating activities to EBITDA and Adjusted EBITDA for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions)
Reconciliation of cash flows to EBITDA and Adjusted EBITDA:
Cash flows from operating activities	$(66.7)	$(37.0)	$12.0	$14.5	$73.5
Income tax (benefit) expense	—	(0.1)	(1.4)	0.2	0.1
Amortization of debt issuance costs	(4.0)	(3.9)	(5.3)	(5.4)	(5.7)
Accretion of discount on long-term debt	(0.4)	(1.3)	(1.4)	(4.1)	(3.7)
(Loss) gain on early extinguishment of debt, net	—	(8.2)	(8.2)	(26.1)	0.3
Asset impairment	—	(75.7)	(77.4)	—	—
Goodwill impairment	—	—	—	(18.7)	—
Equity award expense	(1.4)	(2.3)	(2.7)	(2.4)	(1.7)
Interest income	—	—	—	(0.1)	(0.1)
Interest expense	103.5	98.6	135.5	126.6	128.1
Gain (loss) on disposal of fixed assets	4.0	1.4	45.7	(0.3)	—
Other, net	0.2	1.4	5.0	(1.0)	4.7
Changes in assets and liabilities, net	55.7	17.6	(23.4)	31.7	(71.1)

EBITDA	90.9	(9.5)	78.4	114.9	124.4
Restructuring charges(a)	1.3	97.0	102.4	24.5	—
Gain on insurance settlement(b)	—	—	(52.6)	—	—
Goodwill impairment(c)	—	—	—	18.7	—
Loss (gain) on extinguishment of debt, net(d)	2.8	8.2	8.2	26.1	(0.3)
Hedge (gains) losses(e)	(1.8)	(3.6)	(3.7)	7.5	—
Equity award expense(f)	1.4	2.3	2.7	2.4	1.7
Other items, net(g)	(1.7)	4.6	4.7	8.4	6.3

Adjusted EBITDA (h)	92.9	99.0	140.1	202.5	132.1

(a)	Represents costs associated with the closure of the former Sartell mill in 2012 and the shutdown of three paper machines in 2011.
(b)	Represents gain on insurance settlement resulting from the fire at the former Sartell mill.
(c)	Represents impairment of goodwill allocated to the coated paper segment.
(d)	Represents net loss (gain) related to debt refinancing.
(e)	Represents unrealized (gains) losses on energy-related derivative contracts.
(f)	Represents amortization of non-cash incentive compensation.
(g)	Represents miscellaneous non-cash and other earnings adjustments and includes the gain on sale of the former Sartell mill and Verso Fiber Farm LLC in 2013.
(h)	Verso Holdings’ historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

(4)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso’s Annual Report on Form 10-K filed with the SEC on March 7, 2013 and “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the SEC on November 7, 2013 for further discussion of this metric.
(5)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

Summary Historical Consolidated Financial Data of Verso Holdings

The following table presents summary historical consolidated financial and operating data for Verso Holdings as of and for the fiscal years ended December 31, 2012, 2011 and 2010 and as of and for the nine months ended September 30, 2013 and 2012. The summary historical financial information presented below for each of the three years ended December 31, 2012 has been derived from Verso Holdings’ audited consolidated financial statements. The summary historical financial information presented below for the nine months ended September 30, 2013 and 2012 has been derived from Verso Holdings’ unaudited interim condensed consolidated financial statements. In the opinion of Verso Holdings’ management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information is only a summary and should be read in conjunction with Verso Holdings’ consolidated financial statements and the related notes thereto and the information under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso Holdings’ Annual Report on Form 10-K filed with the SEC on March 7, 2013, and the unaudited interim condensed consolidated financial statements and the related notes thereto and the information under the heading “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso Holdings’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the SEC on November 7, 2013, which are incorporated by reference in this joint proxy and information statement/prospectus. For additional information on documents incorporated by reference in this joint proxy and information statement/prospectus, please see “Where You Can Find More Information” beginning on page 326.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions)
Statements of Operations Data:
Net Sales	$1,038.5	$1,113.6	$1,474.6	$1,722.5	$1,605.3
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	891.5	962.3	1,272.6	1,460.3	1,410.8
Depreciation, amortization, and depletion	78.6	91.3	118.2	125.3	127.4
Selling, general, and administrative expenses	56.0	56.3	74.4	78.0	70.9
Goodwill impairment	—	—	—	10.5	—
Restructuring and other charges	1.3	97.0	102.4	24.5	—

Total operating expenses	1,027.4	1,206.9	1,567.6	1,698.6	1,609.1
Other operating income(1)	(4.0)	—	(60.6)	—	—

Operating income (loss)	15.1	(93.3)	(32.4)	23.9	(3.8)
Interest income	(1.1)	(1.1)	(1.5)	(1.6)	(0.1)
Interest expense	104.0	94.9	127.9	122.2	122.5
Other loss (income), net	2.8	7.5	7.4	25.8	(0.7)

Net (loss) income	(90.6)	(194.6)	(166.2)	(122.5)	(125.5)

Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(66.4)	$(37.0)	$11.3	$14.6	$75.8
Cash provided by (used in) investing activities	0.6	(44.6)	(7.1)	(66.2)	(98.3)
Cash provided by (used in) financing activities	13.5	(3.1)	(37.6)	(6.3)	25.4
Other Financial and Operating Data:
EBITDA(2)	$90.9	$(9.5)	$78.4	$123.4	$124.3
Adjusted EBITDA(3)	92.9	99.0	140.1	202.8	132.0
Capital expenditures	(26.7)	(46.8)	(59.9)	(90.3)	(73.6)
Total tons sold(4)	1,258.9	1,358.8	1,799.0	2,023.4	2,063.6

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions)
Balance Sheet Data (end of period):
Cash and cash equivalents	$9.2	$10.1	$61.5	$94.8	$152.7
Working capital(5)	98.2	79.4	111.4	142.9	162.3
Property, plant, and equipment, net	741.9	818.7	793.0	934.7	972.7
Total assets	1,117.7	1,215.8	1,232.3	1,444.4	1,530.5
Total debt	1,294.6	1,221.9	1,187.1	1,201.1	1,172.7
Total (deficit) equity	(402.8)	(247.0)	(220.6)	(61.2)	71.4

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP.

The following table reconciles net (loss) income to EBITDA for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions)
Reconciliation of net (loss) income to EBITDA:
Net (loss) income	$(90.6)	$(194.6)	$(166.2)	$(122.5)	$(125.5)
Interest expense, net	102.9	93.8	126.4	120.6	122.4
Depreciation, amortization, and depletion	78.6	91.3	118.2	125.3	127.4

EBITDA	$90.9	$(9.5)	$78.4	$123.4	$124.3

(3)	Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations permitted in calculating covenant compliance under the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA is not a measure of financial performance under GAAP, and you should consider Adjusted EBITDA in addition to and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may also be additional adjustments to Adjusted EBITDA under the agreements governing our material debt obligations.

The following table reconciles cash flows from operating activities to EBITDA and Adjusted EBITDA for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
(Dollars in millions)
Reconciliation of cash flows to EBITDA and Adjusted EBITDA:
Cash flows from operating activities	$(66.4)	$(37.0)	$11.3	$14.6	$75.8
Amortization of debt issuance costs	(4.0)	(3.7)	(5.0)	(5.0)	(5.3)
Accretion of discount on long-term debt	(0.4)	(1.3)	(1.4)	(4.1)	(3.7)
(Loss) gain on early extinguishment of debt, net	—	(8.2)	(8.2)	(26.1)	0.3
Asset impairment	—	(75.7)	(77.4)	—	—
Goodwill impairment	—	—	—	(10.5)	—
Equity award expense	(1.4)	(2.3)	(2.7)	(2.4)	(1.7)
Interest income	(1.1)	(1.1)	(1.5)	(1.6)	(0.1)
Interest expense	104.0	94.9	127.9	122.2	122.5
Gain (loss) on disposal of fixed assets	4.0	1.4	45.7	(0.3)	—
Other, net	0.2	1.4	5.0	(1.0)	4.7
Changes in assets and liabilities, net	56.0	22.1	(15.3)	37.6	(68.2)

EBITDA	90.9	(9.5)	78.4	123.4	124.3
Restructuring charges(a)	1.3	97.0	102.4	24.5	—
Gain on insurance settlement(b)	—	—	(52.6)	—	—
Goodwill impairment(c)	—	—	—	10.5	—
Loss (gain) on extinguishment of debt, net(d)	2.8	8.2	8.2	26.1	(0.3)
Hedge (gains) losses(e)	(1.8)	(3.6)	(3.7)	7.5	—
Equity award expense(f)	1.4	2.3	2.7	2.4	1.7
Other items, net(g)	(1.7)	4.6	4.7	8.4	6.3

Adjusted EBITDA(h)	92.9	99.0	140.1	202.8	132.0

(a)	Represents costs associated with the closure of the former Sartell mill in 2012 and the shutdown of three paper machines in 2011.
(b)	Represents gain on insurance settlement resulting from the fire at the former Sartell mill.
(c)	Represents impairment of goodwill allocated to the coated paper segment.
(d)	Represents net loss (gain) related to debt refinancing.
(e)	Represents unrealized (gains) losses on energy-related derivative contracts.
(f)	Represents amortization of non-cash incentive compensation.
(g)	Represents miscellaneous non-cash and other earnings adjustments and includes the gain on sale of the former Sartell mill and Verso Fiber Farm LLC in 2013.
(h)	Verso Holdings’ historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

(4)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso Holdings’ Annual Report on Form 10-K filed with the SEC on March 7, 2013 and “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the SEC on November 7, 2013 for further discussion of this metric.
(5)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

Summary Historical Consolidated Financial Data of NewPage and Predecessor

The following table presents summary historical financial data for NewPage as of and for the periods presented. The following information is only a summary and should be read in conjunction with NewPage’s historical consolidated financial statements and the other financial information included elsewhere in this joint proxy and information statement/prospectus.

The summary historical financial data for the years ended December 31, 2012, 2011 and 2010 have been prepared in accordance with GAAP and have been derived from, and should be read in conjunction with, NewPage’s audited consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus.

The summary historical financial data as of and for the nine months ended September 30, 2013 and September 30, 2012 have been derived from NewPage’s unaudited interim consolidated financial statements and, in the opinion of NewPage’s management, include all normal recurring adjustments necessary for a fair presentation of the information set forth herein in accordance with GAAP. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period.

On September 7, 2011, NewPage and certain of its U.S. subsidiaries commenced voluntary cases (the “Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended, in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817). NewPage and its debtor subsidiaries successfully emerged from the Chapter 11 Proceedings on December 21, 2012.

References to periods on or after December 31, 2012 refer to that of the Successor (as defined below) (the “Successor Period”) and references to periods prior to December 31, 2012 refer to that of the Predecessor (as defined below) (the “Predecessor Period”). The results of the Successor Period are not comparable to the results of the Predecessor Period. During the Chapter 11 Proceedings and upon emergence from Chapter 11, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements, for periods during the Chapter 11 Proceedings, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Furthermore, in accordance with ASC 852, fresh start accounting was required upon NewPage’s emergence from the Chapter 11 Proceedings. NewPage elected to apply fresh start accounting effective December 31, 2012, to coincide with the timing of its normal December accounting period close.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the NewPage consolidated financial statements and resulted in it becoming a new entity for financial reporting purposes. Accordingly, the consolidated financial statements for periods prior to December 31, 2012 will not be comparable to NewPage’s consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings Inc. on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage Corporation prior to December 31, 2012.

Pursuant to fresh start accounting, all assets and liabilities reflected on the NewPage consolidated balance sheet as of December 31, 2012 were recorded at fair value except for deferred income taxes and pension and other postretirement projected benefit obligations. Except for the impact of the application of fresh start accounting on the carrying values of NewPage’s assets and liabilities as of December 31, 2012 and the change in accounting policy for maintenance costs for planned major maintenance shutdowns, the accounting policies adopted by the Successor Company and applied to the carrying values of its assets and liabilities reflected in its condensed consolidated balance sheet as of September 30, 2013 were consistent with the Predecessor Company’s significant accounting policies.

The information should be read in conjunction with NewPage’s consolidated financial statements and the related notes thereto and the information under the heading “Index to Financial Statements of NewPage” beginning on page K-1, and the unaudited interim condensed consolidated financial statements and the related notes thereto under the heading “Index to Financial Statements of NewPage Holdings Inc.” beginning on page K-1. For additional information about NewPage and its subsidiaries, please see “Where You Can Find More Information” beginning on page 326.

	Successor	Predecessor
	Nine Months Ended September 30,		Year ended December 31,
(Dollars in millions)	2013	2012	2012	2011	2010
	(unaudited)	(unaudited)
Statements of Operations Data:
Net Sales	$2,256	$2,322	$3,131	$3,502	$3,596
Cost of Sales	2,116	2,229	3,015	3,375	3,511
Selling, general and administrative expenses	109	105	139	145	183
Interest expense	35	17	26	391	375
Other (income) expense, net	(1)	—	—	2	182

Income (loss) before reorganization items and income taxes	(3)	(29)	(49)	(411)	(655)
Reorganization items, net(1)	—	74	(1,288)	86	—

Income (loss) before income taxes	(3)	(103)	1,239	(497)	(655)
Income tax (benefit)	—	(17)	(19)	1	1

Net income (loss)	$(3)	$(86)	$1,258	$(498)	$(656)

Balance Sheet Data (at period end for Successor):
Cash and cash equivalents	$4		$43
Working capital(2)	477		441
Property, plant and equipment	1,229		1,314
Total assets(3)	2,187		2,214
Total debt	512		490
Total equity	804		813

Statements of Cash Flow Data:
Cash provided by (used for) operating activities	$(16)	$(35)	$3	$87	$(115)
Cash provided by (used for) investing activities	(42)	(64)	(145)	(94)	(61)
Cash provided by (used for) financing activities	19	(34)	43	139	175

(1)	Certain expenses, provisions for losses and other charges and credits directly associated with or resulting from the reorganization and restructuring of the business that were realized or incurred in the Chapter 11 Proceedings, including the impact of the implementation of the Chapter 11 plan and the application of fresh start accounting, were recorded in reorganization items, net in the NewPage’s consolidated financial statements.
(2)	Working capital is defined as current assets minus current liabilities.
(3)	As part of the application of fresh start accounting, all assets were adjusted to their fair values as of December 31, 2012.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2012, 2011 and 2010 and the nine months ended September 30, 2013 and 2012:

	Successor	Predecessor
	Nine Months Ended September 30,		Year ended December 31,
(Dollars in millions)	2013	2012	2012	2011	2010
	(unaudited)	(unaudited)
Net income (loss)	$(3)	$(86)	$1,258	$(498)	$(656)
Interest expense	35	17	26	391	375
Income tax (benefit)	—	(17)	(19)	1	1
Depreciation and amortization	137	180	242	243	269

EBITDA(a)	169	94	1,507	137	(11)
Equity awards	12	—	1	(1)	21
(Gain) loss on disposal of assets	1	4	6	11	—
Asset impairment charges	—	—	—	—	210
Non-cash U.S. pension expense	—	5	6	12	35
Integration and related severance costs and other charges	5	2	8	23	10
Reorganization items, net	—	74	(1,288)	86	—
Post-emergence bankruptcy-related items	4	—	—	—	—
Pre-petition professional fees	—	—	—	19	—
Port Hawkesbury operations	—	—	—	37	43
Other	5	2	(2)	—	(2)

Adjusted EBITDA(a)	$196	$181	$238	$324	$306

(a)	EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in the table below) are not measures of NewPage’s performance under GAAP, are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. EBITDA and Adjusted EBITDA are shown because they are bases upon which NewPage’s management assesses performance and are primary components of certain covenants under NewPage’s revolving credit facility. In addition, NewPage’s management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of NewPage’s results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect NewPage’s current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, NewPage’s working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on NewPage’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	NewPage’s measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of NewPage’s business.

Verso Summary Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet data of Verso, NewPage and Predecessor to reflect the Merger. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred as of January 1, 2012.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in this joint proxy and information statement/prospectus and NewPage’s historical consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus, as well as in conjunction with Verso’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, which are incorporated by reference in this joint proxy and information statement/prospectus, and the other financial information included elsewhere in this joint proxy and information statement/prospectus.

	Verso Pro Forma for the Merger
(Dollars in millions)	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Statement of Operations Data:
Net sales	$3,294.5	$4,605.6
Cost and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	2,878.5	4,058.0
Depreciation, amortization, and depletion	229.9	379.7
Selling, general, and administrative expenses	156.6	201.5
Restructuring charges	1.3	102.4

Total operating expenses	3,266.3	4,741.6
Other operating income	(4.0)	(60.6)

Operating income (loss)	32.2	(75.4)
Interest income	—	—
Interest expense	184.0	242.7
Other loss, net	1.8	7.4

Loss before reorganization items and income taxes	(153.6)	(325.5)

Reorganization items, net	—	1,288.0

(Loss) income before income taxes	(153.6)	962.5
Income tax benefit	—	(20.4)

Net (loss) income	$(153.6)	$982.9

Balance Sheet Data (at period end):
Working capital(1)	$576.6
Property, plant, and equipment, net	2,189.5
Total assets	3,394.5
Total debt	2,665.0
Total equity (deficit)	(363.0)
Other Financial and Operating Data:
Pro Forma EBITDA(2)	$260.3	$1,584.9
Pro Forma Adjusted EBITDA(2)	289.3	377.6

(1)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.
(2)	Pro Forma EBITDA reflects historical EBITDA as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger. Pro Forma Adjusted EBITDA reflects historical Adjusted EBITDA as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under GAAP. Verso’s definitions of EBITDA and Adjusted EBITDA, and the reasons Verso uses these measures, are described in footnotes 2 and 3 under “—Summary Historical Consolidated Financial Data of Verso” and NewPage’s definitions of EBITDA and Adjusted EBITDA, and the reasons NewPage uses these measures, are described in footnote (a) under “—Summary Historical Consolidated Financial Data of NewPage and Predecessor.”

The following table reconciles Pro Forma net income (loss) to Pro Forma EBITDA and to Pro Forma Adjusted EBITDA for the periods presented on a pro forma basis giving effect to the Merger:

	Verso Pro Forma for the Merger
(Dollars in millions)	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Net (loss) income	$(153.6)	$982.9
Interest expense, net	184.0	242.7
Income tax benefit	—	(20.4)
Depreciation, amortization, and depletion	229.9	379.7

Pro Forma EBITDA	$260.3	$1,584.9

Pro Forma EBITDA adjustments	29.0	(1,207.3)

Pro Forma Adjusted EBITDA	$289.3	$377.6

The following table reflects the historical EBITDA adjustments as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger:

	Historical		Pro Forma for the Merger	Historical		Pro Forma for the Merger
	Verso	NewPage Successor		Verso	NewPage Predecessor
(Dollars in millions)	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2012	Year Ended December 31, 2012
EBITDA	$90.9	$169.0	$260.3	$78.4	$1,507.0	$1,584.9
Restructuring charges	1.3	—	1.3	102.4	—	102.4
Gain on insurance settlement	—	—	—	(52.6)	—	(52.6)
Loss on extinguishment of debt, net	2.8	—	2.8	8.2	—	8.2
Hedge gains	(1.8)	—	(1.8)	(3.7)	—	(3.7)
Equity award expense	1.4	12.0	13.4	2.7	1.0	3.7
Other	(1.7)	5.0	3.3	4.7	(2.0)	2.7
Loss on disposal of assets.	—	1.0	1.0	—	6.0	6.0
Non-cash U.S. pension expense	—	—	—	—	6.0	6.0
Integration and related severance cost	—	5.0	5.0	—	8.0	8.0
Reorganization items, net	—	—	—	—	(1,288.0)	(1,288.0)
Post-emergence bankruptcy-related items	—	4.0	4.0	—	—	—

Total EBITDA adjustments	2.0	27.0	29.0	61.7	(1,269.0)	(1,207.3)

Adjusted EBITDA(a)	$92.9	$196.0	$289.3	$140.1	$238.0	$377.6

(a)	Verso’s historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

Verso Holdings Summary Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet data of Verso Holdings, NewPage and Predecessor to reflect the Merger. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred as of January 1, 2012.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in this joint proxy and information statement/prospectus and NewPage’s historical consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus, as well as in conjunction with Verso Holdings’ historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, which are incorporated by reference in this joint proxy and information statement/prospectus, and the other financial information included elsewhere in this joint proxy and information statement/prospectus.

	Verso Holdings Pro Forma for the Merger
(Dollars in millions)	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Statement of Operations Data:
Net sales	$3,294.5	$4,605.6
Cost and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	2,878.5	4,058.0
Depreciation, amortization, and depletion	229.9	379.7
Selling, general, and administrative expenses	156.6	201.4
Restructuring charges	1.3	102.4

Total operating expenses	3,266.3	4,741.5
Other operating income	(4.0)	(60.6)

Operating income (loss)	32.2	(75.3)
Interest income	(1.2)	(1.5)
Interest expense	184.5	235.2
Other loss, net	1.8	7.4

Loss before reorganization items and income taxes	(152.9)	(316.4)

Reorganization items, net	—	1,288.0

(Loss) income before income taxes	(152.9)	971.6
Income tax benefit	—	(19.0)

Net (loss) income	$(152.9)	$990.6

Balance Sheet Data (at period end):
Working capital(1)	$576.6
Property, plant, and equipment, net	2,189.5
Total assets	3,417.9
Total debt	2,688.3
Total equity (deficit)	(356.3)

Other Financial and Operating Data:
Pro Forma EBITDA(2)	$260.3	$1,585.0
Pro Forma Adjusted EBITDA(2)	289.3	377.7

(1)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.
(2)	Pro Forma EBITDA reflects historical EBITDA as reported by Verso Holdings and NewPage and the pro forma adjustments reflecting the Merger. Pro Forma Adjusted EBITDA reflects historical Adjusted EBITDA as reported by Verso Holdings and NewPage and the pro forma adjustments reflecting the Merger. Verso Holdings’ Pro Forma Adjusted EBITDA is shown before the pro forma effects of our profitability program.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under GAAP. Verso Holdings’ definitions of EBITDA and Adjusted EBITDA, and the reasons Verso Holdings uses these measures, are described in footnotes 2 and 3 under “—Summary Historical Consolidated Financial Data of Verso Holdings” and NewPage’s definitions of EBITDA and Adjusted EBITDA, and the reasons NewPage uses these measures, are described in footnote (a) under “—Summary Historical Consolidated Financial Data of NewPage and Predecessor.”

The following table reconciles Pro Forma net income (loss) to Pro Forma EBITDA and to Pro Forma Adjusted EBITDA for the periods presented on a pro forma basis giving effect to the Merger:

	Verso Holdings Pro Forma for the Merger
(Dollars in millions)	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Net (loss) income	$(152.9)	$990.6
Interest expense, net	183.3	233.7
Income tax provision (benefit)	—	(19.0)
Depreciation, amortization, and depletion	229.9	379.7

Pro Forma EBITDA	$260.3	$1,585.0

Pro Forma EBITDA adjustments	29.0	(1,207.3)

Pro Forma Adjusted EBITDA	$289.3	$377.7

The following table reflects the historical EBITDA adjustments as reported by Verso Holdings and NewPage and the pro forma adjustments reflecting the Merger:

	Historical		Pro Forma for the Merger	Historical		Pro Forma for the Merger
	Verso Holdings	NewPage Successor		Verso Holdings	NewPage Predecessor
(Dollars in millions)	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2012	Year Ended December 31, 2012
EBITDA	$90.9	$169.0	$260.3	$78.4	$1,507.0	$1,585.0
Restructuring charges	1.3	—	1.3	102.4	—	102.4
Gain on insurance settlement	—	—	—	(52.6)	—	(52.6)
Loss on extinguishment of debt, net	2.8	—	2.8	8.2	—	8.2
Hedge gains	(1.8)	—	(1.8)	(3.7)	—	(3.7)
Equity award expense	1.4	12.0	13.4	2.7	1.0	3.7
Other	(1.7)	5.0	3.3	4.7	(2.0)	2.7
Loss on disposal of assets.	—	1.0	1.0	—	6.0	6.0
Non-cash U.S. pension expense	—	—	—	—	6.0	6.0
Integration and related severance cost	—	5.0	5.0	—	8.0	8.0
Reorganization items, net	—	—	—	—	(1,288.0)	(1,288.0)
Post-emergence bankruptcy-related items	—	4.0	4.0	—	—	—

Total EBITDA adjustments	2.0	27.0	29.0	61.7	(1,269.0)	(1,207.3)

Adjusted EBITDA(a)	$92.9	$196.0	$289.3	$140.1	$238.0	$377.7

(a)	Verso Holdings’ historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

COMPARATIVE PER SHARE DATA

The following table shows, for the year ended December 31, 2012, and the nine months ended September 30, 2013, historical and pro forma equivalent per share data for NewPage common stock and historical and pro forma combined per share data for Verso common stock. The information in the table is derived from Verso’s historical consolidated financial statements incorporated by reference herein and NewPage’s historical consolidated financial information included herein, as well as the unaudited pro forma condensed combined financial information included elsewhere herein.

The pro forma equivalent information shows the effect of the Merger from the perspective of an owner of NewPage common stock. The information was computed by multiplying the pro forma combined net income (loss) per share for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, and pro forma combined book value per share as of September 30, 2013 by the ratio of the total number of shares of Verso common stock to be issued as part of the merger consideration, which we have assumed to be 10,634,497 shares, to the number of outstanding NewPage shares as of December 31, 2012 (100 shares) and as of September 30, 2013 (7,080,000 shares), as applicable. The actual number of shares of Verso common stock to be issued as part of the merger consideration depends on the number of outstanding shares of Verso common stock outstanding at the closing of the offering and is subject to certain adjustments. See “Merger Agreement—Merger Consideration.” These computations exclude any potential benefit to NewPage’s stockholders from receiving any amount of cash or New First Lien Notes as components of the Merger Consideration.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of income data are based on the assumption that the Merger was completed on January 1, 2012, and the pro forma adjustments to the balance sheet data are based on the assumption that the Merger was completed on September 30, 2013.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of Verso after the completion of the Merger.

You should read the information below together with the historical consolidated financial statements and related notes of each of Verso and NewPage, which are incorporated by reference or included elsewhere in this joint proxy and information statement/prospectus, and with the information under the heading “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 100.

	NewPage Common Stock		Verso Common Stock
	Historical	Pro Forma Equivalent	Historical	Pro Forma Combined
Net Income (Loss) Per Share—
Basic
Year Ended December 31, 2012(1)	$12,580,000	$1,646,558	$(3.29)	$15.48
Nine Months Ended September 30, 2013	$(0.43)	$(3.62)	$(1.72)	$(2.41)
Diluted
Year Ended December 31, 2012(1)	$12,580,000	$1,646,025	$(3.29)	$15.48
Nine Months Ended September 30, 2013	$(0.43)	$(3.62)	$(1.72)	$(2.41)
Book Value Per Share
September 30, 2013	$113.56	$(8.55)	$(7.70)	$(5.69)
Cash Dividends
Year Ended December 31, 2012	$—	$—	$—	$—
Nine Months Ended September 30, 2013	$—	$—	$—	$—

(1)	NewPage historical results for the year ended December 31, 2012 are the results of NewPage’s predecessor company prior to giving effect to the implementation of its Chapter 11 plan and are based on 100 shares of NewPage common stock outstanding for the year ended December 31, 2012.

MARKET PRICE AND DIVIDEND INFORMATION

Verso’s common stock is listed for trading on the New York Stock Exchange under the trading symbol “VRS.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Verso’s common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you are urged to consult publicly available sources.

	Verso Common Stock
	High	Low
YEAR ENDED DECEMBER 31, 2011
Quarter ended March 31, 2011	$6.37	$3.43
Quarter ended June 30, 2011	5.44	2.51
Quarter ended September 30, 2011	3.16	1.65
Quarter ended December 31, 2011	1.95	0.85
YEAR ENDED DECEMBER 31, 2012
Quarter ended March 31, 2012	3.36	0.91
Quarter ended June 30, 2012	2.05	1.03
Quarter ended September 30, 2012	2.38	1.16
Quarter ended December 31, 2012	1.70	0.99
YEAR ENDING DECEMBER 31, 2013
Quarter ended March 31, 2013	1.68	0.98
Quarter ending June 30, 2013	1.39	1.03
Quarter ending September 30, 2013	1.15	0.61
Quarter ending December 31, 2013	0.92	0.52

The price of Verso common stock as of February 5, 2014 was $2.98.

Because there is no established trading market for shares of any class of NewPage capital stock, information with respect to the market prices of NewPage stock has been omitted.

RISK FACTORS

In addition to the information included in and incorporated by reference into this proxy statement/ prospectus, you should carefully read and consider the following risk factors in evaluating the proposals to be voted on at the Verso special meeting. If the conditions to the completion of the Merger are satisfied or waived, and the Merger is completed, holders of NewPage common stock will become holders of Verso common stock and the New First Lien Notes and will be subject to the risks and uncertainties of holders thereof.

Risks Relating to the Merger

Because the New First Lien Notes are valued at face value upon issuance but could trade at, above, or below par value at the closing of the Merger, NewPage stockholders cannot be sure of the precise value of the Merger Consideration they will receive.

Under the terms of the Merger Agreement, stockholders of NewPage will receive, among other forms of consideration, $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing. The market value of the New First Lien Notes is subject to market conditions and fluctuations and could decrease post-closing if, among other reasons, Verso and its subsidiaries (including the Surviving Corporation) perform poorly, fail to achieve synergies from the Merger or become insolvent, or if Verso incurs incremental debt that ranks pari passu with the New First Lien Notes to the extent permitted under its debt instruments. Additionally, sales of Verso’s Existing First Lien Notes after the closing of the Merger may cause the market price of Verso’s Existing First Lien Notes and the New First Lien Notes to fall. Although Apollo and its affiliates will be subject to a lock-up agreement that will restrict them from buying or selling any existing debt or equity securities of Verso during the period between signing and closing, after the closing of the Merger, holders of Verso’s debt and equity securities (including Apollo and its affiliates) will be able to trade such securities freely. In light of these uncertainties, NewPage stockholders will not be able to calculate the precise value of the consideration that they will receive in connection with the Merger. Many of these factors, moreover, are largely beyond the parties’ control and could negatively impact the value of the consideration NewPage stockholders will receive.

Because the Verso common stock is subject to market fluctuations, NewPage stockholders cannot be sure of the precise value of the Merger Consideration they will receive.

Verso common stock is currently listed and traded on the NYSE and is subject to market price fluctuations common to all publicly-traded securities. The price of the Verso common stock may be volatile and subject to wide fluctuations, and the trading volume of Verso common stock may fluctuate and cause significant price variations to occur. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to the combined company’s operating performance. Some of the factors that could cause fluctuations in the stock price or trading volume of the Verso common stock include:

•	general market and economic conditions, including market conditions in the pulp, paper and packaging industry;

•	actual or expected variations in quarterly results of operations;

•	differences between actual results of operations and those expected by investors and securities analysts;

•	changes in recommendations by securities analysts;

•	operations and stock performance of industry participants;

•	changes in Verso’s capital structure;

•	accounting charges, including charges relating to the impairment of long-lived assets, including goodwill;

•	significant acquisitions or strategic alliances by the combined company or by competitors;

•	sales of Verso’s common stock, including sales by Verso’s directors and officers or significant investors;

•	historical light trading volume with respect to Verso common stock;

•	recruitment or departure of key personnel; and

•	early termination of client or supplier agreements or loss of clients or relationships with suppliers.

Additionally, a substantial number of shares, relative to the total shares of Verso common stock held by the public, of Verso common stock will be held by a small number of stockholders, including the Verso Stockholder (see “Ancillary Agreements Entered Into In Connection With The Merger Agreement—Verso Stockholder’s Voting Agreement”). A decision by one or more of these stockholders to sell or potentially sell a substantial number of shares of Verso common stock in the public market could depress the market price of Verso common stock and could impair the ability of the combined company to raise capital through the sale of additional securities. Although Apollo and its affiliates will be subject to a lock-up agreement that will restrict them from buying or selling any existing debt or equity securities of Verso during the period between signing and closing, after the closing of the Merger, holders of Verso’s debt and equity securities (including Apollo and its affiliates) will be able to trade such securities freely. In light of these uncertainties, NewPage stockholders will not be able to calculate the precise value of the consideration that they will receive in connection with the Merger.

NewPage stockholders will have a reduced ownership and voting interest in Verso after the Merger relative to their current ownership and voting interest in NewPage and, as a result, will be able to exert less influence over management.

Following the Merger, each NewPage stockholder will become a stockholder of Verso with a percentage ownership of Verso after the Merger that is smaller than the stockholder’s percentage ownership of NewPage. It is expected that the former stockholders of NewPage as a group will own approximately 17% of the outstanding shares of Verso common stock immediately after the completion of the Merger. See “The Merger Agreement—Merger Consideration” for more details. Accordingly, NewPage stockholders will have substantially less influence on the management and policies of Verso after the Merger than they now have with respect to the management and policies of NewPage.

Covenants in the Merger Agreement place certain restrictions on NewPage’s conduct of its business prior to the closing of the Merger without Verso’s consent. The announcement of the Merger Agreement and pendency of the Merger could have an adverse effect on NewPage’s businesses, financial conditions, results of operations or business prospects.

The Merger Agreement restricts NewPage from taking certain specified actions without Verso’s consent while the Merger is pending, which could be for longer than one year given the End Date. These restrictions, combined with the additional $250 million of debt that NewPage will incur prior to the closing of the Merger in connection with the NewPage Term Loan Facility, may prevent NewPage from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the closing of the Merger. In addition, the announcement of the Merger Agreement and pendency of the Merger could have an adverse effect on NewPage’s ability to retain, recruit and motivate key personnel and could impact NewPage’s relationships with its customers and suppliers.

NewPage executive officers and directors have financial interests in the Merger that may be different from, or in addition to, the interests of NewPage stockholders.

Some of the directors and executive officers of NewPage have interests in the Merger that are different from, or are in addition to, the interests of NewPage’s stockholders generally. These interests may create potential conflicts of interest. These interests may include positions as directors of the combined company, potential payment or accelerated vesting of or distribution of rights or benefits under certain of their respective compensation and benefit plans as a result of the Merger, potential severance and other benefit payments in the event of termination of employment in connection with the Merger, and the right to continued indemnification and insurance coverage by the combined company for acts or omissions occurring prior to the closing of the Merger. See The Merger Agreement—Indemnification; Directors’ and Officers’ and Fiduciary Liability Insurance beginning on page 191 of this joint proxy and information statement/prospectus.

The parties may be unable to satisfy the conditions to the completion of the Merger and the Merger may not be completed.

The closing of the Merger is subject to the satisfaction or waiver of certain conditions, many of which are beyond the control of NewPage and some beyond the control of both Verso and NewPage. Completion of the Merger is conditioned on, among other conditions, the adoption of the Merger Agreement and approval of the Merger by NewPage stockholders and approval of the issuance of shares of Verso common stock as part of the Merger Consideration by the Verso stockholders, the expiration or termination of the applicable waiting period under the HSR Act and receipt of other regulatory approvals, the replacement of NewPage’s existing asset-based loan facility with the NewPage ABL Facility, the absence of any injunction or judgment that prohibits the completion of the Merger and the completion of the Exchange Offer Transactions. Each party’s obligation to close the Merger is also subject to, among other conditions, the accuracy of the representations and warranties of the other party in the Merger Agreement (subject to certain specified standards of materiality), the compliance in all material respects with covenants of the other party in the Merger Agreement and the absence of a material adverse effect on the other party. These and other conditions to the completion of the Merger may fail to be satisfied, and satisfying the conditions to and completion of the Merger may take longer, and could cost more, than Verso and NewPage expect.

In addition, under certain circumstances, either NewPage or Verso may terminate the Merger Agreement if the Merger has not closed on or prior to December 31, 2014, unless extended pursuant to the Merger Agreement.

The failure to obtain required regulatory approvals in a timely manner or any materially burdensome conditions contained in any regulatory approvals could delay or prevent completion of the Merger and diminish the anticipated benefits of the Merger.

Completion of the Merger is conditional upon the receipt of certain regulatory approvals, including, but not limited to, the expiration or termination of the applicable waiting periods under the HSR Act, and approval by the PSCW and the FERC.

Verso and NewPage will file required antitrust documents relating to the Merger under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”), and have filed applicable applications with the PSCW and FERC. Although Verso and NewPage have agreed in the Merger Agreement to use their reasonable best efforts to obtain the requisite regulatory approvals, there can be no assurance that these approvals will be obtained in a timely manner, or at all. The requirement to receive these approvals before the closing of the Merger could delay the consummation of the Merger. In addition, at any time before or after completion of the Merger, the DOJ, the FTC, the PSCW, FERC or any state or other non-U.S. competition authority could take such action under applicable laws as it deems necessary or desirable in the public interest, including seeking to enjoin completion of the Merger, rescind the Merger or seek divestiture of particular assets of Verso or NewPage. Any delay in completing the Merger, or any additional conditions imposed in order to complete the Merger, may adversely affect the synergies and other benefits that Verso expects to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Merger. Any uncertainty over the ability to complete the Merger could make it more difficult for Verso to retain key employees or to pursue business strategies. Similarly, the governmental authorities from which these approvals are required may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Additionally, if Verso is required to take any action to resolve an antitrust challenge that would reasonably be expected to materially affect its business, it will not be obligated to close the Merger, or, if Verso remains required to close the Merger, its business and results of Verso’s operations may be adversely affected.

The closing of the Merger is subject to the completion of the Exchange Offer Transactions.

If Verso is not able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions, the Merger may not close. The willingness of the holders of the Old Second Lien Notes and Old Subordinated Notes to reduce the aggregate principal amount of the Old Second Lien Notes and Old Subordinated Notes in the Exchange Offers may depend in part on the holders’ assessment of the impact of the completion of the Merger on the trading value of Old Second Lien Notes and Old Subordinated Notes.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which the Merger may not close.

If the financing contemplated by the Debt Commitment Letters is not available, Verso will seek alternative financing. The terms of any alternative financing that is obtained may be less favorable than those contemplated by the Debt Commitment Letter. If the financing contemplated by the Debt Commitment Letter or other alternative financing is not available, the Merger might not be completed.

On January 3, 2014, Verso entered into the Debt Commitment Letter with Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Initial Lenders”). Pursuant to the Debt Commitment Letter, the Initial Lenders committed to provide the NewPage Term Loan Facility and the NewPage ABL Facility. This committed financing is subject to various conditions, including no event having occurred that would have a material adverse effect on NewPage Corporation and its subsidiaries, the execution of satisfactory documentation and other customary closing conditions. NewPage’s and Verso’s respective obligations to complete the Merger is subject to NewPage receiving the proceeds contemplated by the Debt Commitment Letter. In the event that the financing contemplated by the Debt Commitment Letter becomes unavailable and other alternative financing is obtained, such alternative financing might be on less favorable terms and conditions than the financing contemplated by the Debt Commitment Letter. If the financing contemplated by the Debt Commitment Letter or alternative financing is not available or is available on less favorable terms, the Merger might not be completed.

The Merger is expected to result in an ownership change for NewPage under Section 382 of the Code, potentially limiting the use of NewPage’s net operating loss carryforwards in future taxable years of the combined company.

As of December 31, 2012, NewPage had approximately $766 million of net operating loss carryforwards for U.S. federal income tax purposes. As of December 31, 2012, Verso had approximately $727 million of net operating loss carryforwards for U.S. federal income tax purposes. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” generally occurs if there is a cumulative change in ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. The Merger is expected to result in an ownership change under Section 382 of the Code for NewPage, potentially limiting the use of NewPage’s net operating loss carryforwards in future taxable years of the combined company. Although not free from doubt, the Merger is not expected to result in an ownership change under Section 382 of the Code for Verso, but an ownership change of Verso may occur in the future as a result of future transactions in Verso’s stock, some of which may be outside its control. These limitations may affect the timing of when these net operating loss carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of the combined company.

Certain NewPage stockholders may exercise appraisal rights under Section 262 of the DGCL, and if appraisal rights are exercised with respect to more than 7% of shares of NewPage common equity, the Merger may not close. If there are NewPage stockholders that successfully exercise their appraisal rights, the Surviving Corporation will be responsible for the resulting cash payment obligation.

Although NewPage stockholders who own approximately 61% of the voting power of NewPage common stock have entered into the Support Agreements with NewPage and Verso agreeing to waive their appraisal rights (see “Ancillary Agreements Entered Into In Connection With The Merger Agreement—NewPage Stockholders’ Support Agreements”), under the Merger Agreement, the closing of the Merger is subject to the condition that NewPage stockholders who have not voted in favor of the Merger, have properly exercised their appraisal rights under Delaware law and who have not withdrawn their request for appraisal rights, shall not hold more than 7% of NewPage’s then issued and outstanding common stock.

Additionally, if there are NewPage stockholders who exercise their appraisal rights and complete the process required by the DGCL, the Surviving Corporation will be obligated to pay such stockholders the pre-Merger cash value of their NewPage stock as determined by the Delaware Court of Chancery.

NewPage must obtain approval of its stockholders to consummate the Merger, which, if delayed or not obtained, may jeopardize or delay the consummation of the Merger.

If NewPage does not obtain the approval of at least a majority of the outstanding shares of NewPage common stock entitled to vote on the Merger, neither party is obligated to close. Although NewPage’ stockholders who own approximately 61% of the voting power of NewPage common stock have entered into the Support Agreements with NewPage and Verso agreeing to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement, there is no assurance that all of the NewPage’ stockholders who have signed the Support Agreements will perform the undertakings agreed therein. If one or more of such stockholders breach their Support Agreements, there is no assurance that litigation will result in a grant of specific performance of the undertakings under the Support Agreements, and such breach or litigation could also jeopardize or delay the consummation of the Merger for a significant period of time or prevent it from occurring.

Failure to complete the Merger could negatively impact the future business and financial results of NewPage and its value as a standalone company.

If the Merger is not completed for any reason, the ongoing business of NewPage may be adversely affected and, without realizing any of the benefits of having completed the Merger, NewPage will be subject to a number of risks, including, but not limited to, the following:

•	if the funding of the NewPage Term Loan Facility is consummated and NewPage declares the Recapitalization Dividend before the closing or the termination of the Merger Agreement in accordance with its terms, the additional $250 million of debt that NewPage will incur in connection with the NewPage Term Loan Facility may prevent NewPage from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business prior to the closing or the termination of the Merger Agreement;

•	NewPage may be required to pay Verso a termination fee of $27 million if the Merger Agreement is terminated under certain circumstances (See, The Merger Agreement—Termination Fees beginning on page 197 of this joint proxy and information statement/prospectus);

•	NewPage may be required to pay certain costs relating to the Merger, even if the Merger is not completed, such as legal, accounting, financial advisor, consultant and printing fees; and

•	matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by NewPage management, whether or not the Merger is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to NewPage as an independent company.

These factors could affect the prospects of NewPage as a standalone entity, demand for NewPage common stock and the valuation of NewPage as a standalone entity.

The Merger Agreement contains provisions that limit NewPage’s ability to pursue alternatives to the Merger, which could discourage a potential acquirer of NewPage from making an alternative transaction proposal or could result in a competing proposal being at a lower price than it might otherwise be and, in certain circumstances, could require NewPage to pay Verso a significant termination fee.

The Merger Agreement contains provisions that make it more difficult for NewPage to sell its business to a party other than Verso. These provisions include the general prohibition on NewPage taking certain actions that might lead to or otherwise facilitate a proposal by a third party for an alternative transaction and the requirement that NewPage pay Verso a termination fee of $27 million if the Merger Agreement is terminated in specified circumstances, including if the Merger Agreement is terminated as a result of NewPage entering into an agreement for an alternative transaction. See, The Merger Agreement—Termination Fees beginning on page 196 of this joint proxy and information statement/prospectus.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of the stock, properties or assets of NewPage from considering or proposing that acquisition, even if that party were prepared to pay consideration to NewPage’s stockholders with a higher per share value than the Merger Consideration.

If the Merger Agreement is terminated, the failure of the Merger could have an adverse effect on NewPage’s ability to conduct a successful initial public offering.

Pursuant to Section 7.1(a) of the Stockholders Agreement, NewPage is required to file, and thereafter to use its best efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (the “Registration Statement”) with a view towards completing an initial public offering of its common stock prior to or on December 21, 2014. During the pendency of the Merger, NewPage’s board of directors and management will not devote significant resources or attention to evaluating the alternative of operating NewPage on a stand-alone basis, both with and without a dividend recapitalization, with the view towards consummating an initial public offering of NewPage’s common stock in the near future. Pendency of the Merger could significantly distract management and employees from operating NewPage’s business and could adversely affect business performance and the ability to identify and pursue other opportunities that may have been beneficial to NewPage as an independent company. Additionally, a failed merger could adversely affect both prospects of an initial public offering and subsequent trading value of the shares of NewPage common stock.

NewPage may replace its existing credit facilities even if the Merger does not close.

NewPage’s existing $500 million term loan may be replaced with the NewPage Term Loan Facility and NewPage’s existing asset based loan facility may be replaced with the NewPage ABL Facility, even if the Merger does not close. The terms and conditions of the NewPage Term Loan Facility and NewPage ABL Facility may be less favorable to NewPage than its existing facilities or other facilities that NewPage may be able to obtain if NewPage were seeking replacement facilities in the absence of the Merger, and it may not be possible for NewPage to replace the NewPage Term Loan Facility or NewPage ABL Facility in a cost effective manner if the Merger does not close. As a result of the replacement of NewPage’s existing $500 million term loan with the NewPage Term Loan Facility, NewPage will have an increased debt level, which could make it more difficult or expensive to obtain any necessary future financing for capital expenditures or other purposes. Although the NewPage Term Loan Facility will permit NewPage to refinance the NewPage Term Loan Facility under certain circumstances with (a) one or more new term facilities or (b) one or more additional series of senior unsecured notes or loans or senior secured notes (the “Refinancing Indebtedness”), in the event that NewPage wishes to refinance the NewPage Term Loan Facility, it might not be able to obtain the Refinancing Indebtedness on favorable terms or at all, and NewPage will have already paid the fees associated with the incurrence of the

NewPage Term Loan Facility. Additionally, any such refinancing occurring more than 30 calendar days after the termination of the Merger Agreement in accordance with its terms and the three year anniversary of the NewPage Term Loan Facility may be subject to a prepayment premium if such refinancing results in a lower yield than under the NewPage Term Loan Facility.

If the Merger Agreement is terminated, the ability of each of NewPage and Verso to seek money damages from the other party is limited to $27 million.

NewPage and Verso can seek money damages from each other only up to an aggregate amount of $27 million (which may not be paid in addition to a termination fee) under the Merger Agreement and the ancillary agreements and only if (a) the Merger Agreement has been terminated and (b) the other party’s breach of the Merger Agreement was willful and material. Therefore, if either party willfully and materially breaches the Merger Agreement or any of the ancillary agreements in a way that causes the other party to incur more than $27 million of losses (including potentially by refusing to consummate the Merger when such party would otherwise be required to do so), the other party will not be able to recover the full amount of its losses (though such party may have the ability to obtain a court order for specific performance, forcing the breaching party to comply with its obligations). Additionally, neither party may seek money damages if the other party’s breach was not willful and material, even if the non-breaching party incurs substantial losses as a result of the breach, although this requirement that a breach be willful and material does not apply for Verso or NewPage, as applicable, to recover the termination fee.

Any delay in completing the Merger may substantially reduce the benefits that Verso and NewPage expect to obtain from the Merger.

In addition to obtaining the approval of the stockholders of each of NewPage and Verso for the consummation of the Merger and issuance of shares of Verso common stock, respectively, the Merger is subject to a number of other conditions beyond the control of NewPage and Verso that may prevent, delay, or otherwise materially and adversely affect its completion. Verso and NewPage cannot predict whether or when certain of the conditions required to complete the Merger will be satisfied, and satisfying the conditions to the Merger could take longer than (and cost more than) Verso and NewPage expect and delay the effective time of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger, or any additional conditions imposed in order to complete the Merger, may materially and adversely affect the synergies and other benefits that Verso and NewPage expect to achieve if the Merger and the integration of the companies’ respective businesses are not completed within the expected timeframe and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Merger.

Verso and NewPage will incur significant costs in connection with the Merger and the integration of Verso and NewPage into a combined company, including legal, accounting, financial advisory and other costs.

Verso and NewPage have incurred, and expect to continue to incur, significant costs in connection with the Merger, including the fees of their respective professional advisors. Verso also will incur integration and restructuring costs following the completion of the Merger as its operations are integrated with NewPage’s operations. While Verso’s management believes that the synergies are achievable, the synergies anticipated to arise from the Merger may not be achieved within the time frame expected or at all, and if achieved, may not be sufficient to offset the costs associated with the Merger. Unanticipated costs, or the failure to achieve expected synergies, may have an adverse impact on the results of operations of the combined company following the completion of the Merger.

The integration process will be complex, costly and time-consuming, and there can be no assurance that the integration efforts will be successful. The difficulties of integrating the businesses may include:

•	employee redeployment, relocation or severance;

•	failure to retain key employees, which might adversely affect operations and the ability to retain other employees;

•	integration of manufacturing, logistics, information, communications, and other systems;

•	combination of research and development teams and processes;

•	failure to retain customers or arrangements with suppliers; and

•	other unanticipated issues, expenses and liabilities.

Integrating Verso’s business with that of NewPage may divert the attention of management away from operations.

The integration of Verso’s and NewPage’s operations, products and personnel may place a significant burden on management and other internal resources. Matters related to the Merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Verso or NewPage. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial conditions and operating results.

As a result of the Merger, the combined company may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect its business and require the incurrence of substantial additional costs to recruit replacement personnel.

Verso and NewPage are highly dependent on the continuing efforts of their senior management team and other key personnel. As a result of the Merger, current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect the combined company’s ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on the combined company’s business after consummation of the Merger.

If Verso or NewPage fails to obtain all required consents and waivers, third parties may terminate or alter existing contracts.

Certain agreements with suppliers, customers, licensors or other business partners require Verso or NewPage to obtain the approval or waiver of these other parties in connection with the Merger. Verso and NewPage have agreed to use reasonable best efforts to secure the necessary approvals and waivers. However, there is no assurance that Verso and/or NewPage will be able to obtain all of the necessary approvals and waivers, and failure to do so could have a material adverse effect on the combined company’s business after the Merger.

Additionally, under certain of NewPage’s servicing contracts, leases and debt obligations, the Merger will constitute a change in control, and, therefore, the counterparty may exercise certain rights under the applicable agreement upon the closing of the Merger. Any such counterparty may request modifications of the applicable agreements as a condition to granting a waiver or consent under such agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

General customer uncertainty related to the Merger could harm Verso.

Verso’s and NewPage’s customers may, in response to the consummation of the Merger, delay or defer purchasing decisions. If customers delay or defer purchasing decisions, the combined company’s revenues could materially decline or any anticipated increases in revenue could be lower than expected.

The combined company may not realize the anticipated benefits of the Merger.

The rationale for the Merger is, in large part, predicated on the ability to realize cost savings through the combination the two companies. Achieving these cost savings is dependent upon a number of factors, many of which are beyond the combined company’s control. An inability to realize the full extent of, or any of, the anticipated benefits of the Merger, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses, operating results and financial condition of the combined company.

The Merger involves the integration of two companies that have previously operated independently. The success of the Merger will depend, in large part, on the ability to realize the synergies expected to be produced from integrating NewPage’s businesses with Verso’s existing business. Although Verso has identified approximately $175 million of pre-tax annualized synergies that are expected to be realized during the first 18 months after the consummation of the Merger, there can be no assurance as to when or the extent to which the combined company will be able to realize these increased revenues, cost savings or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. The combined company must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances, Verso and NewPage have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Such difficulties associated with integration, among others, could have a material adverse effect on the combined company’s business.

The combined company’s operating results after the Merger may materially differ from the pro forma information presented in this proxy and information statement/prospectus.

The combined company’s operating results after the Merger may be materially different from those shown in the pro forma information, which represents only a combination of Verso’s historical results with those of NewPage. The assumptions contained herein are based on Verso’s current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements after the Merger to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that the pro forma financial results or estimated synergies or cost savings herein will prove to be accurate or that the objectives and plans expressed will be achieved. Any synergies or cost savings that are realized from the Merger may differ materially from the estimates contained herein. Verso and NewPage cannot provide any assurances that synergies will be achieved or cost-savings will be completed as anticipated or at all. Furthermore, the Merger, financing, integration, restructuring and transaction costs related to the Merger could be higher or lower than currently estimated, depending on how difficult it is to integrate Verso’s business with that of NewPage.

Certain financial forecasts may not be realized, which may adversely affect the market price of Verso New First Lien Notes and common stock following the consummation of the Merger.

In arriving at their respective fairness opinions regarding the Merger Consideration to be paid under Merger Agreement, each of Evercore and Goldman Sachs relied upon, without independent verification, the accuracy and completeness of the information that was made available to Evercore and Goldman Sachs by Verso and NewPage. These financial forecasts were prepared by, or as directed by, the managements of Verso and NewPage and were also considered by NewPage’s and Verso’s boards of directors. None of these financial forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. The financial forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Verso and NewPage. Accordingly, there can be no assurance that Verso’s or NewPage’s financial condition or results of operations will not be significantly worse than those set forth in such forecasts. Significantly worse financial results could have a material adverse effect on the market price of the New First Lien Notes, Verso common stock and/or the liquidity position of Verso and its subsidiaries following the consummation of the Merger.

The opinion delivered by Goldman Sachs will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

Goldman Sachs’s opinion regarding the fairness from a financial point of view of the Merger Consideration to be received by the holders of NewPage common stock pursuant to the Merger Agreement is based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the signing of the Merger Agreement. Goldman Sachs has no obligation to update, revise or affirm its opinion to give effect to changes in circumstances between signing of the Merger Agreement and the completion of the Merger. Changes in the operations and prospects of NewPage, general market and economic conditions and other factors that may be beyond the control of NewPage, and on which the opinion of Goldman Sachs was based, may significantly alter the value of NewPage or the price of NewPage’s common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the opinion.

Risks Relating to Verso’s Indebtedness

Verso’s substantial indebtedness could adversely affect Verso’s ability to raise additional capital to fund Verso’s operations, limit Verso’s ability to react to changes in the economy or Verso’s industry, expose Verso to interest rate risk to the extent of Verso’s variable rate debt, and prevent Verso from meeting Verso’s obligations under Verso’s indebtedness.

Verso is a highly leveraged company and will continue to be highly leveraged after giving effect to the Exchange Offer Transactions and the Merger. As of September 30, 2013, the principal amount of Verso’s total indebtedness was $1,263.8 million and the principal amount of Verso Holdings’ total indebtedness was $1,287.1 million (including a $23.3 million loan from Verso Finance Holdings to Chase NMTC Verso Investment Fund). Verso’s high degree of leverage could have important consequences, including:

•	making it more difficult for Verso to satisfy its obligations with respect to the New First Lien Notes;

•	increasing Verso’s vulnerability to general adverse economic and industry conditions;

•	requiring Verso to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing Verso’s vulnerability to and limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	exposing Verso to the risk of increased interest rates as borrowings under the Existing ABL Facility and the Existing Cash Flow Facility and the Old Floating Rate Notes are subject to variable rates of interest;

•	placing Verso at a competitive disadvantage compared to its competitors that have less debt; and

•	limiting Verso’s ability to borrow additional funds.

The indenture governing the New First Lien Notes, the indenture governing Verso’s existing notes, the Existing Cash Flow Facility and the Existing ABL Facility contain financial and other restrictive covenants that limit Verso’s ability to engage in activities that may be in its long-term best interests. Verso’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of its debts.

Verso’s ability to generate net income will depend upon various factors that may be beyond its control. A portion of Verso’s debt bears variable rates of interest so its interest expense could increase further in the future. Verso may not generate sufficient cash flow from operations to pay cash interest on its debt or be permitted by the terms of its debt instruments to pay dividends.

Verso will require a significant amount of cash to service its indebtedness and make planned capital expenditures. Verso’s ability to generate cash or refinance its indebtedness depends on many factors beyond its control, including general economic conditions.

Verso’s ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures and research and development efforts will depend on its ability to generate cash flow in the future and Verso’s ability to borrow under the Existing ABL Facility and the Existing Cash Flow Facility, to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond Verso’s control. If adverse regional and national economic conditions persist, worsen, or fail to improve significantly, Verso could experience decreased revenues from its operations attributable to decreases in wholesale and consumer spending levels and could fail to generate sufficient cash to fund its liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations that it is subject to under its indebtedness.

Based on Verso’s current and expected level of operations, Verso believes its cash flow from operations, available cash, and available borrowings under the Existing ABL Facility and the Existing Cash Flow Facility will be adequate to meet its future liquidity needs for at least the next year.

Verso cannot assure you, however, that its business will generate sufficient cash flow from operations or those future borrowings will be available to it under the Existing ABL Facility and the Existing Cash Flow Facility, or otherwise in an amount sufficient to enable it to pay its indebtedness or to fund its other liquidity needs.

Restrictive covenants in the instruments governing Verso’s debt securities and credit agreements may restrict its ability to pursue its business strategies.

The indenture governing the New First Lien Notes and certain of Verso’s existing notes, the Existing ABL Facility and the Existing Cash Flow Facility limit Verso’s ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem Verso’s stock;

•	prepay, redeem or repurchase certain of Verso’s indebtedness;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting Verso’s subsidiaries’ ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Verso’s assets;

•	enter into transactions with affiliates; and

•	incur liens.

The Existing Cash Flow Facility requires Verso to maintain a maximum total net first-lien leverage ratio of not more than 3.50 to 1.00 at any time that any portion of the facility is drawn (including outstanding letters of credit). In addition, the Existing ABL Facility requires Verso to maintain a minimum fixed charge coverage ratio at any time when the average availability (defined as the lesser of the availability under the Existing ABL Facility and the borrowing base at such time, net of any unrestricted cash) is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of Existing ABL Facility commitments at such time, and (b) $10.0 million. In that event, Verso must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0. The Existing ABL Facility also contains certain other customary affirmative covenants and events of default. As of September 30, 2013, Verso was not subject to the above described financial maintenance covenants.

A breach of any of these restrictive covenants could result in a default under the instruments governing Verso’s debt securities and credit agreements. If a default occurs, the holders of these instruments may elect to declare all borrowings thereunder outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders under Verso’s Existing Cash Flow Facility and the Existing ABL Facility would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If Verso is unable to repay its indebtedness when due or declared due, the lenders thereunder will also have the right to proceed against the collateral pledged to them to secure the indebtedness. If such indebtedness were to be accelerated, Verso’s assets may not be sufficient to repay in full its secured indebtedness, including the New First Lien Notes, and it could be forced into bankruptcy or liquidation.

Despite Verso’s current indebtedness levels, Verso and its subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with its substantial leverage.

Verso and its subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the instruments governing Verso’s debt securities and credit agreements do not fully prohibit Verso or Verso’s subsidiaries from doing so. In addition, as of September 30, 2013, the Existing ABL Facility and the Existing Cash Flow Facility permitted borrowing of up to approximately an additional $128.8 million . If new indebtedness is added to Verso’s and its subsidiaries’ current debt levels, the related risks that Verso and they now face could intensify.

A downgrade in Verso’s debt ratings could result in increased interest and other financial expenses related to future borrowings, and could further restrict Verso’s access to additional capital or trade credit.

Standard and Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings for Verso. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to Verso’s future borrowings, and could restrict Verso’s ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict Verso’s access to, and negatively impact the terms of, trade credit extended by Verso’s suppliers of raw materials.

Verso’s indebtedness will increase substantially upon the consummation of the Merger

If the Merger is consummated, Verso will incur substantial additional indebtedness to, among other things, fund the consideration paid to NewPage’s existing equity holders in connection with the Merger. This new indebtedness includes up to $650 million in aggregate principal amount of New First Lien Notes and up to $750 million in borrowings under the NewPage Term Loan Facility, which will be used to pay the cash portion of the Merger Consideration and to refinance NewPage’s existing $500 million term loan prior to closing. Additionally, NewPage’s existing asset based loan facility will be replaced by the NewPage ABL Facility. Approximately $250 million in cash consideration will be paid to NewPage stockholders, approximately $246 million of which will be paid as a special dividend prior to the closing of the Merger, and will not be available to fund the combined company’s business operations after the close of the Merger. The combined company may also incur additional indebtedness in the future for corporate purposes. Any borrowings will require the combined company to use a portion of its cash flow to service principal and interest payments and thus will limit the free cash flow available for other desirable business opportunities. Verso cannot guarantee sufficient cash flow from operations to pay its indebtedness and fund its additional liquidity needs. See “—Risks Relating to Verso’s Indebtedness Following the Merger.”

Risks Relating to the Combined Company Following the Merger

The combined company is expected to operate in a highly competitive industry.

The industry in which Verso and NewPage operate, and in which the combined company will operate, is highly competitive. Competition is based largely on price. Both Verso and NewPage compete with foreign producers, some of which are lower cost producers than Verso and NewPage are or are subsidized by certain foreign governments. Verso and NewPage also face competition from numerous North American coated paper manufacturers. Some of Verso’s and NewPage’s competitors have advantages over Verso and/or NewPage, including lower raw material and labor costs and are subject to fewer environmental and governmental regulations. Furthermore, some of these competitors have greater financial and other resources than the combined company will have or may be better positioned than is the combined company to compete for certain opportunities. The combined company is expected to face similar competitive forces to those that Verso and NewPage faced as standalone entities. There is no assurance that the combined company will be able to continue to compete effectively in the markets it serves.

Competition could cause the combined company to lower its prices or lose sales to competitors, either of which could have a material adverse effect on the combined company’s business, financial condition, and results of operations. In addition, the following factors will affect the combined company’s ability to compete:

•	product availability;

•	the quality of its products;

•	the breadth of product offerings;

•	the ability to maintain plant efficiencies and to achieve high operating rates;

•	manufacturing costs per ton;

•	customer service and its ability to distribute its products on time; and

•	the availability and/or cost of wood fiber, market pulp, chemicals, energy and other raw materials and labor.

The combined company will have limited ability to pass through increases in its costs to its customers. Increases in the combined company’s costs or decreases in demand and prices for printing and writing paper could have a material adverse effect on its business, financial condition, and results of operations.

Verso’s and NewPage’s earnings are sensitive to price changes in coated paper. The combined company’s earnings are expected to have the same sensitivities. Fluctuations in paper prices (and coated paper prices in particular) historically have had a direct effect on Verso’s and NewPage’s net income (loss) and EBITDA for several reasons:

•	Market prices for paper products are a function of supply and demand, factors over which the combined company will have limited control. The combined company will therefore have limited ability to control the pricing of its products. Market prices of grade No. 3, 60 lb. basis weight paper, which is an industry benchmark for coated freesheet paper pricing, have fluctuated since 2000 from a high of $1,100 per ton to a low of $705 per ton. In addition, market prices of grade No. 5, 34 lb. basis weight paper, which is an industry benchmark for coated groundwood paper pricing, have fluctuated between a high of $1,120 per ton to a low of $795 per ton over the same period. Prices may not improve significantly in 2014, and neither Verso nor NewPage currently expects prices in 2014 to return to the levels they were at in 2008 before they declined. Because market conditions determine the price for the combined company’s paper products, the price for its paper products could fall below its cash production costs.

•

Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently Verso and NewPage have had limited ability to pass through increases in these raw material and/or other sales costs to their respective customers absent increases in the market price. The combined company is expected to face the same market dynamic. Thus, even though the combined company’s costs may increase, it may not have the ability to increase the prices for its products, or the prices for its products may decline.

•	The manufacturing of coated paper is highly capital-intensive and a large portion of Verso’s and NewPage’s operating costs are fixed. Additionally, paper machines are large, complex machines that operate more efficiently when operated continuously. Consequently, while its competitors do the same, the combined company will typically continue run its machines whenever marginal sales exceed the marginal costs, adversely impacting prices at times of lower demand.

Therefore, the combined company’s ability to achieve acceptable margins is principally dependent on (a) its cost structure, (b) changes in the prices of raw materials, electricity, energy and fuel, which will represent a large component of its operating costs and will fluctuate based upon factors beyond its control and (c) general conditions in the paper market including the demand for paper products, the amount of foreign imports, the amount spent on advertising, the circulation of magazines and catalogs, the use of electronic readers and other devices, and postal rates. Any one or more of these economic conditions could affect the combined company’s sales and operating costs and could have a material adverse effect on its business, financial condition, and results of operations.

Developments in alternative media could adversely affect the demand for the combined company’s products.

Trends in advertising, electronic data transmission and storage, and the internet have had and could have further adverse effects on traditional print media, including the use of and demand for the combined company’s products and those of its customers, but neither the timing nor the extent of those trends can be predicted with certainty. The combined company’s magazine and catalog publishing customers may increasingly use (both for content and advertising), and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, particularly the internet, instead of paper made by the combined company. As the use of these alternatives grows, demand for its paper products could decline.

Litigation could be costly and harmful to the combined company’s business.

Verso and NewPage have been, from time to time, and may currently be involved in, claims and legal proceedings relating to contractual, employment, environmental, intellectual property and other matters incidental to the conduct of their businesses. Although Verso and NewPage do not believe that any currently pending claims or legal proceedings are likely to result in an unfavorable outcome that would have a material adverse effect on the combined company’s financial condition or results of operations, it is possible that such claims and legal proceedings could result in unfavorable outcomes that could have a material adverse effect on the combined company’s financial condition and results of operations.

If the combined company is unable to obtain energy or raw materials, including petroleum-based chemicals at favorable prices, or at all, it could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Both Verso and NewPage purchase energy, wood fiber, market pulp, chemicals and other raw materials from third parties. Going forward, the combined company may experience shortages of energy supplies or raw materials or be forced to seek alternative sources of supply. If the combined company is forced to seek alternative sources of supply, it may not be able to do so on terms as favorable as Verso and NewPage currently have or at all. The prices for energy and many of Verso’s and NewPage’s raw materials, especially petroleum-based chemicals, have recently been volatile and are expected to remain volatile for the foreseeable future. Chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to a supply shortage and cost increase, ration the amount of chemicals available to the combined company and/or the combined company may not be able to obtain the chemicals it needs to operate its business at favorable prices, if at all. In addition, certain specialty chemicals that Verso and NewPage currently purchase are available only from a small number of suppliers. If any of these suppliers were to cease operations or cease doing business with the combined company in the future, it may be unable to obtain such chemicals at favorable prices, if at all.

The supply of energy or raw materials may be adversely affected by, among other things, natural disasters or an outbreak or escalation of hostilities between the United States and any foreign power, and, in particular, events in the Middle East or weather events such as hurricanes could result in a real or perceived shortage of oil or natural gas, which could result in an increase in energy or chemical prices. In addition, wood fiber is a commodity and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by aboriginal groups, litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity, and the response to and prevention of wildfires and campaigns or other measures by environmental activists also could affect timber supplies. The availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice and wind storms, droughts, floods, and other natural and man-made causes. Additionally, due to increased fuel costs, suppliers, distributors and freight carriers have charged fuel surcharges, which have increased both Verso’s and NewPage’s costs. Any significant shortage or significant increase in the combined company’s energy or raw material costs in circumstances where it cannot raise the price of its products due to market conditions could have a material adverse effect on its business, financial condition, and results of operations.

Any disruption in the supply of energy or raw materials also could affect the combined company’s ability to meet customer demand in a timely manner and could harm its reputation. As the combined company is expected to have limited ability to pass through increases in its costs to its customers absent increases in market prices for its products, material increases in the cost of its raw materials could have a material adverse effect on the combined company’s business, financial condition and results of operations. Furthermore, the combined company may be required to post letters of credit or other financial assurance obligations with certain of its energy and other suppliers, which could limit its financial flexibility.

Verso and NewPage are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of either Verso’s or NewPage’s manufacturing facilities may affect the combined company’s operating performance.

Verso and NewPage run their respective paper machines on a nearly continuous basis for maximum efficiency, and the combined company will run its machines on the same basis. Any downtime at any of the combined company’s paper mills, including as a result of or in connection with planned maintenance and capital expenditure projects, results in unabsorbed fixed costs that could negatively affect its results of operations for the period in which it experiences the downtime. Due to the extreme operating conditions inherent in some of Verso’s and NewPage’s manufacturing processes, the combined company may incur unplanned business interruptions from time to time and, as a result, the combined company may not generate sufficient cash flow to satisfy its operational needs. In addition, the geographic areas where Verso’s and NewPage’s production is located and where the combined company will conduct its business may be affected by natural disasters, including snow storms, forest fires, and flooding. Such natural disasters could cause the combined company’s mills to stop running, which could have a material adverse effect on its business, financial condition, and results of operations. Furthermore, during periods of weak demand for paper products, such as the current market, or periods of rising costs, Verso and NewPage have experienced and the combined company may in the future experience market-related downtime, which could have a material adverse effect on its financial condition and results of operations.

Verso’s and NewPage’s operations require substantial ongoing capital expenditures, and the combined company may not have adequate capital resources to fund all of its required capital expenditures.

Verso’s and NewPage’s businesses are capital intensive, and the combined company is expected to incur capital expenditures on an ongoing basis to maintain its equipment and comply with environmental laws, as well as to enhance the efficiency of its operations. For the nine months ended September 30, 2013, Verso’s capital expenditures were approximately $26.7 million (net of governmental grants of $13.7 million). For the nine months ended September 30, 2013, NewPage’s total capital expenditures were $46 million, approximately half of which related to maintaining the operational effectiveness of NewPage’s equipment or compliance with environmental laws and regulations. Verso anticipates that the combined company’s available cash resources, including amounts under the combined company’s credit facilities, and cash generated from operations will be sufficient to fund its operating needs and capital expenditures for at least the next year. The combined company may also dispose of certain of its non-core assets in order to obtain additional liquidity. However, if the combined company requires additional resources to fund its capital expenditures, it may not be able to obtain them on favorable terms, or at all. If the combined company cannot maintain or upgrade its facilities and equipment as it requires or as necessary to ensure environmental compliance, it could have a material adverse effect on its business, financial condition, and results of operations.

Verso and NewPage depend on a small number of customers for a significant portion of their respective businesses. In some instances, Verso and NewPage have served the same significant customers. Furthermore, Verso and NewPage may have credit exposure to these customers through extension of trade credits.

Verso’s largest customer, Quad/Graphics, Inc. accounted for approximately 10% of its net sales in 2012. In 2012, Verso’s ten largest customers (including Quad/Graphics, Inc.) accounted for approximately 57% of its net sales, while Verso’s ten largest end-users accounted for approximately 28% of its net sales. The loss of, or reduction in orders from, any of these customers or other customers could have a material adverse effect on Verso’s business, financial condition, and results of operations, as could significant customer disputes regarding shipments, price, quality, or other matters.

NewPage’s two largest customers, xpedx, a division of International Paper Company, and Unisource Worldwide, Inc. accounted for 14% and 12% of 2012 net sales, respectively. NewPage’s ten largest customers (including xpedx and Unisource) accounted for approximately half of NewPage’s net sales for 2012. The loss of, or significant reduction in orders from, any of these customers could have a material adverse effect on NewPage’s business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters. Furthermore, on April 22, 2013, xpedx announced that it had entered into a non-binding letter of intent with Unisource to explore a possible business combination. NewPage is unable to predict the outcome of negotiations relating to such a transaction or the impact a business combination may have on NewPage’s business.

The combined company is expected to depend on these significant customers going forward. In some instances, Verso and NewPage have served the same customers, and some of these customers may decide that it is desirable to have additional or different suppliers that could result in loss of business for the combined company.

Furthermore, Verso and NewPage extend trade credit to certain of these customers to facilitate the purchase of their respective products and rely on these customers’ creditworthiness and ability to obtain credit from lenders. The combined company is expected to be subject to these sales practices. Accordingly, a bankruptcy or a significant deterioration in the financial condition of any of these significant customers could have a material adverse effect on the combined company’s business, financial condition and results of operations, due to a reduction in purchases, a longer collection cycle or an inability to collect accounts receivable.

The combined company may not realize certain synergies, productivity enhancements or improvements in costs.

As part of Verso’s business strategy, Verso has been in the process of identifying opportunities to improve profitability by reducing costs and enhancing productivity. For example, through Verso’s continuous process improvement program, Verso has implemented focused programs to optimize material and energy sourcing and usage, reduce repair costs and control overhead. The combined company will continue to utilize the process improvement program to drive further cost reductions and operating improvements in the combined company’s mill system, and Verso’s management team has targeted synergy opportunities upon consummation of the Merger. Any synergies, cost savings or productivity enhancements that the combined company realizes from such efforts may differ materially from Verso’s estimates as to such synergies, cost savings or productivity enhancements. In addition, any synergies, cost savings or productivity enhancements that the combined company expects to realize may be offset, in whole or in part, by reductions in pricing or volume, or through increases in other expenses, including raw material, energy or personnel. The combined company cannot assure you that these initiatives will be completed as anticipated or that the expected benefits expect will be achieved on a timely basis or at all.

Rising postal costs could weaken demand for the combined company’s paper products.

A significant portion of paper is used in periodicals, magazines, catalogs, fliers and other promotional mailings. Many of these materials are distributed through the mail. Future increases in the cost of postage could reduce the frequency of mailings, reduce the number of pages in magazine and advertising materials, and/or cause advertisers, catalog and magazine publishers to use alternate methods to distribute their materials. The U.S. Postal Service has announced rate increases for 2014 that are significantly above the rate of inflation to offset prior losses. Any of the foregoing could decrease the demand for the combined company’s products, which could have a material adverse effect on its business, financial condition, and results of operations.

The combined company’s business may suffer if it does not retain its senior management.

The combined company’s future success will depend on its senior management. As a result of the Merger, Verso’s and NewPage’s current and prospective employees could experience uncertainty about their future roles and the integration process. See “Risk Factors—Risks Relating to the Merger” for more details. The loss of services of members of the combined company’s senior management team could adversely affect its business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and the combined company may be unable to locate or employ qualified personnel on acceptable terms. In addition, the combined company’s future success requires it to continue to attract and retain competent personnel.

Both Verso and NewPage have a portion of employees who are unionized. Wage and benefit increases and work stoppages and slowdowns by unionized employees may have a material adverse effect on the combined company’s business, financial condition and results of operations.

A large percentage of Verso and NewPage employees are unionized. Verso has three collective bargaining agreements and NewPage has 14 collective bargaining agreements or other agreements with a labor union or similar organizations. During the pendency of the Merger, Verso or NewPage may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses for Verso or NewPage in absolute terms and/or as a percentage of net sales. In addition, although Verso and NewPage believe they have good relations with their respective employees, work stoppages or other labor disturbances may occur in the future.

The combined company will continue to be subject to existing Verso’s collective bargaining agreements and pursuant to the Merger Agreement, the combined company will also recognize the unions that are parties to the collective bargaining agreements with NewPage. As a result, the combined company will be subject to the risk factors described above and any of these factors could negatively affect its business, financial condition and results of operations.

The failure of the combined company’s information technology and other business support systems could have a material adverse effect on its business, financial condition and results of operations.

The combined company’s ability to effectively monitor and control its operations depends to a large extent on the proper functioning of its information technology and other business support systems. If the combined company’s information technology and other business support systems were to fail, it could have a material adverse effect on its business, financial condition and results of operations.

Verso and NewPage depend on third parties for certain transportation services.

Verso and NewPage rely primarily on third parties for transportation of products to customers and transportation of raw materials to Verso and NewPage, in particular, by truck and train. The combined company is also expected to continue to depend on these relationships. If any third-party transportation provider fails to deliver the combined company’s products in a timely manner, it may be unable to sell them at full value. Similarly, if any transportation provider fails to deliver raw materials to the combined company in a timely manner, it may be unable to manufacture its products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm the combined company’s reputation, negatively impact its customer relationships and have a material adverse effect on the combined company’s business, financial condition, and results of operations. In addition, the combined company’s ability to deliver its products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Furthermore, the combined company may experience increases in the cost of its transportation services, including as a result of rising fuel costs and surcharges (primarily in diesel fuel). If the combined company is not able to pass these increased costs through to its customers, they could have a material adverse effect on its business, financial condition, and results of operations.

The combined company will be subject to various environmental, health and safety laws and regulations that could impose substantial costs or other liabilities upon it and may have a material adverse effect on its business, financial condition, and results of operations.

Verso and NewPage are subject to a wide range of federal, state, regional, and local general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions (including greenhouse gases and hazardous air pollutants), wastewater discharges, solid and hazardous waste management and disposal, site remediation and natural resources. Compliance with these laws and regulations, and permits issued thereunder, is a significant factor in both Verso and NewPage’s business and the combined company may be subject to the same or even increased scrutiny and enforcement actions by regulators. Verso and NewPage have made, and the combined company will continue to make, significant expenditures to comply with these requirements and the combined company’s permits, which may impose increasingly more stringent standards over time as they are renewed or modified by the applicable governmental authorities. In addition, the combined company will handle and dispose of wastes arising from its mill operations and operate a number of on-site landfills to handle that waste. The combined company will be required to maintain financial assurance (in the form of letters of credit and other similar instruments) for the projected cost of closure and post-closure care for these landfill operations. The combined company could be subject to potentially significant fines, penalties, criminal sanctions, plant shutdowns, or interruptions in operations for any failure to comply with applicable environmental, health and safety laws, regulations and permits. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the full cost to investigate or clean up such real property and for related damages to natural resources. The combined company may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of Verso’s or NewPage’s current or former paper mills, other properties or other locations where Verso or NewPage has disposed of, or arranged for the disposal of, wastes.

Verso began operations on August 1, 2006, when it acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper”. The 2006 acquisition agreement with International Paper contains an environmental indemnity, subject to certain limitations, for former properties and former off-site shipments related to the business during the time it was owned by International Paper, as well as certain other limited environmental liabilities. The combined company will continue to be covered under the International Paper environmental indemnity. However, there can be no assurance that International Paper will perform under any of its environmental indemnity obligations, and its failure to do so could have a material adverse effect on the combined company’s financial condition and results of operations. The combined company also could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of its operations, including due to human exposure to hazardous substances. Increasingly stringent or new environmental requirements, more aggressive enforcement actions or policies, the discovery of unknown conditions, or the bringing of future claims may cause the combined company’s expenditures for environmental matters to increase, and the combined company may incur material costs associated with these matters.

A 2007 decision of the United States Supreme Court held that greenhouse gases are subject to regulation under the Clean Air Act. The Environmental Protection Agency, or “EPA,” has subsequently issued regulations applicable to both Verso and NewPage that require monitoring of greenhouse gas emissions. The EPA has also issued regulations that require certain new and modified air emissions sources to control their greenhouse gas emissions, which may have a material effect on the combined company’s operations. The United States Congress has in the past, and may in the future, consider legislation which would also regulate greenhouse gas emissions. It is possible that the combined company could become subject to federal, state, regional, local, or supranational legislation related to climate change, greenhouse gas emissions, cap-and-trade or other emissions.

On January 31, 2013, the EPA published its “National Emissions Standards for Hazardous Air Pollutants for Major Sources: Industrial, Commercial and Institutional Boilers and Process Heaters.” The standards, which are technology-based standards that require the use of Maximum Achievable Control Technology or “MACT” for major sources to comply and is referred to as the “Boiler MACT” rule, govern emissions of air toxics from boilers and process heaters at industrial facilities. Certain of Verso’s and NewPage’s boilers are subject to the new standards, and the combined company may be required to limit its emissions and/or install additional pollution controls. In addition, on September 11, 2012, the EPA amended its “National Emissions Standards for Hazardous Air Pollutants from the Pulp and Paper Industry,” which is likewise a MACT standard that specifically governs emissions of air toxics from pulp and paper facilities. Compliance costs related to recent EPA rule changes could be material and have an adverse effect on the combined company’s business, financial condition and results of operations.

Lenders under the combined company’s credit facilities may not fund their commitments.

Although the lenders under the combined company’s revolving credit facilities are well-diversified, there can be no assurance that deterioration in the credit markets or overall economy will not affect the ability of the combined company’s lenders to meet their funding commitments. If a lender fails to honor its commitment under the revolving credit facilities, that portion of the credit facilities will be unavailable to the extent that the lender’s commitment is not replaced by a new commitment from an alternate lender.

Additionally, the combined company’s lenders have the ability to transfer their commitments to other institutions, and the risk that committed funds may not be available under distressed market conditions could be exacerbated if consolidation of the commitments under the combined company’s revolving credit facilities or among its lenders were to occur.

Risks Relating to the Verso Common Stock

The issuance of Verso common stock in connection with the Merger could decrease the market price of Verso common stock.

In connection with the Merger and as part of the Merger Consideration, Verso will issue shares of its common stock to NewPage stockholders (see “The Merger Agreement—Merger Consideration” for more details). The issuance of Verso common stock in the Merger may result in fluctuations in the market price of Verso common stock, including a stock price decline.

Verso common stock may cease to be listed on the New York Stock Exchange.

Verso common stock is currently listed on the New York Stock Exchange, or “NYSE,” under the symbol “VRS.” Verso may not be able to meet the continued listing requirements of the NYSE, which had previously notified Verso that it had fallen below the NYSE’s continued listing standard relating to market capitalization and trading price. If Verso is unable to satisfy the requirements of the NYSE for continued listing, its common stock would be subject to delisting. Any delisting could have a material adverse effect on Verso’s share price which, among other things, could cause a downgrade in its debt ratings potentially resulting in increased interest and other financial expenses related to future borrowings, and could further restrict Verso’s access to additional capital or trade credit.

Verso does not plan to pay dividends on its common stock for the foreseeable future.

Verso intends to retain its earnings to support the development and expansion of its business, to repay debt and for other corporate purposes and, as a result, Verso does not plan to pay cash dividends on its common stock in the foreseeable future. Verso’s payment of any future dividends will be at the discretion of its board of directors after taking into account various factors, including its financial condition, operating results, cash needs, growth plans and the terms of any credit facility or other restrictive debt agreements that Verso may be a party to at the time or senior securities it may have issued. Verso’s credit facilities limit it from paying cash dividends or other payments or distributions with respect to its capital stock. In addition, the terms of any future facility or other restrictive debt credit agreement may contain similar restrictions on its ability to pay any dividends or make any distributions or payments with respect to its capital stock.

Furthermore, Verso’s ability to pay dividends to its stockholders is subject to the restrictions set forth under Delaware law and, during the period between the signing of the Merger Agreement and the closing of the Merger, restrictions on the payment of dividends in the Merger Agreement. Verso cannot assure you that it will meet the criteria specified under Delaware law in the future, in which case it may not be able to pay dividends on its common stock even if it were to choose to do so.

Verso’s stock price has been volatile and an investment in Verso could lose value.

All of the risk factors discussed in this section could affect Verso’s stock price. The timing of announcements in the public market regarding new products, product enhancements or technological advances by Verso or its competitors, and any announcements by Verso or its competitors of acquisitions, major transactions, or management changes could also affect Verso’s stock price. Verso’s stock price is subject to speculation in the press and the analyst community, including with respect to the closing of the Merger or Apollo’s strategic plans generally, changes in recommendations or earnings estimates by financial analysts, changes in ’investors’ or analysts’ valuation measures for Verso’s stock, Verso’s credit ratings and market trends unrelated to Verso’s performance. Stock sales by Apollo’s or Verso’s directors, officers, or other significant holders may also affect Verso’s stock price. A significant drop in Verso’s stock price could also expose Verso to the risk of securities class actions lawsuits, which could result in substantial costs and divert ’management’s attention and resources, which could adversely affect Verso’s business.

Verso may issue additional shares of its common stock or securities convertible into shares of its common stock. Sales or potential sales of Verso common stock by Verso or its significant stockholders may cause the market price of its common stock to decline.

Following the completion of the Merger, Verso will not be restricted from issuing additional shares of common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Stock sales by Verso’s directors, officers or other significant holders may affect Verso’s stock price.

Anti-takeover provisions in Delaware corporate law may make it difficult for Verso’s stockholders to replace or remove Verso’s current board of directors and could deter or delay third parties from acquiring Verso, which may adversely affect the marketability and market price of Verso common stock.

Verso is subject to the anti-takeover provisions of Section 203 of the DGCL. Under these provisions, if anyone becomes an “interested stockholder,” Verso may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning more than 15% or more of Verso’s outstanding voting stock or an affiliate of Verso that owned 15% or more of Verso’s outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

Under any change of control, as defined in Verso’s credit agreement, the lenders under its credit facility would have the right to require Verso to repay all of its outstanding obligations under the facility.

Risks Relating to the New First Lien Notes

The issuance of the New First Lien Notes and the granting of the liens in respect of the New First Lien Notes could be wholly or partially voided as a fraudulent transfer by a bankruptcy court.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court may avoid any transfer of an interest of a debtor in property, or any obligation incurred by a debtor, if among other things, the debtor conveyed the assets with an actual intent to hinder, delay or defraud its creditors, or the debtor received less than reasonably equivalent value in exchange for such transfer or obligation, and the debtor (a) was insolvent or rendered insolvent by reason of such incurrence, (b) was engaged in a business or transaction for which the debtor’s remaining assets constituted unreasonably small capital, or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts mature. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. The issuance of the New First Lien Notes may be subject to avoidance under state fraudulent transfer laws or if Verso becomes the subject of a bankruptcy proceeding if a court concludes that Verso issued the New First Lien Notes or granted the liens securing the New First Lien Notes in consideration for less than reasonably equivalent value received or fair consideration in NewPage’s outstanding common stock, in-the-money stock options and vested restricted stock units in connection with the consummation of the Merger, other elements of the statutes are satisfied, and no applicable defense exists.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received or prevent the noteholders from receiving payments.

If Verso or a guarantor becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor. The guarantees may be voided as fraudulent transfers if the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guaranty and security agreements if the guarantor did not substantially benefit directly or indirectly from the issuance of the New First Lien Notes. Because the guarantees are for Verso’s benefit and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors received less than fully equivalent value.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

Verso cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with Verso’s conclusions in this regard. Sufficient funds to repay the New First Lien Notes may not be available from other sources, including the remaining issuers or guarantors, if any. If a court avoided such guarantee, holders of New First Lien Notes would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure such holders’ guarantee. In addition, the court might direct such holders to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, Verso cannot assure you that funds would be available to pay the related notes from another subsidiary or from any other source.

If a bankruptcy petition were filed by or against Verso, holders of the New First Lien Notes may have their claims allowed in a lesser amount than the face amount of their claims under the New First Lien Notes Indenture.

If a bankruptcy petition were filed by or against Verso under the U.S. Bankruptcy Code after the issuance of the New First Lien Notes, the allowed claim of any holder of the New First Lien Notes for the principal amount of such notes may be limited to an amount equal to the sum of:

•	the original issue price for the New First Lien Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code, if any.

The original issue price of the New First Lien Notes could be determined by referencing the face value stipulation in the Merger Agreement, by referencing the trading price of the Existing First Lien Notes at the time of issuance of the New First Lien Notes, and/or by other methods as determined by the bankruptcy court.

If Verso defaults on its obligations to pay its indebtedness, it may not be able to make payments on the New First Lien Notes.

Any default under the agreements governing Verso’s indebtedness or any future indebtedness (including indebtedness assumed by Verso as a result of the Merger), that is not waived by the holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could make it difficult for Verso to pay principal, premium, if any, and interest on the New First Lien Notes and could substantially decrease the market value of the New First Lien Notes. If Verso is unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, or if it otherwise fails to comply with the various covenants, including operating covenants, in the instruments governing its indebtedness, Verso could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Existing ABL Facility or the Existing Cash Flow Facility or such other indebtedness could elect to terminate their commitments, cease making further loans and initiate proceedings against Verso’s assets, and Verso could be forced into bankruptcy or liquidation. If Verso breaches its covenants under the Existing ABL Facility or the Existing Cash Flow Facility or its other indebtedness and seeks a waiver, it may not be able to obtain a waiver from the required lenders or requisite holders. If this occurs, Verso would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and Verso could be forced into bankruptcy, insolvency or liquidation.

The holders of Verso’s debt securities will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities will not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, Verso’s obligations under the New First Lien Notes will be structurally subordinated to the obligations under the NewPage Term Loan Facility.

Verso may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the New First Lien Notes.

Upon the occurrence of certain kinds of change of control events, Verso will be required to offer to repurchase all outstanding New First Lien Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Similar change of control offer requirements are applicable to Verso’s notes issued under its other indentures. It is possible that Verso will not have sufficient funds at the time of the change of control to make the required repurchase of the New First Lien Notes or Verso’s other notes. The occurrence of a change of control would also constitute an event of default under the Existing ABL Facility and the Existing Cash Flow Facility and could constitute an event of default under its other indebtedness. Verso’s bank lenders may have the right to prohibit any such purchase or redemption, in which event Verso will seek to obtain waivers from the required lenders under the Existing ABL Facility and the Existing Cash Flow Facility and its other indebtedness, but may not be able to do so.

Verso can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the New First Lien Notes.

Certain important corporate events, such as leveraged recapitalizations that would increase the level of Verso’s indebtedness, would not constitute a change of control under the indenture governing the New First Lien Notes and the indentures governing Verso’s other notes. Therefore, Verso could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under such indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Verso’s capital structure or credit ratings.

In the event of Verso’s bankruptcy, the ability of the holders of the New First Lien Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreements.

The ability of holders of the New First Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of Verso’s bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be obtained. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” During the pendency of a bankruptcy case, a secured creditor may be entitled to request “adequate protection” to protect the value of the secured creditor’s interest in its collateral, but the adequate protection, if any, actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security. Following notice and a hearing, the bankruptcy court may award adequate protection to secured creditors based upon diminution in value of the collateral as a result of the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case or the imposition of the automatic stay. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court and the terms of the intercreditor agreement, Verso cannot predict whether or when the collateral agent and trustee under the indenture for the New First Lien Notes could foreclose upon or sell the collateral or whether or to what extent holders of New First Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the notes would hold a secured claim to the extent of the value of such collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. Finally, under the intercreditor agreements, the holders of the New First Lien Notes will waive a significant number of rights ordinarily accruing to secured creditors in bankruptcy. These waivers could adversely impact the ability of the holders of the New First Lien Notes to recover amounts owed to them in a bankruptcy proceeding.

If an active trading market does not develop for the New First Lien Notes, you may not be able to resell them.

The New First Lien Notes are a new issue of securities for which there is no established public trading market. The New First Lien Notes will not be fungible with the Existing First Lien Notes or any other issue of Verso securities. The New First Lien Notes are being offered to holders of common stock of NewPage as part of the Merger Consideration and not to underwriters who might otherwise intend to make a market in the notes and such initial holders are not obligated to engage in any market-making activities. Verso does not intend to have the New First Lien Notes listed on a national securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the New First Lien Notes. In addition, the liquidity of the trading market in the New First Lien Notes and the market prices quoted for such New First Lien Notes may be adversely affected by changes in the overall market for this type of security and by changes in Verso’s financial performance or prospects or in the prospects for companies in Verso’s industry generally. Therefore, Verso cannot assure you that an active market for the notes will develop or continue.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New First Lien Notes. Verso cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your New First Lien Notes. In addition, subsequent to their initial issuance, the New First Lien Notes, may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, Verso’s performance and other factors.

The value of the collateral securing the New First Lien Notes may not be sufficient to satisfy Verso’s obligations under the New First Lien Notes, the Existing First Lien Notes, the Existing ABL Facility and the Existing Cash Flow Facility. Holders of the New First Lien Notes will not have control over many decisions related to the collateral.

No appraisal of the value of the collateral has been made in connection with the offering of the New First Lien Notes, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay Verso’s obligations under the notes.

The rights of the holders of the notes with respect to the ABL Priority Collateral (as defined in “Description of New First Lien Notes”) will be substantially limited by the terms of the lien ranking agreements set forth in the indenture and the applicable intercreditor agreement, even during an event of default. Under the indenture governing the New First Lien Notes and the applicable intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control the conduct of such proceedings and to approve releases of such collateral from the lien of such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by the second-priority liens may be adversely affected.

To the extent that liens securing obligations under the Existing ABL Facility, the Existing Cash Flow Facility, preexisting liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties may have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. Under the terms of the First-Lien Intercreditor Agreement, the First-Lien Revolving Facility Collateral Agent (each as defined in the “Description of New First Lien Notes”) will have the exclusive right (subject to limited exceptions) to exercise remedies and take enforcement actions on behalf of the holders of First-Priority Lien Obligations (as defined in the “Description of New First Lien Notes”) relating to the collateral until such date as the principal amount of commitments outstanding under the Existing Cash Flow Facility is less than $30.0 million. Thereafter, the Authorized First-Lien Collateral Agent (as defined in the “Description of New First Lien Notes”) will be appointed by holders of a majority in aggregate outstanding principal amount of the series of First-Priority Lien Obligations (as defined in the “Description of New First Lien Notes”) that is the largest principal amount of any such series, subject to the First-Lien Revolving Facility Collateral Agent continuing as the Authorized First-Lien Collateral Agent in certain cases. Because the holders of the New First Lien Notes cannot directly take enforcement action and, in any case, the collateral trustee must take instructions from the agent for the lenders under Verso’s Existing Cash Flow Facility for enforcement when an event of default is continuing unless the loans outstanding thereunder are less than $30.0 million and the obligations owed to holders of the New First Lien Notes are greater than the obligations owed to each class of permitted future secured creditors, there may be significant delays in taking effective action to enforce your security interest with respect to the collateral. Delays in enforcement could decrease or eliminate recovery values. By accepting a New First Lien Note, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the New First Lien Notes may not be able to act quickly or at all to have the collateral agent realize on the collateral in the event of a default with respect to the New First Lien Notes.

The New First Lien Notes will be secured by first-priority security interests in the Notes Priority Collateral (as defined in the “Description of New First Lien Notes”) and by second-priority security interests in the ABL Priority Collateral (as defined in the “Description of New First Lien Notes”), in each case subject to Permitted Liens (as defined in the “Description of New First Lien Notes”). The indenture governing the New First Lien Notes will permit Verso to incur additional Other First-Priority Lien Obligations (as defined in the “Description of New First Lien Notes”), which will be secured by liens that rank equally with the liens securing New First Lien Notes, the guarantees and the Existing Cash Flow Facility. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the New First Lien Notes. As of September 30, 2013, (a) the Existing ABL Facility had $22.5 million outstanding, $42.3 million in letters of credit issued and $78.8 million for future borrowing and (b) the Existing Cash Flow Facility had no outstanding balance, no letters of credit issued and $50.0 million available for future borrowing.

The total commitment under the Existing Cash Flow Facility is subject to increase at Verso’s option by up to $25.0 million of incremental commitments. The indenture governing the New First Lien Notes will also permit Verso to incur additional indebtedness under the Existing ABL Facility. The Existing ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the notes, the Existing Cash Flow Facility and the Other First-Priority Lien Obligations. The maximum committed amount under the Existing ABL Facility is subject to increase at Verso’s option by up to the greater of (x) $100.0 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. The rights of the holders of the New First Lien Notes with respect to the ABL Priority Collateral will be substantially limited by the terms of the lien ranking agreements to be set forth in the indenture and the applicable intercreditor agreement, even during an event of default. Under the indenture and the applicable intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control the conduct of such proceedings and to approve releases of such collateral from the lien of such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by the second-priority liens may be adversely affected. By accepting a New First Lien Note, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the New First Lien Notes may not be able to act quickly or at all to have the collateral agent realize on the collateral in the event of a default with respect to the notes. See “—The secured indebtedness under the Existing ABL Facility will be effectively senior to the New First Lien Notes to the extent of the value of the ABL Priority Collateral.”

There may not be sufficient collateral to pay off all amounts Verso may borrow under the Existing ABL Facility, the Existing Cash Flow Facility, the New First Lien Notes, Verso’s Existing First Lien Notes and additional indebtedness that Verso may incur that would be secured on the same basis as the notes. Liquidating the collateral securing the New First Lien Notes may not result in proceeds in an amount sufficient to pay any amounts due under the New First Lien Notes after also satisfying the obligations to pay any creditors with prior or pari passu liens, including the Existing Cash Flow Facility and any Other First-Lien Obligations. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the New First Lien Notes, the holders of the New First Lien Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against Verso’s and the subsidiary guarantors’ remaining assets.

The secured indebtedness under the Existing ABL Facility will be effectively senior to the New First Lien Notes to the extent of the value of the ABL Priority Collateral

The Existing ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the New First Lien Notes and the Existing Cash Flow Facility. Holders of the indebtedness under Verso’s ABL Priority Collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the New First Lien Notes and other obligations secured equally and ratably with the New First Lien Notes will be entitled to any recovery from such collateral. As a result, holders of the New First Lien Notes will only be entitled to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness and other obligations under the Existing ABL Facility are repaid in full and then on an equal basis with obligations under the Existing Cash Flow Facility and any Other First-Priority Lien Obligations. The New First Lien Notes will be effectively junior in right of payment to indebtedness under the Existing ABL Facility to the extent of the realizable value of such collateral. As of September 30, 2013, the (a) Existing ABL Facility had $22.5 million outstanding, $42.3 million in letters of credit issued and $78.8 million for future borrowing and (b) the Existing Cash Flow Facility had no outstanding balance, no letters of credit issued and $50.0 million available for future borrowing. The maximum committed amount under the Existing ABL Facility is subject to increase at Verso’s option by up to the greater of (x) $100.0 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. As of September 30, 2013, Verso had approximately $143.6 million of assets constituting ABL Priority Collateral.

Verso will in most cases have control over the collateral, and the sale of particular assets by Verso could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow Verso to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, Verso will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “TIA”) if Verso determines, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the TIA is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the TIA, Verso may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of New First Lien Notes.”

There are circumstances other than repayment or discharge of the New First Lien Notes under which the collateral securing the New First Lien Notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the New Second Lien Notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture.

Furthermore, the various intercreditor arrangements applicable to the New First Lien Notes, the guarantees and the liens securing them will generally impose significant limitations on the ability of holders of the New Second Lien Notes or the collateral agent to take enforcement actions with respect to such Liens until all obligations secured by senior-ranking liens are discharged. Therefore, until such time, the various agents and holders of senior lien obligations could take actions with respect to the collateral to which holders of New First Lien Notes might not give their consent.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture governing the New First Lien Notes also permits Verso to designate one or more of its restricted subsidiaries that is a guarantor of the New First Lien Notes as an unrestricted subsidiary. If Verso designates a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the New First Lien Notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New First Lien Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the New First Lien Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the New First Lien Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the New Second Lien Notes. See “Description of New First Lien Notes—Security for the Notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the New First Lien Notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

The indenture governing the New First Lien Notes permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the New First Lien Notes and the guarantees. Verso’s ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of New First Lien Notes.” In addition, certain categories of assets are excluded from the collateral securing the New First Lien Notes and the guarantees. Excluded assets include the assets of Verso’s non-guarantor subsidiaries, securities of Verso’s subsidiaries to the extent such liens would require financial statements of such subsidiaries pursuant to Rule 3-16 of Regulation S-X, certain properties that do not secure Verso’s other indebtedness, leaseholds and motor vehicles, and the proceeds from any of the foregoing. See “Description of New First Lien Notes—Security for the Notes”. If an event of default occurs and the New First Lien Notes are accelerated, the New First Lien Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

As of September 30, 2013, Verso’s non-guarantor subsidiaries did not have any material assets, except that Verso Quinnesec REP LLC, an unrestricted subsidiary, in connection with certain limited recourse financing, owns property, plant and equipment including a parcel of land at the Quinnesec mill on which certain renewable energy facilities were constructed for use by the mill under a long term lease. As of September 30, 2013, Verso Quinnesec REP LLC had assets of approximately $20.6 million. As of September 30, 2013, Verso Quinnesec REP LLC had liabilities of $32.5 million, consisting in part of a $23.3 million loan owed to Chase NMTC Verso Investment Fund LLC. See “Description of Other Indebtedness—Verso Quinnesec REP LLC.”

The pledge of the capital stock, other securities and similar items of Verso’s subsidiaries that secure the New First Lien Notes will automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The New First Lien Notes and the guarantees are secured by a pledge of the stock and other securities of certain of Verso’s subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by Verso or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the New First Lien Notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents that govern the New First Lien Notes provide that any capital stock and other securities of any of Verso’s subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the New First Lien Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the New First Lien Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the New First Lien Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of New First Lien Notes—Security for the Notes.”

It may be difficult to realize the value of the collateral securing the New First Lien Notes.

The collateral securing the New First Lien Notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the New First Lien Notes, whether on or after the date the New First Lien Notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the New First Lien Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The security interest of the collateral agent is also subject to practical problems generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. Verso cannot assure you that the collateral agent will be able to obtain any such consent. Verso also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In addition, Verso’s business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the New First Lien Notes depends on the maintenance of such permits and licenses may be prohibited. Verso’s business is subject to substantial regulations and permitting requirements and may be adversely affected if Verso is unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require Verso to incur significant cost and expense. Further,

Verso cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

Verso’s owned real properties will be mortgaged as security for the New First Lien Notes within 60 days of the issuance of the New First Lien Notes. Thus, at the time of the issuance of the New First Lien Notes, such liens will not yet be created or perfected. In addition, Verso’s leased real property will not be mortgaged, no surveys will be delivered for non-mill sites, and no updates to existing surveys will be delivered as to the mill sites. In addition, no title insurance reports or policies will be delivered to the trustee in connection with the mortgages. There will be no independent assurance, therefore, among other things, that there are no liens other than those permitted by the indenture encumbering such real properties.

While Verso expects that mortgages (together with legal opinions relating to the enforceability thereof and confirmatory subordinations from junior Second Lien secured parties) on the real property, improvements and fixtures, which secure the guarantees of the New First Lien Notes, will be delivered within 60 days of the issuance of the New First Lien Notes, such mortgages will not have been delivered or recorded as of the date of the issuance of the New First Lien Notes (and thus such liens will not yet be created or perfected), opinions and confirmatory lien subordinations will not have been delivered as of such date. Furthermore, no surveys have been or will be delivered for mortgaged properties that are not mill sites, no updates to existing surveys will be delivered as to the mill site properties and no title insurance will be obtained. As a result, there is and will be no independent assurance that, among other things, (a) the real property encumbered by the mortgages includes all of the property owned by Verso and its guarantors that it intended to include, (b) that Verso’s title to such owned real property is not encumbered by liens and other defects not permitted by the New First Lien Notes Indenture and (c) no unpaid taxes, encroachments, adverse possession claims, zoning or other restrictions exist with respect to such owned real properties which could result in a material adverse effect on the value or utility of such owned real properties. Consequently, one or more of the mortgages granted at closing may need to be amended in the future in the event a discrepancy in the description of the real estate is discovered and/or Verso may need to take remedial action to resolve other matters that are disclosed by current title and lien searches. Verso will, however, represent that, (a) the real property encumbered by each mortgage includes the property owned by Verso and Verso’s guarantors that it was intended to include, (b) Verso owns the rights to the owned real properties that it purports to own in each mortgage and that Verso’s title to such owned real property is not encumbered by liens not permitted by the indenture governing the New First Lien Notes, and (c) no liens, claims or interests exist with respect to such owned real properties other than as permitted by the indenture governing the New First Lien Notes.

Delivery of security interests in certain collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Certain collateral, including real property and after-acquired property, was and will be secured after the issue date of the New First Lien Notes. If the grantor of such security interest were to become subject to a bankruptcy proceeding, any mortgage or security interest in certain collateral delivered after the issue date of the New First Lien Notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New First Lien Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

State law may limit the ability of the trustee and the holders of the New First Lien Notes to foreclose on real property and improvements included in the collateral.

The New First Lien Notes will be secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the New First Lien Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the New First Lien Notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the New First Lien Notes from declaring a default and accelerating the New First Lien Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The holders of New First Lien Notes may be subject to possible equitable subordination or recharacterization in the event of a bankruptcy or insolvency.

In the event of Verso’s bankruptcy or insolvency, a party in interest may seek to subordinate the New First Lien Notes under the principles of equitable subordination or recharacterization of the New First Lien Notes as equity. There can be no assurance as to the outcome of such proceedings. The bankruptcy court will find equitable subordination if the court determines that (a) the holders of New First Lien Notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to Verso’s other creditors or conferred an unfair advantage upon the holders of New First Lien Notes and (c) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code. In the event a court subordinates the claims represented by the New First Lien Notes or recharacterizes them as equity, Verso cannot assure you that you would recover any amounts owing on the New First Lien Notes and you may be required to return any payments made to you on account of the New First Lien Notes, potentially up to six years prior to Verso’s bankruptcy. In addition, should the court equitably subordinate or recharacterize the notes as equity, you may not be able to enforce the guarantees.

The collateral is subject to casualty risks.

Verso intends to continue to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for Verso’s business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate Verso fully for its losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the New First Lien Notes and the guarantees.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the New First Lien Notes may not be perfected with respect to the claims of the New First Lien Notes if the collateral agent or its designee or predecessor is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the New First Lien Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. Verso and its guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the New First Lien Notes will monitor, or that Verso will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the New First Lien Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New First Lien Notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the New First Lien Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against Verso before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given.

Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the New First Lien Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the New First Lien Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the New First Lien Notes would hold a secured claim to the extent of the value of such collateral to that the holders of the New First Lien Notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Risks Relating to Verso’s Indebtedness Following the Merger

We will incur substantial additional indebtedness in connection with the Merger and Verso may not be able to meet all of Verso’s debt obligations.

In connection with the Merger, Verso expects to incur up to $1,457 million of additional debt. Verso expects to issue $650 million in aggregate principal amount of New First Lien Notes upon consummation of the Merger and Verso expects that NewPage will borrow up to $750 million under the NewPage Term Loan Facility prior to the consummation of the Merger. Because the borrowers and guarantors under the NewPage Term Loan Facility will not guarantee the obligations under the Verso debt securities and credit facilities, Verso’s obligations under the New First Lien Notes will be structurally subordinated to the obligations under the NewPage Term Loan Facility, to the extent of the value of the assets of the NewPage Subsidiaries. As of September 30, 2013, on a pro forma basis, Verso would have $2,665 million of indebtedness outstanding and Verso Holdings would have $2,688 million of indebtedness outstanding.

Our substantial indebtedness following the Merger could have material adverse consequence for Verso’s business and may:

•	require Verso to dedicate a large portion of Verso’s cash flow to pay principal and interest on its indebtedness, which will reduce the availability of Verso’s cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	limit Verso’s flexibility in planning for, or reacting to, changes in its business and the industry in which Verso operates;

•	restrict Verso’s ability to make strategic acquisitions, dispositions or exploiting business opportunities;

•	place Verso at a competitive disadvantage compared to its competitors that have less debt; and

•	limit Verso’s ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets

We may not generate sufficient cash flow to meet Verso’s debt obligations and fund its additional liquidity needs following the Merger.

Verso and its subsidiaries may still be able to incur substantially more indebtedness following the Merger, which could further exacerbate the risks associates with Verso’s substantial leverage.

Following the Merger, Verso may be able to incur substantial additional indebtedness under the Existing ABL Facility, the Existing Cash Flow Facility, the NewPage ABL Facility, the NewPage Term Loan Facility, and any additional debt facilities Verso may enter into. If new indebtedness is added following the Merger, the related risks that Verso faces may intensify.

The credit agreements that will govern the new NewPage credit facilities to be adopted in connection with the Merger may restrict Verso’s ability to respond to changes or to take certain actions following the Merger.

The credit agreements that will govern the NewPage ABL Facility or the NewPage Term Loan Facility following the Merger will contain a number of restrictive covenants that impose operating and financial restrictions, and may limit Verso’s ability to engage in acts that may be in its long-term best interests, including, among other things, restrictions on its ability to incur debt, incur liens, pay dividends or make certain restricted payments, prepay, redeem or repurchase certain indebtedness, make investments, enter into mergers, consolidations or asset dispositions and engage in transactions with affiliates. In addition, the credit agreement that will govern NewPage’s revolving credit facility requires it to conditionally maintain a minimum fixed charge coverage ratio.

DESCRIPTION OF OTHER INDEBTEDNESS

Verso summarizes below the principal terms of the agreements that govern its current long term indebtedness. This summary is not a complete description of all of the terms of the agreements.

Existing ABL Facility

On May 4, 2012, Verso Holdings entered into its Existing ABL Facility which provides borrowing availability equal to the lesser of (a) $150.0 million or (b) the borrowing base described below. The Existing ABL Facility has a five-year term unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of certain of Verso’s indebtedness in an aggregate principal amount in excess of $100.0 million of indebtedness under its existing Old Floating Rate Notes, its Old Subordinated Notes, or amounts borrowed under the Verso Finance term loan, as applicable, is outstanding, in which case the Existing ABL Facility will mature on such earlier date.

In addition, Verso may request one or more incremental revolving commitments in an aggregate principal amount up to the greater of (a) $100.0 million and (b) the excess of the borrowing base over the amount of the then-effective commitments under the Existing ABL Facility.

The borrowing base will be, at any time of determination, an amount (net of reserves) equal to the sum of

•	85% of the amount of eligible accounts, plus

•	the lesser of (i) 80% of the net book value of eligible inventory and (ii) 85% of the net orderly liquidation value of eligible inventory.

The Existing ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

The borrowings under the Existing ABL Facility bear interest at a rate equal to an applicable margin plus, as determined at Verso’s option, either (a) a base rate (the “ABR Rate”) determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Citibank, N.A. or one of its affiliates, as administrative agent, and (3) the adjusted LIBOR for a one-month interest period plus 1.00%, and (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR borrowings under the Existing ABL Facility was 2.00%. The initial applicable margin for ABR Rate borrowings under the Existing ABL Facility was 1.00%. From and after the date of delivery of Verso Holdings’ financial statements covering a period of at least three full months after the effective date of the Existing ABL Facility, the applicable margin for such borrowings is adjusted monthly depending on the availability under the Existing ABL Facility. As of September 30, 2013, the applicable margin for advances under the Existing ABL Facility was 1.00% for base rate advances and 2.00% for LIBOR advances.

In addition to paying interest on outstanding principal under the Existing ABL Facility, Verso is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.375% or 0.500%, based on the average daily utilization under the Existing ABL Facility. Verso also pays a customary letter-of-credit fee, including a fronting fee of 0.250% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Verso may voluntarily repay outstanding loans under the Existing ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The Existing ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Verso Holdings’ ability, and the ability of its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase its capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale/leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing its indebtedness;

•	amend its organizational documents;

•	change the business conducted by Verso and its subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the Existing ABL Facility requires Verso Holdings to maintain a minimum fixed-charge coverage ratio at any time when the average availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of revolving facility commitments at such time, or (b) $10.0 million. In that event, Verso Holdings must satisfy a minimum fixed-charge coverage ratio of 1.0 to 1.0. The Existing ABL Facility also contains certain other customary affirmative covenants and events of default. As of September 30, 2013, the fixed-charge coverage ratio requirement was not in effect, and Verso Holdings was in compliance with its covenants.

All obligations under the Existing ABL Facility are unconditionally guaranteed by Verso Finance and each of Verso Holdings’ existing and future direct and indirect wholly owned domestic subsidiaries which are not unrestricted subsidiaries, controlled foreign corporation holding companies or designated immaterial subsidiaries; provided, however, that the NewPage Subsidiaries will not guarantee the obligations under the Existing ABL Facility. The guarantees of those obligations are secured by substantially all of Verso Holdings’ assets and those of each domestic guarantor, including a pledge of Verso’s capital stock, capital stock of the subsidiary guarantors and 65% of the capital stock of domestic subsidiaries that are controlled foreign corporation holding companies and the first-tier foreign subsidiaries that are not subsidiary guarantors. Such security interest consists of a first-priority lien with respect to the ABL Priority Collateral and a second-priority lien with respect to the Notes Priority Collateral (each as defined in the Senior Secured Notes Indenture (as defined below)).

As of September 30, 2013, the Existing ABL Facility had $22.5 million outstanding, $42.3 million in letters of credit issued and $78.8 million available for future borrowings.

Existing Cash Flow Facility

On May 4, 2012, Verso Holdings and entered into a new $50.0 million Existing Cash Flow Facility. The Existing Cash Flow Facility has a five-year term unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of certain of Verso’s indebtedness in an aggregate principal amount in excess of $100.0 million of indebtedness under its Old Floating Rate Notes, its Old Subordinated Notes or amounts borrowed under the Verso Finance’s term loan, as applicable, is outstanding, in which case the Existing Cash Flow Facility will mature on such earlier date.

In addition, Verso may request one or more incremental revolving commitments in an aggregate principal amount up to $25.0 million.

The Existing Cash Flow Facility includes borrowing capacity available for letters of credit.

The borrowings under the Existing Cash Flow Facility bear interest at a rate equal to an applicable margin plus, as determined at Verso’s option, either (a) an ABR Rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Credit Suisse, AG, as administrative agent, and (3) the adjusted LIBOR for a one-month interest period plus 1.00%, and (b) a LIBOR determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR borrowings under the Existing Cash Flow Facility was 4.50%. The initial applicable margin for ABR Rate borrowings under the Existing Cash Flow Facility was 3.50%. From and after the date of delivery of Verso Holdings’ financial statements covering a period of at least three full months after the effective date of the Existing Cash Flow Facility, the applicable margin for such borrowings will be adjusted quarterly depending on the total net first-lien leverage ratio under the Existing Cash Flow Facility. As of September 30, 2013, the applicable margin for advances under the Existing Cash Flow Facility was 3.50% for base rate advances and 4.50% for LIBOR advances.

In addition to paying interest on outstanding principal under the Existing Cash Flow Facility, Verso is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at an initial rate equal to 0.625% per annum. Verso also pays a customary letter-of-credit fee, including a fronting fee of 0.250% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Verso may voluntarily repay outstanding loans under the Existing Cash Flow Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The Existing Cash Flow Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Verso Holdings’ ability, and the ability of its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase its capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale/leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing its indebtedness;

•	amend its organizational documents;

•	change the business conducted by Verso and its subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the Existing Cash Flow Facility requires Verso Holdings to maintain a maximum total net first-lien leverage ratio at any time when there are revolving loans or letters of credit outstanding. In that event, Verso Holdings must maintain a total net first-lien leverage ratio of not more than 3.50 to 1.00. The Existing Cash Flow Facility also contains certain other customary affirmative covenants and events of default. As of September 30, 2013, Verso Holdings was in compliance with its covenants.

All obligations under the Existing Cash Flow Facility are unconditionally guaranteed by Verso Finance and each of Verso Holdings’ existing and future direct and indirect wholly owned domestic subsidiaries which are not unrestricted subsidiaries, controlled foreign corporation holding companies or designated immaterial subsidiaries; provided, however, that the NewPage Subsidiaries will not guarantee the obligations under the Existing Cash Flow Facility. The guarantees of those obligations are secured by substantially all of Verso Holdings’ assets and those of each domestic guarantor, including a pledge of its capital stock, capital stock of the subsidiary guarantors and 65% of the capital stock of domestic subsidiaries that are controlled foreign corporation holding companies and the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions. Such security interest consists of a first-priority lien, pari passu with the Existing First Lien Notes, with respect to the Notes Priority Collateral and a second-priority lien with respect to the ABL Priority Collateral (each as defined in the indenture governing the Existing First Lien Notes).

As of September 30, 2013, the Existing Cash Flow Facility had no outstanding balance, no letters of credit issued, and $50.0 million available for future borrowing.

Amendments to Existing ABL Facility and Existing Cash Flow Facility in Contemplation of the Merger

On January 3, 2014 Verso Holdings entered the Credit Agreement Amendments. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and its Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and its Existing Cash Flow Facility remain unchanged.

11.75% Senior Secured Notes due 2019

As of September 30, 2013, Verso had approximately $417.9 million aggregate principal amount of its Existing First Lien Notes outstanding.

Interest is payable semi-annually on the Existing First Lien Notes. All of the Existing First Lien Notes are guaranteed by Verso Holdings’ direct and indirect restricted subsidiaries (other than Verso Paper Inc., Bucksport Leasing LLC and Verso Quinnesec REP LLC) that are wholly owned domestic subsidiaries on the issue date and that guarantee indebtedness under Verso’s Existing ABL Facility and the Existing Cash Flow Facility. The Existing First Lien Notes will mature on January 15, 2019; provided that, if as of 45 days prior to the maturity date of Verso’s Old Subordinated Notes, more than $100.0 million of such Old Subordinated Notes remains outstanding, the Existing First Lien Notes will mature on that day.

The indenture governing the Existing First Lien Notes contains various covenants which limit its ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing its Existing First Lien Notes permits Verso Holdings and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness. As of September 30, 2013, Verso Holdings was in compliance with all such covenants.

11.75% Secured Notes due 2019

As of September 30, 2013, Verso had approximately $271.6 million aggregate principal amount of 11.75% Secured Notes due 2019 outstanding (the “Secured Notes”).

Interest is payable semi-annually on the Secured Notes. All of the Secured Notes are guaranteed by the same subsidiaries that guarantee Verso’s Existing First Lien Notes.

All of the Secured Notes are secured by security interests in the same Collateral that secure the Existing First Lien Notes and its guarantees. Such security interests will rank junior in priority to the security interests that secure the Existing First Lien Notes and the guarantees, as well as the security interests that secure the Existing ABL Facility and the Existing Cash Flow Facility.

The indenture governing Verso’s Secured Notes contains various covenants which limit its ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing its Secured Notes will permit Verso Holdings and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness. As of September 30, 2013, Verso Holdings was in compliance with all such covenants.

New Second Lien Notes

In connection with the Merger, Verso will offer up to $396.0 million aggregate principal amount of its New Second Lien Notes in exchange for any and all then outstanding Old Second Lien Notes. The New Second Lien Notes will not be fungible with the Old Second Lien Notes, if any remain following the Second Lien Notes Exchange Offer.

Interest will be payable semi-annually on the New Second Lien Notes. All Verso’s obligations under the New Second Lien Notes will be fully and unconditionally and jointly and severally guaranteed by Verso Holdings’ direct and indirect restricted subsidiaries that are wholly owned domestic subsidiaries on the issue date and that guarantee indebtedness under its Existing ABL Facility and its Existing Cash Flow Facility, which include all its subsidiaries (other than Verso Paper Inc., Bucksport Leasing LLC and Verso Quinnesec REP LLC). Following the consummation of the Merger, the New Second Lien Notes will be guaranteed by NewPage Holdings. However, NewPage Holdings is a holding company without any assets or operations other than interests in its subsidiaries. The New Second Lien notes will not be guaranteed by the NewPage Subsidiaries, nor will any of the assets of the NewPage Subsidiaries constitute collateral for the New Second Lien Notes.

Prior to the consummation of the Merger, the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes: the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes. If the Merger does not occur, the New Second Lien Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $470 principal amount of New Second Lien Notes immediately following the Merger, (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2021, (iii) the New Second Lien Notes interest rate will be adjusted such that the New Second Lien Notes will bear interest at a rate of 10.0% per annum from and after the date of the consummation of the Merger and (iv) certain other amendments to the terms of the New Second Lien Notes will be effected upon the closing of the Merger.

All of the New Second Lien Notes will be secured by security interest in the same collateral that secures the Existing First Lien Notes and its guarantees, subject to certain exclusions. Such security interest will rank junior in priority to the security interests that secure the Existing First Lien Notes, the Secured Notes, the Existing ABL Facility and the Existing Cash Flow Facility. Upon the consummation of the Merger, the security interests in the collateral securing the New Second Lien Notes will also rank junior to those securing Verso’s New First Lien Notes. The New Second Lien Notes will be structurally subordinated to the obligations under the NewPage ABL Facility and the NewPage Term Loan Facility.

The indenture governing the New Second Lien Notes will contain various covenants which will limit Verso’s ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing the New Second Lien Notes will permit Verso Holdings’ and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

New Subordinated Notes

In connection with the Merger, Verso will offer up to $142.5 million aggregate principal amount of Verso’s New Subordinated Notes in exchange for any and all then outstanding Old Subordinated Notes. The New Subordinated Notes will not be fungible with the Old Subordinated Notes, if any remain following the Subordinated Notes Exchange Offer.

Interest will be payable semi-annually on the New Subordinated Notes. All Verso’s obligations under the New Subordinated Notes will be fully and unconditionally and jointly and severally guaranteed by Verso Holdings’ direct and indirect restricted subsidiaries that are wholly owned domestic subsidiaries on the issue date and that guarantee indebtedness under its Existing ABL Facility and its Existing Cash Flow Facility, which include all its subsidiaries (other than Verso Paper Inc., Bucksport Leasing LLC and Verso Quinnesec REP LLC). Following the consummation of the Merger, the New Subordinated Notes will be guaranteed by NewPage Holdings. However, NewPage Holdings is a holding company without any assets or operations other than interests in its subsidiaries and the New Subordinated Notes will not be guaranteed by the NewPage Subsidiaries.

Prior to the consummation of the Merger, the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes: the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $570 principal amount of New Subordinated Notes immediately following the Merger, (ii) the maturity date of the New Subordinated Notes will be extended to August 1, 2022, (iii) the New Subordinated Notes interest rate will be adjusted such that the New Subordinated Notes will bear interest at a rate of 11.5% per annum from and after the date of the consummation of the Merger and (iv) certain other amendments to the terms of the New Subordinated Notes will be effected upon the closing of the Merger.

The indenture governing Verso’s New Subordinated Notes will contain various covenants which will limit its ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing its New Subordinated Notes will permit Verso and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Old Second Lien Notes

As of September 30, 2013, Verso had approximately $396.0 million aggregate principal amount of its Old Second Lien Notes. Interest will be payable semi-annually on the Old Second Lien Notes, if any remain following the Second Lien Notes Exchange Offer.

On January 13, 2014, Verso launched an exchange offer in the United States to holders of Old Second Lien Notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to holders of Old Second Lien Notes who are not U.S. persons in reliance upon Regulation S under the Securities Act (“Eligible Holders”). The Second Lien Notes Exchange Offer will allow Eligible Holders to exchange New Second Lien Notes for any and all Old Second Lien Notes and Verso will simultaneously conduct a solicitation of consents with respect to certain proposed amendments to the indenture governing the Old Second Lien Notes and a related collateral release.

Certain proposed amendments to the indenture governing the Old Second Lien Notes would eliminate or waive substantially all of the restrictive covenants contained in the Old Second Lien Notes and the indenture governing the Old Second Lien Notes and eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify and eliminate certain other provisions, including the covenant regarding future guarantors and certain provisions relating to defeasance. Additionally, the consents will authorize a collateral release, which would release the liens and security interests in the collateral securing the Old Second Lien Notes. In order to be adopted, the proposed amendments to the indenture governing the Old Second Lien Notes require the consent of the holders of a majority in aggregate principal amount of outstanding Old Second Lien Notes not owned by the Verso Issuers or any of their affiliates. In order to be adopted, the collateral release must be consented to by the holders of at least two-thirds in aggregate principal amount of the Old Second Lien Notes outstanding not owned by the Verso Issuers or any of their affiliates. If Eligible Holders tender their Old Second Lien Notes into the Second Lien Notes Exchange Offer, they will be deemed to have given their consent to the proposed amendments to the indenture governing the Old Second Lien Notes and the collateral release with respect to those tendered Old Second Lien Notes.
Effectively, if the proposed amendments to the indenture governing the Old Second Lien Notes and the collateral release become operative, Eligible Holders of Old Second Lien Notes left outstanding, following the consummation of the Second Lien Notes Exchange Offer for any and all Old Second Lien Notes, will not be entitled to the benefits of the covenants, events of default and other provisions that are eliminated pursuant to the Second Lien Notes Proposed Amendments including the provision of the indenture governing the Old Second Lien Notes that requires future guarantors to guarantee the Old Second Lien Notes and the holders of Old Second Lien Notes will not have the benefit of the guarantee by any new future guarantors, will no longer be secured and will be effectively subordinated to the indebtedness of the Verso Issuers and the guarantors under the Existing ABL Facility, the Existing Cash Flow Facility (and upon the consummation of the Merger, the NewPage ABL Facility and the NewPage Term Loan Facility), the Existing First Lien Notes, the Secured Notes and the New Second Lien Notes, in each case, to the extent of the value of the collateral securing such obligations.

Old Subordinated Notes

As of September 30, 2013, Verso had approximately $142.5 million aggregate principal amount of its Old Subordinated Notes. Interest will be payable semi-annually on the Old Subordinated Notes, if any remain following the Subordinated Notes Exchange Offer.

On January 13, 2014, Verso launched a Subordinated Notes Exchange Offer to Eligible Holders. The Subordinated Notes Exchange Offer will allow Eligible Holders to exchange New Subordinated Notes for any and all Old Subordinated Notes and Verso will simultaneously conduct a solicitation of consents with respect to certain proposed amendments to the indenture governing the Old Subordinated Notes.

Certain proposed amendments to the indenture governing the Old Subordinated Notes would eliminate or waive substantially all of the restrictive covenants contained in the Old Subordinated Notes and the indenture governing the Old Subordinated Notes and eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify and eliminate certain other provisions, including the covenant regarding future guarantors and certain provisions relating to defeasance. In order to be adopted, the proposed amendments to the indenture governing the Old Subordinated Notes require the consent of the holders of a majority in aggregate principal amount of the Old Subordinated Notes not owned by the Verso Issuers or any of their affiliates. If Eligible Holders tender their Old Subordinated Notes into the Subordinated Notes Exchange Offer, they will be deemed to have given their consent to the proposed amendments to the indenture governing the Old Subordinated Notes.

Effectively, if the proposed amendments to the indenture governing the Old Subordinated Notes become operative, Eligible Holders of Old Subordinated Notes left outstanding, following the consummation of the Subordinated Notes Exchange Offer, will no longer be entitled to the benefits of the covenants, events of default and other provisions that are eliminated pursuant to the Subordinated Notes Proposed Amendments including the provision of the indenture governing the Old Subordinated Notes that requires future guarantors to guarantee the Old Subordinated Notes and holders of Old Subordinated Notes will not have benefit of the guarantee by any new future guarantors.

Second Priority Senior Secured Floating Rate Notes

As of September 30, 2013, Verso had $13.3 million aggregate principal amount of Old Floating Rate Notes outstanding. The Old Floating Rate Notes bear interest, payable quarterly, at a rate equal to LIBOR plus 3.75% per year. As of September 30, 2013, the interest rate on the Old Floating Rate Notes was 4.02% per year. The Old Floating Rate Notes are guaranteed by the same subsidiaries that will guarantee the additional exchange notes. As of May 8, 2012, the Old Floating Rate Notes are no longer secured by any collateral. The Old Floating Rate Notes will mature on August 1, 2014.

Verso Quinnesec REP LLC

On December 29, 2010, Verso Holdings’ wholly owned subsidiary, Verso Quinnesec REP LLC, entered into a financing transaction with the Chase NMTC Verso Investment Fund LLC (the “Investment Fund”), a consolidated variable interest entity. Under this arrangement, Verso Holdings loaned $23.3 million to Verso Finance, which funds were invested in the $23.3 million aggregate principal amount of a 6 1⁄2% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain Community Development Entities, or “CDEs,” who, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at Verso’s mill in Quinnesec, Michigan. As of both September 30, 2013, and December 31, 2012, Verso Holdings had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million . In addition, for the nine-month period ended September 30, 2013 and year ended December 31, 2012, Verso Holdings recognized interest income from Verso Finance of $1.1 million and $1.5 million, respectively and the Investment Fund recognized interest expense to Verso Finance of $1.1 million and $1.5 million, respectively.

Non-Core Energy Financing

In connection with the Merger, Verso has commenced negotiations with lenders regarding a proposed one-year $65-70 million financing (the “Non-Core Energy Facility”) of certain of Verso’s non-core energy assets, including those located at Verso’s facilities in either Bucksport, Maine or Jay, Maine or both. It is expected that the Non-Core Energy Facility would be effectuated through the contribution of the relevant assets to one or more newly-formed indirect unrestricted subsidiaries of Verso (the “Project Subsidiaries”) and that the Project Subsidiaries would become the borrowers under the Non-Core Energy Facility. Neither Verso Holdings nor any of its restricted subsidiaries would guarantee the Project Subsidiaries obligations under the Non-Core Energy Facility. It is expected that proceeds of borrowings under the Non-Core Energy Facility would be distributed

(directly or indirectly) to Verso Holdings or one of its restricted subsidiaries for general corporate purposes. There can be no assurance that the Non-Core Energy Facility will be entered into and the structure, terms and conditions of the Non-Core Energy Facility may change materially from those described herein.

NewPage Term Loan Facility

On January 3, 2014, Verso entered into the Debt Commitment Letters with Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Initial Lenders”). Pursuant to the Debt Commitment Letters, the Initial Lenders committed to provide a senior secured term loan facility in an aggregate principal amount of $750 million to NewPage Corporation, as the borrower. Since January 3, 2014, certain additional Initial Lenders have committed to provide a portion of the facility. Verso expects NewPage Corporation to enter into the NewPage Term Loan Facility prior to the closing of the Merger.

The following summary of certain material terms of the NewPage Term Loan Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents. Certain of these terms (and others) are subject to change and to customary market “flex” provisions in the Debt Commitment Letters and continuing negotiations between Verso, the Initial Lenders and other prospective lenders and the definitive terms for the NewPage Term Loan Facility may be less favorable to NewPage than described below.

General

The NewPage Term Loan Facility will provide a senior secured term loan facility in an aggregate principal amount of $750 million with a maturity of seven years.

In addition, NewPage Corporation may request one or more incremental term loan facilities in an aggregate amount of up to the sum of (x) $140 million plus (y) such additional amount so long as, (i) in the case of loans under additional credit facilities with liens that rank pari passu with the liens on the collateral securing the NewPage Term Loan Facility, a consolidated net first lien senior secured leverage ratio of NewPage Corporation and its restricted subsidiaries (the “NewPage Entities”) would be no greater than 2.50 to 1.00 and (ii) in the case of loans under additional credit facilities with liens that rank junior to the liens on the collateral securing the NewPage Term Loan Facility, a consolidated total net secured leverage ratio (excluding debt outstanding under the NewPage ABL Facility) of the NewPage Entities would be no greater than 3.00 to 1.00, subject to certain conditions and receipt of commitments by existing or additional lenders.

Proceeds of the NewPage Term Loan Facility are expected to be used to repay the existing $500 million NewPage term loan facility and to pay $250 million in cash to NewPage’s stockholders as a portion of the Merger Consideration, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing.

Interest Rates and Fees

Borrowings under the NewPage Term Loan Facility are expected to bear interest at a rate equal to, at NewPage Corporation’s option, either (a) a LIBOR rate (subject to a LIBOR floor of 1.25%) for the interest period relevant to such borrowing, adjusted for certain additional costs or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Credit Suisse AG and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case of (a) and (b) plus an applicable margin to be agreed.

In addition to paying interest on outstanding principal under the NewPage Term Loan Facility, NewPage Corporation will be required to pay certain upfront and other fees on the closing date of the NewPage Term Loan Facility.

Amortization and Prepayments

Commencing with the first fiscal quarter ended after the eighteen-month anniversary after the NewPage Term Loan Facility’s closing date, the NewPage Term Loan Facility will require scheduled quarterly payments on the term loans in an amount to be agreed, currently expected to be 5.00% per annum stepping up through the life of the NewPage Term Loan Facility to a maximum of 10.00% per annum in the aggregate, with the balance paid at maturity.

In addition, the NewPage Term Loan Facility will require us to prepay outstanding term loans, subject to certain exceptions, with:

•	A percentage expected to be 75% (subject to step-downs based on certain leverage ratios) of the annual excess cash flow of the NewPage Entities, as defined in the NewPage Term Loan Facility;

•	100% of the net cash proceeds in excess of an amount to be agreed of all non-ordinary course asset sales, other dispositions of property or certain casualty events of the NewPage Entities, in each case subject to certain exceptions and provided that the NewPage Entities may (a) reinvest within 12 months or (b) commit to reinvest those proceeds and so reinvest such proceeds within 18 months in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt by the NewPage Entities, other than proceeds from debt permitted under the NewPage Term Loan Facility.

The foregoing mandatory prepayments will generally be applied pro rata among the term loans.

It is currently expected that NewPage Corporation may voluntarily repay outstanding loans under the NewPage Term Loan Facility at any time, without prepayment premium or penalty except in connection with certain repricing events to be set forth in the documentation for the NewPage Term Loan Facility and subject to customary “breakage” costs with respect to LIBOR rate loans.

Collateral and Guarantors

All obligations under the NewPage Term Loan Facility are expected to be unconditionally guaranteed by NewPage Investment Company LLC and each of its existing and future direct and indirect material, wholly owned domestic subsidiaries (other than (i) domestic subsidiaries that are subsidiaries of foreign subsidiaries, (ii) unrestricted subsidiaries and (iii) any bankruptcy remote special purpose receivables entities designated by NewPage Corporation), subject to exceptions set forth in the definitive documentation. The obligations are expected to be secured by (i) first-priority security interests in substantially all of NewPage Corporation’s assets and those of each guarantor (including a pledge of NewPage Corporation’s capital stock, capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions (the “NewPage Non-ABL Priority Collateral”) and (ii) second-priority security interests in all accounts receivable, loans receivable, other receivables, inventory, related books and records and general intangibles, deposit accounts, cash and proceeds of the foregoing of NewPage Corporation and each guarantor, in each case subject to exceptions (the “NewPage ABL Priority Collateral”).

Restrictive Covenants and Other Matters

The NewPage Term Loan Facility will require that NewPage Corporation, after an initial grace period, comply on a quarterly basis with a total net leverage ratio expected to be 4.10 to 1.00, stepping down throughout the life of the NewPage Term Loan Facility.

The NewPage Term Loan Facility will contain certain customary affirmative covenants and events of default. The negative covenants in the NewPage Term Loan Facility will include, among other things, limitations (none of which are absolute) on the NewPage Entities’ ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of the NewPage Entitles’ capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of NewPage Entities’ assets;

•	sell assets;

•	enter into certain transactions with affiliates;

•	enter into sale-leaseback transactions;

•	change lines of business;

•	restrict dividends from subsidiaries or restrict liens;

•	change the fiscal year of the NewPage Entities; and

•	modify the terms of certain debt or organizational agreements.

The negative covenants in the NewPage Term Loan Facility will contain carve-outs to allow payments pursuant to the Shared Services Agreement and the distribution of certain other amounts to Verso and its subsidiaries. NewPage Investment Company LLC will not be bound by any financial or negative covenants contained in the NewPage Term Loan Facility, other than certain passive activity covenants including, with respect to the incurrence of liens on and the pledge of NewPage Corporation’s capital stock and with respect to the maintenance of its existence.

NewPage ABL Facility

Pursuant to the Commitment Letter, the Initial Lenders committed to provide a senior secured asset-based revolving facility in an aggregate principal amount of $350 million to NewPage Corporation, as the borrower. It is currently expected that NewPage Corporation will enter into the committed NewPage ABL Facility on or prior to the closing of the Merger.

The following summary of certain material terms of the NewPage ABL Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents. Certain of these terms (and others) are subject to customary market “flex” provisions in the Debt Commitment Letters and continuing negotiations between us, the Initial Lenders and other prospective lenders and the definitive terms for the NewPage ABL Facility may be less favorable to NewPage than described below.

General

The NewPage ABL Facility will provide a senior secured asset-based revolving facility in an aggregate principal amount of $350 million with a maturity of five years, including both a letter of credit sub-facility and a swingline loan sub-facility.

In addition, NewPage Corporation may request one or more increases in commitments in an aggregate amount of up to the greater of (x) $200 million and (y) the excess of the borrowing base over the amount of the then-effective commitments under the NewPage ABL Facility.

All borrowings under the NewPage ABL Facility are expected to be subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Proceeds of the revolving loans are expected to be used to repay any amounts outstanding under the existing $350 million NewPage ABL facility and, after the closing date of the NewPage ABL Facility, proceeds of the revolving loans and the swingline loans (if applicable) and the letters of credit are expected to be used for general corporate purposes.

Interest Rates and Fees

Borrowings under the NewPage ABL Facility are expected to bear interest at a rate equal to, at NewPage Corporation’s option, either (a) a LIBOR rate for the interest period relevant to such borrowing, adjusted for certain additional costs or (b) a alternate base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Barclays Bank PLC and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. The initial applicable margin for borrowings is currently expected to be 2.00% with respect to LIBOR rate borrowings and 1.00% with respect to alternate base rate borrowings. The applicable margin may be subject to one or more step-downs or step-ups based on average availability amounts to be agreed.

In addition to paying interest on outstanding principal under the NewPage ABL Facility, NewPage Corporation will be required to pay a commitment fee to the lenders under the NewPage ABL Facility in respect of unutilized commitments thereunder. The applicable commitment fee under the NewPage ABL Facility may be subject to one step-down based on a daily average utilization to be agreed. NewPage Corporation will also be required to pay customary agency fees as well as letter of credit participation fees plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee on the daily stated amount of each letter of credit.

Prepayments

NewPage Corporation may voluntarily repay outstanding loans under the NewPage ABL Facility at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to LIBOR rate loans.

Collateral and Guarantors

All obligations under the NewPage ABL Facility are expected to be unconditionally guaranteed by NewPage Investment Company LLC and each of its existing and future direct and indirect material, wholly owned domestic subsidiaries (other than (i) domestic subsidiaries that are subsidiaries of foreign subsidiaries, (ii) unrestricted subsidiaries and (iii) any bankruptcy remote special purpose receivables entities designated by NewPage Corporation), subject to exceptions set forth in the definitive documentation. The obligations are expected to be secured by (i) first-priority security interests in the NewPage ABL Priority Collateral and (ii) second-priority security interests in the NewPage Non-ABL Priority Collateral.

Restrictive Covenants and Other Matters

The NewPage ABL Facility is expected to require that NewPage Corporation, should excess availability fall below the greater of (a) 10% of the lesser of (i) the total facility commitments and (ii) the NewPage Entities’ borrowing base and (b) $20 million at any time, to comply with a fixed charge coverage ratio of 1.00 to 1.00.

The NewPage ABL Facility will contain certain customary affirmative covenants and events of default. The negative covenants in the NewPage ABL Facility will include, among other things, limitations (none of which are absolute) on the NewPage Entities’ ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of the NewPage Entities’ capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the NewPage Entities’ assets;

•	sell assets;

•	enter into certain transactions with affiliates;

•	enter into sale-leaseback transactions;

•	change lines of business;

•	restrict dividends from subsidiaries or restrict liens;

•	change the fiscal year of the NewPage Entities; and

•	modify the terms of certain debt or organizational agreements.

The negative covenants in the NewPage ABL Facility will contain carve-outs to allow payments pursuant to the Shared Services Agreement and the distribution of certain other amounts to Verso and its subsidiaries. NewPage Investment Company LLC will not be bound by any financial or negative covenants contained in the NewPage ABL Facility, other than certain passive activity covenants including, with respect to the incurrence of liens on and the pledge of NewPage Corporation’s capital stock and with respect to the maintenance of its existence.

Financing Transactions in Connection with the Merger

As described above, on January 3, 2014, in connection with the entry into the Merger Agreement, Verso entered into the Credit Agreement Amendments. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility remain unchanged.

Prior to the closing of the Merger, Verso expects that NewPage will borrow up to $750 million under the NewPage Term Loan Facility and that NewPage will replace its existing $350 million asset-based loan facility with the NewPage ABL Facility prior to the Merger.

At the time of the closing of the Merger, Verso expects to issue $650 million in aggregate principal amount of New First Lien Notes to the current shareholders of NewPage as part of the Merger Consideration.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities will not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility to the extent of the value of the assets of the NewPage Subsidiaries. Upon the consummation of the Merger, NewPage Holdings Inc. (but not the NewPage Subsidiaries) will guarantee Verso’s debt securities (other than any remaining Old Second Lien Notes and Old Subordinated Notes) and Verso’s credit facilities.

While Verso has received commitments from lenders for the proposed facilities, there can be no assurance that Verso and NewPage will enter into such facilities.

Exchange Offer Transactions

In connection with the Merger, on January 13, 2014, Verso launched offers to exchange New Second Lien Notes and New Subordinated Notes for any and all of its outstanding Old Second Lien Notes and Old Subordinated Notes, respectively.

In connection with the Exchange Offers, Verso is also soliciting consents to amend the Old Second Lien Notes, the Old Subordinated Notes and the indentures governing the Old Second Lien Notes and the Old Subordinated Notes. The proposed amendments, which require the consent of a majority in outstanding aggregate principal amount of Old Second Lien Notes and Old Subordinated Notes, respectively, will eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify or eliminate certain other provisions. In addition, the consents with respect to the Old Second Lien Notes will authorize a release of the liens and security interests in the collateral securing the Old Second Lien Notes. In order to be effected, the collateral release must be consented to by the holders of at least two-thirds in outstanding aggregate principal amount of the Old Second Lien Notes.

Prior to the consummation of the Merger, (i) the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes: the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes, and (ii) the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes: the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Second Lien Notes and the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $470 principal amount of New Second Lien Notes immediately following the Merger and the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $570 principal amount of New Subordinated Notes immediately following the Merger, (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2021 and the maturity date of the New Subordinated Notes will be extended to August 1, 2022, (iii) the New Second Lien Notes interest rate will be adjusted such that the New Second Lien Notes will bear interest at a rate of 10.0% per annum from and after the date of the consummation of the Merger and the New Subordinated Notes interest rate will be adjusted such that the New Subordinated Notes will bear interest at a rate of 11.5% per annum from and after the date of the consummation of the Merger and (iv) the optional redemption provisions of the New Second Lien Notes and New Subordinated Notes will be amended.

Eligible holders who validly tender Old Second Lien Notes or Old Subordinated Notes prior to the Early Tender Time and do not validly withdraw their tender prior to the Withdrawal Deadline will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $1,000 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable (which includes an early tender payment of $30 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable). Holders that validly tender Old Second Lien Notes or Old Subordinated Notes after the Early Tender Time but prior to the Expiration Time, will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $970 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable.

The consummation of the Second Lien Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 85% in aggregate principal amount of outstanding Old Second Lien Notes.

In order to be adopted, the proposed amendments sought in connection with the Second Lien Notes Exchange Offer require the consent of the holders of a majority in aggregate principal amount of outstanding Old Second Lien Notes not owned by the Verso Issuers or any of their affiliates. In order to be effected, the related collateral release must be consented to by the holders of at least two-thirds in aggregate principal amount of Old Second Lien Notes outstanding, not owned by the Verso Issuers or any of their affiliates.

The consummation of the Subordinated Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 85% in aggregate principal amount of outstanding Old Subordinated Notes.

In order to be adopted, the proposed amendments sought in connection with the Subordinated Notes Exchange Offer require the consent of the holders of a majority in aggregate principal amount of outstanding Old Subordinated Notes not owned by the Verso Issuers or any of their affiliates.

It is not a condition of the Second Lien Notes Exchange Offer that the Subordinated Notes Exchange Offer is consummated and it is not a condition of the Subordinated Notes Exchange Offer that the Second Lien Notes Exchange Offer is consummated.

Verso Issuers will make alternative arrangements on similar economic terms to the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer for holders not eligible to participate in the Exchange Offers; the 85% minimum condition will include in it any notes held by such holders that tender pursuant to such alternative arrangements.

Additionally, the New Second Lien Notes and the New Subordinated Notes will be subject to registration rights agreements.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

REGARDING FORWARD-LOOKING STATEMENTS

A number of the statements made or incorporated by reference in this joint proxy and information statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are all statements made or incorporated by reference into this joint proxy and information statement/prospectus, other than statements of historical fact. In some cases, forward-looking statements can be identified by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. These statements include statements regarding the intent, belief or current expectations of each of Verso and NewPage and their respective subsidiaries, their directors and their officers with respect to, among other things, future events, including the Merger, the respective financial results and financial trends expected to impact each of Verso and NewPage prior to the completion of the Merger, or if the Merger is not completed, and expected to impact Verso thereafter, assuming the Merger is completed.

Forward-looking statements are based upon certain underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those set forth under “Risk Factors” beginning on page 46, and those set forth under “Forward-Looking Statements,” “Risk Factors” or any similar heading in the documents incorporated by reference herein.

Verso and NewPage caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy and information statement/prospectus in the case of forward-looking statements contained in this joint proxy and information statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/ prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, neither Verso nor NewPage has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

Verso and NewPage expressly qualify in their entirety all forward-looking statements attributable to Verso or NewPage or any person acting on either of their respective behalf by the cautionary statements contained or referred to in this section.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VERSO AND VERSO HOLDINGS

Selected Historical Consolidated Financial Data of Verso

The following table presents summary historical consolidated financial and operating data for Verso as of and for the fiscal years ended December 31, 2012, 2011, 2010, 2009, and 2008 and as of and for the nine months ended September 30, 2013 and 2012. The selected historical financial information presented below for each of the five years ended December 31, 2012 has been derived from Verso’s audited consolidated financial statements. The selected historical financial information presented below for the nine months ended September 30, 2013 and 2012 has been derived from Verso’s unaudited interim condensed consolidated financial statements. In the opinion of Verso’s management, the unaudited interim financial data include all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information should be read in conjunction with Verso’s consolidated financial statements and the related notes thereto and the information under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso’s Annual Report on Form 10-K filed with the SEC on March 7, 2013, and the unaudited interim condensed consolidated financial statements and the related notes thereto and the information under the heading “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the SEC on November 7, 2013, which are incorporated by reference in this joint proxy and information statement/prospectus. For additional information on documents incorporated by reference in this joint proxy and information statement/prospectus, please see “Where You Can Find More Information” beginning on page 326.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(Dollars in millions except per share amounts)
Statements of Operations Data:
Net Sales	$1,038.5	$1,113.6	$1,474.6	$1,722.5	$1,605.3	$1,360.9	$1,766.8
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	891.5	962.4	1,272.6	1,460.3	1,410.8	1,242.7	1,463.2
Depreciation, amortization, and depletion	78.6	91.3	118.2	125.3	127.4	132.7	134.5
Selling, general, and administrative expenses	56.0	56.2	74.4	78.0	71.0	61.9	79.7
Goodwill impairment	—	—	—	18.7	—	—	—
Restructuring and other charges	1.3	97.0	102.4	24.5	—	1.0	27.4

Total operating expenses	1,027.4	1,206.9	1,567.6	1,706.8	1,609.2	1,438.3	1,704.8
Other operating income(1)	(4.0)	—	(60.6)	—	—	—	—

Operating income (loss)	15.1	(93.3)	(32.4)	15.7	(3.9)	(77.4)	62.0
Interest income	—	—	—	(0.1)	(0.1)	(0.3)	(0.8)
Interest expense	103.5	98.6	135.4	126.6	128.1	123.4	125.6
Other loss (income), net(2)	2.8	7.5	7.4	26.1	(0.9)	(307.3)	—

(Loss) income before income taxes	(91.2)	(199.4)	(175.2)	(136.9)	(131.0)	106.8	(62.8)
Income tax (benefit) expense	—	(0.1)	(1.4)	0.2	0.1	0.8	—

Net (loss) income	$(91.2)	$(199.3)	$(173.8)	$(137.1)	$(131.1)	$106.0	$(62.8)

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(Dollars in millions except per share amounts)
Per Share Data:
(Loss) earnings per common share:
Basic	(1.72)	(3.77)	(3.29)	(2.61)	(2.50)	2.03	(1.35)
Diluted	(1.72)	(3.77)	(3.29)	(2.61)	(2.50)	2.03	(1.35)
Weighted average common shares outstanding (in thousands):
Basic	53,108	52,834	52,850	52,595	52,445	52,138	46,691
Diluted	53,108	52,834	52,850	52,595	52,445	52,153	46,691
Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(66.7)	$(37.0)	$12.0	$14.5	$73.5	$177.2	$54.1
Cash provided by (used in) investing activities	0.6	(44.6)	(7.1)	(66.2)	(98.3)	(34.1)	(81.3)
Cash provided by (used in) financing activities	13.8	(3.1)	(38.3)	(6.2)	25.5	(110.5)	88.2
Balance Sheet Data (end of period):
Cash and cash equivalents	$9.3	$10.2	$61.5	$94.9	$152.8	$152.1	$119.5
Working capital(3)	98.2	79.3	110.3	142.6	162.4	210.6	151.9
Property, plant, and equipment, net	741.9	818.7	793.0	934.7	972.7	1,022.6	1,116.0
Total assets	1,094.4	1,192.5	1,208.9	1,421.5	1,516.1	1,572.7	1,636.4
Total debt	1,271.3	1,287.8	1,257.0	1,262.5	1,228.6	1,192.4	1,357.7
Total (deficit) equity	(409.5)	(344.4)	(321.7)	(153.9)	(6.8)	125.3	(10.0)

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	Other income was $307.3 million for the year ended December 31, 2009, which includes $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $64.8 million in net gains related to the early retirement of debt.
(3)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

Selected Historical Consolidated Financial Data of Verso Holdings

The following table presents selected historical consolidated financial and operating data for Verso Holdings as of and for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008 and as of and for the nine months ended September 30, 2013 and 2012. The selected historical financial information presented below for each of the five years ended December 31, 2012 has been derived from Verso Holdings’ audited consolidated financial statements. The selected historical financial information presented below for the nine months ended September 30, 2013 and 2012 has been derived from Verso Holdings’ unaudited interim condensed consolidated financial statements. In the opinion of Verso Holdings’ management, the unaudited interim financial data include all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information should be read in conjunction with Verso Holdings’ consolidated financial statements and the related notes thereto and the information under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso Holdings’ Annual Report on Form 10-K filed with the SEC on March 7, 2013, and the unaudited interim condensed consolidated financial statements and the related notes thereto and the information under the heading “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Verso Holdings’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the SEC on November 7, 2013, which are incorporated by reference in this joint proxy and information statement/prospectus. For additional information on documents incorporated by reference in this joint proxy and information statement/prospectus, please see “Where You Can Find More Information” beginning on page 326.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2013	2012	2012	2011	2010	2009	2008
Statement of Operations Data:
Net sales	$1,038.5	$1,113.6	$1,474.6	$1,722.5	$1,605.3	$1,360.9	$1,766.8
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	891.5	962.3	1,272.6	1,460.3	1,410.8	1,242.7	1,462.3
Depreciation, amortization, and depletion	78.6	91.3	118.2	125.3	127.4	132.7	134.4
Selling, general, and administrative expenses	56.0	56.3	74.4	78.0	70.9	61.7	79.4
Goodwill impairment	—	—	—	10.5	—	—	—
Restructuring and other charges	1.3	97.0	102.4	24.5	—	1.0	27.4

Total operating expenses	$1,027.4	$1,206.9	$1,567.6	$1,698.6	$1,609.1	$1,438.1	$1,703.5

Other operating income(1)	(4.0)	—	(60.6)	—	—	—	—

Operating income (loss)	15.1	(93.3)	(32.4)	23.9	(3.8)	(77.2)	63.3

Interest income	(1.1)	(1.1)	(1.5)	(1.6)	(0.1)	(0.2)	(0.8)
Interest expense	104.0	94.9	127.9	122.2	122.5	116.1	103.2
Other loss (income), net(2)	2.8	7.5	7.4	25.8	(0.7)	(273.8)	—

Net (loss) income	$(90.6)	$(194.6)	$(166.2)	$(122.5)	$(125.5)	$80.7	$(39.1)

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2013	2012	2012	2011	2010	2009	2008
Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(66.4)	$(37.0)	$11.3	$14.6	$75.8	$180.1	$74.9
Cash provided by (used in) investing activities	0.6	(44.6)	(7.1)	(66.2)	(98.3)	(34.1)	(80.3)
Cash provided by (used in) financing activities	13.5	(3.1)	(37.6)	(6.3)	25.4	(115.8)	66.4
Balance Sheet Data:
Cash and cash equivalents	$9.2	$10.1	$61.5	$94.8	$152.7	$149.8	$119.5
Working capital(3)	98.2	79.4	111.4	142.9	162.3	210.4	156.3
Property, plant, and equipment, net	741.9	818.7	793.0	934.7	972.7	1,022.6	1,115.7
Total assets	1,117.7	1,215.8	1,232.3	1,444.4	1,530.5	1,560.3	1,614.1
Total debt	1,294.6	1,221.9	1,187.1	1,201.1	1,172.7	1,118.3	1,245.7
Total (deficit) equity	(402.8)	(247.0)	(220.6)	(61.2)	71.4	198.0	91.7

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	Other income was $273.8 million for the year ended December 31, 2009, which includes $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $31.3 million in net gains related to the early retirement of debt.
(3)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NEWPAGE AND PREDECESSOR

Selected Financial Data

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changes the carrying amounts and classifications reported in our consolidated financial statements and resulted in the company becoming a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of the Predecessor Company will not be comparable to the consolidated financial statements of the Successor Company.

The following table sets forth historical consolidated financial information as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 and the nine months ended September 30, 2013 and 2012.

	Successor	Predecessor	Predecessor
	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(in millions, except per share amounts for Successor)(b)	(unaudited)	(unaudited)
Net sales	$2,256	$2,322	$3,131	$3,502	$3,596	$3,106	$4,356
Income (loss) before reorganization items and income taxes	(3)	(29)	(49)	(411)	(655)	(357)	(114)
Reorganization items, net(a)	—	74	(1,288)	86	—	—	—
Net income (loss)	(3)	(86)	1,258	(498)	(656)	(303)	(114)
Net income (loss) attributable to the company	(3)	(86)	1,258	(498)	(656)	(308)	(117)
Net income (loss) attributable to the company per share(b)
Basic and diluted	(0.43)	(0.86)	12.58	(4.98)	(6.56)	(3.08)	(1.17)

	Successor		Successor	Predecessor
	2013		2012	2011	2010	2009	2008
Working capital	$477		$441	$680	$438	$458	$391
Total assets(c)	2,187		2,214	3,305	3,511	4,005	4,245
Long-term debt(d)(e)	492		485	248	3,157	3,030	2,900
Other long-term obligations(f)	553		581	70	526	493	622

(a)	Certain expenses, provisions for losses and other charges and credits directly associated with or resulting from the reorganization and restructuring of the business that were realized or incurred in the Chapter 11 Proceedings, including the impact of the implementation of the Chapter 11 plan and the application of fresh start accounting, were recorded in reorganization items, net in our consolidated financial statements.
(b)	Predecessor per share amounts in millions. Successor per share amounts in dollars.
(c)	As part of the application of fresh start accounting, all assets were adjusted to their fair values as of December 31, 2012.
(d)	As previously discussed, as of the Emergence Date and pursuant to the Chapter 11 plan, all amounts outstanding under our debtor in possession financing arrangements were paid in full in cash and all pre-petition debt instruments outstanding were extinguished, and holders of claims related to the pre-petition debt arrangements received distributions on their claims in accordance with the Chapter 11 plan. Additionally, upon consummation of the Chapter 11 plan, we entered into a credit and guaranty agreement, consisting of a $500 million senior secured exit term loan due 2018.
(e)	Due to the commencement of the Chapter 11 Proceedings, our consolidated balance sheet as of December 31, 2011 included unsecured and under-secured pre-petition debt obligations of $3,120 million. These obligations were included in liabilities subject to compromise.
(f)	Pursuant to the Chapter 11 plan, pension and OPEB projected benefit obligations were assumed by us. These obligations, which were previously classified as liabilities subject to compromise, were reclassified to other long-term obligations as of the Emergence Date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet of Verso and the historical consolidated statements of operations and consolidated balance sheet of NewPage as well the combined historical consolidated statements of operations and consolidated balance sheet of Verso Holdings and the historical consolidated statements of operations and consolidated balance sheet of NewPage to reflect the consummation of the Merger pursuant to the terms of the Merger Agreement. Verso is the ultimate parent company of Verso Holdings. Unless otherwise noted, references to “Verso”, “we,” “us,” and “our” refer collectively to Verso and Verso Holdings. The historical financial statements were prepared in conformity with GAAP. The unaudited pro forma condensed combined financial information is presented in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the SEC, and has been prepared using the assumptions described in the notes thereto. The unaudited pro forma condensed combined balance sheets give effect to the Merger, the related financing transactions required to effect the Merger and the Exchange Offer Transactions as if they had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger, the related financing transactions required to effect the Merger and the Exchange Offer Transactions as if they had occurred as of January 1, 2012.

The following unaudited pro forma consolidated financial information is presented:

•	Unaudited pro forma condensed combined balance sheet of Verso as of September 30, 2013;

•	Unaudited pro forma condensed combined balance sheet of Verso Holdings as of September 30, 2013;

•	Unaudited pro forma condensed combined statement of operations of Verso for the nine months ended September 30, 2013;

•	Unaudited pro forma condensed combined statement of operations of Verso Holdings for the nine months ended September 30, 2013;

•	Unaudited pro forma condensed combined statement of operations of Verso for the year ended December 31, 2012; and

•	Unaudited pro forma condensed combined statement of operations of Verso Holdings for the year ended December 31, 2012.

The accompanying unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) and related notes were prepared using the acquisition method of accounting with Verso considered the acquirer of NewPage for accounting purposes. Accordingly, the Merger Consideration to be paid in the Merger has been allocated to assets and liabilities of NewPage based upon their estimated fair values as of the date of completion of the Merger. Any amount of the Merger Consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed will be recorded as goodwill in Verso’s balance sheet after the completion of the Merger. As of the date of this joint proxy and information statement/prospectus, Verso has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the NewPage assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform NewPage’s accounting policies to Verso’s accounting policies. A final determination of the fair value of NewPage’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of NewPage that exist as of the estimated date of completion of the Merger and, therefore, cannot be made prior to that date. Additionally, the value of a portion of the Merger Consideration to be paid by Verso to complete the Merger will be determined based on the trading price of Verso common stock at the time of the completion of the Merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying Pro Forma Statements. The preliminary purchase price allocation was based on Verso’s historical experience, data that was available through the public domain and Verso’s due diligence review of NewPage’s business. Until the Merger is completed, both companies are limited in their ability to share information with the other. Upon consummation of the Merger, valuation work will be finalized. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the purchase price allocation is finalized. Although management believes that the preliminary purchase price allocation is reasonable, there can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying Pro Forma Statements.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes thereto and NewPage’s historical consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus, as well as in conjunction with Verso and Verso Holdings’ historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2013.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operational efficiencies that could result from the Merger.

VERSO PAPER CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(Dollars in thousands)

	Historical
	Verso	NewPage (Successor)	Total Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$9,253	$4,000	$(8,197)	a	$5,056
Accounts receivable, net	107,864	233,000	—		340,864
Inventories	138,430	550,000	—		688,430
Assets held for sale	50	—	—		50
Prepaid expenses and other assets	9,690	28,000	(10,416)	b	27,274

Total current assets	265,287	815,000	(18,613)		1,061,674
Property, plant, and equipment, net	741,922	1,229,000	218,571	c	2,189,493
Intangibles and other assets, net	87,151	143,000	(86,777)	d	143,374

Total assets	$1,094,360	$2,187,000	$113,181		$3,394,541

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$82,767	$162,000	$—		$244,767
Accrued liabilities	84,294	156,000	—		240,294
Current maturities of long-term debt	13,310	20,000	(20,000)	e	13,310

Total current liabilities	180,371	338,000	(20,000)		498,371
Long term debt	1,257,969	492,000	901,736	f	2,651,705
Other liabilities	65,558	553,000	(11,070)	b	607,488

Total liabilities	1,503,898	1,383,000	870,666		3,757,564

Commitments and contingencies	—	—	—		—
Equity:
Preferred Stock	—	—	—		—
Common Stock	533	—	106	g	639
Treasury Stock	(106)	—	—		(106)
Paid-in-capital	220,505	813,000	(781,203)	h	252,302
Retained deficit	(607,217)	(3,000)	17,612	j	(592,605)
Accumulated other comprehensive loss	(23,253)	(6,000)	6,000	k	(23,253)

Total (deficit) equity	(409,538)	804,000	(757,485)		(363,023)

Total liabilities and equity	$1,094,360	$2,187,000	$113,181		$3,394,541

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(Dollars in thousands)

	Historical		Total Adjustments		Pro Forma
	Verso Holdings	NewPage (Successor)
ASSETS
Current assets:
Cash and cash equivalents	$9,197	$4,000	$(8,197)	a	$5,000
Accounts receivable, net	107,991	233,000	—		340,991
Inventories	138,430	550,000	—		688,430
Assets held for sale	50	—	—		50
Prepaid expenses and other assets	9,690	28,000	(10,416)	b	27,274

Total current assets	265,358	815,000	(18,613)		1,061,745
Property, plant, and equipment, net	741,922	1,229,000	218,571	c	2,189,493
Intangibles and other assets, net	110,456	143,000	(86,777)	d	166,679

Total assets	$1,117,736	$2,187,000	$113,181		$3,417,917

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$82,767	$162,000	$—		$244,767
Accrued liabilities	84,405	156,000	—		240,405
Current maturities of long-term debt	13,310	20,000	(20,000)	e	13,310

Total current liabilities	180,482	338,000	(20,000)		498,482
Long term debt	1,281,274	492,000	901,736	f	2,675,010
Other liabilities	58,783	553,000	(11,070)	b	600,713

Total liabilities	1,520,539	1,383,000	870,666		3,774,205

Commitments and contingencies	—	—	—		—
Equity:
Paid-in-capital	231,034	813,000	(781,097)	i	262,937
Retained deficit	(610,584)	(3,000)	17,612	j	(595,972)
Accumulated other comprehensive loss	(23,253)	(6,000)	6,000	k	(23,253)

Total (deficit) equity	(402,803)	804,000	(757,485)		(356,288)

Total liabilities and equity	$1,117,736	$2,187,000	$113,181		$3,417,917

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2013

(Dollars in thousands except per share amounts)

	Historical		Total Adjustments		Pro Forma
	Verso	NewPage (Successor)
Net Sales	$1,038,481	$2,256,000	$—		$3,294,481
Cost and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	891,465	2,116,000	(128,984)	a	2,878,481
Depreciation, amortization, and depletion	78,620	—	151,285	b	229,905
Selling, general, and administrative expenses	56,004	109,000	(8,464)	c	156,540
Restructuring charges	1,327	—	—		1,327

Total operating expenses	1,027,416	2,225,000	13,837		3,266,253

Other operating income	(3,971)	—	—		(3,971)

Operating income (loss)	15,036	31,000	(13,837)		32,199

Interest income	(20)	—	—		(20)
Interest expense	103,460	35,000	45,542	d	184,002
Other loss (income), net	2,776	(1,000)	—		1,776

Loss before income taxes	(91,180)	(3,000)	(59,379)		(153,559)
Income tax expense	20	—	—		20

Net loss	$(91,200)	$(3,000)	$(59,379)		$(153,579)

Per Share Data:
Loss per share:
Basic	$(1.72)	$(0.43)			$(2.41)
Diluted	$(1.72)	$(0.43)			$(2.41)
Weighted average common shares outstanding (in thousands):
Basic	53,108	7,080	3,554	e	63,742
Diluted	53,108	7,080	3,554	e	63,742

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2013

(Dollars in thousands)

	Historical		Total Adjustments		Pro Forma
	Verso Holdings	NewPage (Successor)
Net Sales	$1,038,481	$2,256,000	$—		$3,294,481
Cost and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	891,465	2,116,000	(128,984)	a	2,878,481
Depreciation, amortization, and depletion	78,620	—	151,285	b	229,905
Selling, general, and administrative expenses	56,004	109,000	(8,464)	c	156,540
Restructuring charges	1,327	—	—		1,327

Total operating expenses	1,027,416	2,225,000	13,837		3,266,253

Other operating income	(3,971)	—	—		(3,971)

Operating income (loss)	15,036	31,000	(13,837)		32,199

Interest income	(1,156)	—	—		(1,156)
Interest expense	103,979	35,000	45,542	d	184,521
Other loss (income), net	2,776	(1,000)	—		1,776

Loss before income taxes	(90,563)	(3,000)	(59,379)		(152,942)
Income tax expense	—	—	—		—

Net loss	$(90,563)	$(3,000)	$(59,379)		$(152,942)

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands except per share amounts)

	Historical		Total Adjustments		Pro Forma
	Verso	NewPage (Predecessor)
Net Sales	$1,474,612	$3,131,000	$—		$4,605,612
Cost and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,272,630	3,015,000	(229,613)	a	4,058,017
Depreciation, amortization, and depletion	118,178	—	261,531	b	379,709
Selling, general, and administrative expenses	74,415	139,000	(11,956)	c	201,459
Restructuring charges	102,404	—	—		102,404

Total operating expenses	1,567,627	3,154,000	19,962		4,741,589

Other operating income	(60,594)	—	—		(60,594)

Operating loss	(32,421)	(23,000)	(19,962)		(75,383)

Interest income	(8)	—	—		(8)
Interest expense	135,461	26,000	81,266	d	242,727
Other loss, net	7,379	—	—		7,379

Loss before reorganization items and income taxes	(175,253)	(49,000)	(101,228)		(325,481)

Reorganization items, net	—	1,288,000	—		1,288,000

(Loss) income before income taxes	(175,253)	1,239,000	(101,228)		962,519
Income tax benefit	(1,424)	(19,000)	—		(20,424)

Net (loss) income	$(173,829)	$1,258,000	$(101,228)		$982,943

Per Share Data:
(Loss) earnings per share:
Basic	$(3.29)	12,580,000			$15.48
Diluted	$(3.29)	12,580,000			$15.48
Weighted average common shares outstanding (in thousands):
Basic	52,850	0.1	10,634	e	63,484
Diluted	52,850	0.1	10,655	f	63,505

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands)

	Historical		Total Adjustments		Pro Forma
	Verso Holdings	NewPage (Predecessor)
Net Sales	$1,474,612	$3,131,000	$—		$4,605,612
Cost and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,272,630	3,015,000	(229,613)	a	4,058,017
Depreciation, amortization, and depletion	118,178	—	261,531	b	379,709
Selling, general, and administrative expenses	74,364	139,000	(11,956)	c	201,408
Restructuring charges	102,404	—	—		102,404

Total operating expenses	1,567,576	3,154,000	19,962		4,741,538

Other operating income	(60,594)	—	—		(60,594)

Operating loss	(32,370)	(23,000)	(19,962)		(75,332)

Interest income	(1,523)	—	—		(1,523)
Interest expense	127,943	26,000	81,266	d	235,209
Other loss, net	7,380	—	—		7,380

Loss before reorganization items and income taxes	(166,170)	(49,000)	(101,228)		(316,398)

Reorganization items, net	—	1,288,000	—		1,288,000

(Loss) income before income taxes	(166,170)	1,239,000	(101,228)		971,602
Income tax benefit	—	(19,000)	—		(19,000)

Net (loss) income	$(166,170)	$1,258,000	$(101,228)		$990,602

See notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

1.	Description of the Transaction

On January 3, 2014, Verso entered into the Merger Agreement with NewPage. Pursuant to the terms of the Merger, Merger Sub, an indirect, wholly-owned subsidiary of Verso, and NewPage will merge, with NewPage surviving as a subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive “Merger Consideration” consisting of (i) $250 million in cash, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing of the Merger, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances described below) of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement. The amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing. If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy closing conditions, the amount of Verso common stock to be issued as Merger Consideration will increase in monthly increments by up to 5% so that the total amount of Verso common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement:

Verso common stock valued at January 31, 2014 closing price and assuming 10.6 million shares issued	$31.9 million
New First Lien Notes	650.0 million
Assumption of NewPage Term Loan Facility	750.0 million

Total consideration	$1,431.9 million

Verso expects that NewPage will borrow up to $750 million under the NewPage Term Loan Facility prior to the closing of the Merger. The proceeds from the NewPage Term Loan Facility will be used to repay the existing $500 million NewPage term loan facility and to pay a dividend to NewPage stockholders. NewPage will also refinance and replace its $350 million asset-based loan facility prior to the closing of the Merger. Verso expects to utilize borrowings under the NewPage ABL facility to fund anticipated transaction and debt issuance costs of approximately $56.8 million as well as any difference from the cash proceeds of the NewPage Term Facility and the $250 million cash portion of the Merger Consideration which is currently estimated to be $15 million. Additionally, Verso expects to consummate the Exchange Offer Transactions. The Verso modifications described in the Exchange Offers have been accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 470-60. As a result of the modifications, the New Second Lien Notes were recorded at the value of the future cash interest and principal payments on those notes subsequent to the Merger of $331.9 million, resulting in a gain of $55.1 million calculated as the difference between the new recorded carrying value and the pre-Merger carrying value of $387.0 million, net of deferred issuance costs on the notes of $8.0 million. The new carrying value of the debt and the gain are reflected in the accompanying pro forma balance sheets. In addition, the modification of the New Subordinated Notes in connection with the consummation of the Merger resulted in the New Subordinated Notes being recorded at their carrying value immediately prior to the Merger of $142.5 million. The difference between carrying value and reduced par value of $81.2 million is recognized as a non-cash reduction of interest expense over the term of the New Subordinated Notes.

Verso has obtained commitments from Credit Suisse Securities (USA) LLC, Credit Suisse AG, Barclays, and UBS Securities LLC to provide debt financing for the Merger, consisting of the NewPage Term Loan Facility and a replacement $350 million NewPage ABL facility.

The estimated value of the Merger Consideration reflected herein does not purport to represent the actual value of the total Merger Consideration that will be received by NewPage’s stockholders when the Merger is completed. In accordance with GAAP, the fair value of Verso common stock issued as part of the Merger Consideration will be measured on the closing date of the Merger at the then-current market price. This requirement will likely result in a per share value component different from the $3.00, based on the closing price of Verso common stock on January 31, 2014, assumed in these Pro Forma Statements and that difference may be material. For example, an increase or decrease by 10% in the price of Verso common stock on the closing date of the Merger from the price of Verso common stock assumed in these Pro Forma Statements would increase or decrease the value of the Merger Consideration by approximately $3.2 million, which would be reflected in these Pro Forma Statements as an equivalent increase or decrease to intangible assets. Further, under certain circumstances as described in Note 1, “Description of the Transaction”, the number of shares of Verso common stock issued in connection with the Merger is subject to potential adjustment up by approximately 2.7 million shares, which would increase the value of the Merger Consideration by approximately $8.0 million.

2.	Basis of Presentation

The Pro Forma Statements have been derived from the historical consolidated financial statements of Verso and NewPage that are incorporated by reference into or contained elsewhere in this joint proxy and information statement/prospectus. Certain financial statement line items included in NewPage’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Verso’s historical presentation. For the unaudited pro forma condensed combined statements of operations, depreciation, amortization, and depletion expense has been conformed to the Verso presentation. The reclassification of these items had no impact on the historical total assets, total liabilities, or stockholders’ equity reported by Verso or NewPage, respectively. The reclassifications also did not impact the historical earnings from continuing operations. In addition, the impact of differences in NewPage’s accounting policy for inventory valuation of Last in First Out (LIFO) and Verso’s accounting policy of First in First Out (FIFO) is not expected to have a significant impact on cost of products sold, therefore no adjustment has been reflected in the accompanying Pro Forma Statements for conforming the accounting policy of NewPage to Verso’s policy.

The Merger is reflected in the Pro Forma Statements as an acquisition of NewPage by Verso using the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the total estimated purchase price will be calculated as described in Note 4 to the Pro Forma Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Verso has applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary since the Merger has not progressed to a stage where there is sufficient information to make a definitive allocation and will be revised at the time of the Merger as additional information becomes available and as valuation work is finalized. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented.

3.	Pro Forma Adjustments

The pro forma adjustments described below do not reflect the statutory tax effect of those adjustments as Verso has net operating loss carryforwards and a related full valuation allowance that are expected to eliminate any tax implications of the adjustments.

The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheets as of September 30, 2013:

(a)	Represents the portion of estimated transaction costs associated with the Merger paid in cash. These costs were not included in the historical financial statements.

(b)	Represents the elimination of the NewPage pre-Merger deferred taxes and the related valuation allowance.

(c)	Represents an adjustment to value property, plant and equipment acquired at the preliminary estimated fair value as of the Merger date. The fair value of NewPage’s property, plant, and equipment was estimated using the replacement cost method and adjusted for physical, functional, and economic obsolescence.

(d)	The following table summarizes pro forma adjustments impacting other assets:

(d1)	$(9,867)	Represents the elimination of the NewPage pre-Merger goodwill.
(d2)	(69,088)	Represents the elimination of the NewPage pre-Merger trademarks and customer relationships intangible assets.
(d3)	(24,367)	Represents the elimination of the NewPage pre-Merger debt issuance costs.
(d4)	(7,951)	Represents the elimination of the Verso Second Lien Notes debt issuance costs in connection with the exchange and modification of those notes in accordance with ASC 470-60 as described in Note 1 “Description of the Transaction.”
(d5)	24,496	Represents the estimated debt issuance costs expected to be capitalized in connection with the Merger financing.

	$(86,777)

(e)	Represents the reversal of the historical current portion of the NewPage Term Loan Facility, which was replaced with the $750 million NewPage Term Loan Facility.

(f)	The following table summarizes pro forma adjustments impacting Long term debt:

(f1)	$735,000	Represents discounted expected cash proceeds (98 par) from the NewPage Term Loan Facility assumed in the Merger, of which $500 million will be used to repay amounts outstanding under NewPage’s existing term loan facility and $235 million will be used towards the $250 million cash portion of the Merger Consideration.
(f2)	650,000	Represents the issuance of additional New First Lien Notes in connection with the Merger.
(f3)	71,803	Represents borrowings on NewPage’s asset based loan facility to fund expected debt issuance and transaction costs of $56,803, as well as the difference between the net cash proceeds from the NewPage Term Facility and the cash portion of the Merger Consideration, currently estimated to be $15 million.
(f4)	(468,000)	Represents the reversal of the historical long-term portion of the NewPage Term Loan Facility, which was replaced with the $750 million NewPage Term Loan Facility.
(f5)	(24,000)	Represents the balance outstanding on NewPage’s asset based loan facility on September 30, 2013 that is not expected to be assumed by Verso in the Merger.
(f6)	(63,067)	Represents the reduction in the carrying value of the Second Lien Notes from $395.0 million to the modified total interest and principal payments on the notes of $331.9 million after the Merger in accordance with ASC 470-60. See the description of the modification of the Second Lien Notes in the “Summary of New Second Lien Notes” section of this joint proxy and information statement/prospectus.

	$901,736

(g)	Represents the issuance of 20% of shares of Verso common stock outstanding, or 10.6 million shares with a par value of $.01.

(h)	The following table summarizes pro forma adjustments impacting Verso’s Paid-in-capital.

(h1)	$(813,000)	Represents the elimination of NewPage historical paid-in-capital.
(h2)	31,797	Represents the Paid-in-capital associated with the issuance of 20% of shares of Verso common stock outstanding, immediately prior to the Merger, or 10.6 million shares with an estimated value of $3.00 per share based on the closing share price of Verso common stock on January 31, 2014 and par value of $.01.

	$(781,203)

(i)	The following table summarizes pro forma adjustments impacting Verso Holdings’ Paid-in-capital.

(i1)	$(813,000)	Represents the elimination of NewPage historical paid-in-capital.
(i2)	31,903	Represents the Paid-in-capital associated with the issuance of 20% of shares of Verso common stock outstanding, immediately prior to the Merger, or 10.6 million shares with an estimated value of $3.00 per share based on the closing share price of Verso common stock on January 31, 2014.

	$(781,097)

(j)	The following table summarizes pro forma adjustments impacting Retained deficit:

(j1)	$3,000	Represents the elimination of NewPage historical retained deficit.
(j2)	(4,973)	Represents estimated transaction costs associated with Exchange Offers expensed as incurred in accordance with ASC 470-60. These costs were not included in the historical financial statements.
(j3)	55,116	Represents the gain recognized for the reduction in the net carrying value of the Second Lien Notes of $387.0 million ($395.0 million Note carrying value less debt issuance costs of $8.0 million) to the modified total interest and principal payments on the Notes of $331.9 million after the Merger in accordance with ASC 470-60, assuming all Old Second Lien Notes are tendered. See the description of the modification of the Second Lien Notes in the “Summary of New Second Lien Notes” section of this joint proxy and information statement/prospectus.
(j4)	(35,531)	Represents estimated transaction costs associated with the Merger expected to be expensed as incurred. These costs were not included in the historical financial statements.

	$17,612

(k)	Represents the elimination of NewPage Accumulated other comprehensive loss.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013:

(a)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold to conform with Verso’s presentation as NewPage did not report those costs separately.

(b)	The following table summarizes pro forma adjustments impacting Depreciation, amortization, and depletion:

(b1)	$137,448	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold and Selling, general, and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.
(b2)	19,471	Represents additional depreciation resulting from the preliminary adjustment of the NewPage property and equipment to estimated fair value as of the Merger date based on a preliminary estimated average useful life of approximately eight years and straight-line depreciation.
(b3)	(5,634)	Represents the elimination of $5,634 of historical amortization expense associated with NewPage intangible assets that were written-off as part of purchase accounting.

	$151,285

(c)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.

(d)	The following table summarizes pro forma adjustments impacting Interest expense:

(d1)	$114,500	Represents preliminary estimated additional interest expense for debt incurred in connection with the Merger based on LIBOR plus 200 basis points for NewPage ABL Facility borrowings of $71.8 million, LIBOR (subject to 1.25% floor) plus 825 basis points for NewPage Term Loan Facility borrowings of $750 million, and 11.75% for New First Lien Notes of $650 million. A 1/8% increase/decrease in LIBOR would have an impact of +/-$0.1 million on year to date interest expense at September 30, 2013.
(d2)	3,224	Represents the straight-line amortization of debt issuance costs incurred in connection with the Merger. The costs are amortized based on the term of the respective debt.
(d3)	(35,000)	Represents the elimination of historical interest expense for NewPage.
(d4)	(32,438)	Represents the reduction in interest expense associated with the exchange of the Verso Second Lien Notes and Verso Subordinated Notes.
(d5)	(4,744)	Represents the non-cash reduction of interest expense associated with the modification of the New Subordinated Notes in connection with the Merger in accordance with ASC 470-60, as described in note 1 of the Pro Forma Statements “Description of the Transaction,” assuming all Old Subordinated Notes are tendered.

	$45,542

(e)	Represents 20% of the Verso common stock outstanding issued in connection with the Merger or 10.6 million shares, less NewPage common stock cancelled upon consummation of the Merger of 7.1 million shares.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012:

(a)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold to conform with Verso’s presentation as NewPage did not report those costs separately.

(b)	The following table summarizes pro forma adjustments impacting Depreciation, amortization, and depletion:

(b1)	$241,569	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold and Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.
(b2)	25,962	Represents additional depreciation resulting from the preliminary adjustment of the NewPage property and equipment to estimated fair value as of the Merger date based on a preliminary estimated average useful life of approximately eight years and straight-line depreciation.
(b3)	(6,000)	Represents the elimination of $6,000 of amortization expense associated with NewPage intangible assets that were written-off as part of purchase accounting.

	$261,531

(c)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.

(d)	The following table summarizes pro forma adjustments impacting Interest expense:

(d1)	$152,487	Represents preliminary estimated additional interest expense for debt incurred in connection with the Merger based on LIBOR plus 200 basis points for NewPage ABL Borrowings of $71.8 million, LIBOR (subject to 1.25% floor) plus 825 basis points for NewPage Term Loan Facility borrowings of $750 million, and 11.75% for New First Lien Notes of $650 million. A 1/8% increase/decrease in LIBOR would have an impact of +/- $0.1 million on annual interest expense at December 31, 2012.
(d2)	4,299	Represents the straight-line amortization of debt issuance costs incurred in connection with the Merger. The costs are amortized based on the term of the respective debt.
(d3)	(26,000)	Represents the elimination of historical interest expense for NewPage.
(d4)	(43,319)	Represents the reduction in interest expense associated with the exchange of the Verso Second Lien Notes and Verso Subordinated Notes.
(d5)	(6,201)	Represents the non-cash reduction of interest expense associated with the modification of the New Subordinated Notes in connection with the Merger in accordance with ASC 470-60, as described in note 1 of the Pro Forma Statements “Description of the Transaction”, assuming all Old Subordinated Notes are tendered.

	$81,266

(e)	Represents 20% of the Verso common stock outstanding issued in connection with the Merger or 10.6 million shares less NewPage shares cancelled in the Merger of 100 shares.

(f)	Represents 20% of the Verso common stock outstanding issued in connection with the Merger or 10.6 million shares plus 21 thousand dilutive shares excluded from Verso’s historical calculation of diluted earnings per share due to Verso’s net loss for the year ended December 31, 2012 less NewPage shares cancelled in the Merger of 100 shares.

4.	Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the expected fair values of NewPage’s assets and liabilities at the completion of the Merger. The allocation of the preliminary purchase price is as follows (in thousands):

Current assets	$804,584
Property and equipment	1,447,571
Other long-term assets	39,678
Current liabilities	(318,000)
Other long-term liabilities	(541,930)

Net assets acquired	$1,431,903

The preliminary purchase price allocation for NewPage is subject to revision as more detailed analysis is completed and additional information on the fair values of NewPage’s assets and liabilities becomes available and as pre-Merger contingencies are identified, and Merger related costs, etc. are finalized. The preliminary purchase price allocation was based on Verso’s historical experience, data that was available through the public domain and Verso’s due diligence review of NewPage’s business. We did not identify a material amount of goodwill or other intangible assets as a result of the preliminary purchase price allocation. However, as additional information is obtained and the Merger Consideration is finalized, goodwill and other intangible assets may be identified and the final purchase price allocation may differ materially from the allocation presented here.

The accompanying Pro Forma Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Merger. In addition, the Merger is not expected to result in a taxable transaction and Verso has net operating loss carryforwards and a related full valuation allowance that are expected to offset any deferred tax impact of the Merger. Therefore no deferred taxes have been established as a result of the purchase price allocation.

Verso has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger. Verso anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, goodwill, and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final Merger Consideration, and amounts allocated to assets acquired and liabilities assumed in the Merger, could differ materially from the preliminary amounts presented in these Statements. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these statements. See Note 3 for the effects of changes in estimated fair value of property and equipment to be acquired in the Merger on the calculation of pro forma depreciation and amortization expense.

COMPARATIVE PER SHARE DATA

The following table shows, for the year ended December 31, 2012, and the nine months ended September 30, 2013, historical and pro forma equivalent per share data for NewPage common stock and historical and pro forma combined per share data for Verso common stock. The information in the table is derived from Verso’s historical consolidated financial statements incorporated by reference herein and NewPage’s historical consolidated financial information included herein, as well as the unaudited pro forma condensed combined financial information included elsewhere herein.

The pro forma equivalent information shows the effect of the Merger from the perspective of an owner of NewPage common stock. The information was computed by multiplying the pro forma combined net income (loss) per share for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, and pro forma combined book value per share as of September 30, 2013 by the ratio of the total number of shares of Verso common stock to be issued as part of the merger consideration, which we have assumed to be 10,634,497 shares, to the number of outstanding NewPage shares as of December 31, 2012 (100 shares) and as of September 30, 2013 (7,080,000 shares), as applicable. The actual number of shares of Verso common stock to be issued as part of the Merger Consideration depends on the number of outstanding shares of Verso common stock outstanding at the closing of the offering and is subject to certain adjustments. See “Merger Agreement—Merger Consideration.” These computations exclude any potential benefit to NewPage’s stockholders from receiving any amount of cash or New First Lien Notes as components of the Merger Consideration.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of income data are based on the assumption that the Merger was completed on January 1, 2012, and the pro forma adjustments to the balance sheet data are based on the assumption that the Merger was completed on September 30, 2013.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of Verso after the completion of the Merger.

You should read the information below together with the historical consolidated financial statements and related notes of each of Verso and NewPage, which are incorporated by reference or contained elsewhere in this joint proxy and information statement/prospectus, and with the information under the heading “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 100.

	NewPage Common Stock		Verso Common Stock
	Historical	Pro Forma Equivalent	Historical	Pro Forma Combined
Net Income (Loss) Per Share—
Basic
Year Ended December 31, 2012(1)	$12,580,000	$1,646,558	$(3.29)	$15.48
Nine Months Ended September 30, 2013	$(0.43)	$(3.62)	$(1.72)	$(2.41)
Diluted
Year Ended December 31, 2012(1)	$12,580,000	$1,646,025	$(3.29)	$15.48
Nine Months Ended September 30, 2013	$(0.43)	$(3.62)	$(1.72)	$(2.41)
Book Value Per Share
September 30, 2013	$113.56	$(8.55)	$(7.70)	$(5.69)
Cash Dividends
Year Ended December 31, 2012	$—	$—	$—	$—
Nine Months Ended September 30, 2013	$—	$—	$—	$—

(1)	NewPage historical results for the year ended December 31, 2012 are the results of NewPage’s predecessor company prior to giving effect to the implementation of its Chapter 11 plan and are based on 100 shares of NewPage common stock outstanding for the year ended December 31, 2012.

MARKET PRICE AND DIVIDEND INFORMATION

Verso’s common stock is listed for trading on the New York Stock Exchange under the trading symbol “VRS.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Verso’s common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you are urged to consult publicly available sources.

	Verso Common Stock
	High	Low
YEAR ENDED DECEMBER 31, 2011
Quarter ended March 31, 2011	$6.37	$3.43
Quarter ended June 30, 2011	5.44	2.51
Quarter ended September 30, 2011	3.16	1.65
Quarter ended December 31, 2011	1.95	0.85
YEAR ENDED DECEMBER 31, 2012
Quarter ended March 31, 2012	3.36	0.91
Quarter ended June 30, 2012	2.05	1.03
Quarter ended September 30, 2012	2.38	1.16
Quarter ended December 31, 2012	1.70	0.99
YEAR ENDING DECEMBER 31, 2013
Quarter ended March 31, 2013	1.68	0.98
Quarter ending June 30, 2013	1.39	1.03
Quarter ending September 30, 2013	1.15	0.61
Quarter ending December 31, 2013	0.92	0.52

The price of Verso common stock as of February 5, 2014 was $2.98.

Because there is no established trading market for shares of any class of NewPage capital stock, information with respect to the market prices of NewPage stock has been omitted.

VERSO SPECIAL MEETING

Joint proxy and information statement/prospectus

This joint proxy and information statement/prospectus is being furnished to Verso stockholders in connection with the solicitation of proxies by the Verso board of directors in connection with the special meeting of Verso stockholders.

This joint proxy and information statement/prospectus and the enclosed proxy card are first being sent to Verso stockholders on or about                     , 2014.

Date, Time and Place of the Verso Special Meeting

The Verso special meeting is to be held at 10:00am, Central Standard Time, on                     , 2014, at             .

Purpose of the Verso Special Meeting

At the Verso special meeting, holders of Verso common stock as of the record date will be asked to:

Proposal 1.	consider and vote on the issuance of shares of Verso common stock as part of the Merger Consideration pursuant to the Merger Agreement;

Proposal 2.	consider and vote on the approval of the Amended and Restated 2008 Incentive Award Plan; and

Proposal 3.	consider and vote upon the approval of any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting.

Record Date and Voting

Only holders of record of Verso common stock at the close of business on                     , 2014, which is the record date, will be entitled to notice of and to vote at the Verso special meeting with regard to Proposals 1–3 described above. On the record date, there were              shares of Verso common stock outstanding and entitled to vote at the Verso special meeting, held by approximately              holders of record. Each share of Verso common stock issued and outstanding on the record date is entitled to one vote on each proposal to be voted upon at the Verso special meeting.

The quorum requirement for holding the Verso special meeting and transacting business at the Verso special meeting is the presence, in person or by proxy, of a majority of the issued and outstanding shares of Verso common stock as of the record date entitled to vote at the Verso special meeting. The shares may be present in person or represented by proxy at the Verso special meeting.

If your proxy card is properly executed and received by Verso in time to be voted at the Verso special meeting, the shares of Verso common stock represented by your proxy (including those given electronically via the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. Executed but unvoted proxies will be voted in accordance with the recommendations of the Verso board of directors.

Vote Required

Issuance of shares of Verso Common Stock as part of the Merger Consideration pursuant to the Merger Agreement (Proposal 1). The affirmative vote of a majority of the holders of Verso common stock present in person or represented by proxy at the Verso special meeting is required to approve the issuance of shares of Verso common stock as part of the Merger Consideration pursuant to the Merger Agreement (see “The Merger

Agreement—Merger Consideration” for more details). Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote, will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal.

Approval of the Amended and Restated 2008 Incentive Award Plan (Proposal 2). The affirmative vote of a majority of the holders of Verso common stock present in person or represented by proxy at the Verso special meeting is required to approve the Amended and Restated 2008 Incentive Award Plan. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote, will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal.

Approval of the adjournment of the Verso special meeting (Proposal 3). The affirmative vote of a majority of the holders of Verso common stock present in person or represented by proxy at the Verso special meeting is required to approve the proposal to adjourn the Verso special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Verso special meeting to approve Proposal 1. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote, will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal. In accordance with the Verso By-laws, a vote to approve the proposal to adjourn the Verso special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Verso special meeting to approve Proposal 1 may be taken in the absence of a quorum.

Recommendation of the Verso Board of Directors

The Verso board of directors unanimously resolved to recommend:

1.	“FOR” the approval of the issuance of shares of Verso common stock as part of the Merger Consideration pursuant to the Merger Agreement (Proposal 1).

2.	“FOR” the approval of the Amended and Restated 2008 Incentive Award Plan (Proposal 2).

3.	“FOR” the approval of the adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting (Proposal 3).

Verso stockholders should carefully read this joint proxy and information statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, Verso stockholders are directed to the section titled “The Merger Agreement” and to the Merger Agreement itself, which is attached as Annex A hereto.

Voting Electronically or by Telephone

If your shares of Verso common stock are registered directly in your name with Verso’s transfer agent, you are considered, with respect to those shares, the “stockholder of record”, and these proxy materials are being sent to you directly by Verso. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, David J. Paterson, Peter H. Kesser or Charles D. Hamlett, or to vote in person at the Verso special meeting. A proxy card has been enclosed for you to use. You may also vote on electronically via the Internet or by telephone.

If your shares of Verso common stock are held by a broker, bank or other nominee, you are considered the beneficial owner of the shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Verso special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Verso special meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares. You may also vote electronically via the Internet or by telephone.

You can ensure your shares of Verso common stock are represented at the Verso special meeting by promptly submitting your proxy electronically via the Internet or by telephone or marking, signing, dating and returning the appropriate proxy card in the envelope provided. Each valid proxy received in time will be voted at the Verso special meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted, as outlined below.

Revocability of Proxies

You may revoke a proxy or change your voting instructions at any time prior to the vote at the Verso special meeting. You may enter a new vote electronically via the Internet or by telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Verso special meeting and voting in person. Your attendance at the Verso special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. You may deliver written notice of revocation of a proxy to Verso’s Corporate Secretary at any time before the Verso special meeting by sending such revocation to the Corporate Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436, in time for the Corporate Secretary to receive it before the Verso special meeting.

Inspector of Election

A representative of Verso’s Law Department will tabulate the vote and act as the inspector of election at the Verso special meeting.

Attending the Verso Special Meeting

You are entitled to attend the Verso special meeting only if you are a stockholder of record of Verso or you hold your shares of Verso beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Verso special meeting.

If you are a stockholder of record of Verso and wish to attend the Verso special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet or telephone voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Verso special meeting.

If a broker, bank or other nominee is the record owner of your shares of Verso common stock, you will need to have proof that you are the beneficial owner as of the record date to be admitted to the Verso special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Verso special meeting.

Voting Procedures

You may vote your shares of Verso common stock by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Verso special meeting.

Whether you vote your proxy electronically via the Internet, by telephone, by mail or in person, Verso will treat your proxy the same way. The individuals appointed as proxyholders will be David J. Paterson, Peter H. Kesser and Charles D. Hamlett. The shares of Verso common stock represented by valid proxies that are received in time for the Verso special meeting will be voted as specified in such proxies. Valid proxies include all properly executed, written paper proxy cards received pursuant to this solicitation that are not later revoked. Executed proxies submitted without direction pursuant to this solicitation will be voted “FOR” each of Proposals 1-3.

Proxy Solicitations

Verso is soliciting proxies for the Verso special meeting from Verso stockholders. Verso will reimburse brokers, banks, institutions and others holding common stock of Verso as nominees for their expenses in sending proxy solicitation material to the beneficial owners of such common stock of Verso and obtaining their proxies.

Stockholders should not send stock certificates or other evidence of shares in book-entry form with their proxies. A letter of transmittal and instructions for the surrender of Verso stock certificates will be mailed to Verso stockholders shortly after the completion of the Merger, if approved and completed.

If you need assistance in completing your proxy card or have questions regarding the Verso special meeting, please contact Peter H. Kesser at peter.kesser@versopaper.com (e-mail) or call 901-369-4105.

Householding

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this joint proxy and information statement/prospectus may have been sent to multiple stockholders in your household. Verso will promptly deliver a separate copy of either or both documents to you if you write or call Peter H. Kesser at peter.kesser@versopaper.com (e-mail) or call (901) 369-4105.

BENEFICIAL STOCK OWNERSHIP OF NEWPAGE’S DIRECTORS, EXECUTIVE

OFFICERS AND PERSONS OWNING MORE THAN 5% OF THE OUTSTANDING

SHARES OF NEWPAGE COMMON STOCK

The table below presents certain information as of May 20, 2013 regarding shares of common stock held by: (1) each person who is known by NewPage to beneficially own 5% or more of the NewPage Holdings common stock; (2) each member of the board of directors of NewPage Holdings, NewPage Investment and NewPage Corporation; (3) each of NewPage’s Executives; and (4) all directors and executive officers of NewPage Holdings as a group.

Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Franklin Resources, Inc.(1)	1,012,440	14.3
J.P. Morgan Asset Management(2)	890,248	12.6
Oaktree Capital Management(3)	857,892	12.1
The Goldman Sachs Group(4)	800,000	11.3
Centerbridge Partners(5)	736,892	10.4
Daniel A. Clark	—	—
Jay A. Epstein	—	—
Laszlo M. Lukacs	—	—
George F. Martin	—	—
James C. Tyrone	—	—
Mark A. Angelson	—	—
Robert M. Amen	—	—
Robert J. Bass	—	—
Lisa J. Donahue	—	—
Paul E. Huck	—	—
John F. McGovern	—	—
Eric D. Muller	—	—
Directors and executive officers as a group (15 persons)	—	—

(1)	The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403.
(2)	The address for J.P. Morgan Asset Management is 500 Stanton Christiana Road, Newark, DE 19713.
(3)	The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403.
(4)	The address for The Goldman Sachs Group is 200 West Street, New York, NY 10282.
(5)	The address for Centerbridge Partners is 375 Park Avenue, 12th Floor, New York, NY 10152.

PROPOSALS SUBMITTED TO VERSO STOCKHOLDERS

Issuance of Shares of Verso Common Stock as Part of the Merger Consideration

(Item 1 on the Verso Proxy Card)

Verso is requesting that holders of Verso common stock vote on the issuance of shares of Verso common stock as part of the Merger Consideration pursuant to the Merger Agreement (see “The Merger Agreement—Merger Consideration” for more details).

The Verso board of directors unanimously resolved to recommend that its stockholders vote “FOR” the issuance of shares of Verso common stock.

Amended and Restated 2008 Incentive Award Plan

(Item 2 on the Verso Proxy Card)

Verso is requesting that holders of Verso common stock vote on the approval of the Amended and Restated 2008 Incentive Award Plan.

Verso’s original 2008 Incentive Award Plan was approved on May 8, 2008, by Verso’s sole stockholder at the time, Verso Paper Management LP. Verso’s existing Amended and Restated 2008 Incentive Award Plan, or “Amended and Restated Plan,” was adopted on April 11, 2012. The proposed Amended and Restated Plan would increase the aggregate number of shares of Verso common stock issuable under the Amended and Restated Plan by          shares from 6,250,000 shares to a total of          shares, or approximately         % of the currently outstanding shares of common stock of Verso as of                     , 2014. Verso’s board of directors believes that it is desirable to increase the total number of shares of common stock available under the Amended and Restated Plan in order to attract, motivate and retain employees and non-employee directors of, and consultants to, Verso, taking into account the equity incentive awards that Verso has granted to its employees in 2013 and that it plans to grant to certain executives upon the closing of the Merger and to its employees as it customarily would over the next few years.

The Amended and Restated Plan meets the qualified performance-based compensation requirements of Section 162(m) and allows Verso a tax deduction for incentive-based compensation without limitation under Section 162(m) on the amount of the compensation. One such requirement of Section 162(m) necessitates that Verso obtains its stockholders’ approval of the Amended and Restated Plan, including the performance goals set forth in the plan. Approval of the Amended and Restated Plan by Verso’s stockholders also will constitute approval of the performance goals set forth in the plan.

Verso also is seeking its stockholders’ approval of the Amended and Restated Plan to comply with a listing rule of the NYSE that requires that material changes to any equity compensation plan of a NYSE-listed company be approved by the company’s stockholders.

If the stockholders approve the Amended and Restated Plan, it will be effective as of March 6, 2014. If they do not approve it, the Amended and Restated Plan, in its current form, will remain in effect. The Amended and Restated Plan is currently the only plan under which Verso grants equity-based compensation awards.

Plan Description

Summarized below are the material features of the Amended and Restated Plan. This summary is qualified in its entirety by the full text of the plan, which is included in Annex J to this proxy and information statement/prospectus.

Purpose

The purpose of the Amended and Restated Plan is to attract, retain and motivate selected employees, consultants and directors of Verso and its subsidiaries through the granting of incentive compensation awards to them, to promote and enhance Verso’s value.

Administration

The Compensation Committee, consisting of not less than two directors that qualify as “outside directors,” as that term is defined under Section 162(m), will administer the Amended and Restated Plan, pursuant to the board of directors’ delegation of authority to the Compensation Committee to administer the plan. Verso’s board of directors retains the authority to administer the plan itself or delegate administration to any other applicable committee of the board of directors. In addition, the Compensation Committee may delegate administration to one or more members of Verso’s board of directors. However, with respect to awards of stock granted to Verso’s independent directors, such awards may only be granted by Verso’s board of directors. In this description of the Amended and Restated Plan, the Compensation Committee, Verso’s board of directors, or any other director or committee of directors administering the plan is referred to as the “plan administrator.”

The plan administrator has the power to interpret the Amended and Restated Plan and adopt rules for its administration, interpretation and application consistent with the plan, including, without limitation:

•	which individuals are to be granted awards;

•	the types of awards to be granted;

•	the number of shares subject to awards; and

•	the terms and conditions of awards.

Eligibility

The plan administrator determines the basis for participation in the Amended and Restated Plan. Persons eligible for participation include Verso’s and Verso’s subsidiaries’ employees, consultants and directors. However, incentive stock options may be granted only to employees. As of the date of this proxy and information statement/prospectus, there are approximately 230 potential participants in the Amended and Restated Plan.

Limitation of Benefits

A participant may not receive awards exceeding 2,125,000 shares of Verso common stock per calendar year. The maximum aggregate amount of cash that may be paid in a calendar year under awards is $2 million.

Types of Awards

The plan administrator may grant to any eligible participant a variety of equity-based compensation awards and performance-based cash and equity awards. The performance-based awards available under the plan typically will have pre-established performance goals that relate to the achievement of Verso’s business objectives. Awards may include nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code, restricted stock, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights, and performance awards (including cash bonuses, stock bonuses, and other performance or incentive awards paid in cash, stock or a combination of both), except that only Verso or Verso’s subsidiaries’ employees may be granted ISOs.

Stock Options

Stock options, including NSOs and ISOs, may be granted under the Amended and Restated Plan. No stock option will qualify as an ISO if the aggregate fair market value of the stock (determined as of the grant date)

subject to all of the holder’s ISOs granted under the Amended and Restated Plan, and exercisable for the first time during any calendar year, exceeds $100,000, even if the stock option is designated as an ISO. Any stock option failing to qualify as an ISO will be deemed to be an NSO.

The plan administrator sets the per share exercise price of stock options, subject to the following conditions:

•	in the case of ISOs and NSOs, the per share exercise price of the stock option may not be less than 100% of the fair market value per share of Verso common stock on the grant date; and

•	for any persons owning (within the meaning of Section 424(d) of the Internal Revenue Code) more than 10% of the total combined voting power of all classes of Verso or any of Verso’s subsidiaries’ capital stock, the per share exercise price of the stock option may not be less than 110% of the fair market value per share of Verso common stock on the grant date.

The term of a stock option is set by the plan administrator, subject to the following conditions:

•	the term of a stock option may not be longer than ten years from its grant date; and

•	the term of an ISO granted to a person owning more than 10% of the total combined voting power of all classes of Verso capital stock may not be longer than five years from its grant date.

Upon termination of a stock option holder’s services with Verso, the plan administrator will determine if the holder may exercise his or her stock option within the period of time specified in the stock option grant, to the extent that the stock option was vested at the time of termination.

Restricted Stock

Restricted stock may be granted under the Amended and Restated Plan. A restricted stock award is the grant of shares of common stock, at the price, if any, determined by the plan administrator. Restricted stock is nontransferable and may be subject to substantial risk of forfeiture until specific conditions, which may be based on continuing service or achievement of performance goals, are met. During the period of restriction, all shares of restricted stock will be subject to the restrictions and vesting requirements established by the plan administrator. The restrictions will lapse in accordance with a schedule or other conditions determined by the plan administrator. Restricted stock may not be sold or encumbered until all restrictions lapse or are terminated.

Performance Awards

Performance-based awards may be granted under the Amended and Restated Plan in the form of cash bonus awards, stock bonus awards, and other performance or incentive awards paid in cash, stock or a combination of both. Performance awards may be payable upon the attainment of objective performance goals established by the plan administrator that relate to one or more of the following financial, operational or other criteria pertaining to Verso or any of its subsidiaries:

•	net earnings, either before or after interest, taxes, depreciation and amortization;

•	gross or net sales or revenue net income, either before or after taxes;

•	net income, either before or after taxes;

•	operating earnings or profit;

•	cash flow, including, but not limited to, operating cash flow and free cash flow;

•	return on assets;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expenses;

•	working capital;

•	earnings per share;

•	price per share of Verso common stock;

•	regulatory body approval for commercialization of a product;

•	implementation or completion of capital projects;

•	market share;

•	objective measures of productivity;

•	operating efficiency;

•	economic value-added;

•	cash flow return on capital; and

•	return on net assets.

Any of the above performance criteria may be measured in absolute terms, or as compared to any incremental increase or decrease, results of a peer group or market performance indicators or indices. The plan administrator has the discretion to specify a performance goal in any manner appropriate for the type of award granted. In addition, when the plan administrator sets a performance goal, the plan administrator may consider any criteria that it deems relevant in light of the nature of the performance goal or the assumptions made by it in setting such goal.

For awards under the Amended and Restated Plan that are intended to qualify as performance-based compensation under Section 162(m), no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m)), the plan administrator will, in writing, (1) designate one or more holders, (2) select the performance criteria applicable to the performance period, (3) establish the performance goals, and amounts of such awards which may be earned for the performance period based on the performance criteria, and (4) specify the relationship between performance criteria and the performance goals and the amounts of the awards to be earned by each employee for such performance period. After the end of the performance period, the plan administrator will certify in writing whether and the extent to which the performance goals were met.

The plan administrator may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals. The adjustments may be based on any one or more of the following:

•	items relating to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by Verso during a performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of business under United States generally accepted accounting principles;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during a performance period;

•	items relating to unusual or extraordinary corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of Verso’s core, ongoing business activities; and

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

For awards under the plan intended to qualify as performance-based compensation under Section 162(m), the adjustments will be made within the time prescribed by and otherwise in compliance with Section 162(m).

Dividend Equivalents

Dividend equivalents may be granted under the Amended and Restated Plan, except that no dividend equivalents may be payable with respect to stock options or SARs under the Amended and Restated Plan. A dividend equivalent is the right to receive the equivalent value of dividends paid on shares of stock. Dividend equivalents are credited as dividend payments as of the dates during the period between the date that the award is granted and the date that the award vests, is exercised, is distributed or expires, all as determined by the plan administrator. Dividend equivalents will be converted to cash or additional shares of stock by such formula, at such time and subject to such limitations as may be determined by the plan administrator.

Stock Payments

Stock payments may be granted under the Amended and Restated Plan. A stock payment is a payment in the form of stock or a stock option or other right to purchase stock, as part of a bonus, deferred compensation or other arrangement. The number or value of shares of any stock payment will be determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the Amended and Restated Plan, or any other specific criteria determined by the plan administrator. Stock payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards under the Amended and Restated Plan.

Deferred Stock

Deferred stock may be granted under the Amended and Restated Plan. The number of shares of deferred stock will be determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the Amended and Restated Plan, or other specific criteria determined by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator. Stock underlying a deferred stock award will not be issued until the award has vested pursuant to a vesting schedule or other conditions set by the plan administrator. Unless otherwise provided by the administrator, a holder of deferred stock shall have no rights as a company stockholder until the deferred stock award vests and the common stock underlying the award has been issued to the holder. Deferred stock may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Restricted Stock Units

Restricted stock units may be granted under the Amended and Restated Plan. A restricted stock unit provides for the issuance of stock at a future date upon the satisfaction of specific conditions set forth in the applicable restricted stock unit award agreement. The plan administrator will determine the terms and conditions of the restricted stock units and will specify the date or dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as the plan administrator deems appropriate, including conditions based on achieving one or more of the performance criteria set forth in the Amended and Restated Plan, or other specific criteria determined by the plan administrator. The plan administrator will specify, or permit the restricted stock unit holder to elect, the conditions and distribution dates upon which the stock underlying the restricted stock units will be issued, which distribution dates may not be earlier than the date as of which the restricted stock units vest and become nonforfeitable, and which conditions and distribution dates will be subject to compliance with Section 409A of the Code. On the distribution dates, Verso will transfer to the holder one unrestricted, fully transferable share of Verso common stock for each vested and nonforfeitable restricted stock unit.

Stock Appreciation Rights

Stock appreciation rights, or “SARs,” may be granted under the Amended and Restated Plan. An SAR entitles its holder, upon exercise of all or a portion of the SAR, to receive an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the SAR from the fair market value on the date of exercise of the SAR by the number of shares with respect to which the SAR has been exercised, subject to any limitations imposed by the plan administrator. The exercise price per share subject to an SAR will be set by the plan administrator, and, except with respect to certain substitute awards, may not be less than 100% of the fair market value on the date the SAR is granted. The plan administrator determines the period during which the right to exercise the SAR vests in the holder. No portion of an SAR which is unexercisable at the time the holder’s employment terminates will thereafter become exercisable, except as may be otherwise provided by the plan administrator. SARs may be exercised as determined by the Administrator, but in no event may an SAR have a term extending beyond the tenth anniversary of the date of grant. Payment of the SAR may be in cash, stock, or a combination of both, as determined by the plan administrator.

Payment Methods

The plan administrator will determine the methods by which payments by any award holder with respect to any awards granted under the Amended and Restated Plan may be made, including, without limitation: (1) cash or check; (2) shares of Verso common stock issuable pursuant to the award or held for such period of time as may be required by the plan administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required; (3) delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of Verso common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to Verso in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to Verso upon settlement of such sale; or (4) any other form of legal consideration acceptable to the plan administrator. However, no award holder who is a member of Verso board of directors or an “executive officer” within the meaning of Section 13(k) of the Securities Exchange Act of 1934 will be permitted to make payment with respect to any awards granted under the Amended and Restated Plan, or continue any extension of credit with respect to such payment in any method that would violate the prohibitions on loans made or arranged by Verso as set forth in such Section 13(k).

Adjustment Provisions

If a stock dividend, stock split, combination, merger, consolidation or other change affects Verso common stock (other than an equity restructuring, as defined in the Amended and Restated Plan), the plan administrator may equitably adjust any one or more of:

•	the aggregate number of, and kind of, shares of Verso stock subject to the Amended and Restated Plan;

•	the number of, and kind of, shares of Verso stock subject to outstanding awards under the Amended and Restated Plan;

•	the terms and conditions of any outstanding awards, including performance targets or criteria; and

•	the grant or exercise price per share of Verso common stock for any outstanding awards under the Amended and Restated Plan.

In connection with any such transaction or event or any other unusual or nonrecurring transaction or event that affects Verso or any of its affiliates or its financial statements or those of its affiliates, or any changes in applicable law, regulations or accounting principles, to prevent a dilution or enlargement of benefits or potential benefits under the Amended and Restated Plan, facilitate such transaction, or give effect to such changes in law, regulations or accounting principles, as determined by the plan administrator, the plan administrator may provide for any one or more of the following:

•	termination of an award in exchange for an amount of cash, if any, that is equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights under the award as of the date of the transaction or event;

•	the replacement of the award with other rights or property having an aggregate value not exceeding the amount that would have been payable upon the exercise of such award or realization of the participant’s rights under the award as of the date of the transaction or event;

•	after the occurrence of the transaction, that an award cannot vest, be exercised or become payable’

•	that an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the Amended and Restated Plan or the applicable award agreement;

•	that an award will be assumed, or an equivalent award, right or other property will be substituted for it by a successor to Verso, with appropriate adjustments as to the number and kind of shares and prices; and

•	adjustment in the number and type of shares of Verso stock subject to outstanding awards and/or in the terms and conditions and criteria included in outstanding awards and awards which may be granted in the future.

In the event of an equity restructuring, as defined in the Amended and Restated Plan, the number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. Such adjustments will be nondiscretionary and final and binding on the participant and Verso. In addition, the plan administrator will make such equitable adjustments, if any, as it may in its discretion deem appropriate to reflect such equity restructuring, to the number and kind of shares that may be issued under the Amended and Restated Plan.

Any such action may be effected by the terms of the applicable award agreement or by action of the board of directors or plan administrator taken prior to the occurrence of such transaction or event.

Amendment and Termination

Verso may amend or terminate the Amended and Restated Plan at any time. Such amendment will require the stockholders’ approval if any of the following apply:

•	the amendment increases the number of shares of Verso common stock that may be issued under the Amended and Restated Plan or the maximum number of shares that may be issued to a participant under the Amended and Restated Plan in a calendar year;

•	the amendment decreases the exercise price of any outstanding stock option or stock appreciation right; and

•	Verso’s stockholders’ approval is required by applicable law, rule or regulation.

Claw-Back

The plan administrator may require that any awards granted under the Amended and Restated Plan be subject to the provisions of any compensation claw-back policy implemented by Verso.

New Plan Benefits

The plan administrator may grant awards to eligible participants on a discretionary basis. No determination has been made concerning what awards will be granted in the future, other than the grant of stock options for the purchase of 200,000 shares of Verso common stock to David J. Paterson immediately after the consummation of the Merger. Accordingly, we cannot determine the benefits or amounts that will be received in the future under the Amended and Restated Plan. In 2013, Verso granted awards as indicated in the table below. These awards do not necessarily indicate the types or amounts of awards that Verso may grant in the future.

	Stock Options		Restricted Stock
Name and Position	Dollar Value	Number of Shares Subject to Stock Options	Dollar Value	Number of Shares of Restricted Stock
David J. Paterson	$1.29	65,000	$1.29	35,000
President and Chief Executive Officer
Lyle J. Fellows	$1.29	27,500	$1.29	18,438
Senior Vice President of Manufacturing and Energy
Robert P. Mundy	$1.29	24,010	$1.29	16,685
Senior Vice President and Chief Financial Officer
Michael A. Weinhold	$1.29	24,013	$1.29	16,675
Senior Vice President of Sales, Marketing and Product Development
Peter H. Kesser	$1.29	22,500	$1.29	16,260
Senior Vice President, General Counsel and Secretary
All executive officers as a group (including executive officers named above)	$1.29	195,623	$1.29	127,224
Non-executive directors as a group	$1.29	—	$1.29	124,024
All employees, excluding executive officers, as a group.	$1.29	368,819	$1.29	44,088

Equity Compensation Plan Information

The Amended and Restated Plan is currently the only plan under which Verso grants equity-based compensation and under which Verso has authorized securities for future issuance as compensation. The table below sets forth information regarding the number of shares of common stock to be issued upon the exercise of outstanding stock options granted under the plan and the shares of common stock remaining available for future issuance under the plan, as of December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Stock Options	Weighted-Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan*
Equity compensation plans approved by security holders	4,433,706	$2.38	690,457
Equity compensation plans not approved by security holders	—	$—	—
Total	4,433,706	$2.38	690,457

*	Excludes securities to be issued upon exercise of outstanding stock options.

Tax Information

Section 162(m) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to its Chief Executive Officer and its three other most highly compensated officers other than its principal financial officer. However, “qualified performance-based compensation” is not subject to this $1 million limit on deduction. The Amended and Restated Plan is designed, and Verso intends to implement it, in a manner that is intended to permit Verso to grant qualified performance-based compensation under it and to satisfy the following requirements under Section 162(m): (1) performance measures will be determined by a compensation committee consisting solely of “outside” directors, as defined in Section 162(m); (2) the material terms under which compensation under the plan may be paid, including the performance goals for awards, will be approved by Verso’s stockholders; and (3) a compensation committee consisting solely of “outside” directors will certify that the performance goals and any other material award terms are satisfied before Verso pays any performance-based compensation.

Summarized below are the United States federal income tax aspects of awards that may be granted under the Amended and Restated Plan, based on existing U.S. federal income tax laws as of the date of this proxy and information statement/prospectus. This summary describes basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the plan. It does not describe the implications, if any, of a number of special tax rules, such as the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Internal Revenue Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to the tax laws could alter the tax consequences described below.

Incentive Stock Options

The grant of an incentive stock option will not be a taxable event for the participant or for Verso. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise; called here the “holding period requirement.” Verso will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of a stock option to qualify for the foregoing tax treatment, the participant generally must exercise the stock option while the participant is a Verso employee or an employee of one of Verso’s subsidiaries or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the stock option was exercised over the stock option’s exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Verso will generally be allowed a business expense deduction when and to the extent that the participant recognizes ordinary income, subject to the restrictions of Section 162(m).

Nonqualified Stock Options

The grant of a nonqualified stock option will not be a taxable event for the participant or Verso. Upon exercising a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified stock option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the stock option was exercised). Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock

A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make a Section 83(b) election, the fair market value of the common stock on the date that the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year that the restrictions lapse. A participant who is awarded shares that are not subject to restrictions will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights

There are no immediate tax consequences resulting from the grant of an award of stock appreciation rights. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Other Equity-Based Awards and Cash Awards

The taxation of other types of equity-based awards and cash awards (e.g., performance cash bonuses) will depend on the specific terms of the award. Generally, the grant of these awards will have no federal income tax consequences for the participant or Verso, but payment of the award will be taxable to a participant as ordinary income. Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTATED 2008 INCENTIVE AWARD PLAN.

Adjournment Proposal

(Item 3 on the Verso Proxy Card)

The Verso special meeting may be adjourned to another time or place, if necessary, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of approval of Proposal 1.

If, at the Verso special meeting, the number of shares of Verso common stock present or represented and voting in favor of Proposal 1 is insufficient to approve such proposal, Verso intends to move to adjourn the Verso special meeting in order to solicit additional proxies for the approval of Proposal 1. In accordance with the Verso By-laws, a vote to approve the proposal to adjourn the Verso special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Verso special meeting to approve Proposal 1 also may be taken in the absence of a quorum. Verso does not intend to call a vote on this proposal if Proposal 1 has been approved at the Verso special meeting.

In this proposal, Verso is asking its stockholders to vote on the authorization of the holder of any proxy solicited by the Verso board of directors to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the Verso special meeting to another time and place for the purpose of soliciting additional proxies. If Verso stockholders approve this adjournment proposal, Verso could adjourn the Verso special meeting and any adjourned session of the Verso special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Verso stockholders who have previously voted. However, the Merger Agreement contains certain restrictions on the ability of Verso to adjourn the Verso special meeting, as described under “The Merger Agreement—Verso Special Meeting.”

The Verso board of directors unanimously resolved to recommend that holders of Verso common stock vote “FOR” the approval of the adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting.

THE MERGER

This section of the joint proxy and information statement/prospectus describes certain material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire joint proxy and information statement/prospectus and the documents incorporated herein by reference, including the full text of the Merger Agreement, which is attached as Annex A, for a more complete understanding of the Merger. In addition, important business and financial information about Verso is incorporated into this joint proxy and information statement/prospectus by reference and additional information is included in the Annexes hereto. See “Where You Can Find More Information” beginning on page 326.

Effects of the Merger

Upon completion of the Merger, Merger Sub, an indirect, wholly owned subsidiary of Verso, will merge with and into NewPage. NewPage will be the Surviving Corporation in the Merger and will become an indirect wholly owned subsidiary of Verso.

Treatment of NewPage Common Stock

Subject to certain conditions being met, between the signing of the Merger Agreement and the closing of the Merger, the NewPage Term Loan Facility will be funded, and NewPage will pay the Recapitalization Dividend to stockholders as a portion of the Merger Consideration (with the remaining proceeds of the NewPage Term Loan to be used to refinance the Existing NewPage Term Loan and a small portion to be funded into escrow to satisfy at closing obligations to holders of NewPage in-the-money stock options and NewPage restricted stock units).

At the effective time of the Merger, each share of NewPage common stock issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso (including Merger Sub) or NewPage, and other than shares of NewPage common stock as to which dissenters’ rights have been properly exercised pursuant to the DGCL) will be cancelled and converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, the amount of aggregate Merger Consideration allocable to one share of NewPage common stock (other than the amount already paid through the pre-closing payment from the proceeds of the NewPage Term Loan Facility, as described above). See “The Merger Agreement—Merger Consideration.”

Treatment of NewPage Stock Options and NewPage Restricted Stock Units

NewPage Stock Options

When NewPage pays the Recapitalization Dividend to its stockholders, as described in “The Merger—Treatment of NewPage Common Stock” above, it will adjust the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Merger Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash payable in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

Restricted Stock Unit Awards

Each holder of NewPage restricted stock units (each, an “RSU”) that are outstanding on the date the Recapitalization Dividend is paid to NewPage stockholders, will be entitled to receive a dividend equivalent equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which NewPage’s common stock underlying the RSU is distributed to the holder in accordance with the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the Merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The surviving corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

Because certain NewPage stock options and RSUs will not have vested at the time the Recapitalization Dividend is paid to NewPage stockholders, NewPage will deposit an amount into escrow that is sufficient to satisfy NewPage’s obligation to the holders of such options and RSUs. In this regard, the Merger Agreement provides that in connection with the payment of the Recapitalization Dividend to NewPage stockholders, an amount reasonably determined by the NewPage board of directors which shall not be less than (a) the product of (i) the number of RSUs outstanding as of the record date of the Recapitalization Dividend, multiplied by (ii) the amount of the per share Recapitalization Dividend, plus (b) $3 million plus (c) the cash actually received by NewPage in respect of any exercises of NewPage stock options between the signing of the Merger Agreement and the closing of the Merger, will be funded into escrow and paid to holders of in-the-money options and RSUs in connection with the closing of the Merger or, with respect to RSUs, upon the earlier settlement of the underlying RSUs.

Financing for the Merger

As described above, on January 3, 2014, in connection with the entry into the Merger Agreement, Verso entered into the Credit Agreement Amendments. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility remain unchanged.

Prior to the closing of the Merger, Verso expects that NewPage will borrow up to $750 million under the NewPage Term Loan Facility and that NewPage will replace its existing $350 million asset-based loan facility.

At the time of the closing of the Merger, Verso expects to issue $650 million in aggregate principal amount of New First Lien Notes to the current shareholders of NewPage as part of the Merger Consideration.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities will not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility to the extent of the value of the assets of the NewPage Subsidiaries. Upon the consummation of the Merger, NewPage Holdings Inc. (but not the NewPage Subsidiaries) will guarantee Verso’s debt securities (other than any remaining Old Second Lien Notes and Old Subordinated Notes) and Verso’s credit facilities.

While Verso has received commitments from lenders for the proposed facilities, there can be no assurance that Verso and NewPage will enter into such facilities.

Exchange Offer Transactions

In connection with the Merger, on January 13, 2014, Verso launched offers to exchange New Second Lien Notes and New Subordinated Notes for any and all our outstanding Old Second Lien Notes and Old Subordinated Notes, respectively.

In connection with the Exchange Offers, Verso is soliciting consents to amend the Old Second Lien Notes, the Old Subordinated Notes and the indentures governing the Old Second Lien Notes and the Old Subordinated Notes. The proposed amendments, which require the consent of a majority in outstanding aggregate principal amount of the Old Second Lien Notes and Old Subordinated Notes, respectively, will eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify or eliminate certain other provisions. In addition, the consents with respect to the Old Second Lien Notes will authorize a release of the liens and security interests in the collateral securing the Old Second Lien Notes. In order to be effected, the collateral release must be consented to by the holders of at least two-thirds in outstanding aggregate principal amount of the Old Second Lien Notes.

Prior to the consummation of the Merger, (i) the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes: the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes, and (ii) the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes: the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Second Lien Notes and the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $470 principal amount of New Second Lien Notes immediately following the Merger and the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $570 principal amount of New Subordinated Notes immediately following the Merger, (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2021 and the maturity date of the New Subordinated Notes will be extended to August 1, 2022, (iii) the New Second Lien Notes interest rate will be adjusted such that the New Second Lien

Notes will bear interest at a rate of 10.0% per annum from and after the date of the consummation of the Merger and the New Subordinated Notes interest rate will be adjusted such that the New Subordinated Notes will bear interest at a rate of 11.5% per annum from and after the date of the consummation of the Merger and (iv) the optional redemption provisions of the New Second Lien Notes and New Subordinated Notes will be amended.

Eligible holders who validly tender Old Second Lien Notes or Old Subordinated Notes prior to the Early Tender Time and do not validly withdraw their tender prior to the Withdrawal Deadline will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $1,000 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable (which includes an early tender payment of $30 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable). Holders that validly tender Old Second Lien Notes or Old Subordinated Notes after the Early Tender Time but prior to the Expiration Time, will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $970 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable.

The consummation of the Second Lien Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 85% in aggregate principal amount of outstanding Old Second Lien Notes.

In order to be adopted, the proposed amendments, sought in connection with the Second Lien Notes Exchange Offer require the consent of the holders of a majority in aggregate principal amount of outstanding Old Second Lien Notes not owned by the Verso Issuers or any of their affiliates. In order to be effected, the related collateral release must be consented to by the holders of at least two-thirds in aggregate principal amount of Old Second Lien Notes outstanding, not owned by the Verso Issuers or any of their affiliates.

The consummation of the Subordinated Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 85% in aggregate principal amount of outstanding Old Subordinated Notes.

In order to be adopted, the proposed amendments, sought in connection with the Subordinated Notes Exchange Offer, require the consent of the holders of a majority in aggregate principal amount of outstanding Old Subordinated Notes not owned by the Verso Issuers or any of their affiliates.

It is not a condition of the Second Lien Notes Exchange Offer that the Subordinated Notes Exchange Offer is consummated and it is not a condition of the Subordinated Notes Exchange Offer that the Second Lien Notes Exchange Offer is consummated.

Verso Issuers will make alternative arrangements on similar economic terms to the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer for holders not eligible to participate in the Exchange Offers; the 85% minimum condition will include in it any notes held by such holders that tender pursuant to such alternative arrangements.

Additionally, the New Second Lien Notes and the New Subordinated Notes will be subject to a registration rights agreement.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

Background of the Merger

Prior to NewPage’s emergence from bankruptcy on December 21, 2012, Verso entered into discussions with certain holders of first-lien senior secured notes of NewPage Corporation and proposed to acquire NewPage in a transaction in exchange for a combination of Verso notes, common stock and cash. A committee of NewPage’s creditors, whose approval would have been necessary for NewPage to enter into a transaction with Verso prior to its emergence from bankruptcy, indicated that it was not willing to support the transaction then proposed by Verso.

Since its emergence from bankruptcy, NewPage’s board of directors has actively considered NewPage’s strategic alternatives, including the possibilities of an initial public offering of NewPage common stock, as contemplated by NewPage’s stockholders agreement, and a sale of NewPage. NewPage retained Sullivan & Cromwell as its outside legal advisor and Goldman Sachs as its financial advisor, to assist it in this process, which included an analysis of potential counterparties, including strategic counterparties in the paper industry who might have the financial capacity and desire to acquire NewPage.

During January 2013, representatives of NewPage had preliminary, high-level conversations with representatives of Apollo, which controls the controlling stockholder of Verso, to discuss potential transactions in which Verso would acquire NewPage in exchange for a combination of Verso notes, preferred stock and common stock warrants. In January and February of 2013, representatives of NewPage also commenced preliminary, high-level conversations with representatives of the largest stockholder of another potential transaction counterparty (“Company A”) and later with representatives of Company A directly concerning a possible transaction in which Company A would acquire NewPage. In mid-February, NewPage entered into a confidentiality and exclusivity agreement with Company A’s largest stockholder, and NewPage later entered into a confidentiality and exclusivity agreement with Company A directly, both of which restricted NewPage from pursuing a transaction with an alternative counterparty. In February and March, while their discussions were ongoing, NewPage and Company A agreed to extend the exclusivity agreement twice, with the last extension expiring in mid-April, at which time NewPage and Company A mutually determined to abandon discussions relating to a potential transaction because they were unable to agree on terms. NewPage’s board of directors received numerous updates concerning the status of NewPage’s strategic alternatives process and its discussions with Verso and Company A in the first quarter of 2013.

Following the termination of its exclusivity commitment to Company A, NewPage continued its consideration of potential strategic alternatives. In July and August 2013, representatives of NewPage had further, non-exclusive discussions with representatives of Company A’s largest stockholder regarding a potential transaction between NewPage and Company A, but the parties were unable to agree on an equity valuation of NewPage. NewPage also had additional discussions with Apollo regarding a potential transaction between NewPage and Verso. NewPage also contacted, directly or through Goldman Sachs, other potential counterparties to ascertain whether they would have any interest in completing a transaction with NewPage, but none of the other potential counterparties expressed a serious intent to engage in negotiations with NewPage regarding such a transaction. During the third quarter of 2013, NewPage’s board of directors received updates concerning the status of NewPage’s discussions with potential counterparties.

On August 25, 2013, NewPage and Verso entered into a mutual confidentiality agreement.

During September 2013, representatives of NewPage, Apollo and Verso discussed alternatives for a potential transaction, and NewPage and Verso began mutual due diligence in connection with a potential transaction. On September 24, 2013, NewPage’s board of directors met to, among other things, review the status of NewPage’s consideration of its strategic alternatives and the status of NewPage’s discussions with Verso and Apollo.

During October 2013, representatives of NewPage, Apollo and Verso continued to discuss possible alternatives and exchanged drafts of a term sheet containing the principal terms of the potential transaction. On October 4, 2013 and October 18, 2013, NewPage’s board of directors met to receive an update regarding the potential transaction with Verso. On October 24, 2013, representatives of Verso sent NewPage a draft of the Merger Agreement contemplating the Merger in which NewPage stockholders would receive a potential combination of cash, Verso first lien notes and Verso common stock.

During November 2013, representatives of NewPage, Apollo and Verso continued to negotiate key terms of the transaction and possible alternative transaction structures and forms of the Merger Consideration, and exchanged comments on the draft Merger Agreement. Among other issues, the parties discussed the timing of the delivery of the cash portion of the Merger Consideration, the terms of the debt financing, the terms of the indenture for the New First Lien Notes, and Verso’s ability to increase the cash component of the Merger Consideration by selling additional New First Lien Notes to the public prior to the closing of the Merger. On November 10 and November 30 of 2013, NewPage’s board of directors met to receive an update regarding the status of discussions regarding the potential transaction with Verso and to review certain information concerning the proposed Merger Consideration.

During December 2013, NewPage entered into confidentiality agreements with certain of its largest stockholders in order to disclose confidential information about the potential transaction to them for the purpose of entering into support agreements with holders of a majority of shares of NewPage common stock by which the holders would agree to support the potential transaction, and entering into an amendment to the NewPage Stockholders Agreement with holders of at least 66 2⁄3% of NewPage’s common stock to allow NewPage to enter into the Merger Agreement. Verso indicated that each of the support agreements and the amendment to NewPage’s Stockholders Agreement were preconditions to Verso’s willingness to enter into the Merger Agreement. In December 2013, representatives of Verso and representatives of NewPage also exchanged drafts of other transaction documents, including a draft indenture for the New First Lien Notes and draft commitment letters with respect to the NewPage Term Loan Facility. In connection with their review of the potential transaction, certain NewPage stockholders who received confidential information about the potential transaction requested certain changes to the terms of the potential transaction as preconditions for their entering into support agreements and the amendment to the NewPage Stockholders Agreement. Representatives of NewPage and representatives of these stockholders discussed these proposed changes on multiple occasions in December, and representatives of certain of these stockholders also discussed their proposed changes directly with Apollo. All NewPage stockholders who signed confidentiality agreements with respect to the transaction received updates concerning the status of the transaction and revised drafts of the principal transaction agreements on multiple occasions in late December of 2013.

On December 5, 2013, December 8, 2013, December 15, 2013, December 18, 2013, December 22, 2013 and December 29, 2013, NewPage’s board of directors met to consider the potential transaction with Verso. At these meetings, NewPage’s board of directors received updates on the status of negotiations relating to the transaction documents, presentations on the fiduciary duties of the NewPage board of directors in considering a possible business combination, presentations regarding NewPage’s due diligence investigation of Verso, presentations regarding the proposed structure of the transaction and tax implications flowing from the proposed structure and a summary of the proposed financing for the transaction. NewPage’s board of directors also received presentations and advice from Goldman Sachs with respect to the financial aspects of the potential transaction. Murray Devine also delivered to NewPage’s board of directors Murray Devine’s initial solvency report on the pro forma combined company as of the closing of the potential transaction.

On January 1, 2014, NewPage’s board of directors met with Sullivan & Cromwell and Goldman Sachs to discuss the status of the potential transaction negotiations and the associated transaction agreements. Representatives of Goldman Sachs presented the NewPage board of directors with its financial analyses of the transaction and, following such presentation, provided its oral opinion, which was subsequently confirmed by delivery of a written opinion to the effect that based upon and subject to the factors and assumptions set forth therein, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate, to be paid to holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Such opinion is attached as Annex B.

The NewPage board of directors then considered and discussed the factors set forth under “Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger.” After reviewing substantially final versions of the transaction documents, NewPage’s board of directors unanimously determined (with one director absent) that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of NewPage and its stockholders. NewPage’s board of directors further authorized and directed its authorized officers to enter into the Merger Agreement, subject to the execution of the amendment to the NewPage Stockholders Agreement.

Between January 1, 2014 and January 3, 2014, despite NewPage’s board of directors’ support for the potential transaction with Verso in its then current form, representatives of certain NewPage stockholders that entered into confidentiality agreements with NewPage continued on multiple occasions to seek changes to enhance the terms of the potential transaction, and representatives of certain of these stockholders also discussed their proposed changes directly with Apollo. As a result of these discussions, Verso agreed to improve the terms of the potential transaction for NewPage in certain respects.

On January 3, 2014, after NewPage confirmed with its stockholders that it had the requisite stockholder support necessary to enter into the Merger Agreement, representatives of NewPage and Verso finalized the revised transaction documents, including the Merger Agreement. NewPage’s board of directors subsequently unanimously approved by written consent the Merger Agreement with Verso and recommended that NewPage stockholders approve the transaction. NewPage’s board of directors further authorized and directed its authorized officers to enter into the Merger Agreement and to execute and deliver all ancillary documents contemplated thereby. On the same day, execution copies of the revised transaction documents were also sent to certain NewPage stockholders who had entered into confidentiality agreements with NewPage. After the requisite percentage of NewPage stockholders necessary to enter into the amendment to the NewPage Stockholders Agreement released their authorized signature pages, NewPage’s authorized officers executed the amendment to the NewPage Stockholders Agreement and then executed the Merger Agreement and other transaction documents, including the support agreements with Verso and certain of NewPage’s stockholders.

At approximately 9:00 a.m. EST on January 6, 2014, NewPage and Verso issued a joint press release announcing the execution of the Merger Agreement and related documents.

Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger

At a meeting on January 1, 2014, NewPage’s board of directors determined by unanimous vote of all directors present and subsequently by unanimous written consent, dated January 3, 2014, that the Merger is in the best interests of NewPage and its stockholders. Accordingly, NewPage’s board of directors unanimously recommends that NewPage’s stockholders adopt the Merger Agreement and approve the Merger.

In reaching its decision to approve the Merger Agreement and declare it advisable, NewPage’s board of directors received advice from NewPage management and legal, financial, tax and accounting advisors and considered a number of factors. The material positive factors considered by NewPage’s board of directors include the following:

•	Benefits of the Merger Relative to Operating NewPage as a Standalone Company. NewPage’s board of directors determined that the Merger represents the most certain and best prospect for maximizing stockholder value and creating an opportunity for NewPage stockholders to monetize that value. Importantly, the Merger is expected to enable the realization of at least $175 million of pre-tax total cost synergies during the first 18 months after the closing of the Merger. These synergies will benefit the value of the New First Lien Notes and Verso common stock issued in the Merger. Among other alternatives, NewPage’s board of directors considered continuing to operate NewPage as a private company on a stand-alone basis, both with and without a dividend recapitalization, consummating an initial public offering of NewPage’s common stock, acquiring other assets or companies and selling NewPage or portions of NewPage’s assets to other potential acquirers. NewPage’s board of directors also considered the challenges of continuing to operate NewPage on a stand-alone basis under current and reasonably-foreseeable market and industry-wide conditions, including the growing business challenges that NewPage faces from competition from imports.

•

Recapitalization Dividend. The Merger Agreement provides that NewPage stockholders will receive a special pre-closing dividend of approximately $250 million in cash in the aggregate as early as the end of February of 2014 pursuant to the recapitalization transaction, without regard to whether the Merger is completed. Approximately $246 million of this special dividend will be paid upon closing of the

NewPage financing transactions and the remainder will be paid at the closing of the Merger or if the Merger is terminated, at termination. When evaluating the merits of the recapitalization transaction, NewPage’s board of directors considered the fact that NewPage had been significantly deleveraged upon its emergence from bankruptcy proceedings on December 21, 2012, and that NewPage would have sufficient debt capacity to effectuate the recapitalization dividend, both on a stand-alone basis and if the Merger is completed. Although NewPage’s board of directors considered that the terms and conditions of the NewPage Term Loan Facility and NewPage ABL Facility that will be implemented in the recapitalization transaction may be less favorable than NewPage’s existing facilities or other facilities that NewPage may be able to obtain if NewPage were seeking replacement facilities in the absence of the Merger Agreement, NewPage will have the ability to replace the NewPage Term Loan Facility implemented in connection with the recapitalization transaction without premium or penalty within 30 calendar days of the termination of the Merger Agreement in accordance with its terms, including if more favorable financing is otherwise available. However, NewPage will still have had to pay the applicable fees, expenses and original issue discount on the new facilities, even if those facilities are replaced.

•	Value of New First Lien Notes. The New First Lien Notes to be issued to NewPage stockholders in the Merger will be valued at their face value in the Merger. Even if the New First Lien Notes subsequently trade above par, Verso cannot repurchase them for one year after their issuance date unless Verso pays the holders a make-whole premium. The New First Lien Notes may be redeemed at Verso’s option prior to the first anniversary of the closing date at 100% of the principal amount thereof, plus an applicable premium based on a discounted adjusted treasury rate, and, on or after the first anniversary of the closing date, at declining redemption prices starting at 108.813% for the period from the first anniversary of the closing date through January 14, 2016, stepping down to 105.875% through January 14, 2017, 102.938% through January 14, 2018 and 100.000% from January 15, 2018 and thereafter, in each case plus accrued and unpaid interest. The New First Lien Notes will bear interest at 11.75% per annum. In addition, the indenture for the New First Lien Notes includes several terms intended to enhance the value of the New First Lien Notes including limitations on pro forma and other non-historical adjustments to Adjusted EBITDA, reductions in the amounts of debt and liens that may be incurred by Verso and its restricted subsidiaries, a requirement to maintain in effect and enforce a shared services agreement between NewPage and Verso for two years following closing, a requirement for NewPage to dividend to Verso up to $50 million every year for two years following closing (subject to certain limitations), a requirement to distribute to Verso the proceeds of any debt incurred by or otherwise receiving credit support from NewPage or its assets (subject to certain limitations), and limitations on the ability of Verso to refinance existing or future junior debt with first lien debt or debt incurred by or otherwise receiving credit support from NewPage or its assets (subject to certain limitations).

•	Liquidity of New First Lien Notes. The New First Lien Notes offer their holders greater potential for liquidity as compared to the illiquidity and lack of marketability of NewPage’s common stock. Holders of the New First Lien Notes who wish to monetize their investment in the New First Lien Notes will have the right to demand that Verso provide marketing assistance in connection with registered or unregistered offerings of their New First Lien Notes, up to a total of four times for all holders. The New First Lien Notes will not be subject to any lock-up or other contractual restrictions on trading after the Merger is completed. NewPage’s board of directors determined that successful execution of an initial public offering of NewPage common stock faced significant challenges that could adversely affect both the offering and subsequent trading value of the shares.

•	Value and Liquidity of Verso Common Stock. It is a condition of closing the Merger that the shares of Verso common stock that will be issued in the Merger be freely tradable on the New York Stock Exchange immediately after the closing of the Merger. In addition, NewPage stockholders will be able to participate in the potential future growth of the combined company through the shares of Verso common stock they will receive in the Merger.

•	Verso Solvency. Although Verso is a highly leveraged company in an industry that is in secular decline, NewPage’s board of directors considered the risk that Verso could become insolvent a reasonable risk to take in view of the potential benefits of the transaction and the following additional considerations:

•	Verso has agreed to use commercially reasonable efforts to obtain a bridge credit facility with respect to certain non-essential assets to support its liquidity prior to the closing of the Merger;

•	Verso was required to obtain a solvency opinion with respect to the combined company on a pro forma basis no later than January 17, 2014 from Murray Devine and, prior to the execution of the Merger Agreement, Murray Devine indicated that, based on its preliminary review and assumptions, it anticipated it would be able to provide that opinion (and it subsequently did provide the opinion on January 16, 2014, a copy of which is attached as an exhibit to this joint proxy and information statement/prospectus);

•	completion of the transaction is conditioned on the parties receiving a bring down solvency opinion from Murray Devine with respect to the combined company at the closing of the Merger;

•	the closing of the Merger is conditioned on the completion of the Exchange Offer Transactions, which will reduce the combined company’s overall leverage; and

•	Verso’s management’s financial projections do not indicate that Verso will become insolvent prior to or after the closing of the Merger, including when adjusted for the synergies that Verso estimates will be available from the Merger, the pro forma impact of NewPage’s management’s financial projections and the effect of the recapitalization transaction.

•	Closing Purchase Price Adjustment. The closing purchase price adjustment as a result of certain restricted payments (as described in more detail below under “The Merger Agreement—Merger Consideration”) is limited to a select list of potential adjustments, most of which are within NewPage’s control, and the aggregate amount of the adjustment is capped at $27 million.

•	Opinion of Goldman Sachs. NewPage’s board of directors considered the financial analysis presented by representatives of Goldman Sachs, as well as the opinion of Goldman Sachs to NewPage’s board of directors that based upon and subject to the factors and assumptions set forth in such opinion, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate to be paid per share of NewPage common stock to the holders (other than Verso and its affiliates) of the outstanding shares of NewPage common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger—Fairness Opinion of Financial Advisor to NewPage” on page 143.

•	NewPage Stockholder Support Agreements. NewPage’s stockholders who collectively own 61% of NewPage’s common stock entered into support agreements with respect to the Merger and agreed to execute written consents in favor of the Merger after having received and reviewed copies of all of the principal transaction agreements. The support agreements will terminate under certain circumstances if a superior proposal from a third party to acquire NewPage emerges prior to the time the NewPage stockholders are asked to provide written consents with respect to approving the Merger.

•	Terms of Merger Agreement. NewPage’s board of directors determined that the terms of the Merger Agreement, taken as a whole, are favorable to NewPage and its stockholders, including, among other terms, the absence of any holdback, earn out, post-closing purchase price adjustment or post-closing indemnification applicable to NewPage’s stockholders’ receipt of the Merger Consideration and multiple exclusions from the definition of “material adverse effect”, making it unlikely that Verso could assert the existence of a material adverse effect giving Verso a right not to complete the Merger.

•	Due Diligence. NewPage’s due diligence review of Verso and its subsidiaries conducted by NewPage’s management and outside advisors was satisfactory.

In addition to the risks described above, NewPage’s board of directors also considered a number of other material risks, including the risks described in the section entitled “Risk Factors” beginning on page 46 and other potentially countervailing factors, including, among others, the material factors listed below:

•	Risk of Failing to Complete Merger Transactions. The Merger is subject to a number of closing conditions, including conditions relating to the Exchange Offer Transactions and the other financing transactions, and there can be no assurance that these conditions will be satisfied or waived. Pendency of the Merger is likely to distract management and employees and adversely affect business performance and the ability to capitalize on possible new opportunities.

•	Verso’s Controlling Stockholder. Verso’s existing controlling stockholder will retain control of Verso after the Merger is completed, and following the Merger, NewPage’s stockholders will be minority owners of Verso common stock and, in practice, will not have control over significant decisions of Verso and its subsidiaries.

•	Restrictions on NewPage’s Ability to Solicit or Accept Alternative Transaction Proposals. The terms of the Merger Agreement make it more difficult for NewPage to sell its business to a party other than Verso. These provisions include the general prohibition on NewPage and its advisors soliciting an acquisition proposal, and the requirement that NewPage pay Verso a termination fee if the Merger Agreement is terminated under specified circumstances.

•	Risk of Appraisal. Under the Merger Agreement, the closing of the Merger is subject to the condition that NewPage stockholders who have not voted in favor of the Merger, have properly exercised their appraisal rights under Delaware law and who have not withdrawn their request for appraisal rights, shall not hold more than 7% of NewPage’s then issued and outstanding common stock. The NewPage board of directors considered this condition in determining to recommend to its stockholders that they adopt the Merger Agreement and approve the Merger. However, NewPage’s board of directors also considered that, in such event, Verso has liquidity options available to it, such as the sale of New First Lien Notes for cash, to pay for any such appraisal claims, the payment for which likely would not be due for at least several months after the closing of the Merger due to the time customarily required to conclude an appraisal proceeding in Delaware courts.

•	Availability of Remedies. The Merger Agreement provides that money damages NewPage may seek from Verso for any breaches of the Merger Agreement and certain ancillary agreements (by Verso and certain of its affiliates that are party to such agreements) are limited to $27 million in the aggregate and available only if the corresponding breach of contract was willful and material.

•	Regulatory Approvals. The completion of the Merger is conditioned upon the receipt of certain regulatory approvals, including the expiration or termination of the applicable waiting periods under the HSR Act and approval by FERC and the PSCW. There can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required may impose conditions on the completion of the Merger. Verso is not required to agree to all such conditions if they would exceed a specified level of materiality for the combined company. If Verso does agree to such conditions, then the business and results of operations of the combined company (and the market price of the New First Lien Notes and the Verso common stock) may be adversely affected.

•	Financial Assumptions. NewPage’s board of directors considered the risk that the assumptions underlying the projections prepared by NewPage’s management may not prove to be correct. These assumptions include, among others, assumptions regarding the future costs of labor, raw materials and energy and NewPage’s ability to effectively manage or hedge against such costs, industry trends, sales, margins, interests rates, competition (including from imports) and consumer preferences.

•

Potential Adverse Effect on NewPage if the Merger is Not Completed. NewPage’s board of directors considered the restrictions on NewPage taking certain specified actions without Verso’s consent while the Merger is pending, which could be for more than a year depending on when the closing conditions are satisfied, the effect of the additional $250 million of debt that NewPage will incur in connection with its new $750 million NewPage Term Loan Facility prior to closing, and the adverse effect the announcement and pendency of the Merger could have on NewPage’s ability to retain, recruit and motivate key personnel and the impact on NewPage’s relationships with its customers and suppliers.

•	Taxable Nature of Transaction. The Merger is expected to be a taxable transaction to NewPage stockholders for U.S. federal income tax purposes. See “The Merger—Certain Material U.S. Federal Income Tax Consequences” beginning on page 169.

•	Interests of Certain Persons in the Transaction. NewPage’s management team may have interests in the Merger that are different from, or in addition to, those of NewPage’s other stockholders, based on the terms of their respective employment and severance agreements, if any, with NewPage and Verso’s agreement to indemnify each present and former director and officer of NewPage or its subsidiaries.

The above discussion of information and factors considered by NewPage’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by NewPage’s board of directors. In view of the wide variety of factors considered by NewPage’s board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, NewPage’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

Individual members of NewPage’s board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, NewPage’s board of directors determined that the Merger was fair to, and in the best interests of, NewPage and NewPage’s stockholders, and that NewPage should proceed with the Merger.

Fairness Opinion of Financial Advisor to NewPage

Goldman Sachs rendered its oral opinion on January 1, 2014, which was subsequently confirmed by a written opinion to NewPage’s board of directors that based upon and subject to the factors and assumptions set forth therein, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate (the “Per Share Consideration”), to be paid to holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Under the terms of the Merger Agreement, the Per Share Consideration is subject to certain determinations to be made by NewPage’s board of directors and certain adjustments and increases, in each case subject to certain specified terms and conditions provided in the Merger Agreement and described in “The Merger Agreement—Merger Consideration—Adjustment of Share Consideration”, “The Merger Agreement—Merger Consideration—Closing Adjustment” and “The Merger Agreement—Treatment of Stock Options and Other Stock-Based Awards”. Goldman Sachs does not express any opinion with respect to any such determinations, adjustments or increases.

The full text of the written opinion of Goldman Sachs, dated January 3, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of NewPage’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of NewPage common stock should vote or act by written consent with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the disclosure statement associated with NewPage’s emergence from bankruptcy dated November 7, 2012;

•	Annual Reports on Form 10-K of NewPage for the years ended December 31, 2008, 2009 and 2010;

•	the registration statement on Form 10 of NewPage;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of NewPage;

•	Annual Reports on Form 10-K of Verso for the five years ended December 31, 2008, 2009, 2010, 2011 and 2012;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Verso;

•	a summary actuarial analysis of NewPage’s employee benefit plans relating to pension programs and other post-employment benefits prepared by an outside advisor to NewPage, as approved for Goldman Sachs’ use by NewPage, which is referred to below as the “Employee Benefit Analysis”;

•	a summary analysis of NewPage’s net operating losses prepared by the management of NewPage, as approved for Goldman Sachs’ use by NewPage, which is referred to below as the “Standalone NOL Analysis”;

•	a summary pro forma analysis of the expected net operating losses of NewPage and Verso following the Merger, prepared by the managements of NewPage and Verso, as approved for Goldman Sachs’ use by NewPage, which is referred to below as the “Pro Forma Combined NOL Analysis”;

•	certain internal financial analyses and forecasts for NewPage prepared by its management and certain analyses and forecasts for Verso pro forma for the Merger, prepared by the managements of NewPage and Verso, in each case, as approved for Goldman Sachs’ use by NewPage, which are referred to below as the “Forecasts”; and

•	certain cost savings (net of costs to achieve such savings) and operating synergies projected by the management of Verso to result from the Merger, in each case as approved for Goldman Sachs’ use by NewPage, which are referred to below as the “Synergies”.

Goldman Sachs also held discussions with members of the senior managements of NewPage and Verso regarding their assessment of the past and current business operations, financial condition and future prospects of NewPage and Verso and the strategic rationale for, and potential benefits of, the Merger; reviewed the reported price and trading activity for shares of Verso common stock, Verso’s 11.75% Senior Secured Notes due 2019, Verso’s 11.75% Secured Notes due 2019 and Verso’s 8.75% Second Priority Senior Secured Notes due 2019; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with NewPage’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs has assumed with NewPage’s consent that the Forecasts, the Synergies, the Standalone NOL Analysis and the Pro Forma Combined NOL Analysis have been reasonably prepared and reflect the best currently available estimates and judgments of the management of NewPage. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of NewPage or Verso and, other than the Employee Benefits Analysis, it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on NewPage or Verso or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of NewPage to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to NewPage; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Verso and its affiliates) of shares of NewPage common stock, as of the date of the opinion, of the Per Share Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any other term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any other consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of NewPage; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NewPage, or class of such persons, in connection with the Merger, whether relative to the consideration to be paid to the holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Verso common stock will trade at any time or as to the impact of the Merger on the solvency or viability of NewPage or Verso or the ability of NewPage or Verso to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of NewPage’s board of directors in connection with its consideration of the Merger and its opinion does not constitute a recommendation as to how any holder of shares of NewPage common stock should vote or act by written consent with respect to such transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to NewPage’s board of directors in connection with rendering the opinion to NewPage’s board of directors described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 27, 2013 and is not necessarily indicative of current market conditions.

Analysis of Per Share Consideration

For purposes of its financial analyses, Goldman Sachs calculated a range of illustrative values of the Per Share Consideration based on the following: (i) $250 million in aggregate cash consideration to be paid to holders of shares of NewPage common stock, which would be payable to NewPage’s stockholders as a dividend prior to consummation of the Merger, a payment at closing or a combination thereof, (ii) $650 million face value of New First Lien Notes, which, based on a pro forma public trading value analysis, implies a range of values for the New First Lien Notes of $565 million to $687 million to be paid to holders of shares of NewPage common stock, (iii) upon consummation of the Merger, the ownership by the former holders of shares of NewPage common stock of 16.7% of the equity of the pro forma combined company (which, based on the closing price of shares of Verso common stock as of December 27, 2013 of $0.62 per share, as well as an illustrative discounted cash flow analysis for the pro forma combined company based on the Forecasts, taking into account the Synergies, the Pro Forma Combined NOL Analysis and the Employee Benefit Analysis, utilizing discount rates ranging from 9.0% to 11.0%, which reflect estimates of the pro forma combined company’s weighted average cost of capital, and assuming that no shareholders elect appraisal rights, implies a range of equity values for the 16.7% ownership of $7 million to $175 million) and (iv) a total number of 7,585,198 fully diluted shares of NewPage common stock, provided by management of NewPage. Based on these assumptions, Goldman Sachs calculated a range of illustrative values of the Per Share Consideration of $114.13 to $152.37.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs also performed an illustrative discounted cash flow analysis on NewPage using the Forecasts. Utilizing discount rates ranging from 9.5% to 11.5%, which reflect estimates of NewPage’s weighted average cost of capital Goldman Sachs derived a range of implied enterprise values for NewPage by discounting to December 31, 2013 (i) estimates of the unlevered free cash flows, including pension cash payments, for NewPage for the years ending December 31, 2014 through December 31, 2018 based on the Forecasts, and (ii) illustrative terminal values for NewPage as of December 31, 2018 derived by applying perpetuity growth rates, ranging from -2.0% to -1.0%, which implied terminal year EBITDA multiples ranging from 3.3x to 4.3x. The implied equity values per fully diluted outstanding share of NewPage common stock were then derived by assuming (i) NewPage net debt as of December 31, 2013 of $445 million, based on the Forecasts, (ii) $39 million of tax-adjusted OPEB, which were treated as a debt-like item, and (iii) NewPage fully diluted shares, depending on options dilution, of between 7,182,940 and 7,585,198, provided by NewPage management. Based on the these assumptions, Goldman Sachs calculated a range of implied equity values per fully diluted outstanding share of NewPage common stock of $83.57 to $116.64, or $103.67 to $136.86 including the net present value of net operating losses reflected in the Standalone NOL Analysis. The net present value of net operating losses reflected in the Standalone NOL Analysis were discounted using illustrative discount rates ranging from 14.5% to 16.5%, which reflect estimates of NewPage’s cost of equity.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to NewPage’s board of directors as to the fairness from a financial point of view of the consideration to be paid to the holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including estimates of achievable synergies, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NewPage, Verso, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be paid to the holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was determined through arm’s length negotiations between NewPage and Verso and was approved by NewPage’s board of directors. Goldman Sachs provided advice to NewPage during these negotiations. Goldman Sachs did not, however, recommend any amount of consideration to NewPage or its board of directors or that any specific amount of consideration constituted the only appropriate amount of consideration for the Merger.

As described above, Goldman Sachs’ opinion to NewPage’s board of directors was one of a number of factors taken into consideration by NewPage’s board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of NewPage, Verso, any of their respective affiliates and third parties, including Apollo, the indirect beneficial owner of the Verso Stockholder, Franklin Resources, Inc. (“Franklin”), a significant shareholder of NewPage, and Oaktree Capital Management, L.P. (“Oaktree”), a significant shareholder of NewPage, and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the Merger for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs has acted as financial advisor to NewPage in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs expects to receive fees for its services in connection with the Merger, all of which are contingent upon consummation of such transaction, and NewPage has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain investment banking services to NewPage and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger and bookrunner with respect to NewPage’s term loan facility (aggregate principal amount $500,000,000), entered into in December 2012, and NewPage’s asset-based revolving credit facility (aggregate principal amount $350,000,000), entered into in December 2012. Goldman Sachs also has provided certain investment banking services to Verso and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a dealer manager for the tender offer of the 11.5% senior secured notes due 2014 of Verso Paper Holdings LLC (“Verso Holdings”), a subsidiary of Verso, in March 2012; as joint bookrunner with respect to a public offering of Verso Holding’s 11.75% senior secured notes due 2019 (aggregate principal amount $345,000,000) in March 2012; as dealer manager for an exchange offer of Verso Holding’s second priority senior secured floating rate notes due 2014 (aggregate principal amount $180,200,000) in May 2012; as dealer manager of an exchange offer of Verso Holding’s 11.38% senior subordinated notes due 2016 (aggregate principal amount $157,500,000) in May 2012; and as participant in Verso’s cash flow revolving facility (aggregate principal amount $50,000,000) entered into in May 2012. Goldman Sachs has also provided certain investment banking services to Apollo and its affiliates and portfolio companies from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of 23,684,211 shares of Rexnord Corp., a portfolio company of funds affiliated with Apollo, in March 2012; as financial advisor to AMC Entertainment, a former portfolio company of funds affiliated with Apollo, in connection with its sale in September 2012; as joint bookrunner with respect to the initial public offering of 29,411,764 shares of Berry Plastics Group, Inc., a portfolio company of funds affiliated with Apollo, in October 2012; as joint lead manager with respect to the initial public offering of 40,000,000 shares of Realogy Holdings Corp., a portfolio company of funds affiliated with Apollo, in October 2012; as joint bookrunner with respect to the initial public offering of 23,529,412 shares of Norwegian Cruise Line Holdings Ltd., a portfolio company of funds affiliated with Apollo, in January 2013; and as financial advisor to Metals USA Holdings Corp., a portfolio company of funds affiliated with Apollo, in connection with its sale in April 2013. Goldman Sachs has also provided certain investment banking services to Oaktree and its affiliates and portfolio companies from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as an underwriter with respect to the initial public offering of 8,840,000 shares of Oaktree Capital Group LLC, an investment advisor affiliate of Oaktree, in April 2012; as financial advisor to Cequel Communications LLC, a former portfolio company of Oaktree, in connection with its sale in November 2012; as a joint bookrunner with respect to the initial public offering of 32,857,800 shares of the Class A common stock of Taylor Morrison Inc., a portfolio company of Oaktree, in April 2013; as financial advisor to Charter Communications Inc., a portfolio company of Oaktree, with respect to the acquisition of Bresnan Broadband Holdings in July 2013; and as financial advisor to Tekni-Plex Inc., a former portfolio company of Oaktree, in connection with its sale in December 2013. Goldman Sachs may also in the future provide investment banking services to NewPage, Verso, Franklin and their respective affiliates and Apollo and Oaktree and their respective affiliates and portfolio companies for which Goldman Sachs’ Investment Banking Division may receive compensation. Affiliates of Goldman Sachs (the “GS Funds”) currently own, in the aggregate, approximately 11.3% of the outstanding shares of NewPage common stock. Eric D. Muller, a Managing Director of Goldman Sachs, is a director of NewPage. In connection with the Merger, the GS Funds have entered into, or may enter into, Amendment No. 1 to the NewPage Holdings Inc. Shareholders Agreement, a Voting Agreement (as defined in the Agreement), a Shareholder Release (as defined in the Agreement), and a Cooperation Agreement (as defined in the Agreement). Affiliates of Goldman Sachs also may have co-invested with Apollo, Oaktree and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo or Oaktree from time to time and may do so in the future.

NewPage’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 1, 2013, NewPage engaged Goldman Sachs to act as its financial advisor in connection with the evaluation of strategic opportunities available to NewPage, including a business combination with a third party. Pursuant to the terms of this engagement letter, NewPage has agreed to pay Goldman Sachs a transaction fee of approximately $12 million, all of which will become payable upon consummation of the Merger. In addition, NewPage has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Recommendation of the Verso Board of Directors and Verso’s Reasons for the Merger

On December 28, 2013, after careful review and consideration, the Verso board of directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Verso and its stockholders.

In determining that the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Verso and its stockholders, the Verso board of directors consulted with Verso’s management and Verso’s advisors (including Evercore and Kirkland & Ellis) and considered a number of factors, including the following material factors:

•	management’s belief that a business combination with NewPage would enhance Verso’s already strong position in the coated paper industry and that the combined companies would be better positioned to compete on a global scale;

•	the combined company will have sales of approximately $4.5 billion and 11 manufacturing facilities located in six states;

•	the Merger is expected to result in at least $175 million of pre-tax total cost synergies, which are expected to be achieved during the first 18 months after completion of the Merger;

•	if successfully completed, the Exchange Offer Transactions could result in a significant amount of debt reduction at Verso;

•	as a result of the Merger, when compared to standalone Verso, the combined company will be substantially deleveraged with a pro forma debt-to-EBITDA ratio materially lower than Verso’s current debt-to-EBITDA ratio; and

•	Verso will be able to effectively leverage NewPage’s existing customer base and geographical reach to combat competition from electronic substitution for print and international producers.

Verso’s board of directors has determined that the Merger is in the best interests of Verso and its stockholders and has approved the Merger Agreement, the Merger, the issuance of shares of Verso common stock to be issued pursuant to the Merger and the other transactions contemplated by the Merger Agreement. In reaching its determination, Verso’s board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by Verso’s board of directors with respect to the following factors supported its determination that the Merger and the issuance of shares of Verso common stock pursuant to the Merger were fair to, and in the best interests of, Verso and its stockholders:

•	the judgment, advice and analysis of Verso’s management and its financial and legal advisors with respect to the potential strategic, financial and operational benefits of the transaction, including management’s favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to NewPage and its subsidiaries;

•	management’s expectations regarding the achievement of cost synergies upon consummation of the Merger;

•	the opinion and presentation of Verso’s financial advisor;

•	the results of operations and financial condition of Verso and NewPage; and

•	the terms of the Merger Agreement and the agreements related to the Merger, including the consideration to be paid by Verso and the structure of the Merger which were considered by both the board of directors and management of Verso to provide a fair and equitable basis for the transaction.

Verso’s board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the Merger, including in particular:

•	the risk that the transaction might not be completed in a timely manner or at all;

•	the potential loss of key NewPage employees critical to the ongoing success of NewPage’s business and to the successful integration of Verso’s business and NewPage’s business;

•	the general difficulties of integrating products, technologies and companies;

•	the risk that the benefits sought to be achieved by the transaction, including those outlined above, will not be achieved;

•	the effect of public announcement of the transaction on Verso’s common stock;

•	the other risks and uncertainties discussed above in the section entitled “Risk Factors;” and

•	the risk of diverting management resources from other strategic opportunities and operational matters for a period of time.

The above discussion of information and factors considered by Verso’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by Verso’s board of directors. In view of the wide variety of factors considered by Verso’s board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, Verso’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

Individual members of Verso’s board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, Verso’s board of directors determined that the Merger, the Merger Agreement, the issuance of shares of Verso’s common stock to be issued pursuant to the Merger and the other agreements related to the Merger were fair to, and in the best interests of, Verso and Verso’s stockholders, and that Verso should proceed with the Merger.

Opinion of Evercore Group L.L.C.

Pursuant to an engagement letter dated December 13, 2013, Verso retained Evercore to act as financial advisor to Verso and to provide a fairness opinion to Verso’s Board of Directors. On December 28, 2013, at a meeting of the Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of December 28, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its opinion, the consideration to be paid by Verso in the Merger was fair, from a financial point of view, to Verso.

The full text of Evercore’s written opinion, dated December 28, 2013, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this proxy and information statement/prospectus and is incorporated by reference in its entirety into this proxy and information statement/prospectus. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Verso board of directors (in their capacity as such) in connection with their evaluation of whether the consideration to be paid by Verso in the Merger was fair, from a financial point of view, to Verso and did not address any other aspects or implications of the Merger. Evercore’s opinion does not constitute a recommendation to the Verso board of directors or to any other persons in respect of the Merger, including as to how any holder of shares of Verso common stock should act or vote in respect of the Merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to NewPage and Verso that Evercore deemed to be relevant;

•	met with the Chairman of the Board of NewPage and the management of Verso, and reviewed the financial prospects of both NewPage and Verso on a stand-alone and pro forma combined basis;

•	reviewed certain non-public projected financial data relating to NewPage and Verso prepared and furnished to Evercore by management of NewPage and Verso, respectively;

•	reviewed certain non-public historical and projected operating data relating to NewPage and Verso prepared and furnished to Evercore by management of NewPage and Verso, respectively;

•	reviewed certain synergies projected by management of Verso to result from the merger;

•	discussed the past and current operations, financial projections and current financial condition of NewPage and Verso with the management of Verso (including their views on the risks and uncertainties of achieving such projections);

•	compared the financial performance of NewPage and Verso with those of certain publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of NewPage and Verso and the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed the reported prices and historical trading activity of Verso’s outstanding debt securities and common stock;

•	considered the quoted share price for NewPage’s common stock;

•	reviewed a draft of the merger agreement dated December 26, 2013; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data referred to above prepared by the management of Verso, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Verso as to the future financial performance of NewPage and Verso and other matters covered by the projections. With respect to the projected financial data referred to above prepared by the management of NewPage, at Verso’s direction, Evercore did not give weight to those data, which are more optimistic than the comparable projected financial data for NewPage prepared by the management of Verso. Evercore relied, at Verso’s direction, without independent verification, upon the assessments of the projected synergies referred to above. Evercore assumed that there have been no material changes in Verso’s or NewPage’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to Evercore. Evercore expressed no view as to any projected financial data or synergies relating to Verso or NewPage or the assumptions on which such projected financial data or synergies are based. For purposes of its analysis and opinion, Evercore assumed that the value of Verso’s New First Lien Notes was equal to the face value thereof, that Exchange Offer Transactions would be consummated on terms not materially less favorable to Verso than those reflected in the projected financial data prepared by the management of Verso, that the upward adjustment in the number of shares of Verso common stock issued as part of the Merger Consideration would not be payable, and that all stock options of Verso would be out of the money for purposes of calculating the Merger Consideration.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Verso or NewPage or the consummation of the Merger or materially reduce the benefits to Verso of the Merger. Evercore also assumed that the executed Merger Agreement did not differ in any material respect from the draft merger agreement dated December 26, 2013 reviewed by Evercore.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Verso or NewPage, nor has Evercore been furnished with any such appraisals, nor evaluated the solvency or fair value of Verso or NewPage under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Verso, from a financial point of view, of the consideration to be paid in the Merger. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, holders of any other securities, creditors or other constituencies of Verso or NewPage, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore assumed that any modification to the structure of the Merger would not vary in any respect material to its analysis. The opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Verso, nor does it address the underlying business decision of Verso to engage in the Merger or in the financing transactions to be effected in connection therewith. In addition, Evercore expressed no opinion at the price at which NewPage or its assets, or Verso or its assets, could be sold in the future. Evercore’s opinion noted that Evercore is not providing any legal, regulatory, accounting or tax advice to Verso, and that Evercore assumed the accuracy and completeness of assessments by Verso and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 26, 2013, and is not necessarily indicative of current market conditions.

Capitalization Structure Analysis

In its review, Evercore considered Verso’s current capital structure as well as the pro forma effect of the Merger on Verso’s capital structure and the reduction of financial leverage, based on 2013 estimated Adjusted EBITDA(1), as a result of the Merger.

Evercore calculated Verso’s Total Debt(2) / Adjusted EBITDA and Net Debt(3) / Adjusted EBITDA prior to the Merger and the pro forma combined company’s Total Debt / Adjusted EBITDA and Net Debt / Adjusted EBITDA and considered the decrease in Total Debt / Adjusted EBITDA and Net Debt / Adjusted EBITDA leverage as a result of the Merger.

(1)	Adjusted EBITDA is defined as earnings before interest and other (expense) income, taxes, depreciation, amortization, non-cash U.S. pension expense, and stock compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be used as an alternative to net income as an indicator to performance.

(2)	Total debt is defined as the sum of all long-term indebtedness as outlined in the footnotes to Verso’s financial statements and adjusted based on Evercore’s financial expertise to represent accurate indebtedness of Verso.

(3)	Net debt is defined as total debt less cash and cash equivalents.

Based on this analysis, Evercore noted that Verso’s Total Debt / Adjusted EBITDA would decrease from 7.8x on a standalone basis to 4.1x on a pro forma combined company basis, and that Net Debt / Adjusted EBITDA also would decrease from 7.8x on a standalone basis to 4.1x on a pro forma combined company basis.

Valuation Analysis:

NewPage Standalone

For purposes of its analysis, Evercore first evaluated NewPage on a standalone basis and then considered the impact of the projected synergies that Verso will receive in the Merger and evaluated NewPage as well as the benefit of the projected synergies. Evercore utilized trading multiples and discounted cash flow methodologies to perform this analysis.

Trading Multiples Analysis

Evercore calculated a range of implied equity values for NewPage’s common stock utilizing the following trading multiples:

•	Enterprise value/2013 estimated Adjusted EBITDA (“TEV/EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) divided by (2) 2013 estimated adjusted earnings before interest, taxes, depreciation and amortization.

•	Enterprise value/2014 estimated Adjusted EBITDA (“TEV/EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) divided by (2) 2014 estimated adjusted earnings before interest, taxes, depreciation and amortization.

•	Enterprise value plus unfunded pension liabilities/2013 estimated Adjusted EBITDA (“TEV + Pension/Adjusted EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) plus unfunded pension liabilities as represented on the company’s balance sheet divided by (2) 2013 estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

•	Enterprise value plus unfunded pension liabilities/2014 estimated Adjusted EBITDA (“TEV + Pension/Adjusted EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) plus unfunded pension liabilities as represented on the company’s balance sheet divided by (2) 2014 estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

For purposes of its analysis, Evercore calculated (i) the forward and historical TEV/Adjusted EBITDA multiples of Verso’s graphic paper peer companies including Domtar, Sappi, Resolute, and Boise (for which Evercore used the Boise market value of equity as of September 13, 2013, representing the equity market value prior to the announcement of Boise’s acquisition by Packaging Corporation of America), utilizing the closing price per share of each company’s common stock on December 26, 2013 and publicly available research estimates for CY2013 EBITDA and CY2014 EBITDA of each peer company. Evercore calculated Total Enterprise Value based on the par value of debt and the market value of debt. The analyses resulted in the following multiples:

Trading Multiples Analysis Using Book Value of Debt
Company	Share Price 12/26/13	Market Equity Value	Total Enterprise Value	TEV incl. Pension	TEV /Adjusted		TEV + Pension / Adjusted EBITDA
					EBITDA
					2013E	2014E	2013E	2014E
Graphic Paper
Domtar Corp	$94.46	$3,005	$3,911	$4,058	6.0x	4.4x	6.2x	4.6x
Sappi	2.93	1,527	3,758	4,268	6.7	5.7	7.6	6.5
Resolute	15.72	1,485	1,828	3,774	4.9	4.5	10.1	9.3
Boise Inc.	9.96	1,005	1,719	1,834	5.5	4.8	5.8	5.1

			Mean		5.7x	4.9x	7.4x	6.4x
			Median		5.7	4.6	6.9	5.8

Trading Multiples Analysis Using Market Value of Debt
Company	Share Price 12/26/13	Market Equity Value	Total Enterprise Value	TEV incl. Pension	TEV /Adjusted		TEV + Pension / Adjusted EBITDA
					EBITDA
					2013E	2014E	2013E	2014E
Graphic Paper
Domtar Corp	$94.46	$3,005	$3,902	$4,049	6.0x	4.4x	6.2x	4.6x
Sappi	2.93	1,527	3,708	4,218	6.6	5.6	7.5	6.4
Resolute	15.72	1,485	1,777	3,723	4.8	4.4	10.0	9.2
Boise Inc.	9.96	1,005	1,719	1,834	5.5	4.8	5.8	5.1

			Mean		5.7x	4.8x	7.4x	6.3x
			Median		5.7	4.6	6.8	5.8

Based on the results of this analysis and Evercore’s professional judgment and experience, Evercore selected a TEV/2013 Adjusted EBITDA multiple reference range of 4.5x to 5.0x and a TEV + Pension/Adjusted 2013 EBITDA multiple reference range of 5.0x to 5.5x and a TEV/2014 Adjusted EBITDA multiple reference range of 4.0x to 4.5x and a TEV + Pension/Adjusted 2014 EBITDA multiple reference range of 4.5x to 5.0x. Evercore then applied such reference ranges to the NewPage’s estimated 2013 and 2014 EBITDA. Based on this analysis, Evercore derived a range of implied equity values for NewPage on a standalone basis. Evercore also derived a range of implied equity values less pension and OPEB for NewPage on a standalone basis. The results of this analysis are represented in the following table.

Implied Equity Value Range
$742 million to $879 million

Implied Equity Value Less Pension / OPEB Range
$494 million to $631 million

Implied Equity Value Range
$653 million to $797 million

Implied Equity Value Less Pension / OPEB Range
$412 million to $555 million

Evercore compared the results of this analysis to the Merger Consideration to be paid by the Verso pursuant to the Merger Agreement, noting that the consideration is above where NewPage would likely be valued on a trading multiple basis.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of NewPage on a standalone basis, which calculates the present value of a company’s future unlevered, after-tax free cash flow based on assumptions with respect to such cash flow and assumed discount rates, in order to derive implied equity value ranges for NewPage as of December 31, 2013 based upon financial forecasts provided by Verso. Evercore calculated the projected after-tax unlevered free cash flows of NewPage for fiscal years 2014 through 2018 and determined a terminal value at the end of 2018 by applying a range of EBITDA multiples of 4.5x to 5.0x (which was based on the multiple range used in the Trading Multiples Analysis described above). Evercore then discounted to present value (utilizing a mid-year discounting convention and discounting back to December 31, 2013) the unlevered free cash flows of NewPage and the terminal value, in each case using discount rates ranging from 9.0% to 11.0%. The 9.0% to 11.0% discount rate range was chosen by Evercore based on Evercore’s professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of NewPage implied by (i) NewPage’s cost of equity derived using CAPM methodology which included, among other things, an analysis of selected companies under the “Trading Multiples Analysis” described above and (ii) the yield on the NewPage’s outstanding term loan. Using this analysis, Evercore derived the following ranges of implied equity values and equity values less pension / OPEB for NewPage:

Discount Rate	Terminal Multiple	Implied Equity Value Range
9.0% - 11.0%	4.5x - 5.0x	$1,020 million to $1,235 million

Implied Equity Value Less Pension / OPEB Range
$984 million to $1,196 million

Evercore compared the results of this analysis to the Merger Consideration to be paid by Verso pursuant to the Merger Agreement, noting that the consideration is within the range in which NewPage would likely be valued on a discounted cash flow basis.

Synergies

Evercore considered the financial implications of the projected cost synergies as calculated by the management of Verso. Verso estimated total annual synergies to be $175 million. The synergies are projected by Verso to ramp up over time, totaling $89 million, $173 million and $175 million in year 1, year 2 and year 3, respectively, with 100% of the benefit of the synergies to be realized by Verso. Management of Verso estimated total costs to achieve synergies to be $69 million and $11 million in year 1 and year 2, respectively, of which 2/3rds of the costs will be incurred by NewPage with the remainder incurred by Verso.

NewPage Plus Synergies

Evercore performed a valuation analysis of NewPage as well as the benefit and cost of the projected synergies that will accrue to Verso as estimated by Verso’s management.

Trading Multiples Analysis

Using the multiples from the Trading Multiple Analysis described above, Evercore derived the following range of implied equity values and equity values less pension / OPEB for NewPage:

Using the multiples from the Trading Multiple Analysis described above, Evercore derived the following range of implied equity values and equity values less pension / OPEB for NewPage:

Implied Equity Value Plus 100% Synergies Range
$1,449 million to $1,674 million

Implied Equity Value Less Pension / OPEB Plus 100% Synergies Range
$1,289 million to $1,514 million

Implied Equity Value Plus 100% Synergies Range
$1,273 million to $1,504 million

Implied Equity Value Less Pension / OPEB Plus 100% Synergies Range
$1,119 million to $1,350 million

Evercore compared the results of this analysis to the Merger Consideration to be paid by Verso pursuant to the Merger Agreement, noting that the consideration is below where NewPage would likely be valued on a trading multiple basis including 100% of the synergies expected to be realized by Verso and projected to occur as a result of the Merger.

Discounted Cash Flow Analysis

Evercore performed the Discounted Cash Flow Analysis using the same terminal value and discount rate described above and assuming that 100% of the synergies expected to be realized by Verso and projected to occur as a result of the merger were valued at NewPage. In its analysis, Evercore took into account the costs of funding the pension throughout the projection period.

Using this analysis, Evercore derived the following range of implied equity values and equity values less pension / OPEB for NewPage:

Discount Rate	Terminal Multiple	Implied Equity Value Plus 100% Synergies Range
9.0% - 11.0%	4.5x - 5.0x	$1,727 million to $2,030 million

Implied Equity Value Less Pension / OPEB Plus 100% Synergies Range
$1,691 million to $1,991 million

Evercore compared the results of this analysis to the Merger Consideration to be paid by Verso pursuant to the Merger Agreement, noting that the consideration is below where NewPage would likely be valued on a discounted cash flow basis including 100% of the synergies expected to be realized by Verso and projected to occur as a result of the Merger.

Valuation Analysis: Pro Forma Combined Company

As NewPage shareholders optionholders and restricted stock unitholders are to receive approximately 16.7% (subject to upward adjustment) of the pro forma combined company shares, Evercore performed an analysis of the pro forma combined company utilizing the same trading multiple and discounted cash flow methodologies described above. For the pro forma combined company Discounted Cash Flow Analysis, Evercore utilized a discount rate of 10.0% to 12.0%. The 10.0% to 12.0% discount rate range was chosen by Evercore based on Evercore’s professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of the pro forma combined company implied by (i) the pro forma combined company’s cost of equity derived using CAPM methodology which included, among other things, an analysis of selected companies under the “Trading Multiple Analysis” described above and (ii) the yield on the pro forma combined company’s debt. Evercore valued the equity of the pro forma combined company both including and excluding Verso’s and NewPage’s unfunded pension liabilities.

Trading Multiples Analysis

Evercore calculated a range of implied equity values for the pro forma combined company’s common stock utilizing the following trading multiples:

•	Enterprise value/2014 Adjusted EBITDA

•	Enterprise value plus unfunded pension liabilities/2014 Adjusted EBITDA

•	Enterprise value /2014 Adjusted EBITDA with full run rate synergies of $175 million

•	Enterprise value plus unfunded pension liabilities/2014 Adjusted EBITDA with full run rate synergies of $175 million

Based on the results of this analysis and Evercore’s professional judgment and experience, Evercore selected a TEV/2014 Adjusted EBITDA multiple reference range of 4.0x to 4.5x and a TEV + Pension/Adjusted 2014 EBITDA multiple reference range of 4.5x to 5.0x. Evercore then applied such reference ranges to the combined pro forma company’s estimated 2014 EBITDA. Based on this analysis, Evercore derived a range of implied equity values for the combined pro forma company. Evercore also derived a range of implied equity values less pension and OPEB for the combined pro forma company. The analyses resulted in the following range of implied equity values and implied equity values including full run rate synergies of $175 million:

Implied Equity Value Range
($719) million to ($498) million

Implied Equity Value Less Pension / OPEB Range
$(913) million to ($692) million

Implied Equity Value Plus $175mm Synergies Range
($19) million to $290 million

Implied Equity Value Less Pension / OPEB Plus $175mm Synergies Range
($126) million to $183 million

Evercore considered the results of this analysis when considering the value of the shares of Verso common stock to be paid as part of the Merger Consideration.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the pro forma combined company using similar methodologies as described above, in order to derive implied equity value ranges for the pro forma combined company as of December 31, 2013 based upon financial forecasts provided by Verso.

Evercore derived the following ranges of implied equity values and equity values less pension / OPEB for the pro forma combined company:

Discount Rate	Terminal Multiple	Implied Equity Value Range
10.0% - 12.0%	4.5x - 5.0x	$915 million to $1,366 million

Implied Equity Value Less Pension / OPEB Range
$864 million to $1,310 million

Evercore considered the results of this analysis when considering the value of the shares of Verso common stock to be paid as part of the Merger Consideration.

General

In connection with the review of the Merger by the Verso board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of NewPage or the pro forma combined company. No company used in the above analyses as a comparison is directly comparable to NewPage or Verso. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Verso or its advisors.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Verso board of directors as to the fairness, from a financial point of view, of the Merger Consideration to be paid by Verso. These analyses do not purport to be appraisals of NewPage or Verso or to necessarily reflect the prices at which the securities of NewPage or Verso actually may trade. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Under the terms of Evercore’s engagement, Evercore provided the Verso board of directors with financial advisory services and a financial opinion in connection with the Merger. Pursuant to the terms of its engagement letter, Verso has agreed to pay Evercore fees for its services in connection with its engagement, including an opinion fee and a success fee. Evercore was entitled to receive an opinion fee of $1,000,000 upon delivery of its fairness opinion to the Verso board of directors on December 28, 2013. As of the date of this proxy and information statement/prospectus, Evercore is also entitled to receive a success fee of $5,000,000 following consummation of the Merger. In the event the Merger is not consummated, Evercore will be entitled to receive a work fee of $1,000,000.

In addition, Evercore has been engaged to act as a co-dealer manager for the Exchange Offers, with expected fees and commissions as is customary in similar assignments.

Verso has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of NewPage or Verso and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Verso board of directors engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Interests of NewPage Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of NewPage, NewPage’s shareholders should be aware that certain directors and executive officers of NewPage will have interests in the Merger that are different from, or in addition to, the interests of NewPage’s stockholders generally. These interests are described in more detail below, and with respect to the named executive officers of NewPage, are quantified below. The board of directors of NewPage was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger.

Outstanding Stock Options

NewPage has awarded stock options to acquire NewPage common stock to its executive officers under the NewPage Holdings 2012 Long-Term Incentive Plan (the “LTIP”). When NewPage pays the Recapitalization Dividend to its stockholders, as described in “Merger Consideration—Form of Merger Consideration” above, it will adjust the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Merger Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash payable in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

The estimated values of the Merger Consideration that NewPage’s executive officers will receive in respect of their in-the-money stock options in connection with the Merger, as described above, are quantified below. The estimated values are based on the equity award holdings of NewPage’s executive officers as of             , and assume that no additional stock options will be granted to, and no stock options will be exercised by, the executive officers between              and the completion of the Merger. Further, the values are based on a $125.26 share price of NewPage’s common stock on January 3, 2014, the date of the first public announcement of the Merger. Since NewPage’s common stock is not publicly traded, we could not estimate the value of such stock based on a closing market price. The $125.26 share price is an estimate of the value, as of January 3, 2014, of the aggregate Merger Consideration that one share of NewPage’s common stock will receive in the Merger, including the Recapitalization Dividend (valuing the New First Lien Notes at face value, using a ten-day volume-weighted average closing price per share as of a date that was shortly before the signing of the Merger Agreement to value the Verso common stock, and excluding the value of any ticking fee amount payable). The estimated value of each in-the-money stock option is calculated as the difference between (a) $125.26 and (b) the exercise price of the in-the-money stock option as of the date hereof, which is $108.72.

The estimated values of the Merger Consideration that NewPage’s executive officers will receive in respect of their in-the-money stock options in connection with the Merger, as described above, are as follows: Mr. Martin, $            ; Mr. Epstein, $            ; Mr. Clark, $            ; Mr. Tyrone, $            ; Mr. Lukacs, $            ; and the other executive officers (as a group), $            . None of NewPage’s non-employee directors holds any stock options.

Outstanding Restricted Stock Units

NewPage has awarded RSUs to its executive officers and non-employee directors under the LTIP. Each holder of RSUs that are outstanding on the date the Recapitalization Dividend is paid to NewPage stockholders, will be entitled to receive a dividend equivalent in respect of each such RSU equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which the NewPage common stock underlying the RSU is distributed to the holder in accordance with the terms of the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

The estimated values of the Merger Consideration that NewPage’s executive officers and non-employee directors will receive in respect of their RSUs in connection with the Merger (including amounts paid in respect of dividend equivalents), as described above, are quantified below. The estimated values are based on the equity award holdings of NewPage’s executive officers and non-employee directors as of             , and assume that no additional RSUs will be granted to the executive officers and non-employee directors between              and the completion of the Merger. Further, the values are based on a $125.26 share price of NewPage’s common stock on January 3, 2014, the date of the first public announcement of the Merger, as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger—Outstanding Stock Options.” The estimated value of each RSU is calculated as the product of (a) $125.26 and (b) the number of shares of NewPage common stock subject to such RSU.

The estimated values of the Merger Consideration that NewPage’s executive officers and non-employee directors will receive in respect of their RSUs in connection with the Merger (including amounts paid in respect of dividend equivalent rights), as described above, are as follows: Mr. Martin, $        ; Mr. Epstein, $        ; Mr. Clark, $        ; Mr. Tyrone, $        ; Mr. Lukacs, $        ; the other executive officers (as a group), $        ; and the 7 non-employee directors (as a group), $        .

Employment Agreements with Messrs. Martin, Epstein, Clark, Tyrone, Lukacs, and one other executive officer

Each of Messrs. Martin, Epstein, Clark, Tyrone, Lukacs, and one other executive officer is party to an employment agreement with NewPage under which each is entitled to receive the severance payments and benefits described below if his employment is terminated by NewPage without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), subject to the executive’s execution, and non-revocation, of a general release:

•	A lump sum cash severance payment equal to two times the executive’s base salary. For Mr. Martin only, if his employment is terminated by NewPage without cause or by Mr. Martin for good reason, in each case within one year following the occurrence of a change in control of NewPage (which would include the Merger), he will be entitled to receive a lump sum cash severance payment equal to three times his base salary.

•	A prorated short-term incentive award for the calendar year in which the executive’s termination date occurs (to the extent not already paid), calculated by multiplying the short-term incentive award paid to the executive for the calendar year prior to the calendar year in which the executive’s termination date occurs by a fraction, the numerator of which is the number of days in the current calendar year through the termination date and the denominator of which is 365.

•	Continuation of medical, dental and vision benefits through the end of the month in which the executive’s termination date occurs. The executives are also able to continue coverage at the active employee rate for up to two years post-termination under their employment agreements.

•	Outplacement services for up to 12 months.

“Cause” is defined in the employment agreements and generally means the occurrence of any of the following events or actions that, in the case of items (ii) through (iv), remains uncured by the executive ten (10) business days after receipt of written notice from NewPage: (i) the executive’s conviction of a felony, (ii) the executive’s material breach of the employment agreement, (iii) the executive’s willful failure to materially perform his duties and responsibilities, (iv) the executive’s willful failure to materially comply with any lawful policy adopted by NewPage and communicated to the executive in writing, or (v) the executive’s willful misconduct in performing his material duties to NewPage.

“Good Reason” is defined in the employment agreements and generally means the occurrence of any of the following events or actions that remains uncured by NewPage ten (10) business days after receipt of written notice from the executive: (i) a reduction in the executive’s base salary or bonus target, (ii) a material failure by NewPage to pay any base salary, bonus or other compensation (including equity compensation) to the executive when due, (iii) a material adverse change in the executive’s title or a material diminution in the executive’s authority, (iv) a material reduction in the aggregate benefits to which the executive is entitled, other than any reduction related to a broader reduction in benefits by NewPage that is not limited to any particular employee or executive, (v) the assignment to the executive of any material duty materially inconsistent with the executive’s position, (vi) the relocation of the executive’s principal place of employment more than 50 miles or (vii) NewPage’s breach of the directors and officers liability insurance and indemnification provisions set forth in the employment agreement.

The employment agreements provide that in the event that the payments and benefits to be paid or provided to the executive under the employment agreement or otherwise would be subject to any excise taxes triggered under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payments and benefits will be reduced to the extent necessary so that no payments or benefits will be subject to such excise taxes if, after such reduction, the aggregate amount of such payments and benefits would be greater on an after-tax basis than if no reduction applied and the executive received all payments and benefits and paid all taxes on such payments and benefits, including all excise taxes triggered under Section 4999 of the Code. In addition, pursuant to the employment agreements, each executive is subject to certain restrictive covenants, including a mutual non-disparagement covenant and non-competition and non-solicitation (of customers and employees) restrictions that run for two years following termination of employment for any reason.

For an estimate of the amounts payable to the named executive officers under their employment agreements in connection with a qualifying termination of employment following the Merger, as described above, see the section below entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger—Golden Parachute Compensation.” Based on compensation levels as of [            ], the estimated aggregate value of the cash severance, short-term incentive award, outplacement services and continued benefits that would be payable or provided to NewPage’s one other executive officer under their employment agreement upon such executive officer’s qualifying termination of employment on [                    ], is $[            ].

Agreement with Mark A. Angelson

Mr. Angelson, Chairman of the Board of Directors of NewPage, is party to an agreement with NewPage under which NewPage is required to make a contribution to one or more charities designated by Mr. Angelson in the amount of $100,000 each month beginning in January 2013 and continuing throughout Mr. Angelson’s service as a director of NewPage. In addition, if a significant merger or other business transaction (which includes the Merger) is completed while Mr. Angelson is a director of NewPage or within six (6) months after he ceases to be a director (unless he resigns voluntarily or is discharged for “cause,” as defined in the agreement), NewPage will make an additional one-time contribution to one or more charities designated by Mr. Angelson in an amount equal to $1 million during months one through ten of Mr. Angelson’s term as a director, which contribution will increase by $100,000 per month thereafter until a cap of $2 million is reached. This one-time contribution will be payable on the closing of such transaction. Mr. Angelson will also receive a tax gross-up sufficient to offset any tax liability imposed on him as a result of the foregoing contributions. Assuming that the consummation of the Merger occurred on                     , 2014, the amount of the one-time contribution that NewPage will be required to make to one or more charities designated by Mr. Angelson is $        , and the estimated amount of the tax gross-up payment that will be due to Mr. Angelson in respect of such charitable contribution is $        . In addition, Mr. Angelson will be reimbursed for out-of-pocket expenses incurred in connection with his service as director. No other compensation or benefits are to be paid to Mr. Angelson for his service as a director or in connection with the Merger.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, NewPage’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from NewPage. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ and Fiduciary Liability Insurance” for a description of such ongoing indemnification and coverage obligations.

Payments to Verso Executive Officers Contingent Upon the Merger

The employment agreement with Verso’s chief executive officer, David J. Paterson, effective as of May 14, 2012, contains a conditional right to be granted a stock option entitling Mr. Paterson to purchase an additional 200,000 shares of Verso common stock at an exercise price equal to the fair market value per share on the grant date, immediately after closing of any merger, acquisition or other business combination that is material to Verso’s business. As a result, immediately after the closing of the Merger, Mr. Paterson will be granted a stock option under the Amended and Restated 2008 Incentive Award Plan to purchase 200,000 shares of Verso common stock with an exercise price equal to the fair market value per share on the date of the closing of the Merger.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of NewPage that is based on or otherwise relates to the Merger. The following table sets forth the amount of payments and benefits that each named executive officer of NewPage would receive in connection with the Merger that are based on or otherwise relate to the Merger, assuming the consummation of the Merger occurred on                     , 2014, based on compensation levels as of such date and assuming the employment of the named executive officer was terminated by NewPage without “cause” or by the executive for “good reason” (as such terms are defined in the executive’s employment agreement), in each case on such date. For additional details regarding the terms and conditions of the payments and benefits quantified below, see the section above entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document. As a result of these assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash (1)	Equity (2)	Pension/N QDC	Perquisites /Benefits (3)	Tax Reimbursement	Other (4)	Total
George F. Martin
(President and Chief Executive Officer)			—		—
Jay A. Epstein
(Senior Vice President, Chief Financial Officer)			—		—
Daniel A. Clark
(Senior Vice President, Chief Administrative Officer)			—		—
James C. Tyrone
(Executive Vice President, Commercial Operations and Business Development)			—		—
Laszlo M. Lukacs
(Senior Vice President, Operations)			—		—

(1)	Amount equals the sum of (i) the cash severance amount payable in a lump sum to the executive under the terms of his employment agreement, and (ii) the prorated short-term incentive award payable to the executive under the terms of his employment agreement, in each case upon a qualifying termination of employment within one (1) year following the occurrence of a change in control of NewPage (which includes the Merger), as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” Pursuant to the employment agreements, each named executive officer is entitled to receive a lump sum cash severance payment equal to two (2) times his base salary upon a qualifying termination of employment, regardless of whether the qualifying termination is in connection with a change in control. For Mr. Martin only, if his qualifying termination of employment occurs within one (1) year following the occurrence of a change in control of NewPage (which would include the Merger), his severance multiplier will increase from two (2) times to three (3) times his base salary. The additional one (1) times base salary severance payment that Mr. Martin would be entitled to receive under his employment agreement upon a qualifying termination of employment within one (1) year following a change in control of NewPage is a “double-trigger” arrangement because it is conditioned on both the occurrence of a change in control and Mr. Martin’s termination of employment. The two (2) times base salary severance payments and the severance benefits payable to the named executive officers under their employment agreements are not required to be quantified in the above table by Item 402(t) of Regulation S-K because such payments and benefits are triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore they are not based on and do not relate to the Merger. However, we have quantified such severance payments and benefits in the above table for purposes of completeness. The severance payments and benefits payable to the executives under their employment agreements are conditioned on the executive’s compliance with certain restrictive covenants, including a mutual non-disparagement covenant and non-competition and non-solicitation (of customers and employees) restrictions that run for two (2) years following a termination of employment for any reason.
(2)

Amount includes (i) the value of the Merger Consideration that the named executive officer will receive in connection with the Merger in respect of the in-the-money stock options held by the executive as of                     , 2014, and (ii) the value of the Merger Consideration that the named executive officer will receive in connection with the Merger in respect of the RSUs held by the executive as of                     , 2014 (including amounts paid in respect of dividend equivalents), in each case as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” For a description of how we estimated the value of the Merger Consideration that each named executive officer will receive in respect of his in-the-money stock options and RSUs, see the section above entitled “The

Merger—Interests of NewPage Directors and Executive Officers in the Merger.” The cash-out of in-the-money stock options and RSUs in connection with the Merger is a “single-trigger” arrangement because it is triggered solely by the consummation of the Merger.
(3)	Amount includes the medical, dental and vision continuation benefits that the executive will be eligible to receive under the terms of his employment agreement upon a qualifying termination of employment within one year following the occurrence of a change in control (which includes the Merger), as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” These benefits are not required to be quantified in the above table by Item 402(t) of Regulation S-K because they are triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore they are not based on and do not relate to the Merger. However, we have quantified these benefits in the above table for purposes of completeness.
(4)	Amount includes the outplacement services that the executive will be eligible to receive under the terms of his employment agreement upon a qualifying termination of employment within one year following the occurrence of a change in control (which includes the Merger), as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” This benefit is not required to be quantified in the above table by Item 402(t) of Regulation S-K because it is triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore it is not based on and does not relate to the Merger. However, we have quantified this benefit in the above table for purposes of completeness.

Board of Directors and Officers of Verso after the Merger

The directors and officers of Verso prior to the effective time of the Merger will continue to be the directors and officers of Verso immediately following the Merger and will manage the combined companies following the Merger, including NewPage. In connection with the Merger, Verso has agreed to extend an offer to one of the existing members of the NewPage board of directors to serve as a director on the Verso board of directors, and the stockholders of Verso will vote on the election of such person to the Verso board of directors at the first annual meeting of stockholders of Verso with a proxy mailing date after the effective time of the Merger. See “Director Appointment Letter” below for more details.

Regulatory Approvals

Under the antitrust or competition laws of the United States, Verso and NewPage cannot complete the Merger until they file certain required notifications and report forms with the relevant antitrust or competition governmental entities and, where applicable, receive clearance (including the expiration or termination of applicable waiting periods) from such governmental entities to complete the Merger. Verso and NewPage are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the Merger other than those described below. If additional approvals, consents and filings are required to complete the Merger, Verso and NewPage intend to seek such consents and approvals and make such filings. Although Verso and NewPage believe that they will receive the required consents and approvals described below to complete the Merger, Verso and NewPage cannot give any assurance as to the timing of these consents and approvals or as to Verso’s and NewPage’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that Verso and NewPage will obtain such consents or approvals on terms and subject to conditions satisfactory to Verso and NewPage.

Verso and NewPage will file required antitrust documents relating to the Merger under the HSR Act with the FTC and the DOJ, and have filed applicable applications with the PSCW and FERC, each of which is described in more detail below.

HSR Act

The Merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain acquisitions may not be completed until required information has been furnished to the Antitrust Division of the DOJ and the FTC and until the waiting period has been terminated or has expired. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division of the DOJ or the FTC from challenging the Merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed Merger. Although the parties believe the completion of the Merger will not likely be prevented by antitrust law, the Antitrust Division of the DOJ or the FTC may take a different position. If the Merger is not completed within twelve months after the expiration or early termination of the HSR Act waiting period, Verso and NewPage will need to submit new information to the Antitrust Division of the DOJ and the FTC, and wait for the expiration or early termination of a new HSR Act waiting period before Verso and NewPage could complete the Merger.

Energy Regulatory Approvals

Federal and state laws and regulations may require that Verso and NewPage obtain approvals, consents or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the Merger.

In addition, the receipt of certain energy regulatory approvals is a condition to each of Verso’s and NewPage’s obligation to close the Merger. A condition to each party’s obligation to close the Merger (i) is the approval by FERC for Authorization under Section 203 of the Federal Power Act, pursuant to an application submitted by Consolidated Water Power Company, Escanaba Paper Company, Luke Paper Company, NewPage Energy Services LLC, Rumford Paper Company, Merger Sub, Verso and NewPage Corporation, and (ii) approval by the PSCW (a) as a takeover of a holding company under Wis. Stat. s. 196.795(3), as interpreted by Petition by NewPage Holding Corp., et al., PSCW Docket 1330- DR-101 (Final Decision, Dec. 11, 2007) and (b) as a reorganization of Consolidated Water Power Company, a public utility, under Wis. Stat. s. 196.79, as interpreted by Petition by NewPage Holding Corp., et al., PSCW Docket 1330-DR-101 (Final Decision, Dec. 11, 2007), pursuant to an application submitted by Consolidated Water Power Company, NewPage Corporation, NewPage Wisconsin System Inc., Merger Sub Inc., Verso and VPI.

New York Stock Exchange Listing of Verso Common Stock Issued in the Merger

Pursuant to the Merger Agreement, Verso has agreed to use its reasonable best efforts to cause the shares of Verso common stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the Merger. Verso has also agreed to use its reasonable best efforts to remain in compliance with the applicable listing and maintenance requirements and corporate governance rules and regulations of the New York Stock Exchange. If the shares of Verso common stock to be issued as part of the Merger Consideration are not approved for listing on the NYSE, NewPage is not obligated to close the Merger.

Exchange of Shares of NewPage Common Stock

Verso will appoint a paying agent for the payment of the Merger Consideration in exchange for shares of NewPage common stock. Promptly after the effective time of the Merger, Verso will mail or cause the paying agent to mail to each holder of record of NewPage common stock a stockholder release, cooperation agreement and instructions for effecting the surrender of stock certificates in exchange for the payment of the Merger Consideration described above to be made to the holder of such certificates. Upon surrender or transfer of shares of NewPage common stock to the paying agent, together with a properly completed stockholder release and such other evidence as the paying agent may reasonably require, the holder of such shares will be entitled to receive the Merger Consideration for each share of NewPage common stock. The paying agent, the Surviving

Corporation and Verso are entitled to deduct and withhold any applicable taxes from any Merger Consideration that would otherwise be payable.

Fractional Shares

Verso will not issue any fractional shares of Verso common stock in connection with the Merger. Instead, each holder of NewPage common stock who would otherwise be entitled to receive a fraction of a share of Verso common stock will have the aggregate amount of Verso common stock to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole share, as appropriate) such that the NewPage stockholders receive only whole shares of Verso common Stock, with no adjustment in the aggregate amount of Verso common stock to be issued in the Merger.

Minimum Denomination of New First Lien Notes

No denomination of New First Lien Notes less than $2,000 with fully integral multiples of $1,000 in excess of $2,000 will be issued in the Merger, but in lieu thereof each NewPage stockholder otherwise entitled to a lower amount of New First Lien Notes will have the aggregate amount of such New First Lien Notes to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that NewPage stockholders receive only New First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment in the aggregate amount of New First Lien Notes to be issued in the Merger.

NewPage Stockholder Appraisal Rights

NOTICE IS HEREBY GIVEN pursuant to Section 228(e) of the DGCL that the holders of a majority of the issued and outstanding shares of Common Stock, par value $0.001 per share, of NewPage adopted the Merger Agreement between Verso, Merger Sub and NewPage. This Notice is being mailed on                     , 2014 to the persons (other than the persons who executed and delivered the written consents), who were stockholders of NewPage on                     , 2014, the date that written consents signed by the holders of a sufficient number of shares of NewPage common stock to adopt the Merger Agreement were delivered to NewPage. This Notice affords the notice to non-consenting stockholders required by Section 228(e) of the DGCL.

Under the DGCL, NewPage stockholders (sometimes referred to herein as “you”) are entitled to appraisal rights in connection with the Merger.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL (“Section 262”), the full text of which appears in Annex C to this joint proxy and information statement/prospectus. Unless otherwise noted, all references in Section 262 and in this summary to “NewPage stockholders” or “you” are to the record holders of shares of NewPage common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of NewPage common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Stockholders should carefully review the full text of Section 262 as well as the information discussed below. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

Under the DGCL, persons who hold shares of NewPage common stock immediately prior to the effective time of the Merger and who (i) did not submit to NewPage a written consent adopting the Merger Agreement; (ii) follow the procedures set forth in Section 262 and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their of NewPage common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. In determining the fair value, the court shall take into account all relevant factors. The “fair value” could be greater than, less than or the same as the Merger Consideration.

Under Section 262, where a merger is approved by stockholders of a corporation through a written consent in lieu of a meeting of stockholders, then, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation. A copy of Section 262 must be included with such notice. This joint proxy and information statement/prospectus constitutes NewPage’s notice to its stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this joint proxy and information statement/prospectus as Annex C, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of NewPage common stock, NewPage believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to exercise your appraisal rights, you must within 20 days after the date of mailing of this formal notice of appraisal rights, make a written demand for appraisal of your shares of NewPage common stock which must reasonably inform NewPage of the identity of the holder of record of shares of NewPage common stock as well as the intention of such holder of record to demand appraisal of the “fair value” of the shares of NewPage common stock held by such holder. All demands for appraisal should be addressed to NewPage’s Corporate Secretary at:

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: General Counsel

A holder of shares of NewPage common stock wishing to exercise appraisal rights must continuously hold such shares through the effective time of the Merger.

Only a holder of record of shares of NewPage common stock issued and outstanding immediately prior to the effective time of the Merger is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of NewPage common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. A beneficial holder of shares of NewPage common stock must have the holder of record of such shares, such as a broker, bank or other nominee, submit the required demand with respect to those shares of NewPage common stock. If you hold your shares of NewPage common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of NewPage common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of NewPage common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares of NewPage common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of NewPage common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of NewPage common stock as to which appraisal is sought. Where no number of shares of NewPage common stock is expressly mentioned, the demand will be presumed to cover all shares of NewPage common stock held in the name of the record owner.

Within ten days after the effective time of the Merger, the Surviving Corporation in the Merger must give written notice of the effective date of the Merger to each stockholder of the acquired corporation who has properly made a written demand for appraisal and who did not execute a written consent in favor of the adoption the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of NewPage common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the Surviving Corporation will file a petition. Accordingly, it is the obligation of the holders of NewPage common stock to initiate all necessary action to perfect their appraisal rights with respect to shares of NewPage common stock within the time prescribed in Section 262. Notwithstanding the foregoing, at any time within sixty days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the consideration specified by the Merger Agreement for that stockholder’s shares of NewPage common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the effective time of the Merger will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of NewPage common stock for which a written consent in favor of the adoption of the Merger Agreement was not submitted and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of NewPage common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is timely filed by a stockholder and a copy of the petition is served upon the Surviving Corporation, then the Surviving Corporation will be obligated, within twenty days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of NewPage common stock and with whom agreements as to the value of their shares of NewPage common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of NewPage common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of NewPage common stock, the Delaware Court of Chancery will appraise the shares of NewPage common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of NewPage common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

Neither NewPage nor Verso anticipates offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of NewPage common stock is less than the per share Merger Consideration. In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of NewPage common stock entitled to appraisal. Any stockholder who has duly demanded appraisal rights in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote shares of NewPage common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of NewPage common stock, other than with respect to payments as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect his or her appraisal rights, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of NewPage common stock will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration pursuant to the Merger Agreement. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

Accounting Treatment of the Merger

The Merger will be accounted for by Verso as a business combination under the acquisition method of accounting.

Certain Material U.S. Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences relating to (i) the receipt of Merger Consideration by Holders (as defined below) pursuant to the Merger and (ii) the ownership and disposition by Holders (as defined below) of New First Lien Notes and Verso common stock received by them in exchange for their NewPage common stock pursuant to the Merger. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. Further, the discussion assumes that the transaction will be completed in accordance with the Merger Agreement and as further described in this joint proxy and information statement/prospectus.

This discussion addresses only beneficial owners of shares of NewPage common stock that hold such shares as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of NewPage common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of NewPage common stock that received NewPage common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of NewPage common stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a U.S. expatriate; or

•	a holder of NewPage common stock who actually or constructively owns 5% or more of the outstanding shares of NewPage common stock.

Determining the actual tax consequences of the transaction to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NewPage common stock exchanging such shares for Merger Consideration pursuant to the Merger that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The term “non-U.S. holder” means a beneficial owner of NewPage common stock exchanging such shares for Merger Consideration pursuant to the Merger that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. The term “Holder” means a U.S. holder or a non-U.S. holder.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds shares of NewPage common stock generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its own tax advisors regarding the tax consequences of the transaction to it.

TAXATION OF THE MERGER CONSIDERATION

U.S. Holders

In General. Subject to the discussion below regarding the Recapitalization Dividend, a U.S. holder who receives Merger Consideration in exchange for NewPage common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of cash received (excluding the payment of the Recapitalization Dividend) and the fair market value (as of the effective time of the Merger) of the New First Lien Notes and Verso common stock received, and (ii) the adjusted tax basis of the NewPage common stock surrendered in the Merger (which may be affected by the Recapitalization Dividend, as discussed below). The amount of tax on the gain recognized by a NewPage stockholder as a result of the Merger may exceed the amount of cash received by the stockholder in the Merger.

A U.S. holder’s tax basis in the New First Lien Notes and Verso common stock should equal their fair market value, in each case, as of the effective time of the Merger. A U.S. holder’s holding period for the New First Lien Notes and the Verso common stock should begin on the day following the effective time of the Merger.

Gains and Losses. Subject to the discussion below regarding the Recapitalization Dividend, any gain or loss recognized by a U.S. holder with respect to NewPage common stock exchanged in the Merger generally will be capital gain or loss if such NewPage common stock is held as a capital asset at the effective time of the Merger. Such capital gain or loss generally will be long-term capital gain (taxable at a reduced rate for certain non-corporate U.S. holders) or loss if, on the effective date of the Merger, the NewPage common stock was held by such U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

Recapitalization Dividend. The Recapitalization Dividend will constitute a dividend for U.S. federal income tax purposes to the extent of a U.S. holder’s share of NewPage’s current or accumulated earnings and profits (as determined for U.S. tax purposes). That portion (if any) of the Recapitalization Dividend which exceeds a U.S. holder’s share of NewPage’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the NewPage shares and will reduce (but not below zero) such basis. Any remaining portion of the Recapitalization Dividend received by a U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such U.S. holder similar to those described above under “—Gains and Losses”).

Any portion of the Recapitalization Dividend treated as a dividend with respect to a U.S. holder will be includible in the gross income of such U.S. holder and taxable to such U.S. holder on the day on which the Recapitalization Dividend is received by such U.S. holder. Dividends generally are taxable as ordinary income to U.S. holders. However, in the case of non-corporate U.S. holders, dividend income may be treated as “qualified dividend income” that is currently subject to U.S. federal income tax at the preferential long-term capital gain rate, provided that certain holding period and other requirements are met. In the case of corporate U.S. holders, dividend income may be eligible for the dividends-received deduction (subject to applicable limitations), provided that certain holding period and other requirements are met.

U.S. holders should consult their tax advisors regarding the availability of the preferential tax rate on dividends and the dividends-received deduction with respect to the Recapitalization Dividend.

Non-U.S. Holders

In General. Subject to the discussions below on FATCA withholding and the Recapitalization Dividend, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on its receipt of the Merger Consideration unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	NewPage has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain U.S. source capital losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). NewPage does not believe it is, and does not currently anticipate that it will become prior to the effective time of the Merger, a USRPHC.

Recapitalization Dividend. As discussed above under “U.S. Holders—Recapitalization Dividend,” the Recapitalization Dividend will be treated as a dividend to a non-U.S. holder to the extent of such non-U.S. holder’s share of NewPage’s current or accumulated earnings and profits (as determined for U.S. tax purposes). Any amount treated as a dividend that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the non-U.S. holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, the Recapitalization Dividend is effectively connected with the conduct of a trade or business in the U.S. by a non-U.S. holder (and, if required by a tax treaty, the Recapitalization Dividend is attributable to a permanent establishment that the non-U.S. holder maintains in the United States), such amount generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend income in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise.

The portion (if any) of the Recapitalization Dividend which exceeds a non-U.S. holder’s share of NewPage’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in the NewPage shares and will reduce (but not below zero) such basis. Any remaining portion of the Recapitalization Dividend received by a non-U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such non-U.S. holder similar to those described above under “—In General”).

TAXATION OF VERSO COMMON STOCK FOLLOWING THE MERGER

U.S. Holders

Distributions. A distribution by Verso with respect to its common stock held by a U.S. holder generally will constitute a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s share of Verso’s current or accumulated earnings and profits (as determined for U.S. tax purposes). The portion (if any) of a distribution which exceeds a U.S. holder’s share of Verso’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the Verso shares and will reduce (but not below zero) such basis. Any remaining portion of a distribution received by a U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such U.S. holder similar to those described below under “—Gain on Sale or Other Disposition of Verso Common Stock”).

Any portion of a distribution treated as a dividend with respect to a U.S. holder will be includible in the gross income of such U.S. holder and taxable to such U.S. holder on the day on which the dividend is received by such U.S. holder. Dividends generally are taxable as ordinary income to U.S. holders. However, in the case of non-corporate U.S. holders, dividend income may be treated as “qualified dividend income” that is currently subject to U.S. federal income tax at the preferential long-term capital gain rate, provided that certain holding period and other requirements are met. In the case of corporate U.S. holders, dividend income may be eligible for the dividends-received deduction (subject to applicable limitations), provided that certain holding period and other requirements are met.

U.S. holders should consult their tax advisors regarding the availability of the preferential tax rate on dividends and the dividends-received deduction with respect to dividends received from Verso.

Gain on Sale or Other Disposition of Verso Common Stock. Upon the sale or other taxable disposition of Verso common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on such sale or taxable disposition and the U.S. holder’s adjusted tax basis in the shares of Verso common stock sold. Any such gain or loss will be capital gain or loss if such Verso common stock is held as a capital asset at the effective time of the sale or disposition. Such capital gain or loss generally will be long-term capital gain (taxable at a reduced rate for certain non-corporate U.S. holders) or loss if the Verso common stock was held by such U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Distributions. As discussed above under “U.S. Holders—Distributions,” a distribution by Verso with respect to its common stock generally will be treated as a dividend to a non-U.S. holder to the extent of such non-U.S. holder’s share of Verso’s current or accumulated earnings and profits (as determined for U.S. tax purposes). Subject to the discussions below on FATCA withholding and backup withholding, any amount treated as a dividend that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the non-U.S. holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, a dividend is effectively connected with the conduct of a trade or business in the U.S. by a non-U.S. holder (and, if required by a tax treaty, the dividend is attributable to a permanent establishment that the non-U.S. holder maintains in the United States), such amount generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend income in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise.

The portion (if any) of a distribution which exceeds a non-U.S. holder’s share of Verso’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in the Verso shares and will reduce (but not below zero) such basis. Any remaining portion of a distribution received by a non-U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such non-U.S. holder similar to those described below under “—Gain on Sale or Other Disposition of Verso Common Stock”).

Gain on Sale or Other Disposition of Verso Common Stock. Subject to the discussions below on FATCA withholding and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of the non-U.S. holder’s shares of Verso common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Verso has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain U.S. source capital losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Verso does not believe it is, and does not currently anticipate that it will become, a USRPHC.
TAXATION OF NEW FIRST LIEN NOTES FOLLOWING THE MERGER

Possible Alternative Treatment

The Verso Issuers may be obligated to pay amounts in excess of the stated interest or principal on the New First Lien Notes, including as described under “Description of The New First Lien Notes—Change of Control.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. The Verso Issuers intend to take the position that the foregoing contingencies are remote or incidental, and, accordingly, do not intend to treat the New First Lien Notes as contingent payment debt instruments. The Verso Issuers’ position that such contingencies are remote or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue ordinary interest income on the New First Lien Notes at a rate in excess of the stated interest rate, and to treat as ordinary interest income any gain realized on the taxable disposition of a New First Lien Note. The remainder of this discussion assumes that the New First Lien Notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the New First Lien Notes.

Fungibility

The New First Lien Notes will not be fungible with the Existing First Lien Notes for U.S. federal income tax purposes.

U.S. Holders

Stated Interest. Generally, any stated interest payments on a New First Lien Note to a U.S. holder will be taxable as ordinary interest income at the time they accrue or are received, in accordance with the U.S. holder’s regular method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount. The New First Lien Notes will constitute notes issued with original issue discount (“OID”) if the stated redemption price at maturity of such notes exceeds their “issue price” by more than the de minimis amount of  1⁄4 of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years from the issue date of such notes to their maturity.

For U.S. federal income tax purposes, the “issue price” of the New First Lien Notes depends on whether the New First Lien Notes or the NewPage common stock are deemed to be “publicly traded.” If the New First Lien Notes are considered to be “publicly traded” property, as defined by the Treasury regulations, the “issue price” of the New First Lien Notes will be equal to their fair market value as of the effective time of the Merger. In general, a debt instrument will be treated as traded on an established market if, at the time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (c) there are one or more “indicative” quotes available from at least one broker, dealer or pricing service for property. The Verso Issuers expect that the New First Lien Notes will likely be considered “publicly traded” for these purposes and, thus, that the issue price of the New First Lien Notes will be equal to their fair market value as of the effective time of the Merger. The Verso Issuers cannot predict with certainty, however, what position the IRS may take with regard to whether the New First Lien Notes are “publicly traded.” If the New First Lien Notes are not “publicly traded” but the NewPage common stock exchanged therefor is “publicly traded,” then the “issue price” of New First Lien Notes will equal the excess of (i) the fair market value of the NewPage common stock exchanged (as of the effective time of the Merger) over (ii) the sum of cash received (excluding the payment of the Recapitalization Dividend) and the fair market value (as of the effective time of the Merger) of the Verso common stock received. If neither the New First Lien Notes nor the NewPage common stock exchanged therefor are “publicly traded,” then the “issue price” of New First Lien Notes so exchanged will equal their stated principal amount. The rules regarding the determination of issue price are complex and highly detailed, and a U.S. holder should consult its own tax advisor regarding the determination of the issue price of the New First Lien Notes.

The “stated redemption price at maturity” of a note is the total of all payments provided by the note that are not payments of “qualified stated interest.” Generally, an interest payment on a note is “qualified stated interest” if it is one of a series of stated interest payments on a note that are unconditionally payable in cash at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note.

It is not expected that the New First Lien Notes will be issued with OID. If, however, the stated redemption price of a New First Lien Note exceeds its issue price by more than a de minimis amount, U.S. holders will be required to treat such excess amount as OID, which is treated for U.S. federal income tax purposes as accruing on a constant yield to maturity basis over the term of the New First Lien Note as interest income to such U.S. holder. A U.S. holder’s adjusted tax basis in a New First Lien Note would be increased by the amount of any OID included in its gross income. In compliance with Treasury regulations, if the Verso Issuers determine that the

New First Lien Notes have OID, they will provide certain information to the IRS and/or U.S. holders that is relevant to determining the amount of OID in each accrual period.

Dispositions. Generally, a sale, exchange, redemption, retirement or other taxable disposition of a New First Lien Note will result in taxable gain or loss to a U.S. holder equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to any accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and the U.S. holder’s adjusted tax basis in the New First Lien Note. The amount realized will equal the sum of any cash and the fair market value of any other property received on the disposition. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Interest. Subject to the discussions below on FATCA withholding and backup withholding, U.S. federal income or withholding tax will not apply to a non-U.S. holder in respect of any payment of interest on the New First Lien Notes, provided that such payment is not effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business and such non-U.S. holder:

•	does not own actually or constructively 10% or more of the total combined voting power of all classes of Verso stock;

•	is not a controlled foreign corporation that is related to Verso under the applicable provisions of the Code;

•	is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	such non-U.S. holder provides identifying information (i.e., name and address) on IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such non-U.S. holder is not a U.S. person.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides the applicable withholding agent with a properly executed (1) applicable IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States (in which case such interest will be subject to tax as discussed below under “—Effectively Connected Interest or Gain”).

Dispositions. Subject to the discussions below on FATCA withholding and backup withholding, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note by a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax (except to the extent attributable to accrued and unpaid interest, which will be taxable as described above “—Interest”) unless (1) such gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder (in which case such gain will be subject to regular graduated U.S. tax rates as described below under “—Effectively Connected Interest or Gain”) or (2) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met (in which case such gain, net of certain U.S.-source losses, if any, will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty)).

Effectively Connected Interest or Gain. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the New First Lien Notes or gain from the disposition of the New First Lien Notes is effectively connected with the conduct of that trade or business, such non-U.S. holder will, subject to any applicable income tax treaty, be subject to U.S. federal income tax on such interest or gain on a net income basis in generally the same manner as if such non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders

Under certain circumstances, information reporting and/or backup withholding may apply to U.S. holders with respect to receipt of the Merger Consideration, payments of dividends and proceeds from the sale or other disposition of Verso common stock received in the Merger, and payments of interest and proceeds from the sale or other disposition of New First Lien Notes received in the Merger, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability if the required information is furnished by the U.S. holder on a timely basis to the IRS.

Non-U.S. Holders

Generally, the amount of any interest or dividends paid to a non-U.S. holder and the amount of tax withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest or dividends and any withholding may also be made available to the tax authorities in the country in such non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends provided that the payor does not have knowledge or reason to know that such non-U.S. holder is a United States person, as defined under the Code, and the applicable withholding agent has received from such non-U.S. holder the applicable statement described above with respect to such payment.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale or other disposition of NewPage common stock, Verso common stock or New First Lien Notes made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the applicable statement described in the applicable section above with respect to such payment and the payor does not have knowledge or reason to know that such non-U.S. holder is a United States person or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished by the non-U.S. holder on a timely basis to the IRS.

ADDITIONAL WITHHOLDING REQUIREMENTS

In addition to withholding described above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act or “FATCA,” generally imposes a withholding tax of 30% on “withholdable payments” (as defined below) paid to certain foreign financial institutions, investment funds and other non-US persons receiving payments on behalf a Holder, unless certain diligence, reporting, withholding and certification obligations and requirements are met. The term “withholdable payment” includes any payment of interest, dividends, and the gross proceeds of a disposition of stock (including a liquidating distribution from a corporation) or debt obligation, in each case with respect to any United States investment.

The withholding under FATCA may be avoided if (i) the foreign entity is a “foreign financial institution” (as defined in this legislation) and such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) the foreign entity is not a “foreign financial institution” and makes a certification identifying its substantial U.S. owners (as defined for this purpose) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such withholding taxes, and a Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

The IRS has released Treasury regulations and administrative guidance providing that it will not apply this new withholding tax (i) to a dividend on stock or interest income on a debt obligation that is paid on or before June 30, 2014 or (ii) to gross proceeds from a disposition of stock or a debt obligation paid on or before December 31, 2016. Moreover, such Treasury regulations and administrative guidance provide that this legislation generally will not apply to a debt obligation outstanding on July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date.

You should consult your own tax advisor regarding the implications of this legislation with respect to the Recapitalization Dividend and the Verso common stock and New First Lien Notes to be received as Merger Consideration.

The discussion of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger or the ownership and disposition of Verso common stock and New First Lien Notes received in the Merger and is not intended to be legal or tax advice to any particular NewPage stockholder. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the transaction and does not address the tax consequences of any other transaction.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached to this joint proxy and information statement/prospectus as Annex A and is incorporated by reference into this joint proxy and information statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary.

The description of the Merger Agreement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to NewPage, Verso and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders.

Effective Time; Closing Date

The effective time of the Merger will occur at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware on the closing date of the Merger or at such later time as is agreed between the parties and specified in the certificate of merger. The closing date will occur no later than the third business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions), or such other date as Verso and NewPage may agree.

Effect of the Merger

At the effective time of the Merger, Merger Sub will merge with and into NewPage, with NewPage continuing as the Surviving Corporation of the Merger and an indirect subsidiary of Verso. All of NewPage’s and Merger Sub’s property, rights, privileges, powers and franchises will vest in the Surviving Corporation, and all of their debts, liabilities and duties will become those of the Surviving Corporation, and the separate corporate existence of Merger Sub will cease. At the effective time of the Merger, each issued and outstanding share of common stock of NewPage, other than any shares of NewPage common stock held by NewPage stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL and any shares owned directly or indirectly by Verso, Merger Sub or any of their respective subsidiaries, will be canceled and converted automatically into the right to receive a pro rata portion of the Merger Consideration.

Merger Consideration

Form of Merger Consideration

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive (i) $250 million in cash, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing, from the proceeds of a new $750 million bank borrowing that will also be used to refinance NewPage’s existing $500 million term loan facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares of Verso common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement.

As of the date of the filing of this joint proxy and information statement/prospectus, the number of shares of Verso common stock to be issued according to this formula would be 10,634,497 in the aggregate, assuming the number of shares of Verso common stock issued as part of the Merger Consideration is not adjusted upwards. The number of shares could change between the date of the filing of this joint proxy and information statement/prospectus and the closing of the Merger as a result of the exercise of Verso stock options that were outstanding as of the signing of the Merger Agreement (in which case the number of Verso shares outstanding would increase, and there would be an increase in the number of Verso shares issued as part of the Merger Consideration) or the repurchase by Verso of shares held by Verso management that were originally granted as equity-based compensation in accordance with the employment terms of applicable members of management (in which case the number of Verso shares outstanding would decrease, and there would be a decrease in the number of Verso shares issued as part of the Merger Consideration).

Adjustment of Share Consideration

If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy certain closing conditions, the amount of Verso common stock to be issued as Merger Consideration will increase in monthly increments by up to a maximum of 5% so that the total amount of Verso common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares of Verso common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement.

New First Lien Notes Closing Adjustment

The amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing of the Merger.

Prior to the closing of the Merger, NewPage will notify Verso of any such NewPage restricted payments. No later than three business days prior to the closing of the Merger, a nationally recognized accounting firm will deliver a certificate to NewPage and Verso with its good faith calculation of such restricted payments that occurred between September 30, 2013 and the closing of the Merger, which calculation will be final and binding upon the parties. The amount of New First Lien Notes payable to the NewPage stockholders as Merger Consideration will be reduced by the amount of such restricted payments; provided, that this amount by which the Merger Consideration is reduced, will not exceed $27 million.

NewPage restricted payments are payments by or losses to NewPage or any of its subsidiaries resulting from any of the following transactions occurring from September 30, 2013 through the closing of the Merger (other than any such payments or losses disclosed by NewPage to Verso):

•	dividends or similar distributions made, declared or paid by NewPage or any of its subsidiaries (other than between wholly owned subsidiaries of NewPage and/or NewPage) with respect to NewPage securities;

•	payments made by or on behalf of NewPage or any of its subsidiaries to or for the benefit of any NewPage stockholder, other than payments made on an arms-length basis, in amounts that are not material to NewPage and its subsidiaries and that are paid in the ordinary course of business consistent with past practice;

•	redemption, repurchase or repayment of securities of NewPage or any of its subsidiaries (other than securities owned by NewPage or a subsidiary of NewPage);

•	waiver or release of any amounts owed to NewPage or any subsidiary of NewPage by a NewPage stockholder, other than waivers or releases made on an arms-length basis in amounts that are not material to NewPage and its subsidiaries and that are made in the ordinary course of business consistent with past practice;

•	management, monitoring, supervisory or advisory fees paid by or on behalf of NewPage or any of its subsidiaries to or for the benefit of a NewPage stockholder or any NewPage stockholder’s employees, officers, advisors or consultants;

•	amounts that are paid, in the ordinary course of business, pursuant to any contract between NewPage and any of its subsidiaries, on the one hand, and any of their respective officers, directors, members, managers, partners, shareholders or affiliates, on the other hand (except for (i) employment and compensation arrangements (including benefits, travel, advances, and employee loans not in excess of $60,000 to any individual employee) and (ii) contracts entered into in the ordinary course of business, on an arm’s length basis and on terms no less favorable in the aggregate to NewPage or any of its subsidiaries than would have been available from an unaffiliated party);

•	increase in any debt of NewPage or any of its subsidiaries, to the extent owed to any NewPage stockholder other than on an arms-length basis and in amounts that are not material to NewPage and its subsidiaries and that are incurred in the ordinary course consistent with past practice;

•	bonus or discretionary payment by NewPage or any of its subsidiaries to the directors, officers or employees of NewPage or any of its subsidiaries, other than as otherwise permitted by the covenant in the Merger Agreement relating to NewPage’s operations in the period between signing and closing;

•	any increase in the compensation or other benefits payable or provided to NewPage’s and its subsidiaries’ directors or officers, or, except in the ordinary course of business consistent with past practice, any of their employees, unless otherwise permitted by the covenant in the Merger Agreement relating to NewPage’s operations in the period between signing and closing;

•	entry by NewPage or any of its subsidiaries into a guarantee or indemnification obligation with any NewPage stockholder other than in the ordinary course of business consistent with past practices and on an arms-length basis; or

•	any payments to third party advisors of NewPage or any of its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby, to the extent such payments are in excess of the amounts set forth on a schedule to the Merger Agreement.

Treatment of Stock Options and Other Stock-Based Awards

NewPage Stock Options

When NewPage pays the Recapitalization Dividend to its stockholders, as described in “Merger Consideration—Form of Merger Consideration” above, it will adjust the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Merger Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash payable in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

Restricted Stock Unit Awards

Each holder of NewPage RSUs that are outstanding on the date the Recapitalization Dividend is paid to NewPage stockholders, will be entitled to receive a dividend equivalent equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which NewPage’s common stock underlying the RSU is distributed to the holder in accordance with the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the Merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

Because certain NewPage stock options and RSUs will not have vested at the time the Recapitalization Dividend is paid to NewPage stockholders, NewPage will deposit an amount into escrow that is sufficient to satisfy NewPage’s obligation to the holders of such options and RSUs. In this regard, the Merger Agreement provides that in connection with the payment of the Recapitalization Dividend to NewPage stockholders, an amount reasonably determined by the NewPage board of directors which shall not be less than (a) the product of (i) the number of RSUs outstanding as of the record date of the Recapitalization Dividend, multiplied by (ii) the amount of the per share Recapitalization Dividend, plus (b) $3 million plus (c) the cash actually received by NewPage in respect of any exercises of NewPage stock options between the signing of the Merger Agreement and the closing of the Merger, will be funded into escrow and paid to holders of in-the-money options and RSUs in connection with the closing of the Merger or, with respect to RSUs, upon the earlier settlement of the underlying RSUs.

Exchange and Payment Procedures

At the effective time of the Merger, Verso will deposit, or will cause to be deposited, with a paying agent, the aggregate Merger Consideration (other than the amount paid in the pre-closing cash payment to NewPage stockholders). Within two business days after the closing date of the Merger, the paying agent will send to each NewPage stockholder the form release agreement (the terms of which are described above), the cooperation agreement to which Verso will be obligated with respect to rights of the holders of New First Lien Notes (the terms of which are described above) and instructions for receiving payment of the Merger Consideration. Each NewPage stockholder will not be entitled to receive the portion of the Merger Consideration to which such stockholder is entitled until such stockholder delivers an executed copy of such release agreement and other customary documentation required by the paying agent, for which instructions shall be given by the paying agent in the transmittal sent by the paying agent after the closing of the Merger.

Other than interest that accrues on any New First Lien Notes, no interest will be paid or accrue on the aggregate Merger Consideration. In addition, the paying agent and NewPage will be entitled to withhold amounts required to be withheld under applicable tax laws, and any such withheld amount paid to a taxing authority will be deemed to have been paid to the NewPage stockholder with regard to whom it is withheld.

At the effective time of the Merger, NewPage’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of NewPage common stock. None of the paying agent, Verso or the Surviving Corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration deposited with the paying agent that remains undistributed for twelve months after the effective time of the Merger, will be delivered to the Surviving Corporation upon demand. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the Surviving Corporation may only look to the Surviving Corporation for the payment of the Merger Consideration.

Representations and Warranties

NewPage Representations and Warranties

NewPage makes various representations and warranties as to itself and its subsidiaries, which are subject, in some cases, to specified exceptions and qualifications. Such representations and warranties relate to, among other things:

•	proper organization, good standing and qualification to do business, and their formation and organizational documents;

•	indebtedness and capitalization, including the incentive equity securities of NewPage;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the required vote of the NewPage stockholders owning at least a majority of NewPage common stock to adopt the Merger Agreement and approve the Merger, and the adoption and recommendation by NewPage’s board of directors of the Merger Agreement;

•	the absence of violations of or conflicts with NewPage’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of NewPage entering into the Merger Agreement and consummating the Merger, and the required consents and approvals of U.S. and foreign governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	NewPage’s financial statements and compliance with the requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 with respect to maintaining proper disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with the issuance of applicable permits and applicable laws, with specific references to laws related to anticorruption and trade, environmental laws, laws regulating employee benefit plans and tax laws;

•	employment and labor matters affecting NewPage and its subsidiaries, including matters relating to employee benefit plans;

•	the absence of a material adverse effect and certain other changes or events related to NewPage or its subsidiaries since December 31, 2012;

•	legal proceedings and governmental orders;

•	the accuracy of information provided by NewPage for inclusion in this joint proxy and information statement/prospectus;

•	tax matters;

•	intellectual property matters;

•	real and personal property;

•	the receipt by NewPage of a fairness opinion from Goldman, Sachs & Co.;

•	material contracts;

•	affiliate transactions;

•	the identity of the top customers and suppliers of NewPage and its subsidiaries;

•	insurance policies; and

•	the solvency of NewPage and its subsidiaries as of (i) immediately prior to the closing of the NewPage Term Loan Facility and the payment of the pre-closing cash payment to NewPage stockholders or (ii) assuming NewPage does not enter into the NewPage Term Loan Facility and pay the pre-closing cash payment, the effective time of the Merger.

Verso and Merger Sub Representations and Warranties

Verso and Merger Sub make various representations and warranties as to themselves and their subsidiaries, which are subject, in some cases, to specified exceptions and qualifications. Such representations and warranties relate to, among other things:

•	proper organization, good standing and qualification to do business, and their formation and organizational documents;

•	outstanding indebtedness and capitalization, including the incentive equity securities of Verso;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the required vote of the parent entity of Merger Sub in connection with the approval of the Merger Agreement, and the authorization by the board of directors of Verso and Merger Sub of the Merger Agreement and the transactions contemplated thereby;

•	the absence of violations of or conflicts with the governing documents of Verso and its subsidiaries, applicable law or certain agreements as a result of Verso and Merger Sub entering into the Merger Agreement and consummating the Merger, and the required consents and approvals of U.S. and foreign governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	Verso’s financial statements;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws;

•	legal proceedings and governmental orders;

•	the execution and delivery of (i) Debt Commitment Letters pursuant to which the lenders party thereto have committed to provide the NewPage Term Loan Facility and the NewPage ABL Facility and (ii) the Credit Agreement Amendments;

•	the accuracy of information provided by Verso for inclusion in this joint proxy and information statement/prospectus;

•	the solvency of Verso, the Surviving Corporation and its subsidiaries as of the effective time and immediately after the consummation of the Merger;

•	material contracts; and

•	the identity of any investment bank or other broker providing services to Verso in connection with its entering into the Merger Agreement and the transactions related thereto.

The representations and warranties of each of the parties will expire upon the effective time of the Merger.

Conduct of Business between Signing and Closing

NewPage

The Merger Agreement provides that, subject to certain exceptions, between signing and closing, NewPage and its subsidiaries will (i) conduct their business in the ordinary course of business consistent with past practice, (ii) use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers, and (iii) maintain levels of inventory and supplies that are adequate for present needs, are planned to be used, sold or distributed by NewPage or its subsidiaries in the ordinary course of business consistent with past practice, and are in usable and saleable condition in the ordinary course of business consistent with past practice. In addition, between signing and closing NewPage and its subsidiaries will not take any of the following actions without the consent of Verso:

•	(i) authorize or pay any dividends on or make any distribution with respect to outstanding shares of NewPage stock (other than between wholly-owned subsidiaries of NewPage), (ii) split, combine or reclassify any of its stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, except upon the exercise of stock options or settlement of stock units outstanding as of the date of the Merger Agreement, or (iii) purchase, redeem or otherwise acquire any shares of NewPage’s stock or other securities of NewPage or any of NewPage’s subsidiaries;

•	adopt any amendments to NewPage’s or its subsidiaries’ organizational documents;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any securities of NewPage, other than (i) issuances of shares of common stock in respect of any exercise of NewPage stock options and settlement of any NewPage restricted stock units and (ii) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with a schedule to the Merger Agreement;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction or event, or enter into a letter of intent or agreement in principle with respect to any of the foregoing, other than the Merger;

•	become liable for any indebtedness except for certain limited exceptions, including, among others, the ability of NewPage to draw down under its existing contracts for indebtedness and to incur other indebtedness up to $5 million in the aggregate;

•	acquire or agree to acquire any business, or otherwise acquire or agree to acquire any properties or services, except for (i) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of NewPage’s business in the ordinary course of business consistent with past practices, (ii) acquisitions of properties and services reasonably related to the business of Consolidated Water Power Company not to exceed $5 million in the aggregate, and (iii) capital expenditures made in accordance with NewPage’s capital expenditure plan;

•	authorize, incur or enter into any contract obligating NewPage or any of its subsidiaries to authorize or incur capital expenditures in excess of $1 million individually or $5 million in the aggregate, other than capital expenditures made in accordance with NewPage’s capital expenditure plan;

•

(i) increase the compensation or other benefits payable or provided to NewPage’s and its subsidiaries directors or officers, or, except in the ordinary course of business consistent with past practice, any of their other employees, (ii) enter into any employment, change in control, severance or retention agreement with any director, officer or employee of NewPage except for agreements entered into with any newly-hired employees having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (iii) establish, adopt, enter into or amend any employee benefit plan for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to NewPage, (iv) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to an employee having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (v) enter into or amend any collective bargaining agreements, except as otherwise required by applicable law, or (vi) take any action to cause to accelerate the funding, payment, distribution, right to payment or distribution, or vesting of any compensation or benefits, except as permitted by the Merger Agreement;

•	enter into or make any loans or advances to any of its officers, directors, employees, agents, affiliates, consultants or certain of the NewPage stockholders (other than advances in the ordinary course of business consistent with past practices), or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons;

•	enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

•	(i) make, change or revoke any material tax election, (ii) amend any material tax return, (iii) adopt or change any material method of tax accounting or change any annual tax accounting period, (iv) settle or compromise any material tax proceeding or assessment, (v) enter into any material “closing agreement” with respect to taxes, (vi) surrender any right to claim a material refund of taxes, (vii) seek any tax ruling from any taxing authority, or (viii) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	change financial accounting policies or procedures except as required by GAAP, SEC rule or policy or applicable law;

•	sell, lease, license, transfer, exchange, swap, mortgage (including securitize), abandon or otherwise dispose of any material portion of its material tangible or intangible non-cash properties or assets (except with respect to intellectual property), other than (i) in the ordinary course of business consistent with past practice or (ii) as disclosed in a schedule to the Merger Agreement and with a value not to exceed $5 million in the aggregate;

•	(i) amend, terminate, cancel, assign or waive any rights under, any of NewPage’s material contracts or leases in any material respect, in a manner that is adverse to NewPage and its subsidiaries taken as a whole, or that could prevent or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (ii) amend any contract for indebtedness in a manner that allows NewPage or any of its subsidiaries to incur additional indebtedness thereunder, or (iii) except in the ordinary course of business consistent with past practice, enter into any material contract or lease;

•	waive, release, assign, settle, compromise, pay or discharge any action, other than any such waiver, release, assignment, settlement, compromise, payment or discharge (i) that involves solely money damages in an amount not in excess of $1 million individually or $3 million in the aggregate, or (ii) pursuant to the terms of any contract in effect on the date of the Merger Agreement;

•	except in the ordinary course of business consistent with past practice or as required by law, agree or consent to any agreement or modifications of any existing agreements with any governmental entity that restricts or otherwise affects the operations of NewPage’s business;

•	willfully take any action which would reasonably be expected to cause a material adverse effect;

•	fail to maintain in full force and effect the material insurance policies covering NewPage and its subsidiaries and their respective material properties, assets and businesses consistent with past practices, so long as such insurance is available at commercially reasonable rates;

•	delay or postpone the payment of accounts payable or other liabilities, or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past practice;

•	except in connection with capital expenditures otherwise allowed under the Merger Agreement, (i) fail to maintain NewPage’s owned real property in a manner consistent with past practices and NewPage’s leased real property in substantially the same condition as of the date of the Merger Agreement, subject to certain exceptions, or (ii) demolish or remove any of the existing improvements except in the ordinary course of business consistent with past practice;

•	sell, lease, assign, convey, abandon, permit to lapse, or otherwise dispose of any of NewPage’s intellectual property, other than nonexclusive licenses granted in the ordinary course of business consistent with past practice;

•	take any action or omit to take any action that would reasonably be expected to constitute or result in a default under certain contracts for indebtedness; or

•	authorize, commit or agree to take any of the foregoing actions.

Verso

The Merger Agreement provides that, subject to certain exceptions, between signing and closing, Verso and its subsidiaries will conduct their business in the ordinary course of business consistent with past practice. In addition, between signing and closing Verso and its subsidiaries will not take any of the following actions without the consent of NewPage:

•	(i) authorize or pay any dividends on or make any distribution with respect to outstanding shares of Verso common stock (other than between wholly-owned subsidiaries of Verso), (ii) split, combine or reclassify any of stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, except upon the exercise of stock options outstanding on the date of the Merger Agreement and other than grants of stock options and restricted shares of Verso made in the ordinary course of business consistent with past practice or (iii) purchase, redeem or otherwise acquire any shares of Verso’s stock or other securities of Verso or any of its subsidiaries;

•	adopt any amendments to Verso’s or its subsidiaries’ organizational documents;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction, other than the Merger;

•	become liable for any indebtedness except for certain limited exceptions, including, among others, the ability of Verso to draw down under its existing contracts for indebtedness and to incur other indebtedness up to $5 million in the aggregate;

•	amend or modify, or grant any waivers under, (i) the Credit Agreement Amendments, the Existing ABL Facility or the Existing Cash Flow Facility, except as required in connection with the Merger Agreement or (ii) certain notes issued by Verso;

•	acquire or agree to acquire any business, or otherwise acquire or agree to acquire any properties or services, except for (i) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of Verso’s business in the ordinary course of business consistent with past practices and (ii) capital expenditures made in accordance with Verso’s capital expenditure plan;

•	enter into or make any loans or advances to any of its officers, directors, employees, agents, affiliates or consultants (other than advances in the ordinary course of business consistent with past practices) in excess of $1 million in the aggregate, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons;

•	enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

•	sell, lease, license, transfer, exchange, swap, mortgage (including securitize), abandon or otherwise dispose of any material portion of its material tangible or intangible properties or assets, other than with a value that does not exceed $5 million in the aggregate;

•	willfully take any action which would reasonably be expected to cause a material adverse effect;

•	take any action that would reasonably be expected to constitute or result in a default under certain contracts for indebtedness; or

•	authorize, commit or agree to take any of the foregoing actions.

Access to Verso and NewPage Businesses between Signing and Closing

Between signing of the Merger Agreement and the closing of the Merger (or the earlier termination of the Merger Agreement), Verso and NewPage have each agreed to afford the other party’s representatives (including their third party advisors and with respect to Verso, representatives of the banks providing debt financing in the Merger) reasonable access to the personnel, properties, books and records and other documentation of Verso and NewPage, respectively. Such access need not be granted if it would disrupt operations at Verso or NewPage, respectively, or would jeopardize the attorney-client privilege of such party or violate any applicable law, contractual obligation or obligation of confidentiality of such party.

Exclusivity; Alternative Transactions

Between signing of the Merger Agreement and the closing of the Merger (or the earlier termination of the Merger Agreement), NewPage has agreed not to take, and will not permit its subsidiaries and their respective officers, directors and employees to take, and will use reasonable best efforts to cause its other representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with or provide any information to or enter into any agreement with any person or entity or facilitate any inquiries or submission of proposals for any acquisition transaction involving 25% or more of NewPage’s assets or capital stock (other than with Verso or its affiliates).

This restriction includes ceasing any existing activities, discussions or negotiations conducted prior to the date of the Merger Agreement with respect to any alternative transaction. NewPage is required to promptly (and in no event later than 48 hours after receipt) notify Verso of the receipt of any proposal for an alternative transaction (or any request for information that could reasonably be expected to result in an alternative transaction), and keep Verso informed on a prompt basis (and in any event within 48 hours of NewPage’s or its representatives’ knowledge) of any material developments with respect to such proposal for an alternative transaction.

At any time prior to receipt of the NewPage stockholder approval, if NewPage receives an unsolicited proposal for an alternative acquisition transaction involving 100% of NewPage’s assets or capital stock, the NewPage board of directors may take the following actions if it determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (i) such proposal constitutes or is reasonably likely to constitute a superior proposal as compared to the Merger, in that it is (x) reasonably likely to be consummated without undue delay and if consummated (y) would result in a transaction more favorable to the NewPage stockholders from a financial point of view as compared to the Merger with Verso (which means a proposal that values the shares of NewPage common stock in excess of $825 million (minus the amount paid in the pre-closing cash payment to NewPage stockholders, if already paid), plus the time value of money attributed to the difference in the equity value proposed by such alternative transaction and $825 million (minus the amount paid in the pre-closing cash payment, if already paid), using a discount rate of 5% and taking into account the reasonably anticipated closing date of such alternative transaction and the Merger) and (ii) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law (such a proposal, a “Superior Proposal”):

•	provide information to the third party making a proposal, so long as such third party has entered into a confidentiality agreement with NewPage; and

•

engage in discussions or negotiations with such third party with respect to the proposal for an alternative transaction; provided, that NewPage will, within 48 hours, (x) notify Verso of such discussions, (y) disclose the identity of the third party who has made a proposal for an alternative transaction and make available to Verso any non-public information concerning NewPage and its subsidiaries that is provided to any such third party that was not previously made available to Verso, along with a copy of any alternative transaction proposal made in writing and the material terms and conditions of any alternative transaction proposal not made in writing, and (z) thereafter keep Verso informed of any developments with respect to the material terms of such alternative transaction.

At any time prior to the receipt of the NewPage stockholder approval, the NewPage board of directors may change its recommendation of the Merger to its stockholders that they adopt the Merger Agreement and approve the Merger if the following occurs:

•	the NewPage board of directors determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (A) the failure to change its recommendation for the NewPage stockholders to adopt the Merger Agreement and approve the Merger would be inconsistent with the directors’ fiduciary duties under applicable law and (B) that a proposal for an alternative transaction constitutes a Superior Proposal, and NewPage enters into an agreement with respect to such Superior Proposal and concurrently terminates the Merger Agreement and pays Verso a termination fee; provided, that the NewPage board of directors may not change its recommendation if the change of recommendation is not made in order for NewPage to enter into a definitive written agreement with respect to such Superior Proposal (unless the change of recommendation relates to a change in material circumstances of NewPage, which first occurred after the date of the Merger Agreement and which was not reasonably foreseeable by the NewPage board of directors prior to the date of the Merger Agreement);

•	NewPage gives at least five business days’ notice to Verso prior to the NewPage board of directors changing its recommendation, and thereafter, the NewPage board of directors and NewPage’s representatives negotiate with Verso in good faith to adjust the terms of the Merger Agreement so as to obviate the need for the change of recommendation; and

•	upon the expiration of the five business day notice period to Verso and after consultation with NewPage’s financial and legal advisors and taking into account any proposed changes to the terms of the Merger Agreement by Verso, the NewPage board of directors will have determined that the failure of the NewPage board of directors to change its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Regulatory Approvals

Subject to the terms and conditions of the Merger Agreement, each party has agreed to use its reasonable best efforts (subject to and in accordance with applicable law) to take all actions and to do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including making filings under the HSR Act and other regulatory filings with FERC, the Federal Communications Commission, the United States Nuclear Regulatory Commission, various state regulators of radiological materials and the PSCW. In addition, each party has agreed to use reasonable best efforts to resolve any objections or suits brought by any governmental entity or private third party challenging any of the transactions contemplated by the Merger Agreement as being in violation of any law. With respect to any antitrust challenge, such efforts include agreeing to the sale, divestiture, lease, license or other disposition of business in order to resolve such antitrust challenge; provided, that neither Verso nor Merger Sub is required to take any action to resolve an antitrust challenge that would not materially affect the business.

Financing Provisions

Marketing Period

The purpose of the marketing period is to provide a reasonable and appropriate period of time to market and place the debt financing and the Exchange Offers. The marketing period is the period of 20 consecutive business days that commenced on January 13, 2014. Throughout and at the end of the marketing period Verso and the lenders shall have access to (i) all customary financial and other information of NewPage and its subsidiaries required under the Debt Commitment Letters or as reasonably required in offering documents in connection with the debt financing and the Exchange Offers, which information shall be of the type and form customarily included in offering documents used to syndicate credit facilities and included in offering documents used in private placements of debt securities under Rule 144A of the Securities Act or in Exchange Offers (and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act) and (ii) such other information as is reasonably required in order to obtain comfort letters from NewPage’s accountants in connection with the debt financing and the Exchange Offers described below.

Verso Financing Commitments; NewPage Cooperation

Verso has agreed to use reasonable best efforts to take all actions and to do all things necessary or customary to arrange and obtain the debt financing to be funded in connection with the transactions contemplated by the Merger Agreement, on the terms and conditions described in the Debt Commitment Letters, including to exercise any rights Verso may have under the commitment letters to extend the expiration time thereof and to negotiate and agree with the lenders to further extend such expiration dates beyond the commitment periods provided for therein and to enforce Verso’s rights under the Debt Commitment Letters and Credit Agreement Amendments, including by pursuing litigation against the lenders in good faith in each case, subject to certain conditions.

Verso may not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letters or the Credit Agreement Amendments, without the prior written consent of NewPage, which consent may not be unreasonably withheld, provided that Verso may agree to such amendments, modifications and waivers provided that such action would not reasonably be expected to delay or prevent the closing of the Merger and the terms are not, in the aggregate, materially less beneficial to Verso or NewPage than those in the Debt Commitment Letters or Credit Agreement Amendments or would not reasonably be expected to materially and adversely affect the value, rights and priorities of the New First Lien Notes, and would not have the effect of reducing the aggregate amount of the debt financing or adversely affecting the ability of Verso to enforce its rights under the Debt Commitment Letters or the Credit Agreement Amendments. NewPage may not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the NewPage ABL Facility or the NewPage Term Loan Facility without the prior written consent of Verso, which consent may not be unreasonably withheld.

Verso is required to give NewPage prompt notice of, and opportunity to comment on, its knowledge of any material breach or default or termination by any party to any Credit Agreement Amendment or, in the case of any Debt Commitment letter, any breach or default or termination by any party thereto. Verso is also required to keep NewPage informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing and to provide NewPage with copies of all definitive agreements related to the debt financing. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or the Credit Agreement Amendments, Verso must use its reasonable best efforts to arrange alternative financing for such unavailable debt financing on terms not materially less favorable (as determined in the good faith judgment of Verso) to Verso or NewPage or would not reasonably be expected to materially and adversely affect the value, rights and priorities of the New First Lien Notes than the terms set forth in the Debt Commitment Letters and the Credit Agreement Amendments, as applicable.

NewPage has agreed to, and has agreed to cause its subsidiaries (and its and their respective representatives) to, use reasonable best efforts to provide all reasonable cooperation in connection with arranging the debt financing, including among other things:

•	participation in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;

•	assisting with the preparation and negotiation of, and facilitating the execution and delivery of, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Verso and otherwise reasonably facilitating the pledging of collateral;

•	furnishing Verso and lenders, as promptly as practicable, with the financial and other pertinent information regarding NewPage as may be reasonably requested by Verso;

•	assisting in obtaining accountants’ reports and comfort letters;

•	using reasonable best efforts to assist Verso to obtain required waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which NewPage or any of its subsidiaries is a party;

•	taking all actions reasonably necessary to permit the prospective lenders involved in the debt financing to evaluate NewPage’s current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements;

•	causing NewPage’s independent accountants to cooperate with and assist Verso in preparing information packages and offering materials as the parties to the financing commitments may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participation and other matters contemplated by the commitment letters; and

•	taking all corporate actions, subject to the occurrence of the closing of the Merger, reasonably requested by Verso to permit the consummation of the debt financing and the borrowing or incurrence of all of the proceeds of the debt financing.

Exchange Offers

In accordance with the Merger Agreement, Verso has initiated a process, using its reasonable best efforts, to cause Verso Holdings to commence (i) the Exchange Offer Transactions and (ii) separate or concurrent consent solicitations (the “Consent Solicitations”) to amend, eliminate or waive certain sections of the applicable indentures governing the Old Second Lien Notes and Old Subordinated Notes.

NewPage has agreed to, and has agreed to cause its subsidiaries (and its and their respective representatives) to, use reasonable best efforts to provide all reasonable cooperation required in connection with the Exchange Offers, including among other things:

•	participating in meetings, presentations, due diligence sessions and drafting sessions;

•	assisting with preparation of the documentation for the Exchange Offer Transactions, including all agreements and similar documents required in connection with the Exchange Offer Transactions, including requesting consents of accountants for use of their historical reports in any materials relating to the Exchange Offers;

•	furnishing Verso and lenders, as promptly as practicable, with the financial and other pertinent information regarding NewPage; and

•	delivering customary officer’s certificates.

Indemnification; Directors’ and Officers’ and Fiduciary Liability Insurance

The Merger Agreement provides that (i) all rights to exculpation, indemnification and expense advancement for directors and officers in NewPage’s existing organizational documents will be maintained for a period of at least six years after closing of the Merger and (ii) that Verso and NewPage will, to the fullest extent permitted by applicable laws, provide indemnification and expense advancement for indemnification to their directors and officers for a period of six years after closing.

For a period of six years after closing, Verso and NewPage will maintain the insurance policies for directors’ and officers’ liability insurance and fiduciary liability insurance currently held by NewPage with respect to matters arising on or before closing and with benefits and levels of coverage at least as favorable as those provided in NewPage’s existing policies. Alternatively, NewPage will, and Verso will cause NewPage to, use reasonable best efforts to purchase comparable insurance policies for this six year period after closing with benefits and levels of coverage at least as favorable as those provided in NewPage’s existing policies. NewPage also has the option to purchase, prior to closing, a six year “tail” policy providing substantially equivalent benefits as NewPage’s current directors’ and officers’ liability insurance and fiduciary liability insurance policies. If NewPage purchases such a tail policy, Verso will cause it to be maintained for its full term.

Employee Benefits

For a period of six months after the effective time of the Merger, Verso will cause NewPage and its subsidiaries to maintain in effect NewPage’s existing severance plans and to provide severance related payments and benefits required thereunder to any NewPage employees covered by such plans immediately prior to the effective time of the Merger.

Verso will cause NewPage and its subsidiaries to do the following with respect to any NewPage employee who first becomes eligible to participate in any new benefit plan during the two years following the closing of the Merger:

•	use commercially reasonable efforts to waive all pre-existing conditions (with respect to health coverage), exclusions and waiting periods under any new plans;

•	use commercially reasonable efforts to provide the employee with credit for any co-payments and deductibles paid by such employee or his or her eligible dependents prior to the effective time of the Merger under a group health plan in satisfying any applicable deductible or out-of-pocket requirements under any new plans; and

•	recognize all service of the employee with NewPage and its subsidiaries for vesting and eligibility purposes (but not for purposes of benefit accrual or early retirement subsidies or with respect to any equity-based plan) in any new plan.

Verso and NewPage agree to implement a retention program prior to the closing of the Merger, as described in the Merger Agreement. Verso will also cause NewPage and its subsidiaries to:

•	recognize the unions that are parties to NewPage’s collective bargaining agreements as the bargaining representatives for the employees covered by such collective bargaining agreements to the extent required by such agreements; and

•	to the extent required by such collective bargaining agreements, either (i) assume and apply to the union employees covered thereby the applicable collective bargaining agreements; or (ii) negotiate new agreements with the unions to establish the terms and conditions of employment.

Verso has retained the right to modify, amend or terminate any benefit or compensation plan, program, agreement or arrangement at any time after the effective time of the Merger, to terminate the employment of any NewPage employee after the effective time of the Merger, and the Merger Agreement specifically does not create any third-party beneficiary rights in any employee or other person with respect to any compensation, terms and conditions of employment and/or benefits.

Shareholder Litigation

NewPage has agreed to notify Verso, and keep Verso informed, of any claims brought against NewPage or its officers or directors by any NewPage stockholder relating to the Merger or the other transactions contemplated by the Merger Agreement. Verso will have the opportunity to participate in any such claim and to consult with NewPage and its legal advisors regarding the defense or settlement of any such claim, and NewPage has agreed not to settle any such claim without Verso’s consent.

Stock Exchange Listing

Verso has agreed to use its reasonable best efforts to (i) cause the shares of Verso stock to be issued to the NewPage stockholders as part of the Merger Consideration to be approved for listing on the New York Stock Exchange as soon as reasonably practicable after the closing of the Merger and (ii) remain compliant with applicable rules of the New York Stock Exchange.

Confirmation of NewPage and Verso Capitalization

One business day prior to the closing of the Merger, (i) NewPage will deliver to Verso a certificate setting forth the number of outstanding NewPage shares, the number of outstanding NewPage stock options and the number of outstanding NewPage RSUs, in each case as of the closing date and (ii) Verso will deliver to NewPage a certificate with the number of outstanding Verso shares as of immediately prior to the closing of the Merger and the number, strike prices and vesting terms for all Verso stock options as of January 3, 2014.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	receipt of the NewPage stockholder approval;

•	no law or order having been enacted or entered by any governmental authority that restrains, makes illegal or otherwise prohibits the consummation of the Merger;

•	the waiting period under the HSR Act must have expired or been earlier terminated without Verso or Merger Sub being required to take any action to resolve an antitrust challenge that would not materially affect the business;

•	approvals of FERC and the PSCW must have been obtained without Verso or Merger Sub being required to take any action to resolve a challenge by such governmental entities that would not materially affect the business;

•	the Exchange Offer Transactions and the Consent Solicitations will have been consummated or be consummated concurrently with the closing of the Merger in accordance with certain thresholds being met in connection with the Exchange Offer Transactions;

•	NewPage Corporation’s existing asset based loan facility will have been replaced with the NewPage ABL Facility as contemplated by the Debt Commitment Letters;

•	there will not have been any default or event of default under any existing Verso notes as a result of the Merger or the transactions contemplated by the Merger Agreement;

•	the number of shares of NewPage stock whose holders will have exercised dissenter’s rights will not be greater than 7%;

•	this Form S-4 will have become effective and not be the subject of any stop order;

•	prior to the payment of the Recapitalization Dividend to NewPage stockholders, Houlihan Lokey Financial Advisors, Inc. will have delivered an opinion related to solvency matters to the NewPage board of directors, and NewPage will have provided Verso with a copy of such opinion for the board of directors of Verso;

•	a nationally recognized accounting firm shall have delivered to NewPage and Verso the certificate with the calculations of the NewPage restricted payments;

•	NewPage shall have received the proceeds contemplated by the Debt Commitment Letters;

•	on or before January 17, 2014, Murray Devine will have delivered an opinion to the NewPage board of directors and the Verso board of directors that Verso (together with its subsidiaries) will be solvent as of the closing of the Merger after giving pro forma effect to the transactions contemplated by the Merger Agreement;

•	at the closing of the Merger, Murray Devine will deliver a bring down of the solvency opinion described in the previous bullet; and

•	Verso will have received the requisite approval of its stockholders for the issuance of Verso common stock as a portion of the Merger Consideration.

The obligation of NewPage to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	Verso’s representations and warranties as to proper organization, good standing and qualification, capitalization and indebtedness, corporate authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, and Verso’s use of any brokers in connection with the transactions contemplated by the Merger Agreement, will be true and correct in all respects and the other representations and warranties of Verso will be true and correct (without giving effect to any materiality qualifiers) except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by Verso and Merger Sub of their covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to Verso;

•	Verso will have delivered to NewPage a certificate certifying that the conditions in the previous three bullets have been satisfied; and

•	the shares of Verso common stock to be issued as a portion of the Merger Consideration will have been approved for listing on the New York Stock Exchange.

The obligation of Verso to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	NewPage’s representations and warranties as to proper organization, good standing and qualification, capitalization and indebtedness, corporate authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, the sufficiency of the NewPage stockholder approval and the approval of the NewPage board of directors of the Merger Agreement, the lack of any material adverse effect at NewPage since December 31, 2012, NewPage’s receipt of the fairness opinion from Goldman, Sachs & Co., NewPage’s use of any brokers in connection with the transactions contemplated by the Merger Agreement, and the affiliate transactions to which NewPage is a party, will be true and correct in all respects and the other representations and warranties of NewPage will be true and correct (without giving effect to any materiality qualifiers) except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by NewPage of its covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to NewPage;

•	NewPage will have delivered to Verso a certificate certifying that the conditions in the previous three bullets have been satisfied;

•	NewPage will have delivered to Verso an affidavit stating that NewPage is not and has not been a United States real property holding corporation; and

•	NewPage will have used the proceeds of the NewPage Term Loan Facility only in accordance with the terms of the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after NewPage stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either NewPage or Verso if (i) the closing of the Merger has not occurred on or before the End Date and (ii) the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in a manner that was a principal cause of the failure to consummate the Merger on or before the End Date; provided, that either party has the right to extend the End Date for up to two additional thirty (30) calendar day periods, if the only condition to closing that has not been satisfied or waived (other than those conditions that by their nature are satisfied at the closing of the Merger) is the expiration of the waiting period under the HSR Act;

•	by either NewPage or Verso if any court of competent jurisdiction has issued or entered a permanent injunction or a similar order has been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction has become final and non-appealable (so long as the party seeking to terminate the Merger Agreement has used reasonable best efforts as required by the Merger Agreement to prevent, oppose and remove such injunction);

•	by either NewPage or Verso if the NewPage stockholder approval is not obtained either by written consent or at a meeting of the NewPage stockholders;

•	by NewPage (provided, that NewPage is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement such that the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance is unable to be satisfied), if Verso or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in the failure of the closing condition related to the bring down of Verso’s representations and warranties and covenant compliance to be satisfied and (ii) if curable, cannot be cured prior to the earlier of the End Date or thirty (30) days following NewPage’s delivery of written notice of the breach to Verso;

•

by Verso, (i) in the event (A) of a change of recommendation by the NewPage board of directors or (B) a tender or exchange offer for NewPage common stock that would, if consummated in accordance with its terms, result in the sale of 25% or more of NewPage’s capital stock, is commenced by a person unaffiliated with Verso and, within 10 business days after the public announcement of the commencement of such tender or exchange offer, NewPage has not issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the NewPage board of directors’ recommendation that the NewPage stockholders adopt the Merger Agreement and approve the Merger and recommending that the NewPage stockholders reject such tender or exchange offer and not tender any shares of NewPage common stock into such tender or exchange offer, (ii) if NewPage has breached its obligations with respect to the non-solicitation of transactions covenant in any material respect and failed to cease such breach within two business days of being notified by Verso of such breach (such a termination as a result of the foregoing clauses (i) or (ii), an “Alternative Transaction Termination”), or (iii) so long as Verso is not then in material breach of any representation, warranty, agreement or covenant such that the closing condition related to the bring down of Verso’s representations and warranties and covenant compliance is unable to be satisfied, if NewPage has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (other than with respect to non-solicitation), which breach or failure to perform (y) would result in a failure of the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance and (z) if curable, cannot be cured by prior to the earlier of the End Date or thirty (30) days following Verso’s delivery of written notice to NewPage of such breach;

•	by NewPage, at any time prior to the NewPage stockholder approval having been obtained after NewPage shall have received a Superior Proposal, in order for NewPage to enter into a definitive agreement with respect to such Superior Proposal, so long as NewPage has complied with its obligations with respect to alternative transactions and prior to or concurrently with such termination, NewPage shall have paid a termination fee to Verso; and

•	by NewPage, after March 4, 2014 and on or prior to March 19, 2014, in the event that the Verso Junior Noteholder Consent (as defined in the Merger Agreement) has not been obtained, or the Exchange Offer Condition (as defined in the Merger Agreement) has not been satisfied, in each case by March 4, 2014.

Termination Fees

Payable by NewPage

NewPage has agreed to pay to Verso a termination fee of $27 million in cash if:

•	(i) after the signing of the Merger Agreement, any alternative transaction whereby any person or entity would own 50% or more of NewPage is made known to the NewPage board of directors, or is publicly proposed or publicly disclosed prior to the NewPage stockholder approval having been obtained (or prior to a termination of the Merger Agreement as a result of the NewPage stockholder approval not being obtained), (ii) Verso or NewPage, as applicable, terminates the Merger Agreement as a result of reaching the End Date, the NewPage stockholder approval not being obtained or the failure of the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance and (iii) concurrently with or within twelve (12) months after such termination, NewPage shall have consummated a transaction whereby any person or entity would own 50% or more of NewPage (regardless of whether the transaction is the same one referred to in clause (i) above);

•	Verso terminates the Merger Agreement through an Alternative Transaction Termination (as described in “Termination” above); or

•	NewPage terminates the Merger Agreement as a result of reaching the End Date (only if the NewPage stockholder approval has not been obtained), the NewPage stockholder approval has not been obtained or NewPage receives a Superior Proposal and enters into a definitive agreement with respect to such proposal; provided, that NewPage will be obligated to pay the termination fee as result of reaching the End Date or because it failed to obtain the NewPage stockholder approval only if, prior to such termination, the NewPage board of directors changed its recommendation that the NewPage stockholders adopt the Merger Agreement and approve the Merger.

Payable by Verso

Verso has agreed to pay to NewPage a termination fee of $27 million (half in cash and half in New First Lien Notes) if (i) the Verso Junior Noteholder Consent was not obtained, or the closing condition related to the Exchange Offer Transactions is not satisfied or waived by NewPage, in each case prior to March 4, 2014, (ii) NewPage does not terminate the Merger Agreement as a result, (iii) certain other closing conditions (e.g., stockholder approval and regulatory approvals) were satisfied, or were reasonably capable of being satisfied at the closing, (iv) the condition to closing that Murray Devine deliver a bring down of its solvency opinion is not reasonably capable of being satisfied at closing solely as a result of the failure of the closing condition related to the Exchange Offer Transactions, (v) the Merger fails to close due to the failure of Verso to consummate the Exchange Offer Transactions and (vi) and Verso or NewPage subsequently terminates the Merger Agreement as a result of reaching the End Date.

Limitation on Liability

Verso’s and Merger Sub’s aggregate liability under the Merger Agreement (together with any liability for which Verso and Merger Sub are responsible under certain ancillary agreements and together with the payment of any termination fee by Verso pursuant to the Merger Agreement) will not exceed $27 million. NewPage’s aggregate liability under the Merger Agreement (together with any liability of the NewPage stockholders who are party to Support Agreements and together with the payment of any termination fee by NewPage pursuant to the Merger Agreement) will not exceed $27 million.

Specific Performance

The Merger Agreement provides that the parties will be entitled to an injunction or injunctions, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which any such party is entitled in law or in equity. NewPage is entitled to seek specific performance of Verso’s obligations to consummate the Merger if no event shall have occurred that would cause any of Verso’s conditions to closing to be satisfied or make such conditions impossible to satisfy, Verso fails to consummate the closing of the Merger within 2 business days following the date the closing of the Merger should occur in accordance with the terms of the Merger Agreement and NewPage has irrevocably confirmed that if specific performance is granted, the closing of the Merger will occur. NewPage is also entitled to seek specific performance of Verso’s obligations to enforce the Debt Commitment Letters if certain conditions are satisfied.

Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement is governed by the laws of the State of Delaware, and any action or proceeding relating to the Merger Agreement and the rights and obligations arising thereunder shall be brought in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction, any state or federal court within the State of Delaware; provided, that the laws of the state of New York govern any claim brought under the Debt Commitment Letters, and state or federal courts sitting in Manhattan, New York shall have exclusive jurisdiction over any action or proceeding brought against the lenders party to the Debt Commitment Letters. Each of Verso, Merger Sub and NewPage has waived any right such party may have to a trial by jury with respect to any action arising out of the Merger Agreement and the transactions contemplated thereby.

Legal Status of Debt Financing Sources

NewPage has acknowledged and agreed that the sources of debt financing in the transactions contemplated by the Merger Agreement are acting as independent contractors for Verso and have no fiduciary, advisory or agency obligations to Verso or NewPage, and NewPage has waived, to the fullest extent permitted by law, any claims NewPage and its affiliates may have against such debt financing sources for breaches of fiduciary duty.

ANCILLARY AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

NewPage Stockholders’ Support Agreements

The following describes the material provisions of the form of Support Agreement entered into by certain stockholders of NewPage, which was filed with the SEC on Form 8-K on January 6, 2014 and is incorporated by reference into this joint proxy and information statement/prospectus. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the form of Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. Verso and NewPage encourage you to read carefully the Support Agreement in its entirety before making any decisions.

In connection with the Merger Agreement, Verso and NewPage entered into Support Agreements with certain NewPage stockholders which collectively own approximately 61% of NewPage’s outstanding shares of common stock, pursuant to which, and on the terms and subject to the conditions set forth therein, such stockholders have agreed to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement. Such stockholders have also agreed to vote against and withhold their consent from any transaction involving the acquisition of NewPage other than the Merger or any other action or agreement of NewPage that would likely interfere with the consummation of the Merger.

The Support Agreements contain certain other covenants, including the waiver of appraisal rights under the DGCL, prohibitions on transfers of NewPage common stock held by such stockholders (other than to transferees who agree to be bound by the terms of such stockholder’s Support Agreement) and a covenant requiring such stockholders to cease any and all communications relating to transactions involving the acquisition of NewPage other than the Merger and obligating such stockholders to notify Verso of any inquiries or proposals relating to any transaction involving NewPage other than the Merger. In addition, each stockholder who has executed a Support Agreement has covenanted to tender any and all Verso Junior Notes owned by such stockholder in the Exchange Offer Transactions and to use its reasonable best efforts to take any and all actions and will do all things necessary and advisable, in each case as requested by Verso, in furtherance of the consummation of the Exchange Offer Transactions.

The Support Agreements will terminate, with respect to each stockholder, upon the earliest to occur of the effective time of the Merger, the termination of the Merger Agreement in accordance with its terms and any amendment to the Merger Agreement that results in a non-de minimis and adverse change to the consideration payable to the NewPage stockholders.

Verso Stockholder’s Voting Agreement

The following describes the material provisions of the voting agreement entered into by Verso’s majority stockholder, which was filed with the SEC on Form 8-K on January 6, 2014 and is incorporated by reference into this joint proxy and information statement/prospectus. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the Verso voting agreement. This summary does not purport to be complete and may not contain all of the information about the Verso voting agreement that is important to you. Verso and NewPage encourage you to read carefully the Verso voting agreement in its entirety before making any decisions.

In connection with the Merger Agreement, the Verso Stockholder, which owns a majority of the issued and outstanding shares of Verso common stock, has entered into a voting agreement with NewPage and Verso pursuant to which, on the terms and subject to the conditions set forth therein, the Verso Stockholder has agreed to vote its shares of Verso common stock in favor of the issuance of Verso common stock as part of the Merger Consideration. The Verso voting agreement contains certain other covenants, including prohibitions on transfers of Verso common stock held by the Verso Stockholder other than to affiliates of the Verso Stockholder, or any equity holder of such affiliates, who agree to be bound by the terms of the Verso voting agreement.

The Verso voting agreement will terminate upon the earliest to occur of the approval of the Verso stockholders of the issuance of Verso common stock as part of the Merger Consideration and the termination of the Merger Agreement in accordance with its terms.

Except for specific performance, the Verso Stockholder will not liable, directly or indirectly, for any losses arising out of the voting agreement; provided, however, that Verso will be liable for any willful and material breach of the voting agreement by the Verso Stockholder, and any award for money damages arising out of voting agreement may not exceed under any circumstances $27 million in the aggregate netted against any money damages paid by Verso for damages arising out of any other agreement that any affiliate of Verso is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any termination fees paid by Verso thereunder).

Lock-Up Side Letter

The following describes the material provisions of the lock-up side letter, which is attached as Annex E to this proxy statement and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the lock-up side letter. This summary does not purport to be complete and may not contain all of the information about the lock-up side letter that is important to you. Verso and NewPage encourage you to read carefully the lock-up side letter in its entirety before making any decisions.

In connection with the Merger Agreement, Apollo, which is the ultimate parent entity of the Verso Stockholder, has entered into a lock-up side letter with NewPage pursuant to which, on the terms and subject to the conditions set forth therein, Apollo has agreed, on behalf of itself and its affiliates, not to sell, purchase or otherwise transfer or acquire any debt or equity securities of Verso or its subsidiaries between the signing of the Merger Agreement and the closing of the Merger or termination of the Merger Agreement (other than transfers to affiliates, or any equity holder of such affiliates, who agree to be bound by the terms of the lock-up side letter).

In addition, Apollo has covenanted, on behalf of itself and its affiliates, to tender any and all Verso Junior Notes owned by Apollo and its affiliates in the Exchange Offer Transactions and to use his, her or its reasonable best efforts to take, or cause to be taken, any and all actions and will do, or cause to be done, all things necessary and advisable, in each case as requested by Verso, in furtherance of the consummation of the Exchange Offer Transactions.

The lock-up side letter will terminate upon the earliest to occur of the closing of the Merger and the termination of the Merger Agreement in accordance with its terms.

Except for specific performance, Apollo will not liable, directly or indirectly, for any losses arising out of the letter voting agreement; provided, however, that Verso will be liable for any willful and material breach of the letter voting agreement by Apollo, and any award for money damages arising out of letter voting agreement may not exceed under any circumstances $27 million in the aggregate netted against any money damages paid by Verso for damages arising out of any other agreement that any affiliate of Verso is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any termination fees paid by Verso thereunder).

Regulatory Filing Letter

The following describes the material provisions of the regulatory filing letter, which is attached as Annex F to this proxy statement and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the regulatory filing letter. This summary does not purport to be complete and may not contain all of the information about the regulatory filing letter that is important to you. Verso and NewPage encourage you to read carefully the regulatory filing letter in its entirety before making any decisions.

In connection with the Merger Agreement, Apollo and VPI have entered into the regulatory filing letter pursuant to which, on the terms and subject to the conditions set forth therein, Apollo and VPI have agreed to make the following filings, or where appropriate join the corresponding Verso filings as a co-filing party: (1) any required filings related to the approval as a takeover of a holding company under Wis. Stat. s. 196.795(3); (2) any required filings related to the approval as a reorganization of Consolidated Water Power Company, a public utility, under Wis. Stat. s. 196.79; (3) any required filings related to the approval of the Nuclear Regulatory Commission, Maryland Department of the Environment, Radiological Health Program, Minnesota Department of Health, Radioactive Materials Unit, State of Wisconsin, Department of Health Services, Radioactive Materials Program, Maine Radiation Control Program, Division of Environmental Health, Commonwealth of Kentucky, Division of Public Health Protection & Safety, Radiation Health Branch, in each case for Consent to Indirect Change of Control with respect to Radiological Materials Licenses; (4) any required filings related to the approval of the Federal Communications Commission for the transferring of control of Federal Communications Commission-issued licenses or permits under Section 310(d) of the Communications Act of 1934, as amended, 47 U.S.C. § 310(d); (5) a Notification and Report Form (with all required submissions in connection therewith) under the HSR Act; and (6) any filings that are required to be made under any competition law similar to the HSR Act in any other jurisdiction.

In addition, Apollo and VPI have agreed to:

•	promptly provide responses to any governmental entity’s requests for additional information or documents in connection with the foregoing fillings;

•	subject to applicable law and the instructions of any governmental entity, keep the parties to the Merger Agreement apprised of the status of the foregoing filings, including promptly furnishing the parties to the Merger Agreement with copies of notices or other communications received by Apollo or VPI from any governmental entity with respect to the foregoing filings;

•	permit counsel for the parties to the Merger Agreement a reasonable opportunity to review in advance, and consider in good faith the views of the parties to the Merger Agreement in connection with, any proposed written communication to any governmental entity in connection with the foregoing filings;

•	not participate in any meeting or discussion, either in person or by telephone, with any governmental entity in connection with the foregoing filings unless they consult with the parties to the Merger Agreement in advance and, to the extent not prohibited by such governmental entity, give the parties to the Merger Agreement or their respective outside counsel the opportunity to attend and participate;

•	at the reasonable request of any party to the Merger Agreement upon reasonable advance notice, cause their representatives to participate in any meeting, discussion, hearing or deposition with or before any governmental entity to the extent related to the foregoing filings; and

•	with respect to items (1) through (2) in the second paragraph above, if required by the PSCW, Apollo and VPI shall directly enter into, or cause their subsidiaries to directly enter into, as applicable, undertakings to the PSCW that are the same as the undertakings entered into by NewPage and its affiliates to the PSCW in connection with NewPage’s acquisition of Stora Enso North America, Inc. and Consolidated Water Power Company, which undertakings are set forth in the final decision of the PSCW dated December 11, 2007.

The obligations of each of Apollo and VPI under the regulatory filing letter expire on the earlier of (i) receipt of all required approvals from the governmental entities referred to the second paragraph above; (ii) the waiver by the parties to the Merger Agreement of certain conditions set forth therein with respect to the approvals of the governmental entities set forth in the second paragraph above to the Merger; and (iii) the termination of the Merger Agreement in accordance with its terms.

Except for specific performance, Apollo and VPI are not liable, directly or indirectly, for any losses arising out of the regulatory filing letter; provided, however, that Verso will be liable for any willful and material breach of the regulatory filing letter by Apollo or VPI, and any award for money damages arising out of regulatory filing letter may not exceed under any circumstances $27 million in the aggregate netted against any money damages paid by Verso for damages arising out of any other agreement that any affiliate of Verso is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any termination fees paid by Verso thereunder).

Director Appointment Letter

The following describes the material provisions of the director appointment letter, which is attached as Annex G to this proxy statement and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the director appointment letter. This summary does not purport to be complete and may not contain all of the information about the director appointment letter that is important to you. Verso and NewPage encourage you to read carefully the director appointment letter in its entirety before making any decisions.

In connection with the Merger Agreement, Verso, Merger Sub and NewPage have entered into the director appointment letter pursuant to which, on the terms and subject to the conditions set forth therein, Verso has agreed to, prior to the effective time of the Merger, extend an offer to one (1) member of the NewPage board of directors who is willing to serve and who has prior senior executive-level experience in the pulp, paper and packaging manufacturing industries to serve on the Verso board of directors for at least one full three-year term after the effective time of the Merger. Promptly after the effective time of the Merger, if such individual agrees to serve as a director of Verso and meets the criteria set forth in Verso’s Corporate Governance and Nominating Committee Charter, Verso has agreed to use its reasonable best efforts to cause such individual to be appointed to Verso’s board of directors and, subject to fiduciary obligations under applicable law, Verso has agreed to use its reasonable best efforts to cause such individual to be elected as a director of Verso at the first annual meeting of stockholders of Verso with a proxy mailing date after the effective time of the Merger.

Verso’s obligations under the director appointment letter will expire when the Merger Agreement is terminated in accordance with its terms.

Asset Financing Letter

The following describes the material provisions of the asset financing letter.

In connection with the Merger Agreement, Verso and NewPage have entered into the asset financing letter pursuant to which, on the terms and subject to the conditions set forth therein, Verso has agreed to use commercially reasonable efforts to, or to cause one or more of its subsidiaries to, obtain prior to March 4, 2014, a bank commitment for at least $65 million, which will be secured by certain assets that Verso believes are not essential to its businesses and are permitted by its existing debt agreements to be sold.

The asset financing letter terminates (and Verso will have no further obligations thereunder) upon the earlier to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

Cooperation Agreement

The following describes the material provisions of the form of cooperation agreement, which is attached as Annex H to this proxy statement and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the form of cooperation agreement. This summary does not purport to be complete and may not contain all of the information about the form of cooperation agreement that is important to you. Verso and NewPage encourage you to read carefully the form of cooperation agreement in its entirety before making any decisions.

Following the closing of the Merger, Verso will be subject to cooperation agreements, pursuant to which, on the terms and subject to the conditions set forth therein, Verso has agreed with such NewPage stockholders who receive New First Lien Notes as part of the Merger Consideration, that following the request of noteholders owning at least 20% of the aggregate principal amount of New First Lien Notes, Verso will use its reasonable best efforts to provide, and will use its reasonable best efforts to cause its subsidiaries, directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives to use reasonable best efforts to provide, in connection with the sale of the New First Lien Notes, all reasonable cooperation requested by such noteholders including participating in a reasonable and customary number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with prospective investors, making available for inspection all pertinent financial and other records, pertinent corporate documents and properties of Verso, and providing all information reasonably requested by any selling noteholders or underwriters or initial purchasers (or any of their respective attorneys, accountants or consultants) in connection with an offering of New First Lien Notes (provided that the foregoing is subject in all respects to the recipients of any such information executing a customary confidentiality agreement in form and substance reasonably satisfactory to Verso), and will, as expeditiously as possible, use its reasonable best efforts to facilitate the offering, in compliance with applicable laws, of New First Lien Notes in one or more transactions, which may be exempt from the registration requirements of the Securities Act or registered under the Securities Act, at the reasonable discretion of Verso after consultation with noteholders holding at least 20% of the aggregate principal amount of New First Lien Notes, including the entry by Verso into registration rights agreements (if applicable), purchase agreements and other agreements and the obtaining of opinions, comfort letters and other closing documents, in each case consistent with Verso’s past practices in connection with prior offerings of debt securities of Verso, including, for the avoidance of doubt, indemnification provisions in favor of selling noteholders in connection with any such marketed offering on the same basis as granted to the initial purchasers or underwriters in such offering. Verso is not required to comply with more than one such request referenced above in any six-month period or more than four such requests in total during the period beginning on the closing date of the Merger and ending on the second anniversary thereof. Verso may, under certain circumstances determined in good faith by its board of directors and upon written notice to noteholders, delay or suspend such requested offerings for one or more periods not to exceed 90 days in the aggregate in any twelve-month period.

Release Agreement

The following describes the material provisions of the form of release agreement, which is attached as Annex I to this joint proxy and information statement/prospectus. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the release agreement. This summary does not purport to be complete and may not contain all of the information about the release agreement that is important to you. Verso and NewPage encourage you to read carefully the release agreement in its entirety before making any decisions.

Prior to receiving their pro rata portion of the Merger Consideration, NewPage stockholders and holders of in-the-money NewPage stock options and NewPage restricted stock units will be required to deliver a release agreement whereby such person releases NewPage and Verso and their respective predecessors, successors, assigns, equityholders, directors, officers, employees, affiliates and representatives from certain claims (the “Released Claims”). If a releasing party is an entity and not a natural person, the release will also be made on behalf of such entity’s controlled affiliates and its and their equityholders, directors, managers, partners, members, officers, employees and representatives. The Released Claims do not include any rights arising out of the Merger Agreement, any unpaid salary and accrued bonuses to which the releasing party is entitled in his or her capacity as an employee, director or consultant to NewPage, rights under any employment agreement, employee welfare, incentive compensation or similar arrangement as a result of the releasing party acting as an employee, director or consultant to NewPage, claims for unreimbursed business expenses incurred on behalf of NewPage, claims for director and/or officer indemnification pursuant to the organizational documents of NewPage or any indemnification agreement or applicable law, or rights of a releasing party that arise other than from such releasing party’s capacity as a former stockholder or holder of stock options or restricted stock units of NewPage.

DESCRIPTION OF THE NEW FIRST LIEN NOTES

General

Verso Paper Holdings LLC (together with its successors in interest and each other Person that assumes the Obligations of the Company under the Notes, the “Company”) and Verso Paper Inc. (together with its successors in interest, “Finance Co.” and, together with the Company, the “Issuers”) will issue up to $650,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2019 (the “Initial Notes”) under an indenture (the “Indenture”) to be entered into by and among the Issuers, as joint and several obligors, the Note Guarantors and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).

The Issuers may issue additional notes (“Additional Notes”) from time to time under the Indenture. Any subsequent issue of Additional Notes will be secured, equally and ratably, with the Notes. As a result, the issuance of Additional Notes has the effect of diluting the security interest of the Collateral for the then outstanding Notes. Any offering of Additional Notes will be subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” It is possible, however, that any series of such Additional Notes (i) will not be fungible with other Notes for United States federal income tax purposes, (ii) will therefore be issued under a separate CUSIP number and (iii) will not trade fungibly with other Notes. The Initial Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single series of Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of the Notes and the Additional Notes will vote as one class under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include the Initial Notes and any Additional Notes actually issued.

Finance Co. is a Wholly Owned Subsidiary of the Company that was created to be a co-issuer of securities of the Company, including the Notes. Finance Co. does not own and is not expected to own any significant assets.

The following summary of certain provisions of the Indenture, the Notes, the intercreditor agreements and the security documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA, the intercreditor agreements and the security documents. The Indenture, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents, and not this “Description of Notes,” will govern your rights as a holder of Notes. We refer you to copies of those documents, which are filed as exhibits to the Registration Statement on Form S-4 and incorporated by reference herein. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

Terms of the Notes

The Notes will be senior obligations of the Issuers, will have the benefit of the first-priority security interest in the Notes Priority Collateral and a second-priority security interest in the ABL Priority Collateral (in each case, subject to certain exceptions, Permitted Liens and release under certain circumstances) as described under “—Security for the Notes” and will mature on January 15, 2019, provided, however, that, if, as of 45 days prior to the maturity date of our Existing Senior Subordinated Notes, more than $100.0 million of Existing Senior Subordinated Notes remain outstanding, then the notes will mature on that day. Each Note will bear interest at a rate of 11.75% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the January 1 and July 1 immediately preceding the interest payment date on January 15 and July 15 of each year.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. Notes may be issuable in denominations of less than $2,000 solely to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $2,000 by the Depository Trust Company (“DTC”). No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

On or after the first anniversary of the Issue Date (the “First Call Date”), the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Issuers by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during periods set forth below:

Period	Redemption Price
First Call Date through January 14, 2016	108.813%
January 15, 2016 through January 14, 2017	105.875%
January 15, 2017 through January 14, 2018	102.938%
January 15, 2018 and thereafter	100.000%

In addition, prior to the First Call Date, the Issuers may redeem the Notes at their option, in whole at any time or in part, from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Issuers by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the requirements of the DTC); provided, that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The Indebtedness evidenced by the Notes will be senior Indebtedness of the Issuers and will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers. The Notes will have the benefit of (i) a first-priority security interest in the Notes Priority Collateral, which will also secure the ABL Obligations of the Issuers on a second-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of the Issuers on a first-priority basis, and (ii) a second-priority security interest in the ABL Priority Collateral, which will also secure the ABL Obligations of the Issuers on a first-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of the Issuers on a second-priority basis, in each case subject to Permitted Liens and exceptions described under “—Security for the Notes.” The Notes will rank effectively senior to the ABL Obligations of the Issuers, to the extent of the value of the Notes Priority Collateral held by the Issuers, and effectively junior to the ABL Obligations of the Issuers, to the extent of the value of the ABL Priority Collateral held by the Issuers. The Notes will rank effectively pari passu with all First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of the Issuers, which include the Obligations under the Existing First-Lien Notes, to the extent of the value of the Notes Priority Collateral held by the Issuers. The Notes will be senior in right of payment to all existing and future Junior Indebtedness of the Issuers and effectively senior to all unsecured Indebtedness of the Issuers and to all Indebtedness of the Issuers secured by junior liens on the Collateral, to the extent of the value of the Collateral held by the Issuers.

The Indebtedness evidenced by the Note Guarantees will be senior Indebtedness of the applicable Note Guarantor and will rank pari passu in right of payment with all existing and future senior Indebtedness of such Note Guarantor. The Note Guarantee of each Note Guarantor will have the benefit of (i) a first-priority security interest in the Notes Priority Collateral, which will also secure the ABL Obligations of such Note Guarantor on a second-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of such Note Guarantor on a first-priority basis, and (ii) a second-priority security interest in the ABL Priority Collateral, which will also secure the ABL Obligations of such Note Guarantor on a first-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of such Note Guarantor on a second-priority basis, in each case subject to Permitted Liens and exceptions described under “—Security for the Notes.” The Note Guarantee of each Note Guarantor will rank effectively senior to the ABL Obligations of such Note Guarantor, to the extent of the value of the Notes Priority Collateral held by such Note Guarantor, and effectively junior to the ABL Obligations of such Note Guarantor, to the extent of the value of the ABL Priority Collateral held by such Note Guarantor. The Note Guarantee of each Note Guarantor will rank effectively pari passu with all First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of such Note Guarantor, which include the Obligations under the Existing First-Lien Notes, to the extent of the value of the Notes Priority Collateral held by such Note Guarantor. The Note Guarantee of each Note Guarantor is senior in right of payment to all existing and future Junior Indebtedness of such Note Guarantor and effectively senior to all unsecured Indebtedness of such Note Guarantor and to all Indebtedness of such Note Guarantor secured by junior Liens on the Collateral, to the extent of the value of the Collateral held by such Note Guarantor.

Because the Existing Secured Notes and the related guarantees are, and the New Second-Lien Notes and the related guarantees will be, secured by security interests ranking junior in priority to the security interests securing the Note Obligations, the First-Lien Revolving Facility Obligations, all Other First-Priority Lien Indebtedness and the ABL Obligations, such Existing Secured Notes and the related guarantees and such New Second-Lien Notes and the related guarantees will rank effectively junior to all such Obligations.

At September 30, 2013, we had:

(1)	$417.9 million of outstanding Existing First-Lien Notes;

(2)	$22.5 million outstanding under the ABL Facility (with $42.3 million letters of credit outstanding thereunder and $78.8 million available for future borrowing thereunder, based on a borrowing base of $143.6 million and a maximum availability of $150.0 million);

(3)	no outstanding amounts under the First-Lien Revolving Facility (with no letters of credit outstanding thereunder and $50.0 million available for borrowing thereunder);

(4)	$271.6 million of outstanding Existing Secured Notes;

(5)	$396.0 million of outstanding Existing Fixed Rate Second-Lien Notes; and

(6)	$13.3 million of outstanding Existing Floating Rate Second-Lien Notes; and

(7)	$142.5 million of outstanding Existing Senior Subordinated Notes.

On January 13, 2014, the Issuers commenced (i) an exchange offer pursuant to which the Issuers are offering to exchange any and all outstanding Existing Fixed Rate Second-Lien Notes for an equal principal amount of New Fixed Rate Second Lien Notes and (ii) an exchange offer pursuant to which the Issuers are offering to exchange any and all outstanding Existing Senior Subordinated Notes for an equal principal amount of New Subordinated Notes, in each case, pursuant to and upon the terms and conditions described in the Confidential Offering Memorandum and Consent Solicitation Statement dated January 13, 2014. Any Existing Fixed Rate Second-Lien Notes and Existing Senior Subordinated Notes not exchanged as part of the related exchange offer will remain outstanding. As part of such exchange offers, the indentures governing the Existing Fixed Rate Second-Lien Notes and Existing Senior Subordinated Notes will be amended to eliminate or waive substantially all of the restrictive covenants, and the collateral securing the Existing Fixed Rate Second-Lien Notes will be released. As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

In addition, after giving effect to the Merger, at September 30, 2013, the NewPage Entities would have had (i) $750.0 million outstanding under the New NewPage Term Loan Facility and (ii) approximately $56.8 million outstanding under the New NewPage ABL Facility (with approximately $293.2 million available for future borrowing thereunder, subject to borrowing base requirements and not giving effect to any letters of credit). The Indebtedness of the NewPage Entities will be structurally senior to the Notes with respect to the assets of the NewPage Entities and the NewPage Entities will not guarantee the Notes.

Although the Indenture will limit the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation will be subject to a number of significant qualifications. Under certain circumstances, the Company and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First-Priority Lien Obligations or ABL Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is Finance Co. or a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to obligations to creditors (including trade creditors) and preferred stock (if any) of Subsidiaries of the Company other than Finance Co. and the Note Guarantors. The Company’s Subsidiaries other than Finance Co. and the Note Guarantors have no material assets or liabilities, except that Verso Quinnesec REP LLC, an Unrestricted Subsidiary, owns restricted cash and a parcel of land at the Quinnesec mill with certain renewable energy facilities used by the mill under a long-term lease.

Security for the Notes

The Note Obligations will be secured by first-priority security interests in the Notes Priority Collateral and by second-priority security interests in the ABL Priority Collateral (second in priority to the first-priority liens on the ABL Priority Collateral that secure the ABL Obligations), in each case subject to Permitted Liens. The Existing First-Lien Notes and the New First-Lien Revolving Facility are secured by security interests in both the

ABL Priority Collateral and the Notes Priority Collateral that rank pari passu to the respective security interests securing the Notes Obligations. The Existing Secured Notes are, and the New Second-Lien Notes will be, secured by security interests in both the ABL Priority Collateral and the Notes Priority Collateral that rank junior to the security interests securing the Note Obligations and the ABL Obligations. The secured parties under the ABL Facility will have rights and remedies with respect to the ABL Priority Collateral that, if exercised, could adversely affect the value of the ABL Priority Collateral or the ability of the respective agents under the applicable intercreditor agreement to realize or foreclose on the ABL Priority Collateral on behalf of the First-Priority Lien Secured Parties. First-Priority Lien Secured Parties other than the holders of the Notes will have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral or the ability of the holders of the Notes to cause a realization or foreclosure on the Collateral, particularly the rights described below under “Security for the Notes—Intercreditor Agreements.”

The “Notes Priority Collateral” will consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuers or any of the Note Guarantors (collectively, the “Pledgors”): (a) all real property, fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of the Company and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (excluding any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral.

The “ABL Priority Collateral” will consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors: (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by the Pledgors; (f) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral) and securities entitlements and other rights with respect thereto; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (h) all books and records related to the foregoing; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral). The Collateral is pledged pursuant to the Security Documents to the Collateral Agent on behalf of all holders of First-Priority Lien Obligations on an equal and ratable basis.

The Collateral will not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) Excluded Equity; (iii) any debt securities issued to a Pledgor having, in the case of each instance of debt securities, an aggregate principal amount not in excess of $5.0 million; (iv) any securities of any of the Company’s Subsidiaries to the extent a pledge of such securities to secure any of the First-Priority Lien Obligations would require the filing of financial statements pursuant to Rule 3-16 of Regulation S-X; (v) any vehicle covered by a certificate of title or ownership; (vi) the Bucksport Co-Gen Assets; (vii) any assets acquired after the Issue Date to the extent that, and for so long as granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with indebtedness pursuant clause (d)(1) of the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or any equivalent exception under any other agreement governing First-Priority Lien Obligations that is secured by a Permitted Lien); (viii) any letter of credit rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose; and (ix) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party to the extent that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York Uniform Commercial Code or any other applicable law (including, without limitation, the Bankruptcy Code or principles of equity), provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect (collectively, the “Excluded Property”). Except for securities of certain of our Subsidiaries that are excluded pursuant to clause (iv) above, the foregoing excluded property and assets do not secure the ABL Obligations, the First-Lien Revolving Facility Obligations or the Other First-Priority Lien Obligations, including the Obligations under the Existing First-Lien Notes. Pursuant to the Security Documents, the Issuers and the Guarantors will not be required to take steps to create or perfect security interests in certain assets, including real estate with a value below $3.0 million.

The Issuers and the Note Guarantors will be able to incur additional indebtedness in the future which could share in the Notes Priority Collateral, including Other First-Priority Lien Obligations and additional Indebtedness which would be secured by Liens ranking junior to the Liens securing the Notes. The amount of such First-Priority Lien Obligations and additional Indebtedness will be limited by the covenant set forth under “—Certain Covenants—Liens” and the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First-Priority Lien Obligations and additional Indebtedness could be significant.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the holders of the ABL Obligations, the Notes, the First-Lien Revolving Facility Obligations and the Other First-Priority Lien Obligations. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the New First Lien Notes—It may be difficult to realize the value of the collateral securing the New First Lien Notes” and “The value of the collateral securing the New First Lien Notes may not be sufficient to satisfy our obligations under the New First Lien Notes, the Existing ABL Facility and the Existing Cash Flow Facility. Holders of the New First Lien Notes will not have control over many decisions related to the collateral.”

After-Acquired Collateral

From and after the Issue Date if (i) property (other than Excluded Property) is acquired by an Issuer or a Note Guarantor that is not automatically subject to a perfected security interest under the Security Documents, (ii) a Restricted Subsidiary (including a newly created or newly acquired Subsidiary) becomes a Note Guarantor or (iii) assets or other property held by the Issuers or a Note Guarantor are no longer Excluded Property, then the Issuer or Note Guarantor will, as soon as practical thereafter, provide security over such assets or property (or, in the case of a new Note Guarantor, all of its assets except Excluded Property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof as required by the Indenture and the Security Documents. If the Issuer or a Note Guarantor creates any additional security interest upon any property or asset that would constitute Notes Priority Collateral to secure any other First-Priority Lien Obligations (other than securities described in clause (iv) of the definition of “Excluded Property” above), it must concurrently grant (i) a first-priority security interest (subject to Permitted Liens) upon such property as security for the Note Obligations, the First-Lien Revolving Facility Obligations and Other First-Priority Lien Obligations, and (ii) a

second priority security interest upon such property as security for the ABL Obligations. The Issuers and Note Guarantors will also ensure that second-priority security interests are maintained as security for the Notes in the ABL Priority Collateral pledged to secure the ABL Obligations (other than securities described in clause (iv) of the definition of Excluded Property above). If granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent. If such third party does not consent to the granting of the required security interests after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interests.

Security Documents

The Issuers, the Note Guarantors, the trustee for the Existing First-Lien Notes and the collateral agent for the Existing First-Lien Notes entered into a security agreement, which provides for the security interests to secure the Obligations under the Existing First-Lien Notes. At the same time, the Issuers and the Note Guarantors entered into separate security agreements with each of the First-Lien Revolving Facility Collateral Agent and the ABL Facility Collateral Agent, which security agreements provide for the security interests to secure the Obligations under the New First-Lien Revolving Facility and the ABL Obligations, respectively. On the Issue Date, the Collateral Agent will enter into a joinder to the existing security agreement that provides for the security interests that secure the Obligations under the Existing First-Lien Notes, or the Issuers, the Note Guarantors, the Trustee and the Collateral Agent will enter into a new security agreement that will provide for the security interests to secure the Notes Obligations, in either case, on a pari passu basis with the security interests securing the Existing First-Lien Notes.

The Issuers and the Note Guarantors will use their commercially reasonable efforts to complete on or prior to the Issue Date all mortgage recordings and other similar actions required in connection with the perfection of such security interests as well as obtain title insurance policies, confirmatory lien subordinations and legal opinions with respect to the mortgages. For any actions not completed on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions within 90 days after the Issue Date. Accordingly, the Notes may not have the benefit of some or all of the Collateral on or after the Issue Date. Thus, at the time of issuance of the Notes, such liens would not yet be created or perfected. In addition, our leased real property will not be mortgaged, no surveys will be delivered for non-mill sites, and no updates to existing surveys will be delivered as to the mill sites. In addition, no title insurance reports or policies will be delivered to the Trustee in connection with the mortgages prior to the issuance of the Notes. There will be no independent assurance, therefore, among other things, that there are no liens other than those permitted by the Indenture encumbering such real properties. See also “Risk Factors—Risks Relating to the New First Lien Notes—Delivery of security interests in certain collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.”

Subject to the terms of the Security Documents, the Issuers and the Note Guarantors will have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Intercreditor Agreements

Senior Lien Intercreditor Agreement

The collateral agent for the Existing First-Lien Notes, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the indenture governing the Existing First-Lien Notes, the First-Lien Revolving Facility Collateral Agent, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the First-Lien Revolving Facility, the ABL Facility Collateral Agent, on its own behalf and on behalf of the administrative agent and lenders under the ABL Facility, the Issuers and the Note Guarantors entered into a senior lien intercreditor agreement, dated as of May 4, 2012 (as hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Senior Lien Intercreditor

Agreement”) that sets forth the relative priority of the Liens securing the First-Priority Lien Obligations compared to the Liens securing the ABL Obligations. On the Issue Date, the Collateral Agent, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the Indenture, will enter into a joinder to the Senior Lien Intercreditor Agreement. The Collateral Agent, the collateral agent for the Existing First-Lien Notes, the First-Lien Revolving Facility Collateral Agent and the ABL Facility Collateral Agent are referred to as the “Applicable Collateral Agents,” and the First-Priority Lien Obligations and the ABL Obligations are referred to as the “Applicable Obligations.” Although the holders of First-Priority Lien Obligations and the ABL Obligations are not parties to the Senior Lien Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each agrees to be bound thereby. In addition, the Senior Lien Intercreditor Agreement provides that it may be amended from time to time to add Additional First-Priority Lien Secured Parties with respect to Other First-Priority Lien Obligations to the extent permitted to be incurred under the Indenture, the indenture governing the Existing First-Lien Notes, the First-Lien Revolving Facility and the ABL Facility and to add holders of ABL Obligations arising under any ABL Facility Documents. The Notes Obligations will constitute “Other First-Priority Lien Obligations” for purposes of the Senior Lien Intercreditor Agreement upon the Collateral Agent’s entry into the joinder described above. The Senior Lien Intercreditor Agreement allocates the benefits of any Collateral between the holders of the ABL Obligations on the one hand and the holders of the First-Priority Lien Obligations on the other hand.

The Senior Lien Intercreditor Agreement provides, among other things:

•	Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing any ABL Obligations (the “ABL Liens”), the Liens securing any First-Priority Lien Obligations (the “First-Priority Liens”), or the enforceability of any such Liens or Obligations, (1) the ABL Liens on the ABL Priority Collateral will rank senior to any First-Priority Liens on the ABL Priority Collateral, and (2) the First-Priority Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral.

•	Prohibition on Contesting Liens and Obligations. No Applicable Collateral Agent or holder of any Applicable Obligation may contest or support any other person in contesting the validity or enforceability of the Liens of any other Applicable Collateral Agent or holder of any other class of Applicable Obligations.

•	Exercise of Remedies and Release of Liens with Respect to the ABL Priority Collateral. Prior to the Discharge of ABL Obligations, the ABL Facility Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of any First-Lien Collateral Agent to take limited protective measures with respect to the First-Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Facility Collateral Agent, which results in the release of the Liens of such ABL Facility Collateral Agent on such item of ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of ABL Priority Collateral will be automatically released.

•	Exercise of Remedies and Release of Liens with Respect to the Notes Priority Collateral. Prior to the Discharge of First-Priority Lien Obligations, the Authorized First-Lien Collateral Agent (as defined below) will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the Authorized First-Lien Collateral Agent, which results in the release of the Liens of such Authorized First-Lien Collateral Agent on such item of Notes Priority Collateral, the Liens of each other class of Applicable Obligations on such item of Notes Priority Collateral will be automatically released.

•

Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all

proceeds of ABL Priority Collateral will first be applied to the repayment of all ABL Obligations, before being applied to any First-Priority Lien Obligations; and (2) after the Discharge of ABL Obligations, if any First-Priority Lien Obligations remain outstanding, all proceeds of ABL Priority Collateral will be applied to the repayment of any outstanding First-Priority Lien Obligations in accordance with the terms of the First-Priority Intercreditor Agreement; and (y)(1) all proceeds of Notes Priority Collateral shall be applied to First-Priority Lien Obligations in accordance with the terms of the First-Priority Intercreditor Agreement, before being applied to any ABL Obligations; (2) after the Discharge of First-Priority Lien Obligations, if any ABL Obligations remain outstanding, all proceeds of Notes Priority Collateral will be applied to the repayment of any outstanding ABL Obligations. If any holder of any Applicable Obligations or if any Applicable Collateral Agent receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Collateral Agent entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

•	Amendment and Refinancings. The ABL Obligations and the First-Priority Lien Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Indebtedness under the Senior Lien Intercreditor Agreement.

•	Intercreditor Agent. The Senior Lien Intercreditor Agreement provides for the appointment of an intercreditor agent (the “Intercreditor Agent”) who entered into a joinder to the existing Junior Lien Intercreditor Agreement. With respect to any Collateral, the Intercreditor Agent will take direction from the Applicable Collateral Agent that is at the time entitled to enforce remedies with respect to such Collateral under the Senior Lien Intercreditor Agreement.

In addition, the Senior Lien Intercreditor Agreement provides that if the Company or any of its subsidiaries is subject to a case under the Bankruptcy Code or any other bankruptcy law:

•	(x) if the ABL Facility Collateral Agent desires to permit the use of cash collateral or to permit the Issuers or any Note Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) secured by a lien on ABL Priority Collateral, then the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations agree not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise permitted under the Senior Lien Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Liens in such ABL Priority Collateral securing the ABL Obligations; and (y) if the Authorized First-Lien Collateral Agent desires to permit the Issuers or any Note Guarantor to obtain any DIP Financing secured by a Lien on Notes Priority Collateral, then the ABL Facility Collateral Agent and the holders of ABL Obligations agree not to object to such DIP Financing or to request adequate protection (except as otherwise permitted under the Senior Lien Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on Notes Priority Collateral securing the First-Priority Lien Obligations are subordinated or pari passu with respect to such DIP Financing, will subordinate its Liens in the Notes Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the First-Priority Liens in the Notes Priority Collateral.

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(x) in the case of ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Obligations made by the ABL Facility Collateral Agent or any holder of such ABL Obligations; (ii) any lawful exercise by any holder of ABL Obligations of the right to credit bid ABL Obligations in any sale in foreclosure of ABL Priority Collateral; and (iii) any other request for judicial relief made in any court by any holder of ABL Obligations relating to the lawful enforcement of any Lien on the ABL Priority Collateral; and (y) in the case of Notes Priority Collateral, the ABL Facility

Collateral Agent and the holders of ABL Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First-Priority Lien Obligations made by the Authorized First-Lien Collateral Agent or any holder of such First-Priority Lien Obligations; (ii) any lawful exercise by any holder of First-Priority Lien Obligations of the right to credit bid First-Priority Lien Obligations in any sale in foreclosure of Notes Priority Collateral; and (iii) any other request for judicial relief made in any court by any holder of First-Priority Lien Obligations relating to the lawful enforcement of any Lien on the Notes Priority Collateral.

•	(x) in the case of ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not object to (and will not otherwise contest) any order relating to a sale of ABL Priority Collateral of any Issuer or Note Guarantor for which the ABL Facility Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the First-Priority Liens will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the Senior Lien Intercreditor Agreement; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not object to (and will not otherwise contest) any order relating to a sale of Notes Priority Collateral of any Issuer or Note Guarantor for which the Authorized First-Lien Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the First-Priority Liens will attach to the proceeds of the sale on the same basis of priority as such Liens attached to the assets being sold, in accordance with the Senior Lien Intercreditor Agreement.

•	(x) in the case of ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the ABL Facility Collateral Agent; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the Authorized First-Lien Collateral Agent.

•	In respect of the ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not contest (or support any other person contesting) (a) any request by the ABL Facility Collateral Agent or the holders of ABL Obligations for adequate protection or (b) any objection by the ABL Facility Collateral Agent or the holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Facility Collateral Agent or the holders of ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the Authorized First-Lien Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to ABL Priority Collateral, such Lien is subordinated to the Liens securing the ABL Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other First-Priority Liens on ABL Priority Collateral are subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under the Senior Lien Intercreditor Agreement and (ii) in the event the Authorized First-Lien Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations agree that the holders of the ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes ABL Priority Collateral securing the First-Priority Lien Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on ABL Priority Collateral granted to the holders of ABL Obligations as adequate protection on the same basis as the First-Priority Liens are so subordinated to the Liens securing the ABL Obligations under the Senior Lien Intercreditor Agreement.

•	(x) neither the Authorized First-Lien Collateral Agent nor any other First-Priority Lien Secured Party shall oppose or seek to challenge any claim by the ABL Facility Collateral Agent or any holder of ABL Obligations for allowance of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Liens on the ABL Priority Collateral, without regard to the existence of the First-Priority Liens on the ABL Priority Collateral; and (y) neither the ABL Facility Collateral Agent nor any holder of ABL Obligations shall oppose or seek to challenge any claim by the Authorized First-Lien Collateral Agent or any other First-Priority Lien Secured Party for allowance of First-Priority Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First-Priority Liens on the Notes Priority Collateral, without regard to the existence of the ABL Liens on the Notes Priority Collateral;

•	In respect of the Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not contest (or support any other person contesting) (a) any request by the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations for adequate protection or (b) any objection by the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations to any motion, relief, action or proceeding based on the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First-Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the ABL Facility Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to Notes Priority Collateral, such Lien is subordinated to the Liens on Notes Priority Collateral securing the First-Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other ABL Liens on Notes Priority Collateral are subordinated to the First-Priority Liens on Notes Priority Collateral under the Senior Lien Intercreditor Agreement and (ii) in the event the ABL Facility Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the ABL Facility Collateral Agent and the holders of ABL Obligations agree that the holders of the First-Priority Lien Obligations shall also be granted a Lien on such additional collateral as security for the applicable First-Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes Notes Priority Collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on Notes Priority Collateral granted to the holders of First-Priority Lien Obligations as adequate protection on the same basis as the other ABL Liens on Notes Priority Collateral are subordinated to the First-Priority Liens on Notes Priority Collateral under the Senior Lien Intercreditor Agreement; and

•	(x) until the Discharge of ABL Obligations has occurred, the Authorized First-Lien Collateral Agent, on behalf of itself and the holders of First-Priority Lien Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the ABL Liens on ABL Priority Collateral for costs or expenses of preserving or disposing of any Collateral; and (y) until the Discharge of First-Priority Lien Obligations has occurred, the ABL Facility Collateral Agent, on behalf of itself and the holders of ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States bankruptcy Code senior to or on a parity with the First-Priority Liens on Notes Priority Collateral for costs or expenses of preserving or disposing of any Collateral.

First-Priority Intercreditor Agreement

The collateral agent for the Existing First-Lien Notes, on its own behalf and on behalf of the holders of the Existing First-Lien Notes, and the First-Lien Revolving Facility Collateral Agent, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the First-Lien Revolving Facility, the Issuers and the Note

Guarantors entered into the senior first-priority lien intercreditor agreement, dated as of May 4, 2012 (as hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “First-Priority Intercreditor Agreement”). On the Issue Date, the Collateral Agent, on its own behalf and on behalf of the holders of the Notes under the Indenture, will enter into a joinder to the First-Priority Intercreditor Agreement. Although the holders of First-Priority Lien Obligations are not parties to the First-Priority Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each agrees to be bound thereby. In addition, the First-Priority Intercreditor Agreement provides that it may be amended from time to time to add Additional First-Priority Lien Secured Parties and collateral agents therefor with respect to Other First-Priority Lien Obligations to the extent permitted to be incurred under the Indenture, the indenture governing the Existing First-Lien Notes, the First-Lien Revolving Facility and the ABL Facility. The Notes Obligations will constitute “Other First-Priority Lien Obligations” for purposes of the First-Priority Intercreditor Agreement upon the Collateral Agent’s entry into the joinder described above. The First-Priority Intercreditor Agreement allocates the benefits of the Collateral among the holders of First-Priority Lien Obligations.

The First-Priority Intercreditor Agreement provides, among other things:

•	Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any liens on any Collateral in which one or more collateral agents for any Series of First-Priority Lien Obligations have perfected security interests, the security interests of each First-Lien Collateral Agent in such Collateral will rank equal in priority. Under the First-Priority Intercreditor Agreement, only the authorized First-Lien Collateral Agent (the “Authorized First-Lien Collateral Agent”) will, subject to the terms of the Senior Lien Intercreditor Agreement, have the right to exercise remedies and take enforcement actions with respect to the Collateral, and the Authorized Representatives of other Series of First-Priority Lien Obligations will have no right to take actions with respect to the Collateral (subject to the right of any such Authorized Representative of such other Series of First-Priority Lien Obligations to take limited protective measures with respect to the liens securing such First-Priority Lien Obligations and to take certain actions that would be permitted to be taken by unsecured creditors). The Authorized First-Lien Collateral Agent is initially the First-Lien Revolving Facility Collateral Agent. The First-Lien Revolving Facility Collateral Agent will remain the Authorized First-Lien Collateral Agent until such date as the principal amount of commitments outstanding under the First-Lien Revolving Facility is less than $30.0 million. Thereafter, the Authorized First-Lien Collateral Agent will be appointed by holders of a majority in aggregate outstanding principal amount of the series of First-Priority Lien Obligations that is the largest principal amount of any such series, unless the outstanding principal amount of First-Priority Lien Obligations of each other series is less than the principal amount of commitments outstanding under the First-Lien Revolving Facility, in which case the Authorized First-Lien Collateral Agent shall continue to be the First-Lien Revolving Facility Collateral Agent. The Collateral Agent, as Authorized Representative in respect of the Notes, will initially have no rights to exercise remedies or take enforcement actions under the Senior First-Priority Intercreditor Agreement (other than as described in the immediately preceding sentence).

•	Subject to the rights of the ABL Facility Collateral Agent under the Senior Lien Intercreditor Agreement, the Authorized First-Lien Collateral Agent has the sole right to act or refrain from acting with respect to the Collateral. No other collateral agent with respect to First-Priority Lien Obligations may exercise remedies or take enforcement actions with respect to the Collateral, and no Authorized Representative of any other First-Priority Lien Secured Party (other than the Authorized First-Lien Collateral Agent) may commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.

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Notwithstanding the equal priority of the Liens securing each Series of First-Priority Lien Obligations, the Authorized First-Lien Collateral Agent may deal with the Collateral as if the Authorized First-Lien

Collateral Agent had a senior Lien on such Collateral. No other collateral agent or Authorized Representative may contest, protest or object to any foreclosure proceeding or action brought by the Authorized First-Lien Collateral Agent. Each of the First-Priority Lien Secured Parties also will agree that it will not contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First-Priority Lien Secured Parties in all or any part of the Collateral, or the provisions of the First-Priority Intercreditor Agreement.

•	With respect to any Collateral (other than the ABL Priority Collateral, and subject to the terms of the Senior Lien Collateral Agreement) in which a Lien can be perfected by the possession or control of such Collateral or of any deposit, securities or other account in which such Collateral is held, then the Authorized First-Lien Collateral Agent shall also hold or control such Collateral as gratuitous bailee and sub-agent for each other collateral agent in respect of First-Priority Lien Obligations. Subject to the rights of the Authorized First-Lien Collateral Agent and the other terms of the First-Priority Intercreditor Agreement, any such collateral agent that holds or controls Collateral as gratuitous bailee and sub-agent shall be entitled to deal with the applicable pledged or controlled Collateral as if the liens thereon of the collateral agent or First-Priority Lien Secured Parties or Series of First-Priority Lien Obligations did not exist; provided, that any proceeds arising from such pledged or controlled Collateral shall be subject to application in accordance with the terms of the First-Priority Intercreditor Agreement.

•	Subject to the terms of the Senior Lien Intercreditor Agreement, if an event of default has occurred and is continuing under the documents governing any of the First-Priority Lien Obligations and the Authorized First-Lien Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy case of any Issuer or Note Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the Authorized First-Lien Collateral Agent or any First-Priority Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First-Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First-Priority Lien Obligations to the payment in full of the First-Priority Lien Obligations on a ratable basis, after payment of all amounts owing to the Authorized First-Lien Collateral Agent, all other collateral agents party to the First-Priority Intercreditor Agreement and all paying agents, agents and trustees party to the First-Priority Intercreditor Agreement.

•	Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a First-Priority Lien Secured Party or the holders of ABL Obligations) has a Lien that is junior in priority to the Lien of any Series of First-Priority Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First-Priority Lien Obligations (such third party, an “Intervening Creditor”), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of such other Series of First-Priority Lien Obligations.

•	None of the First-Priority Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Authorized First-Lien Collateral Agent, any other collateral agent party to the First-Priority Intercreditor Agreement or any other First-Priority Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the First-Priority Lien Secured Parties may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First-Priority Lien Secured Party obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the Discharge of First-Priority Lien Obligations, then it must, subject to the terms of the Senior Lien Intercreditor Agreement, hold such Collateral, proceeds or payment in trust for the other First-Priority Lien Secured Parties and promptly transfer such Collateral, proceeds or payment to the Authorized First-Lien Collateral Agent to be distributed in accordance with the First-Priority Intercreditor Agreement.

In addition, the First-Priority Intercreditor Agreement provides that if any of the Issuers or Note Guarantors is subject to a case under the Bankruptcy Code:

•	If the Authorized First-Lien Collateral Agent desires to permit the use of cash collateral or to obtain any DIP Financing secured by a Lien on Collateral, then the Authorized Representatives of other Series of First-Priority Lien Obligations and the holders of each other Series of First-Priority Lien Obligations agree not to object to such use of cash collateral or DIP Financing or the Liens securing the same (the “DIP Financing Liens”) or to request adequate protection (except as otherwise permitted under the First-Priority Intercreditor Agreement) or any other relief in connection therewith (and (i) to the extent the Liens for the benefit of the Authorized First-Lien Collateral Agent are subordinated to such DIP Financing Liens, will subordinate its Liens in the Collateral to such DIP Financing Liens on the same basis as they are subordinated to the Liens for the benefit of the Authorized First-Lien Collateral Agent, and (ii) to the extent such DIP Financing liens rank pari passu with the Liens on such Collateral granted pursuant to the First-Priority Lien Security Documents, each Authorized Representative for the First-Priority Lien Obligations will, for itself and on behalf of the other First-Priority Lien Secured Parties that it represents, confirm the priorities with respect to such Collateral as set forth in the Senior First-Priority Collateral Intercreditor Agreement), in each case so long as:

(i)	the First-Priority Lien Secured Parties of each Series retain the benefit of their Liens on all such Collateral pledged to secure the DIP Financing, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Priority Lien Secured Parties (other than any Liens of the First-Priority Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

(ii)	the First-Priority Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis all the other First-Priority Lien Secured Parties as set forth in the First-Priority Intercreditor Agreement;

(iii)	if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Priority Lien Obligations, such amount is applied pursuant to the First-Priority Intercreditor Agreement; and

(iv)	if any First-Priority Lien Secured Party is granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the First-Priority Intercreditor Agreement;

provided, that the First-Priority Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any asset of the Issuer or a Note Guarantor subject to Liens in favor of the First-Priority Lien Secured Parties of such Series or its representative that is not Common Collateral; and provided, further that the First-Priority Lien Secured Parties shall not object to any other First-Priority Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Lien Secured Party in connection with a DIP Financing or use of cash collateral.

The First-Priority Lien Secured Parties will acknowledge that the First-Priority Lien Obligations of any Series may, subject to the limitations set forth in the Senior Lien Intercreditor Agreement and the First-Priority Intercreditor Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First-Priority Intercreditor Agreement defining the relative rights of the First-Priority Lien Secured Parties.

First-Lien Intercreditor Agreement

The obligations under the Existing Secured Notes are secured by a second-priority security interest in all of the Collateral, which security interest ranks junior to that securing the Obligations under the Notes, the Existing First-Lien Notes and other First-Priority Lien Obligations. On May 11, 2012, the collateral agent under the indenture governing the Existing Secured Notes entered into the First-Lien Intercreditor Agreement with the trustee under the Existing First-Lien Notes and representatives of certain then-outstanding Indebtedness that provides for the relative priority of the Liens securing the obligations under the Existing Secured Notes and the Liens securing the First-Priority Lien Obligations, as well as the time and method by which such Liens may be enforced. The First-Lien Intercreditor Agreement may be amended from time to time to add other parties holding certain designated obligations that are pari passu to the Existing Secured Notes and other First-Priority Lien Obligations. On the Issue Date, the Collateral Agent, on its own behalf and on behalf of the holders of the Notes under the Indenture, will enter into a joinder to the First-Lien Intercreditor Agreement.

The ABL Facility Collateral Agent and the First-Lien Revolving Facility Collateral Agent are also parties to the First-Lien Intercreditor Agreement. The obligations of the Issuers and the Note Guarantors under the ABL Facility, the New First-Lien Revolving Facility, the Existing First-Lien Notes and the Notes constitute Senior Priority Obligations under the First-Lien Intercreditor Agreement after giving effect to the joinder described above.

At any time at which Obligations (the “Senior Priority Obligations”) secured by Liens ranking higher in priority than those securing the Issuers’ obligations under the Existing Secured Notes are outstanding, the intercreditor agent for the parties holding Senior Priority Obligations (the “First-Lien Notes Intercreditor Agent”) will determine the time and method by which the security interests in the Collateral will be enforced. The collateral agent for the Existing Secured Notes will not be permitted to enforce the security interests even if any event of default under the indenture governing the Existing Secured Notes has occurred and any Obligations under the Existing Secured Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Obligations under the Existing Secured Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the Obligations under the Existing Secured Notes.

The First-Lien Intercreditor Agreement provides that, so long as there are Senior Priority Obligations outstanding, (1) the holders of Senior Priority Obligations may direct the First-Lien Notes Intercreditor Agent, to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of Obligations under the Existing Secured Notes, (2) the Issuers and the Note Guarantors may require the First-Lien Notes Intercreditor Agent to agree to modify the First-Lien Intercreditor Agreement, without the consent of the holders of Senior Priority Obligations or any agent in respect thereof, or of the holders of Obligations under the Existing Secured Notes or any agent in respect thereof to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the indenture governing the Existing Secured Notes and the security documents related thereto or the various documents governing the Senior Priority Obligations, and (3) in the event the collateral documents relating to the Senior Priority Obligations are amended or waived, the provisions of the such documents will automatically be amended and or waived correspondingly, without the consent of the holders of the Obligations under the Existing Secured Notes or the collateral agent for the Existing Secured Notes; provided that any such change, waiver or modification may not materially adversely affect the rights or interests of holders of the Obligations under the Existing Secured Notes and not the other secured creditors in a like or similar manner.

The First-Lien Intercreditor Agreement provides that, so long as the discharge of Senior Priority Obligations has not occurred, the Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies as a secured party, shall be applied by the First-Lien Notes Intercreditor Agent to the Senior Priority Obligations in such order as specified in the relevant documents governing such Senior Priority Obligations until the discharge of Senior Priority Obligations has occurred. Upon the discharge of Senior Priority Obligations, the First-Lien Notes Intercreditor Agent will be required to deliver promptly to the agent designated by the holders of any Indebtedness that is represented by the Existing Secured Notes or that ranks pari passu with the Existing Secured Notes (collectively, the “Pari Passu Obligations”) any Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by such agent ratably to the Pari Passu Obligations and, with respect to each class of Obligations under the Existing Secured Notes, in such order as specified in the relevant documents governing such Existing Secured Notes. Any Collateral or proceeds thereof received by either the trustee under the indenture governing the Existing Secured Notes or the collateral agent for any designated obligation that is pari passu to the Existing Secured Notes (collectively, the “Pari Passu Agent”) or any holder of Pari Passu Obligations in connection with the exercise of any right or remedy (including setoff) relating to the Collateral in contravention of the First-Lien Intercreditor Agreement prior to the discharge of Senior Priority Obligations will be required to be segregated and held in trust for the benefit of and forthwith paid over to the First-Lien Notes Intercreditor Agent (and/or its designees) for the benefit of the applicable holders of Senior Priority Obligations, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

The First-Lien Intercreditor Agreement provides that, if the Issuers or any Note Guarantor is subject to any insolvency or liquidation proceeding:

•	if the First-Lien Notes Intercreditor Agent desires to permit the use of cash collateral or to permit the Issuers or any Note Guarantor to obtain any DIP Financing, then the Pari Passu Agents and holders of the Pari Passu Obligations may not object to such use of cash collateral or DIP Financing or to request adequate protection or any other relief in connection therewith (except to the extent permitted by the First-Lien Intercreditor Agreement) and, to the extent the Liens securing the Senior Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Liens securing the Senior Priority Obligations under the First-Lien Intercreditor Agreement;

•	the Pari Passu Agents and the holders of the Pari Passu Obligations may not object to (and may not otherwise contest): (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Priority Obligations made by the First-Lien Notes Intercreditor Agent or any holder of such Senior Priority Obligations, (ii) any lawful exercise by any holder of Senior Priority Obligations of the right to credit bid Senior Priority Obligations in any sale in foreclosure of collateral securing such Senior Priority Obligations; (iii) any other request for judicial relief made in any court by any holder of Senior Priority Obligations, relating to the lawful enforcement of any Lien on the collateral securing such Senior Priority Obligations; or (iv) any order relating to a sale of assets of any Issuer or Note Guarantor for which the First-Lien Notes Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Priority Obligations and the Pari Passu Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens attached to the assets being sold, in accordance with the First-Lien Intercreditor Agreement;

•	until the Senior Priority Obligations have been discharged, the Pari Passu Agents and the holders of Pari Passu Obligations may not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First-Lien Notes Intercreditor Agent and the requisite holders of the Senior Priority Obligations;

•

none of the Pari Passu Agents or the holders of Pari Passu Obligations may contest (or support any other person contesting) (a) any request by the First-Lien Notes Intercreditor Agent or the holders of Senior Priority Obligations for adequate protection or (b) any objection by the First-Lien Notes Intercreditor Agent or the holders of Senior Priority Obligations to any motion, relief, action or proceeding based on the First-Lien Notes Intercreditor Agent or the holders of Senior Priority Obligations claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of Senior Priority Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the Pari Passu Agents and holders of Pari Passu Obligations may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Pari Passu Obligations are so subordinated to the Liens securing Senior Priority Obligations under the First-Lien Intercreditor Agreement and (ii) in the event any Pari Passu Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Pari Passu Agent, on behalf of itself and each applicable holder of Pari Passu Obligations, agrees that the holders of Senior Priority Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Pari Passu Obligations shall be subordinated to the Liens on such collateral securing the Senior Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of Senior Priority Obligations as adequate protection on the same basis as the other Liens securing the Pari Passu Obligations are so subordinated to such Liens securing Senior Priority Obligations under the First-Lien Intercreditor Agreement; and

•	until the discharge of Senior Priority Obligations has occurred, the Pari Passu Agents and the holders of Pari Passu Obligations, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Collateral.

Junior Lien Intercreditor Agreement

The existing Junior Lien Intercreditor Agreement is supplemented by a joinder executed by the Intercreditor Agent. Pursuant to the terms of the Junior Lien Intercreditor Agreement, at any time at which Obligations (the “Senior Lien Obligations”) secured by Liens ranking higher in priority than those securing the Second-Priority Lien Obligations are outstanding, the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. Each Second-Priority Agent will not be permitted to enforce the security interests even if any Event of Default (as defined in any Second-Lien Notes Indenture) or other event of default under a Second-Priority Document has occurred and any Second-Priority Lien Obligations have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Second-Priority Lien Obligations or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the Second-Priority Lien Obligations. The Collateral Agent will enter into any joinders or supplements that may be required (if any) under the Junior Lien Intercreditor Agreement to establish that the Notes Obligations constitute Senior Lien Obligations thereunder.

In addition, the Junior Lien Intercreditor Agreement provides that, so long as there are Senior Lien Obligations outstanding, (1) the holders of Senior Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of Second-Priority Lien Obligations or any Second-Priority Agent, (2) the Issuers and the Note Guarantors may require the Second-Priority Agents to agree to modify the Junior Lien Intercreditor Agreement, without the consent of the holders of Senior Lien Obligations or any agent (including the Intercreditor Agent) in respect thereof, or of the holders of Second-Priority Lien Obligations or any Second-Priority Agent, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Second-Priority Documents or the various documents governing the Senior Lien Obligations; (3) in the event the collateral documents relating to the Senior Lien Obligations are amended or waived, the provisions of the Second-Lien Security Documents will automatically be amended and or waived correspondingly, without the consent of the holders of the Second-Priority Obligations or any Second-Priority Agent, provided that any such change, waiver or modification may not materially adversely affect the rights or interests of holders of the Second-Priority Obligations and not the other secured creditors in a like or similar manner.

The Junior Lien Intercreditor Agreement also provides that, so long as the discharge of Senior Lien Obligations has not occurred, the Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies as a secured party, shall be applied by the Intercreditor Agent to the Senior Lien Obligations in such order as specified in the relevant documents governing such Senior Lien Obligations until the discharge of Senior Lien Obligations has occurred. Upon the discharge of Senior Lien Obligations, the Intercreditor Agent is required to deliver promptly to the agent designated by the holders of Second-Priority Lien Obligations any Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the such agent ratably to the Second-Priority Lien Obligations and, with respect to each class of Second-Priority Lien Obligations, in such order as specified in the relevant Second-Priority Documents. Any Collateral or proceeds thereof received by any Second-Priority Agent or any holder of Second-Priority Lien Obligations in connection with the exercise of any right or remedy (including setoff) relating to the Collateral in contravention of the Junior Lien Intercreditor Agreement prior to the discharge of Senior Lien Obligations is required to be segregated and held in trust for the benefit of and forthwith paid over to the Intercreditor Agent (and/or its designees) for the benefit of the applicable holders of Senior Lien Obligations in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

In addition, the Junior Lien Intercreditor Agreement provides that, if the Issuers or any Guarantor is subject to any insolvency or liquidation proceeding:

•	if the Intercreditor Agent desires to permit the use of cash collateral or to permit the Issuers or any Note Guarantor to obtain any DIP Financing, then the Second-Priority Agents and holders of the Second-Priority Lien Obligations may not object to such use of cash collateral or DIP Financing or to request adequate protection or any other relief in connection therewith (except to the extent permitted by the Junior Lien Intercreditor Agreement) and, to the extent the Liens securing the Senior Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Liens securing the Senior Lien Obligations under the Junior Lien Intercreditor Agreement;

•	the Second-Priority Agents and the holders of the Second-Priority Lien Obligations may not object to (and may not otherwise contest): (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Lien Obligations made by the Intercreditor Agent or any holder of such Obligations, (ii) any lawful exercise by any holder of Senior Lien Obligations of the right to credit bid Senior Lien Obligations in any sale in foreclosure of collateral securing such Senior Lien Obligations; (iii) any other request for judicial relief made in any court by any holder of Senior Lien Obligations relating to the lawful enforcement of any Lien on the collateral securing such Senior Lien Obligations; or (iv) any order relating to a sale of assets of any Issuer or Guarantor for which the Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Lien Obligations and the Second-Priority Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Junior Lien Intercreditor Agreement;

•	until the Senior Lien Obligations have been discharged, the Second-Priority Agents and the holders of Second-Priority Lien Obligations may not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the Intercreditor Agent and the requisite majority of holders of the Senior Lien Obligations;

•

none of the Second-Priority Agents or the holders of Second-Priority Lien Obligations may contest (or support any other person contesting) (a) any request by the Intercreditor Agent or the holders of Senior Lien Obligations for adequate protection or (b) any objection by the Intercreditor Agent or the holders of Senior Lien Obligations to any motion, relief, action or proceeding based on the Intercreditor Agent’s or the holders of Senior Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of Senior

Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then each Second-Priority Agent (on behalf of the holders of Second-Priority Lien Obligations) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Lien Obligations are so subordinated to the Liens securing Senior Lien Obligations under the Junior Lien Intercreditor Agreement and (ii) in the event any Second-Priority Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Agent, on behalf of the holders of Second-Priority Lien Obligations, agrees that the holders of the Senior Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second-Priority Lien Obligations shall be subordinated to the Liens on such collateral securing the Senior Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of Senior Lien Obligations as adequate protection on the same basis as the other Liens securing the Second-Priority Lien Obligations are so subordinated to such Liens securing Senior Lien Obligations under the Junior Lien Intercreditor Agreement; and

•	until the discharge of Senior Lien Obligations has occurred, the Second-Lien Notes Trustee, on behalf of itself and the holders of Second-Lien Notes, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the Senior Lien Obligations for costs or expenses of preserving or disposing of any collateral.

Release of Collateral

The Issuers and the Note Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes and Note Guarantees, at the Issuers’ sole cost and expense, under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(2)	in the case of a Note Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Note Guarantor; or

(3)	as described under “—Amendments and Waivers” below.

The security interests in all Collateral securing the Notes and Note Guarantees, at the Issuers’ sole cost and expense, also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

The Indenture will provide that, to the extent applicable, the Issuers will cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with after qualification of the Indenture pursuant to the TIA. Any certificate or opinion required by TIA Section 314(d) may be made by an officer of the Issuers except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Issuers and reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of TIA Section 314(d) if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of TIA Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under an indenture in the ordinary course of an Issuer’s business without requiring the Issuers to provide certificates and other documents under Section 314(d) of the TIA. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders of the Notes or the Trustee, the provisions of TIA Section 314(d) may be inapplicable to the release. For the avoidance of doubt, under the Indenture, the Issuers and the Note Guarantors may, among other things, without any release or consent by the holders of the Notes or the Trustee, but otherwise in compliance with the covenants of the Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuers’ cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuers’ business. The Issuers shall deliver to the Trustee within 30 days following the end of each six-month period (with the second such six-month period being the end of each fiscal year), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in connection with which no consent of the holders of the Notes or the Trustee was obtained pursuant to the foregoing provisions were made in the ordinary course of the Issuers’ or the respective Note Guarantor’s business and such release and the use of proceeds in connection therewith were not prohibited by the Indenture.

Note Guarantees

Each of the Company’s direct and indirect Restricted Subsidiaries (other than Finance Co.) that are wholly owned Domestic Subsidiaries on the Issue Date and guarantee Indebtedness under a Credit Agreement will jointly and severally, irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Note Guarantor will be secured as described under “—Ranking.” The Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Restricted Subsidiary (other than Finance Co.) that is a wholly owned Domestic Subsidiary and that Incurs or guarantees certain Indebtedness of the Company or any of the Note Guarantors (unless such Subsidiary is a Receivables Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same secured and unsubordinated basis. See “—Certain Covenants—Future Note Guarantors.”

The Notes will not be guaranteed by NewPage Investment Company LLC or any of its Subsidiaries (collectively, the “NewPage Entities”). Upon the consummation of the Merger, NewPage Holdings, Inc. will become a Note Guarantor and execute a Note Guarantee in respect of the Notes.

Each Note Guarantee will be a continuing guarantee and will:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is not prohibited by the Indenture, and such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, any Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company;

(2)	the Company designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;” and

(3)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance.”

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s Notes, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem Notes as described under “—Optional Redemption.” A “Change of Control” means the occurrence of any of the following events:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(l) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or

(3)

individuals who on the Existing First-Lien Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the Existing First-Lien Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes, as described under “—Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder of the Notes, with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The occurrence of events that would constitute a Change of Control would constitute a default under each Credit Agreement and require an offer to repurchase the Existing First-Lien Notes, the Existing Secured Notes, the New Second-Lien Notes and the New Subordinated Notes. Future Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above, shall not be read to mean “any” of the Collateral as a result of the Issuers or the relevant Subsidiary being in the “zone of insolvency.”

Under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision (as does the definition of “Change of Control” for purposes of the Indenture), a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such directors would not constitute a “Change of Control” under the Indenture that would trigger the rights of a holder of Notes to require a repurchase of the Notes pursuant to this covenant.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) until the Reversion Date, if any, the covenants specifically listed under the following captions in this “Description of Notes” section will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(2)	“—Limitation on Restricted Payments;”

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(4)	“—Asset Sales;”

(5)	“—Transactions with Affiliates;” and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

The period of time between the Covenant Suspension Event and the Reversion Date (as defined below) is referred to in this description as the “Suspension Period.” During the Suspension Period, the Liens securing the Note Obligations will permanently terminate (and the Issuers or the relevant Subsidiary will not be required to reinstate such Liens even if a Reversion Date occurs).

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Existing First-Lien Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Existing First-Lien Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture will provide that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries (other than Finance Co. or a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that any Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount outstanding at any one time not to exceed:

(i)	an amount equal to the greater of (1) $200.0 million and (2) the Borrowing Base; plus

(ii)	the greater of (x) $50.0 million and (y) an amount such that, on a pro forma basis after giving effect to the incurrence of such Indebtedness (and application of the net proceeds therefrom), the Consolidated First Lien Secured Debt Ratio would be no greater than 2.375 to 1.00;

(b)	the Incurrence by the Company and the Note Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Existing First-Lien Notes issued on the Existing First-Lien Issue Date (not including any additional Existing First-Lien Notes issued after the Existing First-Lien Issue Date) and the guarantees thereof, as applicable (including the exchange notes and related guarantees thereof);

(c)	(i) Indebtedness existing on the Existing First-Lien Issue Date (after giving effect to the Transactions) (other than Indebtedness described in clauses (a) and (b)) and (ii) reserved;

(d)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;

(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Company to a Restricted Subsidiary; provided, that any such Indebtedness owed to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, that if Finance Co. or a Note Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor, such Indebtedness is subordinated in right of payment to the Notes (in the case of Finance Co.) or the Note Guarantee of such Note Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are not incurred for speculative purposes and (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; and/or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted under the Indenture in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee (or co-issuance in the case of Finance Co.) by an Issuer or a Note Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee (or co-issuance in the case of Finance Co.) of such Issuer or Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Note Guarantor’s Note Guarantee with respect to the Notes, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c)(i), (d), (n), (o), (s) and/or (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)	is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor that refinances Indebtedness of an Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided, further, that (A) subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of the Notes, the Second-Lien Notes or any Secured Indebtedness constituting First-Priority Lien Obligations, and (B) subclause (3) of this clause (n) will not apply to any refunding or refinancing of the Senior Subordinated Notes, to the extent such refunding or refinancing occurs within one year of the Stated Maturity thereof;

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or any of its Restricted Subsidiaries, Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving pro forma effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	Indebtedness of Foreign Subsidiaries Incurred for working capital purposes;

(u)	Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v)	Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent companies to the extent permitted under clause (b)(4) of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item, or a portion of such item, taken by itself, of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or such item is (or portion, taken by itself, would be) entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness or any portion thereof in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this covenant; provided, that all Indebtedness under the First-Lien Revolving Facility or ABL Facility outstanding on the Existing First-Lien Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Existing First-Lien Issue Date until such Indebtedness is no longer outstanding. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Any Indebtedness Incurred under an ABL Facility pursuant to clause (a) of the second paragraph of this covenant shall be deemed for purposes of this covenant to have been Incurred on the date such Indebtedness was first Incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any credit facility that provides that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

For the avoidance of doubt, notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

For the avoidance of doubt, the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, and (B) Indebtedness permitted under clauses (g) or (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after August 1, 2006 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the definition of “Permitted Payments,” but excluding all other Restricted Payments that are Permitted Payments), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after August 1, 2006 from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after August 1, 2006 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after August 1, 2006 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Company or any Restricted Subsidiary after the Existing First-Lien Issue Date in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the definition of “Permitted Payments”),

(B) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company after the Existing First-Lien Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the definition of “Permitted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Company and

(A) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit the following items (“Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a)

the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company, Finance Co. or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of any Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Notes, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;

(4)

the redemption, repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Company to finance any such redemption, repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement;

provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years, subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after August 1, 2006 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after August 1, 2006; provided, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6)	the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006 and (b) to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after August 1, 2006; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) on or after August 1, 2006, that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(12)	(a)

with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company (or to any direct or indirect parent of the Company or holders of Equity Interests in such parent); and

(b)	with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries;

in each case, in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Company to be a taxpaying corporation and parent of a group if it is a Flow Through Entity);

(13)	the payment of any Restricted Payments, other distributions or other amounts or the making of loans or advances by the Company, if applicable:

(a)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c)	in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent;

(14)	cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or in respect of amounts owed by the Company or any direct or indirect parent of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)	Restricted Payments by the Company or any Restricted Subsidiary to allow the payment in good faith of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales;” provided, that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19)	any payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(20)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or any dividend or distribution to any direct or indirect parent of the Company to fund any repurchase, redemption or other acquisition or retirement for value of any Indebtedness of such parent (a) in an aggregate amount not to exceed 50% of so-called “black liquor” payment proceeds received after March 31, 2009, (b) in an aggregate amount not to exceed 50% of the net proceeds from the sale of Specified Non-Core Assets, and (c) in an aggregate amount not to exceed $50.0 million; provided, that in the case of clauses (a), (b) or (c), no such repurchases, redemption or other acquisitions or retirements may be made from Affiliates of the Company; provided, further, that in the case of clauses (a) or (c) on a pro forma basis after giving effect to such Restricted Payment, the Company’s Unrestricted Cash, together with committed and available borrowing capacity under its Credit Agreements, is at least $75.0 million; or

(21)	any “deemed dividend” resulting from, or in connection with, the filing of a consolidated or combined tax return by a direct or indirect parent of the Company (and not involving any cash distribution from the Company);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries, other than subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date pursuant to the Company’s existing Indebtedness, including (i) Bucksport Leasing LLC, which has no material operations and (ii) Verso Quinnesec REP LLC, which in connection with certain limited-recourse financing, is an obligor on certain related-party debt and owns restricted cash and a parcel of land at the Quinnesec mill with certain renewable energy facilities used by the mill under a long-term lease. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries:

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Existing First-Lien Issue Date, including pursuant to a Credit Agreement and the other Senior Credit Documents and pursuant to the indentures governing the Second-Lien Notes, Senior Subordinated Notes and the guarantees thereof;

(2)	the Indenture, the Notes (and any Exchange Notes and guarantees thereof) and the Security Documents, the Existing First-Lien Notes Indenture, the Existing First-Lien Notes, the indenture governing the Existing Secured Notes, the Existing Secured Notes, the indenture governing the New Second-Lien Notes, the New Second-Lien Notes, the indenture governing the New Subordinated Notes, the New Subordinated Notes, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person or its subsidiaries, other than the Person or its subsidiaries, or the property or assets of the Person, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations or Capitalized Lease Obligations, in each case for property so acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company (i) that is Finance Co. or a Note Guarantor that is Incurred subsequent to the Existing First-Lien Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by any Restricted Subsidiary of the Company that is not a Note Guarantor subsequent to the Existing First-Lien Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received after the Existing First-Lien Issue Date pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $45.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1)

(a) to repay Indebtedness constituting First-Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), the Notes, any Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness; provided, that if the Company or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than any First-Priority Lien Obligations), the Issuers will equally and ratably reduce Obligations under the Notes through open market purchases (provided that such purchases, are at or above 100% of the principal amount thereof) and/or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, of the pro rata principal amount of Notes or Indebtedness of a Restricted Subsidiary that is not an Issuer or a Note Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company or (b) to repay ABL Obligations, to the extent the Net Proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person);

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business; and/or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided, that (x) such investment is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. Any Net Proceeds received after the Existing First-Lien Issue Date from any Asset Sale that are not applied as provided and within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company and its Restricted Subsidiaries may make an Asset Sale Offer under this covenant using Net Proceeds prior to the time any such Net Proceeds become Excess Proceeds, in which case such Net Proceeds shall be deemed to have been applied within the time frame required by this covenant.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among the Company and/or any of its Restricted Subsidiaries and (b) any merger of the Company and any direct parent of the Company; provided, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	Reserved;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(5)	payments by the Company or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the Issuers’ offering circular dated May 28, 2009, or (y) approved by a majority of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(8)	any agreement as in effect as of the Existing First-Lien Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Existing First-Lien Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of the Acquisition Documents or any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Existing First-Lien Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Existing First-Lien Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Existing First-Lien Issue Date;

(10)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in the March 2012 Offering Circular (or in the documents incorporated by reference into the March 2012 Offering Circular) or contemplated by the Acquisition Documents;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments;”

(16)	any contribution to the capital of the Company;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;”

(18)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries;

(20)	any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness (other than Permitted Liens), (ii) any Lien securing any First-Priority Lien Obligation of any Issuer or any Note Guarantor without effectively providing that the Notes or the applicable Note Guarantee, as the case may be, shall be granted, on a basis no less favorable to the holders of the Notes than that set forth under “—Security for the Notes,” a security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations, except as set forth under “—Security for the Notes” or (iii) any Lien securing any ABL Obligation of any Issuer or any Note Guarantor without effectively providing that the Notes or the applicable Note Guarantee, as the case may be, shall be granted, on a basis no less favorable to the holders of the Notes than that set forth under “—Security for the Notes,” a security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such ABL Obligations, except as set forth under “—Security for the Notes;” provided, however, that if granting any of the foregoing security interests requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to such security interests for the benefit of the Trustee on behalf of the holders of the Notes; provided, further, however, that if such third party does not consent to the granting of such security interests after the use of commercially reasonable efforts, the Company will not be required to provide such security interests.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category (or portion thereof) of Permitted Liens described in clauses (1) through (28) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock of Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories (or portions thereof) of Permitted Liens described in clauses (1) through (28) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses (or portion thereof) of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses (or portion thereof).

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such

Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3)  of the definition of “Indebtedness.”

Reports and Other Information

The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and

(b)	such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent of the Company is or becomes a Note Guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Note Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Shared Services Agreement

The Indenture will provide that prior to the second anniversary of the Issue Date, the Company (x) shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any amendment to the Shared Services Agreement unless such amendment, taken as a whole, is fair to the Issuers from a financial point of view (as determined in good faith by the Board of Directors of the Company), it being understood that if the Issuers obtain a letter from an Independent Financial Advisor stating that such amendment is fair to the Issuers from a financial point of view, such requirement shall be deemed satisfied and (y) shall, and shall cause each of its Restricted Subsidiaries to, maintain in effect, and enforce its rights and comply with its material obligations under, the Shared Services Agreement.

Distributions from NewPage

The Indenture will provide that within 30 days following the end of each of the first two four full fiscal quarter periods ending after the Issue Date, the Issuers shall cause the NewPage Entities to directly or indirectly distribute to the Issuers an aggregate amount equal to the lesser of (x) $50.0 million and (y) the NewPage Available Funds for such period; provided, that this covenant shall not require the NewPage Entities to distribute any amounts to the Issuers if (1) a default or event of default (including any event that after notice or passage of time or both would constitute a default or event of default) exists under any material agreement, indenture, instrument or other document governing any of the NewPage Entities’ Indebtedness, (2) such distribution would result in a default or event of default (including any event that after notice or the passage of time or both would be a default or event of default) under, or breach an obligation under or violate, any material agreement, indenture, instrument or other document governing any of the NewPage Entities’ Indebtedness, or (3) such distribution would not be permitted under applicable law and provided, further, that for the avoidance of doubt, the provisions of this covenant shall not apply subsequent to the second period of four full fiscal quarters after the Issue Date.

Distribution of Proceeds of NewPage Indebtedness

The Indenture will provide that the Company shall cause the NewPage Asset Entities to distribute the proceeds of any third-party Indebtedness for borrowed money incurred or guaranteed by the NewPage Asset Entities or secured by a Lien on any NewPage Assets (other than NewPage Excluded Amounts) during any NewPage Applicable Period to the Issuers or any Guarantor within 30 calendar days of the end of such NewPage Applicable Period; provided, that this covenant shall not require the NewPage Asset Entities to distribute any amounts to the Issuers or any Guarantor if (1) a default or event of default (including any event that after notice or passage of time or both would constitute a default or event of default) exists under any material agreement, indenture, instrument or other document governing any of the NewPage Asset Entities’ Indebtedness, (2) such distribution would result in a default or event of default (including any event that after notice or the passage of time or both would be a default or event of default) under, or breach an obligation under or violate, any material agreement, indenture, instrument or other document governing any of the NewPage Asset Entities’ Indebtedness, or (3) such distribution would not be permitted under applicable law.

Incurrence of First-Priority Indebtedness in Exchange for Certain Obligations

The Indenture will provide that:

(a)	The Company will not, and will cause its Restricted Subsidiaries not to, (i) exchange (x) First-Priority Lien Obligations or (y) ABL Obligations for Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries or (ii) redeem, repurchase, defease or otherwise acquire or retire Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries with the proceeds of the issuance of (x) First-Priority Lien Obligations or (y) ABL Obligations, in each case unless after giving effect to the incurrence thereof, the Consolidated First-Lien Secured Debt Ratio (provided, that solely for the purposes of this covenant, at any time that the Consolidated First-Lien Secured Debt Ratio is calculated, it shall include any Senior Subordinated Notes outstanding at such time with a Stated Maturity no later than the date that is one year after the Stated Maturity of the Notes in the numerator of such ratio after giving effect to the transaction for which such ratio is being calculated) would be less than or equal to 2.00 to 1.00.

(b)	The Company will not, and will cause its Restricted Subsidiaries not to, (i) exchange Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets for Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries or (ii) redeem, repurchase, defease or otherwise acquire or retire Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries with the proceeds of Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets.

The limitations set forth in this covenant shall not restrict the ability of the Company or its Restricted Subsidiaries to exchange First-Priority Lien Obligations, ABL Obligations or Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets for Senior Subordinated Notes or to redeem, repurchase, defease or otherwise acquire or retire Senior Subordinated Notes with the proceeds of the issuance of First-Priority Lien Obligations, ABL Obligations or Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets to the extent such exchange, redemption, repurchase or defeasance occurs within one year of the Stated Maturity of such Senior Subordinated Notes.

Future Note Guarantors

The Indenture will provide that the Company will cause each Restricted Subsidiary that is a wholly owned Domestic Subsidiary and that guarantees Indebtedness of the Company or any of the Guarantors (unless such Subsidiary is Finance Co. or a Receivables Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Limitation on Business Activities of Finance Co.

The Indenture will provide that Finance Co. will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Co. by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Co. will not Incur any material liabilities or obligations other than the Note Obligations, Obligations under the Credit Agreements, Obligations under the Existing First-Lien Notes, Obligations under the Existing Secured Notes, the Second Lien Notes Obligations, its Obligations under the Senior Subordinated Notes and other Indebtedness permitted to be Incurred by Finance Co.

as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. Finance Co. shall be a Wholly Owned Subsidiary of the Company at all times.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Company

The Indenture will provide that the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called a “Successor Company”);

(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Company (including any Successor Company thereto) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b)	the Fixed Charge Coverage Ratio for the Company (including any Successor Company thereto) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

A Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under the Indenture and the Notes.

Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Finance Co.

The Indenture will provide that Finance Co. may not, directly or indirectly, consolidate, amalgamate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1)	Finance Co. is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Finance Co.) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Finance Co. or such Person, as the case may be, being herein called a “Successor Co-Issuer”);

(2)	the Successor Co-Issuer (if other than Finance Co.) expressly assumes all the obligations of Finance Co. under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures;

(3)	immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(4)	the Successor Co-Issuer (if other than Finance Co.) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Guarantors

The Indenture will further provide that subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Note Guarantor, each Note Guarantor will not, and the Company will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture, such Note Guarantors’ Note Guarantee and the Security Documents pursuant to a supplemental indenture or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales;” and

(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to any Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor; provided, that at the time of each such Transfer the aggregate amount of all such Transfers since the Existing First-Lien Issue Date shall not exceed 5.0% of the consolidated assets of the Company, Finance Co. and the Note Guarantors as shown on the most recent available balance sheet of the Company and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Existing First-Lien Issue Date.

Defaults

An Event of Default will be defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Company or any of its Restricted Subsidiaries to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4)	the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(5)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)	certain events of bankruptcy, insolvency or reorganization of the either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(8)	any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such Default continues for 10 days,

(9)	unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, any Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or

(10)	the failure by any Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuers of the default and the Company does not cure such default within the time specified in clause (4) and (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions and the provisions of the Senior Lien Intercreditor Agreement, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Note Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8)	except as expressly permitted by the Indenture, modify any Note Guarantee in any manner adverse to the holders,

(9)	expressly subordinate the Notes or any Note Guarantee in right of payment to any other Indebtedness of the Issuers or any Note Guarantor, or

(10)	make any change in the provisions in the Security Documents or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents.

Without the consent of any holder, the Issuers, the Note Guarantors (as applicable) and the Trustee may amend the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Note Documents to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company or Successor Co-Issuer of the obligations of an Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture and the Security Documents when permitted or required by the Indenture or the Security Documents, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes, as the case may be. In addition, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents may be amended to reflect the addition of holders of additional secured Indebtedness to the extent the grant of Liens to secure such Indebtedness is permitted by the Indenture. The Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to ABL Obligations or First-Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3)	the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and their obligations under the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the Notes, the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the change of control default provision and the security default provisions described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and certain provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9), or (10) under “—Defaults” or because of the failure of the Company to comply with “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel from counsel of recognized standing in respect of U.S. federal income tax matters stating that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust, National Association will be the Trustee under the Indenture and will be appointed by the Issuers as registrar (in such capacity, the “Registrar”) and a paying agent (in such capacity, the “Paying Agent”) with regard to the Notes.

Wilmington Trust National Association or its affiliate, Wilmington Trust Company, serves as trustee for each series of the Issuers’ existing notes and will serve as the trustee for the New Second-Lien Notes and the New Subordinated Notes. Consequently, if a default occurs with respect to the Notes, the Existing Fixed Rate Second-Lien Notes, the Existing Floating Rate Second-Lien Notes or the Senior Subordinated Notes, Wilmington Trust, National Association or Wilmington Trust Company (as applicable) may be considered to have a conflicting interest for the purposes of the TIA. In that case, the applicable trustee may be required to resign under one or more of the indentures, and would be required to appoint a successor trustee.

The Indenture will contain and the TIA contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“11.5% First-Lien Notes” means the 11.5% Senior Secured Notes due 2014 of the Issuers.

“ABL Facility” means (i) the revolving credit agreement designated by the Company as the “ABL Facility” entered into on May 4, 2012, among Verso Paper Financing Holdings LLC, the Company and each other Subsidiary of the Company from time to time designated as a “Borrower” thereunder, the lenders and agents party thereto and Citibank, N.A. (or an affiliate thereof), as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “ABL Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Collateral Agent” means the “Collateral Agent” (or similar entity) under the ABL Facility Documents and any successor thereto in such capacity.

“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the ABL Facility or relating to ABL Obligations).

“ABL Liens” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“ABL Obligations” means the Obligations of the borrowers and other obligors (including the Issuers and the Note Guarantors) under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof.

“ABL Priority Collateral” has the meaning ascribed to such term under “Security for the Notes.”

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by the Company and certain of its Affiliates of certain assets and equity interests in certain entities, in each case related to the catalog and magazine paper business of International Paper Company, a New York corporation, pursuant to the Agreement of Purchase and Sale.

“Acquisition Documents” means the Agreement of Purchase and Sale and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Additional First-Priority Lien Secured Party” means the holders of any Other First-Priority Lien Obligations that are Incurred after the Issue Date.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization income and expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)

the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Company and its Subsidiaries as described with particularity in the March 2012 Offering Circular (including the documents incorporated therein by reference) and as in effect on the Existing First-Lien Issue Date; plus

(6)	non-operating expenses (minus non-operating income);

less,	without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement of Purchase and Sale” means the agreement of purchase and sale, dated as of June 4, 2006, by and among International Paper Company, a New York corporation, CMP Investments LP, a Delaware limited partnership, and CMP Holdings LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time.

“Applicable Accounting Standards” means, initially, GAAP; provided, however, that the Company may, upon not less than sixty (60) days’ prior written notice to the Trustee, change to IFRS; provided, however, that notwithstanding the foregoing, if the Company changes to IFRS, it may elect, in its sole discretion, to continue to utilize GAAP for the purposes of making all calculations under the Indenture that are subject to Applicable Accounting Standards and the notice to the Trustee required upon the change to IFRS shall set forth whether or not the Company intends to continue to use GAAP for purposes of making all calculations under the Indenture. In the event the Company elects to change to IFRS for purposes of making calculations under the Indenture, references in the Indenture to a standard or rule under GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Applicable Collateral Agent” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Applicable Obligations” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuers, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at the first anniversary of the Issue Date (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through the first anniversary of the Issue Date (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of such Note.

“Asset	Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g)	foreclosure on assets of the Company or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)	the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property;

(n)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(o)	any sale of Specified Non-Core Assets.

“Authorized First-Lien Collateral Agent” has the meaning ascribed to such term under “—Intercreditor Agreements—First-Priority Intercreditor Agreement.”

“Authorized Representative” means (i) in the case of the Notes, the Collateral Agent, (ii) in the case of the Existing First-Lien Notes, the collateral agent for the Existing First-Lien Notes, (iii) in the case of the First-Lien Revolving Facility, the First-Lien Revolving Facility Collateral Agent, and (iv) in the case of any Series of Other First-Priority Lien Obligation that become subject to the First-Priority Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of a Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means, as of any date, the sum of (x) 90% of the book value of the inventory of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with Applicable Accounting Standards (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Bucksport Co-Gen Assets” means all right, title and interest of Verso Bucksport LLC in, to and under the Amended and Restated Co-Ownership, Operating & Mutual Sales Agreement, dated as of July 27, 1999, by and between Champion International Corporation and Bucksport Energy LLC (as the same may be amended from time to time on terms, taken as a whole, not materially adverse to the holders of Notes, in the good-faith determination of the Company), including without limitation any ownership interests as tenants in common in the property rights established pursuant thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Standards.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(5)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(9)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10)	instruments equivalent to those referred to in clauses (1) through (9) above denominated in euros or any other foreign currency and comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Tender Offer” means the Issuers’ tender offer for the 11.5% First-Lien Notes pursuant to the Offer to Purchase, dated as of March 7, 2012.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as “Collateral Agent” under the Indenture, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement and the Security Documents and any successor thereto in such capacity.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First-Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First-Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Consolidated First-Lien Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination that constitutes ABL Obligations or First-Priority Lien Obligations (with any Indebtedness incurred pursuant to clause (a)(ii)(y) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” deemed to be a First-Priority Lien Obligation for this purpose in connection with any measurement of the Consolidated First-Lien Secured Debt Ratio pursuant to such clause) less the Unrestricted Cash of the Company and its Restricted Subsidiaries on such date to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated First-Lien Secured Debt Ratio, in connection with the incurrence of Indebtedness to be secured by any Lien pursuant to clause (6)(C) of the definition of “Permitted Liens,” the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any expenses constituting transition expenses attributable to the Company becoming an independent operating company in connection with the Transactions, any severance expenses, any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments in connection with the Transactions, in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time non-cash charges or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after August 1, 2006 shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than Finance Co. or any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(11)	any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after August 1, 2006 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Existing First-Lien Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established within twelve months after August 1, 2006, and that are so required to be established in accordance with Applicable Accounting Standards shall be excluded;

(14)	solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17)	solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with Applicable Accounting Standards and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with Applicable Accounting Standards, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with Applicable Accounting Standards.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of any Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of such Issuer or such Note Guarantor after August 1, 2006; provided, that:

(1)	such cash contributions have not been used to make a Restricted Payment,

(2)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of such Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Subordinated Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

(3)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) (A) the Existing Credit Agreement, (B) the ABL Facility and (C) the First-Lien Revolving Facility, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not any credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“DIP Financing” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in the Senior Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement with respect to the reinstatement or continuation of any ABL Obligations under certain circumstances, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Facility, delivery of cash collateral or backstop letters of credit in respect thereof in a manner reasonably satisfactory to the ABL Facility Collateral Agent and issuing lenders under the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the ABL Facility (as defined therein); provided, that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement asset backed credit facility (unless in connection with such replacement all of the ABL Obligations are repaid in full in cash (and the other conditions set forth in this definition prior to the proviso are satisfied) with the proceeds of a Qualified Receivables Financing, in which case a Discharge of ABL Obligations shall be deemed to have occurred). In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of First-Priority Lien Obligations” shall mean, except to the extent otherwise provided in the Senior Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement with respect to the reinstatement or continuation of any First-Priority Lien Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First-Priority Lien Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First-Priority Lien Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First-Priority Lien Secured Parties under such document evidencing such Obligation; provided, that the Discharge of First-Priority Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First-Priority Lien Obligations. In the event the First-Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First-Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Existing First-Lien Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means new Notes issued in an exchange offer registered under the Securities Act in respect of the Notes issued in transactions not registered under the Securities Act.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after August 1, 2006 from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Equity” means:

(1)	the issued and outstanding voting equity interests of any Foreign Subsidiary directly owned by a Pledgor, to the extent the pledge of any such equity interest would cause more than 65% of the outstanding voting equity interests of such Foreign Subsidiary to be pledged;

(2)	to the extent applicable law requires that a Subsidiary of a Pledgor issue director’ qualifying shares, such shares or nominee or other similar shares,

(3)	any equity interests of a Subsidiary to the extent that, as of the Issue Date, and for so long as, such a pledge of such equity interests would violate applicable law or an enforceable contractual obligation binding on or relating to such equity interests;

(4)	any equity interests acquired after the Issue Date in a person that is not a Subsidiary if, and to the extent that, and for so long as, a grant of a security interest in such equity interest would violate applicable law or an enforceable contractual obligation binding on or relating to such equity interests (if such obligation existed at the time of acquisition of such equity interests and was not created or made binding on such equity interests in contemplation of or in connection with the acquisition of such equity interests); and

(5)	equity interests owned by Verso Paper LLC in each of (a) Androscoggin Reservoir Company and (b) Gulf Island Oxygenation Project L.P., for so long as such interests are subject to an enforceable contractual obligation (including rights of first refusal) restricting the grant of a security interest therein.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 3, 2009, among Verso Paper Finance Holdings LLC, the Company, the other Subsidiaries of the Company party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent and the other agents and lenders party thereto.

“Existing First-Lien Issue Date” means March 21, 2012.

“Existing First-Lien Notes” means the 11.75% Senior Secured Notes due 2019 issued by the Issuers under the Existing First-Lien Notes Indenture.

“Existing First-Lien Notes Indenture” means the Indenture, dated as of March 21, 2012, among the Issuers, the Guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Fixed Rate Second-Lien Notes” means the 8 3⁄4% Second Priority Senior Secured Notes due 2019 issued by the Issuers.

“Existing Floating Rate Second-Lien Notes” means the Second-Priority Senior Secured Floating Rate Notes due 2014 issued by the Issuers.

“Existing Junior Indebtedness” means, collectively, (i) the Senior Subordinated Notes outstanding on the Issue Date and (ii) the Second-Lien Notes outstanding on the Issue Date.

“Existing Secured Notes” means the 11.75% Secured Notes due 2019 issued by the Issuers.

“Existing Senior Subordinated Notes” means the 11.375% Senior Subordinated Notes due 2016 issued by the Issuers.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Lien Intercreditor Agreement” means the Intercreditor Agreement dated as of May 11, 2012, among Verso Paper Holdings LLC, Verso Paper Finance Holdings LLC, the subsidiaries of Verso Paper Holdings LLC name therein, Citibank, N.A., as intercreditor agent, Citibank, N.A., as administrative agent under the credit agreement dated as of May 4, 2012, Credit Suisse AG, Cayman Islands Branch, as administrative agent under the credit agreement dated as of May 4, 2012, Wilmington Trust, National Association, as trustee under the Existing First-Lien Notes Indenture and Wilmington Trust, National Association, as trustee and collateral agent under the indenture dated as of May 11, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“First-Lien Collateral Agent” means each of the Collateral Agent, the First-Lien Revolving Facility Collateral Agent and any other collateral agent with respect to any Other First-Priority Lien Obligation.

“First-Lien Revolving Facility” means (i) the Existing Credit Agreement as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “First-Lien Revolving Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time. References to the “First-Lien Revolving Facility” also refer to the “New First-Lien Revolving Facility.”

“First-Lien Revolving Facility Collateral Agent” means Credit Suisse, Cayman Islands Branch, in its capacity as “Collateral Agent” under the First-Lien Revolving Facility Documents and any successor thereto in such capacity.

“First-Lien Revolving Facility Documents” means the agreements and other instruments governing the First-Lien Revolving Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the First-Lien Revolving Facility or relating to First-Lien Revolving Facility Obligations).

“First-Lien Revolving Facility Obligations” means the Obligations of the borrowers and other obligors (including the Issuers and the Note Guarantors) under the First-Lien Revolving Facility or any of the other First-Lien Revolving Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the First-Lien Revolving Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the First-Lien Revolving Facility Documents, according to the respective terms thereof.

“First-Priority Intercreditor Agreement” has the meaning ascribed to such term under “—Intercreditor Agreements—First-Priority Intercreditor Agreement.”

“First-Priority Lien Obligations” means (a) all First-Lien Revolving Facility Obligations (to the extent such Obligations are secured by Permitted Liens ranking equally with the Liens securing the Note Obligations), (b) all Note Obligations, (c) all Other First-Priority Lien Obligations and (d) all other Obligations of the Issuers or any of their Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Obligations described in clause (a) or (c) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“First-Priority Lien Secured Parties” means (a) the holders of the First-Priority Lien Obligations and (b) any Additional First-Priority Lien Secured Parties.

“First-Priority Liens” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with Applicable Accounting Standards), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has both determined to make and made after August 1, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate (such Officers’ Certificate shall also set forth any adjustment made in connection with any previous calculation of “Adjusted EBITDA” under the Indenture which either was realized or is no longer expected to be realized and the remaining amount of adjustments permitted in accordance with the first proviso of this paragraph), to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions and the Merger) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical Financial Data” under “Summary” in the March 2012 Offering Circular to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.; provided, however, that at the time of any calculation of “Adjusted EBITDA” under the Indenture, the aggregate amount of adjustments described in clause (1) above made in connection with such calculation shall not exceed $175.0 million less the amount of any such adjustment made in connection with any previous calculation of “Adjusted EBITDA” under the Indenture which either was realized or is no longer expected to be realized; provided, further, that the aggregate amount of such adjustments in respect of the “profitability program” or any other pro forma amounts that have not yet been realized described in clause (2) above shall not exceed (w) $30.0 million in any four-quarter reference period ending on or before the end of the fourth full fiscal quarter following the Issue Date, (x) $25.0 million in any four-quarter reference period ending thereafter and on or before the end of the eighth full fiscal quarter following the Issue Date, (y) $20.0 million in any four-quarter reference period ending thereafter and on or before the end of the twelfth full fiscal quarter following the Issue Date and (z) $0 thereafter.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Standards. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants

and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on August 1, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Company to change Applicable Accounting Standards to IFRS; provided, that IFRS shall not include any provisions of such standards that would require a lease that would be classified as an operating lease under GAAP to be classified as indebtedness or a finance or capital lease.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation Incurred in the ordinary course of business, and (ii) any earn-out obligations until such obligations becomes a liability on the balance sheet of such Person in accordance with Applicable Accounting Standards), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with Applicable Accounting Standards;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, Trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include:

(1)	Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money;

(2)	deferred or prepaid revenues;

(3)	purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

(4)	Obligations under or in respect of Qualified Receivables Financing; or

(5)	obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

“Intercreditor Agent” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by Applicable Accounting Standards to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Initial Notes are first issued.

“Junior Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its term subordinated in right of payment to the Notes and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Junior Lien Intercreditor Agreement” means the intercreditor agreement dated as of August 1, 2006 among Credit Suisse, Cayman Islands Branch, as agent under the Senior Credit Documents (as defined therein), Wilmington Trust Company, as trustee under the Second-Lien Notes, the Issuers, each guarantor thereunder and the other parties from time to time party thereto, as heretofore and hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Second-Lien Notes Indentures.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, that in no event shall an operating lease be deemed to constitute a Lien.

“March 2012 Offering Circular” means the final offering circular relating to the offering of the Existing First-Lien Notes dated March 8, 2012.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Existing

First-Lien Issue Date together with (1) any new directors whose election by such boards of directors or managers or whose nomination for election by the equityholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Existing First-Lien Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Existing First-Lien Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso Paper Corp., Verso Merger Sub Inc. and NewPage Holdings, Inc., and any other agreements or instruments contemplated thereby, in each case as amended, restated, supplemented or modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with Applicable Accounting Standards and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) or any Tax Distributions resulting therefrom, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with Applicable Accounting Standards against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New First-Lien Revolving Facility” means (i) the new first priority revolving facility entered into on May 4, 2012, among the Issuers and each other Subsidiary of the Company from time to time designated a “Borrower” thereunder, the lenders and agents party thereto and Credit Suisse, as administrative agent, as may be amended restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “New First-Lien Revolving Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“New Second-Lien Notes” means the Second Priority Adjustable Senior Secured Notes issued by the Issuers.

“New Subordinated Notes” means the Adjustable Senior Subordinated Notes issued by the Issuers.

“NewPage Applicable Period” shall mean a period of four consecutive fiscal quarters of the NewPage Entities.

“NewPage Asset Entities” shall mean, collectively, the NewPage Entities and any other Restricted Subsidiary of the Company that is not a Guarantor or an Issuer into which any material portion of the NewPage Assets have been transferred.

“NewPage Assets” shall mean the assets of the NewPage Entities as of the Issue Date.

“NewPage Available Funds” means, as of any date of determination, NewPage Excess Cash Flow for the applicable period of four full fiscal quarters following the Issue Date plus (only during the first period of four fiscal quarters following the Issue Date) amounts available for borrowing under the NewPage Entities’ asset-based revolving credit facility in effect on the Issue Date on the last day of such period.

“NewPage Entities” means, collectively, NewPage Investment Company LLC, any direct or indirect parent of NewPage Investment Company LLC (the Equity Interests of which are owned directly or indirectly by an Issuer or a Guarantor) that is not a Guarantor and any of their respective Subsidiaries.

“NewPage Excess Cash Flow” means, with respect to a NewPage Applicable Period, “Excess Cash Flow” (as defined in the NewPage Term Loan Credit Agreement) of the NewPage Entities for such NewPage Applicable Period minus (to the extent not already deducted from the foregoing) any mandatory or optional prepayments on the NewPage Entities’ term loan facility during such NewPage Applicable Period.

“NewPage Excluded Amounts” means (as determined in good faith by the Company) at the end of a NewPage Applicable Period, the sum of (i) amounts invested in real or personal assets used or useful in the business of the NewPage Entities on the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, or used for working capital of the NewPage Entities, in each case during such NewPage Applicable Period (or if not so invested or used in such NewPage Applicable Period, reasonably expected to be invested or used in subsequent NewPage Applicable Periods), (ii) amounts to be used for any mandatory or optional prepayments of the NewPage Entities’ Indebtedness during or with respect to such NewPage Applicable Period or the subsequent NewPage Applicable Period and (iii) amounts such that, when together with other sources of liquidity available to the NewPage Entities, the NewPage Entities shall have access to funds sufficient to meet the reasonably anticipated liquidity needs of the NewPage Entities.

“NewPage Term Loan Credit Agreement” means the credit agreement governing the NewPage Entities’ term loan facility in effect on the Issue Date after giving effect to the consummation of the Merger.

“Note Documents” means the Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Guarantee” means any guarantee of the Obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided, that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Note Obligations” means the Obligations of the Issuers and any other obligor under the Indenture or any of the other Note Documents, including any Note Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Note Documents and the performance of all other Obligations of the Issuers and the Note Guarantors to the Trustee and the holders of Notes under Note Documents, according to the respective terms thereof.

“Notes Priority Collateral” has the meaning ascribed to such term under “Security for the Notes.”

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Original Credit Agreement” means the Credit Agreement dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, the Company, the other Subsidiaries of the Company party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent and the other lenders and agents party thereto.

“Other First-Priority Lien Obligations” means Obligations of the Issuers and the Note Guarantors (other than Note Obligations and the First-Lien Revolving Facility Obligations) that are equally and ratably secured with the Note Obligations and are designated by the Company as “Other First-Priority Lien Obligations.” For the avoidance of doubt, the Obligations under the Existing First-Lien Notes constitute Other First-Priority Lien Obligations.

“Pari Passu Indebtedness” means:

(1)	with respect to any Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes and is secured by Liens on the Collateral with the same priority as the Liens securing the Notes; and

(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee and is secured by Liens on the Collateral with the same priority as the Liens securing the Note Guarantees.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Company and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company or any direct or indirect parent company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made (or is not required to be made) in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, August 1, 2006;

(6)	advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9)	any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments;”

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors;”

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18)	additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on August 1, 2006 not to exceed $20.0 million at any one time;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(20)	Investments of a Restricted Subsidiary of the Company acquired after August 1, 2006 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after August 1, 2006 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, Liens arising out of timber cutting, hauling or sales contracts, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary, permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of such clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary), (C) Liens Incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is Incurred pursuant to this clause (6)(C) as designated by the Company; provided, however, that, (I) to the extent such Lien is Incurred on Collateral, such Lien is subject to the Senior Lien Intercreditor Agreement, (II) other than with respect to Liens Incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of Incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated First-Lien Secured Debt Ratio would be no greater than 2.375 to 1.00, which proviso (II) shall not apply to any Lien which is deemed to be Incurred under this clause (6)(C) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20)), and (III) with respect to Liens Incurred to secure Indebtedness (“Refinancing Secured Indebtedness”) to refinance, refund or otherwise retire for value Existing Junior Indebtedness, at the time of Incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), either (x) the Consolidated First-Lien Secured Debt Ratio would be no greater than 2.25 to 1.00 or (y) not more than $300.0 million of such Refinancing Secured Indebtedness is then outstanding, (D) Liens securing Note Obligations in respect of the Notes and Note Guarantees issued on the Issue Date and Obligations under the Existing First-Lien Notes, and (E) Liens on the Collateral securing any Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that rank junior to the Liens securing the Note Obligations pursuant to intercreditor arrangements no less favorable to holders of Notes than those contained in the Junior Lien Intercreditor Agreement;

(7)	Liens existing on the Existing First-Lien Issue Date (other than Liens described in clause (6)(C) above and Liens securing Obligations under the Existing First-Lien Notes);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9)	Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to Clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company (other than pursuant to after acquired property clauses in effect with respect to such Liens at the time of acquisition on property of the type that would have been subject to such Liens notwithstanding the occurrence of such acquisition);

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11)	Liens securing Hedging Obligations and cash management Obligations not incurred in violation of the Indenture; provided, that with respect to Hedging Obligations and cash management Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of any Issuer or any Note Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (6)(C), (6)(D), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (6)(C), (6)(D), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(C), and for purposes of clause (1) under “—Release of Collateral” and for purposes of clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(21)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens Incurred to secure cash management services in the ordinary course of business;

(25)	other Liens in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary; and

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens Incurred satisfy clause (6)(C) above if such determination is set forth in an Officers’ Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was Incurred as permitted by clause (6)(C).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledgors” has the meaning ascribed to such term under “—Security for the Notes.”

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of one or more Receivables Subsidiaries that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiaries are made at Fair Market Value (as determined in good faith by the Company); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Second-Lien Notes or any Refinancing Indebtedness with respect to the Second-Lien Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding (x) guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings and (y) guarantees by other Receivables Subsidiaries), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company (other than another Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company (other than another Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any other Subsidiary of the Company (other than another Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c)	to which neither the Company nor any other Subsidiary of the Company (other than another Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original lenders or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” shall have correlative meanings.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second-Lien Future Indebtedness” means Indebtedness or Obligations of the Company and its Subsidiaries that is to be equally and ratably secured with the Second-Lien Notes and is so designated by the Company as “Second-Lien Future Indebtedness;” provided, however, that such Second-Lien Future Indebtedness is permitted to be so incurred in accordance with any applicable documents governing senior debt and any Second-Priority Documents, as applicable.

“Second-Lien Notes” means the (i) the Existing Floating Rate Second-Lien Notes, (ii) the Existing Fixed Rate Second-Lien Notes and (iii) the New Second-Lien Notes.

“Second-Lien Notes Collateral Documents” shall mean the Collateral Agreement, dated as of August 1, 2006, among the Company, certain other grantors and the collateral agent thereunder in respect of the Second-Lien Notes and the Second-Lien Notes Indentures, and any other document or instrument pursuant to which a Lien is granted by any grantor to secure any Second-Lien Notes Obligations or under which rights or remedies with respect to any such Lien are governed.

“Second-Lien Notes Documents” means (a) the Second-Lien Notes Indentures, the Second-Lien Notes, the Second-Lien Notes Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second-Lien Notes Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Second-Lien Notes Indentures” means, collectively, (i) the indenture governing the Existing Floating Rate Second-Lien Notes, dated as of August 1, 2006, (ii) the indenture governing the Existing Fixed Rate Second-Lien Notes, dated as of January 26, 2011 and (iii) the indenture governing the New Second-Lien Notes, in each case as each such indenture may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Second-Lien Notes Obligations” means Obligations in respect of the Second-Lien Notes or arising under the Second-Lien Note Documents or any of them, including all fees and expenses of the trustee thereunder.

“Second-Lien Notes Trustee” means the party named as trustee in each of the Second-Lien Notes Indentures until a successor replaces it and, thereafter, means the successor.

“Second-Lien Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the holders of the Second-Priority Lien Obligations, as contemplated by the Second-Priority Documents.

“Second-Priority Agents” means (a) the Second-Lien Notes Trustee and (b) the collateral agent for any Second-Lien Future Indebtedness (including the collateral agent under the Second-Lien Notes Collateral Documents).

“Second-Priority Documents” means the Second-Lien Notes Documents and any other document or instrument evidencing or governing any Second-Lien Future Indebtedness.

“Second-Priority Lien Obligations” means (a) the Second-Lien Notes Obligations and (b) all other Obligations in respect of, or arising under, the Second-Priority Documents, including all fees and expenses of the collateral agent for any Second-Lien Future Indebtedness.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Credit Documents” means the collective reference to a Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Senior Lien Intercreditor Agreement” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Senior Lien Obligations” has the meaning ascribed to such term under “—Intercreditor Agreements—Junior Lien Intercreditor Agreement.”

“Senior Subordinated Notes” means (i) the Existing Senior Subordinated Notes and (ii) the New Subordinated Notes issued by the Issuers.

“Series” means with respect to the First-Priority Lien Secured Parties, each of (i) the secured parties under the First-Lien Revolving Facility (in their capacities as such), (ii) the holders of the Existing First-Lien Notes, the collateral agent for the Existing First-Lien Notes and the trustee for the Existing First-Lien Notes (each in their capacity as such), (iii) the holders of the Notes, the Collateral Agent and the Trustee (each in their capacity as such) and (iv) the Additional First-Lien Secured Parties that become subject to the Senior Lien Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties).

“Shared Services Agreement” means the shared services agreement to be entered into on or contemporaneously with the Issue Date between the Company and its Restricted Subsidiaries (other than the NewPage Entities) and NewPage Investment Company LLC or any of its subsidiaries, among others, in connection with the Merger, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not in violation of covenant described under “—Certain Covenants—Shared Services Agreement.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Existing First-Lien Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Indebtedness” means (i) the Existing Secured Notes, (ii) the Existing Fixed Rate Second-Lien Notes, (iii) the New Second-Lien Notes, (iv) the Senior Subordinated Notes and (v) any other Indebtedness (other than First-Priority Lien Obligations or Indebtedness of the NewPage Asset Entities) of the Company and its Restricted Subsidiaries incurred to Refinance any of such Indebtedness listed in clauses (i) through (iv) above.

“Specified Non-Core Assets” means hydro-electric dams and related assets.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”), (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company and (iii) any other Affiliate of Apollo Management, L.P. that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, calculated on a pro forma basis after giving effect to any acquisition or disposition of a Person or business subsequent to the date of such balance sheet and consummated substantially contemporaneously with or prior to the time of calculation.

“Transactions” refers collectively to (i) the offering of the Existing First-Lien Notes and the use of proceeds therefrom, (ii) the Cash Tender Offer and the redemption of any remaining 11.5% First-Lien Notes, (iii) entry into the New First-Lien Revolving Facility and the ABL Facility, (iv) the Acquisition and the transactions related thereto, (v) the offering of the Second-Lien Notes and the Senior Subordinated Notes and (vi) borrowings made pursuant to the Original Credit Agreement in connection with the Acquisition.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of the most recently issued United States Treasury security as displayed by Bloomberg LP (or any successor service) on screens PX1 through PX8 (or any screens that may replace such screens on such service) that has a remaining term most nearly equal to the period from such redemption date, as determined by the Issuers, to the first anniversary of the Issue Date; provided, however, that if the period from such redemption date to the first anniversary of the Issue Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)

any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing First-Lien Notes Indenture will be Unrestricted Subsidiaries.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the New First Lien Notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of The Depository Trust Company (“DTC”) or a nominee thereof.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the holders of the New First Lien Notes and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the New First Lien Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New First Lien Notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the New First Lien Notes.

Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of New First Lien Notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New First Lien Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will include legends with applicable transfer restrictions for such New First Lien Notes.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the New First Lien Notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the New First Lien Notes will be limited to such extent.

DESCRIPTION OF VERSO CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws. We refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been filed with the SEC.

As of December 31, 2013, there were 53,172,484 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Pursuant to our amended and restated certificate of incorporation, we are authorized to issue up to 250,000,000 shares of common stock, $.01 par value per share. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, if issued and paid for, fully paid and nonassessable. If we issue any preferred stock, the rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our preferred stock. See “Preferred Stock.”

Preferred Stock

Pursuant to the terms of our amended and restated certificate of incorporation, we are authorized to issue up to 20,000,000 shares of preferred stock, $.01 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock has such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as was determined by our board of directors.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences was to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

Registration Rights Agreement

Pursuant to our Registration Rights Agreement, we agreed to register shares of our common stock owned by Verso Investments LP, the individual limited partners of Verso Management LP and their permitted transferees under the following circumstances:

•	Demand Rights. At any time upon the written request from Verso Investments LP, we will register shares of our common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the SEC. We may defer a demand registration by up to 90 days if our board of directors determines it would be materially detrimental to us to file a registration statement.

•	Piggyback Rights. If at any time we file a registration statement for the purposes of making a public offering of our common stock, or register outstanding shares of our common stock for resale on behalf of any holder of our common stock, Verso Investments LP, the individual limited partners of Verso Management LP and their permitted transferees may elect to include in such registration statement any shares of common stock such person holds. The managing underwriter in the contemplated offering may exclude all or a part of the shares according to market factors pursuant to an order of priority set forth in the agreement.

Certain Corporate Anti-Takeover Provisions

Our amended and restated certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control of Verso. These provisions include:

Preferred Stock

Our board of directors has authority to issue series of preferred stock with such voting rights and other powers as the board of directors may determine, as described above.

Classified Board

Our board of directors is classified into three classes. Each director will serve a three year term and will stand for re-election once every three years.

Removal of Directors, Vacancies

Our stockholders are able to remove directors only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would have been available to the holders of our common stock if our amended and restated certificate of incorporation had not negated cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation does not permit stockholder action without a meeting by consent except for the unanimous consent of all holders of our common stock. They also provide that special meetings of our stockholders may be called only by our board of directors or the chairman of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting.

Delaware Takeover Statute

Our amended and restated articles of incorporation provide that we are not governed by Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Registrar and Transfer Company.

Exchange Listing

Verso common stock is listed on the New York Stock Exchange under the trading symbol “VRS.”

On December 16, 2013, the New York Stock Exchange, or “NYSE,” notified Verso that it has withdrawn its prior determination announced on June 25, 2013, to delist Verso common stock due to our average market capitalization being less than $75 million. This action, in turn, makes it unnecessary for Verso to move forward on our request that the NYSE’s delisting determination be reviewed by a committee of its board of directors. As a result, Verso’s review hearing scheduled for February 6, 2014, has been cancelled.

The NYSE took these favorable actions as a result of its adoption on December 10, 2013, of a uniform continued listing standard encompassing average market capitalization that is applicable to all listed companies, including us. Under the new standard, a company is considered “below criteria” by the NYSE if Verso’s average market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its total stockholders’ equity is less than $50 million.

The NYSE also notified Verso that Verso was below criteria as to the new continued listing standard. In accordance with the NYSE’s rules, within the next 45 days we intend to submit to the NYSE a plan to regain compliance with the continued listing standard. If Verso’s compliance plan is accepted, the NYSE will allow Verso a period of up to 18 months, measured from August 21, 2013, the date on which Verso first fell below compliance with the standard, in which to regain compliance. In the meantime, Verso common stock will continue to be traded on the NYSE, subject to ongoing monitoring by the NYSE and Verso’s compliance with all other applicable NYSE requirements.

Finally, as previously disclosed as of August 20, 2013, Verso remained below criteria with respect to the NYSE’s separate continued listing standard requiring that the average closing price of Verso common stock be at least $1.00 per share over a consecutive 30 trading-day period. To maintain Verso NYSE listing under this standard, Verso has until February 14, 2014, subject to extension, in which to bring the closing share price and the average closing share price of our common stock back above $1.00. As of January 31, 2014, the closing price of Verso’s common stock on the NYSE was $3.00.

COMPARISON OF RIGHTS OF HOLDERS OF VERSO COMMON STOCK AND NEWPAGE COMMON STOCK

The following is a summary of the material differences between the rights of holders of Verso common stock and the rights of holders of NewPage common stock, but it is not a complete description of those differences. These differences arise from the governing documents of the two companies, including the Verso Charter, the Verso By-laws, the NewPage Charter, the NewPage By-laws and the NewPage Stockholders Agreement. Verso and NewPage are both Delaware corporations and are governed by the DGCL. After completion of the Merger, the rights of NewPage stockholders who become Verso stockholders will be governed by the DGCL, the Verso Charter and the Verso By-laws. Verso and NewPage urge you to read each of the Verso Charter, the Verso By-laws, the NewPage Charter, the NewPage By-laws and the NewPage Stockholders Agreement in their entirety. For additional information, see “Where You Can Find More Information” below.

	VERSO	NEWPAGE
Authorized Capital Stock

Verso is authorized to issue 270,000,000 shares of capital stock divided into two classes consisting of:

250,000,000 shares of common stock, par value $0.01 per share; and

20,000,000 shares of preferred stock, par value $0.01 per share.

NewPage is authorized to issue 16,100,000 shares of capital stock divided into two classes consisting of:

16,000,000 shares of common stock, par value $0.001 per share; and

100,000 shares of preferred stock, par value $0.001 per share.

Rights of Preferred Stock	The Verso Charter provides that the Verso board of directors is expressly authorized to determine the voting powers (if any), the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.	The NewPage Charter provides that the NewPage board of directors may issue shares preferred stock in one or more series and determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

Number of Directors	The Verso Charter provides that the number of directors shall be established by the board of directors from time to time, but in no event shall the number be fewer than three. There are currently 9 members of the board of directors of Verso. In connection with the Merger, Verso has agreed to extend an offer to one of the existing members of the NewPage board of directors to serve as a director on the Verso board of directors, and the Verso stockholders will vote on the	The NewPage By-laws provide that the board will consist of one or more directors, with the precise number of directors constituting the entire board to be fixed from time to time by resolution of the board. The NewPage Stockholders Agreement provides that each stockholder party to the NewPage Stockholders Agreement agrees to vote all of his or her shares of common stock and take all other necessary actions to ensure that the number of directors is not less than six, nor more than twelve, as

VERSO	NEWPAGE

election of such person to the Verso board of directors at the next meeting of Verso stockholders with a proxy mailing date after the Merger.	determined within that range by the board of directors. The NewPage Stockholders Agreement further provides that each stockholder shall ensure that the following individuals are elected to the board to serve as directors: (i) for so long as Centerbridge-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the Centerbridge-affiliated stockholders; (ii) for so long as Goldman Sachs-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the Goldman Sachs-affiliated stockholders; (iii) for so long as J.P. Morgan Chase-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the J.P. Morgan Chase-affiliated stockholders; (iv) for so long as Oaktree-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the Oaktree-affiliated stockholders (each such director in clauses (i) through (iv) a “Designated Director,” and the stockholders in clauses (i) through (iv), the “Designating Stockholders”); and (v) the Chief Executive Officer, provided that the Chief Executive Officer shall be employed under an employment agreement which provides that, upon any termination of such person’s employment, such executive shall, upon any request by the board, immediately resign as a director and, as applicable, from the boards of directors of NewPage’s subsidiaries and any other entity for which he or she is serving, at the request of NewPage, as a director, member, manager, trustee, or similar capacity.

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Election of Directors	The Verso By-laws provide that at all meetings of stockholders for election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.	The NewPage By-laws provide that directors will be elected at the annual meeting of the stockholders and the persons receiving a plurality of the votes cast will be so elected.

Cumulative Voting	The Verso By-laws provide that each stockholder shall have one vote for each share of stock having voting power, registered in his name on Verso’s books on the record date set by the board of directors.	The NewPage Charter and By-Laws provide that each holder of common stock shall be entitled to one vote per share with respect to each outstanding share of stock held by the stockholder on the applicable record date.
Classification of Board of Directors	The Verso board of directors is divided into three classes, as nearly equal in number as possible.	The NewPage board of directors is not classified.

Term of Directorship Removal of Directors

The Verso By-laws provide that each director will serve a three year term.

The Verso Charter provides that directors may only be removed from office for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock entitled to vote in the election of directors.

The NewPage By-laws provide that each Director will hold office until his or her successor has been elected and qualified or until his or her earlier resignation, removal from office, or death.

The NewPage stockholders Agreement provides that if any Designating Stockholder proposes to remove the Designated Director appointed by such stockholder, the other stockholders will agree to cooperate in effecting such removal and taking any actions necessary to fill the resulting vacancy. Any Designated Director may be removed for cause by the affirmative vote or written consent of stockholders beneficially owning a majority of NewPage’s outstanding common stock. Any director (except a Designated Director) may be removed at any time, with or without cause, by the affirmative vote of or written consent of stockholders beneficially owning a majority of NewPage’s outstanding common stock. If any of the Designating Stockholders ceases to beneficially own at any time 5% of the outstanding shares of NewPage common stock, such Designating Stockholder shall promptly cause

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its respective Designated Director to resign, with the board’s vacancy to be filled by the directors remaining in office.

Board Vacancies	The Verso Charter provides that vacancies on the Verso board of directors resulting from death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term and until such director’s successor has been elected and has qualified.	The NewPage Stockholders Agreement provides that in the event a vacancy is created on the board at any time by the death, disability, retirement, resignation, or removal of a director (other than Designated Directors), such vacancy shall be filled until the election and qualification of a successor, by an individual designated by a majority of the directors remaining in office. In the event a vacancy is created on the board at any time by the death, disability, retirement, resignation, or removal of a Designated Director, the stockholder who designated such director shall have the exclusive right to fill such vacancy for so long as that stockholder is entitled to designate a director.
Director Nominations by Stockholders

The Verso By-laws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only (i) pursuant to Verso’s notice of meeting or any supplement thereto, (ii) by or at the direction of the board of directors, or (iii) by any stockholder who was a stockholder of record both at the time that the required notice is delivered to the Secretary of Verso and at the time of the meeting, who is entitled to vote at the meeting, and who complies with the required notice procedures.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principle executive offices not earlier that the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding

With respect to directorships not subject to designation by Designating Stockholders, the NewPage By-laws provide that any stockholder wishing to nominate a director must give timely notice of the nomination in writing to the Secretary.

To be timely, a stockholder notice must be delivered to the Secretary at the principal executive offices no earlier than 120 days before and no later than 90 days before the first anniversary of the preceding year’s annual meeting, but if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the stockholder notice must be delivered no earlier than 120 days before the annual meeting date and no later than 10 days following the day on which public announcement of the annual meeting date is first made.

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year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Verso.

Stockholder Nominations and Proposals (Requirements for Delivery and Notice)

In addition to the advance notice requirements described above, the Verso By-laws provide that a stockholder’s notice must set forth (i) for each person whom the stockholder proposes to nominate for election as a director (a) all information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (b) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) for any business other than nominations, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of the proposing stockholder; and (iii) for the

Other than the advance notice requirements described above, the NewPage Charter and By-laws do not contain additional requirements.

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stockholder giving the notice (a) the name and record address of such stockholder, (b) the class or series and number of Verso shares which are owned beneficially or of record by such stockholder, (c) a description of all hedging, derivative, swap, or other transactions engaged in by the proposing stockholder, or any arrangements or understandings, the effect or intent of which is to mitigate loss to, manage the risk or benefit of ownership of shares price changes for, or increase or decrease the voting power of, such proposing stockholder with respect to shares of capital stock of Verso, (d) a representation that such stockholder is a holder of record of Verso’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate such persons or business and (e) a representation as to whether the proposing stockholder intends (1) to deliver a proxy statement to the holders of at least the percentage of outstanding capital stock required to elect the nominee or approve the business or (2) otherwise to solicit proxies from stockholders in support of such nomination or proposal.

Stockholder Action by Written Consent	The Verso Charter and the Verso By-laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of all the outstanding stock entitled to vote thereon and is delivered to Verso by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of Verso having custody of the book in which proceedings of meetings of stockholders are recorded.

The NewPage By-laws provide that any action required or permitted to be taken by stockholders at an annual or special meeting may be taken without a meeting and without a vote, if a consent in writing setting forth the action to be taken is signed by the holders of the outstanding stock of not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote were present and voted.

In addition, the NewPage Stockholders Agreement provides that any action required or

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contemplated by the NewPage Stockholders Agreement to be taken by a majority of the stockholders may be taken by delivery of a written consent executed on behalf of one or more stockholders that beneficially own, in the aggregate, at least a majority of the shares of NewPage’s outstanding common stock.

Charter Amendments	The Verso Charter provides that any of the provisions of the Charter may be amended, altered or repealed, and other provisions authorized by the laws of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws.

The NewPage Charter provides that NewPage reserves the right to amend or repeal any provisions contained in the Charter in the manner prescribed by the laws of Delaware and all rights conferred herein upon stockholders are granted subject to this reservation.

In addition, any repeal or modification of Articles VII (limitation on director liability) or VIII (indemnification of directors and officers) of NewPage Charter shall not adversely affect any right or protection of a director existing at the time of such repeal or modification or apply in a manner adverse to a director or officer to any acts or omissions occurring prior to such repeal or modification. The NewPage Stockholders Agreement provides that the NewPage Charter shall not be amended in any manner that is inconsistent with the provisions of the NewPage Stockholders Agreement.

By-law Amendments

The Verso Charter provides

that (1) the board of directors is expressly authorized to amend or repeal the By-laws and to adopt new By-laws, without any action on the part of the stockholders, provided that no By-law adopted by the stockholders shall be amended or repealed by the board of directors if the By-law so provides and (2) the stockholders are expressly authorized to amend or repeal By-laws, whether adopted by them or otherwise, and to adopt new By-laws.

The NewPage By-laws provide that, subject to the NewPage Stockholders Agreement, the By-laws may be adopted, amended or repealed by the board or by the stockholders.

The NewPage Stockholders Agreement provides that NewPage By-laws shall not be amended in any manner that is inconsistent with the provisions of the NewPage Stockholders Agreement.

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Stockholders Agreement Amendments	N/A	The NewPage Stockholders Agreement provides that it may be modified or amended only by a writing signed by NewPage and by stockholders that beneficially own in the aggregate at least sixty-six and two-thirds percent (66 2⁄3%) of NewPage’s outstanding common stock; provided, that any modification or amendment that would reasonably be expected to disproportionately and adversely affect any stockholder in any material respect shall require the written consent of each stockholder that is so affected; provided, further, that any modification or amendment to Section 5.4 or Section 5.5 that would reasonably be expected to adversely affect the employee stockholders in any material respect shall require the written consent of employee stockholders holding a majority of the outstanding shares of common stock held by all employee stockholders.

Special Meetings of Stockholders	The Verso Charter and By-laws provide that special meetings of stockholders, for any purpose or purposes, shall be called by the board of directors or the Chairman of the board of directors, and shall not be called by any other person or persons.	The NewPage By-laws provide that special meetings of the stockholders, for any purpose or purposes, may only be called by the board or by the written request of one or more stockholders holding, in the aggregate, shares entitled to cast not less than 25% of the votes at such meeting.

Notice of Meetings of Stockholders	The Verso By-laws provide that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, which notice shall state the place, in any, date and hour of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.	The NewPage By-laws provide that whenever stockholders are required or permitted to take any action at an annual or special meeting, a notice of the meeting must be given that states the place (if any), date and time of the meeting. Notice of a special meeting must also include a description of the purpose or purposes for which the meeting is being called.

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Proxy	The Verso By-laws provide that each stockholder having the right to vote may vote in person or may authorize another person to act for him by proxy, but no proxy shall be voted upon or acted upon after three years from its date, unless said instrument provides for a longer period.	The NewPage By-laws provide that each stockholder entitled to vote at a meeting may authorize another person to act for that stockholder by proxy, but no proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period.

Limitation of Personal Liability of Directors	The Verso Charter provides that the personal liability of the directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

The NewPage Charter provides that no director shall be liable to NewPage or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exculpation is not permitted under the DGCL.

Indemnification of Directors and Officers

The Verso Charter provides that, to the fullest extent permitted or required by Section 145 of the DGCL, Verso shall indemnify any and all persons to whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to request which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity which holding such office, and shall continue as to a person who has ceased to be a director, officer or employee or agent and shall inure to the benefit of heirs, executors and administrators of such person.

The NewPage Charter provides that, to the fullest extent permitted by law, NewPage shall indemnify, and advance expenses to, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of NewPage or is or was serving at the of NewPage as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, and such right to indemnification shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

DGCL Section 203 Election	The Verso Charter contains a provision pursuant to which Verso elects not to be governed by Section 203 of the DGCL.	The NewPage Charter contains a provision pursuant to which NewPage elects not to be governed by Section 203 of the DGCL.

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Vote on Business Combinations	The Verso By-laws provide that all questions shall be decided by a majority of the votes, except where otherwise provided in the Verso Charter, the Verso By-laws, stock exchange rules, or other laws. Neither the Verso Charter nor the Verso By-laws provide for different voting procedures for business combinations.	The NewPage Stockholders Agreement and NewPage By-laws provide that, except as otherwise provided by Delaware law, any corporate action to be taken by a vote of the stockholders must be authorized by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter or by written consents signed by the holders of the majority outstanding stock.

INFORMATION ABOUT VERSO

Verso is a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

We are one of North America’s largest producers of coated groundwood paper, which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. We also produce and sell market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products.

We operate eight paper machines at three mills located in Maine and Michigan. The mills have a combined annual production capacity of 1,305,000 tons of coated paper, 160,000 tons of ultra-lightweight specialty and uncoated papers, and 930,000 tons of kraft pulp.

We sell and market our products to approximately 130 customers which comprise approximately 700 end-user accounts. We have long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers and paper merchants. Our relationships with our ten largest coated paper customers average more than 20 years. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers.

Additional information about Verso is included in the documents incorporated by reference into this joint proxy and information statement/prospectus. See “Where You Can Find More Information” beginning on page 326.

INFORMATION ABOUT NEWPAGE

Description of Business

General

NewPage competes in the global printing and writing paper business, producing coated papers, supercalendered papers, and other uncoated and specialty products. NewPage also sells its excess market pulp. Most of its sales represent coated paper shipments to North American customers. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks. For the nine months ended September 30, 2013, NewPage had net sales of $2,256 million.

NewPage operates paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. All of NewPage’s paper mills are at least partially-integrated, meaning that they produce paper, pulp and energy. Most of the energy produced at these mills is for internal use. As of December 31, 2012, NewPage’s mills had total annual production capacity of approximately 3.5 million short tons of paper, including approximately 2.9 million short tons of coated paper, approximately 400,000 short tons of uncoated paper and approximately 200,000 short tons of specialty paper. All of NewPage’s long-lived assets are located within the United States. NewPage’s mills, along with its distribution centers, are well located near major print markets, such as New York, Chicago and Minneapolis.

Creditor Protection Proceedings

NewPage and its debtor subsidiaries emerged from Chapter 11 Proceedings (defined below) on December 21, 2012 (the “Emergence Date”). NewPage’s former direct parent and debtor affiliate, NewPage Holding Corporation (“NP Holding”) and NewPage’s former indirect parent and debtor affiliate, NewPage Group Inc. (“NP Group”), dismissed their Chapter 11 cases and did not emerge on the Emergence Date.

On September 7, 2011, NP Group, NP Holding, NewPage, and the following U.S. subsidiaries: Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Canadian Sales LLC, NewPage Consolidated Papers Inc., NewPage Energy Services LLC, NewPage Port Hawkesbury Holding LLC, NewPage Wisconsin System Inc., Rumford Paper Company, Upland Resources, Inc., and Wickliffe Paper Company LLC (collectively, the “Debtors”) commenced voluntary cases (“Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended (“Chapter 11”), in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817) (“Bankruptcy Court”). Our subsidiary, Consolidated Water Power Company, was not a part of the Chapter 11 Proceedings. Separately, on September 6, 2011, our former Canadian subsidiary, NewPage Port Hawkesbury Corp. (“NPPH”), commenced proceedings seeking creditor protection under the Companies’ Creditors Arrangement Act of Canada (the “CCAA Proceedings”).

In connection with the CCAA Proceedings, NPPH was placed under the jurisdiction of the Canadian court and a court-appointed monitor. On September 25, 2012, the NPPH plan of compromise and arrangement was sanctioned by the Canadian court. Pursuant to the NPPH plan, NPPH was sold on September 28, 2012, and the monitor delivered C$31 million to the Bank of New York Mellon, as collateral trustee under the collateral trust agreement dated May 2, 2005, to be held in trust for the benefit of the holders of NewPage’s first-lien notes, second-lien notes and subordinated notes. Upon emergence from Chapter 11, the collateral trustee distributed the funds in accordance with the collateral trust agreement and the subordinated notes indenture, the Chapter 11 plan and an order of the Bankruptcy Court in the Chapter 11 Proceedings.

Events prior to emergence from Chapter 11 Proceedings

During the Chapter 11 Proceedings, the Debtors remained in possession of their U.S. assets and properties and operated their U.S. business and managed their properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Chapter 11. In general, the Debtors were authorized to operate as ongoing businesses, but could not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Subject to certain exceptions under Chapter 11, the Debtors’ filings automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors and their respective property to recover, collect or secure a claim arising prior to the filing of the Chapter 11 Proceedings. Chapter 11 gave the Debtors the ability to reject certain contracts, subject to Bankruptcy Court oversight. The Debtors engaged in a review of their respective various agreements and rejected a number of unfavorable agreements and leases, including leases of real estate and equipment. The creditors affected by these actions were given the opportunity to file proofs of claims in the Chapter 11 Proceedings.

The commencement of the Chapter 11 Proceedings constituted an event of default under substantially all of the Debtors’ pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable by their terms, although any action to enforce payment obligations was stayed as a result of the commencement of the Chapter 11 Proceedings.

Emergence from Chapter 11 Proceedings

On the Emergence Date, the Chapter 11 plan became effective and NewPage emerged from the Chapter 11 Proceedings. Upon implementation of the Chapter 11 plan, the Debtors were reorganized through the consummation of several transactions pursuant to which, among other things:

•	each of the Debtors’ operations were continued in substantially the same form;

•	all allowed pre-petition and post-petition secured claims (other than holders of First Lien Notes Claims, defined below), administrative expense claims and priority claims were paid or will be paid in full in cash, including accrued interest, if applicable, and all pre-petition and post-petition debtor in possession credit facilities were terminated;

•	holders of allowed claims (“First Lien Notes Claims” or “First Lien Noteholders”) arising from the Debtors’ pre-petition 11.375% Senior Secured Notes (“First Lien Notes”) received on account of their claims their pro rata share of (i) common stock issued by NewPage Holdings and (ii) $103 million cash;

•	a litigation trust (“Litigation Trust”) was formed for the purpose of administering the Litigation Trust assets and distributions, and evaluating and prosecuting objections to disputed general unsecured claims and pursuing other litigation claims, pursuant to the Chapter 11 plan;

•	holders of pre-petition unsecured claims (other than qualified trade creditors, described below) and undersecured claims received their pro rata share of a cash payment of $30 million made to the Litigation Trust by the Debtors upon emergence and beneficial interests in the Litigation Trust which includes, among other items, $40 million of cash related to the Stora Enso settlement;

•	the purchase of a paper machine located at the Stevens Point mill (“PM 35”), previously under a capital lease, pursuant to the Stora Enso settlement, for a total purchase price of $54 million, consisting of $40 million in cash paid to the Litigation Trust and $14 million in cash paid to Stora Enso;

•	holders of general unsecured claims that elected to become qualified trade creditors by agreeing to provide favorable credit terms to NewPage received a cash recovery of 15% of their allowed claim, payable over two years;

•	all equity interests in NewPage and its former parent entities, NP Holding and NP Group existing immediately prior to the Emergence Date, including common stock, were discharged, canceled, released and extinguished;

•	NewPage Investment issued one unit, representing sole ownership, to NewPage Holdings. NewPage issued 100 shares of common stock to NewPage Investment;

•	NewPage Holdings issued an aggregate of 7,080,000 shares of NewPage Holdings common stock, par value $0.001 per share, to the distribution agent for the benefit of the First Lien Noteholders;

•	the 2012 Long-Term Incentive Plan became effective and awards representing 371,310 shares of NewPage Holdings common stock (315,614 stock options and 55,696 restricted stock units) were granted out of a total of 786,667 shares reserved for issuance under the 2012 Long-Term Incentive Plan;

•	various previously existing employee benefit plans, including pension and other post-employment benefit plans were reinstated with certain modifications;

•	the Debtors’ assets were retained by, and were reinvested in NewPage; and

•	NewPage entered into a $500 million senior secured exit term loan credit facility and a $350 million Revolving Credit Facility.

While NewPage resolved most of its claims during the Chapter 11 proceedings, some claims remain in dispute. Disputed claims that are not administrative, priority or secured claims will be resolved by the Litigation Trust, and any resolution of those claims should not impact NewPage.

NewPage will make a cash payment to a claimant if and to the extent that a disputed claim is allowed and the claimant is entitled to a cash payment on account of the claim (e.g., administrative, priority and other secured claims). NewPage continues to work to resolve disputed cash claims, including the identification of cash claims that NewPage believes should be disallowed because they are duplicative, were later amended or superseded, are without merit, are overstated or for other reasons. Included in accounts payable as of December 31, 2012, is a liability of approximately $22 for the fair value of the estimated cash settlement of disputed cash claims, including allowed claims and estimated cash recoveries, which were paid during the nine months ended September 30, 2013.

There is no established public trading market for the NewPage Holdings common stock.

Basis of Presentation

During Chapter 11 Proceedings

Effective upon the commencement of the Chapter 11 Proceedings and up until emergence, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, during the Chapter 11 Proceedings, NewPage: (i) recorded certain expenses, charges and credits incurred or realized that were directly associated with or resulting from the reorganization and restructuring of the business in reorganization items, net in NewPage’s consolidated statements of operations; (ii) classified pre-petition obligations that could be impaired by the reorganization process in NewPage’s consolidated balance sheets as liabilities subject to compromise; and (iii) ceased recording interest expense on certain of the Debtors pre-petition debt obligations.

Port Hawkesbury (NPPH) Deconsolidation

NewPage deconsolidated its NPPH subsidiary due to its loss of control over this entity upon filing for creditor protection under the CCAA Proceedings. As a result of the deconsolidation, NewPage adopted the cost method of accounting for its investment in NPPH. Upon adoption of the cost method, NewPage evaluated its investment in NPPH for impairment and determined that its entire investment had experienced an other-than-temporary decline in value and was fully impaired. The deconsolidation of the NPPH subsidiary resulted in an $18 million gain recorded in reorganization items, net in 2011.

Upon Emergence from Chapter 11 Proceedings

In accordance with ASC 852, fresh start accounting was required upon its emergence from the Chapter 11 Proceedings because: (i) the reorganization value of the assets of the Predecessor Company (as defined below) immediately prior to the confirmation of the Chapter 11 plan was less than the total of all post-petition liabilities and allowed claims and (ii) the holders of the Predecessor Company’s existing voting shares immediately prior to the confirmation of the Chapter 11 plan received less than 50% of the voting shares of the common stock of the Successor Company. ASC 852 requires that fresh start accounting be applied as of the date the Chapter 11 plan was confirmed, or as of a later date when all material conditions precedent to effectiveness of the Chapter 11 plan are resolved, which occurred on December 21, 2012. NewPage elected to apply fresh start accounting effective December 31, 2012, to coincide with the timing of its normal December accounting period close. NewPage evaluated the events between December 21, 2012 and December 31, 2012 and concluded that the use of an accounting convenience date of December 31, 2012 (the “Convenience Date”) did not have a material impact on its results of operations or financial position. As such, the application of fresh start accounting was reflected in its consolidated balance sheet as of December 31, 2012 and fresh start accounting adjustments related thereto were included in its consolidated statements of operations for the year ended December 31, 2012.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in its consolidated financial statements and resulted in its becoming a new entity for financial reporting purposes. Accordingly, its consolidated financial statements for periods prior to December 31, 2012 will not be comparable to its consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage prior to December 31, 2012. Additionally, references to periods on or after December 31, 2012 refer to the Successor and references to periods prior to December 31, 2012 refer to the Predecessor.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with ASC 852. The uncertainty involved in the Chapter 11 Proceedings raised substantial doubt about its ability to continue as a going concern as described in Auditing Standard AU Section 341, The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern. During the Chapter 11 Proceedings, its ability to continue as a going concern was dependent upon, among other things: (i) its ability to maintain adequate cash on hand; (ii) its ability to generate cash from operations; (iii) the cost, duration and outcome of the restructuring process; (iv) its ability to comply with its amended debtor in possession credit agreement (“DIP Credit Agreement”) and the adequate assurance provisions of the cash collateral order entered by the Bankruptcy Court; and (v) its ability to achieve and sustain profitability following a restructuring. Management believes that the implementation of the Chapter 11 plan and its emergence from the Chapter 11 Proceedings on the Emergence Date have resolved the substantial doubt and the related uncertainty about its application of the going concern basis of accounting.

Organization

The following chart shows its organizational structure and ownership as of the date of this joint proxy and information statement/prospectus. Each entity in the chart owns 100% of the equity interests of the entity appearing immediately below it.

Industry Overview

The global printing and writing paper industry has experienced significant change over the past five years. In mature regions, notably Western Europe and North America, consumers are shifting from print-based to alternative media, which has significantly reduced demand for printing and writing papers. Between 2008 and 2012, demand for printing and writing papers in North America declined by almost 25% or 7.5 million tons while the demand for printing and writing papers declined by 18% or 5.5 million tons in Western Europe, a source of imports into North America. Over that same period, North American and Western European manufacturers closed over 12.5 million tons of capacity, which is approximately equal to the decline in apparent consumption.

Simultaneously, in other geographic areas, paper capacity and demand increased between 2008 and 2012. Demand for printing and writing grades in these areas grew by over 5.5 million tons or approximately 8.5% and capacity increased over 14% or 9 million tons.

During the nine months ended September 30, 2013, North American demand for printing and writing papers declined 1.8% compared to the nine months ended September 30, 2012 as reported by the Pulp and Paper Products Council or PPPC. NewPage took 59,000 tons of market-related downtime during the nine months ended September 30, 2013 and 23,000 tons of market-related downtime in the nine months ended September 30, 2012.

Products

NewPage believes that it offers the broadest coated paper product selection of any North American paper manufacturer. Its principal product is coated paper, which represented approximately 85% of its net sales for the year ended December 31, 2012. Its portfolio of paper products also includes lesser amounts of supercalendered, specialty papers, uncoated paper and market pulp. NewPage believes its brands are some of the most recognized brands in the industry. Substantially all of its 2012 sales were within North America and approximately 93% were within the United States.

Coated Paper

NewPage believes that NewPage is the largest coated paper manufacturer in North America based on production capacity. As of December 31, 2012, its mills have total annual production capacity of approximately 2.9 million short tons of coated paper. Coated paper is used primarily in media and marketing applications, including corporate annual reports, high-end advertising brochures, magazines, catalogs and direct mail advertising. Coated paper has a higher level of smoothness than uncoated paper. Increased smoothness is typically achieved by applying a clay-based coating on the surface of the paper and processing that paper under heat and pressure. As a result, coated paper achieves higher reprographic quality and printability.

Coated paper consists of both coated freesheet and coated groundwood, which generally differ in price and quality. The chemically-treated pulp used in freesheet applications produces brighter and smoother paper than the mechanical pulp used in groundwood papers. NewPage produces coated freesheet papers for a variety of applications ranging from direct mail and specialty publications to high-end reprographics and promotions. NewPage also produces coated freesheet papers for coated one-side (C1S) applications, which is used primarily for label, packaging and specialty applications.

Coated groundwood papers are typically lighter and less expensive than its coated freesheet products. NewPage produces coated groundwood paper grades for use in applications requiring lighter paper stock such as magazines, catalogs and inserts.

Each of the paper grades that NewPage manufactures are produced in a variety of weights, sizes and finishes. The coating process changes the gloss, ink absorption qualities, texture and opacity of the paper to meet each customer’s performance requirements. Most of the coated paper that NewPage manufactures is shipped in rolls, with the balance cut into sheets.

Supercalendered Paper

Supercalendered paper is uncoated paper with pigment filler passed through a supercalendering process in which alternating steel and cotton-covered rolls “iron” the paper, giving it a gloss and smoothness similar to coated paper. its supercalendered paper is primarily used for magazines, catalogs, advertisements, inserts and flyers.

Specialty Paper

Specialty paper consists of both coated and uncoated paper designed and produced to meet the specific packaging, printing and labeling needs of customers with diverse and specialized paper needs. Specialty papers consist of two primary product lines: technical papers and packaging papers.

Technical papers consist of face papers, thermal transfer, direct thermal base papers and release liners for use in self-adhesive labels.

Packaging papers are designed to protect, transport and identify a wide range of products. Flexible packaging papers are often used as part of a multilayer package construction, in combination with film, foil, extruded coatings, board and other materials. For example, flexible packaging papers are used in pouch, lidding, bag, product packaging and spiral can applications.

Other Products

NewPage also produces uncoated paper and market pulp for select opportunities and to enhance its manufacturing efficiency by filling unused capacity, such as when NewPage has excess capacity on a paper machine but not on a coater. Uncoated paper typically is used for business forms and stationery and general printing paper. NewPage sells uncoated paper primarily to paper merchants, business forms manufacturers and converters.

Manufacturing

NewPage operates paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. All its paper mills are at least partially-integrated, meaning that they produce paper, pulp and energy. Most of the energy produced at these mills is for internal use. As of December 31, 2012, its mills had total annual production capacity of approximately 3.5 million short tons of paper, including approximately 2.9 million short tons of coated paper, approximately 400,000 short tons of uncoated paper and approximately 200,000 short tons of specialty paper. All of its long-lived assets are located within the United States. The following table lists the paper products produced at each of its mills, as well as each mill’s approximate annual paper capacity, as of December 31, 2012:

Mill Location	Products	Paper Capacity (short tons/year)
Biron, Wisconsin	Coated paper	370,000
Duluth, Minnesota	Supercalendered paper	270,000
Escanaba, Michigan	Coated, specialty and uncoated paper	785,000
Luke, Maryland	Coated paper	480,000
Rumford, Maine	Coated paper	565,000
Stevens Point, Wisconsin	Specialty paper	185,000
Wickliffe, Kentucky	Coated, specialty and uncoated paper	285,000
Wisconsin Rapids, Wisconsin	Coated paper	560,000

In February 2011, NewPage permanently closed its Whiting, Wisconsin paper mill which included two paper machines. The Whiting mill had annual production capacity of approximately 250,000 short tons of coated paper.

In September 2012, as a result of the CCAA Proceedings, its paper mill in Nova Scotia, Canada, which included two paper machines and had capacity of approximately 600,000 short tons of supercalendered paper and newsprint was sold pursuant to the NPPH plan of compromise and arrangement.

Paper machines are large, complex systems that are most efficient when operated continuously. Paper machine production and yield decline when a machine is stopped for any reason. Therefore, NewPage organizes its manufacturing processes so that its paper machines and most of its paper coaters run almost continuously throughout the year. Some of its paper machines also offer the flexibility to change the type of paper produced on the machine, which allows easier matching of production schedules and seasonal and geographic demand swings.

The first step in the production of paper is to extract pulp fibers from wood. Pulp for groundwood and supercalendered paper is produced using a mechanical or thermo-mechanical process. Pulp for freesheet paper is produced by placing wood chips that are mixed with various chemicals into digester “cooking” vessels. The pulp is then washed and bleached. To turn the pulp into paper, it is processed through a paper machine. Hardwood and softwood pulp is blended based on the desired paper characteristics.

To produce coated paper, uncoated paper is put through a coating process. its mills have both on-machine coaters, which are integrated with the paper machines, and separate off-machine coaters. After the coating process is complete, the coated paper is slit and wound into rolls to be sold to customers. NewPage also has converting facilities at which NewPage converts some of these rolls into sheets.

Paper production is energy intensive. During 2012, NewPage produced approximately 51% of its energy requirements by means of biomass-related fuels, which included black liquor, wood waste and bark. NewPage purchased other fuels from outside suppliers in order to generate energy, including natural gas, fuel oil, steam, petroleum coke, tire-derived fuel, and coal. A portion of its electricity is also purchased from outside suppliers. The majority of its coal needs are purchased under long-term supply contracts, while the other purchased fuels are priced at current market rates. NewPage periodically enters into fixed-priced contracts or financial hedges for a portion of its estimated future natural gas requirements.

NewPage’s indirect wholly-owned subsidiary, Consolidated Water Power Company, or CWPCo, provides energy to its mills in central Wisconsin. CWPCo has 33.3 megawatts of generating capacity on 39 generators located in five hydroelectric plants on the Wisconsin River. CWPCo is a regulated public utility and also provides electricity to a small number of residential, light commercial, and light industrial customers.

Raw Materials and Suppliers

Pulp and wood fiber are the primary raw materials used in making paper. Pulp is the generic term that describes the cellulose fiber derived from wood. These fibers may be separated by mechanical, thermo-mechanical or chemical processes. The processes NewPage uses at its mills to produce pulp for freesheet paper involve removing the lignin, which binds the wood fibers, to leave cellulose fibers. NewPage uses most of its pulp production internally to reduce the amount of pulp purchased from third parties. NewPage sells its excess pulp, which NewPage refers to as market pulp, to third parties in the United States and internationally.

The primary sources of wood fiber are timber and its byproducts, such as wood chips. NewPage is a party to various fiber supply agreements to supply its mills with hardwood, softwood, aspen pulpwood and wood chips. These agreements require the counterparty to sell to the mills, and require the mills to purchase, a designated minimum number of tons of pulpwood and wood chips. These agreements expire at various dates from December 31, 2014 to December 31, 2053. The aggregate annual purchase requirement under these agreements is approximately 1 million tons in 2014, approximately 500,000 tons per year from 2015 to 2017 and approximately 35,000 tons per year from 2018 to 2019. By 2022, all of the agreements terminate with the exception of an agreement supplying its Rumford, Maine, mill, which terminates in 2053. For all of the pulpwood agreements, NewPage may purchase a substantial portion of any additional pulpwood harvested by the counterparty during each year. The prices to be paid under these agreements are determined by formulas based upon market prices in the relevant regions and are subject to periodic adjustments based on procedures stipulated in each agreement. The amount of timber NewPage receives under these agreements has varied, and is expected to continue to vary, according to the price and supply of wood fiber for sale on the open market and the harvest levels the timberland owners deem appropriate in the management of the timberlands.

NewPage seeks to fulfill substantially all of its wood needs with timber that is harvested by professional loggers trained in certification programs that are designed to promote sustainable forestry. NewPage do not knowingly accept wood from old growth forests, forests of exceptional conservation value or rainforests. NewPage does not accept illegally harvested or stolen wood. NewPage has formally notified its outside wood chip suppliers that NewPage expect their wood supply will be produced by trained loggers in compliance with sustainable forestry principles. its goal is to ensure that sustainable forestry-trained loggers are used to supply essentially all of the wood its mills require.

Chemicals used in the production of paper include latex and starch, which are used to affix coatings to paper; calcium carbonate, which brightens paper; titanium dioxide, which makes paper opaque; and other chemicals used to bleach or color paper. NewPage purchases these chemicals from various suppliers. NewPage believes that the loss of any one or any related group of chemical suppliers would not have a material adverse effect on its business, financial condition or results of operations.

Customers

NewPage has long-standing relationships with many leading publishers, commercial printers, specialty retail merchandisers and paper merchants. NewPage’s ten largest customers accounted for approximately half of its net sales for 2012. NewPage’s key customers include Condé Nast Publications, The McGraw-Hill Companies, Meredith Corporation, Hearst Corporation, Rodale Inc. and Time Inc. in publishing; Quad/Graphics and R.R. Donnelley & Sons Company in commercial printing; Sears Holdings Corporation, Target Corporation and Williams-Sonoma, Inc. in retailing; and paper merchants Lindenmeyr, a division of Central National-Gottesman Inc., Unisource Worldwide, Inc. and xpedx, a division of International Paper Company. Key customers for specialty paper products include Avery Dennison Corporation and Fort Dearborn Company. During 2012, xpedx and Unisource accounted for 14% and 12% of net sales. No other customer accounted for more than 10% of NewPage’s 2012 net sales.

Sales, Marketing and Distribution

NewPage sells its paper products primarily in the United States and Canada, using three sales channels:

•	direct sales, which consist of sales made directly to end-use customers, primarily large companies such as publishers, printers and retailers

•	merchant sales, which consist of sales made to paper merchants and brokers, who in turn sell to end-use customers or printers

•	specialty sales, which consist of sales made to packaging and label manufacturers

Across the three channels of its sales network, sales professionals are compensated with a salary and bonus plan based in part on account profitability and individual assignments. NewPage seeks to provide value-added products and services that meet the unique needs of each customer. These can include specialized products or services such as logistics or inventory programs.

NewPage also seeks to enhance the efficiency of customer interactions through a variety of approaches, including enabling them to interact with NewPage online, including through product ordering, planning, tracking and customer data exchange.

The locations of its paper mills and distribution centers are in close proximity to several major print markets, including New York, Chicago, Minneapolis and Atlanta, which affords NewPage the ability to more quickly and cost-effectively deliver its products to those markets. NewPage has major distribution facilities located in Bedford, Pennsylvania and Sauk Village, Illinois. In total, NewPage owns one warehouse and lease space in approximately 60 warehouses. Paper merchants also provide warehouse and distribution systems to service the needs of commercial print customers. NewPage uses third parties to ship its products by truck and rail. In addition, NewPage utilizes integrated tracking systems that track all of its products through the distribution process. Customers can access order tracking information over the internet. Most of its products are delivered directly to printers or converters, regardless of sales channel.

Competition

The global printing and writing paper industry is highly competitive on price, product availability, quality, breadth of product offerings, customer service and distribution capabilities.

Manufacturers of coated paper in North America include Appleton Coated LLC, Catalyst Paper Corporation, Kruger Inc., Resolute Forest Products Inc., Sappi Limited, UPM-Kymmene OJY, Verso Paper Corporation, and West Linn Paper Company among others. Other manufacturers import coated paper into North America from China, Indonesia, Korea and Europe. Manufacturers of supercalendered paper in North America include Catalyst Paper Corporation, Irving Paper Ltd., Port Hawkesbury LP, Resolute Forest Products Inc., and UPM-Kymmene Corporation. Other manufacturers import supercalendered paper into North America from Europe.

Competition in the specialty paper category is diverse and highly fragmented, varying by product end use. Primary manufacturers of specialty paper products are Boise, Inc., Dunn Paper Inc., International Paper Company, Thilmany, LLC, Twin Rivers Paper Company Corporation, UPM-Kymmene OJY, Verso Paper Corporation and Wausau Paper Corporation.

In September 2009, NewPage, along with two other U.S. paper producers and the United Steelworkers Union, filed antidumping and countervailing duty petitions with the U.S. Department of Commerce and the U.S.

International Trade Commission alleging that manufacturers of certain coated paper in China and Indonesia were dumping their products in the United States and that these manufacturers had been subsidized by their governments in violation of U.S. trade laws. In September 2010, the U.S. Department of Commerce announced final antidumping and countervailing duty margins, and on October 22, 2010, the International Trade Commission determined by unanimous vote that imports of coated paper from China and Indonesia threaten material injury to U.S. producers and workers. As a result of these decisions, the U.S. Department of Commerce imposed duties to offset the threat of dumping and government subsidies. These duties will remain in effect through October 2015, subject to annual administrative reviews.

Information Technology Systems

NewPage uses integrated information technology systems that help NewPage manages its product pricing, customer order processing, customer billing, raw material purchasing, inventory management, production controls and shipping management, as well as its human resources management and financial management. its information technology systems utilize principally third-party software.

Intellectual Property

In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades. NewPage holds foreign and domestic patents as a result of its research and product development efforts and also have the right to use certain other patents and inventions in connection with its business. NewPage also owns registered trademarks for some of its products. Although, in the aggregate, its patents and trademarks are important to its business, financial condition and results of operations, NewPage believes that the loss of any one or any related group of intellectual property rights would not have a material adverse effect on its business, financial condition or results of operations.

Employees

As of September 30, 2013, NewPage had approximately 5,700 employees. Approximately 70% of its employees were represented by labor unions, principally by the United Steelworkers; the International Brotherhood of Electrical Workers; the International Association of Machinists and Aerospace Workers; the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry; the Teamsters, Chauffeurs, Warehousemen and Helpers; and the Office & Professional Employees’ International Union.

NewPage has 13 collective bargaining agreements, all of which were extended due to a master agreement with all unions effective with its emergence from bankruptcy. The first such contract is due to expire in 2016.

NewPage has not experienced any work stoppages or employee-related problems that had a material effect on its operations over the last seven years. NewPage considers its employee relations to be stable.

Environmental and Other Governmental Regulations

NewPage’s operations are subject to federal, state, and local environmental laws and regulations in the United States, such as the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA and regulations of the Federal Energy Regulatory Commission. Among the activities subject to environmental regulation are the emissions of air pollutants; discharges of wastewater and stormwater; generation, use, storage, treatment and disposal of, or exposure to, materials and waste; remediation of soil, surface water and ground water contamination; and liability for damages to natural resources. In addition, NewPage is required to obtain and maintain various environmental permits and approvals in connection with its operations. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for failure to comply with orders and directives requiring that certain measures or actions be taken to address environmental issues.

Certain of these environmental laws, such as CERCLA and analogous state and foreign laws, provide for strict liability, and under certain circumstances joint and several liability, for investigation and remediation of releases of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by or presently or formerly under the charge, management or control of an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property or a party formerly or previously in charge, management or control of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up that real property and for related damages to natural resources.

NewPage handles and dispose of wastes arising from its mill operations, including by the operation of a number of landfills. NewPage may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of these mills or landfills or at other locations where NewPage haves disposed of, or arranged for the disposal of, waste. While NewPage believes, based upon current information, that NewPage is in substantial compliance with applicable environmental laws and regulations, NewPage could be subject to potentially significant fines or penalties for failing to comply with environmental laws and regulations.

Compliance with environmental laws and regulations is a factor in its business and may require significant capital or operating expenditures over time as environmental laws or regulations, or interpretations, or change in the nature of operations requiring NewPage to make significant additional expenditures. The U.S. Environmental Protection Agency (“EPA”) released a final rule in December 2012, which provides for new Industrial Boiler Maximum Achievable Control Technology (or Boiler MACT) standards to regulate emissions of hazardous air pollutants. The rule imposes new emission limits for solid fuel-fired boilers. NewPage may be required to make significant capital expenditures on emission control equipment at its mills to comply with the rule. In addition, its mills would likely incur increased operating expenses associated with compliance and operation of the new control equipment. NewPage is working to complete an evaluation of the rule as applicable to its mills. In December 2012 the EPA issued a companion rule to the Boiler MACT rule that defines materials combusted as either fuels or waste. A unit combusting materials defined to be waste will be classified as an incinerator and will be subject to EPA rules addressing incinerators. its units had not previously been subject to the incinerator standards. If some of the materials NewPage currently burns are determined to be waste, capital expenditures may be incurred for new control equipment or increased operating expenses to replace these materials with higher-cost fuels.

NewPage currently expects required capital expenditures in the aggregate of between $50 million and $75 million will be incurred from 2014 through 2016 in advance of the 2016 compliance date for Boiler MACT. Also, NewPage incurred $3 million of expenditures in 2013 to maintain compliance with applicable environmental laws and regulations or to meet new regulatory requirements. NewPage expect to incur capital expenditures of approximately $3 million in 2014 in order to maintain compliance with current applicable environmental laws and regulations. NewPage anticipate that environmental compliance will continue to require increased capital expenditures over time due to evolving environmental law, regulation and interpretations and changes in the nature of its operations.

NewPage’s operations also are subject to a variety of worker safety laws in the United States. The Occupational Safety and Health Act, U.S. Department of Labor Occupational Safety and Health Administration regulations and analogous state and regulations mandate general requirements for safe workplaces for all employees. NewPage believes that NewPage are operating in material compliance with applicable employee health and safety laws.

Description of Property

NewPage’s corporate headquarters is located in Miamisburg, Ohio. NewPage owns the mills where NewPage produces its paper products and own the converting facilities where it converts rolls of paper to sheets. NewPage believes that it has sufficient capacity at its manufacturing facilities to meet its production needs for the foreseeable future. In addition, NewPage leases space or have third-party arrangements to utilize space in approximately 60 warehouse facilities. All of its owned facilities (except those owned by CWPCo) are pledged as collateral under its debt agreements. The following table lists the purpose of each of its significant facilities, as well as whether the facility is owned or leased:

Location	Purpose	Owned or Leased/Expiration
Miamisburg, Ohio	Corporate headquarters	Leased/2019
Biron, Wisconsin	Paper mill	Owned
Duluth, Minnesota	Paper mill	Owned
Escanaba, Michigan	Paper mill	Owned
Luke, Maryland	Paper mill, warehouse and converting	Owned
Rumford, Maine	Paper mill	Owned
Stevens Point, Wisconsin	Paper mill	Owned
Wickliffe, Kentucky	Paper mill	Owned
Wisconsin Rapids, Wisconsin	Paper mill, warehouse and converting	Owned

In February 2011, NewPage permanently closed its Whiting, Wisconsin mill. In September 2012, as a result of the CCAA Proceedings, its paper mill in Nova Scotia, Canada was sold pursuant to the NPPH plan of compromise and arrangement.

Legal Proceedings

NewPage is involved in various litigation and administrative proceedings that arise in the ordinary course of business. Subject to certain limited exceptions, litigation and administrative proceedings against NewPage that arose out of pre-petition conduct or acts were subject to the automatic stay provisions of Chapter 11. Recoveries by the plaintiffs in those pre-petition matters were treated consistently with other general unsecured claims in the Chapter 11 Proceedings unless individually included in stipulations approved by the Bankruptcy Court or retained by a third-party under a settlement agreement also approved by the Bankruptcy Court. Although the outcome of matters that were not discharged by the Bankruptcy Court or arose after the date the Chapter 11 Proceedings commenced cannot be predicted with certainty, NewPage believes the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, either individually or combined, will not have a material adverse effect on its financial condition, results of operation or liquidity.

For information regarding the Creditor Protection Proceedings from which NewPage emerged on December 21, 2012, see “Information about NewPage—Description of Business—Creditor Protection Proceedings.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion together with NewPage’s historical financial statements, including the related notes appearing elsewhere in this joint proxy and information statement/prospectus. Statements in the discussion and analysis regarding NewPage’s expectations about the performance of NewPage’s business and any forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Forward-Looking Statements” and “Risk Factors.” NewPage’s actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

Company Background

NewPage competes in the global printing and writing paper business, producing coated papers, supercalendered papers, and other uncoated and specialty paper. NewPage also sells its excess market pulp. Most of its sales represent coated paper shipments to North American customers. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks. NewPage operates paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin.

Trends in its Business

Demand for printing and writing papers in North America is influenced by multiple factors. Demand for particular grades of coated paper is partially driven by advertising spending which in turn is impacted by macroeconomic factors. Examples include spending on catalog and promotional materials by retailers and spending on print magazine advertising. Demand is also influenced by electronic media and the means by which consumers get information.

During the nine months ended September 30, 2013, North American demand for printing and writing papers declined 1.8% compared to the nine months ended September 30, 2012 as reported by the Pulp and Paper Products Council or PPPC. NewPage took 59,000 tons of market-related downtime during the nine months ended September 30, 2013 and 23,000 tons of market-related downtime in the nine months ended September 30, 2012.

Prices for printing and writing products sold in North America have been determined by supply and demand factors (including imports), rather than directly by raw material costs or other costs of sales.

Creditor Protection Proceedings

On September 7, 2011, NewPage, and certain of its U.S. subsidiaries commenced voluntary cases (“Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended (“Chapter 11”), in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817) (“Bankruptcy Court”). NewPage and its debtor subsidiaries successfully emerged from the Chapter 11 Proceedings on December 21, 2012.

Basis of Presentation

During the Chapter 11 Proceedings and upon emergence from Chapter 11, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements, for periods during the Chapter 11 Proceedings, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Furthermore, in accordance with ASC 852, fresh start accounting was required upon its emergence from the Chapter 11 Proceedings. NewPage elected to apply fresh start accounting effective December 31, 2012 (the “Convenience Date”), to coincide with the timing of its normal December accounting period close.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in its consolidated financial statements and resulted in its becoming a new entity for financial reporting purposes. Accordingly, its consolidated financial statements for periods prior to December 31, 2012 will not be comparable to its consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage prior to December 31, 2012.

Results of Operations

The following table sets forth NewPage’s historical results of operations for the years ended December 31, 2012, 2011 and 2010; the nine months ended September 30, 2013 and 2012; and the three months ended September 30, 2013 and 2012. The following discussion of NewPage’s financial condition and results of operations should be read in conjunction with its financial statements and notes thereto included elsewhere in this joint proxy and information statement/prospectus.

	Successor		Predecessor		Successor		Predecessor		Predecessor
	Three Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2013		2012		2013		2012		2012		2011		2010
(in millions)	$	%	$	%	$	%	$	%	$	%	$	%	$	%

Net sales	780	100.0	803	100.0	2,256	100.0	2,322	100.0	3,131	100.0	3,502	100.0	3,596	100.0
Cost of sales	715	91.6	778	97.0	2,116	93.8	2,229	96.0	3,015	96.3	3,375	96.4	3,511	97.6
Selling, general and administrative expenses	34	4.4	35	4.4	109	4.9	105	4.5	139	4.4	145	4.1	183	5.1
Interest expense	11	1.5	10	1.1	35	1.6	17	0.7	26	0.9	391	11.2	375	10.4
Other (income) expense, net	(1)	(0.1)	—	—	(1)	(0.1)	—	—	—	—	2	0.1	182	5.1

Income (loss) before reorganization items and income taxes	21	2.6	(20)	(2.5)	(3)	(0.2)	(29)	(1.2)	(49)	(1.6)	(411)	(11.8)	(655)	(18.2)
Reorganization items, net	—	—	26	3.3	—	—	74	3.2	(1,288)	(41.2)	86	2.3	—	—

Income (loss) before income taxes	21	2.6	(46)	(5.8)	(3)	(0.2)	(103)	(4.4)	1,239	39.6	(497)	(14.1)	(655)	(18.2)
Income tax (benefit)	—	—	1	0.1	—	—	(17)	(0.7)	(19)	(0.6)	1	0.1	1	0.1

Net income (loss)	21	2.6	(47)	(5.9)	(3)	(0.2)	(86)	(3.7)	1,258	40.2	(498)	(14.2)	(656)	(18.3)

Supplemental Information
Adjusted EBITDA (see Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA below)	$85		$58		$196		$181		$238		$324		$306

Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012

Net sales in the three months ended September 30, 2013 were $780 million compared to $803 million in the three months ended September 30, 2012, a decrease of $23 million or 3%. The decrease was primarily the result of lower sales volume of paper ($19 million) and lower average paper prices ($15 million), partially offset by improved mix ($11 million). Paper sales volume totaled 843,000 tons and 864,000 tons in the three months ended September 30, 2013 and 2012. Average paper prices were $892 per ton and $897 per ton in the three months ended September 30, 2013 and 2012. These reductions were the result of the continuing decline in demand for paper. NewPage took 24,000 tons and 9,000 tons of market-related downtime during the three months ended September 30, 2013 and 2012.

Cost of sales in the three months ended September 30, 2013 was $715 million compared to $778 million in the three months ended September 30, 2012, a decrease of $63 million, or 8%. The decrease was primarily a result of lower paper sales volume ($17 million), lower pension expense ($4 million), lower depreciation and maintenance expense and other cost reduction initiatives. These reductions were partially offset by inflation ($11 million). Depreciation expense at its mills totaled $43 million and $58 million in the three months ended September 30, 2013 and 2012, as a result of the decrease in carrying value of property, plant and equipment to reflect its fair value pursuant to fresh start accounting upon emergence from Chapter 11. Maintenance expense at its mills totaled $59 million and $77 million in the three months ended September 30, 2013 and 2012. The lower expense in the current year is primarily the result of the timing of planned annual maintenance shutdowns in 2013 compared to 2012 as well as its adoption of a new major maintenance policy that resulted in the net deferral of $4 million of expense during the three months ended September 30, 2013. NewPage completed the majority of its 2013 annual maintenance shutdowns during the second quarter. In 2012, the majority of its annual maintenance shutdowns occurred during the third quarter. Gross margin was 8.4% and 3.0% in the three months ended September 30, 2013 and 2012.

Selling, general and administrative expenses decreased to $34 million in the three months ended September 30, 2013 from $35 million in the three months ended September 30, 2012, primarily as a result of lower employee related incentive compensation costs of $2 million, lower pension expense of $1 million and other cost reduction initiatives. These reductions were partially offset by $4 million of higher non-cash stock compensation expense.

Interest expense in the three months ended September 30, 2013 was $11 million compared to $10 million in the three months ended September 30, 2012, primarily as a result of higher levels of outstanding debt.

Reorganization items in the three months ended September 30, 2012 were $26 million, which included $13 million in professional fees associated with the Chapter 11 Proceedings, a $15 million provision for rejected contracts and $(2) million of other items. Professional fees and bankruptcy-related items associated with the Chapter 11 Proceedings incurred subsequent to the Convenience Date are no longer classified as reorganization items. These expenses are now classified in the respective income statement lines to which they relate. As a result, certain of these costs were included in selling, general and administrative expenses in the three months ended September 30, 2013.

Net income was $21 million in the three months ended September 30, 2013 compared to a net loss of $47 million in the three months ended September 30, 2012. The increase was primarily the result of improved gross margin and lower reorganization items.

Adjusted EBITDA was $85 million in the three months ended September 30, 2013 compared to $58 million in the three months ended September 30, 2012. See “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for further information on the use of EBITDA and Adjusted EBITDA as measurement tools and a reconciliation to Net Income (Loss).

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

Net sales in the nine months ended September 30, 2013 were $2,256 million compared to $2,322 million in the nine months ended September 30, 2012, a decrease of $66 million or 3%. The decrease was primarily the result of lower sales volume of paper ($45 million) and lower average paper prices ($57 million), partially offset by improved mix ($31 million). Paper sales volume totaled 2,452,000 tons and 2,501,000 tons in the nine months ended September 30, 2013 and 2012. Average paper prices were $890 per ton and $902 per ton in the nine months ended September 30, 2013 and 2012. These reductions were the result of the continuing decline in demand for paper. NewPage took 59,000 and 23,000 tons of market-related downtime during the nine months ended September 30, 2013 and 2012.

Cost of sales in the nine months ended September 30, 2013 was $2,116 million compared to $2,229 million in the nine months ended September 30, 2012, a decrease of $113 million or 5%. The decrease was primarily the result of lower paper sales volume ($38 million), lower pension expense ($11 million), lower depreciation and maintenance expense, and other cost reduction initiatives. These reductions were partially offset by inflation ($28 million). Depreciation expense at its mills totaled $129 million and $171 million in the nine months ended September 30, 2013 and 2012, as a result of the decrease in carrying value of property, plant and equipment to reflect its fair value pursuant to fresh start accounting upon emergence from Chapter 11. Maintenance expense at its mills totaled $176 million and $208 million in the nine months ended September 30, 2013 and 2012. The lower expense in the current year is primarily the result of its adoption of a new major maintenance policy that resulted in the net deferral of $29 million of expense during the nine months ended September 30, 2013. During the nine months ended September 30, 2013, NewPage took actions to reduce personnel as part of its cost reduction initiatives and recognized a charge of $3 million for employee-related costs in cost of sales. Gross margin was 6.2% and 4.0% in the nine months ended September 30, 2013 and 2012.

Selling, general and administrative expenses increased to $109 million in the nine months ended September 30, 2013 from $105 million in the nine months ended September 30, 2012, primarily as a result of $12 million higher non-cash stock compensation expense and $5 million higher outside consulting fees, including certain bankruptcy-related items no longer classified as reorganization items, partially offset by lower employee related incentive compensation costs of $9 million, lower pension expense of $3 million and other cost reduction initiatives. During the nine months ended September 30, 2013, NewPage took actions to reduce personnel as part of its cost reduction initiatives and recognized a charge of $1 million for employee-related costs in selling, general and administrative expense.

Interest expense in the nine months ended September 30, 2013 was $35 million compared to $17 million in the nine months ended September 30, 2012. During the nine months ended September 30, 2012, $63 million of post-petition First Lien Notes interest expense was reversed into income as it was re-characterized as a principal reduction. This interest was previously expensed in 2011. The nine months ended September 30, 2012 also includes $53 million of non-cash interest expense from the accelerated amortization of the discount and deferred financing fees associated with the first-lien debt. The remaining difference is primarily due to the higher levels of outstanding debt during the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012.

Reorganization items in the nine months ended September 30, 2012 were $74 million, which included $41 million in professional fees associated with the Chapter 11 Proceedings, a $30 million provision for rejected contracts, $4 million in debtor in possession financing costs associated with the February 2012 amendment to the debtor in possession credit agreement and $(1) million of other items. Professional fees and bankruptcy-related items associated with the Chapter 11 Proceedings incurred subsequent to the Convenience Date are no longer classified as reorganization items. These expenses are now classified in the respective income statement lines to which they relate. As a result, certain of these costs were included in selling, general and administrative expenses in the nine months ended September 30, 2013.

Income tax expense (benefit) in the nine months ended September 30, 2013 and 2012 was zero and $(17) million. The benefit in 2012 reflects the reversal of a tax reserve associated with the December 2007 acquisition of Stora Enso North America. In the nine months ended September 30, 2013 and 2012, NewPage recorded a valuation allowance against its net deferred income tax benefit for federal income taxes and for certain states as it was more likely than not that NewPage would not realize those benefits.

Net loss was $3 million in the nine months ended September 30, 2013 compared to a net loss of $86 million in the nine months ended September 30, 2012. The smaller net loss was primarily the result of improved gross margin and lower reorganization items.

Adjusted EBITDA was $196 million in the nine months ended September 30, 2013 compared to $181 million in the nine months ended September 30, 2012. See “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for further information on the use of EBITDA and Adjusted EBITDA as measurement tools and a reconciliation to Net Income (Loss).

2012 Compared to 2011

Net sales in 2012 were $3,131 million compared to $3,502 million in 2011, a decrease of $371 million, or 11%. Net sales were affected primarily by lower sales volume of paper ($388 million). Volumes decreased 11% in 2012 as we sold 3,371,000 tons compared to 3,807,000 tons sold in 2011. On a reported basis, average prices increased 1% to $901 per ton in 2012 versus $891 per ton in 2011, primarily a result of improved mix. Both price and volume were impacted by the shutdown of the Port Hawkesbury mill in September 2011. Excluding the impacts of the shutdown, average paper price was down 2%, as a result of the continuing decline in demand for coated paper, and tons sold were relatively flat compared to 2011. We also took 34,000 tons of market-related downtime during 2012 and did not take any market-related downtime during 2011.

Cost of sales in 2012 was $3,015 million compared to $3,375 million in 2011, a decrease of $360 million, or 11%. The decrease was a result of lower paper sales volume ($314 million) and lower maintenance expense, primarily due to the shutdown of the Port Hawkesbury mill. Maintenance expense at our mills totaled $272 million in 2012 compared to $300 million in 2011.

Selling, general and administrative expenses decreased to $139 million in 2012 from $145 million in 2011, primarily as a result of $31 million lower legal and consulting costs, partially offset by $18 million higher employee related incentive compensation costs. As a percentage of net sales, selling, general and administrative expenses increased to 4.4% in 2012 from 4.1% in 2011.

Interest expense in 2012 was $26 million compared to $391 million in 2011, a decrease of $365 million. The decrease was primarily the result of $288 million lower interest expense associated with pre-petition debt in 2012 compared to 2011 and $27 million lower non-cash interest expense associated with pre-petition debt (both discounts and deferred financing fees). As a result of the stay of claims pursuant to the Chapter 11 Proceedings the company was not obligated to pay interest on pre-petition unsecured or under-secured debt. Also, in 2012, $63 million of post-petition First Lien Notes interest expense was reversed into income as it was re-characterized as a principal reduction. This interest was previously expensed in 2011. Offsetting these items was interest expense associated with the debtor in possession financing which was $17 million higher in 2012 compared to 2011.

Reorganization items represent revenues, expenses, gains and losses directly related to the reorganization process under the Chapter 11 Proceedings. Reorganization items, net, in 2012 totaled a net gain of $(1,288) million and include $(2,263) million gain on extinguishment of debt, $759 million loss on fresh start revaluation, $80 million loss related to the tax impact of the Chapter 11 plan, $70 million in professional fees and $66 million in other items. Reorganization items in 2011 totaled $86 million and include $28 million in charges to adjust reserves to estimated allowed claims, $22 million in debtor in possession financing costs, $21 million in professional fees, $12 million for the write-off of pre-petition debt discounts, premiums and deferred financing costs, an $18 million gain relating to the deconsolidation of NPPH and $21 million of other items.

Income tax expense (benefit) in 2012 and 2011 was $(19) million and $1 million. The benefit in 2012 reflects the reversal of a tax reserve associated with the December 2007 acquisition of Stora Enso North America. In 2012 and 2011, we recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain states as it was more likely than not that we would not realize those benefits.

Net income (loss) was $1,258 million in 2012 compared to $(498) million in 2011. The increase was primarily the result of the reorganization items and lower interest expense.

Adjusted EBITDA was $238 million and $324 million in 2012 and 2011. See “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for further information on the use of EBITDA and Adjusted EBITDA as a measurement tool.

2011 Compared to 2010

Net sales in 2011 were $3,502 million compared to $3,596 million in 2010, a decrease of $94 million or 3%. Net sales were affected primarily by lower sales volume of paper ($379 million), partially offset by higher paper prices ($191 million), as well as favorable mix ($61 million) in 2011 compared to 2010. In addition, sales were favorably impacted by higher sales of market pulp and other items ($33 million). Average paper prices increased to $891 per ton in 2011 compared to $825 per ton in 2010, as a result of price increases implemented during 2010 and the first half of 2011. Paper sales volume decreased to 3,807,000 tons in 2011 compared to 4,266,000 tons in 2010 as a result of the shutdown of the Whiting mill in February 2011 and the Port Hawkesbury mill in September 2011.

Cost of sales in 2011 was $3,375 million compared to $3,511 million in 2010, a decrease of $136 million, or 4%. The decrease was a result of lower paper sales volume ($322 million) primarily due to the shutdown of the

Whiting and Port Hawkesbury mills, partially offset by inflation on input costs ($194 million), primarily chemicals and wood. Maintenance expense at our mills totaled $300 million in 2011 compared to $301 million in 2010.

Selling, general and administrative expenses decreased to $145 million in 2011 from $183 million in 2010, a decrease of $38 million. The decrease was primarily a result of $22 million lower non-cash stock compensation expense, $6 million in employee-related costs in 2010, primarily associated with certain former executive officers, $5 million in costs associated with the long-term incentive plan during 2010, as well as overall spending reductions and lower employee costs in 2011. As a percentage of net sales, selling, general and administrative expenses improved to 4.1% in 2011 from 5.1% in 2010.

Interest expense in 2011 was $391 million compared to $375 million in 2010. Interest expense in 2011 was $46 million higher compared to 2010 due to the accelerated amortization of the discount and deferred financing fees associated with the First-Lien Notes. Furthermore, as a result of the Chapter 11 Proceedings, interest expense was no longer accrued on certain pre-petition debt, resulting in a reduction of $38 million in interest expense in 2011 compared to 2010. Interest expense in 2011 also includes $8 million of interest on the debtor in possession financing.

Other (income) expense was $2 million in 2011 compared to $182 million in 2010. Other (income) expense in 2010 includes asset impairment charges of $210 million, as a result of a $196 million charge during the fourth quarter of 2010 associated with the announced closure of the Whiting mill, partially offset by $(22) million of income recognized for alternative fuel mixture credits.

Reorganization items in 2011 totaled $86 million and include, $28 million in charges to adjust reserves to estimated allowed claims, $22 million in debtor in possession financing costs, $21 million in professional fees, $12 million for the write-off of pre-petition debt discounts, premiums and deferred financing costs, an $18 million gain relating to the deconsolidation of NPPH and $21 million of other items.

Net income (loss) was $(498) million in 2011 compared to $(656) million in 2010. The net loss improved in 2011 from 2010 as a result of higher prices and lower asset impairment costs offset somewhat by the impact of reorganization items.

Adjusted EBITDA was $324 million and $306 million in 2011 and 2010. See “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for further information on the use of EBITDA and Adjusted EBITDA as a measurement tool.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in the table below) are not measures of its performance under U.S. GAAP, are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. EBITDA and Adjusted EBITDA are shown because they are bases upon which its management assesses performance and are primary components of certain covenants under its revolving credit facility. In addition, its management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of its results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect its current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, its working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on its debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	NewPage’s measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to NewPage to reinvest in the growth of its business.

The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Year Ended December 31,
	Successor	Predecessor	Successor	Predecessor	Predecessor
(in millions)	2013	2012	2013	2012	2012	2011	2010
Net income (loss)	$21	$(47)	$(3)	$(86)	$1,258	$(498)	$(656)
Interest expense	11	10	35	17	26	391	375
Income tax (benefit)	—	1	—	(17)	(19)	1	1
Depreciation and amortization	46	61	137	180	242	243	269

EBITDA	78	25	169	94	1,507	137	(11)
Equity awards	4	—	12	—	1	(1)	21
(Gain) loss on disposal of assets	—	2	1	4	6	11	—
Asset impairment charges					—	—	210
Non-cash U.S. pension expense	—	5	—	5	6	12	35
Integration and related severance costs	—	—	5	2	8	23	10
Reorganization items, net	—	26	—	74	(1,288)	86	—
Post-emergence bankruptcy-related items	1	—	4	—	—		—
Pre-petition professional fees					—	19	—
Port Hawkesbury operations					—	37	43
Other	2	—	5	2	(2)	—	(2)

Adjusted EBITDA	$85	$58	$196	$181	$238	$324	$306

Liquidity and Capital Resources

Available Liquidity

As of September 30, 2013, its principal sources of liquidity include cash generated from operating activities and availability under its revolving credit facility. The amount of borrowings and letters of credit available to NewPage under the revolving credit facility is limited to the lesser of $350 million or an amount determined pursuant to a borrowing base, as defined in the revolving credit facility ($398 million as of September 30, 2013).

As of September 30, 2013, NewPage had $288 million available for borrowing net of $38 million in letters of credit and $24 million in outstanding borrowings under the revolving credit facility. During the three months ended September 30, 2013, NewPage received confirmation from the Wisconsin Department of Natural Resources that its financial position met the requirement of adequate financial assurance related to certain landfill obligations which resulted in the release of approximately $20 million in letters of credit issued under the revolving credit facility. During the nine months ended September 30, 2013, its average daily balance outstanding under its revolving credit facility was $7 million with a weighted-average interest rate of 4.25%.

Total liquidity at September 30, 2013, was $292 million, consisting of $288 million of availability under the revolving credit facility and $4 million of available cash and cash equivalents.

NewPage has not experienced, and do not currently anticipate that NewPage will experience, any limitations in its ability to access funds available under its revolving credit facility. In an effort to manage credit risk exposures under its debt and derivative instruments, NewPage regularly monitors the credit-worthiness of the counterparties to these agreements. NewPage believes its cash flow from operations, available borrowings under its revolving credit facility and cash and cash equivalents will be adequate to meet its liquidity needs for the next twelve months.

Cash Flows

Cash provided by (used for) operating activities was $(16) million during the nine months ended September 30, 2013 compared to $(35) million during the nine months ended September 30, 2012. Cash used for operating activities during the nine months ended September 30, 2013 includes $60 million in non-recurring bankruptcy-related payments. Cash used for operating activities during the nine months ended September 30, 2012 includes $51 million of non-recurring bankruptcy-related payments and a $38 million interest payment on pre-petition debt. Any remaining bankruptcy-related payments are not expected to be significant. Investing activities during the nine months ended September 30, 2013 include $46 million for capital expenditures. Financing activities during the nine months ended September 30, 2013 primarily consisted of borrowings and payments on the revolving credit facility, as well as $63 million in principal reduction associated with the reversal of post-petition First Lien Notes interest, previously expensed in 2011.

Capital Expenditures

Capital expenditures were $46 million and $63 million in the nine months ended September 30, 2013 and 2012. Approximately half of its capital expenditures in each period presented related to improvement projects, while the remaining related to maintaining the operational effectiveness of its equipment or compliance with environmental laws and regulations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Contractual Commitments

The following table reflects our contractual commitments associated with our debt and other obligations as of December 31, 2012:

	Total	2013	2014-2015	2016-2017	Thereafter
(in millions)
Contractual Obligations
Long-term debt(1)	$500	$5	$50	$50	$395
Interest expense(2)	207	39	72	66	30
Operating leases	11	5	4	2	—
Fiber supply agreements(3)	157	71	49	36	1
Purchase obligations	299	72	74	68	85
Other long-term obligations	43	—	17	6	20
Pension OPEB	540	14	22	15	489

Total	$1,757	$206	$288	$243	$1,020

Other Commercial Commitments
Standby letters of credit(4)	65	65	—	—	—

Total	$65	$65	—	—	—

(1)	Amounts shown represent scheduled maturities assuming the refinancing of certain indebtedness does not occur, and do not take into account any acceleration of indebtedness resulting from mandatory payments required for events such as asset sales or under the excess cash flows provisions of our financing instruments.
(2)	Amounts include contractual interest payments using the interest rates as of December 31, 2012 applicable to our variable-rate debt.
(3)	The contractual commitments consist of the minimum required expenditures to be made pursuant to the fiber supply agreements.
(4)	We are required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers and certain other parties.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of September 30, 2013 and December 31, 2012, $521 million and $500 million of NewPage’s debt consisted of borrowings with variable interest rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect NewPage’s cash flow or compliance with its debt covenants. NewPage’s debt outstanding as of September 30, 2013 and December 31, 2012 has a LIBOR floor of 1.25%. Based on NewPage’s debt balance outstanding at September 30, 2013 and December 31, 2012, the potential annual increase in interest expense resulting from a 100 basis point increase in LIBOR above the floor would be $5 million.

LEGAL MATTERS

The validity of the shares of Verso common stock and the New First Lien Notes issuable pursuant to the Merger will be passed upon for Verso by Kirkland & Ellis LLP.

EXPERTS

NewPage

The consolidated financial statements of NewPage Holdings Inc. (“Successor”) and NewPage Corporation (“Predecessor”) as of December 31, 2012 (“Successor”) and 2011 (“Predecessor”) and for each of the three years in the period ended December 31, 2012 (“Predecessor”), included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Verso

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Verso Paper Corp.’s internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Verso Holdings

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Verso Paper Holding’s internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Verso, Verso Holdings and NewPage file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Verso or NewPage at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, information statements and other information, including those filed by Verso, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Verso through the website maintained by Verso, which is http://www.versopaper.com. You may also access the SEC filings and obtain other information about NewPage through the website maintained by NewPage, which is http://www.newpagecorp.com. The information contained on the website is not a part of or incorporated by reference into this joint proxy and information statement/prospectus.

Verso has filed with the SEC a registration statement on Form S-4 to register the shares of Verso common stock and notes to be issued pursuant to the Merger. This joint proxy and information statement/prospectus forms a part of that Form S-4 and constitutes a prospectus of Verso, in addition to being an information statement of NewPage.

As allowed by SEC rules, this joint proxy and information statement/prospectus “incorporates by reference” certain information required to be included in the registration statement on Form S-4 filed by Verso to register the shares of Verso common stock and notes to be issued pursuant to the Merger and the exhibits to the registration statement, which means that important information can be disclosed to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy and information statement/prospectus, except for any information superseded by information in this joint proxy and information statement/prospectus. Statements contained in this joint proxy and information statement/prospectus, or in any document incorporated by reference in this proxy and information statement/ prospectus regarding the content of any contract or other document, are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

This joint proxy and information statement/prospectus incorporates by reference the Form 8-K that Verso filed with the SEC on January 6, 2014 and the documents that Verso has previously filed with the SEC as well as all documents filed by Verso pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy and information statement/prospectus to the date the Merger closes.

Verso and Verso Holdings’ Documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 7, 2013 (except for the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance” and information with respect to Verso which is not incorporated by reference into this joint proxy and information statement/prospectus);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 9, 2013, Quarterly Report Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 8, 2013 and Quarterly Report Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 7, 2013 (except for all information with respect to Verso, which is not incorporated by reference into this joint proxy and information statement/prospectus);

•	Registration Statement on Form S-4 (Reg. No. 333-174841) filed with the SEC on June 10, 2011 (solely with respect to the information described under “Description of Exchange Notes”); and

•	Current Reports on Form 8-K filed on May 9, 2013, May 24, 2013, June 26, 2013, August 20, 2013, October 30, 2013 and January 6, 2014.

Any statements made in a document incorporated by reference in this joint proxy and information statement/prospectus are deemed to be modified or superseded for purposes of this joint proxy and information statement/prospectus to the extent that a statement in this joint proxy and information statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statements made in this proxy and information statement/ prospectus are deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this joint proxy and information statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy and information statement/prospectus.

You should rely only on the information contained or incorporated by reference into this proxy and information statement/ prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy and information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy and information statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy and information statement/prospectus does not extend to you. This joint proxy and information statement/prospectus is dated                      and is based on information as of                     , 2014 or such other date as may be noted. You should not assume that the information contained in this joint proxy and information statement/prospectus is accurate as of any other date. Neither the mailing of this joint proxy and information statement/prospectus to NewPage stockholders nor the issuance of Verso common stock or notes in the Merger create any implication to the contrary.

Information on Website

Information on Verso’s and NewPage’s websites are not part of this joint proxy and information statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy and information statement/prospectus, unless that information is also in this joint proxy and information statement/prospectus.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

VERSO PAPER CORP.,

VERSO MERGER SUB INC.,

and

NEWPAGE HOLDINGS INC.

Dated as of January 3, 2014

A-i

A-ii

Schedules

Schedule 1.1	Principal Stockholders
Schedule 5.12(d)	NewPage EBITDA Build and Synergy Detail
Schedule 6.1(b)	Jurisdictions
Schedule 6.1(e)	Exchange Offer and Consent Solicitations
Schedule 10.1	Non-Required Effect

Exhibits

Exhibit A	Form of Support Agreement
Exhibit B	Form of Parent Affiliate Side Letter
Exhibit C	Form of Lock-Up Side Letter
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Asset Financing Side Letter
Exhibit F	Form of Director Side Letter
Exhibit G	Form of Indenture Side Letter
Exhibit H	Surviving Corporation Certificate of Incorporation
Exhibit I	Surviving Corporation Bylaws
Exhibit J	Waterfall Schedule
Exhibit K	Form of Stockholder Release
Exhibit L	Form of Cooperation Agreement
Exhibit M	Form of New Indenture

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2014 (this “Agreement”), by and among VERSO PAPER CORP., a Delaware corporation (“Parent”), VERSO MERGER SUB INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”) and NEWPAGE HOLDINGS INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (c) recommended the adoption and approval of this Agreement by the stockholders of the Company in accordance with the Company Organizational Documents and the DGCL;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, each of the Board of Directors and the sole stockholder of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as consideration for Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company and Parent have entered into a Support Agreement (the “Support Agreement”), in the form attached hereto as Exhibit A, with each of the Company’s stockholders set forth on Schedule 1.1 hereto (the “Principal Stockholders”), pursuant to which, among other things, such Principal Stockholders have agreed, on the terms and subject to the conditions set forth therein, to vote such Principal Stockholders’ shares of Company Common Stock or execute a written consent in favor of the adoption and approval of this Agreement and to the extent such Principal Stockholders are also holders of the relevant Indebtedness issued under the Indentures, to tender such Indebtedness in the Exchange Offers and to support the Exchange Offers in accordance with their terms;

WHEREAS, concurrently with the execution and delivery of this Agreement, the controlling stockholder of Parent and/or one or more of its Affiliates has executed and delivered letter agreements in favor of Parent and the Company in the form attached hereto as Exhibit B (the “Parent Affiliate Side Letter”), Exhibit C (the “Lock-Up Side Letter”) and Exhibit D (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company have executed and delivered letter agreements in the form attached as Exhibit E (the “Asset Financing Side Letter”), Exhibit F (the “Director Side Letter”) and Exhibit G (the “Indenture Side Letter” and, together with the Parent Affiliate Side Letter, Voting Agreement, the Lock-Up Side Letter, the Asset Financing Side Letter and the Director Side Letter, the “Side Letters”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (as in effect from time to time, the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the DGCL as the surviving entity in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form attached hereto as Exhibit H, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended so as to read in their entirety in the form attached hereto as Exhibit I, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Shares. Subject to Section 2.1(d) and Section 2.1(f), each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”, and all such shares collectively, the “Shares”), other than any Excluded Shares and Dissenting Shares, will be canceled and extinguished and be converted automatically into the right to receive a portion of the Aggregate Closing Merger Consideration equal to (i) the Per Share Closing Cash Consideration, (ii) the Per Share Closing Note Consideration and (iii) the Per Share Closing Share Consideration, each as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule attached hereto as Exhibit J (the “Waterfall Schedule”). In the event that any holder of In-the-Money Options does not deliver an Optionholder Acknowledgement, the Company’s Board of Directors will use its reasonable discretion in allocating the Aggregate Closing Merger Consideration among the holders of Shares, Company RSUs and In-the-Money Options based on the methodologies set forth on the Waterfall Schedule in order to reflect any holder of In-the-Money Options not delivering an Optionholder Acknowledgement.

(b) Cancellation of Excluded Shares. Each Share that is owned directly or indirectly by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Effective Time (collectively, “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all of the capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock shall have the aggregate amount of Parent Common Stock to be issued to such holder in respect of any Share Consideration equitably adjusted (by rounding up or down to the nearest whole share, as appropriate) such that the holders of Shares receive only whole shares of Parent Common Stock, with no adjustment in the aggregate amount of Share Consideration.

(e) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing (and who have certified thereto to the Company) and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL, and who have not withdrawn their request for appraisal rights (the “Dissenting Shares”) will not be converted into the right to receive the consideration payable pursuant to Section 2.1(a), and holders of such Dissenting Shares will be entitled instead to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the consideration payable pursuant to Section 2.1(a), without any interest thereon, the Surviving Corporation shall remain liable for payment of the consideration payable pursuant to Section 2.1(a), and shall promptly pay such consideration to the Paying Agent for payment to the holders thereof pursuant to Section 2.2(b). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to control all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

(f) Minimum Denomination of Notes. No denomination of Verso First Lien Notes less than $2,000 with fully integral multiples of $1,000 in excess of $2,000 shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a lower amount of Verso First Lien Notes shall have the aggregate amount of such Verso First Lien Notes to be issued to such holder in respect of any Note Consideration equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that the holders of Shares receive only Verso First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment in the aggregate amount of Note Consideration.

Section 2.2 Exchange and Payment.

(a) Paying Agent. Concurrently with the Closing, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and shall be reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the Shares (other than the Excluded Shares and Dissenting Shares) (each, a “Former Holder”), consideration (whether in the form of cash, Verso First Lien Notes and/or shares of Parent Common Stock) sufficient to pay the Aggregate Closing Merger Consideration which is payable in respect of Shares pursuant to Section 2.1(a) (such consideration being hereinafter referred to as the “Exchange Fund”), and immediately prior to the Closing, the Company shall provide the Paying Agent with the stock ledger of the Company.

(b) Payment Procedures.

(i) The Paying Agent shall make available at the Closing and, as soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, shall mail or transmit electronically to each Former Holder, (A) a shareholder consent and release (the “Stockholder Release”), in the form attached hereto as Exhibit K, (B) a cooperation agreement (the “Cooperation Agreement”), in the form attached hereto as Exhibit L, and (C) instructions for obtaining the portion of the Aggregate Closing Merger Consideration to which such Former Holder is entitled pursuant to Section 2.1(a) less any applicable withholding Taxes.

(ii) Upon delivery of the Stockholder Release, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the Former Holder shall be entitled to receive in exchange therefor the portion of the Aggregate Closing Merger Consideration payable in respect of such Shares pursuant to Section 2.1(a), plus any interest or other payments made after the Closing in respect of any Verso First Lien Notes and any dividends or other distributions paid with respect to any shares of Parent Common Stock, in each case included in the Aggregate Closing Merger Consideration, and interest shall accrue on any Verso First Lien Notes included in the Aggregate Closing Merger Consideration in accordance with the terms thereof. Except as provided in the foregoing sentence, no interest will be paid or accrued on the Aggregate Closing Merger Consideration.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Shares on the stock transfer books of the Surviving Corporation.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Former Holders for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any Former Holders who have not executed and delivered the documentation required pursuant to Section 2.1(b) shall thereafter look only to the Surviving Corporation for payment of their portion of the Aggregate Closing Merger Consideration pursuant to Section 2.1(a) less any applicable withholding Taxes, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Former Holder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by Former Holders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

Section 2.3 Treatment of Stock Options and Other Stock-Based Awards.

(a) Upon payment by the Company of the Recapitalization Dividend, the Company shall adjust each option to purchase a share of Company Common Stock (each, a “Company Stock Option”) by reducing the exercise price of each such Company Stock Option by the amount payable in respect of one Share in connection with the payment of the Recapitalization Dividend, as determined by the Company in its sole discretion. Each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and that is an In-the-Money Option shall, as of the Effective Time, become fully vested. At the Closing, each In-the-Money Option shall be cancelled and converted automatically into the right of the holder thereof to receive, subject to the holder’s execution and delivery to the Company of an acknowledgment in the form reasonably satisfactory to the Company and Parent (the “Optionholder Acknowledgement”): (i) an amount of cash equal to the product of the Option Spread Value and the Total Cash Percentage (the “Recapitalization Option Cash Consideration”), (ii) an amount of Verso First Lien Notes (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) equal to the product of the Option Spread Value and the Total Note Percentage (the “Recapitalization Option Note Consideration”), and (iii) a number of shares of Parent Common Stock (valued at the Parent Trading Price) equal to the product of the Option Spread Value and the Total Share Percentage (the “Recapitalization Option Share Consideration”), in each case as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule; provided that the Recapitalization Option Cash Consideration, the Recapitalization Option Note Consideration and the Recapitalization Option Share Consideration shall each be reduced on a Relative Recapitalization Option Pro Rata Basis by the Option Withholding Amount. Notwithstanding the foregoing, if a holder of In-the-Money Options does not deliver an Optionholder Acknowledgement to the Company, then each In-the-Money Option held by such holder shall be cancelled and converted automatically into the right of such holder to receive (x) an amount of cash equal to the product of the

Option Spread Value and the Option Cash Consideration Percentage (the “Option Cash Consideration”), (y) an amount of Verso First Lien Notes (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) equal to the product of the Option Spread Value and the Option Note Consideration Percentage (the “Option Note Consideration”), and (z) a number of shares of Parent Common Stock (valued at Parent Trading Price) equal to the product of the Option Spread Value and the Option Share Consideration Percentage (the “Option Share Consideration”), each as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule; provided that the Option Cash Consideration, the Option Note Consideration and the Option Share Consideration shall each be reduced on a Relative Option Pro Rata Basis by the Option Withholding Amount. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay or issue, as the case may be, to the former holders of In-the-Money Options the consideration described in this Section 2.3(a) on or as soon as reasonably practicable following the Closing Date through the Company’s payroll system; provided that the recipients thereof shall be required, as a condition of receiving such consideration, to execute a Stockholder Release. All Company Stock Options that are Out-of-the-Money Options shall automatically be canceled and terminated as of the Effective Time without payment and shall be of no further force or effect. As of the Effective Time, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the payments, if any, specified in this Section 2.3(a). The Company shall deliver written notice to each holder of a Company Stock Option informing such holder of the effect of the Merger on the Company Stock Options (which notice, for the avoidance of doubt, may be included as part of the Optionholder Acknowledgements contemplated by this Section 2.3(a), as determined by the Company in its sole discretion).

(b) Each holder of restricted stock units that correspond to shares of Company Common Stock (each, a “Company RSU”) shall be entitled to receive, in respect of each Company RSU held by such holder, a dividend equivalent equal to the Per Share Recapitalization Dividend in connection with the Company’s payment of the Recapitalization Dividend (the “Dividend Equivalent”), less all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law, in accordance with the award agreement pursuant to which the Company RSU was granted (the “RSU Award Agreement”). As provided in the applicable RSU Award Agreement and provided it has not previously been forfeited in accordance with its terms, the Dividend Equivalent in respect of each Company RSU shall be paid in cash to the holder thereof, less all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law, on the date on which the Company Common Stock underlying the Company RSU is distributed to the holder in accordance with the applicable RSU Award Agreement or on or promptly following the Closing Date pursuant to the Company’s payroll system if the underlying Company RSU vests pursuant to the next sentence. Each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested. At the Closing, each Company RSU shall be cancelled and converted automatically into the right of the holder thereof to receive on or promptly following the Closing Date through the Company’s payroll system (i) the Per Share Closing Cash Consideration, (ii) the Per Share Closing Note Consideration and (iii) the Per Share Closing Share Consideration, each as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule; provided that the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration, and the Per Share Closing Share Consideration payable in respect of each Company RSU shall each be reduced on a Relative RSU Pro Rata Basis by the RSU Withholding Amount and provided further that the recipients thereof shall be required, as a condition of receiving such consideration, to execute a Stockholder Release. As of the Effective Time, all Company RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the payments specified in this Section 2.3(b) and any unpaid portion of the Dividend Equivalent in respect of each Company RSU held by the holder immediately prior to the Effective Time, which unpaid portion (if any) shall become payable to the holder as of the Effective Time. The Company shall deliver written notice to each holder of a Company RSU informing such holder of the effect of the Merger on the Company RSUs (which notice, for the avoidance of doubt, may be included as part of the Optionholder Acknowledgements contemplated by Section 2.3(a), as determined by the Company in its sole discretion). In the event that the immediate payment of the consideration contemplated above in respect of the Company RSUs would cause an impermissible acceleration event under Section 409A of the Code, such consideration shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) At or prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any administering committee) shall adopt such resolutions that are necessary for the treatment of the Company Stock Options and Company RSUs pursuant to this Section 2.3.

(d) The conversions and payments in respect of the Company Stock Options and Company RSUs pursuant to this Section 2.3 are intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be interpreted in such a manner. To the extent that any conversions or payments to made under this Section 2.3 could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payments compliant under Section 409A, or such payments shall be restructured, to the extent possible, in a manner, determined by the Company in its sole discretion, that does not cause such an accelerated or additional tax.

Section 2.4 Escrow. On the Pre-Closing Funding Date, the Company shall deposit the Equity Award Carveout Amount into an escrow account (the “Escrow Account”) to be established and maintained by the Paying Agent until the Closing and the payment of the Aggregate Closing Merger Consideration hereunder pursuant to an escrow agreement to be mutually and reasonably agreed to by the Company and Parent (the “Escrow Agreement”), and entered into on the Pre-Closing Funding Date by the Company, Parent and the Paying Agent. In addition, on the Pre-Closing Funding Date, the Company shall deposit the aggregate amount received by the Company from the exercise of Company Stock Options from and after the date hereof, and shall, from time to time, deposit additional amounts received from the exercise of Company Stock Options into the Escrow Account. A portion of the funds deposited in the Escrow Account shall be released to the Company from time to time to pay any Dividend Equivalent that becomes payable to a holder of a Company RSU that vests from time to time in accordance with its terms, and the remainder of such funds shall be released to the Company immediately prior to the Closing for purposes of making the payments contemplated by Section 2.1(a), Section 2.3(a) and Section 2.3(b).

Section 2.5 Aggregate Consideration.

(a) Notwithstanding anything herein to the contrary in no event will the aggregate consideration payable pursuant to this Article II to holders of Shares, Company RSUs and Company Stock Options be more than (or less than) (i) cash equal to the Equity Award Carveout Amount plus any cash payments from the exercise of Company Stock Options received by the Company between the date hereof and Closing and less any Dividend Equivalents paid in respect of Company RSUs between the date hereof and Closing Date (but not including any Dividend Equivalents paid on Company RSUs that vest as of the Effective Time), (ii) the Note Consideration and (iii) the Share Consideration.

(b) On the date that is two (2) Business Days prior to Closing, the Company will deliver to Parent an updated Waterfall Schedule containing calculations of (i) the Per Share Closing Cash Consideration, (ii) the Per Share Closing Note Consideration, (iii) the Per Share Closing Share Consideration, (iv) the aggregate dollar amount of Dividend Equivalents that will be paid at Closing, (v) the Recapitalization Option Cash Consideration, (vi) the Recapitalization Option Note Consideration, (vii) the Recapitalization Option Share Consideration and, if any Optionholder does not deliver an Optionholder Acknowledgement to the Company, (vii) the Option Cash Consideration, the Option Note Consideration and the Option Share Consideration. The Company shall also deliver to Parent confirmation that the aggregate amounts payable at Closing pursuant to this Article II to the holders of Shares, Company RSUs and Company Stock Options equals the consideration referenced in Section 2.5(a), and in the event the Company is unable to deliver such confirmation, the Company shall reasonably adjust the calculations referenced in the prior sentence in order to allow it to deliver such confirmation to Parent.

(c) The Company acknowledges and agrees that the Company is solely responsible for the calculation of the consideration referred to in this Article II, and that Parent shall have no responsibility or liability for any such calculation, other than to pay the amounts provided by the Company in Section 2.5(b) (which shall be no greater than the aggregate consideration referenced in Section 2.5(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents, including through incorporation by reference therein (excluding any disclosures set forth in any “risk factor” section and any section containing forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature, it also being understood that any matter disclosed in such filing shall not be deemed disclosed for purposes of Section 3.1 (Qualification, Organization, Etc.), Section 3.2 (Capital Stock), Section 3.3 (Corporate Authority Relative to this Agreement; No Violation), Section 3.19 (Finders or Brokers) or Section 3.21 (Required Vote), which matters shall be specifically disclosed in Section 3.1, Section 3.2, Section 3.3, Section 3.19 or Section 3.21 of the Company Disclosure Schedule), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with and immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where the relevance of such disclosure as an exception to such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Etc.

(a) Each of the Company and each of its Subsidiaries is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (ii) is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of each of clauses (i) and (ii) where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company Organizational Documents.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 16,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). No shares of Company Common Stock are represented by certificates. As of the date of this Agreement, (i) 7,063,671 shares of Company Common Stock were issued and outstanding, (ii) 517,137 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Company Stock Options and 96,316 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Company RSUs, (iii) 16,329 shares of Company Common Stock were authorized for issuance by the Company to holders of Allowed First Lien Notes Claims (as defined in the Plan) under section 6.5(c) of the Plan and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, and proxies, other than in the Company Stockholders Agreement, any voting agreement or any similar instrument.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, such Subsidiary’s jurisdiction of organization and the authorized, issued and outstanding capital stock or other equity securities of such Subsidiary. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by the Company free and clear of any Liens other than Permitted Liens.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of (i) each outstanding Company Stock Option, the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Stock Plan pursuant to which such Company Stock Option was granted and (ii) each outstanding Company RSU, the number of shares of Company Common Stock underlying such Company RSU, the applicable grant date thereof and the applicable Company Stock Plan pursuant to which such Company RSU was granted. The Company Stock Plans, and awards thereunder, set forth on Section 3.2(c) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted stock units, restricted stock awards, stock appreciation rights or other compensatory equity-based awards or profit participation or similar rights are outstanding.

(d) Except as set forth in Section 3.2(a) and in Section 3.2(b) and Section 3.2(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding shares of capital stock or other equity securities, or outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. The Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

(e) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(e) of the Company Disclosure Schedule sets forth a true and complete schedule of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement and the amounts outstanding relating to such Indebtedness as of the dates set forth therein; provided that for purposes of this Section 3.2(e), the definition of Indebtedness shall not include clauses (e), (f), (g) and (h) (but clause (h) shall only be excluded to the extent it relates to clause (e), (f) or (g) of the definition of Indebtedness) thereof to the extent not material.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and, except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has unanimously determined that it is in the best interest of the Company and its stockholders, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby and resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the transactions contemplated hereby in accordance with the Company Organizational Documents and the DGCL (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Securities Act of 1933, as amended (the “Securities Act”), (iv) the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, other than such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices or filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c) The execution and delivery by the Company of this Agreement do not, and except as described in Section 3.3(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith in appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which does not and would not reasonably be expected to materially impair the continued use of any Company Owned Real Property or Company Leased Real Property as currently operated, (D) incurred in connection with the Debt Financing or any amendment of the NewPage ABL Loan prior to the Closing Date to permit the New NewPage Term Loan Facility and the Recapitalization Dividend or (E) all other Liens the creation or existence of which, in each case, would not be reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (each of the foregoing, a “Permitted Lien”), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Company Stockholders Agreement or (iii) assuming the receipt of all consents, approvals, waivers, clearances and authorizations and the making of notices, filings and submissions described in Section 3.3(b) or in Schedule 3.3(b), conflict with or violate any applicable Laws, other than, in the case of the foregoing clauses (i) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(d) Prior to the execution of this Agreement, the Company Stockholders Agreement was amended and the Company provided Parent with a copy of such amendment.

Section 3.4 Reports and Financial Statements.

(a) The Company’s registration statement on Form 10 became effective on July 31, 2013. The Company and each of its Subsidiaries has filed or furnished all items required to be filed or furnished prior to the date hereof by it with the SEC since July 30, 2013. As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 3.6 No Undisclosed Liabilities. There are no liabilities of the Company and its Subsidiaries (whether or not of a nature required to be reflected on a balance sheet prepared in accordance with GAAP), other than liabilities (a) set forth in Section 3.6 of the Company Disclosure Schedule, (b) incurred since December 31, 2012, in the ordinary course of business consistent with past practices, (c) as reflected, reserved for or disclosed in the most recent balance sheet of the Company included in the Company SEC Documents, (d) incurred in connection with the transactions expressly contemplated by this Agreement or (e) that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.7 Compliance with Law; Permits.

(a) (i) The Company and each of its Subsidiaries are, and have at all times since December 21, 2012, been, in compliance in all material respects with and are not, and have at all times since December 21, 2012, not been, in material default under or in material violation of any applicable Law and (ii) neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication since December 21, 2012, from any Governmental Entity regarding any actual or possible material violation of, or failure to comply with, any Law.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permits, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is, and each of its Subsidiaries is, in compliance with the terms and requirements of the Company Permits, and no investigation or review by any Governmental Entity with respect to any violation or non-compliance with a Company Permit is pending, or the Company’s knowledge, threatened, except for any such noncompliance or investigation or review that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) None of the Company or any of its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives acting on their behalf, has in the past five (5) years, directly or indirectly, made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Covered Party, (i) for the purpose of (A) influencing any act or decision of that person, (B) inducing that person to omit to do any act in violation of a lawful duty, (C) securing any improper advantage, or (D) inducing that person to use his or her influence with a Governmental Entity or public international organization, (1) to affect or influence any act or decision of any Governmental Entity or public international organization, or (2) to assist the Company or any of its Subsidiaries in obtaining or retaining business, or directing business to any person, whether or not lawful, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(d) The Company and its Subsidiaries are in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other applicable Law of similar effect, including all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UK Bribery Act 2010 (collectively with the FCPA, “Anti-Corruption Laws”), and in the past five (5) years none of them has taken any action which would cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law in any material respect.

(e) To the knowledge of the Company, no portion of any payments paid by Parent hereunder will be used to fund payments in connection with securing government approvals or as a payment, gift, promise to give, or authorization of the giving of anything of value to any government official, political party or official thereof or any candidate for foreign political office for purposes of (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

(f) The term “government official” used in this Section 3.7 means any officer or employee of a foreign government or any department, agency, or instrumentality thereof, including government owned or controlled companies, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(g) Except as set forth on Section 3.7(g) of the Company Disclosure Schedule:

(i) The Company and its Subsidiaries are in compliance with all applicable Customs & International Trade Laws in all material respects, and the Company and its Subsidiaries have not committed any material violation of the Customs & International Trade Laws, and there are no material unresolved questions or claims concerning any liability of the Company or any Subsidiary with respect to any such Laws.

(ii) Without limiting the foregoing, neither the Company nor any Subsidiary has, since December 21, 2012, received any notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws.

(iii) Neither the Company nor any Subsidiary has, since December 21, 2012, received any written notice that any products or materials imported by the Company nor any Subsidiary, or on behalf of the Company or such Subsidiary where the Company or such Subsidiary is the importer of record, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government.

(iv) Neither the Company nor any Subsidiary, nor any officer or director of the Company or, to the knowledge of the Company, any agent acting on behalf of the Company: (a) has been or is designated, or is owned or controlled by anyone designated, on OFAC’s List of Specially Designated Nationals and Blocked Persons, Commerce’s Denied Persons List, the Commerce Entity List, the U.S. Department of State’s (“State Department”) Debarred List or similar “prohibited party” lists of any U.S. Governmental Entity, (b) has participated in any transaction involving such a designated person or entity, or any country that is the target of comprehensive economic sanctions administered by OFAC (currently, Cuba, Iran, Syria and Sudan), (c) has knowingly exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable U.S. export control or economic sanctions laws, regulations or orders administered by OFAC, Commerce or State Department, or (d) participated in any export, re-export or transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

(v) Since December 21, 2012, the Company has been in compliance in all material respects and has complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign laws and regulations relating to anti-money laundering and similar matters.

(vi) The Company utilizes effective controls procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-money laundering laws and regulations will be prevented, detected and deterred in all material respects.

(vii) Neither the Company nor any Subsidiary is aware of any actual or threatened (in writing) civil or criminal investigation, audit or any other inquiry, or otherwise is aware of any allegation involving or otherwise relating to any alleged or actual violation of anti-money laundering laws or regulations by the Company or any Subsidiary.

(h) For the purposes of this Agreement, “Customs & International Trade Laws” shall mean any domestic Law, statute, order of a Governmental Entity, regulation, rule, permit, license, directive, ruling, order, decree, ordinance, award, or other decision or requirement, including any amendments, having the force or effect of Law, of any arbitrator, court, government or government agency or instrumentality or other Governmental Entity, concerning the importation, exportation, reexportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by the United States Office of Foreign Assets Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

Section 3.8 Environmental Laws and Regulations. (i) No material notice, notification, demand, report, request for information, citation, summons, complaint or Order has been received, no material penalty has been assessed, and no material investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary of the Company arising out of any material violation of or material liability under any Environmental Law, (ii) the Company and its Subsidiaries are and have been during the past three (3) years in compliance in all material respects with all Environmental Laws (which compliance includes possession of all permits, licenses, or other authorizations required under Environmental Laws for the conduct of their business as presently conducted and compliance in all material respects with the terms and conditions thereof and timely applications for renewal of the same), (iii) neither the Company nor any of its Subsidiaries has in the past three (3) years treated, stored, handled, transported or disposed of, arranged for or permitted the treatment, storage, handling, transportation or disposal of, or released or exposed any Person to, any Hazardous Materials, or owned or operated its business or any property or facility in a manner that has given rise to any liabilities (contingent or otherwise) or material investigatory, corrective or remedial obligations pursuant to Environmental Laws, (iv) the Company and its Subsidiaries are not party or otherwise subject to any Order, judgment or decree that imposes any material obligations or material liability (contingent or otherwise) under any Environmental Law, (v) the Company and its Subsidiaries have furnished to Parent all material environmental audits, reports and other environmental assessments relating to the Company’s, its Subsidiaries’, or their Affiliates’ (excluding, for the avoidance of doubt, the Principal Stockholders) or predecessors’, past or current properties, facilities or operations that have been prepared in the last three years and which are in their possession or under the Company’s reasonable control, and (vi) the Company and its Subsidiaries have disclosed to Parent all financial assurances required under Environmental Laws.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries (which shall include, without limitation, any Contract that provides for employment or engagement of any Person on a full-time, part-time or consulting basis providing for fixed and/or variable compensation in the aggregate in excess of $200,000 per annum and any Contract providing for severance, retention, change in control or similar payments (each such Contract, a “Material Benefits Contract”)) or with respect to which the Company or any of its Subsidiaries has any material liability, whether current or contingent (collectively, without regard to materiality and whether or not listed on Section 3.9(a) of the Company Disclosure Schedule, the “Company Benefit Plans”). Prior to the date hereof, the Company has provided to Parent a true, correct and complete copy of each Material Benefits Contract.

(b) The Company has made available to Parent correct and complete copies of all Company Benefit Plans and all amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, with respect to each Company Benefit Plan: (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination or opinion letter received regarding the tax-qualified status, (iii) the most recent financial statements, (iv) the Form 5500 Annual Report (including all schedules and the audit report) for the most recent plan year, (v) the current summary plan description, and (vi) the actuarial valuation reports for the most recent plan year.

(c) Each Company Benefit Plan has been maintained, funded and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. The Company and its Subsidiaries have timely made all material contributions, distributions, reimbursements and payments required by or due under the terms of each Company Benefit Plan and applicable Law. With respect to each Company Benefit Plan, there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty (as determined under ERISA), or transaction that could subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or may rely upon a favorable opinion letter from the Internal Revenue Service, as to the qualified status of such Company Benefit Plan, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such qualified status. Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability (whether current or contingent) with respect to any plan, program or arrangement that provides post-termination or retiree health or life insurance benefits to any Person, except as required by COBRA (or any similar state Law) for which the covered individual pays the full cost of coverage. The Company, its Subsidiaries and their ERISA Affiliates have for the past three (3) years complied in all material respects and are in compliance in all material respects with the requirements of COBRA (and any similar state law). Each Material Benefits Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect and enforceable against the Company or the Subsidiary of the Company which is party thereto in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) With respect to each Company Benefit Plan (other than a multiemployer plan as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA (a “Title IV Plan”), (i) the minimum funding standard has been satisfied and all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (ii) all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA have been timely paid; (iii) no notice of intent to terminate any Title IV Plan has been filed, nor has any amendment been adopted to treat any Title IV Plan as terminated; (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to treat any Title IV Plan as terminated; (v) to the knowledge of the Company, no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (vi) no event has occurred or circumstance exists that may result in a liability under or with respect to Section 4062(e) or 4069 of ERISA; (vii) no reportable event (as defined in Section 4043 of ERISA and in the regulations issued thereunder) has occurred (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA); and (viii) no Title IV Plan is considered to be in “at risk” status under Section 430 of the Code.

(e) Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintains, contributes to, has any obligation to contribute to, or has any liability under or with respect to any (i) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA), and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has or has had any obligation or liability as a consequence of being considered a single employer under Section 414 of the Code with any other Person. None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates has incurred within the past six (6) years or reasonably expects to incur, nor do any of them have any obligation to pay, any withdrawal liability within the meaning of Section 4201 of ERISA.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) except as expressly provided in this Agreement, accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, consultant or officer or under any Company Benefit Plan or otherwise.

(g) Each Company Stock Option was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. No director, officer, employee or service provider of the Company or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(h) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, director or other individual service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, either alone or in combination with another event, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i) There are no pending or, to the Company’s knowledge, threatened Actions or claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or with respect to any Company Benefit Plan (other than routine claims for benefits).

(j) Neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent or known or unknown, with respect to any misclassification of any person as an independent contractor rather than as an employee, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. Since December 21, 2012, each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

Section 3.10 Absence of Certain Changes or Events. (a) Since December 31, 2012, until the date of this Agreement, (i) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices, and (ii) there has not been a Company Material Adverse Effect; and (b) since December 31, 2012, until the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in Section 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (xiii), (xiv), (xv), (xvii), (xxiii) or (xxiv) solely as it relates to Section 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (xiii), (xiv), (xv), (xii) and (xviii).

Section 3.11 Investigations: Litigation. There is no Action currently pending or, to the knowledge of the Company, threatened before any Governmental Entity or by any private party by or against the Company or any of its Subsidiaries or otherwise relating to the business, properties or assets, or against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or any of its Subsidiaries, that would be material to the Company and its Subsidiaries taken as a whole, or would be reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 3.12 Information Supplied. None of the information provided by the Company for inclusion in the proxy statement for the meeting of the holders of Parent Common Stock for the purpose of obtaining the Parent Stockholder Approval (including any amendment or supplements, the “Proxy Statement”) or for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock and Verso First Lien Notes, as applicable, in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 3.13 Tax Matters. Except as would not reasonably be expected to be material on an item by item basis:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes due and payable (whether or not shown on any Tax Return), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements for all Taxes not yet due and payable, (iv) any Tax holiday claimed by the Company or any of its Subsidiaries in any jurisdiction is currently effective and will not be adversely affected by the transactions contemplated by this Agreement, and (v) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue Service or entered into any “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any currently effective waiver or other agreement extending the statute of limitations in respect of Taxes.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor, to the knowledge of the Company, has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. Neither the Company nor any Subsidiary has received in writing from any federal, state, local or foreign taxing authority any, and to the knowledge of the Company, none of the following is threatened in writing: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries is currently or has ever been subject to any adjustment imposed under Code Section 482 (or any similar provision of state, local, or foreign Tax Law).

(c) Neither the Company nor any of its Subsidiaries is obligated by any Contract to indemnify any other Person (other than the Company and its Subsidiaries) with respect to Taxes (other than Contracts or other arrangements that are not primarily related to Taxes entered into in the ordinary course of business). Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any Person (other than as a result of being a member of the consolidated, affiliated or unitary tax group of the Company).

(d) The Company and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (including pursuant to Sections 1441, 1442, 3102, and 3402 of the Code and any other applicable provision of state, local, or foreign Law), and all applicable forms required with respect thereto have been properly completed and timely filed.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any prepaid amounts received prior to the Closing, (iv) any installment sale or open transaction disposition made prior to the Closing, (v) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing or (vi) any election under Section 108(i) of the Code.

(h) The Company has made available to Parent or its legal or accounting representative copies of all Tax Returns for the Company and each of its Subsidiaries filed for all periods within the past three (3) years.

(i) No Subsidiary of the Company that is a non-U.S. Subsidiary (i) is a “passive foreign investment company” within the meaning of Section 1297; (ii) will recognize a material amount of “subpart F income” as defined in Section 952 of the Code during any taxable period that includes the Closing Date; or (iii) has investments in “United States property” within the meaning of Section 956 of the Code during any taxable period that includes the Closing Date.

(j) Neither the Company nor any Subsidiary is (A) subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, or (ii) the overall foreign loss provisions of Section 904(f) of the Code, (B) a party to a gain recognition agreement under Section 367 of the Code or (C) subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business. Section 3.13(j) of the Company Disclosure Schedule accurately lists all jurisdictions in which the Company and its Subsidiaries are required to file Tax Returns.

(k) An election under Section 382(l)(5)(H) of the Code and Treasury Regulation 1.382-9(i) not to apply the provisions of Section 382(l)(5) of the Code to the ownership change occurring pursuant to the plan of reorganization confirmed by the bankruptcy court on December 14, 2012, has been made by the Company on its federal income tax return for the 2012 taxable year.

(l) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, escheat, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, estimated or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.14 Employment and Labor Matters.

(a) (i) Except a set forth on Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association, (ii) there are no pending or, to the knowledge of the Company, threatened, strikes, work stoppages, slowdowns, pickets, lockouts, or other material labor disputes or disruptions against or affecting the Company or any of its Subsidiaries or involving any their employees, and no such disputes have occurred within the past three (3) years, (iii) to the knowledge of the Company, there is no ongoing or threatened union organizing or decertification activity with respect to employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past three (3) years, (iv) there is no unfair labor practice charge or complaint, material labor grievance, or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (v) with respect to the transactions contemplated by this Agreement, any notice required by Law or collective bargaining agreement to any employees or any employee representative has been or prior to the Closing will be given and all material bargaining obligations have been or prior to the Closing will be satisfied.

(b) Except for such matters which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and have been since December 21, 2012, in compliance with all applicable Laws and Contracts, including provisions thereof respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Except with respect to (i) ongoing disputes of a routine nature or involving immaterial amounts and (ii) accrued amounts to be paid in the ordinary course of business consistent with past practices, each of the Company and its Subsidiaries has paid in full to its employees, individual independent contractors, and other individual service providers all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such persons. Since December 21, 2012, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that could implicate the Worker Adjustment and Retraining Notification Act of 1998, as amended, or any similar Law (collectively, the “WARN Act”).

Section 3.15 Intellectual Property.

(a) Section 3.15 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following owned by the Company or any of its Subsidiaries in any jurisdiction in the world: (i) registered trademarks and service marks and applications for registration of the same; (ii) registered copyrights and applications for copyright registrations; (iii) issued patents and pending patent applications; and (iv) internet domain name registrations (collectively, the “Scheduled Intellectual Property”). The Company or one of its Subsidiaries owns all of the Intellectual Property identified or required to be identified in Section 3.15 of the Company Disclosure Schedule free and clear of all Liens (other than Permitted Liens and nonexclusive licenses granted in the ordinary course of business consistent with past practice).

(b) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, either the Company or a Subsidiary of the Company owns or otherwise possesses sufficient rights to use all Company Intellectual Property. The Company and its Subsidiaries have taken all necessary actions to maintain all of the Scheduled Intellectual Property owned by it or them, and no expiration or loss of any Scheduled Intellectual Property is pending or reasonably foreseeable (other than (i) pursuant to prosecution of applications in the ordinary course or (ii) expiration of any patent at the conclusion of its statutory term). Immediately after the Closing, all Company Intellectual Property that is material to the conduct of the business of the Company or its Subsidiaries shall be owned or available for use by the Company and its Subsidiaries on terms and conditions substantially similar to which the same was owned or used by the Company and its Subsidiaries immediately prior to the Closing. There are no pending or, to the knowledge of the Company, threatened claims (including unsolicited offers or demands to license third party Intellectual Property) by any Person alleging infringement, misappropriation, dilution or violation by the Company or any of its Subsidiaries of any third party Intellectual Property, and no such claim has been asserted against the Company or any of its Subsidiaries in the last three (3) years. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or violate, and has not in the last three (3) years, infringed, misappropriated, diluted or violated any Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of any Intellectual Property owned by the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person is infringing, misappropriating, diluting, or violating, and no Person has in the three (3) years prior to the date hereof, infringed, misappropriated, diluted, or violated any Intellectual Property owned by the Company or any of its Subsidiaries.

(c) The Company’s and its Subsidiaries’ computer firmware, hardware, databases, software (whether general or special purpose) and other information technology infrastructure used by the Company and its Subsidiaries in the conduct of their businesses (collectively, the “Company IT Systems”) are in good operating condition and repair (subject only to the provision of usual and customary maintenance) and are sufficient for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted, and there have been no material failures, outages or unavailability of any of the foregoing in the last three (3) years. The Company and its Subsidiaries have business continuity and disaster recovery plans in place that are reasonably sufficient to minimize and mitigate the occurrence, duration and effect of any unavailability of the Company IT Systems.

(d) For purposes of this Section 3.15, the term “knowledge” shall not require the Company to conduct, have conducted, obtain or have obtained any non-infringement, inventorship, invalidity, freedom-to-operate or any other opinions of counsel or any external searches regarding registered Intellectual Property, including any ownership, validity, non-infringement or competitive intelligence searches.

Section 3.16 Real Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth the owner, street address, town or city, county, state, acreage and description of each Owned Real Property owned by the Company or any Subsidiary as of the date of this Agreement (such property collectively, the “Company Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no leases, subleases, licenses, or other rights or agreements to use or occupy the Company Owned Real Property or a portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth the lessor, street address, town or city, county, state, acreage (or square footage for an office site), and description (for any site other than an office site) of each Leased Real Property leased by the Company or any Subsidiary (the “Company Leased Real Property”), and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). The Company has made available to Parent a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Lease under which the Company or any of its Subsidiaries uses or occupies any of the Company Leased Real Property (the “Company Real Property Leases”) is valid, binding and in full force and effect, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (B) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subleasing, licensing or otherwise granting any Person the right to use or occupy a portion of any Company Leased Real Property, and (iii) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under a Company Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, free and clear of all Liens, except for Permitted Liens. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Real Property Lease, except such proceeding which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company Owned Real Property identified in Section 3.16(a) of the Company Disclosure Schedule and the Company Leased Real Property identified in Section 3.16(b) of the Company Disclosure Schedule comprise all of the material real property used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(d) All of the Company Owned Real Property and the Company Leased Real Property are in material compliance with all applicable building, zoning and other land use laws, and all insurance requirements affecting real property (collectively, the “Real Property Laws”), and the current use and occupancy of the Company Owned Real Property and the Company Leased Real Property do not violate any Real Property Laws in any material respects. Neither the Company nor any Subsidiary has received notice of any material violation of any Real Property Law.

Section 3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, taken in the aggregate, to be paid per Share, is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

Section 3.18 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Company Real Property Leases and as set forth on Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement:

(i) any joint venture, co-development, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ii) any Contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or operate in a geographical area that would be binding on Parent or any of its Subsidiaries after the Closing;

(iii) any Contract that is an indenture, credit or loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing Indebtedness for borrowed money, deferred payment or the imposition of any Lien other than Permitted Liens (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000 (each, a “Company Indebtedness Contract”);

(iv) any Contract pursuant to which the Company or any of its Subsidiaries (A) is granted rights in any third-party Intellectual Property (excluding any commercially available, unmodified off-the-shelf software licensed for annual aggregate license fees of less than $250,000) or (B) has granted to any Person any licenses or rights under any Company Intellectual Property owned by the Company or any of its Subsidiaries (excluding nonexclusive license grants in the ordinary course of business consistent with past practice);

(v) any settlement, conciliation or similar agreement (x) with any Person that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement;

(vi) any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person that would be binding on Parent or any of its Subsidiaries after the Closing;

(vii) any Contract that (A) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person other than the Company or any of its Subsidiaries for aggregate consideration in excess of $3,000,000 or pursuant to which the Company or any of its Subsidiaries has continuing material “earn out” or other similar material contingent payment obligations outstanding; or (B) gives any Person the right to acquire any assets of the Company or its Subsidiaries (or any interests therein) after the date hereof with a total consideration of more than $3,000,000;

(viii) any Contract that provides for aggregate payments by or to the Company and/or its Subsidiaries in excess of $7,500,000 in any 12-month period, other than any such Contracts that may be cancelled, terminated or withdrawn upon notice of ninety (90) days or less without material liability or continuing obligation on the part of the Company or any of its Subsidiaries;

(ix) any Contract that obligates the Company or its Subsidiaries to conduct business on an exclusive basis with any Person or that contains “most favored nation” or similar covenants, in each case other than any such Contracts that may be cancelled, terminated or withdrawn upon notice of ninety (90) days or less without material liability or continuing obligation on the part of the Company or any of its Subsidiaries;

(x) any Contract containing continuing indemnification rights or obligations (other than those indemnification obligations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole); or

(xi) any Contract with a Governmental Entity that is material to the Company and its Subsidiaries taken as a whole.

All of the Contracts of the types referred to in this Section 3.18(a) are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect and enforceable against the Company or the Subsidiary of the Company which is party thereto in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. As of the date of this Agreement, the Company has provided to Parent true and complete copies of all Company Material Contracts.

Section 3.19 Finders or Brokers. Except for Goldman, Sachs & Co. and the Persons identified in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.20 Interested Party Transactions. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors, members, managers, partners, shareholders or Affiliates, on the other hand (except for (i) employment and compensation arrangements (including benefits, travel advances, and employee loans not in excess of $60,000 to any individual current employee) and (ii) Contracts entered into in the ordinary course of business, on an arm’s-length basis and on terms no less favorable in the aggregate to the Company or its Subsidiary, as applicable, than would have been available from an unaffiliated party) in each case, in the ordinary course of business) (each, an “Interested Party Transaction”), and to the Company’s knowledge no such Person has any material interest in any material property or asset used by the Company or any Subsidiary of the Company.

Section 3.21 Required Vote. The Company Stockholder Approval is the only vote of holders of securities of the Company that is required to approve this Agreement, the Merger and the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL, to the extent applicable. To the Company’s knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby.

Section 3.22 Customers and Suppliers. The Company has provided Parent, on a restricted basis in accordance with the Confidentiality Agreement, a complete and accurate list as of September 30, 2013, of (i) the ten (10) largest customers of the Company and its Subsidiaries taken as a whole and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries taken as a whole. To the Company’s knowledge, none of such customers or suppliers has provided written notice to the Company or any of its Subsidiaries, as applicable, of its intention to terminate or curtail its relationship or dealings with the Company or any of its Subsidiaries, as applicable, whether pursuant to a non-renewal or termination of any Contract or otherwise and whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.23 Insurance. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of the insurance policies currently maintained by, or for the benefit of, the Company and its Subsidiaries, including historic, occurrence-based policies in force. Such policies are in full force and effect. As of the date of this Agreement, no notice of cancellation or non-renewal with respect, or disallowance of any claim under, any such policy has been received by the Company or its Subsidiaries and, to the Company’s knowledge, there is no threatened cancellation, non-renewal, material disallowance or reduction in coverage or material claim with respect to any such policies.

Section 3.24 Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to, or valid leasehold interests in or licenses for, all tangible personal property used in the business of the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens), and such property is in good working order and condition, ordinary wear and tear excepted. The assets owned, leased or licensed by the Company and its Subsidiaries, other than any Intellectual Property or Company IT Systems (the sufficiency of which is addressed in Section 3.15), are sufficient in all material respects for the conduct of their business as presently conducted.

Section 3.25 Solvency. Assuming the satisfaction of the conditions to the Company’s obligation to consummate the Merger, the Company and each of its Subsidiaries, taken as a whole, will not, (a) immediately prior to the closing of the New NewPage Term Loan Facility and the payment of the Recapitalization Dividend and (b) immediately prior to the Effective Time (assuming that the Company did not enter into the New NewPage Term Loan Facility and pay the Recapitalization Dividend): (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 3.26 No Additional Representations. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, no representation or warranty is made by the Company or any other Person with respect to any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents, including by incorporation by reference therein (excluding any disclosures set forth in any “risk factor” section and any section containing forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature, it also being understood that any matter disclosed in such filing shall not be deemed disclosed for purposes of Section 4.1 (Qualification, Organization, Etc.), Section 4.2 (Capital Stock), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation), or Section 4.12 (Finders or Brokers), which matters shall be specifically disclosed in Section 4.1, Section 4.2, Section 4.3, or Section 4.12 of the Parent Disclosure Schedule), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or as disclosed in the disclosure schedule delivered by Parent to the Company in connection with and immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Etc.

(a) Each of Parent and each of its Subsidiaries is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business, and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of each of clauses (i) and (ii) where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(b) Parent has made available to the Company prior to the date of this Agreement true and complete copies of the Parent Organizational Documents.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (“Parent Preferred Stock”). As of the date of this Agreement, (i) 53,172,484 shares of Parent Common Stock were issued and outstanding, including 1,118,021 shares of Parent Common Stock granted as restricted stock pursuant to the 2008 Amended and Restated Incentive Award Plan of Parent (the “Parent Stock Plan”), (ii) 4,435,039 shares of Parent Common Stock were issuable upon the exercise of stock options granted pursuant to the Parent Stock Plan (each, a “Parent Option”), and (iii) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, proxies and any voting agreement or similar instrument.

(b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent, such Subsidiary’s jurisdiction of organization and the authorized, issued and outstanding capital stock or other equity securities of such Subsidiary. Each of the outstanding shares of capital stock or other equity securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by Parent free and clear of any Liens other than Permitted Liens.

(c) Except as set forth in Section 4.2(a) and in Section 4.2(b) and Section 4.2(c) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding shares of capital stock or other equity securities, or outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(d) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Section 4.2(d)

of the Parent Disclosure Schedule sets forth a true and complete schedule of all Indebtedness of Parent and its Subsidiaries as of the date of this Agreement and the amounts outstanding relating to such Indebtedness as of the dates set forth therein; provided that for purposes of this Section 4.2(d), the definition of Indebtedness shall not include clauses (e), (f), (g) and (h) (but clause (h) shall only be excluded to the extent it relates to clause (e), (f) or (g) of the definition of Indebtedness) thereof to the extent not material.

(e) The authorized and issued capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable. The issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by an indirect, wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent and its Subsidiaries may acquire any equity security of Merger Sub.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of shares of Parent Common Stock or Verso First Lien Notes) have been duly and validly authorized by the Board of Directors of Parent, the Board of Directors of Merger Sub, and the sole stockholder of Merger Sub, as applicable, and, except for the Parent Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby in accordance with the Parent Organizational Documents and the DGCL. As of the date hereof, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the sole stockholder of Merger Sub have unanimously determined that it is in the best interest of Parent and its stockholders and Merger Sub and its stockholder, as applicable, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) any other applicable antitrust, competition, foreign investment, or trade regulation Laws and (vii) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices or filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and except as described in Section 4.3(c) of the Parent Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens, other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries,

(ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or (iii) conflict with or violate any applicable Laws, other than, in the case of the foregoing clauses (i) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

Section 4.4 Reports and Financial Statements.

(a) Parent has filed or furnished all items required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2012. As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 No Undisclosed Liabilities. There are no liabilities of Parent or any of its Subsidiaries other than Merger Sub (whether or not of a nature required to be reflected on a balance sheet prepared in accordance with GAAP), other than the liabilities (a) set forth in Section 4.5 of the Parent Disclosure Schedule, (b) incurred since December 31, 2012, in the ordinary course of business consistent with past practices, (c) as reflected, reserved for or disclosed in the most recent consolidated balance sheet of Parent and its Subsidiaries included in the Parent SEC Documents, (d) incurred in connection with the transactions expressly contemplated by this Agreement or (e) that, individually or in the aggregate, have not been and would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. There are no liabilities of Merger Sub (whether or not of a nature required to be reflected on a balance sheet prepared in accordance with GAAP), other than the liabilities (y) incurred in connection with the transactions expressly contemplated by this Agreement or (z) set forth in Section 4.5 of the Parent Disclosure Schedule.

Section 4.6 Compliance. Except as set forth on Section 4.6 of the Parent Disclosure Schedule, (i) Parent and each of its Subsidiaries are, and have at all times since January 1, 2012, been, in compliance in all material respects with and are not, and have at all times since January 1, 2012, not been, in material default under or in material violation of any applicable Law and (ii) neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication since January 1, 2012, from any Governmental Entity regarding any actual or possible material violation of, or failure to comply with, any Law.

Section 4.7 Investigations; Litigation. Except as set forth on Section 4.7 of the Parent Disclosure Schedule, there is no Action currently pending or, to the knowledge of Parent, threatened before any Governmental Entity or by any private party by or against Parent or Merger Sub or any of their respective Subsidiaries or otherwise relating to the business, properties or assets, or against any officer, director, controlling stockholder or employee of Parent or Merger Sub or any of their respective Subsidiaries in connection with such officer’s, director’s, controlling stockholder’s or employee’s relationship with, or actions taken on behalf of, Parent or Merger Sub or any of their respective Subsidiaries, that would be material to Parent and its Subsidiaries taken as a whole, or would be reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 4.8 Debt Financing.

(a) Verso Paper Holdings has received and accepted (i) one or more executed commitment letters, dated as of the date of this Agreement (as may be amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.12(a), the “Debt Commitment Letters”), from the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth in the Debt Commitment Letters and establish a new Company term loan facility (the “New NewPage Term Loan Facility”) and a new Company asset-based loan facility (the “New NewPage ABL Facility”) as set forth therein, and Parent has made available to the Company, concurrently with the execution and delivery of this Agreement, true and complete copies of the Debt Commitment Letters substantially in the form previously reviewed by the Company and (ii) executed amendments, dated as of the date of this Agreement (the “Existing Credit Agreement Amendments”) of the Verso ABL Facility and the Verso Cash Flow Facility, from the requisite lenders party thereto (collectively, the “Existing Lenders”), pursuant to which the Existing Lenders have agreed to permit the transactions contemplated by this Agreement pursuant to the applicable documentation in connection therewith, and Parent has made available to the Company, concurrently with the execution and delivery of this Agreement, true and complete copies of the Existing Credit Agreement Amendments substantially in the form previously reviewed by the Company. Except for any fee letters (the “Fee Letters”) relating to fees with respect to the Debt Financing (a complete copy of which has been provided to the Company), as of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters.

(b) Assuming satisfaction of the conditions set forth in Article VI, (i) Parent does not have knowledge, as of the date of this Agreement, that either Verso Paper Holdings or Merger Sub will be unable to satisfy on a timely basis all material terms and conditions to be satisfied by either Verso Paper Holdings or Merger Sub in any of the Debt Commitment Letters at the time it is required to consummate the Closing hereunder, and (ii) Parent does not have knowledge, as of the date of this Agreement, that any of the Lenders will not be able to perform their respective funding obligations under the Debt Commitment Letters in accordance with their respective terms and conditions.

(c) As of the date of this Agreement, the Debt Commitment Letters and the Existing Credit Agreement Amendments are valid, binding and in full force and effect and enforceable in accordance with their terms against Verso Paper Holdings, and to Parent’s knowledge, the other parties thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Debt Commitment Letters and the Existing Credit Agreement Amendments. Parent or its Subsidiaries has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letters, Fee Letters and the Existing Credit Agreement Amendments on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (i) none of the Debt Commitment Letters, Fee Letters or the Existing Credit Agreement Amendments has been amended, restated, supplemented or otherwise modified, or compliance with any of the terms thereof waived, (ii) no such amendment, restatement, supplement, modification or waiver is contemplated and (iii) none of the respective commitments under the Debt Commitment Letters or the Existing Credit Agreement Amendments has been withdrawn, terminated or rescinded in any respect.

Section 4.9 Information Supplied. None of the information provided by Parent for inclusion or incorporation by reference in the Prospectus/Information Statement or the Prospectus/Proxy Statement, as applicable, will, at the time such Prospectus/Information Statement or Prospectus/Proxy Statement is filed with the SEC and when first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.10 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger and after giving effect to the Recapitalization Dividend, the Merger and the other transactions contemplated by this Agreement (including the Debt Financing, any alternative financing, and all fees, expenses and other amounts required to be paid in connection with this Agreement and the Debt Financing on or before the Closing Date), (b) any other repayment or refinancing of Indebtedness contemplated in this Agreement or the definitive agreements relating to the Debt Financing, (c) the accuracy of the representations and warranties of the Company set forth in Article III in all material respects, (d) the performance by the Company of its obligations under Section 5.1, (e) any estimates, projections or forecasts of the Company have been prepared in good faith based upon assumptions that were reasonable as of the date of this Agreement and continue to be reasonable, (f) payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Debt Financing and any alternative financing), (g) the Required Information fairly presents, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby (subject to normal year end adjustments), and (h) payment of all related fees and expenses, each of Parent, the Surviving Corporation and its Subsidiaries, taken as a whole, will not, as of the Effective Time and immediately after consummation of the Merger and the other transactions contemplated by this Agreement (including the Recapitalization Dividend, the Debt Financing and any alternative financing) (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.11 Material Contracts.

(a) Except as set forth on Section 4.11(a) of the Parent Disclosure Schedule, neither Parent, Merger Sub, nor any of their respective Subsidiaries is a party to or bound by, as of the date of this Agreement:

(i) any Contract that is an indenture, credit or loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing (or amending the terms of any other Contract providing for or securing) Indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000 (a “Parent Indebtedness Contract”); or

(ii) any Contract that gives any Person the right to acquire any assets of Parent or its Subsidiaries (or any interests therein), other than products manufactured by Parent or its Subsidiaries in the ordinary course of business consistent with past practices, after the date hereof with a total consideration of more than $3,000,000.

All of the Contracts of the types referred to in this Section 4.11(a) are referred to herein as “Parent Material Contracts”. As of the date of this Agreement, Parent has provided to the Company true and complete copies of all Parent Material Contracts.

(b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect and enforceable against Parent or the Subsidiary of Parent which is party thereto in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.12 Finders or Brokers. Except for Evercore Group L.L.C. and Murray Devine, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.13 Required Vote. The Parent Stockholder Approval is required for the issuance by Parent of the Share Consideration as contemplated by this Agreement, and no other vote of holders of securities of Parent is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.14 No Additional Representations. Except for the representations and warranties contained in this Article IV, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates. Without limiting the generality of the foregoing, no representation or warranty is made by Parent, Merger Sub nor any other Person with respect to any financial projection, forecast, estimate, budget or prospect information relating to Parent or Merger Sub or any of their Subsidiaries or their respective businesses.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that (x) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practices, (y) the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers, and (z) the Company shall, and shall cause its Subsidiaries to, maintain levels of inventory and supplies that are adequate for present needs, are planned to be used, sold or distributed by the Company or its Subsidiaries, as applicable, in the ordinary course of business consistent with past practices, and are in usable and saleable condition in the ordinary course of business consistent with past practices.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from and after the date hereof and prior to the Effective Time or the Termination Date, if any, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned except with respect to the actions set forth in Sections 5.1(b)(i), (ii)(x), (iii), (iv), (v), (vi), (viii), (x), or (xxiv) (but with respect to (A) clause (xxiv), only as it relates to Sections 5.1(b)(i), (ii)(x), (iii), (iv), (v), (vi), (viii), and (x)) which shall not be so qualified, and (B) clause (viii), only as it relates to actions relating to employees other than those hired to replace an employee whose employment terminates for any reason after the date hereof; provided that such replacement employee is given the same or a similar title and job function as such terminated employee), except as set forth on Section 5.1(b) of the Company Disclosure Schedule or except as may be required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to:

(i) (A) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries (other than between wholly-owned Subsidiaries of the Company)), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units that are outstanding as of the date hereof in accordance with their present terms, or as required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries which are set forth on Section 3.9(a) of the Company Disclosure Schedule, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities;

(ii) (x) adopt any amendments to the Company Organizational Documents or bylaws or similar applicable charter documents or (y) permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(iii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options (or other equity-based incentive compensation that represent the right) to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option (or accelerate the vesting or distribution of any equity-based incentive compensation) under any existing equity compensation plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options, equity based compensation awards or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company RSUs set forth on Section 3.2(c) of the Company Disclosure Schedule, and (B) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(iii) of the Company Disclosure Schedule;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction or event, or enter into a letter of intent or agreement in principle with respect to any of the foregoing, other than the Merger;

(v) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise) except for (A) Indebtedness incurred in the ordinary course of business consistent with past practices and not to exceed $5,000,000 in the aggregate, (B) guarantees incurred in compliance with this Section 5.1 by the Company of Indebtedness of its Subsidiaries, (C) interest rate swaps on customary commercial terms consistent with past practice and with aggregate liabilities not to exceed $5,000,000, and (D) Indebtedness available to be drawn down under the Company’s existing Contracts for Indebtedness that have been made available to Parent prior to the date of this Agreement; provided that if the Trigger Date shall have occurred, the Company and its Subsidiaries shall be permitted to incur the Indebtedness contemplated by Section 5.20;

(vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, except for (A) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of the Company’s business in the ordinary course of business consistent with past practices, (B) acquisitions of properties and services reasonably related to the business of Consolidated Water Power Company not to exceed $5,000,000 in the aggregate, and (C) capital expenditures made in accordance with the Company’s capital expenditure plan set forth in Section 5.1(b) of the Company Disclosure Schedule;

(vii) authorize, incur or enter into any Contract obligating the Company or any of its Subsidiaries to authorize or incur capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than capital expenditures made in accordance with the capital expenditure plan set forth in Section 5.1(b) of the Company Disclosure Schedule;

(viii) (A) increase the compensation or other benefits payable or provided to the Company’s and its Subsidiaries directors or officers, or, except in the ordinary course of business consistent with past practice, any of their other employees, (B) enter into any employment, change in control, severance or retention agreement with any director, officer or employee of the Company except for agreements entered into with any newly-hired employees having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (C) establish, adopt, enter into or amend any Benefit Plan for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to the Company, (D) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to an employee having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (E) enter into or amend any collective bargaining agreements, except as otherwise required by applicable Law, or (F) take any action to cause to accelerate the funding, payment, distribution, right to payment or distribution, or vesting of any compensation or benefits, except as permitted by this Agreement;

(ix) enter into or make any loans or advances to any of its officers, directors, employees, agents, Affiliates, Principal Stockholders or consultants (other than advances in the ordinary course of business consistent with past practices), or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons;

(x) enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

(xi) (A) make, change or revoke any material Tax election, (B) amend any material Tax Return, (C) adopt or change any material method of Tax accounting or change any annual Tax accounting period, (D) settle or compromise any material Tax proceeding or assessment, (E) enter into any material “closing agreement” within the meaning of Code Section 7121 (or any predecessor provision or similar provision of state, local or foreign law) with respect to Taxes, (F) surrender any right to claim a material refund of Taxes, (G) seek any Tax ruling from any taxing authority, or (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xii) change financial accounting policies or procedures except as required by GAAP, SEC rule or policy or applicable Law;

(xiii) sell, lease, license, transfer, exchange, swap, mortgage (including securitizations), abandon or otherwise dispose of any material portion of its material tangible or intangible non-cash properties or assets (except with respect to Intellectual Property, which shall be governed by Section 5.1(b)(xxii)), including the capital stock of its Subsidiaries, other than with a value that does not exceed $5,000,000 in the aggregate;

(xiv) (A) amend, terminate, cancel, assign or waive any rights under, any Company Material Contract or material Lease, in any material respect, in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, or that could prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement, (B) amend any Company Indebtedness Contract in a manner that allows the Company or any of its Subsidiaries to incur additional Indebtedness thereunder, or (C) except in the ordinary course of business consistent with past practice, enter into any Contract that if existing on the date of this Agreement would be a Company Material Contract or a material Lease;

(xv) waive, release, assign, settle, compromise, pay or discharge any Action, other than any such waiver, release, assignment, settlement, compromise, payment or discharge (A) that involves solely money damages in an amount not in excess of $1,000,000 individually or $3,000,000 in the aggregate, or

(B) pursuant to the terms of any Contract in effect on the date hereof (copies of which have been made available to Parent prior to the date hereof);

(xvi) except in the ordinary course of business consistent with past practice, agree or consent to any agreement or modifications of any existing agreements with any Governmental Entity that restricts or otherwise affects the operations of its business, except as required by applicable Laws;

(xvii) willfully take any action which would reasonably be expected to cause a Company Material Adverse Effect;

(xviii) fail to maintain in full force and effect the material insurance policies covering the Company and its Subsidiaries and their respective material properties, assets and businesses consistent with past practices, so long as such insurance is available at commercially reasonable rates;

(xix) delay or postpone the payment of accounts payable or other liabilities, or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past practice;

(xx) except in connection with capital expenditures made in accordance with this Section 5.1, (A) fail to maintain the Company Owned Real Property in a manner consistent with past practices and the Company Leased Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, other than such failures that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or (B) demolish or remove any of the existing improvements except in the ordinary course of business consistent with past practice;

(xxi) incur or permit, authorize or allow the incurrence of any Company Payments to the extent such Company Payments are otherwise permitted under this Section 5.1 but are estimated by the Company in its sole discretion acting good faith to exceed $27,000,000 in the aggregate;

(xxii) sell, lease, assign, convey, abandon, permit to lapse, or otherwise dispose of any Company Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business consistent with past practice;

(xxiii) take any action or omit to take any action that would reasonably be expected to constitute or result in an “Event of Default”, a “Default” or similar event under any agreement evidencing Indebtedness constituting all or a portion of the NewPage Existing Debt or the Debt Financing; or

(xxiv) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or permitted by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practices.

(b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that from and after the date hereof and prior to the Effective Time or the Termination Date, if any, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), except as set forth on Section 5.2(b) of the Parent Disclosure Schedule or except as required by applicable Law, Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries (other than between wholly-owned Subsidiaries of Parent or with respect to equity-based compensation to employees or directors)), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Parent Options that are outstanding as of the date hereof in accordance with their present terms and other than grants of Parent Options and restricted shares of Parent Common Stock made pursuant to the Parent Stock Plan in the ordinary course of business consistent with past practices, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than with respect to equity-based compensation);

(ii) (x) adopt any amendments to the Parent Organizational Documents or bylaws or similar applicable charter documents or (y) permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents, in each case that are adverse to Parent’s stockholders;

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction or event, or enter into a letter of intent or agreement in principle with respect to any of the foregoing, other than the Merger;

(iv) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except for (A) Indebtedness incurred in the ordinary course of business consistent with past practices and not to exceed $5,000,000 in the aggregate, (B) guarantees incurred in compliance with this Section 5.2 by Parent of Indebtedness of its Subsidiaries, (C) interest rate swaps on customary commercial terms consistent with past practice and with aggregate liabilities not to exceed $5,000,000, and (D) Indebtedness available to be drawn down under the Parent Indebtedness Contracts;

(v) amend or modify, or grant any waivers under, (A) the Existing Credit Agreement Amendments, the Verso ABL Facility or the Verso Cash Flow Facility, except to the extent required in connection with the Merger, this Agreement and the transactions contemplated hereby, or (B) the Verso First Lien Notes or the Verso 1.5 Lien Notes;

(vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, except for (A) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of Parent’s business in the ordinary course of business consistent with past practices and (B) capital expenditures made in the ordinary course of business and in accordance with Parent’s annual capital expenditure plan;

(vii) enter into or make any loans or advances to any of its officers, directors, employees, agents, Affiliates or consultants (other than advances in the ordinary course of business consistent with past practices) in excess of $1,000,000 in the aggregate, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons;

(viii) enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

(ix) sell, lease, license, transfer, exchange, swap, mortgage (including securitizations), abandon or otherwise dispose of any material portion of its material tangible or intangible non-cash properties or assets, including the capital stock of its Subsidiaries, other than with a value that does not exceed $5,000,000 in the aggregate;

(x) willfully take any action which would reasonably be expected to cause a Parent Material Adverse Effect;

(xi) take any action that would reasonably be expected to constitute or result in an “Event of Default”, a “Default” or similar event under any Parent Indebtedness Contract; or

(xii) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 Investigation.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford the other party and (i) the officers, directors and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) of such other party, and the Company shall afford Parent’s financing sources (including the Debt Financing Sources)and their Representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ business, personnel, properties, Contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent and the Debt Financing Sources may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be; provided, however, that no access or information pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made or deemed made by such party or any of its Subsidiaries in this Agreement. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, or if such party determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement, or any obligation of confidentiality owing to a third party.

(b) The parties agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be, to the extent covered by the definition, deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of August 25, 2013, as amended, between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

Section 5.4 Exclusive Dealing.

(a) From and after the date hereof until the earlier of the Effective Time or the Termination Date, if any, the Company shall not take, and shall not permit any of its Subsidiaries, and its and their respective officers, directors or employees to take, and shall use its reasonable best efforts to cause its Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person or facilitate, any inquiries or submission of proposals or offers from any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning any Alternative Transaction. The Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any Representative of the Company or its Subsidiaries with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any Alternative Transaction and request from each Person that has executed a confidentiality agreement with the Company in connection with an Alternative Transaction the prompt return or destruction of all confidential information previously furnished to such Person or its representatives and terminate access by each such Person and its representatives to any online or other data rooms containing any information in respect of the Company or any of its Subsidiaries. In addition, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any such Person from any state takeover statute or similarly restrictive provisions of the Company Organizational Documents, or except with respect to Parent and its Affiliates, grant any waiver or release under, or terminate, amend or otherwise modify any standstill, confidentiality or similar agreement with respect to any equity or debt securities of the Company or any of its Subsidiaries, or otherwise take any action that would render the provisions thereof ineffective. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to a definitive agreement regarding a transaction and, except as provided in such definitive agreement, is unable to provide any information related to the Company or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction for as long as such definitive agreement remains in effect. Except as expressly permitted by this Section 5.4, in no event shall the Company endorse, recommend, make a public statement or support in any manner any Alternative Transaction, other than the transactions contemplated by this Agreement.

(b) Except as permitted by this Section 5.4, until the Effective Time or the Termination Date, the Company (x) shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) effect any Change of Recommendation, or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other agreement relating to or providing for any Alternative Transaction (except for confidentiality agreements permitted under Section 5.4(c)); and (y) shall promptly notify Parent (but in no case later than 48 hours after receipt) of the receipt of any proposal for any Alternative Transaction or any inquiry, offer or request for information with respect to, or that could reasonably be expected to result in, an Alternative Transaction, or any discussions or negotiations sought to be initiated or continued with the Company, any of its Subsidiaries or any of their Representatives concerning an Alternative Transaction, indicating, in each case, the identity of the Person or group making such Alternative Transaction proposal, inquiry, offer or request for information and a copy of any Alternative Transaction proposal, inquiry, offer or request made in writing and the material terms and conditions of an Alternative Transaction proposal, inquiry, offer or request not made in writing, and thereafter shall keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight (48) hours of the Company’s or its representatives’ knowledge of any such event), of any material developments or modifications to the terms of any such Alternative Transaction proposal, inquiry, offer or request (including copies of any documents) and the status thereof.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt by the Company of the Company Stockholder Approval, if the Company receives an unsolicited bona fide proposal for an Alternative Transaction (provided that the Company has complied in all material respects with this Section 5.4), the Board of Directors of the Company may take the following actions if it determines in good faith, after consultation with the Company’s nationally recognized financial advisors and outside legal counsel, (x) based on the information then available that such Alternative Transaction constitutes or is reasonably likely to constitute a Superior Proposal and (y) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law:

(i) furnish information to the third party making such proposal, if, and only if, prior to so furnishing such information, such third party has entered into a confidentiality agreement with the Company having terms at least as restrictive in all respects on such third party as the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of a proposal for an Alternative Transaction); provided, that (i) if the third party making such proposal for an Alternative Transaction is a competitor of the Company or any of its Subsidiaries, the Company shall not provide any competitively sensitive non-public information to such Person in connection with any actions permitted by this Section 5.4 other than in accordance with “clean team” or other similar procedures reasonably designed to limit any materially adverse effect on the Company or any of its Subsidiaries of the sharing of such information and (ii) if such third party is not a competitor of the Company, the confidentiality agreement need not include restrictions to provide for such procedures; and

(ii) engage in discussions or negotiations with such third party with respect to the proposal for an Alternative Transaction; provided, however, that the Company shall promptly (and in any event within forty-eight (48) hours) (x) notify Parent upon the commencement of such discussions or negotiations, (y) disclose the identity of such third party who has made a proposal for an Alternative Transaction and make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such third party that was not previously made available to Parent, along with a copy of any Alternative Transaction proposal made in writing and the material terms and conditions of any Alternative Transaction proposal not made in writing, and (z) thereafter keep Parent informed in reasonable detail of any developments or modifications to the material terms of any such Alternative Transaction proposal, inquiry, offer or request (including copies of any documents) and the status thereof.

(d) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to the earlier of the date the Company Stockholder Approval is received or the date on which this Agreement is terminated in accordance with its terms, the Board of Directors of the Company may make a Change of Recommendation if, but only if:

(i) the Board of Directors of the Company determines in good faith, after consultation with the Company’s nationally recognized financial advisors and its outside legal counsel, that the failure of the Board of Directors of the Company to effect such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that no Change of Recommendation may be made relating to an Alternative Transaction proposal unless the Board of Directors of the Company shall have determined in good faith, after consultation with the Company’s financial advisors and its outside legal counsel, that a proposal for an Alternative Transaction constitutes a Superior Proposal and that concurrently with such Change of Recommendation, the Board of Directors of the Company authorizes and approves the Company to, and the Company enters into a definitive written agreement with respect to such Superior Proposal and terminates this Agreement pursuant to Section 7.1(g); provided further that no Change of Recommendation may be made if the Change of Recommendation is not made to enter into a definitive written agreement with respect to a Superior Proposal, unless the Change of Recommendation directly addresses an Intervening Event;

(ii) the Company shall have given written notice (the “Change of Recommendation Notice”) to Parent at least five (5) Business Days (the “Notice Period”) prior to effecting such Change of Recommendation that the Company’s Board of Directors has resolved to effect a Change of Recommendation and, if such Change of Recommendation relates to a Superior Proposal, that the Board of Directors has resolved to terminate this Agreement, enter into a definitive written agreement with respect to Superior Proposal and terminate this Agreement pursuant to Section 7.1(g), (A) describing in detail the reasons for such Change of Recommendation, and (B) in the case of Change of Recommendation related to a Superior Proposal, to the extent not previously provided to Parent, attaching a copy of all information required to be provided by this Section 5.4;

(iii) during the Notice Period, the Board of Directors of the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (if Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement in such a manner that obviates the need for a Change of Recommendation, and

(iv) upon the expiration of the Notice Period, the Board of Directors of the Company, after consultation with the Company’s nationally recognized financial advisors and outside legal counsel, shall have determined in good faith, after taking into account any proposed revisions by Parent to the terms and conditions of this Agreement and any other information provided by Parent in response to the Change of Recommendation Notice, that (x) in the case of an Intervening Event, the failure of the Board of Directors of the Company to effect such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in the case of a Superior Proposal, the failure of the Board of Directors of the Company to effect such Change of Recommendation and terminate this Agreement in accordance with Section 7.1(g) would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall deliver a new Change of Recommendation Notice to Parent in accordance with clause (ii) above in connection with any change to the facts and circumstances specified in such Change of Recommendation Notice or any material amendment to any Alternative Transaction proposal (including any increase in the consideration payable pursuant thereto in response to any adjustments to the terms and conditions of this Agreement made by Parent) and shall comply again with the requirements of clauses (ii) and (iii) above, except that the Notice Period shall be two (2) Business Days instead of five (5); provided, further, that the Company may not terminate this Agreement in accordance with Section 7.1(g) (regarding Superior Proposals) during any Notice Period.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder (which in no event shall be deemed a Change of Recommendation) or (iii) making any other disclosure to its stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that in any event the Board of Directors of the Company shall not effect a Change of Recommendation except in accordance with Section 5.4(d).

(f) The approval of the Company’s Board of Directors for purposes of causing any Takeover Laws to be inapplicable to the Merger and the other transactions contemplated by this Agreement shall be irrevocable and unconditional to the fullest extent permitted by Law and no Change of Recommendation or other action shall change such approval.

(g) The Company agrees that any breach of this Section 5.4 (i) by any Main Representative of the Company or any of its Subsidiaries or any director of the Company or any of its Subsidiaries, or (ii) by any officer or employee of the Company or any of its Subsidiaries, any director of any of its Subsidiaries, or any Other Representative of the Company or any of its Subsidiaries who is acting with the express permission or instruction of the Company or such Subsidiary, shall be deemed to be a breach of this Section 5.4 by the Company for all purposes of this Agreement.

(h) As used in this Agreement:

(i) “Change of Recommendation” shall mean any action or resolution by the Board of Directors of the Company to (A) withdraw, qualify, withhold, amend or modify in any manner meaningfully adverse to Parent, the Company Recommendation, or in each case propose to the holders of Shares to do so, (B) fail to include the Company Recommendation in any materials distributed the holders of Shares in connection with this Agreement, or (C) fail to reaffirm the Company Recommendation publicly or to the holders of Shares within two (2) Business Days following a request by Parent; provided that Parent shall only be entitled to make three (3) such requests. Any disclosure by the Company or its Board of Directors or any committee thereof to the holders of Shares relating to any determination or other action by the Board of Directors of the Company or any committee thereof with respect to any Alternative Transaction other than a “stop, look and listen” statement of the type contemplated by Rule 14d-9(f) and Rule 14e-2(a) promulgated under the Exchange Act shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly reaffirms its Company Recommendation in such disclosure.

(ii) “Superior Proposal” shall mean a bona fide written proposal for an Alternative Transaction, made by any Person (other than Parent and its Affiliates) and which did not arise from a material breach of the Company’s obligations under this Section 5.4, that the Board of Directors of the Company determines in good faith, after consultation with the Company’s nationally recognized financial advisor and outside legal counsel, (x) is reasonably likely to be consummated in accordance with its terms and conditions without undue delay, and if consummated (y) would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (which for purposes of this Agreement shall mean a proposal which values all of the Shares in excess of $825,000,000 (minus the amount of the Recapitalization Dividend, if already paid to the Company’s stockholders) plus the time value attributed to the difference in the equity value proposed by such Alternative Transaction and $825,000,000 (minus the amount of the Recapitalization Dividend, if already paid to the Company’s stockholders), using a discount rate of 5%, taking into account the reasonably anticipated closing date of each transaction). For purposes of the definition of “Superior Proposal,” each reference to “25%” in the definition of “Alternative Transaction” shall be replaced with “100%”.

(iii) “Intervening Event” shall mean a material development or change in material circumstances, which development or change first occurred or arose after the date of this Agreement and the existence and consequences of which development or change were not known by, or were not reasonably foreseeable to, the Board of Directors of the Company on or prior to the date of this Agreement, and which development or change in material circumstances do not relate to (A) developments or changes in the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries, changes in paper pricing or commodity pricing, (B) the timing of any regulatory approvals required by this Agreement, (C) any Alternative Transaction or an inquiry, proposal or offer that could reasonably be expected to lead to any Alternative Transaction, or the consequences thereof, (D) changes in general economic or political conditions or the securities, credit or financial markets in general, (E) any acts of terrorism or war, (F) changes in GAAP or the interpretation thereof or (G) the fact that the Company exceeds internal or published projections.

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare and file with the SEC (A) a prospectus and information statement (the “Prospectus/Information Statement”) or (B) in the event that the Company does not receive written consents from its stockholders sufficient to obtain the Company Stockholder Approval in accordance with Section 5.5(c), a prospectus and proxy statement relating to the Company Stockholders Meeting (the “Prospectus/Proxy Statement”) and (ii) Parent shall prepare and file with the SEC the Proxy Statement and the Form S-4 (which may be made as a single filing). Parent and the Company each shall use reasonable best efforts to have the Proxy Statement, Form S-4, the Prospectus/Information Statement or Prospectus/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Proxy Statement, Form S-4, the Prospectus/Information Statement or Prospectus/Proxy Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action reasonably required to be taken under any applicable Law in connection with the issuance and reservation of shares of Parent Common Stock and/or Verso First Lien Notes in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Parent and the Company shall provide each other and their respective Representatives a reasonable opportunity to review and comment on the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement and Form S-4, as applicable, and shall consider in good faith any comments proposed by the other party for inclusion in the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement and Form S-4, as applicable. Parent will advise the Company in a reasonably prompt manner after it receives written notice of the time when the Form S-4 has become effective under the Securities Act or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock and/or Verso First Lien Notes issuable in connection with the Merger for offering or sale in any jurisdiction, or any written request by the SEC for amendment of the Form S-4. Parent or the Company, as applicable, will advise the other party in a reasonably prompt matter of the receipt of any comments with respect to the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement or the Form S-4 and responses thereto or requests by the SEC for additional information, and will provide the other party in a reasonably prompt manner with copies of any written communication from the SEC or any state securities commission. Each of the parties, after consultation with the other party (and including comments reasonably proposed by such party), will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement or Form S-4, as applicable. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement or the Form S-4, as applicable, so that on the date the Prospectus/Information Statement or the Prospectus/Proxy Statement, as applicable, is mailed to stockholders of the Company, the Proxy Statement is mailed to stockholders of Parent, or the Form S-4 becomes effective under the Securities Act, it would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the discovering party shall notify the other party in a reasonably prompt manner and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or Parent, as applicable.

(b) Subject to applicable Law, the Company shall use reasonable best efforts to cause the Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, and the Form S-4, to be disseminated to the holders of Company Common Stock as promptly as practicable, and, in any event, not later than one (1) Business Day with respect to the Principal Stockholders, following confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on, the Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, or the Form S-4, and the expiration of any waiting period with respect to, the Form S-4, and, if necessary in order to comply with applicable securities Laws, after the Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, shall have been so disseminated, promptly circulate an amended Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, and, if required in connection therewith, re-solicit proxies.

(c) The Company shall take all actions necessary, proper or advisable in accordance with applicable Laws and the Company Organizational Documents (including Section 2.11 of the Company’s bylaws) to seek the written consent to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the holders of Company Common Stock holding at least a majority of the issued and outstanding shares of Company Common Stock by a date that is no later than the later of (i) five (5) Business Days after the date the Form S-4 becomes effective and (ii) the date that is forty-five (45) days after the date of this Agreement (the “Stockholder Approval Deadline”). The Company will, except in the case of a Change of Recommendation, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts in accordance with applicable Law to obtain from its stockholders written consents in favor of the adoption of this Agreement and to take all other lawful action necessary, proper or advisable to seek to secure the vote or consent of its stockholders required by the Company Organizational Documents and applicable Laws to obtain such approvals.

(d) In the event that the Company does not receive effective written consents from its stockholders sufficient to obtain the Company Stockholder Approval in accordance with Section 5.5(c) on or prior to the Stockholder Approval Deadline, subject to the fiduciary obligations under applicable Law, the Company shall take, in accordance with applicable Law and the Company Organizational Documents, all action necessary to convene a meeting of holders of Company Common Stock (the “Company Stockholders Meeting”) as promptly as practicable after the Form S-4 is declared effective to consider and vote upon the adoption of this Agreement and to cause such vote to be taken. Subject to Section 5.4 of this Agreement, the Board of Directors of the Company shall recommend, and take all lawful action to solicit, such adoption.

(e) The Company’s obligations pursuant to Section 5.5(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction.

(f) Subject to applicable Law, Parent shall use reasonable best efforts to cause the Proxy Statement and Form S-4 to be disseminated to the holders of Parent Common Stock as promptly as practicable, following confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on, the Proxy Statement and Form S-4, and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement and Form S-4 shall have been so disseminated, promptly circulate an amended Proxy Statement and Form S-4, and, if required in connection therewith, re-solicit proxies.

(g) Parent shall take, in accordance with applicable Law and the Parent Organizational Documents, all action necessary to convene a meeting of the holders of Parent Common Stock as promptly as practicable after the Proxy Statement and Form S-4 are declared effective to consider and vote upon the adoption of this Agreement and to cause such vote to be taken. The Board of Directors of Parent shall recommend, and take all lawful action to solicit, such adoption.

Section 5.6 Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause their respective Subsidiaries to take, promptly all actions, and to do, or cause to be done (with respect to their respective Subsidiaries), promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including appealing any adverse decisions with respect thereto, and (iv) the execution and delivery of any additional documents and instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable, and in any event, unless otherwise agreed by the parties, within fifteen (15) Business Days after the date hereof, make, or cause their respective Subsidiaries to make, their respective filings and thereafter make, or cause to be made (with respect to their respective Subsidiaries), any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making, or causing to be made, all such filings and responses to requests for additional information and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause their respective Subsidiaries to take, all other actions and do, or cause to be done (with respect to their respective Subsidiaries), all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Affiliates, from any third party or Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party or the other party’s outside counsel the opportunity to attend and participate.

(c) Without limiting any of its other obligations hereunder, Parent and the Company shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction (including multinational or supernational), or any other Person may assert under applicable Law with respect to the transactions contemplated hereby in order to assure satisfaction of the conditions to the Merger and the other transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the other transactions contemplated hereby to occur no later than the End Date (any such action, a “Settlement Action”), including by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture, lease, license or other disposition of such assets, businesses, services, products, product lines, licenses or other operations or interests therein of

Parent or the Company (or any of their respective Subsidiaries) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products, product lines, licenses or other operations or interests therein of Parent or the Company (or any of their respective Subsidiaries), (y) the creation or termination of relationships, ventures, contractual rights, transition services or obligations of the Company or Parent or their respective Subsidiaries and (z) any other actions that after the Closing would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Corporation’s) assets, businesses, services, products, product lines, licenses or other operations or interests therein, in each case as may be required under or in connection with any applicable Laws in order to obtain all consents from any Governmental Entity to the transactions contemplated hereby (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger by the End Date; provided that, notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be required to take, or cause their respective Subsidiaries to take, any Settlement Action that, individually or in the aggregate, would reasonably be expected to have a Non-Required Effect after the Effective Time on Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole (any action having the effect described above being referred to herein as a “Non-Required Remedy”). Neither party shall, without the other party’s prior written consent, commit to any extension of any waiting period under any Law, withdraw any filing or agree not to consummate the Merger. If requested by Parent, the Company shall take any action or make any agreement required by any Governmental Entity under any applicable Law; provided that any such action or agreement is conditioned on the consummation of the Merger and would not result in a the imposition of any Non-Required Remedy. With respect to any proposed Settlement Action, neither party shall take any action or make any agreement required by any Governmental Entity under any applicable Law without the written consent of the other party.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other person is instituted (or threatened to be instituted) challenging any of the transactions contemplated hereby as violative of any Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby. Subject to the terms of this Agreement, Parent, after consultation with the Company and giving reasonable consideration to the Company’s views, shall be entitled to direct the defense against any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Merger or regulatory filings under applicable Law and shall use reasonable best efforts to do so. Nothing in this Agreement shall restrict Parent from (if it so chooses) opposing by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company, in each case, to the extent doing so would not and would not reasonably be expected to prevent the Closing from occurring by the End Date.

Section 5.7 Takeover Statute. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company, Parent and Merger Sub will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity.

Section 5.9 Indemnification and Insurance.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers copies of which have been provided to Parent prior to the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent the Company was permitted by applicable Law (including, for the avoidance of doubt, Section 145 of the DGCL), provide indemnification to its directors and officers, indemnify and hold harmless (and advance funds in respect of each of the foregoing, subject to the undertaking described below) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party following receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Person was not entitled to indemnification under this Section 5.9), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, charge, action, suit, litigation, proceeding, audit or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer or director in any entity if such service was at the request or for the benefit of the Company), and whether asserted or claimed prior to, at or after the Effective Time. For the avoidance of doubt, nothing contained herein shall require Parent or the Surviving Corporation to indemnify any Indemnified Parties to the extent such indemnification would not be permitted to be provided by the Company under the DGCL (including, for the avoidance of doubt, Section 145 of the DGCL). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action. Any Indemnified Party wishing to claim indemnification under this Section 5.9(b) with respect to any Action shall notify Parent of such Action promptly after becoming aware thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices Parent.

(c) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. In no event shall the Company, Parent or the Surviving Corporation, as applicable, be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof (the “Base Amount”) in respect of such “tail” policy or other coverage required to be obtained pursuant to this Section 5.9, and if the cost of such policy or coverage would otherwise exceed the Base Amount, the Company, Parent or the Surviving Corporation, as applicable, shall purchase as much coverage as reasonably practicable for the Base Amount.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the continuing or surviving corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s or its Subsidiaries’ operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.11 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as soon as reasonably practicable following the Closing Date. Parent shall use its reasonable best efforts to remain in compliance with the applicable listing or maintenance requirements and corporate governance rules and regulations of the NYSE.

Section 5.12 Financing.

(a) Parent shall use its reasonable best efforts, taking into account, with respect to the Debt Financing contemplated by the Debt Commitment Letters, the expected timing of the Trigger Date, the Expiration Dates, the Marketing Period and, with respect of the New NewPage Term Loan Facility, the provisions of Section 5.20(d), in respect of each of the facilities contemplated by the Debt Commitment Letters, to take or cause to be taken, all actions to do, or cause to be done, all things necessary or customary to arrange and obtain the Debt Financing, on the terms and conditions (including the flex provisions) described in the Debt Commitment Letters and any Fee Letter, to the extent applicable, including using reasonable best efforts (i) to maintain in effect the Debt Commitment Letters and the Existing Credit Agreement Amendments in accordance with the terms and subject to the conditions thereof until the consummation of the transactions contemplated hereby, (ii) to negotiate and/or enter into the Definitive Debt Financing Documents on or prior to the expiration of the applicable Debt Commitment Letter(s) (each such date, an “Expiration Date”) on the terms specifically set forth in the term sheets and the other exhibits attached to the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the proviso in the second to last sentence of Section 15 of the Debt Commitment Letters and any upfront, arrangement or agency fees specifically set forth in the Fee Letters, or with the prior written consent of the Company, which consent may not be unreasonably withheld, on terms that are in the good faith judgment of Parent in the aggregate not materially less favorable to each of Parent and the Company than the terms specifically set forth in the term sheets and other exhibits attached to the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the proviso in the second to last sentence of Section 15 of the Debt Commitment Letters and any upfront, arrangement or agency fees specifically set forth in the Fee Letters, (iii) to satisfy (or if deemed reasonably advisable by Parent, obtain the waiver of) on a timely basis all conditions applicable to Parent in the Debt Financing that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish the information required under this Section 5.12) as set forth in the Debt Commitment Letters and the Existing Credit Agreement Amendments, and to comply with all of its material obligations pursuant to the Debt Commitment Letters and the Existing Credit Agreement Amendments, (iv) to cause the funding of the Debt Financing required to consummate the transactions contemplated by this Agreement, (v) to exercise any rights Parent may have under the Debt Commitment Letters to extend the Expiration Dates in accordance with the terms of the Debt Commitment Letters and to negotiate and agree with the Lenders to further extend such Expiration Dates beyond the commitment periods provided for therein (to the extent specified in Section 5.20(d)), and (vi) to enforce its rights under the Debt Commitment Letters and/or the Existing Credit Agreement Amendments, including by pursuing litigation against the lenders in good faith; provided, however, solely with respect to this clause (vi), that the Trigger Date shall have occurred and all of the conditions to the Lenders’ obligations under the Debt Commitment Letters to the funding of the New NewPage Term Loan Facility or the New NewPage ABL Facility, as applicable, have been satisfied or waived.

(b) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letters, the Fee Letters or the Existing Credit Agreement Amendments without the prior written consent of the Company, which consent may not be unreasonably withheld; provided, however, that notwithstanding anything to the contrary herein, Parent may from time to time without the Company’s consent enter into discussions regarding, and may amend, replace, supplement or otherwise modify, or waive any of its rights under the Existing Credit Agreement Amendments and/or enter into other arrangements, amendments and agreements of the Debt Commitment Letters or the Fee Letters relating to the Debt Financing, so long as such action would not reasonably be expected to delay or prevent the New NewPage Term Loan Facility Closing Date or the Closing, and the terms (with respect to terms that are specifically set forth in the term sheets and other exhibits attached to the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the proviso in the second to last sentence of Section 15 of the Debt Commitment Letters and any upfront, arrangement or agency fees specifically set forth in the Fee Letters) are not, in the aggregate, materially less beneficial to Parent or the Company than those set forth in the Debt Commitment Letters, the Fee Letters and Existing Credit Agreement Amendments as in effect on the date of this Agreement or would not reasonably be expected to materially and adversely affect the value, rights and priorities of the Verso First Lien Notes, and would not have the effect of (I) reducing or being reasonably expected to reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing, unless the financing is increased by such amount), or (II) adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters, the Existing Credit Agreement Amendments or any Fee Letter or, if definitive agreements are executed prior to the Closing Date, the ability of the Company or any other borrower under such definitive agreements related to the Debt Commitment Letters to enforce its rights against the other parties to such definitive agreements or Parent’s ability to timely consummate the transactions contemplated by this Agreement. Parent shall provide the Company with reasonable advance notice of any such amendment, replacement, waiver, modification or agreement. The Company shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Definitive Debt Financing Documents without the prior written consent of Parent, which consent may not be unreasonably withheld. The Company shall provide Parent with reasonable advance notice of any such amendment, replacement, waiver, modification or agreement. For purposes of this Agreement, references to “Debt Commitment Letters”, “Fee Letters”, “Existing Credit Agreement Amendments” and the “Definitive Debt Financing Documents” shall include such documents as permitted to be amended, modified or replaced by this Section 5.12. None of Parent or any of its Subsidiaries existing as of the date hereof (including Merger Sub or its successor) may guarantee any Debt Commitment Letters, Definitive Debt Financing Documents or alternative financing obtained in substitution therefor, but for purposes of clarity, such prohibition shall not apply to the Company or any of its Subsidiaries existing as of the date hereof.

(c) Without limiting the generality of Section 5.12(a) and Section 5.12(b), at any time prior to the Closing Date, Parent shall give the Company prompt notice of, and the opportunity to comment on, (A) its knowledge of any material breach or default or termination by any party to any Existing Credit Agreement Amendment or, in the case of any Debt Commitment Letter or Fee Letter, any breach or default or termination by any party thereto or (B) the receipt of any written notice or other written communication from any Person with respect to any material breach, default, termination or repudiation by any party to any Existing Credit Agreement Amendment or, in the case of any Debt Commitment Letter or Fee Letter, any breach, default, termination or repudiation by any party thereto. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of material developments in its efforts to arrange the Debt Financing and substantially concurrently therewith provide copies of all final or substantially final Definitive Debt Financing Documents provided to the lenders to the Company. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters) and the Existing Credit Agreement Amendments and such portion is reasonably required to fund the Aggregate Closing Merger Consideration, the Repayment Amount and/or (if applicable in accordance with Section 5.20) the Recapitalization Dividend, Parent shall promptly notify the Company in writing and shall use its reasonable best efforts to obtain substitute financing for such portion as promptly as reasonably practicable following the occurrence of such event with terms and conditions not materially less favorable (as determined in the good faith judgment of Parent) to Parent, the Company and to the holders of the Verso First Lien Notes than the terms and conditions set forth in the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the Fee Letters and the Existing Credit Agreement Amendments. Parent shall deliver to the Company true and complete copies of all contracts or other arrangements pursuant to which any such alternative financing source shall have committed to provide any portion of the Debt Financing. Any alternative financing secured by Parent shall be deemed to be part of the Debt Financing for purposes of this Agreement. The Company shall give Parent prompt notice: (A) of its knowledge of any material breach or default or termination by any party to any Definitive Debt Financing Documents, or (B) of the receipt of any written notice or other written communication from any Person with respect to any material breach, default, termination or repudiation by any party to any Definitive Debt Financing Documents.

(d) At and prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries, directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives to use reasonable best efforts to provide, in connection with the arrangement of the Debt Financing and the issuance and registration of the Note Consideration, all reasonable cooperation requested by Parent or Merger Sub, as applicable, including (i) execution of customary authorization letters with respect to Offering Documents, participating in a reasonable and customary number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with prospective lenders, investors and rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Commitment Letters or as otherwise reasonably necessary for the Debt Financing (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company and its external auditors and advisors), (ii) assisting with the preparation of Offering Documents required in connection with the Debt Financing solely to the extent relating to the Company’s historical financial statements and other information and operations), and requesting any consents of accountants for use of their historical reports in any materials relating to the Debt Financing (including the execution and delivery of customary representation letters in connection with bank information memoranda relating to the Company’s historical financial statements and other information and reviewing and commenting on Parent’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s (but not the Surviving Corporation’s) financial statements to be included in offering documents contemplated by the Debt Financing), (iii) preparing and furnishing to Parent and the Lenders as promptly as practicable all Required

Information to assist in preparation of the Offering Documents, (iv) providing monthly financial statements within thirty (30) days of the end of each month prior to the Closing Date and providing annual financial statements within seventy five (75) days of the end of fiscal years ending December 31, 2013 and December 31, 2014 with respect to the Company’s year-end financial results for such periods, in all cases prepared in accordance with GAAP applied on a consistent basis and that fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and their cash flows (subject to normal year-end audit adjustments and the lack of footnote disclosures), (v) informing Parent if the Company shall have knowledge of any facts that would likely require the restatement of its financial statements, (vi) assisting in obtaining customary accountant’s reports and comfort letters, field exams, surveys, engineering reports, collateral audits and appraisals (including providing reasonable access at reasonable times to Parent, the Lenders or any lenders in connection with the Debt Financing and their respective agents to all Company-Owned Real Property for such purposes) and title insurance, and to permit and/or facilitate environmental and other inspections, title information, and other documentation and items related to the Debt Financing, as reasonably requested by Parent, (vii) causing the Company’s independent public accountants to provide all reasonable cooperation and assistance to the extent reasonably requested by Parent (including any permission as may be required from the Company’s independent public accountants in connection with the use of the Required Information), (viii) to the extent reasonably requested by Parent, assisting with the preparation and negotiation of, and facilitating the execution and delivery of, any pledge and security documents, guarantees, loan agreements, indentures, purchase agreements, and other definitive financing documents, legal opinions and officer’s certificates as may be requested by Parent (including delivering a certificate of the Chief Financial Officer of the Company (or at Parent’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letters), (ix) taking customary and commercially reasonable actions necessary to (A) permit the prospective Lenders involved in the Debt Financing, upon reasonable advance notice at reasonable times, to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable and (B) assisting Parent to establish or maintain, effective as of the Closing Date, bank and other accounts and blocked account agreements and lock box arrangements, in each case in connection with the Debt Financing, (x) using reasonable best efforts to assist Parent to obtain required waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any of its Subsidiaries is a party and to arrange discussions among Parent, the Lenders and any lenders in connection with the Debt Financing with other parties to such material leases, encumbrances and contracts as of the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, (xi) taking all legally permissible corporate actions, subject to the occurrence of the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds of the Debt Financing to be made available to Parent on the Closing Date on the New NewPage Term Loan Facility Closing Date, as applicable, to consummate the transactions contemplated by this Agreement, (xii) providing customary payoff letters (including a payoff letter for the NewPage Existing Debt acceptable to Parent and executed by the holders of the NewPage Existing Debt), Lien terminations and instruments of discharge to be delivered at the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, to allow for the payoff, discharge and termination in full on the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, of all Indebtedness and Liens under the NewPage Existing Debt, (xiii) furnishing Parent and the Lenders with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent that such documentation and information has been reasonably requested at least eight (8) days prior to the anticipated Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, and (xiv) facilitating the execution and delivery of the definitive agreements related to the Debt Financing on the terms contemplated by the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters) or as otherwise reasonably necessary in connection with the Debt Financing; provided that, prior to the Closing Date, none of the Company or any of its Affiliates shall be required to pay any commitment or other fee, incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Debt Financing, other than as required pursuant any Definitive Debt Financing Documents entered into in respect of the New NewPage Term Loan Facility and the New NewPage ABL Facility prior to the Closing Date; provided, further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company will use its reasonable best efforts to update the Required Information on a prompt basis and provide such updates to Parent as may be necessary such that (i) such Required Information is Compliant at all times, and (ii) such Required Information, as updated, meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company under this Section 5.12(d) at any reasonable time, and from time to time and on multiple occasions, between the date hereof and the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable. In addition, the Company agrees that, upon Parent’s reasonable request, it will supplement the Required Information so that Parent may most effectively access the financing markets. All non-public or otherwise confidential information regarding the Company obtained by Parent or its officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Agreement. If, in connection with a marketing effort for the Debt Financing, Parent requests the Company to file a current report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company, which Parent reasonably determines to include in a customary bank information memorandum or other Offering Documents for such Debt Financing, then, with the Company’s consent, which consent may not be unreasonably withheld and provided that the Company’s consent shall not be required with respect to information appearing on Schedule 5.12(d) to this Agreement, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such current report on Form 8-K. Parent shall promptly, upon request by the Company, indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.12(d) and any information used in connection therewith (other than information relating to the Company or its Subsidiaries provided to Parent in writing by the Company expressly for use therewith)), in each case, other than to the extent that such losses, damages, claims, costs or expenses arise from the bad faith, gross negligence or willful misconduct of, with respect to any material breach of this Agreement or with respect to any material misstatement or omission in any information provided hereunder in writing by the Company or any of its Affiliates expressly for use in connection with the Debt Financing, and other than in the event that either (x) the New NewPage Term Loan Facility is funded or (y) the New NewPage ABL Facility shall have been entered into, in which in each such case such indemnification obligation will terminate and will be of no further force and effect solely with respect to the New NewPage Term Loan Facility and/or the New NewPage ABL Facility, as applicable. Except as set forth in the previous sentence, this indemnification shall survive termination of this Agreement. The Company hereby consents to the use of the Company’s logos and trademarks solely in connection with the Debt Financing in a form and manner mutually agreed with the Company; provided, however, that such logos and trademarks are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Board of Directors of the Company and officers of the Company, and the board of directors and officers of any Subsidiary of the Company prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, shall not be required, prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, to adopt resolutions approving the agreements, documents and instruments in connection with the Debt Financing or pursuant to which any portion of the Debt Financing is obtained or execute any of such agreements, documents or instruments, and no Subsidiary shall be required to execute, prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, any documents contemplated by the Debt Financing (in each case, other than any authorization or representation letters described in clause (i) above).

(e) Once the Company shall in good faith believe that it has delivered the Required Information pursuant to Section 5.12(d), it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery). Parent shall be entitled, for a period of three (3) Business Days following Parent’s receipt of such notice, to deliver a written notice to the Company to the effect that Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information (stating with reasonable specificity, to the extent known by Parent, which Required Information the Company has not delivered). If Parent fails to deliver such notice that the Company has not completed delivery of the Required Information within such three (3) Business Day period, the Company shall be deemed to have delivered the Required Information at the end of such three (3) Business Day period. Notwithstanding the foregoing, nothing set forth in this Section 5.12(e) shall relieve the Company of its obligations under Section 5.12(d) to update, supplement and refresh the Required Information on a current basis. In furtherance of the foregoing, if at any time or from time to time, Parent reasonably believes that it requires additional information for purposes of marketing and syndicating and completing the Debt Financing, and the Company is required to provide such information pursuant to Section 5.12(d), the Company shall provide such information, and the Company’s delivery of the Required Information shall not be deemed to be complete until such additional information has been delivered.

(f) At the Closing, Parent shall enter into an indenture (the “New Indenture”) for the issuance of new 11.75% Senior Secured Notes due 2019 (the “Verso First Lien Notes”) to the holders of Company Common Stock, In-the-Money Options and Company RSUs substantially in the form attached hereto as Exhibit M.

Section 5.13 Verso Junior Noteholder Consent. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause the requisite amount of holders of the Verso Junior Notes to enter into support agreements and/or provide such holders’ written consent to the Exchange Offers, the Consent Solicitations and the other transactions contemplated hereby so that the Exchange Offers, the Consent Solicitations and the other transactions contemplated hereby will not result in a breach of or default under the Indentures.

Section 5.14 Verso Junior Notes.

(a) Provided that the Company has provided Parent with the notice described in Section 5.12(e) that it has delivered to Parent the Required Information, Parent shall not have delivered the notice described under Section 5.12(e) alleging that the Company has not delivered the Required Information, and the period of time specified in Section 5.12(e) following delivery of the Company’s notice that it has delivered the Required Information shall have elapsed, then on or about January 13, 2014, subject to Parent’s reasonable good faith determination that such commencement is commercially advisable at such time due to prevailing market conditions, or otherwise as soon as reasonably practicable thereafter, Parent shall use its reasonable best efforts to cause Verso Paper Holdings to commence offers to exchange securities of Verso Paper Holdings or its Subsidiaries, as applicable, for the Verso Junior Notes in an amount sufficient to satisfy the conditions set forth in Section 6.1(e), and separate or concurrent consent solicitations (the “Consent Solicitations”) to amend, eliminate or waive certain sections of the applicable Indentures in order to permit the transactions contemplated by this Agreement pursuant to the applicable documentation in connection therewith, including the offer to exchange, consent solicitation statement, related letters of transmittal and consent, supplemental indentures and other related documents (the “Exchange Offer Documents”), with respect to all of the outstanding aggregate principal amount of (i) the Verso 8.75% Second Priority Senior Secured Notes due 2019 issued pursuant to that certain Indenture dated as of January 26, 2011, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee (the “Verso 8.75% Second Lien Notes”), (ii) at Parent’s option, the Second Priority Senior Secured Floating Rate Notes due 2014 issued pursuant to that certain Indenture dated as of August 1, 2006, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee (the “Verso Floating Rate Second Lien Notes”, and together with the Verso 8.75% Second Lien Notes, the “Verso Second Lien Notes”), and (iii) the 11 3/8% Senior Subordinated Notes due 2016 issued pursuant to that certain Indenture dated as of August 1, 2006, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee (the “Verso Senior Subordinated Notes” and, collectively with the Verso Second Lien Notes, and any notes received in exchange for the Verso Senior Subordinated Notes and the Verso Second Lien Notes in connection with the Exchange Offer, the “Verso Junior Notes”, and the

“Indentures”, as applicable), in each case on such terms and conditions, including pricing terms, determined by Parent in its sole discretion (but in any event consistent with Schedule 6.1(e) hereof), to be consummated prior to or at the Effective Time (collectively, including the Consent Solicitations, the “Exchange Offers”). Parent shall use its reasonable best efforts to make a public announcement regarding the Exchange Offers, containing such information as determined in its sole discretion, on or promptly following the date hereof.

(b) At and prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries, officers, employees, and use reasonable best efforts to cause its representatives and advisors (including legal and accounting advisors) to use reasonable best efforts to provide, in connection with the Exchange Offers, all reasonable cooperation requested by Parent or Merger Sub, including (i) having the Company designate members of senior management of the Company to participate in a reasonable and customary number of meetings, drafting sessions, presentations and due diligence sessions; (ii) assisting with the preparation of Exchange Offer Documents, exchange agent agreements, solicitation agent agreements and similar documents required in connection with the Exchange Offers, including requesting any consents of accountants for use of their historical reports in any materials relating to the Exchange Offers; (iii) preparing and furnishing to Parent, Merger Sub and the exchange agents, solicitation agents and the trustees as promptly as practicable, but in any event prior to the date that is twenty-five (25) Business Days prior to the consummation of the Exchange Offers, all Required Information applicable to the Exchange Offers, and ensure that all such Required Information meets the definition of Required Information during such twenty-five (25) Business Day period; (iv) agreeing to deliver such officer’s certificates, as are reasonable and customary and as are, in the good faith determination of the persons executing such officer’s certificates, accurate; (v) taking all legally permissible corporate actions, subject to the occurrence of the Closing Date, reasonably requested by Parent or Merger Sub that are necessary or customary to permit the consummation of the Exchange Offers, and (vi) facilitating the execution and delivery of the definitive agreements related to the Exchange Offers; provided that, prior to the Closing Date, none of the Company or any of its Affiliates shall be required to pay any commitment or other fee, incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Exchange Offers; provided, further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Parent shall promptly, upon request by the Company, indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Exchange Offers (including any action taken in accordance with this Section 5.14(b)) and any information used in connection therewith (other than information relating to the Company or its Subsidiaries provided to Parent in writing by the Company expressly for use therewith), in each case, other than to the extent that such losses, damages, claims, costs or expenses arise from the bad faith, gross negligence or willful misconduct of the Company or its Affiliates, with respect to any material breach of this Agreement of or with respect to any material misstatement or omission in any information provided hereunder in writing by the Company or any of its Affiliates expressly for use in connection with the Exchange Offers. This indemnification shall survive termination of this Agreement. The Board of Directors and officers of the Company and any of its Subsidiaries shall not be required, prior to the Closing, to adopt resolutions approving the agreements, documents and instruments in connection with the Exchange Offers or execute any of such agreements, documents or instruments, and no Subsidiary shall be required to execute, prior to the Closing, any documents contemplated by the Exchange Offers.

(c) In connection with the Exchange Offers, upon exchange of the Verso Second Lien Notes and Verso Senior Subordinated Notes sufficient to satisfy the condition set forth in Section 6.1(e) and receipt of the necessary consents required to amend the Indentures, Parent will cause Merger Sub or the Surviving Corporation or their respective Subsidiaries to consummate the Exchange Offers and to enter into supplemental indentures reflecting the amendments to the applicable Indentures approved by the holders of such notes and will use its reasonable best efforts to cause the trustees of the applicable Indentures to promptly enter into such supplemental indentures at or prior to the Closing.

Section 5.15 Shareholder Litigation. The Company shall (a) promptly advise Parent of any proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in any such Shareholder Litigation and to consult with the Company and its legal counsel regarding the defense or settlement thereof, and (d) not settle any such Shareholder Litigation without Parent’s prior written consent.

Section 5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

Section 5.17 Employee Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the date that is the six (6) month anniversary thereof (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation and/or its applicable Subsidiaries to provide, to each employee of the Company and its Subsidiaries at the Effective Time who continues to be employed by Parent or its Subsidiaries immediately after the Effective Time (the “Continuing Employees”), severance benefits pursuant to, and in accordance with the terms of the Escanaba Paper Company, Luke Paper Company, NewPage Wisconsin System Inc., Rumford Paper Company and Wickliffe Paper Company LLC Severance Pay Plan for Non-Union Employees, effective September 2, 2011, and the NewPage Corporation Severance Pay Plan for Non-Union Employees, effective September 2, 2011, as applicable, to the extent such Continuing Employees were covered by such plans immediately prior to the Effective Time.

(b) With respect to any benefit plans in which any Continuing Employees first become eligible to participate during the two (2) year period following the Effective Time and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), Parent shall, or shall cause its Subsidiaries to (i) for the plan year in which participation in the New Plans occurs, use commercially reasonable efforts to waive all pre-existing conditions (with respect to health coverage), exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan in which the Continuing Employees participated immediately prior to the Effective Time; (ii) for the plan year in which participation in the New Plans occurs, use commercially reasonable efforts to provide each Continuing Employee credit for any co-payments and deductibles paid by each such Continuing Employee and his or her eligible dependents prior to the Effective Time under a Company Benefit Plan that is a group health plan (to the extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such Continuing Employee participates after the Effective Time for the same plan year; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries for vesting and eligibility purposes (but not for purposes of benefit accrual or early retirement subsidies or with respect to any equity-based plan) in any New Plan in which such Continuing Employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan (to the extent such service was recognized for the same purpose under the corresponding Company Benefit Plan); provided that the foregoing shall not apply under any defined benefit pension plans or to the extent it would result in duplication of benefits for the same period of service.

(c) Parent and the Company agree to implement the retention program described in Section 5.17(c) of the Company Disclosure Schedule.

(d) Parent agrees to cause the Surviving Corporation and/or its applicable Subsidiaries to recognize the unions that are parties to the collective bargaining agreements set forth in Section 3.14(a) of the Company Disclosure Schedule as the bargaining representatives for the employees covered by such collective bargaining agreements to the extent required by the terms of such agreements. Parent further agrees, to the extent required by the terms of such agreements, to cause the Surviving Corporation and/or its applicable Subsidiaries to either (i) assume and apply to the employees covered thereby (collectively, the “Union Employees”) the applicable collective bargaining agreements listed in Section 3.14(a) of the Company Disclosure Schedule; or (ii) negotiate new agreements with the unions that are parties to such collective bargaining agreements establishing the terms and conditions of employment to be effective with respect to the employees covered thereby. To the extent required by any collective bargaining agreement listed in Section 3.14(a) of the Company Disclosure Schedule, Parent further agrees to provide in writing to the Company reasonable assurances that it has complied with the requirements set forth in the preceding sentence.

(e) Nothing in this Agreement, express or implied, is intended to or shall be construed to (i) establish, modify, or amend any particular Company Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement, (ii) alter, limit or prevent Parent from modifying, amending or terminating any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by the Surviving Corporation, Parent or any of their respective Affiliates or, after the Effective Time, any Company Benefit Plan, (iii) prevent Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof or any other Person, with respect to any compensation, terms and conditions of employment and/or benefits of any nature or kind whatsoever. Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub, nor any of their respective Affiliates, shall be obligated, from and after the Closing, to provide any benefits, severance or compensation to the Company’s employees other than as expressly set forth in this Section 5.17.

Section 5.18 Cooperation with Solvency Opinion. Each of Parent and the Company shall use its respective reasonable best efforts, for purposes of assisting (i) Murray Devine with respect to the Initial MD Solvency Opinion and the MD Bring-Down Solvency Opinion, and (ii) the Person providing the Company Recapitalization Solvency Opinion referenced in Section 6.1(j), with respect to the Company Recapitalization Solvency Opinion, in each case, with respect to the rendering of such opinions, to (a) make available their respective officers, agents and other Representatives on a reasonable basis and upon reasonable notice, during normal business hours and subject to applicable Laws relating to the exchange of information and (b) provide or make available during normal business hours such information and documents concerning the business, properties, Contracts, assets and liabilities of the Company and Parent and each of their respective Subsidiaries, as applicable, and, in the case of Parent, the Debt Financing, as may reasonably be requested by Murray Devine or the Person providing the Company Recapitalization Solvency Opinion referenced in Section 6.1(j), as applicable. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access or disclose any such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, or if such party determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement, or any obligation of confidentiality owing to a third party. In no event shall Parent, on the one hand, or the Company, on the other hand, be deemed to be in breach of this Section 5.18 for purposes of Section 6.2(b) or Section 6.3(b) unless such breach is willful and material.

Section 5.19 Confirmation of Capitalization.

(a) On the Business Day immediately prior to the Closing Date, the Company shall deliver to Parent a certificate executed by an executive officer of the Company (the “Company Share Statement”) setting forth, as of the Closing Date, true and accurate calculations of (i) the outstanding shares of Company Common Stock, (ii) the outstanding Company Stock Options, segregated as to In-the-Money Options and Out-of-the-Money Options, and (iii) the outstanding Company RSUs. Parent shall be entitled to rely exclusively, without independent verification or investigation, upon the figures set forth in the Company Share Statement and the underlying calculations in connection with the transactions contemplated hereby.

(b) On the Business Day immediately prior to the Closing Date, Parent shall deliver to the Company a certificate executed by an executive officer of Parent (the “Parent Share Statement”) setting forth, as of the Closing Date, a true and accurate calculation of the aggregate number of shares of Parent Common Stock issued and outstanding as of immediately prior to the Closing, as well as the number, strike price and vesting terms for all Parent Options outstanding as of the date of this Agreement. The Company shall be entitled to rely exclusively, without independent verification or investigation, upon the calculation of the Parent Common Stock set forth in the Parent Share Statement and the underlying calculation in connection with the transactions contemplated hereby.

Section 5.20 Recapitalization Dividend.

(a) Provided that the Company has provided Parent with the notice described in Section 5.12(e) that it has delivered to Parent the Required Information, Parent shall not have delivered the notice described under Section 5.12(e) alleging that the Company has not delivered the Required Information, and the period of time specified in Section 5.12(e) following delivery of the Company’s notice that it has delivered the Required Information shall have elapsed, then on or about January 13, 2014, subject to Parent’s reasonable good faith determination that such commencement is commercially advisable at such time due to prevailing market conditions, or otherwise as soon as reasonably practicable thereafter, Parent shall use its reasonable best efforts to cause Verso Paper Holdings to commence the marketing of the New NewPage Term Loan Facility.

(b) Subject to Section 5.20(d), if at any time following the date of this Agreement (v) the condition set forth in Section 6.1(j) has been satisfied, (w) the Debt Commitment Letters are in effect and the conditions to funding thereunder have been satisfied, (x) the Marketing Period in respect of the New NewPage Term Loan Facility shall have ended, (y) the NewPage ABL Loan Facility shall have been amended or replaced so as to allow the incurrence of the New NewPage Term Loan Facility and (z) (A) the Verso Junior Noteholder Consent shall have been obtained or (B) the Verso Junior Noteholder Consent has not been obtained prior to sixty (60) days after the date of this Agreement and the Company has either (I) waived its right to terminate this Agreement pursuant to Section 7.1(h), or (II) the time period set forth in Section 7.1(h) has expired without the Company terminating this Agreement pursuant to Section 7.1(h), (the date on which the conditions set forth in clauses (v), (w), (x), (y) and (z) have first been satisfied, the “Trigger Date”), then (a) the Company shall be entitled, at any time following the Trigger Date so long as such Marketing Period shall not have re-started, to deliver a written notice to Parent that the Company has determined to pay the Recapitalization Dividend or (b) the Parent shall be entitled, at any time following the Trigger Date to deliver a written notice to Company that Parent intends to consummate the funding of the New NewPage Term Loan Facility (the notice referred to in (a) or (b), a “Pre-Closing Funding Notice”). Promptly upon receipt of such Pre-Closing Funding Notice, Parent and the Company shall be required to use their reasonable best efforts to consummate the funding of the New NewPage Term Loan Facility as soon as reasonably practical, and in no event after the date which is five (5) Business Days following the Trigger Date (the “Pre-Closing Funding Date”), subject to clause (c) below.

(c) The Company hereby covenants and agrees that, upon receipt by the Company of the proceeds of the New NewPage Term Loan Facility, the Company shall, as promptly as reasonably practicable following such receipt (and in any event on or prior to the Closing Date), use such proceeds to pay the Repayment Amount, to pay to the holders of Shares a one-time dividend equal to $250,000,000 less the Equity Award Carveout Amount (the “Recapitalization Dividend”). The costs of the issuance of the New NewPage Term Loan Facility and the New NewPage ABL Facility if funded shall be paid by the Company.

(d) At any time following the Trigger Date but prior to the Pre-Closing Funding Date, the Company may deliver a written notice (the “Extension Notice”) to Parent requesting that Parent use its reasonable best efforts to extend the Expiration Date in the Debt Commitment Letters; provided that the Company shall only be entitled to make such request if the Company’s Board of Directors has reasonably determined, after consultation with its outside legal and financial advisors, that the terms and conditions set forth in the Definitive Debt Financing Documents are less favorable, as of the date of the Extension Notice, than as would reasonably be likely to be negotiated were the Expiration Date with respect thereto extended pursuant to this sentence. Upon receipt of an Extension Notice, Parent shall use its reasonable best efforts, for a period of fifteen (15) days, to extend the Expiration Dates in the Debt Commitment Letters. If Parent shall have successfully extended the Expiration Date in the Debt Commitment Letters, Parent shall continue to comply with its obligations set forth in Section 5.12(a) for a commercially reasonable period of time thereafter, at which point, subject to the Marketing Period (if restarted) having ended and the other conditions to the Trigger Date having been satisfied (and continuing to be satisfied), either Parent or the Company may deliver a Pre-Closing Funding Notice. If the Expiration Dates are unable to be extended, then Parent and the Company shall be required to use reasonable best efforts to consummate the funding of the New NewPage Term Loan Facility as soon as reasonably practicable and in no event later than the date that Parent determines that the Expiration Dates are unable to be extended.

(e) The Company acknowledges and agrees that Parent’s sole obligation under this Section 5.20 upon the occurrence of the Trigger Date shall be to use reasonable best efforts to consummate the funding of New NewPage Term Loan Facility on or prior to the Pre-Closing Funding Date, and in the event that such funding does not occur on or prior to the Pre-Closing Funding Date, the Company’s sole and exclusive remedies for the failure of such funding to occur shall be as set forth in Section 7.3 and Section 9.5(c).

(f) The Company further acknowledges that (x) any up-front fees and other amounts payable to the Lenders in accordance with the Fee Letter or the Definitive Debt Financing Documents in respect of the New NewPage Term Loan Facility shall be paid out of the proceeds of the New NewPage Term Loan Facility on the Pre-Closing Funding Date and (y) as between Parent and the Company, Parent or its Subsidiaries shall have no obligation to pay any of such costs, fees or expenses on or prior to the Closing Date.

(g) The Company further acknowledges that (x) any up-front fees and other amounts payable to the Lenders in accordance with any Fee Letter or the Definitive Debt Financing Documents in respect of the New NewPage ABL Facility shall be paid by the Company (whether or not out of the proceeds of the New NewPage ABL Facility) if such New NewPage ABL Facility is entered into prior to the Closing Date on the Pre-Closing Funding Date and (y) as between Parent and the Company, Parent or its Subsidiaries shall have no obligation to pay any of such costs, fees or expenses on or prior to the Closing Date.

(h) The Company further covenants and acknowledges that (i) the syndication assistance provisions of this Agreement, including the provisions of Section 5.12 shall continue to apply to the New NewPage Term Loan Facility after the Pre-Closing Funding Date, (ii) the Definitive Debt Financing Documents shall contain customary post-closing syndication assistance provisions applicable to the Company in accordance with the Debt Commitment Letters and (iii) the Company shall use its reasonable best efforts to comply with any such syndication assistance provisions in accordance with the terms of this Agreement and the Definitive Debt Financing Documents.

Section 5.21 Section 16 Matters. Prior to the Effective Times, Parent and the Company shall take all such steps in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and interpretive guidance of the SEC to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and Parent or will become subject to such reporting requirements with respect to Parent as a result of the transactions contemplated hereby, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.22 Share Consideration Adjustment.

(a) If (i) Parent has not consummated the Closing on or prior to August 31, 2014, (ii) but for the occurrence of any Share Consideration Adjustment Triggers (as defined below) that occur on or after August 31, 2014, the Closing would have been reasonably likely to have occurred on the date that any such Share Consideration Adjustment Trigger has first occurred (the “Adjustment Trigger Date”), (iii) as of such Adjustment Trigger Date, the conditions set forth in Section 6.3 shall have then been satisfied (other than those other conditions that, by their nature, are to be satisfied by action taken at the Closing, subject to the Company confirming in good faith that it reasonably believes that such other conditions are reasonably capable of being satisfied at the Closing), and (iv) the Company has confirmed in an irrevocable written notice delivered to Parent on the Adjustment Trigger Date that but for the occurrence of any of the Share Consideration Adjustment Triggers, the Company is ready, willing and able to effectuate the Closing (the date upon which each of the conditions set forth in clauses (i), (ii), (iii) and (iv) have been satisfied, the (“Share Consideration Adjustment Date”), then the Share Consideration Percentage shall be increased by 0.5% for each full calendar month that elapses prior to the Closing and following the Share Consideration Adjustment Date; provided, that if either party exercises its right to extend the End Date pursuant to Section 7.1(b), the percentage set forth in the definition of Share Consideration shall be increased by 1.5% for each full calendar month that elapses during any such extension (0.5% or 1.5%, as applicable, the “Monthly Percentage Increase”); provided, further, that in the event the Share Consideration Adjustment Date or the Closing occurs during a calendar month (as opposed to at the beginning or at the end of a calendar month, as applicable), the increase to the Share Consideration Percentage for such calendar month shall equal the applicable Monthly Percentage Increase, multiplied by a fraction, (x) in the case of the calendar month in which the Share Consideration Adjustment Date occurs, the numerator of which is the number of days in such calendar month following (but not including) the Share Consideration Adjustment Date until and including the last day of such calendar month, and the denominator of which is the total number of days in such calendar month, and (y) in the case of the calendar month in which the Closing occurs, the numerator of which is the number of days that have elapsed in such calendar month through and including the Closing Date, and the denominator of which is the total number of days in such calendar month. As an illustrative example, if the Share Consideration Adjustment Date occurs on September 15, 2014, and the Closing subsequently occurs on November 15, 2014, the Share Consideration Percentage will increase by an aggregate of 1.00% (0.5% for October, and 50% (15 of 30 days elapsed) of the Monthly Percentage Increase (or 0.25%) for each of September and November).

(b) In the event that the conditions set forth in clauses (i) through (iv) of the first sentence of Section 5.22(a) have been satisfied, the parties acknowledge and agree that the sole and exclusive consequence under this Agreement relating to the failure of Parent to effectuate the Closing on or prior to the Share Consideration Adjustment Date shall be the adjustment to the Share Consideration Percentage set forth in Section 5.22(a).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties (to the extent waiver is allowed by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction (including, for the avoidance of doubt, the jurisdictions set forth on Schedule 6.1(b)) which restrains, makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction (including, for the avoidance of doubt, the jurisdictions set forth on Schedule 6.1(b)) that, in any case, prohibits or makes illegal or otherwise restrains the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) Any applicable waiting period under the HSR Act (and any extensions thereof) relating to the Merger shall have expired or been earlier terminated without the imposition of a Non-Required Remedy.

(d) The authorizations, approvals, consents and other actions with respect to the Merger and the other transactions contemplated hereby of the U.S. federal, state or local Governmental Entities listed on Section 6.1(d) of the Company Disclosure Schedule shall have been obtained without the imposition of a Non-Required Remedy.

(e) The Exchange Offers and the Consent Solicitations shall have been consummated or be consummated concurrently with the Closing in accordance with Schedule 6.1(e) hereto.

(f) The NewPage ABL Loan shall have been replaced with the asset based loan facility contemplated by the Debt Commitment Letters.

(g) No Default or Event of Default (as such terms are defined in the applicable indentures) shall have occurred under any Existing Verso First Lien Notes, any Verso 1.5 Lien Notes, any Verso Second Lien Notes and any Verso Senior Subordinated Notes as a result of the Merger or the transactions contemplated by this Agreement.

(h) The Dissenting Shares shall not be in excess of 7% of the Shares.

(i) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(j) Prior to the payment of the Recapitalization Dividend, Houlihan Lokey Financial Advisors, Inc. shall have delivered the Company Recapitalization Solvency Opinion to the Company’s Board of Directors and the Company shall provide Parent with a copy of such opinion (which the Board of Directors of Parent shall be entitled to rely upon).

(k) The Accounting Firm shall have delivered to the Company and Parent the Adjustment Statement setting forth its good faith calculation of Company Payments (if any).

(l) The Company shall have received the proceeds contemplated by the Debt Commitment Letters.

(m) On or before January 17, 2014, Murray Devine shall have provided to the Boards of Directors of the Company and Parent a written opinion with respect to certain solvency matters (as set forth in the engagement letter with Parent as in effect on the date of this Agreement) relating to Parent and its Subsidiaries, taken as whole, as of the Closing, immediately after giving pro forma effect to the transactions contemplated by this Agreement, including the Debt Financing, the payment of the Aggregate Closing Merger Consideration, any other repayment or refinancing of Indebtedness contemplated in this Agreement or the Debt Commitment Letters, distribution and payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses (the “Initial MD Solvency Opinion”).

(n) At the Closing, Murray Devine shall have delivered a bring-down of the Initial MD Solvency Opinion, for the Company’s and Parent’s respective Boards of Directors (the “MD Bring-Down Solvency Opinion”).

(o) The Parent Stockholder Approval shall have been obtained if the Parent Common Stock is then listed on the NYSE.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company at or prior to the Effective Time of, the following conditions:

(a) (i) The Parent Fundamental Representations shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (ii) the other representations and warranties of Parent set forth in Article IV shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers contained in such representations and warranties), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Since September 30, 2013, there shall not have occurred a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate executed by an authorized officer of Parent certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent (to the extent such waiver is allowed by applicable Law) at or prior to the Effective Time of, the following conditions:

(a) (i) The Company Fundamental Representations shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers contained in such representations and warranties), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Since September 30, 2013, there shall not have occurred a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate executed by an authorized officer of the Company certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) Parent shall have received from the Company an affidavit, signed under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h), together with evidence reasonably satisfactory to Parent that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulation §1.897-2(h)(2).

(f) The Company shall have used the proceeds of the New NewPage Term Loan Facility only in accordance with Section 5.20(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused primarily by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on December 31, 2014 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in a manner that shall have been a principal cause of the failure to consummate the Merger on or before such date; provided, however, that the End Date may be extended by either party for up to two additional thirty (30) calendar day periods (all such extensions not to exceed sixty (60) calendar days in the aggregate), if the only condition set forth in Article VI that has not been satisfied or waived (other than those conditions that by their nature are satisfied at the Closing) is the condition set forth in Section 6.1(c);

(c) by either the Company or Parent if any court of competent jurisdiction (including, for the avoidance of doubt, the jurisdictions set forth on Schedule 6.1(b)) shall have issued or entered a permanent injunction or a similar order shall have been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such reasonable best efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d) by either the Company or Parent if the condition set forth in Section 6.1(a) shall have not been obtained at the Company Stockholders Meeting; provided that such termination right shall only be applicable if such condition has not already been satisfied;

(e) by the Company (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are unable to be satisfied), if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) if curable, cannot be cured prior to the earlier of the End Date or thirty (30) days following the Company’s delivery of written notice of such breach to Parent);

(f) by Parent, (i)(A) in the event of a Change of Recommendation or (B) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute an Alternative Transaction is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such tender or exchange offer, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Recommendation and recommending that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, (ii) the Company shall have breached its obligations under Section 5.4 in any material respect and failed to cease such breach within two (2) Business Days of being notified by Parent of such breach, or (iii) (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant such that the conditions set forth in Section 6.2(a) or 6.2(b) are unable to be satisfied) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than Section 5.4), which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (y) if curable, cannot be cured by prior to the earlier of the End Date or thirty (30) days following Parent’s delivery of written notice to the Company of such breach;

(g) by the Company, at any time prior to the Company Stockholder Approval having been obtained (i) after the Company shall have received a Superior Proposal, in order for the Company to enter into a merger agreement, acquisition agreement, purchase agreement or other similar definitive agreement with respect to such Superior Proposal, in each case to the extent permitted, and subject to the terms of, Section 5.4, (ii) the Company has complied with its obligations under Section 5.4 in all material respects, and (iii) prior to or concurrent with such termination, the Company shall have paid the Termination Fee to Parent pursuant to Section 7.3 (it being understood any purported termination of this Agreement pursuant to this Section 7.1(g) shall be null and void if the Company shall not have paid the Termination Fee prior to or concurrent with such termination);

(h) by the Company, at any time after the date that is sixty (60) days following the date of this Agreement and on or prior to 5:00 pm (New York City time) on the date that is seventy-five (75) days following the date of this Agreement, only in the event that the Verso Junior Noteholder Consent has not been obtained, or the condition set forth in Section 6.1(e) has not been satisfied, in each case, on or prior to the date that is sixty (60) days following the date of this Agreement; provided that such termination right shall only be applicable if the New NewPage Term Loan Facility shall not have been funded in an amount sufficient to pay the Repayment Amount and the Recapitalization Dividend on or prior to such time; and

(i) by the Company, at any time after January 17, 2014 and on or prior to 5:00 pm (New York City time) on January 21, 2014, only in the event that the condition set forth in Section 6.1(m) has not been satisfied prior to such termination.

Section 7.2 Notice of Termination; Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries, Affiliates or representatives; provided, that, notwithstanding the foregoing: (a) no such termination shall relieve any party of its obligation to pay the Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 7.3; (b) subject to the limitations set forth in Section 7.3, no such termination shall relieve any party for liability for such party’s willful and material breach of this Agreement prior to its termination or for fraud; (c)(i) the obligations under the Confidentiality Agreement, and (ii) the provisions of Section 5.3(b), Section 5.12(e) (regarding Parent’s indemnification of the Company in connection with the Debt Financing), Section 5.14(b) (regarding Parent’s indemnification of the Company in connection with the Exchange Offers), this Section 7.2, Section 7.3, Section 9.2, Section 9.3, Section 9.4, Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.12, Section 9.13 and Section 9.14 will survive the termination of this Agreement.

Section 7.3 Termination Fee.

(a) Any provision in this Agreement to the contrary notwithstanding, if

(i) (A) after the date of this Agreement, any bona fide Alternative Transaction (substituting fifty percent (50%) for the twenty-five (25)% threshold set forth in the definition of “Alternative Transaction”) (a “Qualifying Transaction”) is made known to the Board of Directors of the Company, publicly proposed or publicly disclosed prior to the Company Stockholder Approval having been obtained (or prior to the termination of this Agreement pursuant to Section 7.1(d)), (B) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(f)(iii) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have consummated the Qualifying Transaction (regardless of whether such Qualifying Transaction is the same one referred to in clause (A) above);

(ii) Parent shall have terminated this Agreement pursuant to Section 7.1(f)(i) or Section 7.1(f)(ii); or

(iii) the Company shall have terminated this Agreement pursuant to Section 7.1(b) (only if the condition set forth in Section 6.1(a) has not been satisfied), Section 7.1(d) or Section 7.1(g); provided, that the Company shall be obligated to pay the Termination Fee in connection with a termination pursuant to Section 7.1(b) or Section 7.1(d), only if prior to such termination the Company’s Board of Directors shall have effected a Change of Recommendation;

then in any such event the Company shall pay to Parent (or one or more of its designees) a fee of $27,000,000 in cash (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon such consummation of the Qualifying Transaction, in the case of clause (ii) above, within two (2) Business Days of such termination or, in the case of clause (iii) above, prior to or concurrently with the termination by the Company pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), as applicable; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) If (A) the Verso Junior Noteholder Consent was not obtained, or the condition set forth in Section 6.1(e) was not satisfied or waived by the Company, in each case, prior to the date that is sixty (60) days following the date of this Agreement, (B) the Company did not terminate this Agreement pursuant to Section 7.1(h), (C) the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(h), Section 6.1(i), and Section 6.1(j) shall be satisfied, or shall have been waived, as of the date this Agreement is terminated pursuant to Section 7.1(b), (D) the conditions set forth in Section 6.1(f), Section 6.1(l) and Section 6.3 shall be satisfied, or shall have been waived, or reasonably capable of being satisfied at the Closing, (E) the conditions set forth in Section 6.1(g) and Section 6.1(o) shall be satisfied, or shall have been waived, or reasonably capable of being satisfied at the Closing; provided, that the failure of either such condition to be satisfied must not be primarily due to the material breach of any provision of this Agreement by Parent or any of its Affiliates, (F) the condition set forth in Section 6.1(n) shall not be reasonably capable of being satisfied at the Closing solely as a result of the failure of the condition set forth in Section 6.1(e) to be satisfied on or prior to the date this Agreement is terminated pursuant to Section 7.1(b) (provided, that Parent shall be entitled, and have the burden, to prove that the failure of the condition in Section 6.1(n) to be reasonably capable of being satisfied at the Closing is not solely as a result of the failure of the condition set forth in Section 6.1(e) to be satisfied on or prior to the date this Agreement is terminated pursuant to Section 7.1(b)), (G) the Merger fails to close due to the failure of Parent to satisfy the condition set forth in Section 6.1(e), and (H) Parent or the Company subsequently terminates this Agreement in accordance with Section 7.1(b), then Parent shall pay to the Company (or one or more of its designees) a fee of $27,000,000 half of which shall be paid in cash by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of such termination and half of which shall be paid in a principal amount of new Verso First Lien Notes (accompanied by customary registration rights) issued to the Company as soon as reasonably practicable after the date on which the Parent Termination Fee becomes due and payable (the “Parent Termination Fee”) (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(c) Notwithstanding anything to the contrary in this Agreement or the Side Letters, if Parent or Merger Sub or the Company fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief against Parent, Merger Sub or the Company, as applicable, if and solely to the extent permitted by Section 9.5, (y) the termination of this Agreement pursuant to Article VII and receipt of payment of the Parent Termination Fee from Parent or the Termination Fee from the Company (as applicable) when and if payable, or (z) termination of this Agreement pursuant to Article VII hereof and ability to seek money damages (to the extent money damages can be proven) from the Company, for the Company’s willful and material breach of this Agreement, or Parent or Merger Sub, as applicable, for such Parent’s or Merger Sub’s willful and material breach of this Agreement, subject in all respects to the limitations set forth in Section 7.3(e), shall be the sole and exclusive remedies (whether at Law, in equity, in Contract, in tort or otherwise) of the parties hereto and any other Person against any of the Company, Parent, Merger Sub, the Lenders, any Debt Financing Source or any other financing source of Parent or any of its Subsidiaries, and any of their respective former, current or future, direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns (each a “Non-Recourse Person” and together, the “Non-Recourse Persons”) for any breach, liability, cost, expense, loss or damage suffered as a result thereof or in connection therewith or related thereto. The parties acknowledge and agree that no party hereto shall be entitled to money damages for any breach hereof or of the

Side Letters in the event that such party has previously been paid the Termination Fee or Parent Termination Fee, as applicable.

(d) Except for the obligations of any Person party to a confidentiality agreement with the Company or Parent or any Person party to an agreement with respect to obligations arising on or after the Closing and for the obligations of any Lender, any Debt Financing Source or other financing source that is a party to the Definitive Debt Financing Documents, none of the Non-Recourse Persons will have any liability or obligation to the Company or any of its Subsidiaries (or any other Person) relating to or arising out of this Agreement or the Debt Commitment Letters, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in Contract, in tort or otherwise, except in each case for (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief against Parent, Merger Sub or the Company, as applicable, if and solely to the extent permitted by Section 9.5 or the Side Letters, (y) the termination of this Agreement pursuant to Article VII, and receipt of payment of the Parent Termination Fee from Parent or the Termination Fee from the Company, as applicable, when and if payable, or (z) termination of this Agreement pursuant to Article VII hereof and the ability to seek money damages (in each case, to the extent money damages can be proven) against Company, for the Company’s willful and material breach of this Agreement, or Parent or Merger Sub, for Parent’s or Merger Subs’ willful and material breach of this Agreement, subject in all respects to the limitations set forth Section 7.3(e). Without limiting the right of the Company to seek specific performance of Parent’s rights under the Debt Commitment Letters (if and to the extent permitted thereunder following an order of specific performance pursuant to Section 9.5), the Company acknowledges and agrees that none of the Lenders or Parent’s Debt Financing Sources shall have any liability or obligation to the Company or its Subsidiaries (or any other Person) if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Debt Commitment Letters (excluding, for the avoidance of doubt, the Company Definitive Debt Financing Documents). None of the Non-Recourse Persons shall have any liability to the Company, its stockholders or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby or the failure of such transactions to be consummated, in each case, other than with respect to the Lenders, the Debt Financing Sources or other financing source that are a party to the Definitive Debt Financing Documents.

(e) Parent’s and Merger Sub’s aggregate liability under this Agreement, together with any liability for which Parent and Merger Sub are responsible as a result of any breach of the Side Letters, together with any payment of the Parent Termination Fee, shall not exceed under any circumstances $27,000,000 in the aggregate (the “Maximum Liability Amount”). Following termination of this Agreement, assuming the Parent Termination Fee is not due and payable and/or has been paid, Parent shall be responsible for paying any money damages, if any, arising from and payable to the extent due to any willful and material breach by any Affiliate of Parent that is a party to the Parent Affiliate Side Letter or the Lock-Up Side Letter; provided that Parent shall have no liability if such breach is not willful and material. The Company’s aggregate liability under this Agreement, together with any liability of the Principal Stockholders under the Support Agreements to Parent and its Affiliates and any payment of the Company Termination Fee shall not exceed under any circumstances the Maximum Liability Amount; provided, however, that the Company and the Principal Stockholders shall have no liability for any breach of the Support Agreements that is not willful and material.

(f) Each party acknowledges that the agreements contained in Sections 7.3, 9.6 and 9.13 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. The parties acknowledge that the Termination Fee and the Parent Termination Fee, as applicable, shall not constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the Company and Parent, as applicable, in the circumstances in which the Termination Fee and the Parent Termination Fee are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII

CLOSING ADJUSTMENT

Section 8.1 Closing Adjustment.

(a) Prior to the Closing, the Company shall promptly upon discovery notify Parent of any payment, transaction, commitment or agreement by the Company or its Subsidiaries that has occurred after the Adjustment Measurement Date which constitutes or could reasonably constitute Company Payments.

(b) No less than three (3) Business Days prior to the Closing, Deloitte & Touche (the “Accounting Firm”) shall deliver a certificate (the “Adjustment Statement”) to each of the Company and Parent, certifying Deloitte’s good faith calculation of Company Payments that have occurred (and those that are reasonably anticipated to occur from and after the Adjustment Measurement Date to the Closing), together with all supporting documentation of the calculations set forth in the Adjustment Statement. The Adjustment Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP applied on a basis consistent with past practice in respect to the Company. Prior to the time that the Adjustment Statement is delivered to the Company and Parent, the Company, Parent and their Representatives shall have a reasonable opportunity to review and provide comments on the draft calculations of Company Payments to the Accounting Firm. The Accounting Firm’s sole authority will be to prepare the Adjustment Statement and the calculations of Company Payments (if any) set forth therein. The fees, costs and expenses of the Accounting Firm shall be paid by the Company.

(c) From the date of this Agreement through the delivery of the Adjustment Statement, the Company shall provide the Accounting Firm with reasonable access during normal business hours to the Company’s and its Subsidiaries (i) business, personnel, properties, Contracts, commitments, books and records, (ii) officers, directors and employees, and (iii) Representatives. The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.

(d) The amounts of any Company Payments as determined by the Accounting Firm pursuant to this Section 8.1 shall be final, conclusive and binding upon the parties hereto. The Note Consideration payable hereunder shall be reduced on a dollar-for-dollar basis by the amount (the “Adjustment Amount”) of any Company Payments set forth in the Adjustment Statement delivered by the Accounting Firm; provided, however, that in no event shall the Adjustment Amount exceed $27,000,000.

(e) For purposes of this Section 8.1, the term “Company Payments” means payments by or losses to the Company or its Subsidiaries resulting from any of the following that have occurred from and after September 30, 2013 (the “Adjustment Measurement Date”) through the Closing, other than those described on Section 8.1(e) of the Company Disclosure Schedule:

(i) dividend, return of capital or other distribution of profits or assets, or other payment or obligation for payment, made, declared or paid by the Company or any of its Subsidiaries (other than between wholly owned Subsidiaries of the Company and/or the Company) with respect to any of the Company’s securities;

(ii) payments made by or on behalf of the Company or any of its Subsidiaries to or for the benefit of any stockholder of the Company, other than payments made on an arms-length basis, in amounts that are not material to the Company and its Subsidiaries, taken as a whole and that are paid in the ordinary course of business consistent with past practice;

(iii) redemption, repurchase or repayment of securities of the Company or any Subsidiaries of the Company, other than securities owned by the Company or a Subsidiary of the Company;

(iv) waiver or release of any amounts owed to the Company or any Subsidiary of the Company by a stockholder of the Company, other than waivers or releases made on an arms-length basis in amounts that are not material to the Company and its Subsidiaries, taken as a whole, that are made in the ordinary course of business consistent with past practice;

(v) management, monitoring, advisory, supervisory or other fee, bonus or payment of similar nature paid by or on behalf of the Company or any of its Subsidiaries to or for the benefit of a stockholder of the Company or any of such stockholders’ employees, officers, advisors or consultants;

(vi) Interested Party Transactions;

(vii) increase in any Indebtedness of the Company or any of its Subsidiaries to the extent owed to any stockholder of the Company other than on an arms-length basis and in amounts that are not material to the Company and its Subsidiaries, taken as a whole, that are incurred in the ordinary course consistent with past practice;

(viii) any payment, or obligation therefor, of any bonus or discretionary payment by any the Company or any of its Subsidiaries to the directors, officers or employees of the Company or any of its Subsidiaries, other than as otherwise permitted by Section 5.1(b);

(ix) increase the compensation or other benefits payable or provided to the Company’s and its Subsidiaries’ directors or officers, or, except in the ordinary course of business consistent with past practice, any of their other employees, unless otherwise permitted by Section 5.1(b);

(x) entry by the Company or any of its Subsidiaries into a guarantee or indemnification obligation with any stockholder of the Company other than in the ordinary course of business consistent with past practices and on an arms-length basis;

(xi) any payment to financial advisors or brokers, or legal, accounting, tax or other advisors or consultants of the Company or any of its Subsidiaries in connection with this Agreement and transactions contemplated by this Agreement (other than the reasonable and documented fees and expenses payable to legal advisors or such additional advisors and consultants retained by such legal advisors which are, in the Company’s good faith judgment, reasonably necessary to engage in order for the Company or its Subsidiaries to comply with their obligations, or enforce their rights, in each case, pursuant to this Agreement, the Side Letters, the Support Agreements or the transactions contemplated by this Agreement) in excess of the amounts set forth on Section 8.1(e) of the Company Disclosure Schedule; or

(xii) without duplication of any of the foregoing, any commitment or agreement by the Company or any of its Subsidiaries to do any of the foregoing in this Section 8.1(e).

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time, and other than those contained in Section 5.9 (regarding indemnification and insurance) and Section 5.12(c) (regarding Parent’s indemnification of the Company in connection with the Debt Financing).

Section 9.2 Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed under, and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that to the extent a claim is brought under the Debt Commitment Letters, the Laws of the State of New York shall apply (but, for the avoidance of doubt, the Laws of the State of Delaware shall apply in all cases with respect to the definition, interpretation of the meaning and application of Company Material Adverse Effect (or other similar event) and whether a Company Material Adverse Effect has occurred). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Notwithstanding anything else in this Section 9.4 or elsewhere in this Agreement, the parties hereto agree that New York State or United States federal courts sitting in the borough of Manhattan, New York City (and any New York State or United States Federal court from which appeal therefrom may validly be taken) shall have exclusive jurisdiction over the parties in and over any such Action, arbitration, claim or proceeding brought against any financing source under the Debt Commitment Letters (including each Lender) or any of their respective Affiliates in connection with this Agreement, any Debt Commitment Letters or the transactions contemplated hereby or thereby, or the failure of such transactions to be consummated, and nothing in this Section 9.4 or elsewhere in this Agreement shall be construed to provide otherwise.

Section 9.5 Specific Enforcement; Remedies.

(a) Subject in all respects to Section 7.3, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to the limitations set forth in Section 9.5(b) and Section 9.5(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of damages or otherwise in the Chosen Courts in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to consummate the Merger and pay the consideration contemplated by Article II only in the event that each of the following conditions has been satisfied: (i) no change, effect, event, development, fact, condition, circumstance or occurrence shall have occurred or exist that would cause or would reasonably be expected to cause any of the conditions set forth in Section 6.1 and Section 6.3 to fail to be satisfied or that would make any of such conditions impossible to satisfy, (ii) Parent shall have failed to complete the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.2, and (iii) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted, then the Closing will occur.

(c) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to enforce the Debt Commitment Letters if each of the following conditions has been satisfied: (i) no change, effect, event, development, fact, condition, circumstance or occurrence shall have occurred or exist that would cause or would reasonably be expected to cause the condition set forth in Section 6.1(l) to fail to be satisfied or that would make such condition impossible to satisfy, (ii) the condition set forth in Section 6.1(l) has not been satisfied or waived on or prior the date which (x) in the case of the New NewPage Term Loan Facility, is two (2) Business Days following the Pre-Closing Funding Date and (y) in the case of the New NewPage ABL Facility, is two (2) Business Days following the agreed funding date thereof between Parent and the Company, (iii) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted, then the proceeds of the term loan contemplated by the Debt Commitment Letters will be used in the manner set forth in Section 5.20(b) to satisfy the condition set forth in Section 6.1(l), and (iv) (x) with respect to the New NewPage Term Loan Facility, all of the conditions precedent relating to the consummation of the New NewPage Term Loan Facility in the Debt Commitment Letters and (y) with respect to the New NewPage ABL Facility, all of the conditions precedent relating to the consummation of the New NewPage ABL Facility in the Debt Commitment Letters (in each of clauses (x) and (y), other, other than any conditions that are solely within the control of Parent and Merger Sub or the Lenders to satisfy (so long as no change, effect, event, development, fact, condition, circumstance or occurrence shall have occurred or exist that would cause any of such conditions to fail to be satisfied or that would make any of such conditions impossible to satisfy)).

Section 9.6 No Personal Liability. Without limiting the rights of the Company or its Affiliates under, and to the extent provided in, this Agreement or any Side Letter, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of the Company and its Affiliates, any of the Parent Parties or Debt Financing Sources through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either Parent or any other Parent Party, by the enforcement of any assessment or of by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of Parent and Merger Sub or their Affiliates under, and to the extent provided in, this Agreement, any Support Agreement, or any Side Letter, Parent and Merger Sub acknowledge and agree that they have no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of Parent and Merger Sub and their Affiliates, any of the Company Parties through the Company or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either the Company or any other Company Party, by the enforcement of any assessment or of by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 9.7 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub and, after the Closing, to the Surviving Corporation:

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Telecopy: (901) 369-4228

Attention: David J. Paterson and Peter H. Kesser

with copies to (which shall not constitute notice):

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

Telecopy: (212) 515-3288

Attention: Scott Kleinman and General Counsel

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy: (212) 446-6460

Attention: Taurie M. Zeitzer and Joshua Kogan

To the Company:

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Telecopy: (937) 242-9324

Attention: General Counsel

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Telecopy: (212) 558-3588

Attention: Joseph Frumkin and Melissa Sawyer

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all the other parties; provided that (i) Parent may collaterally assign its rights under this Agreement as security for Indebtedness and related obligations of Parent to the extent required by the Parent Indebtedness Contracts in effect as of the date of this Agreement and (ii) Parent may, without the prior written consent of the other parties, assign any of its rights hereunder to any Affiliate; provided that no such assignment shall relieve Parent of any of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Parent Disclosure Schedule, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company; provided, further, that the provisions of Sections 7.3, 9.4, 9.11, 9.13, 9.15 and 9.17 (and the related definitions in the Agreement used herein) shall not be amended, modified, supplemented or waived without the consent of the Lenders or Debt Financing Sources. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights, claims, Actions or remedies upon any Person other than the Company, Parent and Merger Sub (and their respective successors and, in the case of Parent or Merger Sub, their permitted assigns), except for (a) the rights of the Company’s stockholders to receive a portion of the Aggregate Closing Merger Consideration at the Effective Time pursuant to the terms and conditions of this Agreement, (b) the right of the holders of Company Stock Options and Company RSUs to receive the payments with respect thereto required by Section 2.3 following the Effective Time, (c) the rights of the Indemnified Parties pursuant to Section 5.9, (d) any rights, claims, Actions or remedies of the Former Board with respect to Parent and its Subsidiaries pursuant to Section 9.16, and (e) the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Sections 7.3, 9.4, 9.11, 9.13, 9.15 and 9.17. In addition to the foregoing, the Lenders shall be third party beneficiaries of the provisions of Sections 7.2, 7.3, 9.4, 9.5, 9.15, 9.13 and 9.17 applicable to such Persons. Notwithstanding anything else in this Section 9.13 or elsewhere in this Agreement, none of the Persons referenced in this Section 9.13 (other than the Debt Financing Sources pursuant to clause (e) of this Section 9.13) shall be conferred any rights or remedies hereunder unless and until the Effective Time occurs.

Section 9.14 Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “including” and “such as” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (f) the word “will” shall be construed to have the same meaning as the word “shall”; (g) the word “or” shall not be exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to the phrase “as of the date hereof” or any similar term or phrase shall mean as of the date of this Agreement; (j) unless a contrary intent is apparent, any Contract, instrument or Law defined or referred to herein or in any Contract, instrument or Law that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein; (k) the phrase “Non-Required Effect” in Section 5.6 shall have the meaning set forth in Schedule 10.1; (l) all references to a Person are also to its permitted successors and assigns; (m) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified; and (n) except as otherwise set forth in this Agreement, any accounting terms shall be given their definition under GAAP.

Section 9.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES)). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.15. (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES).

Section 9.16 Waiver.

(a) It is acknowledged by each of the parties that the Company has retained Sullivan & Cromwell LLP (“S&C”) to act as its counsel in connection with the transactions contemplated hereby and that S&C has not acted as counsel for any other party in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Parent and the Company agree, on their own behalf and on behalf of their respective Affiliates and Representatives (including the Company and its Subsidiaries following the Closing), that, following the Closing, and notwithstanding any current or prior representation of the Company or any of its Subsidiaries by S&C, S&C may serve as counsel to any Former Holder, and any of their respective Affiliates in connection with any matters either existing on the date hereof or arising in the future related to this Agreement and the transactions contemplated by this Agreement, including any dispute arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Parent, on behalf of itself and its Affiliates and Representatives (including the Company and its Subsidiaries after the Closing) hereby (a) consents to S&C’s representation of any Former Holder, and the Company (prior to the Closing) and any of their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated by this Agreement, (b) waives any claim it has or may have that S&C has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Company or any of its Subsidiaries prior to the Closing and (c) agrees that, in the event that a dispute arises between Parent and/or the Company or any of its Subsidiaries (after the Closing) or any of their respective Affiliates on the one hand, and any Former Holder, and the Company and/or their respective Affiliates (prior to the Closing) on the other hand, S&C may represent any Former Holder, and the Company (prior to the Closing) and any of their respective and/or their respective Affiliates in such dispute even though the interests of any Former Holder, and the Company (prior to the Closing) and any of their respective and their respective Affiliates may be directly adverse to Parent or the Company or any of its Subsidiaries (after the Closing) or any of their respective Affiliates and notwithstanding that S&C may have represented the Company or any Subsidiary of the Company in a matter substantially related to such dispute.

(b) Parent further agrees that, as to all communications among S&C, the Company, any Subsidiary of the Company, any Former Holder or any of their respective Affiliates and Representatives prior to the Closing in connection with the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence attaching as a result of S&C’s representation of the Company, any Subsidiary of the Company, any Former Holder or any of their respective Affiliates and Representatives related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect, and belong, to the extent such privilege exists, to the individuals that comprised the Board of Directors of the Company prior to Closing (the “Former Board”) and may be controlled by the Former Board, and will not, with respect to such privileged communications, pass to or be claimed by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between any of the Company or its Subsidiaries and S&C in connection with the transactions contemplated hereby are hereby assigned and transferred to the Former Board, (ii) except as required or compelled by applicable Law or any Governmental Entity and as set forth in Section 9.16(c), (A) the Company and its Subsidiaries hereby release all of its rights and interests to and in such communications and related materials and (B) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 9.16. Parent and the Company each hereby acknowledge that each of them have had the opportunity to consult with counsel with respect to the matters set forth in this Section 9.16.

(c) Notwithstanding Section 9.16(b), in the event that a dispute arises between Parent, the Company or any Subsidiary of the Company, on the one hand, and a third party or any Governmental Entity on the other hand, after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with S&C; provided, that notwithstanding the assertion of such attorney-client privilege, in the event that Parent or any of its Subsidiaries (x) are legally compelled, pursuant to a subpoena, court order or civil investigative demand or other demand or process of a Governmental Entity or (y) determines based on the advice of outside counsel that it is required to by applicable Law or stock exchange rules to disclose any privileged communications or materials which are the subject of this Section 9.16 (each, a “Disclosure Requirement”), Parent and its Subsidiaries may disclose such privileged communications, and will use their respective reasonable best efforts to seek an appropriate protective order or other remedy and consult with the Former Board with respect to taking steps to resist or narrow the scope of such request or legal process and the Former Board shall provide such cooperation as Parent or its Subsidiaries shall request at the Former Board’s sole cost and expense. In any such event, Parent and its Subsidiaries will furnish only that portion of the privileged communications and materials that are the subject of this Section 9.16 which Parent is advised by counsel are legally required to be disclosed pursuant to a Disclosure Requirement.

(d) This Section 9.16 is for the benefit of the Former Board and such Persons are intended third-party beneficiaries of this Section 9.16. This Section 9.16 shall be irrevocable, and no term of this Section 9.16 may be amended, waived or modified, without the prior written consent of the Former Board.

Section 9.17 Debt Financing Sources. The Company and its Affiliates acknowledge and agree that (a) each Debt Financing Source will act as an independent contractor for the Parent and no fiduciary, advisory or agency relationship between the Debt Financing Sources, on the one hand, and the Parent or the Company, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Agreement and the Debt Financing, irrespective of whether the Debt Financing Sources have advised or are advising the Parent or the Company on other matters, (b) each Debt Financing Source is acting solely as a principal and not as an agent of the Parent under the Debt Commitment Letter and the Debt Financing Sources, on the one hand, and the Parent, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do Parent or the Company rely on, any fiduciary duty on the part of the Debt Financing Sources, (c) the Parent and the Company are capable of evaluating and understanding, and Parent and the Company understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the Debt Financing, (d) Parent and the Company have been advised that the Debt Financing Sources are engaged in a broad range of transactions that may involve interests that differ from the Parent’s or the Company’s interests and that the Debt Financing Sources do not have any obligation to disclose such interests and transactions to the Parent or the Company by virtue of any fiduciary, advisory or agency relationship and (e) the Company and its Affiliates waive, to the fullest extent permitted by law, any claims the Company and its Affiliates may have against the Debt Financing Sources for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Debt Financing Sources shall not have any liability (whether direct or indirect) to the Company and its Affiliates in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including the Company’s stockholders, employees or creditors. The Company and its Affiliates further acknowledge and agree that the Debt Commitment Letter is not intended to confer any benefits upon, or create any rights in favor of, any person (including the Company) other than the parties thereto.

ARTICLE X

DEFINITIONS

Section 10.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

“Accounting Firm” has the meaning set forth in Section 8.1(b).

“Action” has the meaning set forth in Section 5.9(b).

“Adjustment Amount” has the meaning set forth in Section 8.1(d).

“Adjustment Measurement Date” has the meaning set forth in Section 8.1(e).

“Adjustment Statement” has the meaning set forth in Section 8.1(b).

“Adjustment Trigger Date” has the meaning set forth in Section 5.22(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

“Aggregate Closing Merger Consideration” shall mean (i) an amount in cash equal to (A) the Equity Award Carveout Amount plus (B) the cash actually received by the Company in respect of any exercises of Company Stock Options between the date hereof and Closing minus (C) the aggregate amount actually paid to former holders of Company RSUs in respect of the Dividend Equivalents described in Section 2.3(b) hereof that have vested after payment of Recapitalization Dividend and prior to the Closing (but not including Dividend Equivalents paid on Company RSUs that vest as of the Effective Time); (ii) the Note Consideration; and (iii) the Share Consideration. For the avoidance of doubt, the Dividend Equivalents payable on Company RSUs that vest at the Effective Time shall be included in the Aggregate Closing Merger Consideration.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any (i) any merger, consolidation, reorganization, business combination or other similar transaction involving the Company (or any of its Subsidiaries) which would result in any Person beneficially owning 25% or more of the outstanding equity interests of the Company or any successor thereto or parent entity thereof; (ii) any sale, lease, license, exchange, transfer, other disposition or joint venture of assets (including equity interests in Subsidiaries) or businesses that constitute or represent 25% or more of the net revenues, net income, cash flows or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 25% or more of any class of equity interests, or securities or other interests convertible into or exchangeable for equity interests of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons becoming the beneficial owner of 25% or more of any class of equity interests of the Company or (v) any combination of the foregoing, in the case of any of clauses (i) through (iv), whether in one transaction or a series or related transactions and whether directly or indirectly, other than any transaction with Parent, Merger Sub or any of their respective Affiliates.

“Anti-Corruption Laws” has the meaning set forth in Section 3.7(d).

“Asset Financing Side Letter” has the meaning set forth in the Recitals.

“Base Amount” has the meaning set forth in Section 5.9(c).

“Benefit Plan” means each plan, program, policy, agreement or arrangement providing for compensation, retirement, severance, deferred compensation, fringe, equity or equity-based compensation, medical, disability, welfare, bonus, retention, change in control or incentive benefits or any other benefits or compensation of any kind, in each case whether written or unwritten, funded or unfunded, and including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed.

“Cash Consideration” means (i) $250,000,000 plus (ii) the cash actually received by the Company in respect of any exercises of Company Stock Options between the date hereof and Closing Date.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Recommendation” has the meaning set forth in Section 5.4(h)(i).

“Change of Recommendation Notice” has the meaning set forth in Section 5.4(d)(ii).

“Chosen Courts” has the meaning set forth in Section 9.4.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code and Part VI of Subtitle B of Title I of ERISA, and the regulations issued thereunder.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commerce” has the meaning set forth in Section 3.7(h).

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.3(b).

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Disclosure Schedule” has the meaning set forth in the introduction to Article III.

“Company Fundamental Representations” means each of the representations and warranties of the Company in Section 3.1 (Qualification, Organization, Etc.), Section 3.2 (Capital Stock), Section 3.3 (Corporate Authority Relative to this Agreement; No Violation) with respect to subsection (a) only, Section 3.10 (Absence of Certain Changes or Events) with respect to subsection (a)(ii) only, Section 3.17 (Opinion of Financial Advisor), Section 3.19 (Finders or Brokers), Section 3.20 (Interested Party Transactions) and Section 3.21 (Required Vote).

“Company Indebtedness Contract” has this meaning set forth in Section 3.18(a)(iii).

“Company Intellectual Property” means all Intellectual Property used by the Company and its Subsidiaries in their respective businesses as currently conducted.

“Company IT Systems” has the meaning set forth in Section 3.15(c).

“Company Leased Real Property” has the meaning set forth in Section 3.16(b).

“Company Material Adverse Effect” means a fact, condition, occurrence, circumstance, event, change, development or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but for purposes of this clause (a) below shall not include events or effects resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries, changes in paper pricing or commodity pricing, (iii) any acts of terrorism or war, (iv) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (v) changes in GAAP or the interpretation thereof, (vi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); or (vii) any adverse change attributable to the announcement or consummation of this Agreement or the transactions contemplated hereby, including any adverse change in, or loss of, any customer, distributor, supplier, licensor, employee or similar relationships, including as a result of the identity of Parent; provided that, with respect to clauses (i) through (v), such facts, circumstances, events, changes or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate, or (b) prevents or would reasonably be expected to prevent the Company’s ability to perform its obligations under this Agreement and consummate the Merger in accordance with the terms hereof.

“Company Material Contracts” has the meaning set forth in Section 3.18(a).

“Company Organizational Documents” means the certificate of incorporation and bylaws or equivalent formation and organizational documents of the Company and its Subsidiaries.

“Company Owned Real Property” has the meaning set forth in Section 3.16(a).

“Company Parties” means the Company and its Affiliates and their respective stockholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns.

“Company Payments” has the meaning set forth in Section 8.1(e).

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Real Property Leases” has the meaning set forth in Section 3.16(b).

“Company Recapitalization Solvency Opinion” means a written opinion with respect to certain solvency matters (as set forth in the engagement letter with the Company as in effect on the date of this Agreement) relating to the Company, immediately after giving pro forma effect to the transactions contemplated by the Recapitalization Dividend.

“Company Recommendation” has the meaning set forth in Section 3.3(a).

“Company RSU” has the meaning set forth in Section 2.3(b).

“Company SEC Documents” means (i) the Company’s registration statement on Form 10, as amended, and (ii) all other forms, statements, reports and documents filed or furnished since July 30, 2013, and prior to the date of this Agreement, including any amendments thereto.

“Company Share Statement” has the meaning set forth in Section 5.19(a).

“Company Stock Option” has the meaning set forth in Section 2.3(a).

“Company Stock Plans” means the NewPage Holdings Inc. 2012 Long-Term Incentive Plan.

“Company Stockholders Agreement” means that certain Stockholders Agreement, dated as of December 21, 2012, by and among the Company and each of the Stockholders party thereto, as amended or modified in accordance with its terms.

“Company Stockholder Approval” means the written consent of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger and the other transactions contemplated hereby, pursuant to the Company Organizational Documents and applicable Law.

“Company Stockholders Meeting” has the meaning set forth in Section 5.5(d).

“Compliant” means, with respect to the Required Information, that such Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature), taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances.

“Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

“Consent Solicitations” has the meaning set forth in Section 5.14(a).

“Continuation Period” has the meaning set forth in Section 5.17(a).

“Continuing Employees” has the meaning set forth in Section 5.17(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, concession, franchise, license, or other legally binding commitment, arrangement or undertaking, in each case whether written or oral.

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Cooperation Agreement” has the meaning set forth in Section 2.2(b)(i).

“Covered Party” means any (i) official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of: (A) any Governmental Entity; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any Governmental Entity, public international organization or any department or agency thereof or (ii) any political party or party official or candidate for political office.

“Customs & International Trade Laws” has the meaning set forth in Section 3.7(h).

“Debt Commitment Letters” has the meaning set forth in Section 4.8(a).

“Debt Financing” means, as applicable, (A) the provision by the Lenders of the amounts set forth in the Debt Commitment Letters which shall be sufficient to pay the Repayment Amount and the Recapitalization Dividend and (B) the replacement (on or before the Closing Date) of the NewPage ABL Loan in an aggregate committed principal amount not to exceed the aggregate committed principal amount of the NewPage ABL Loan as in effect on the date of this Agreement (and, without limitation, the use of the proceeds therefrom to repay all amounts owed under such loans or facilities).

“Debt Financing Sources” means the Lenders and their Affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing; provided that none of Parent, Merger Sub, Apollo Global Management, LLC nor any of their respective Affiliates shall be deemed Debt Financing Sources for purposes of this Agreement.

“Default” has the meaning set forth in Section 5.2(b).

“Definitive Debt Financing Documents” means definitive agreements related to the Debt Financing.

“DGCL” has the meaning set forth in Section 1.1.

“Director Side Letter” has the meaning set forth in the Recitals.

“Disclosure Requirement” has the meaning set forth in Section 9.16(c).

“Dissenting Shares” has the meaning set forth in Section 2.1(e).

“Dividend Equivalent” has the meaning set forth in Section 2.3(b).

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” means any Law, Order or any binding agreement issued or entered by or with any Governmental Entity concerning worker health and safety and public health and safety as they each relate to exposure to any Hazardous Materials, pollution, or the protection of the environment as in effect on or prior to the date of this Agreement.

“Equity Award Carveout Amount” shall mean an amount reasonably determined by the Board of Directors of the Company which shall not be less than the sum of (i) the RSU Carveout Amount and (ii) the Option Carveout Amount.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any Person or trade or business (whether or not incorporated) which is or could be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.4.

“Event of Default” has the meaning set forth in Section 5.2(b).

“Exchange Act” has the meaning set forth in Section 3.3(b).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Offers” has the meaning set forth in Section 5.14(a).

“Exchange Offer Documents” has the meaning set forth in Section 5.14(a).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Existing Credit Agreement Amendments” has the meaning set forth in Section 4.8(a).

“Existing Lenders” has the meaning set forth in Section 4.8(a).

“Existing Verso First Lien Notes” means those 11.75% Senior Secured Notes due 2019 issued pursuant to that certain Indenture dated as of March 21, 2012, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust, National Association, as Trustee.

“Expiration Date” has the meaning set forth in Section 5.12(a).

“Extension Notice” has the meaning set forth in Section 5.20(d).

“FCPA” has the meaning set forth in Section 3.7(d).

“Fee Letters” has the meaning set forth in Section 4.8(a).

“Form S-4” has the meaning set forth in Section 3.12.

“Former Board” has the meaning set forth in Section 9.16(b).

“Former Holder” has the meaning set forth in Section 2.2(a).

“GAAP” means generally accepted accounting principles in the United States.

“government official” has the meaning set forth in Section 3.7(f).

“Governmental Entity” means any United States or foreign governmental or regulatory agency, commission, court, body, authority or other legislative, judicial or executive entity.

“Hazardous Materials” means any substance, waste, or material which is regulated by or may give rise to standards of conduct or liability pursuant to Environmental Laws, including petroleum compounds, asbestos and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (b) obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities; (d) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items, whether through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss; (e) all obligations for the deferred purchase price of property or services (including any “earn-outs”) with respect to which such Person or any of its Subsidiaries is liable, contingent or otherwise, as obligor or otherwise, (f) all obligations of such Person and its Subsidiaries as lessee or lessees under leases that are required to be recorded as capital leases in accordance with GAAP, (g) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which such Person or any of its Subsidiaries is party, and (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing, including with respect to the Company and its Subsidiaries, the principal, interest and fees owing under the NewPage Existing Debt.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Indentures” has the meaning set forth in Section 5.14(a).

“Initial MD Solvency Opinion” has the meaning set forth in Section 6.1(m).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) registered and unregistered copyrights and copyrightable works (including software); (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, and extensions thereof; (iv) trade secrets and confidential business information (including, to the extent such items qualify as trade secrets under applicable Law, research and development, know-how, data, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications); and (v) any other intellectual property or proprietary rights.

“Interested Party Transaction” has the meaning set forth in Section 3.20.

“Intervening Event” has the meaning set forth in Section 5.4(h)(iii).

“In-the-Money Options” means the Company Stock Options that are listed as Tranche 1 Options as set forth on Schedule 3.2(c) to the Company Disclosure Schedule (which are all the Company Stock Options with a strike price of $108.72 as of the date hereof), provided that to the extent the aggregate value of the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and the Share Consideration (valued at Parent Trading Price) at Closing exceeds $1.2 billion, if reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, then the In-the-Money Options shall mean all outstanding Company Stock Options.

“knowledge” means (i) with respect to Parent, the actual knowledge following due inquiry of the individuals listed in Section 10.1A of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge following due inquiry of the individuals listed on Section 10.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, code, ordinance or agency requirement of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that are material to the business of the Company and its Subsidiaries, taken as a whole.

“Leases” means all leases, subleases licenses concessions or other agreements (written or oral) pursuant to which a party holds any Leased Real Property.

“Lenders” has the meaning set forth in Section 4.8(a).

“Lien” has the meaning set forth in Section 3.3(c).

“Lock-Up Side Letter” has the meaning set forth in the Recitals.

“Main Representative” means any of Sullivan and Cromwell LLP, the Persons identified in Section 3.19 and the Persons identified in Section 3.19 of the Company Disclosure Schedule.

“Marketing Period” means, with respect to a facility comprising part of the Debt Financing, the first period of twenty (20) consecutive Business Days after the date hereof throughout and at the end of which Parent shall have (and the lenders providing such facility shall have) access to the Required Information; provided, that (i) such period may only commence on or after January 13, 2014, (ii) such period shall not include any day from and including May 24, 2014 through and including May 26, 2014, June 28, 2014 through and including July 6,

2014, and (iii) such period shall end on or prior to August 15, 2014 or commence after September 2, 2014. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive Business Day period described above if the facility is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or, to the Company’s knowledge, any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced, or informed Parent, that it has concluded no such restatement is required, (B) the applicable independent accountants of the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of the Company for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to Parent, (C) the financial statements included in the Required Information that are available to Parent on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case, the Marketing Period shall not be deemed to commence unless and until, at the earliest, receipt by Parent of updated Required Information that would be required under of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period or (D) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant. For the avoidance of doubt, the Marketing Period shall not be deemed to begin prior to January 13, 2014.

“Material Benefits Contract” has the meaning set forth in Section 3.9(a).

“Maximum Liability Amount” has the meaning set forth in Section 7.3(e).

“MD Bring-Down Solvency Opinion” has the meaning set forth in Section 6.1(n).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Monthly Percentage Increase” has the meaning set forth in Section 5.22(a).

“New Indenture” has the meaning set forth in Section 5.12(f).

“NewPage ABL Loan” means the Indebtedness evidenced by that certain Credit Agreement (including any fees payable in respect thereof), dated as of December 21, 2012, among NewPage Corporation, NewPage Investment Company LLC, the Subsidiaries party thereto, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and each of the other parties thereto, as may be amended, restated or supplemented from time to time.

“NewPage Existing Debt” means the NewPage ABL Loan and the NewPage Term Loan.

“NewPage Term Loan” means the Indebtedness evidenced by that certain Credit and Guaranty Agreement, dated as of December 21, 2012, among NewPage Corporation, NewPage Investment Company LLC, the Subsidiaries party thereto, Goldman Sachs Lending Partners LLC, Barclays Bank PLC, J.P. Morgan Securities LLC and each of the other parties thereto, as may be amended, restated or supplemented from time to time.

“New NewPage ABL Facility” has the meaning set forth in Section 4.8(a).

“New NewPage Term Loan Facility” has the meaning set forth in Section 4.8(a).

“New NewPage Term Loan Facility Closing Date” means, with respect to the New NewPage Term Loan Facility only, the date on which definitive agreements related to the New NewPage Term Loan Facility contemplated by the Debt Commitment Letters are entered into, which date shall be the Pre-Closing Funding Date, if the Company elects to pay the Recapitalization Dividend in accordance with Section 5.20.

“New Plans” has the meaning set forth in Section 5.17(b).

“Non-Recourse Person(s)” has the meaning set forth in Section 7.3(c).

“Non-Required Remedy” has the meaning set forth in Section 5.6(c).

“Note Consideration” means (i) $650,000,000 in face value of Verso First Lien Notes, minus (ii) the Adjustment Amount (if any).

“Notice Period” has the meaning set forth in Section 5.4(d)(ii).

“NYSE” means the New York Stock Exchange.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning set forth in Section 3.7(h).

“Offering Documents” means customary offering and syndication documents and materials, including prospectuses, private placement memoranda, offering circulars, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, required in connection with the Debt Financing, and providing reasonable and customary authorization letters to the Lenders authorizing the distribution of information to prospective lenders and containing customary information.

“Option Carveout Amount” means an amount equal to $3,000,000.

“Option Cash Consideration” has the meaning set forth in Section 2.3(a).

“Option Cash Consideration Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Per Share Closing Cash Consideration by (ii) the Per Share Aggregate Consideration.

“Option Note Consideration” has the meaning set forth in Section 2.3(a).

“Option Note Consideration Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Per Share Closing Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) by (ii) the Per Share Aggregate Consideration.

“Option Share Consideration” has the meaning set forth in Section 2.3(a).

“Option Share Consideration Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Per

Share Closing Share Consideration (valued at the Parent Trading Price) by (ii) the Per Share Aggregate Consideration.

“Option Spread Value” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, with respect to each In-the-Money Option, an amount equal to (i) the Per Share Aggregate Consideration, minus (ii) the aggregate exercise price of such In-the-Money Option, determined without regard to any reduction in exercise price in respect of the Recapitalization Dividend contemplated by Section 2.3(a).

“Option Withholding Amount” means all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment or issuance of any consideration payable with respect to an In-the-Money Option.

“Optionholder Acknowledgement” has the meaning set forth in Section 2.3(a).

“Order” means any writ, judgment, decree, injunction, decision, order, determination or award issued, or otherwise put into effect by or under the authority of any Governmental Entity.

“Other Representative” means all of the Company’s and its Subsidiaries’ Representatives other than the Main Representatives.

“Out-of-the-Money Options” means Company Stock Options that are not In-the-Money Options.

“Owned Real Property” means all land, together with all buildings, structures improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliate Side Letter” has the meaning set forth in the Recitals.

“Parent Approvals” has the meaning set forth in Section 4.3(b).

“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedules” has the meaning set forth in Article IV.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 4.1 (Qualification, Organization, Subsidiaries, Etc.), Section 4.2 (Capital Stock), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation) (with respect to subsection (a) only) and Section 4.12 (Finders or Brokers).

“Parent Indebtedness Contract” has the meaning set forth in Section 4.11(a)(i).

“Parent Material Adverse Effect” means a fact, condition, occurrence, circumstance, event, change, development or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, but for purposes of this clause (a) below shall not include events or effects resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which Parent and its Subsidiaries operate, including general changes in Law or regulation across such industries, changes in paper pricing or commodity pricing, (iii) any acts of terrorism or war, (iv) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (v) changes in GAAP or the interpretation thereof, or (vi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Parent Material Adverse Effect); or (vii) any adverse change attributable to the announcement or consummation of this Agreement or the transactions contemplated hereby, including any adverse change in, or loss of, any customer, distributor, supplier, licensor, employee or similar relationships, including as a result of the identity of the Company; provided that, with respect to clauses (i) through (v), such facts, circumstances, events, changes or effects shall be taken into account to the extent they disproportionately adversely affect Parent and its Subsidiaries taken as a whole, compared to other companies operating in the industries in which Parent and its Subsidiaries operate, or (b) prevents or would reasonably be expected to prevent Parent’s ability to perform its obligations under this Agreement and consummate the Merger in accordance with the terms hereof.

“Parent Material Contracts” has the meaning set forth in Section 4.11(a).

“Parent Option” has the meaning set forth in Section 4.2(a).

“Parent Organizational Documents” means the certificate of incorporation and bylaws or equivalent formation and organizational documents of Parent and its Subsidiaries.

“Parent Parties” means Parent and its Affiliates and their respective members, stockholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent SEC Documents” means the forms, statements, reports and documents filed or furnished since January 1, 2012, and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto.

“Parent Share Statement” has the meaning set forth in Section 5.19(b).

“Parent Stock Plan” has the meaning set forth in Section 4.2(a)

“Parent Stockholder Approval” means the affirmative vote in favor of the issuance by Parent of the Share Consideration as contemplated by this Agreement by a majority of the shares of Parent Common Stock present in person or represented by proxy at a meeting of the holders of Parent Common Stock and entitled to vote thereon in accordance with the Parent Organizational Documents and applicable Law.

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Parent Trading Price” means the volume-weighted average price per share of Parent Common Stock for the ten (10) consecutive trading days ending on the second-to-last full trading day prior to the Closing Date.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” has the meaning set forth in Section 3.3(c).

“Per Share Aggregate Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the quotient of (A) the sum of (i) the Cash Consideration, (ii) the aggregate per share exercise prices for all In-the-Money Options outstanding as of the Closing Date, determined without regard to any reduction in exercise price in respect of the Recapitalization Dividend contemplated by Section 2.3(a), (iii) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (iv) the Share Consideration (valued at the Parent Trading Price) divided by (B) the sum of (i) all the Shares, plus (ii) all shares of Company Common Stock issuable upon the exercise of In-the-Money Options, plus (iii) all shares of Company Common Stock underlying Company RSUs.

“Per Share Closing Cash Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the difference between the Per Share Total Cash Consideration minus the Per Share Recapitalization Dividend.

“Per Share Closing Note Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (a) Per Share Aggregate Consideration times (b) the Total Note Percentage.

“Per Share Closing Share Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (a) Per Share Aggregate Consideration times (b) the Total Share Percentage.

“Per Share Recapitalization Dividend” means an amount equal to the actual cash dividend declared by the Company on one Share in connection with the Recapitalization Dividend, For the avoidance of doubt, the Per Share Recapitalization Dividend shall equal the quotient, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, of (i) the Recapitalization Dividend divided by (ii) (A) the number of shares of Company Common Stock outstanding on the record date of the Recapitalization Dividend plus (B) all shares of Company Common Stock underlying Company RSUs.

“Per Share Total Cash Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (a) Per Share Aggregate Consideration times (b) Total Cash Percentage.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Plan” means the Debtors’ Modified Fourth Amended Joint Chapter 11 Plan confirmed by, and attached as Exhibit A to the, Confirmation Order, including all exhibits, attachments, annexes, and supplements attached and related thereto, whether or not filed contemporaneously therewith.

“Pre-Closing Funding Date” has the meaning set forth in Section 5.20(b).

“Pre-Closing Funding Notice” has the meaning set forth in Section 5.20(b).

“Principal Stockholders” has the meaning set forth in the Recitals.

“Prospectus/Information Statement” has the meaning set forth in Section 5.5(a).

“Prospectus/Proxy Statement” has the meaning set forth in Section 5.5(a).

“Proxy Statement” has the meaning set forth in Section 3.12.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a)(i).

“Real Property Laws” has the meaning set forth in Section 3.16(d).

“Recapitalization Dividend” has the meaning set forth in Section 5.20(c).

“Recapitalization Option Cash Consideration” has the meaning set forth in Section 2.3(a).

“Recapitalization Option Note Consideration” has the meaning set forth in Section 2.3(a).

“Recapitalization Option Share Consideration” has the meaning set forth in Section 2.3(a).

“Relative Option Pro Rata Basis” means a method of reduction such that the relative values of the Option Cash Consideration to the Option Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) to the Option Share Consideration (valued at the Parent Trading Price) payable in respect of an In-the-Money Option are substantially equal both before and after such reduction.

“Relative Recapitalization Option Pro Rata Basis” means a method of reduction such that the relative values of the Recapitalization Option Cash Consideration to the Recapitalization Option Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) to the Recapitalization Option Share Consideration (valued at the Parent Trading Price) payable in respect of an In-the-Money Option are substantially equal both before and after such reduction.

“Relative RSU Pro Rata Basis” means a method of reduction such that the relative values of the Per Share Closing Cash Consideration to the Per Share Closing Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) to the Per Share Closing Share Consideration (valued at the Parent Trading Price) payable in respect of a Company RSU are substantially equal both before and after such reduction.

“Repayment Amount” means all amounts owed under and in connection with the termination of the NewPage Term Loan as of the Pre-Closing Funding Date.

“Representatives” has the meaning set forth in Section 5.3(a).

“Required Information” means (i) all customary financial and other information of the Company and its Subsidiaries that is required under the Debt Commitment Letters (as in effect on the date of this Agreement) or as reasonably required in an offering memorandum in connection with the Debt Financing and the Exchange Offers (and as reasonably requested by Parent), including financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act (including any financial statements required by Regulation S-X Rule 3-10 but not any financial statements required by Rule 3-16), and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and customarily in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act or in Exchange Offers, to consummate the offerings or placements of, or Exchange Offers in respect of, any debt securities, in each case assuming that such syndication of credit facilities and offering(s) or Exchange Offers of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made, (ii) such other financial or other information as otherwise reasonably required in connection with the Debt Financing or Exchange Offers or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants (which “comfort” letters such accountants shall have confirmed they are prepared to issue at the times contemplated by the terms of the Debt Financing and the Exchange Offers subject to the completion by such accountants of customary procedures relating thereto), in connection with the Debt Financing and the Exchange Offers and (iii) that all of the foregoing Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature) shall be Compliant; provided that in no event shall “Required

Information” include pro forma financial statements or information, it being understood, however, that Parent shall be entitled to such information as shall be reasonably required in respect of the Company and its Subsidiaries such that Parent shall be able to prepare pro forma financial statements and other information using the Required Information.

“RSU Award Agreement” has the meaning set forth in Section 2.3(b).

“RSU Carveout Amount” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (i) the number of Company RSUs outstanding as of the record date of the Recapitalization Dividend multiplied by (ii) Per Share Recapitalization Dividend.

“RSU Withholding Amount” means all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment or issuance of any consideration payable with respect to Company RSUs.

“S&C” has the meaning set forth in Section 9.16(a).

“Scheduled Intellectual Property” has the meaning set forth in Section 3.15(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.3(b).

“Settlement Action” has the meaning set forth in Section 5.6(c).

“Share(s)” has the meaning set forth in Section 2.1(a).

“Share Consideration” means the Share Consideration Percentage, multiplied by the sum of (i) the total issued and outstanding shares of Parent Common Stock as of immediately prior to the Closing plus (ii) all Parent Options that, as of the date this Agreement are (A) vested and (B) have an exercise price that is less than the volume-weighted average price per share price of Parent Common Stock for the ten (10) consecutive trading days ending on the second-to-last full trading day prior to the date of this Agreement.

“Share Consideration Adjustment Date” has the meaning set forth in Section 5.22(a).

“Share Consideration Adjustment Trigger” means the occurrence of any one or more of the following events, but only if at the time of such occurrence, the Company is then in compliance with its obligations and covenants under this Agreement in all material respects: (i) any failure by Parent to comply with its obligations under Section 5.6(a) or Section 5.6(b) of this Agreement, or failure of Parent’s Affiliate that is a party to the Parent Affiliate Side Letter to comply with its obligations and covenants thereunder, in any material respect; (ii) any failure by Parent to agree to (or to take) a Settlement Action that would not be a Non-Required Remedy if agreeing to (or taking) such a Settlement Action would, based on the mutual agreement of the Company’s and Parent’s outside counsel, be reasonably likely to result in the satisfaction of the conditions set forth in Section 6.1(b) (to the extent that any injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction or Law referenced thereunder is directly related to the expiration of the waiting period under the HSR Act with respect to the Merger) or Section 6.1(c); it being understood that Parent’s agreeing to or taking any such Settlement Action, to the extent reasonably necessary to avoid an increase in the Share Consideration Percentage pursuant to Section 5.22 of this Agreement shall not be deemed a breach of this Agreement (including Section 5.6(d)); or (iii) any failure of any of the conditions set forth in Sections 6.1(f), 6.1(g), 6.1(i) (solely if Parent is not in compliance in all material respects with its obligations and covenants set forth in Section 5.5), 6.1(n), 6.2(b) or 6.2(c) if all of the other conditions set forth Sections 6.1 and 6.2 have then been satisfied (other than those other conditions that, by their nature, are to be satisfied by action taken at the Closing, subject to Parent confirming in good faith that it reasonably believes that such other conditions are reasonably capable of being satisfied at the Closing).

“Share Consideration Percentage” means 20%, as such percentage may be increased pursuant to Section 5.22(a); provided, that the Share Consideration Percentage shall not exceed 25%.

“Shareholder Litigation” has the meaning set forth in Section 5.15.

“Stockholder Release” has the meaning set forth in Section 2.2(b)(i).

“Side Letters” has the meaning set forth in the Recitals.

“State Department” has the meaning set forth in Section 3.7(g)(iv).

“Stockholder Approval Deadline” has the meaning set forth in Section 5.5(c).

“Subsidiaries” means any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.4(h)(ii).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.

“Tax Return” has the meaning set forth in Section 3.13(l).

“Taxes” has the meaning set forth in Section 3.13(l).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Title IV Plan” has the meaning set forth in Section 3.9(d).

“Total Cash Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Cash Consideration by (ii) the sum of (x) the Cash Consideration, (y) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (z) the Share Consideration (valued at the Parent Trading Price).

“Total Note Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) by (ii) the sum of (x) the Cash Consideration, (y) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (z) the Share Consideration (valued at the Parent Trading Price).

“Total Share Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Share Consideration (valued at the Parent Trading Price) by (ii) the sum of (x) the Cash Consideration, (y) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (z) the Share Consideration (valued at the Parent Trading Price).

“Trigger Date” has the meaning set forth in Section 5.20(a).

“Union Employees” has the meaning set forth in Section 5.17(d).

“Verso 1.5 Lien Notes” means the 11.75% Secured Notes due 2019 issued pursuant to that certain Indenture dated as of May 11, 2012, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust, National Association, as Trustee.

“Verso 8.75% Second Lien Notes” has the meaning set forth in Section 5.14(a).

“Verso ABL Facility” means the Indebtedness evidenced by that certain Credit Agreement dated as of May 4, 2012, among Verso Paper Finance Holdings LLC, Verso Paper Holdings, the Subsidiaries party thereto, the Lenders party thereto, Citibank, N.A., as Administrative Agent, and Citigroup Global Markets Inc., Barclays Bank PLC and Credit Suisse Securities (USA) LLC, as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers, as may be amended, restated or supplemented from time to time.

“Verso Cash Flow Facility” means the Indebtedness evidenced by that certain Credit Agreement dated as of May 4, 2012, among Verso Paper Finance Holdings LLC, Verso Paper Holdings, the Subsidiaries party thereto, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and Citigroup Global Markets Inc., Barclays Bank PLC and Credit Suisse Securities (USA) LLC, as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers, as may be amended, restated or supplemented from time to time.

“Verso First Lien Notes” has the meaning set forth in Section 5.12(f).

“Verso Junior Noteholder Consent” means the written consent or affirmative vote of (i) at least a majority of the holders of the Verso 8.75% Second Lien Notes and (ii) at least a majority of the holders of the Verso Senior Subordinated Notes, in each case in favor of amendments necessary for the adoption of the Agreement and the transactions contemplated by this Agreement and the Exchange Offer.

“Verso Junior Notes” has the meaning set forth in Section 5.14(a).

“Verso Paper Holdings” means Verso Paper Holdings LLC, a Delaware limited liability company and indirect, wholly owned Subsidiary of Parent.

“Verso Second Lien Notes” has the meaning set forth in Section 5.14(a).

“Verso Senior Subordinated Notes” has the meaning set forth in Section 5.14(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.14(b).

“Waterfall Schedule” has the meaning set forth in Section 2.1(a).

*            *                 *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VERSO PAPER CORP.

By:	/s/ David Paterson
Name:	David Paterson
Title:	President and Chief Executive Officer

VERSO MERGER SUB INC.

By:	/s/ David Paterson
Name:	David Paterson
Title:	President and Chief Executive Officer

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson
Name:	Mark Angelson
Title:	Chairman

ANNEX B

200 West Street | New York, New York 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 3, 2014

Board of Directors

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Ladies and Gentlemen:

Attached is our opinion letter, dated January 3, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Verso Paper Corp. (“Verso”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of NewPage Holdings Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso, Verso Merger Sub Inc., an indirect wholly owned subsidiary of Verso, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Securities and Investment Services Provided by Goldman, Sachs & Co.

200 West Street | New York, New York 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 3, 2014

Board of Directors

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Verso Paper Corp. (“Verso”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of NewPage Holdings Inc. (the “Company”) of the Per Share Closing Cash Consideration (as defined in the Agreement (as defined below)), the Per Share Closing Note Consideration (as defined in the Agreement) and the Per Share Closing Share Consideration (as defined in the Agreement), taken in the aggregate, to be paid per Share (collectively, the “Consideration”) to such holders pursuant to the Agreement and Plan of Merger, dated as of January 3, 2014 (the “Agreement”), by and among Verso, Verso Merger Sub Inc., an indirect wholly owned subsidiary of Verso, and the Company. The Consideration is subject to certain discretionary determinations to be made by the Board of Directors of the Company pursuant to Section 2.1 of the Agreement, as to which we express no opinion. The Consideration is subject to adjustments pursuant to Section 8.1 of the Agreement, as to which adjustments we express no opinion. Pursuant to Section 5.22 of the Agreement, the holders (other than Verso and its affiliates) of Shares may be paid additional consideration in certain circumstances, as to which we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Verso, any of their respective affiliates and third parties, including Apollo Global Management, LLC (“Apollo”), the indirect beneficial owner of a significant shareholder of Verso, Franklin Resources, Inc. (“Franklin”), a significant shareholder of the Company, and Oaktree Capital Management, L.P. (“Oaktree”), a significant shareholder of the Company, and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

NewPage Holdings Inc.

January 3, 2014

Page Three

to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger and bookrunner with respect to the Company’s term loan facility ($500,000,000 aggregate principal amount), entered into in December 2012, and the Company’s asset-based revolving credit facility ($350,000,000 aggregate principal amount), entered into in December 2012. We also have provided certain investment banking services to Verso and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a dealer manager for the tender offer of the 11.5% senior secured notes due 2014 of Verso Paper Holdings LLC (“Verso Holdings”), a subsidiary of Verso, in March 2012; as joint bookrunner with respect to a public offering of Verso Holding’s 11.75% senior secured notes due 2019 (aggregate principal amount $345,000,000) in March 2012; as dealer manager for an exchange offer of Verso Holding’s second priority senior secured floating rate notes due 2014 ($180,200,000 aggregate principal amount) in May 2012; as dealer manager of an exchange offer of Verso Holding’s 11.38% senior subordinated notes due 2016 ($157,500,000 aggregate principal amount) in May 2012; and as participant in Verso’s cash flow revolving facility (aggregate principal amount $50,000,000) entered into in May 2012. We have also provided certain investment banking services to Apollo and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of 23,684,211 shares of Rexnord Corp., a portfolio company of funds affiliated with Apollo, in March 2012; as financial advisor to AMC Entertainment, a former portfolio company of funds affiliated with Apollo, in connection with its sale in September 2012; as joint bookrunner with respect to the initial public offering of 29,411,764 shares of Berry Plastics Group, Inc., a portfolio company of funds affiliated with Apollo, in October 2012; as joint lead manager with respect to the initial public offering of 40,000,000 shares of Realogy Holdings Corp., a portfolio company of funds affiliated with Apollo, in October 2012; as joint bookrunner with respect to the initial public offering of 23,529,412 shares of Norwegian Cruise Line Holdings Ltd., a portfolio company of funds affiliated with Apollo, in January 2013; and as financial advisor to Metals USA Holdings Corp., a portfolio company of funds affiliated with Apollo, in connection with its sale in April 2013. We have also provided certain investment banking services to Oaktree and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as an underwriter with respect to the initial public offering of 8,840,000 shares of Oaktree Capital Group LLC, an investment advisor affiliate of Oaktree, in April 2012; as financial advisor to Cequel Communications LLC, a former portfolio company of Oaktree, in connection with its sale in November 2012; as a joint bookrunner with respect to the initial public offering of 32,857,800 shares of the Class A common stock of Taylor Morrison Inc., a portfolio company of Oaktree, in April 2013; as financial advisor to Charter Communications Inc., a portfolio company of Oaktree, with respect to the acquisition of Bresnan Broadband Holdings in July 2013; and as financial advisor to Tekni-Plex Inc., a former portfolio company of Oaktree, in connection with its sale in December 2013. We may also in the future provide investment banking services to the Company, Verso, Franklin and their respective affiliates and Apollo and Oaktree and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. (the “GS Funds”) currently own, in the aggregate, approximately 11.3% of the outstanding Shares. Eric D. Muller, a Managing Director of Goldman, Sachs & Co., is a director of the Company. In connection with the Transactions, the GS Funds have entered into, or may enter into, Amendment No. 1 to the NewPage Holdings Inc. Shareholders Agreement, a Voting Agreement (as defined in the Agreement), a Shareholder Release (as defined in the Agreement), and a Cooperation Agreement (as defined in the Agreement). Affiliates of Goldman, Sachs & Co. also may have co-invested with Apollo, Oaktree and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo or Oaktree from time to time and may do so in the future.

Board of Directors

NewPage Holdings Inc.

January 3, 2014

Page Four

In connection with this opinion, we have reviewed, among other things, the Agreement; the disclosure statement associated with the Company’s emergence from bankruptcy dated November 7, 2012; Annual Reports on Form 10-K of the Company for the years ended December 31, 2008, 2009 and 2010; the registration statement on Form 10 of the Company; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; Annual Reports on Form 10-K of Verso for the years ended December 31, 2008, 2009, 2010, 2011 and 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Verso; a summary actuarial analysis of the Company’s employee benefit plans relating to pension programs and other post-employment benefits prepared by an outside advisor to the Company (the “Employee Benefit Analysis”), a summary analysis of the Company’s net operating losses prepared by the management of the Company (the “Standalone NOL Analysis”) and a summary pro forma analysis of the expected net operating losses of the Company and Verso following the Transaction, prepared by the managements of the Company and Verso (the “Pro Forma Combined NOL Analysis”), in each case, as approved for our use by the Company; certain internal financial analyses and forecasts for the Company prepared by its management and certain analyses and forecasts for Verso pro forma for the Transaction, prepared by the managements of the Company and Verso, in each case, as approved for our use by the Company (the “Forecasts”); and certain cost savings (net of costs to achieve such savings) and operating synergies projected by the management of Verso to result from the Transaction, in each case as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company and Verso regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Verso and the strategic rationale for, and potential benefits of, the Transaction; reviewed the reported price and trading activity for shares of Verso Common Stock, Verso’s 11.75% Senior Secured Notes due 2019, Verso’s 11.75% Secured Notes due 2019 and Verso’s 8.75% Second Priority Senior Secured Notes due 2019; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies, the Standalone NOL Analysis and the Pro Forma Combined NOL Analysis have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Verso and, other than the Employee Benefit Analysis, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Verso or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Verso and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in

Board of Directors

NewPage Holdings Inc.

January 3, 2014

Page Five

connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Verso and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Verso Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Verso or the ability of the Company or Verso to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or act by written consent with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Verso and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights. (8 Del. Code § 262)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or Exchange Offer Transactions contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or Exchange Offer Transactions contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

December 28, 2013

The Board of Directors of

Verso Paper Corp.

6775 Lenox Center

Court Suite 400

Memphis, TN 38115

Members of the Board of Directors:

We understand that Verso Paper Corp. (“Verso”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with NewPage Holdings Inc. (the “Company”) and Verso Merger Sub Inc. (“Merger Sub”), pursuant to which (i) the Company will pay to the holders of the outstanding common stock of the Company a dividend in the aggregate amount of $250 million minus certain amounts in respect of dividend equivalent rights of holders of restricted stock units of the Company and adjustments to, or payments to holders of, stock options of the Company as a result of such dividend and (ii) Verso will acquire 100% of the outstanding common stock of the Company by means of a merger of Merger Sub with and into the Company (the “Merger”) in exchange for consideration (the “Consideration”) equal to $650 million in principal amount of Verso first lien notes (“Verso Notes”) plus common stock of Verso representing 20% of (x) the outstanding common stock of Verso as of immediately prior to the Merger plus (y) the number of shares of common stock of Verso into which vested in-the-money stock options of Verso may be converted as of the execution of the Agreement, subject to a share consideration adjustment (the “Share Consideration Adjustment”) of common stock of Verso representing up to an additional 5% of the common stock of Verso, calculated as set forth above, payable if the Closing occurs after August 31, 2014 under the circumstances set forth in the Agreement (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used herein and not defined have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, as of the date hereof, the Consideration to be paid by Verso in the Merger is fair, from a financial point of view, to Verso.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Verso that we deemed to be relevant;

(ii)	met with the management of Verso and the Chairman of the Board of the Company, and reviewed the financial prospects of both the Company and Verso on a stand-alone and pro forma combined basis;

(iii)	reviewed certain non-public projected financial data relating to the Company and Verso prepared and furnished to us by management of the Company and Verso, respectively;

(iv)	reviewed certain non-public historical and projected operating data relating to the Company and Verso prepared and furnished to us by management of the Company and Verso, respectively;

(v)	reviewed certain synergies projected by Verso management to result from the Transaction;

The Board of Directors of Verso Paper Corp.

December 28, 2013

(vi)	discussed the past and current operations, financial projections and current financial condition of the Company and Verso with the management of Verso (including their views on the risks and uncertainties of achieving such projections);

(vii)	compared the financial performance of the Company and Verso with those of certain publicly traded companies that we deemed relevant;

(viii)	compared the financial performance of the Company and Verso and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(ix)	reviewed the reported prices and historical trading activity of Verso’s outstanding debt securities and common stock;

(x)	considered the quoted share price for the Company’s common stock;

(xi)	reviewed a draft of the Agreement dated December 26, 2013; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data referred to above prepared by the management of Verso, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Verso as to the future financial performance of the Company and Verso and other matters covered by the projections. With respect to the projected financial data referred to above prepared by the management of the Company, at your direction, we have not given weight to those data, which are more optimistic than the comparable projected financial data for the Company prepared by the management of Verso. We have relied, at your direction, without independent verification, upon the assessments of the projected synergies referred to above. We have assumed that there have been no material changes in the Company’s or Verso’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to us. We express no view as to any projected financial data or synergies relating to the Company or Verso or the assumptions on which such projected financial data or synergies are based. For purposes of our analysis and opinion, we have assumed that the value of the Verso Notes is equal to the face value thereof, that the Verso debt exchange offer to be effected in connection with the Transaction (the “Exchange Offer”) will be consummated on terms not materially less favorable to Verso than those reflected in the projected financial data prepared by the management of Verso, that no Share Consideration Adjustment will be payable, and that all stock options of Verso are out of the money for purposes of calculating the Consideration.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or Verso or the consummation of the Transaction or materially reduce the benefits to Verso of the Transaction. We have also assumed that the

The Board of Directors of Verso Paper Corp.

December 28, 2013

executed Agreement will not differ in any material respect from the draft Agreement dated December 26, 2013 reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company or Verso, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or Verso under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to Verso, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, holders of any other securities, creditors or other constituencies of the Company or Verso, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to Verso, nor does it address the underlying business decision of Verso to engage in the Transaction or in die financing transactions to be effected in connection therewith. In addition, we express no opinion at the price at which the Company or its assets could be sold in the future. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction. We are not legal, regulatory, accounting or tax experts, are not providing any legal, regulatory, accounting or tax advice to Verso, and have assumed the accuracy and completeness of assessments by Verso and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. We will also receive a fee upon consummation of the Merger. Verso has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, Evercore Group L.L.C. and its affiliates provided financial advisory services to Verso and have received the reimbursement of expenses in connection with the rendering of these services. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. Additionally, we will serve as Dealer Manager with respect to the Exchange Offer, for which we will receive a fee. We may provide financial or other services to Verso or the Company in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Verso, the Company and/or their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

The Board of Directors of Verso Paper Corp.

December 28, 2013

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Verso in the Merger is fair, from a financial point of view, to Verso.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ David Y. Ying
David Y. Ying
Senior Managing Director

ANNEX E

EXECUTION COPY

LOCK-UP SIDE LETTER

THIS LOCK-UP SIDE LETTER (this “Agreement”) is made and entered into as of January 3, 2014, by and between Apollo Global Management, LLC (“Apollo”) and NewPage Holdings Inc. (“NewPage”), a Delaware corporation. Each capitalized term used but not otherwise defined herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger, dated as of the date hereof, by and among Verso Paper Corp., a Delaware corporation, Verso Merger Sub Inc., a Delaware corporation, and NewPage (the “Merger Agreement”).

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, each of the parties hereto hereby agrees as follows:

1. Apollo hereby acknowledges and agrees that, beginning on the date hereof and ending on the earlier of (x) termination of the Merger Agreement or (y) the Closing, (i) without the consent of NewPage, it shall not, and it shall cause its Affiliates (Apollo and each such Affiliate, a “Securityholder”) not to, (A) sell, offer to sell, purchase, offer to purchase, contract or agree to purchase or sell, hypothecate, transfer, pledge, grant any option to purchase, or otherwise purchase or dispose of or agree to purchase or dispose of, directly or indirectly, any portion of Verso First Lien Notes, Verso 1.5 Lien Notes, Verso Junior Notes, Parent Common Stock or any other debt or equity securities of Verso Paper Corp. or any of its Subsidiaries (collectively, the “Securities”), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Securities, whether any such transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), and (ii) it shall, and shall cause the other Securityholders, in each case of Apollo and the other Securityholders to the extent such Persons own Securities, to, (X) tender any and all Verso Junior Notes owned by such Securityholder in the Exchange Offers, (Y) provide consent to the transactions contemplated by the Consent Solicitations and (Z) use reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, all things necessary and advisable, in each case as requested by NewPage, in furtherance of the consummation of the Exchange Offers and Consent Solicitations.

2. Notwithstanding the provisions of paragraph 1, above, any Securityholder may transfer any or all of its Securities:

(a)	to an Affiliate of such Securityholder; or

(b)	to any partner, stockholder, or member of such Securityholder.

provided, however, that, in the case of the foregoing clauses (a) through (b), any such permitted transferee that is not an Affiliate of Apollo becomes bound by the transfer restrictions, obligation to tender, and forfeiture provisions contained herein by executing a joinder to this Agreement, a form of which is attached hereto as Annex A.

3. Following the earlier of (i) the termination of the Merger Agreement and (ii) the Closing, each Securityholder may sell Securities.

4. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

5. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

6. This Agreement shall terminate and be of no further force and effect upon the earliest of (i) the termination of the Merger Agreement and (ii) the Closing.

7. Except for specific performance, the Securityholders shall not be liable, directly or indirectly, for any losses arising out of this Agreement; provided, however, that Parent shall be liable for any willful and material breach of this Agreement by the Securityholder(s), and any award for money damages arising out of this Agreement shall not exceed under any circumstances $27,000,000 in the aggregate netted against any money damages paid by Parent for damages arising out of any other agreement that any Affiliate of Parent is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any Parent Termination Fee).

8. The provisions of Sections 9.3, 9.4, 9.5, 9.8, 9.11, 9.12 and 9.14 of the Merger Agreement shall apply, mutatis mutandis, to this Agreement, and, together with Section 7.3(e), are hereby expressly incorporated by reference with the same force and effect as if set forth herein.

9. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To the Company:

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: General Counsel

Facsimile: (937) 242-9329

with copies to (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Telecopy: (212) 558-3588

Attention: Joseph Frumkin and Melissa Sawyer

To Apollo:

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Telecopy: (212) 515-3288

Attention: Scott Kleinman and General Counsel

with copies to (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Taurie M. Zeitzer

    Joshua Kogan

Facsimile: (212) 446-6460

E-mail: taurie.zeitzer@kirkland.com

joshua.kogan@kirkland.com

* * * * *

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

APOLLO GLOBAL MANAGEMENT, LLC

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson
Name:	Mark Angelson
Title:	Chairman

Annex A

Securityholder Joinder Agreement

Pursuant to the Lock-Up Side Letter, dated as of January 3, 2014, by and among each the parties thereto (as the same may be amended or modified from time to time, the “Lock-Up Side Letter”), the undersigned hereby agrees to be bound by the terms, conditions and other provisions of the Lock-Up Side Letter,. Execution and delivery of this Securityholder Joinder Agreement by the undersigned shall also constitute execution and delivery by it of the Lock-Up Side Letter, without further action of any party.

This is the joinder referred to in the Lock-Up Side Letter. Capitalized terms used but not defined in this Securityholder Joinder Agreement shall have the meanings assigned to them in the Lock-Up Side Letter,.

This Securityholder Joinder Agreement shall be construed and enforced in accordance with and governed by the law of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. This Securityholder Joinder Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Securityholder Joinder Agreement as of the date written below.

By:
Name:
Title:
Address:

Facsimile:
Email:

Date:

ANNEX F

Execution Version

January 3, 2014

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Verso Paper Corp.

Verso Merger Sub Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Re:	Agreement and Plan of Merger by and among Verso Paper Corp. (“Parent”), Verso Merger Sub Inc. (“Merger Sub”) and NewPage Holdings Inc. (the “Company”), dated as of the date hereof (the “Merger Agreement”)

As a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, Verso Paper Investments LP and Apollo Global Management, LLC (each, only to the extent applicable to such party with respect to the relevant Apollo Filings that such party is required to file under applicable Law, the “Verso Stockholders”) hereby agree to:

(i) make the following filings, or where appropriate join the corresponding Parent filings as a co-filing party, (the “Apollo Filings”) on or prior to such date that Parent is required to make its corresponding filings in connection with the transactions contemplated by the Merger Agreement: (1) any required filings related to the approval as a takeover of a holding company under Wis. Stat. s. 196.795(3); (2) any required filings related to the approval as a reorganization of Consolidated Water Power Company, a public utility, under Wis. Stat. s. 196.79; (3) any required filings related to the approval of the Nuclear Regulatory Commission, Maryland Department of the Environment, Radiological Health Program, Minnesota Department of Health, Radioactive Materials Unit, State of Wisconsin, Department of Health Services, Radioactive Materials Program, Maine Radiation Control Program, Division of Environmental Health, Commonwealth of Kentucky, Division of Public Health Protection & Safety, Radiation Health Branch, in each case for Consent to Indirect Change of Control with respect to Radiological Materials Licenses; (4) any required filings related to the approval of the Federal Communications Commission for the transferring of control of Federal Communications Commission-issued licenses or permits under Section 310(d) of the Communications Act of 1934, as amended, 47 U.S.C. § 310(d); (5) a Notification and Report Form (with all required submissions in connection therewith) under the HSR Act; and (6) any filings that are required to be made under any competition law similar to the HSR Act in any other jurisdiction;

(ii) promptly provide responses to any Governmental Entity’s requests for additional information or documents in connection with the Apollo Filings;

(iii) subject to applicable Law and the instructions of any Governmental Entity, keep the parties to the Merger Agreement apprised of the status of the Apollo Filings, including promptly furnishing the parties to the Merger Agreement with copies of notices or other communications received by such Verso Stockholder or any Person who manages or controls a Verso Stockholder from any Governmental Entity with respect to the Apollo Filings;

(iv) permit counsel for the parties to the Merger Agreement a reasonable opportunity to review in advance, and consider in good faith the views of the parties to the Merger Agreement in connection with, any proposed written communication to any Governmental Entity in connection with the Apollo Filings;

(v) not participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Apollo Filings unless it consults with the parties to the Merger

Agreement in advance and, to the extent not prohibited by such Governmental Entity, gives the parties to the Merger Agreement or their respective outside counsel the opportunity to attend and participate;

(vi) at the reasonable request of either party to the Merger Agreement upon reasonable advance notice, cause its Representatives to participate in any meeting, discussion, hearing or deposition with or before any Governmental Entity to the extent related to the Apollo Filings; and

(vii) with respect to items (1) through (2) of the definition of Apollo Filings, if required by an applicable Wisconsin Governmental Entity, the Verso Stockholders shall directly enter into, or cause their Subsidiaries to directly enter into, as applicable, undertakings to such Wisconsin Governmental Entity that are the same as the undertakings entered into by the Company and its Affiliates to such Wisconsin Governmental Entity in connection with the Company’s acquisition of Stora Enso North America, Inc. and Consolidated Water Power Company, which undertakings are set forth in the final decision of the Public Service Commission of Wisconsin dated December 11, 2007, which decision is set forth on Exhibit A.

The obligations of each of the Verso Stockholders under this letter agreement shall expire on the earlier of (i) receipt of all required approvals from the Governmental Entities referred to in paragraph (i); (ii) the waiver by the parties to the Merger Agreement of the conditions set forth in Section 6.1(c) and Section 6.1(d) with respect to the approvals of the Governmental Entities set forth in paragraph (i) of this letter agreement; and (iii) the termination of the Merger Agreement in accordance with its terms.

The terms and provisions of Sections 9.3, 9.4, 9.5, 9.8, 9.9, 9.12, 9.13 and 9.15 of the Merger Agreement shall apply, mutatis mutandis, to this Agreement, and, together with Section 7.3(e), are hereby expressly incorporated by reference with the same force and effect as if set forth herein.

Except for specific performance, the Verso Stockholders shall not be liable, directly or indirectly, for any losses arising out of this Agreement; provided, however, that Parent shall be liable for any willful and material breach of this letter agreement by the Verso Stockholders, and any award for money damages arising out of this letter agreement shall not exceed under any circumstances $27,000,000 in the aggregate netted against any money damages paid by Parent for damages arising out of any other agreement that any Affiliate of Parent is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any Parent Termination Fee).

Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Signatures are on the following pages.

VERSO PAPER INVESTMENTS LP

By:	Verso Paper Investments Management LLC
Its:	General Partner

By:	/s/ Scott Kleinman

Name:	Scott Kleinman
Title:	President

APOLLO GLOBAL MANAGEMENT, LLC

By:	/s/ Laurie Medley

Name:	Laurie Medley
Title:	Vice President

ACCEPTED AND AGREED TO:

VERSO PAPER CORP.

By:	/s/ David Paterson

Name:	David Paterson
Title:	President and Chief Executive Officer

VERSO MERGER SUB INC.

By:	/s/ David Paterson

Name:	David Paterson
Title:	President and Chief Executive Officer

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson

Name:	Mark Angelson
Title:	Chairman

Exhibit A

See attached.

ANNEX G

Execution Copy

January 3, 2014

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Verso Paper Corp.

Verso Merger Sub Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Re:	Agreement and Plan of Merger by and among Verso Paper Corp. (“Parent”), Verso Merger Sub Inc. (“Merger Sub”) and NewPage Holdings Inc. (the “Company”), dated as of January 3, 2014 (the “Merger Agreement”)

Ladies and Gentlemen:

As a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, Parent shall, prior to the Effective Time, extend an offer to one (1) member of the Board of Directors of the Company who is willing to serve and who has prior senior executive-level experience in the pulp, paper and packaging manufacturing industries to serve on Parent’s Board of Directors for at least one full three-year term after the Effective Time. Promptly after the Effective Time, if such individual agrees to serve as a director of Parent and meets the criteria set forth in Parent’s Corporate Governance and Nominating Committee Charter, Parent shall use its reasonable best efforts to cause such individual to be appointed to Parent’s Board of Directors and, subject to fiduciary obligations under applicable law, Parent shall use its reasonable best efforts to cause such individual to be elected as a director of Parent at the first annual meeting of stockholders of Parent with a proxy mailing date after the Effective Time.

The obligations of Parent under this letter agreement shall expire upon the termination of the Merger Agreement in accordance with its terms.

The terms and provisions of Section 9.4 and Section 9.5(a) of the Merger Agreement are hereby expressly incorporated by reference with the same force and effect as if set forth herein. Except for specific performance, Parent shall have no liability hereunder for breach of this letter agreement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Signatures are on the following page.

G-1

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

VERSO PAPER CORP.

By:	/s/ David Paterson

Name: Title:	David Paterson President and Chief Executive Officer

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson

Name: Title:	Mark Angelson Chairman

G-2

ANNEX H

FORM OF COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of                     , by and among Verso Paper Corp., a Delaware corporation (“Parent”), and each of the entities or individuals that has executed an instrument signifying its agreement to be bound by the terms and conditions of this Agreement (each such entity and individual, a “Noteholder”) substantially in the form of Annex A hereto (the “Joinder”) on or after the date hereof. Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger, dated as of January 3, 2014, by and among Parent, Verso Merger Sub Inc., a Delaware corporation, and NewPage Holdings Inc., a Delaware corporation (the “Merger Agreement”).

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, each of the parties hereto hereby agrees as follows:

1. During the period beginning on the Closing Date and ending on the date that is twenty four (24) months following the Closing Date (the “Demand Rights Period”), upon the request of Noteholders holding at least 20% of the aggregate principal amount of Verso First Lien Notes constituting Note Consideration (a “Noteholder Demand”), Parent shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Subsidiaries, directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives to use reasonable best efforts to provide, in connection with the sale of the Verso First Lien Notes constituting Note Consideration, all reasonable cooperation requested by such Noteholders, including participating in a reasonable and customary number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with prospective investors, making available for inspection all pertinent financial and other records, pertinent corporate documents and properties of Parent, and providing all information reasonably requested by any selling Noteholders or underwriters or initial purchasers (or any of their respective attorneys, accountants or consultants) in connection with an offering under this Section 1 (provided that the foregoing is subject in all respects to the recipients of any such information executing a customary confidentiality agreement in form and substance reasonably satisfactory to Parent), and will, as expeditiously as possible, use its reasonable best efforts to facilitate the offering, in compliance with applicable laws, of Verso First Lien Notes constituting Note Consideration in one or more transactions, which may be exempt from the registration requirements of the Securities Act or registered under the Securities Act, at the reasonable discretion of Parent after consultation with Noteholders holding at least 20% of the aggregate principal amount of Verso First Lien Notes constituting Note Consideration, including the entry by Parent into registration rights agreements (if applicable), purchase agreements and other agreements and the obtaining of opinions, comfort letters and other closing documents, in each case consistent with Parent’s past practices in connection with prior offerings of debt securities of Parent, including, for the avoidance of doubt, indemnification provisions in favor of selling Noteholders in connection with any such marketed offering on the same basis as granted to the initial purchasers or underwriters in such offering; provided, however, that Parent shall not be required to comply with more than one Noteholder Demand in any six-month period or more than four Noteholder Demands in total during the Demand Rights Period. Upon receipt of a Noteholder Demand, Parent will promptly give written notice of such Noteholder Demand to all other Noteholders, who shall be entitled to participate (on a pro rata basis in accordance with the aggregate principal amount of Verso First Lien Notes constituting Note Consideration owned by such Noteholders) in the offering that is subject to such Noteholder Demand, provided such Noteholders so request in writing to Parent within ten (10) days following the delivery of such notice. Each Noteholder participating in any offering shall be required to deliver all information and documents reasonably requested by Parent or the underwriters or initial purchasers to facilitate the offering. Any Verso First Lien Notes constituting Note Consideration requested to be included in such Noteholder Demand shall be included in such offering; provided, however, that if, in the judgment of the managing underwriter(s) or initial purchaser(s) of the offering, all such Verso First Lien Notes constituting Note

Consideration requested to be included cannot be so included, the Verso First Lien Notes constituting Note Consideration of each Noteholder delivering a Noteholder Demand or requesting to participate will be included in such offering, as nearly as practicable, pro rata in accordance with the aggregate principal amount of Verso First Lien Notes constituting Note Consideration owned by such Noteholder. Noteholders holding at least 20% of the aggregate principal amount of Verso First Lien Notes constituting Note Consideration will have the right to select the managing underwriters or initial purchasers for any offering pursuant to this Section 1, subject to Parent’s approval which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Parent makes no representation and has no liability in respect of the price at which such Verso First Lien Notes constituting Note Consideration are sold in such offering. The parties hereto agree that irreparable damage would occur if this Section 1 were not performed in accordance with the terms hereof and that the parties shall be entitled to apply to any court of law or equity of competent jurisdiction for an injunction or injunctions to prevent breaches of this Section 1 or to enforce specifically the performance of the terms and provisions hereof without proof of damages or otherwise in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

2. Parent covenants that it will file the reports required to be filed by it under the Exchange Act (or, if Parent is not required to file such reports, it will, upon the request of any Noteholder, make publicly available such information).

3. Parent represents and warrants that it is not a party to, and agrees that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Noteholders in this Agreement; provided that nothing set forth in this Agreement shall limit Parent’s or any of its Subsidiaries’ ability to comply with any applicable law, consummate an offering of securities, exchange offer or financing or comply with any registration rights agreement or other documents entered into in connection therewith (and, for the avoidance of doubt, this Agreement shall not entitle the Noteholders to include any Verso First Lien Notes in any registration statement filed by Parent or any of its Subsidiaries pursuant to any agreement existing on the date of this Agreement).

4. Parent will pay any and all expenses incident to its performance of this Agreement, including but not limited to (a) all SEC registration and filing fees, (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of one counsel for the underwriters in connection with blue sky qualifications of the Verso First Lien Notes), (c) all printing, messenger and delivery expenses, and (d) the reasonable fees and disbursements of counsel for Parent and of its independent public accountants, including the expenses of any “cold comfort” letters required by or incident to such performance and compliance; provided that, for the avoidance of doubt, the foregoing shall not include (x) the fees and disbursements of counsel to the Noteholders, and (y) any discounts, commissions, fees and disbursements of underwriters or initial purchasers customarily paid by the issuers of securities in similar transactions.

5. Notwithstanding any provision of this Agreement to the contrary, if the board of directors of Parent determines in good faith that any offering of Verso First Lien Notes or use of any registration statement, prospectus, offering memorandum or other document in connection therewith (i) would reasonably be expected to materially impede, delay, interfere with or otherwise materially adversely affect any material financing, offering, acquisition, merger, corporate reorganization or other significant transaction involving Parent or any of its Subsidiaries or (ii) after the advice of counsel, would require disclosure of non-public material information regarding Parent or any of its Subsidiaries that Parent has a bona fide business purpose for preserving as confidential (in Parent’s good faith judgment) and is not otherwise required to be disclosed under applicable law, the disclosure of which would reasonably be expected to have a material adverse effect on Parent or any of its Subsidiaries, Parent shall be entitled to suspend, for one or more periods not to exceed 90 days (in the aggregate) in any twelve-month period, any offering and/or the use of any registration statement, prospectus, offering memorandum or other offering document; provided that, prior to any suspension pursuant to this Section 5, Parent provides the Noteholders with written notice of such delay.

6. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

7. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that· would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9 (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES)).

10. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address or facsimile number indicated on the books and records of Parent or such other address as a party shall subsequently provide and shall be deemed to have been delivered when (i) delivered personally to the recipient, (ii) telecopied or sent by email or facsimile to the recipient or (iii) one business day after being sent to the recipient by express mail or similar private courier service.

11. Notwithstanding anything to the contrary herein, nothing herein shall in any way limit any Noteholder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

* * * * *

Annex A

Noteholder Joinder Agreement

Pursuant to the Cooperation Agreement, dated as of —, 2014 (as the same may be amended or modified from time to time, the “Cooperation Agreement”), the undersigned hereby agrees that the undersigned hereby becomes bound by the terms, conditions and other provisions of the Cooperation Agreement. Execution and delivery of this Noteholder Joinder Agreement by the undersigned shall also constitute execution and delivery by it of the Cooperation Agreement, without further action of any party.

This is the Noteholder Joinder Agreement referred to in the Cooperation Agreement. Capitalized terms used but not defined in this Noteholder Joinder Agreement shall have the meanings assigned to them in the Cooperation Agreement.

This Noteholder Joinder Agreement shall be construed and enforced in accordance with and governed by the law of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. This Noteholder Joinder Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Noteholder Joinder Agreement as of the date written below.

By:
Name:
Title:
Address:

Facsimile:
Email:

Date:

ANNEX I

FORM OF SHAREHOLDER RELEASE

This RELEASE AGREEMENT (this “Agreement”), is by and among Verso Paper Corp., a Delaware corporation (“Parent”) and each former stockholder, option holder or RSU holder of NewPage Holdings Inc., a Delaware corporation (the “Company”), that has executed an instrument signifying its agreement to be bound by the terms and conditions of this Agreement (each such Person, a “Joining Equityholder”) substantially in the form of Annex A hereto (the “Equityholder Joinder Agreement”) on or after the date hereof.

WHEREAS, Parent, Verso Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, and the Company entered into an Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), dated as of January 3, 2014, providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation of the merger and an indirect wholly owned subsidiary of Parent; and

WHEREAS, as a condition to a former stockholder, option holder or RSU holder of the Company receiving the merger consideration pursuant to the Merger Agreement, such former stockholder, option holder or RSU holder is required to enter into this Agreement and become a Joining Equityholder.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Effectiveness. This Agreement is dated as of the date listed on the signature page of Parent and is effective and enforceable against any Joining Equityholder from and after the time such Joining Equityholder executes the Equityholder Joinder Agreement.

SECTION 2. Representations and Warranties of each Joining Equityholder. Each Joining Equityholder hereby represents and warrants to Parent, as of the date hereof as follows only as to itself: If such Joining Equityholder is not a natural person, such Joining Equityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution and delivery by such Joining Equityholder of the Equityholder Joinder Agreement and the performance of its obligations under this Agreement and compliance with the terms hereof have been duly authorized by all necessary action on the part of such Joining Equityholder, its governing body, members and shareholders, as applicable. Such Joining Equityholder has all requisite power and authority to execute the Equityholder Joinder Agreement and to consummate the transactions contemplated by this Agreement. Such Joining Equityholder has duly executed and delivered the Equityholder Joinder Agreement, and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes the valid and binding obligation of such Joining Equityholder, enforceable against such Joining Equityholder in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and (B) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Any Person executing the Equityholder Joinder Agreement on behalf of such Joining Equityholder has full power and authority to execute and deliver the Equityholder Joinder Agreement on behalf of such Joining Equityholder and to thereby bind such Joining Equityholder. The execution, delivery and performance of the Equityholder Joinder Agreement or this Agreement by such Joining Equityholder do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Joining Equityholder under, any organizational document of such Joining Equityholder (if such Joining Equityholder is not a natural person), any provision of any Contract to which such Joining Equityholder is a party, or any Order or any Law applicable to the Joining Equityholder or the properties or assets of the Joining Equityholder. No consent, approval, order or authorization (collectively, “Consent”) of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to such Joining Equityholder in connection with the execution, delivery and performance of the Equityholder Joinder Agreement or this Agreement.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to each of the Joining Equityholders as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of the Equityholder Joinder Agreement by such Joining Equityholder, this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent by such Joining Equityholder in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and (B) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent under, the organizational documents of Parent, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Order or any Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement.

SECTION 4. Release by the Joining Equityholder.

(a) Release. Subject to the receipt by each Joining Equityholder of the consideration to which such Joining Equityholder is entitled pursuant to the Merger Agreement, such Joining Equityholder, on behalf of itself (if such Joining Equityholder is not a natural person), himself or herself and such Joining Equityholder’s successors and assigns and, if such Joining Equityholder is not a natural person, it and its controlled Affiliates’ respective equityholders, directors, managers, partners, members, officers, employees and representatives (collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release and discharge each of the Company, Parent and the Surviving Corporation and their respective predecessors, successors, joint ventures, assigns, equityholders, directors, officers, employees, Affiliates and representatives in their capacities as such (collectively, the “Released Parties”), from any and all losses, liabilities, obligations, claims, debts, accounts, covenants, contracts and judgments of every kind, in connection with any transaction or occurrence arising up to and including the Effective Time, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including without limitation any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties (collectively, the “Released Claims”). Each such Joining Equityholder hereby irrevocably agrees to, and will cause its Releasing Parties to, refrain from, directly or indirectly, asserting any claim or demand or any proceeding against any Released Party based upon any Released Claim. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the (i) rights of such Releasing Parties with respect to the liabilities or obligations of Parent or the Surviving Corporation or their respective Subsidiaries arising out of the Merger Agreement or any other agreements to which such Joining Equityholder is a party or third-party beneficiary in connection with the transactions contemplated by the Merger Agreement, (ii) any unpaid salary and accrued bonus to which such Joining Equityholder may be entitled for any period ending on or prior to the Closing in his or her capacity as an employee or director of or consultant to the Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, (iii) rights which may exist or hereafter accrue under any employment agreement, employee welfare, incentive compensation, or other similar plan or arrangements as a result of being a director or employee of Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, (iv) claims for unreimbursed business expenses incurred on behalf of the Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, relating to the period prior to the Closing, (v) claims of such Joining Equityholder for director and/or officer indemnification that are pursuant to the certificate of incorporation of the Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, any indemnification agreement or applicable Law or (vi) rights of such Releasing Parties that arise otherwise than from such Releasing Parties’ capacity as a former stockholder, option holder or RSU holder of the Company, as applicable.

(b) Covenant Not to Sue. Each Joining Equityholder irrevocably covenants that such Joining Equityholder will not, and will cause its Releasing Parties not to, directly or indirectly, sue, commence any proceeding against, or make any demand upon any of the Released Parties in respect of any of the Released Claims released and discharged pursuant to Section 4(a) above.

(c) Indemnification. This Agreement may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any Claim is brought or maintained by any of the Releasing Parties against any of the Released Parties in violation of this Agreement, the Releasing Parties will be fully responsible for all costs and expenses, including reasonable attorneys’ fees incurred by any of the Released Parties in defending the same.

(d) Complete Release. Each Releasing Party hereby warrants and represents that there are no additional Persons affiliated with such Releasing Party that are necessary to effectuate the release and discharge contemplated herein. Each Releasing Party hereby warrants, represents, and agrees that such Releasing Party has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Released Claim released herein. Each Releasing Party hereby warrants, represents, and agrees to indemnify, defend, and hold harmless any of the Released Parties from any such assignment, subrogation, or transfer of Released Claims.

(e) Knowledge and Investigation of Release. Each Releasing Party has made such investigation of the facts pertaining to this Agreement, and all of the matters pertaining thereto, as such Releasing Party deems necessary. In entering into this Agreement, each Releasing Party assumes the risk of any misrepresentation, concealment, or mistake. Should any of the Releasing Parties subsequently discover that any fact that such Releasing Party relied upon in entering into this Agreement was untrue, or that any fact was concealed from such Releasing Party, or that such Releasing Party’s understanding of the facts or of the law was incorrect, such Releasing Party will not be entitled to any relief in connection therewith with respect to this Agreement and the release made herein. Without limiting the generality of the foregoing, each Releasing Party surrenders any alleged rights or claims to set aside or rescind the releases made in this Agreement on any ground. This Agreement is intended to be and is final and binding upon each Releasing Party.

(f) Newly Discovered Facts or Claims. Each Releasing Party is aware that such Releasing Party may hereafter discover Released Claims or facts in addition to or different from those such Releasing Party now knows or believes to be true with respect to the matters related herein. Nevertheless, it is such Releasing Party’s intention to fully, finally, and forever settle and release all such matters, and all Released Claims relative thereto, which now exist or heretofore have existed between such Releasing Party, on the one hand, and any of the Released Parties, on the other hand. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different Released Claims or facts related thereto.

SECTION 5. Third-Party Beneficiaries. The provisions of this Agreement are intended for the benefit of the Released Parties. Each of Parent and the Stockholders hereby expressly agrees that the Released Parties may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Agreement or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

SECTION 6. General Provisions.

(a) Amendments. This Agreement may be amended or modified as to the rights and obligations of any Joining Equityholder by a written agreement executed and delivered by the Parent and such Joining Equityholder. Such amendment will not affect the rights and obligations of any other Joining Equityholder under this Agreement. This Agreement may not be modified or amended except as provided in this Section 6(a) and any amendment by any party hereto effected in a manner which does not comply with this Section 6(a) shall be void.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by email or facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent:

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, TN

Attention: David J. Paterson and Peter H. Kesser

Facsimile: (901) 369-4228

with copies to (which shall not constitute notice):

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Scott Kleinman and General Counsel

Facsimile: (212) 515-3288

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Taurie M. Zeitzer

                      Joshua Kogan

Facsimile: (212) 446-6460

E-mail: taurie.zeitzer@kirkland.com

                joshua.kogan@kirkland.com

To Stockholder:

To the address and contact information listed on each Equityholder Joinder Agreement.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(c) Other Definitional and Interpretative Provisions. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party to this Agreement, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party hereto. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “including” and “such as” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (f) the word “will” shall be construed to have the same meaning as the word “shall”; (g) the word “or” shall not be exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) unless a contrary intent is apparent, any Contract, instrument or Law defined or referred to herein or in any Contract, instrument or Law that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein; and (j) references to a Person are also to its permitted successors and assigns.

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Chosen Courts. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

(g) Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Joining Equityholder (whether by operation of Law or otherwise) without the prior written consent of Parent.

(h) Parties in Interest. This Agreement shall be binding upon and, inure solely to the benefit of each party hereto and the Released Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(i) Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(j) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6(j).

(k) Expenses. Subject to Section 4(c), all fees, costs and expenses incurred in connection with this Agreement are to be paid by the party incurring such fees, costs and expenses.

Signatures are on the following pages

Annex A

Equityholder Joinder Agreement

Pursuant to the Release Agreement, dated as of —, 2014 (as the same may be amended or modified from time to time, the “Release Agreement”), the undersigned hereby agrees that, as a condition to receiving consideration under the Merger Agreement, the undersigned hereby becomes bound by the terms, conditions and other provisions of the Release Agreement. Execution and delivery of this Equityholder Joinder Agreement by the undersigned shall also constitute execution and delivery by it of the Release Agreement, without further action of any party.

This is the Equityholder Joinder Agreement referred to in the Release Agreement. Capitalized terms used but not defined in this Equityholder Joinder Agreement shall have the meanings assigned to them in the Release Agreement.

This Equityholder Joinder Agreement shall be construed and enforced in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Equityholder Joinder Agreement as of the date written below.

By:
Name:
Title:
Address:

Facsimile:
Email:

Date:

ANNEX J

VERSO PAPER CORP.

AMENDED AND RESTATED

2008 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

Verso Paper Corp., a Delaware corporation (the “Company”), adopted the 2008 Incentive Award Plan on May 8, 2008, for the benefit of its eligible employees, consultants and directors. The 2008 Incentive Award Plan was amended on December 31, 2008, and was further amended and restated on April 11, 2012. To further the purposes of the 2008 Incentive Award Plan, as amended and restated, and to further amend it in certain respects, this Amended and Restated 2008 Incentive Award Plan (the “Plan”) is hereby adopted on February     , 2014. The Plan constitutes a complete amendment, restatement and continuation of the 2008 Incentive Award Plan, as amended and restated.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.3 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.4 “Award Limit” shall mean with respect to Awards that shall be payable in shares of Common Stock or in cash, as the case may be, the respective limit set forth in Section 3.3

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.6(a) or Section 2.6(c) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.6(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.

2.9 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.10 “Company” shall mean Verso Paper Corp., a Delaware corporation.

2.11 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.12 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.13 “Deferred Stock” shall mean a right to receive Common Stock awarded under Section 9.4.

2.14 “Director” shall mean a member of the Board, as constituted from time to time.

2.15 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 9.2.

2.16 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.17 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.18 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.19 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.20 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.22 “Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established stock exchange or national market system , but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith

2.23 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.24 “Holder” shall mean a person who has been granted an Award.

2.25 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.27 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.28 “Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

2.29 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.1.

2.30 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.31 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of Common Stock, (xvii) regulatory body approval for commercialization of a product, (xviii) implementation or completion of critical projects, (xix) market share, (xx) objective measures of productivity, (xxi) operating efficiency, (xxii) economic value-added, (xxiii) cash flow return on capital, and (xxiv) return on net assets, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”); (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.32 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable.

2.33 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

2.34 “Plan” shall mean this Amended and Restated 2008 Incentive Award Plan, as it may be amended or restated from time to time.

2.35 “Public Trading Date” shall mean the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.36 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.37 “Restricted Stock Units” shall mean the right to receive Common Stock awarded under Section 9.5.

2.38 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.39 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.

2.40 “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.41 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.42 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.43 “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 3.1(b) and 13.2, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan is —.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares to the Holder, then any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award (other than an Option) shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one Eligible Individual during any calendar year shall be 2,125,000 and the maximum aggregate amount of cash that may be paid during any calendar year with respect to one or more Awards payable in cash shall be $2,000,000; provided, however, that the foregoing limitations shall not apply prior to the Public Trading Date and, following the Public Trading Date, the foregoing limitations shall not apply until the earliest of: (a) the first material modification of the Plan (including any increase in the number of shares reserved for issuance under the Plan in accordance with Section 3.1); (b) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (c) the expiration of the Plan; (d) the first meeting of stockholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; or (e) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

4.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO

QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1 Purpose. The Committee, in its sole discretion, may determine whether an Award is to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of GAAP.

5.2 Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, and any performance or incentive Awards described in Article 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 7 or 8 to one or more Eligible Individuals and which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Holders, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

5.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Furthermore, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

6.3 Option Exercise Price. The exercise price per share of Common Stock subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

6.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company over (y) the aggregate exercise price of such shares.

6.7 Substitution of Stock Appreciation Rights. The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

7.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

7.3 Notification Regarding Disposition. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within

(a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2 Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 8.3.

8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Award Agreement The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or Disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

8.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,

DEFERRED STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

9.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Administrator.

(b) Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5. Additionally, any such bonuses paid to any Eligible Individual shall be subject to the Award Limit.

9.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the

Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or other conditions or criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued to the Holder.

9.5 Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Administrator determines,. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each vested and nonforfeitable Restricted Stock Unit.

9.6 Term. The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.7 Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law.

9.8 Exercise upon Termination of Service. A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or Disability or any other specified Termination of Service.

ARTICLE 10.

AWARD OF STOCK APPRECIATION RIGHTS

10.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Share Value on the date of exercise of the Stock Appreciation Right by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Share Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company over (y) the aggregate exercise price of such shares.

10.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.4 Payment. Payment of the amounts determined under Section 10.2(c) and 10.3(b) above shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation, (a) cash or check; (b) shares of Common Stock (including, in the case of payment of the exercise price of an Award, shares of Common Stock issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case having a Fair Market Value on the date of delivery equal to the aggregate payments required; (c) delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or (d) any other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3 Transferability of Awards.

(a) Except as otherwise provided in Section 11.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 11.3(b), “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

(c) Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder’s death.

11.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Administrator may place legends on any Common Stock certificate or book entry to reference restrictions applicable to the Common Stock.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional shares of Common Stock shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5 Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written instrument, that:

(a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of an Award, or upon the receipt or resale of any Common Stock underlying an Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (A) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (B) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (C) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) all Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of an Award or upon the receipt or resale of any Common Stock underlying an Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6 Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, subject to Section 13.2, no Award shall be canceled and replaced with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 12.

ADMINISTRATION

12.1 Administrator. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Common Stock are traded); provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full

Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.10. Any such grant or award under the Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

12.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4 Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Holder;

(c) Determine the number of Awards to be granted and the number of shares of Common Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6 Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (ii) decrease the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after April 11, 2022.

13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit).

(d) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

13.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

13.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6 Effect of Plan Upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

13.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator reserves the right to (without any obligation to do so or to indemnify any Holder for failure to do so) adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

13.11 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.12 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

13.13 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

ANNEX K

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of NewPage Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income (loss), equity (deficit), and cash flows present fairly, in all material respects, the financial position of NewPage Corporation and its subsidiaries (“Predecessor Company” or “NewPage”), at December 31, 2011 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, NewPage Corporation and certain of its U.S. subsidiaries each filed a voluntary petition on September 7, 2011 with the United States Bankruptcy Court for the district of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NewPage Corporation and certain of its U.S. subsidiaries’ Chapter 11 plan was substantially consummated on December 21, 2012 and NewPage Corporation and certain of its U.S. subsidiaries emerged from bankruptcy. In connection with its emergence from bankruptcy, NewPage adopted fresh start accounting. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio

March 29, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of NewPage Holdings Inc.:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of NewPage Holdings Inc. and its subsidiaries (“Successor Company” or “NewPage Holdings”) at December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. The consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated balance sheet based on our audit. We conducted our audit of the consolidated balance sheet in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the district of Delaware confirmed NewPage Corporation and certain of its U.S. Subsidiaries’ Chapter 11 plan on December 21, 2012. Confirmation of the Chapter 11 plan resulted in the discharge of claims as described in the Chapter 11 plan against NewPage Corporation and certain of its U.S. subsidiaries that arose before September 7, 2011 and terminated all rights and interests of equity security holders as provided for in the Chapter 11 plan. The Chapter 11 plan was substantially consummated on December 21, 2012 and NewPage Corporation and certain of its U.S. subsidiaries emerged from bankruptcy. In connection with its emergence from bankruptcy, the Successor Company adopted fresh start accounting as of December 31, 2012. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio

March 29, 2013, except for the balance sheet revision described in Note 1 to the consolidated financial statements, as to which the date is February 3, 2014

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

Dollars in millions, except per share amounts

	Successor	Predecessor
	2012	2011
ASSETS
Cash and cash equivalents	$43	$142
Restricted cash (Note 4)	—	12
Accounts receivable, net of allowance for doubtful accounts of $0 and $1	220	236
Inventories (Note 5)	472	480
Other current assets	41	63

Total current assets	776	933
Property, plant and equipment, net (Note 6)	1,314	2,334
Other assets	124	38

TOTAL ASSETS	$2,214	$3,305

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$193	$127
Other current liabilities (Note 9)	137	126
Current maturities of long-term debt (Note 10)	5	—

Total current liabilities	335	253
Long-term debt (Note 10)	485	248
Other long-term obligations	581	70

Total liabilities not subject to compromise	1,401	571
Liabilities subject to compromise (Note 3)	—	3,919
Commitments and contingencies (Note 14)

EQUITY (DEFICIT)
Successor preferred stock, 100,000 shares authorized, $0.001 per share par value	—
Successor common stock, 16,000,000 shares authorized, 7,080,000 shares issued and outstanding, $0.001 per share par value	—
Predecessor common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value		—
Additional paid-in capital	813	812
Accumulated deficit	—	(1,676)
Accumulated other comprehensive loss	—	(321)

Total equity (deficit)	813	(1,185)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,214	$3,305

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Dollars in millions, including per share amounts

	Predecessor
	2012	2011	2010
Net sales	$3,131	$3,502	$3,596
Cost of sales	3,015	3,375	3,511
Selling, general and administrative expenses	139	145	183
Interest expense (Note 10)	26	391	375
Other (income) expense, net (Note 17)	—	2	182

Income (loss) before reorganization items and income taxes	(49)	(411)	(655)
Reorganization items, net (Note 3)	(1,288)	86	—

Income (loss) before income taxes	1,239	(497)	(655)
Income tax (benefit)	(19)	1	1

Net income (loss)	$1,258	$(498)	$(656)

Net income (loss) per share:
Basic and diluted	$12.58	$(4.98)	$(6.56)

Weighted average common shares outstanding:
Basic and diluted	100	100	100

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Dollars in millions

	Predecessor
	2012	2011	2010
Net income (loss)	$1,258	$(498)	$(656)
Other comprehensive income (loss), net of tax:
Defined-benefit postretirement plans:
Change in net actuarial gains (losses)	(92)	(73)	(24)
Change in net prior service (cost) credit	18	(27)	(14)
Deconsolidation of Canadian subsidiary (Note 12)	—	74	—
Cash-flow hedges:
Change in unrealized gains (losses)	—	—	(2)
Reclassification adjustment to net income (loss)	—	2	2
Foreign currency translation adjustment	—	(5)	1

Other comprehensive income (loss), net of tax	(74)	(29)	(37)

Comprehensive income (loss)	$1,184	$(527)	$(693)

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2012

Dollars in millions

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2011 (Predecessor)	100	$—	$812	$(1,676)	$(321)	$(1,185)
Net income (loss)				1,258		1,258
Other comprehensive income (loss)					(74)	(74)
Equity awards (Note 15)			1			1
Cancellation of Predecessor Company common stock	(100)	—
Elimination of Predecessor Company additional paid-in capital, accumulated deficit and accumulated other comprehensive income (loss)			(813)	418	395	—

Balance at December 31, 2012 (Predecessor)	—	$—	$—	$—	$—	$—

Issuance of Successor Company common stock	7,080,000	$—	$813	$—	$—	$813

Balance at December 31, 2012 (Successor)	7,080,000	$—	$813	$—	$—	$813

YEAR ENDED DECEMBER 31, 2011

Dollars in millions

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2010 (Predecessor)	100	$—	$813	$(1,178)	$(292)	$(657)
Net income (loss)				(498)		(498)
Other comprehensive income (loss)					(29)	(29)
Equity awards (Note 15)			(1)			(1)

Balance at December 31, 2011 (Predecessor)	100	$—	$812	$(1,676)	$(321)	$(1,185)

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2010

Dollars in millions

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2009 (Predecessor)	100	$—	$791	$(522)	$(255)	$14
Net income (loss)				(656)		(656)
Other comprehensive income (loss)					(37)	(37)
Equity awards (Note 15)			23			23
Loans to parent companies			(1)			(1)

Balance at December 31, 2010 (Predecessor)	100	$—	$813	$(1,178)	$(292)	$(657)

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Dollars in millions

	Predecessor
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,258	$(498)	$(656)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	242	243	269
Asset impairment charges	—	—	210
Non-cash interest expense	65	94	44
(Gain) loss on disposal of assets	6	11	—
Deferred income taxes	(1)	1	1
U.S. pension expense	33	22	35
U.S. pension funding	(27)	(10)	—
Equity award expense (Note 15)	1	(1)	21
Non-cash reorganization items, net (Note 3)	(1,408)	38	—
Debtor in possession financing costs (Note 10)	4	22	—
Settlement payment to Port Hawkesbury (Note 11)	—	(25)	—
Payment of settlement cash and litigation trust funding	(32)	—	—
Change in operating assets and liabilities:
Accounts receivable	17	34	8
Inventories	(28)	22	73
Other operating assets	17	(28)	(8)
Accounts payable	(6)	92	(24)
Accrued expenses and other obligations	(138)	70	(88)

Net cash provided by (used for) operating activities	3	87	(115)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(157)	(77)	(68)
Proceeds from sales of assets	—	11	12
Restricted cash (Note 4)	12	(12)	—
Other investing activities	—	(16)	(5)

Net cash provided by (used for) investing activities	(145)	(94)	(61)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	490	—	67
Payment of financing costs	(27)	(1)	(4)
Purchase of interest of limited partner in Rumford Cogeneration (Note 1)	—	—	(6)
Loans to parent companies	—	—	(1)
Repayments of long-term debt	(166)	—	—
Borrowings on revolving credit facility	—	812	946
Payments on revolving credit facility	—	(904)	(906)
Proceeds from debtor in possession financing	379	285	—
Repayments of debtor in possession financing	(629)	(38)	—
Debtor in possession financing costs	(4)	(22)	—
Proceeds from NSPI for Port Hawkesbury biomass project (Note 11)	—	7	79

Net cash provided by (used for) financing activities	43	139	175
Effect of exchange rate changes on cash and cash equivalents	—	2	4

Net increase (decrease) in cash and cash equivalents	(99)	134	3
Cash and cash equivalents at beginning of period	142	8	5

Cash and cash equivalents at end of period (2012 Successor, 2011 and 2010 Predecessor)	$43	$142	$8

SUPPLEMENTAL INFORMATION
Cash paid for interest	$69	$188	$369

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Dollars in millions, except per share amounts

Unless otherwise specified, the terms defined hereinafter shall only apply to the “Notes to Consolidated Financial Statements—Year Ended December 31, 2012, 2011 and 2010.”

1.	Organization and Basis of Presentation

NewPage Holdings Inc., (“NewPage Holdings”) is a holding company that owns all of the outstanding capital stock of NewPage Investment Company LLC, (“NewPage Investment”), which is a holding company that owns all of the outstanding capital stock of NewPage Corporation (“NewPage”). NewPage and its subsidiaries are engaged in manufacturing, marketing and distributing printing papers used primarily for commercial printing, magazines, catalogs, textbooks and labels. Our products include coated, uncoated, supercalendered and specialty papers and market pulp. Our products are manufactured at multiple mills in the United States and are supported by multiple distribution and converting locations. We operate within one operating segment. The consolidated financial statements include the accounts of NewPage Holdings and all entities it controls. All intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no significant effect on our consolidated financial statements.

Unless the context provides otherwise, the terms “we,” “our” and “us” refer to NewPage Holdings and its consolidated subsidiaries, including NewPage Investment and NewPage Corporation.

In December 2009 we purchased the interest of one limited partner in Rumford Cogeneration Company L.P. (“Rumford Cogeneration”), a limited partnership for which we were the general partner, and we entered into an agreement to purchase all our remaining co-investors’ interests for $6. The purchase price was reflected as a liability as of December 31, 2009 and we recorded the excess of the limited partner’s share of noncontrolling interests over the purchase price as an increase in additional paid-in capital. These purchases were completed in the fourth quarter of 2010.

Creditor Protection Proceedings

NewPage and its debtor subsidiaries emerged from Chapter 11 Proceedings (defined below) on December 21, 2012 (the “Emergence Date”). NewPage’s former direct parent and debtor affiliate, NewPage Holding Corporation (“NP Holding”) and NewPage’s former indirect parent and debtor affiliate, NewPage Group Inc. (“NP Group”), dismissed their Chapter 11 cases and did not emerge on the Emergence Date.

On September 7, 2011, NP Group, NP Holding, NewPage, and the following U.S. subsidiaries: Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Canadian Sales LLC, NewPage Consolidated Papers Inc., NewPage Energy Services LLC, NewPage Port Hawkesbury Holding LLC, NewPage Wisconsin System Inc., Rumford Paper Company, Upland Resources, Inc., and Wickliffe Paper Company LLC (collectively, the “Debtors”) commenced voluntary cases (“Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended (“Chapter 11”), in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817) (“Bankruptcy Court”). Our subsidiary, Consolidated Water Power Company, was not a part of the Chapter 11 Proceedings. Separately, on September 6, 2011, our former Canadian subsidiary, NewPage Port Hawkesbury Corp. (“NPPH”), commenced proceedings seeking creditor protection under the Companies’ Creditors Arrangement Act of Canada (the “CCAA Proceedings”).

In connection with the CCAA Proceedings, NPPH was placed under the jurisdiction of the Canadian court and a court-appointed monitor. On September 25, 2012, the NPPH plan of compromise and arrangement was sanctioned by the Canadian court. Pursuant to the NPPH plan, NPPH was sold on September 28, 2012, and the monitor delivered C$31 to the Bank of New York Mellon, as collateral trustee under the collateral trust agreement dated May 2, 2005, to be held in trust for the benefit of the holders of NewPage’s first-lien notes, second-lien notes and subordinated notes. Upon emergence from Chapter 11, the collateral trustee distributed the funds in accordance with the collateral trust agreement and the subordinated notes indenture, the Chapter 11 plan and an order of the Bankruptcy Court in the Chapter 11 Proceedings.

Basis of Presentation

During Chapter 11 Proceedings

Effective upon the commencement of the Chapter 11 Proceedings and up until emergence, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, during the Chapter 11 Proceedings, NewPage: (i) recorded certain expenses, charges and credits incurred or realized that were directly associated with or resulting from the reorganization and restructuring of the business in reorganization items, net in NewPage’s consolidated statements of operations; (ii) classified pre-petition obligations that could be impaired by the reorganization process in NewPage’s consolidated balance sheets as liabilities subject to compromise; and (iii) ceased recording interest expense on certain of the Debtors pre-petition debt obligations.

Port Hawkesbury (NPPH) Deconsolidation

We deconsolidated our NPPH subsidiary due to our loss of control over this entity upon filing for creditor protection under the CCAA Proceedings. As a result of the deconsolidation, we adopted the cost method of accounting for our investment in NPPH. Upon adoption of the cost method, we evaluated our investment in NPPH for impairment and determined that our entire investment had experienced an other-than-temporary decline in value and was fully impaired. The deconsolidation of the NPPH subsidiary resulted in an $18 gain recorded in reorganization items, net in 2011. See Note 11.

Upon Emergence from Chapter 11 Proceedings

In accordance with ASC 852, fresh start accounting was required upon our emergence from the Chapter 11 Proceedings because: (i) the reorganization value of the assets of the Predecessor Company (as defined below) immediately prior to the confirmation of the Chapter 11 plan was less than the total of all post-petition liabilities and allowed claims and (ii) the holders of the Predecessor Company’s existing voting shares immediately prior to the confirmation of the Chapter 11 plan received less than 50% of the voting shares of the common stock of the Successor Company. ASC 852 requires that fresh start accounting be applied as of the date the Chapter 11 plan was confirmed, or as of a later date when all material conditions precedent to effectiveness of the Chapter 11 plan are resolved, which occurred on December 21, 2012. We elected to apply fresh start accounting effective December 31, 2012, to coincide with the timing of our normal December accounting period close. We evaluated the events between December 21, 2012 and December 31, 2012 and concluded that the use of an accounting convenience date of December 31, 2012 (the “Convenience Date”) did not have a material impact on our results of operations or financial position. As such, the application of fresh start accounting was reflected in our consolidated balance sheet as of December 31, 2012 and fresh start accounting adjustments related thereto were included in our consolidated statements of operations for the year ended December 31, 2012.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in our becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to December 31, 2012 will not be comparable to our consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage prior to December 31, 2012. Additionally, references to periods on or after December 31, 2012 refer to the Successor and references to periods prior to December 31, 2012 refer to the Predecessor.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with ASC 852. The uncertainty involved in the Chapter 11 Proceedings raised substantial doubt about our ability to continue as a going concern as described in Auditing Standard AU Section 341, The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern. During the Chapter 11 Proceedings, our ability to continue as a going concern was dependent upon, among other things: (i) our ability to maintain adequate cash on hand; (ii) our ability to generate cash from operations; (iii) the cost, duration and outcome of the restructuring process; (iv) our ability to comply with our amended debtor in possession credit agreement (“DIP Credit Agreement”) and the adequate assurance provisions of the cash collateral order entered by the Bankruptcy Court; and (v) our ability to achieve and sustain profitability following a restructuring. Management believes that the implementation of the Chapter 11 plan and our emergence from the Chapter 11 Proceedings on the Emergence Date have resolved the substantial doubt and the related uncertainty about our application of the going concern basis of accounting.

Revision Adjustments

Certain revision adjustments totalling $14 have been made to amounts in our Consolidated Balance Sheet to correct the classification error of our short-term and long-term portion of accrued liabilities associated with our other postretirement benefits obligation in the Consolidated Balance Sheet as of December 31, 2012. The effect of the revision was to reclassify $14 from Other long-term obligations to Other current liabilities. This error had no effect on net income (loss) or net cash provided by (used in) operating activities.

2.	Chapter 11 Proceedings

Emergence from Chapter 11 Proceedings

On the Emergence Date, the Chapter 11 plan became effective and we emerged from the Chapter 11 Proceedings. Upon implementation of the Chapter 11 plan, the Debtors were reorganized through the consummation of several transactions pursuant to which, among other things:

•	each of the Debtors’ operations were continued in substantially the same form;

•	all allowed pre-petition and post-petition secured claims (other than holders of First Lien Notes Claims, defined below), administrative expense claims and priority claims were paid or will be paid in full in cash, including accrued interest, if applicable, and all pre-petition and post-petition debtor in possession credit facilities were terminated;

•	holders of allowed claims (“First Lien Notes Claims” or “First Lien Noteholders”) arising from the Debtors’ pre-petition 11.375% Senior Secured Notes (“First Lien Notes”) received on account of their claims their pro rata share of (i) common stock issued by NewPage Holdings and (ii) $103 cash;

•	a litigation trust (“Litigation Trust”) was formed for the purpose of administering the Litigation Trust assets and distributions, and evaluating and prosecuting objections to disputed general unsecured claims and pursuing other litigation claims, pursuant to the Chapter 11 plan;

•	holders of pre-petition unsecured claims (other than qualified trade creditors, described below) and undersecured claims received their pro rata share of a cash payment of $30 made to the Litigation Trust by the Debtors upon emergence and beneficial interests in the Litigation Trust which includes, among other items, $40 of cash related to the Stora Enso settlement;

•	the purchase of a paper machine located at the Stevens Point mill (“PM 35”), previously under a capital lease, pursuant to the Stora Enso settlement, for a total purchase price of $54, consisting of $40 in cash paid to the Litigation Trust and $14 in cash paid to Stora Enso;

•	holders of general unsecured claims that elected to become qualified trade creditors by agreeing to provide favorable credit terms to us received a cash recovery of 15% of their allowed claim, payable over two years;

•	all equity interests in NewPage and its former parent entities, NP Holding and NP Group existing immediately prior to the Emergence Date, including common stock, were discharged, canceled, released and extinguished;

•	NewPage Investment issued one unit, representing sole ownership, to NewPage Holdings. NewPage issued 100 shares of common stock to NewPage Investment;

•	NewPage Holdings issued an aggregate of 7,080,000 shares of NewPage Holdings common stock, par value $0.001 per share, to the distribution agent for the benefit of the First Lien Noteholders;

•	the 2012 Long-Term Incentive Plan became effective and awards representing 371,310 shares of NewPage Holdings common stock (315,614 stock options and 55,696 restricted stock units) were granted out of a total of 786,667 shares reserved for issuance under the Long-Term Incentive Plan;

•	various previously existing employee benefit plans, including pension and other post-employment benefit plans were reinstated with certain modifications;

•	the Debtors’ assets were retained by, and were reinvested in us; and

•	we entered into a $500 senior secured exit term loan credit facility and a $350 Revolving Credit Facility.

While we resolved most of our claims during the Chapter 11 proceedings, some claims remain in dispute. Disputed claims that are not administrative, priority or secured claims will be resolved by the Litigation Trust, and any resolution of those claims will not impact us.

We will make a cash payment to a claimant if and to the extent that a disputed claim is allowed and the claimant is entitled to a cash payment on account of the claim (e.g., administrative, priority and other secured claims). We continue to work to resolve disputed cash claims, including the identification of cash claims that we believe should be disallowed because they are duplicative, were later amended or superseded, are without merit, are overstated or for other reasons. Included in accounts payable in our consolidated balance sheet as of December 31, 2012, is a liability of approximately $22 for the fair value of the estimated cash settlement of disputed cash claims, including allowed claims and estimated cash recoveries.

There is no established public trading market for the NewPage Holdings common stock.

Events prior to emergence from Chapter 11 Proceedings

During the Chapter 11 Proceedings, the Debtors remained in possession of their U.S. assets and properties and operated their U.S. business and managed their properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Chapter 11. In general, the Debtors were authorized to operate as ongoing businesses, but could not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Subject to certain exceptions under Chapter 11, the Debtors’ filings automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors and their respective property to recover, collect or secure a claim arising prior to the filing of the Chapter 11 Proceedings. Chapter 11 gave the Debtors the ability to reject certain contracts, subject to Bankruptcy Court oversight. The Debtors engaged in a review of their respective various agreements and rejected a number of unfavorable agreements and leases, including leases of real estate and equipment. The creditors affected by these actions were given the opportunity to file proofs of claims in the Chapter 11 Proceedings.

The commencement of the Chapter 11 Proceedings constituted an event of default under substantially all of the Debtors’ pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable by their terms, although any action to enforce payment obligations was stayed as a result of the commencement of the Chapter 11 Proceedings.

3.	Chapter 11 Related Disclosures

Fresh start accounting

Overview

As discussed in Note 1 we applied fresh start accounting as of December 31, 2012 in accordance with ASC 852, pursuant to which, among other things: (i) the reorganization value derived from the enterprise value established in the Chapter 11 plan was assigned to our assets and liabilities in conformity with FASB ASC 805, Business Combinations (“ASC 805”), which requires recording assets and liabilities at fair value (except for deferred income taxes and pension and OPEB projected benefit obligations), with the excess of reorganization value over net asset values recorded as goodwill, and (ii) the Predecessor Company’s additional paid-in capital, accumulated deficit and accumulated other comprehensive loss were eliminated.

Enterprise valuation

In connection with the development of the Chapter 11 plan, we engaged an independent financial advisor to assist us in the determination of the enterprise value of the Successor Company. Using a number of estimates and assumptions, we prepared financial projections through 2016, which were included in the Disclosure Statement related to the Chapter 11 plan. Based on these financial projections and with the assistance of our financial advisor, we estimated a going concern enterprise value of the Successor Company within a range of approximately $1,135 to $1,430, with a midpoint estimate of $1,283. This enterprise value was estimated using two valuation methods: (i) discounted cash flow analysis (“DCF”) and (ii) comparable company analysis, both of which are discussed further below. We used the midpoint estimate of the enterprise value as the basis for our determination of the Successor Company’s equity value.

The DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based upon its capital structure. Our enterprise value was determined by calculating the present value of our estimated unlevered after-tax free cash flows based on our five-year financial projections, with certain adjustments, plus an estimate for the value of the company beyond the five-year projection period, known as the terminal value. The terminal value was derived by applying a multiple to the projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the terminal year estimate, discounted back to the assumed date of emergence by the Discount Rate. The present value of our five-year cash flow projections was calculated using Discount Rates ranging from 9.5% to 11% and an implied terminal value ranging from 4 to 5 times terminal EBITDA.

The comparable company analysis estimates the value of a company based on a relative comparison with publicly-traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company (at book value) and minority interest. Those enterprise values are commonly expressed as multiples of various measures of operating statistics, most commonly EBITDA. In addition, each of the selected public company’s operational performance, operating margins, profitability, leverage and business trends were examined. Based on these analyses, financial multiples and ratios were calculated to apply to our actual and projected operational performance. Multiples ranged from 4 to 5 times and 3.5 to 4.5 times of the companies’ 2012 estimated and 2013 projected EBITDA, respectively.

The financial projections included in the enterprise valuation were limited by the information available to us as of the date of the preparation of the projections and reflected numerous assumptions concerning anticipated future performance, as well as prevailing and anticipated market and economic conditions that were and continue to be beyond our control and may not materialize. These assumptions and the financial projections are inherently subject to significant uncertainties, as well as significant business, economic and competitive risks, many of which are beyond our control. Accordingly, there can be no assurance that the assumptions and financial projections will be achieved and actual results could vary materially. The assumptions for which there is a reasonable possibility of a variation that would significantly affect the calculated enterprise value include, but are not limited to, sales volumes, product pricing, product mix, foreign currency exchange rates, costs of raw materials and energy, achievement of operating margins and cost reductions, income tax rates, working capital changes, capital spending and overall industry conditions.

Allocation of reorganization value to assets and liabilities

The reorganization value was assigned first to tangible and identifiable intangible assets and then the excess of reorganization value over the net asset values was recorded as goodwill. See Reorganized Consolidated Balance Sheet below for this allocation.

The estimated fair values of our assets and liabilities represent our best estimates, with valuations primarily based on the cost, income or market valuation approaches, as follows:

•	Inventories: The fair value of our finished goods inventories was based on their estimated selling prices less the sum of selling costs, shipping costs and a reasonable profit allowance for the selling effort. The fair value of our mill stores and other supplies inventories was based on replacement cost for high-turnover items and on replacement cost less economic obsolescence for all other items. The fair values of our raw materials and work in process inventories were recorded at the Predecessor Company’s carrying values, which approximated fair value.

•	Property, Plant and Equipment: The estimated fair values of our property, plant and equipment, including construction in progress, were based on the cost approach and income approach valuation methods. The cost approach method considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, adjusted for depreciation, which includes physical deterioration and obsolescence, as of the appraisal date. The income approach method estimates fair value based on a DCF analysis. We derived our income approach assumptions from our business plan, which was developed using several sources, including our internal budgets (which contain existing sales data based on current product lines and assumed production levels, manufacturing costs and product pricing). Our valuation model used a cash flow period of four years, with a terminal value based on a multiple of EBITDA and a discount rate of 10%. Additionally, as part of fresh start accounting, accumulated depreciation was eliminated and the estimated remaining useful lives of our property, plant and equipment were updated.

•	Amortizable intangible assets: In the application of fresh start accounting, we identified amortizable intangible assets related to customer relationships and trademarks/trade names. The estimated fair value of these identifiable intangible assets was primarily based on DCF valuation methods. Additionally, as part of fresh start accounting, accumulated amortization was eliminated and the estimated remaining useful life of our amortizable intangible assets was updated.

•	Long-term debt: Our exit financing term loan facility was recorded at face value less original issue discount, which represented fair value upon issuance at emergence.

•	All other assets and liabilities were recorded at amounts that approximated their fair values.

The amount of deferred income taxes recorded was determined in accordance with FASB ASC 740, Income Taxes (“ASC 740”).

The amount of pension and OPEB projected benefit obligations recorded was determined in accordance with FASB ASC 715, Compensation—Retirement Benefits (“ASC 715”).

The estimates and assumptions used in the valuation of our assets and liabilities are inherently subject to significant uncertainties, many of which are beyond our control. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in these valuations will be realized and actual results could vary materially.

Reorganized Consolidated Balance Sheet

The effects of the implementation of the Chapter 11 plan and the application of fresh start accounting on our consolidated balance sheet as of December 31, 2012 are presented in our reorganized consolidated balance sheet below. The adjustments set forth in the column captioned “Chapter 11 Plan Adjustments” reflect the effects of the implementation of the Chapter 11 plan, including, among other things, the discharge and settlement of liabilities subject to compromise based on claims allowed by the Bankruptcy Court, the cancellation of all equity interests in the Predecessor Company, the issuance of Successor Company common stock to holders of allowed First Lien Note Claims in satisfaction of such claims and the incurrence of new indebtedness related to our exit financing. The adjustments set forth in the column captioned “Fresh Start Accounting Adjustments” reflect, among other things, adjustments to the carrying values of our assets and liabilities to reflect their fair values and the elimination of additional paid-in capital, accumulated deficit and accumulated other comprehensive income (loss) as a result of the application of fresh start accounting in accordance with ASC 852.

	As of December 31, 2012
	Predecessor	Chapter 11 Plan Adjustments		Fresh Start Accounting Adjustments		Successor
ASSETS
Cash and cash equivalents	$15	$28	[1]	$—		$43
Restricted cash	8	(8	) [1]	—		—
Accounts receivable, net	220	—		—		220
Inventories	508	—		(36	) [14]	472
Other current assets	35	5	[2]	1	[14]	41

Total current assets	786	25		(35)		776
Property, plant and equipment, net	2,201	(16	) [3]	(871	) [14]	1,314
Other assets	30	25	[4]	69	[14]	124

TOTAL ASSETS	$3,017	$34		$(837)		$2,214

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$149	$44	[5]	$—		$193
Other current liabilities	120	16	[6]	1	[14]	137
Debtor in possession financing	250	(250	) [7]	—		—
Current maturities of long-term debt	—	5	[8]	—		5

Total current liabilities	519	(185)		1		335
Long-term debt	—	485	[8]	—		485
Other long-term obligations	47	613	[9]	(79	) [14]	581

Total liabilities not subject to compromise	566	913		(78)		1,401
Liabilities subject to compromise	3,842	(3,842	) [10]	—		—
Commitments and contingencies

EQUITY (DEFICIT)
Predecessor common stock	—	—		—		—
Successor common stock	—	—	[11]	—		—
Additional paid-in capital	813	813	[11]	(813	) [15]	813
Accumulated deficit	(1,780)	2,121	[12]	(341	) [15]	—
Accumulated other comprehensive income (loss)	(424)	29	[13]	395	[15]	—

Total equity (deficit)	(1,391)	2,963		(759)		813

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,017	$34		$(837)		$2,214

(1)	Reflects the net cash proceeds related to the effects of the Chapter 11 plan:

Proceeds from Exit Facility ($500 principal amount less $10 original issue discount)	$490
Deferred issuance costs	(25)
Repayment of debtor in possession financing, including accrued interest of $2	(252)
Distribution to holders of First Lien Notes	(103)
Payments to the Litigation Trust (includes $40 associated with PM35 purchase)	(72)
Payment to Stora Enso Ojy (SEO) related to PM 35 purchase	(14)
Payments of professional fees and other costs	(4)
Release of restricted cash	8

Net cash proceeds	$28

(2)	Reflects the impact of transactions pursuant to the Chapter 11 plan on deferred income tax assets.
(3)	Reflects the adjustment of PM 35 assets from net book value to purchase price related to the purchase of assets under a capital lease pursuant to the SEO settlement.
(4)	Reflects the recording of deferred financing costs associated with the issuance of the exit financing.
(5)	Reflects the accrual of plan-related liabilities, including claims recoveries payable to holders of qualified trade claims, administrative claims, professional success fees, and other fees, net of payments related to these claims.
(6)	Reflects the reclassification of OPEB projected benefit obligations from liabilities subject to compromise to current liabilities of $14, the accrual of liabilities resulting from the settlement related to the collective bargaining agreement of $5 less payment of accrued interest on the DIP financing of $2 and less the write-off of miscellaneous liabilities of $1.
(7)	Reflects the repayment of the DIP financing principal.
(8)	Reflects the issuance of the exit financing of $500 principal, net of $10 original issue discount.
(9)	Reflects the reclassification of pension and OPEB projected benefit obligations from liabilities subject to compromise to long-term liabilities of $527 ($531 reinstated from liabilities subject to compromise, less $4 net impact of changes to the pension plan pursuant to the Chapter 11 plan), plus deferred tax liabilities resulting from the implementation of the Chapter 11 plan of $84, and other of $2.
(10)	Reflects reinstatement, settlement, or extinguishment of all other remaining liabilities subject to compromise pursuant to the Chapter 11 plan as follows:

Liabilities subject to compromise	$3,842
Reinstatement of pension and OPEB liabilities to other longer-term obligations	(545)
Cash settlement to holders of First Lien Notes	(103)
Issuance of Successor Company common stock	(813)
Cash settlement to Litigation Trust (includes $40 associated with the PM35 purchase)	(72)
Cash settlement to SEO associated with the PM35 purchase	(14)
Cash settlement related to administrative, priority, other secured, cure and qualified trade creditor claims	(32)

Gain on extinguishment of debt	$2,263

(11)	Reflects the cancellation of the Predecessor Company’s common stock, as well as issuance of the common stock of the Successor Company
(12)	Reflects the net gain resulting from the Chapter 11 plan, including the gain on extinguishment of debt of $2,263, professional fees of $16, tax expense of $80, write down of PM35 upon purchase of $16, pension expense of $25 and other expenses of $5
(13)	Reflects the impact to other comprehensive income (loss) of the changes to the pension plans pursuant to the Chapter 11 plan

(14)	Reflects the following adjustments to the carrying value of assets and liabilities based on the respective valuation methods discussed above:

Inventories	$(36)
Other current assets	1
Property, plant and equipment, net	(871)
Other assets	69
Other current liabilities	1
Other long-term obligations	(79)

The following table summarizes the reconciliation of the enterprise equity value to the reorganization value, the allocation of the reorganization value to our assets and liabilities based on the value determined pursuant to ASC 805 and the resulting adjustment to goodwill:

Enterprise value of the Successor Company	$1,283
Excess cash	20
Non-interest bearing liabilities	911

Reorganization value of assets	2,214
Less amounts allocated to the value of:
Total current assets	(776)
Property, plant and equipment	(1,314)
Amortizable intangible assets	(70)
Other assets	(44)

Reorganization value of assets in excess of fair value (goodwill)	$10

(15)	The net adjustments to additional paid-in capital, accumulated deficit and accumulated other comprehensive loss include: (i) the adjustments required to state assets and liabilities at fair value, which resulted in a loss of $759 that was included in Reorganization items, net in our consolidated statements of operations for the year ended December 31, 2012; and (ii) the elimination of the Predecessor Company’s additional paid-in capital, accumulated other comprehensive loss and accumulated deficit pursuant to fresh start accounting.

Reorganization items, net

ASC 852 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees and other expenses directly related to the reorganization process under the Chapter 11 Proceedings.

Reorganization items, net consist of:

	Predecessor
	Year Ended December 31,
	2012	2011
Professional Fees(1)	$70	$21
Debtor in possession financing costs(2)	4	22
Write-off of debt discounts, premiums and issuance costs(3)	—	12
Provision for rejected executory contracts(4)	31	4
Gain on deconsolidation of Canadian subsidiary(5)	—	(18)
Loss due to changes in pension plans pursuant to the Chapter 11 plan	25	—
Loss related to tax impact of the Chapter 11 plan	80	—
Gain on extinguishment of debt	(2,263)	—
Loss on fresh start revaluation	759	—
Adjustment to PM35 assets pursuant to SEO settlement	16	—
Other(6)	(10)	45

	$(1,288)	$86

(1)	Professional fees directly related to the Chapter 11 Proceedings, ongoing monitoring and establishment of a reorganization plan, including legal, accounting and other professional fees and including certain professional fees incurred by our creditors in connection with the Chapter 11 Proceedings, as required by the Bankruptcy Court.
(2)	Debtor in possession financing costs incurred during 2011 and 2012 in connection with entering into the DIP Credit Agreement (defined in Note 10).
(3)	Write-off of debt discounts, premiums and deferred financing fees associated with our pre-petition second-lien debt, subordinated debt, and unsecured debt. See Note 10 for additional information.
(4)	Provision for rejected executory contracts for estimated claims primarily related to the repudiation of supply contracts. See Note 2 for additional information.
(5)	Represents the gain on deconsolidation of our former Canadian subsidiary. See Note 11 for additional information.
(6)	Primarily associated with adjustments of reserves to estimated allowed claims.

Liabilities subject to compromise

Liabilities subject to compromise primarily represent unsecured or under-secured pre-petition obligations of the Debtors that were subject to compromise under the Chapter 11 plan during the period prior to consummation of the Chapter 11 plan. These amounts represented our best estimates of known or potential pre-petition liabilities that were probable of resulting in an allowed claim against us in connection with the bankruptcy filings and were recorded at the estimated amount of the allowed claim.

Liabilities subject to compromise of our Debtors as of December 31, 2011 were comprised of the following:

Predecessor
2011
Unsecured and under-secured pre-petition debt	$3,120
Accrued interest on unsecured and under-secured pre-petition debt	139
Accounts payable and accrued liabilities, excluding accrued interest on unsecured and under-secured pre-petition debt	125
Pension and other postretirement obligations	471
Other liabilities	64

$3,919

As of December 31, 2012, we had no liabilities subject to compromise due to our emergence from Chapter 11 on December 21, 2012.

4.	Summary of Significant Accounting Policies

Estimates and assumptions

The preparation of these consolidated financial statements required management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fresh start accounting

As discussed in Note 1, we applied fresh start accounting as of the December 31, 2012 Convenience Date. Under fresh start accounting, the reorganization value, as derived from the enterprise value established in the Chapter 11 plan, was allocated to our assets and liabilities based on their fair values (except for deferred income taxes and pension and OPEB projected benefit obligations) in accordance with ASC 805, with the excess of reorganization value over the net asset value recorded as goodwill. The amount of deferred income taxes recorded was determined in accordance with ASC 740. The amount of pension and OPEB projected benefit obligations recorded was determined in accordance with ASC 715. Therefore, all assets and liabilities reflected in the Consolidated Balance Sheet of the Successor Company were recorded at fair value or, for deferred income taxes and pension and OPEB projected benefit obligations, in accordance with the respective accounting policy described below. See Note 3 for additional information regarding the impact of fresh start accounting on our Consolidated Balance Sheet as of December 31, 2012.

Cash equivalents

Highly liquid securities with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash

As of December 31, 2011, restricted cash includes $5 restricted for utility providers pursuant to a first-day motion of the Bankruptcy Court and $7 of cash held by CWPCo, a non-debtor subsidiary. Restricted cash is excluded from cash and cash equivalents and is classified as an investing activity in the consolidated statement of cash flows.

Foreign currency translation

The statements of operations of our former Canadian entity, prior to its deconsolidation (see Note 11 for more information), whose functional currency was the Canadian dollar, are translated into U.S. dollars using the average exchange rates for the period and the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the translation of the net investments in foreign entities are recorded as a component of accumulated other comprehensive income (loss).

Concentration of credit risk

We are potentially subject to concentrations of credit risk related to our accounts receivable. The majority of accounts receivable are with paper merchants, printers and publishers. We limit our credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring accelerated payment terms, letters of credit, guarantees or collateral. For the year ended December 31, 2012, sales to our largest two customers were 14% and 12% of net sales. For the year ended December 31, 2011 sales to our largest two customers were 16% and 12% of net sales. For the year ended December 31, 2010, sales to our largest customer was 18% of net sales.

Accounts receivable at December 31, 2012, relating to our largest two customers, were 12% and 10% of accounts receivable, net. Accounts receivable at December 31, 2011, relating to our largest customer, was 15% of accounts receivable, net. Our ten largest customers accounted for approximately 52%, 54% and 54% of our net sales for the years ended December 31, 2012, 2011 and 2010.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all raw materials and finished goods. Cost of all other inventories, mainly stores and supplies inventories, is determined by the average cost and first-in, first-out methods.

Amortizable intangible assets

Amortizable intangible assets of the Predecessor Company, which consisted primarily of trademarks/trade names and customer relationships, were stated at cost less accumulated amortization. Amortizable intangible assets of the Successor Company, which consist of trademarks/trade names and customer relationships, are stated at fair value as of December 31, 2012, as a result of the application of fresh start accounting.

Trademarks/trade names and customer relationships are amortized on a straight-line basis with lives of 10 years and are evaluated periodically for potential impairment if events or circumstances indicate a possible inability to recover their carrying amounts.

Impairment of goodwill

We review the carrying value of goodwill for impairment in the fourth quarter of each year or more frequently, if an event or circumstance occurs that triggers such an interim review. Our review includes an initial assessment of qualitative factors including, but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the demand for our products, regulatory and political developments and entity specific factors when evaluating for potential impairment of goodwill. If after completing such assessment, it is determined more likely than not that the fair value of the reporting unit is less than its carrying value, we proceed to a quantitative impairment test. We then compare the reporting unit’s fair value with its respective carrying value, including goodwill. If a reporting unit’s fair value exceeds its carrying value, no impairment loss is recognized. If a reporting unit’s carrying value exceeds its fair value, an impairment charge is recorded equal to the difference between the carrying value of the reporting unit’s goodwill and the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit as of Emergence Date is the implied fair value of goodwill.

Property, plant and equipment

As a result of our adoption of fresh start accounting on the Emergence Date, property, plant and equipment have been stated at fair value with useful lives generally ranging from 1 to 40 years. For newer assets, owned assets are recorded at cost. Costs of renewals and betterments of properties are capitalized. The cost of plant and equipment is depreciated utilizing the straight-line method over the estimated useful lives of the assets, which range from 20 to 40 years for buildings, 5 to 30 years for machinery and equipment and 10 years for land improvements.

Maintenance Cost

Predecessor Company

Costs of maintenance and repairs are charged to expense using the direct-expensing method, whereby costs are recorded in the statement of operations in the same period that they are incurred.

Successor Company

Maintenance costs for planned major maintenance shutdowns are deferred over the period in which the maintenance shutdowns occur and expensed ratably over the period until the next planned major shutdown, as we believe that operations benefit throughout that period from the maintenance work performed. Other maintenance costs are expensed as incurred.

Impairment of long-lived assets, other than goodwill

We periodically evaluate whether current events or circumstances indicate that the carrying value of our long-lived assets to be held and used may not be recoverable. If these circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. We report an asset held for sale at the lower of its carrying value or its estimated net realizable value.

Derivative financial instruments

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with foreign currency exchange rate and natural gas price fluctuations. We do not hold or issue derivative financial instruments for trading purposes. We regularly monitor the credit-worthiness of the counterparties to our derivative instruments in order to manage our credit risk exposures under these agreements. Our risk of loss in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered significant by management. These derivative instruments are measured at fair value and are classified as other assets or other long-term obligations on our balance sheets depending on the fair value of the instrument. For a derivative designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income (loss) and is recognized in the consolidated statements of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges and derivative financial instruments not designated as hedges are recognized immediately in earnings.

Fair value of financial instruments

The fair value of debt is based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt of similar terms and maturities which are level 2 inputs in the fair value hierarchy. We measure the fair values of interest rate swaps using observable interest-rate yield curves for comparable assets and liabilities at commonly quoted intervals. We measure the fair values of foreign currency forward contracts based on current quoted market prices for similar contracts. We measure the fair values of natural gas contracts based on natural gas futures contracts priced on the New York Mercantile Exchange (“NYMEX”).

Environmental

Environmental expenditures that increase useful lives of assets are capitalized, while other environmental expenditures are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

Landfills and other asset retirement obligations

We evaluate obligations associated with the retirement of tangible long-lived assets, primarily costs related to the closure and post-closure monitoring of our owned landfills, and record a liability when incurred. Subsequent to initial measurement, we recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

Pension and other postretirement benefits

We maintain various defined benefit pension and other postretirement benefit plans in the United States and in Canada prior to the deconsolidation of our former Canadian subsidiary (see Note 11 for more information). The plans are generally funded through payments to pension funds/trusts or directly by the company and/or employees.

Defined benefit pension and other postretirement benefit expense is recorded on a full accrual basis, as opposed to a cash-paid basis, and is reflected in the consolidated statements of operations over the expected working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating defined benefit pension and other postretirement benefit expense are reviewed and updated periodically to the extent that local market economic conditions and demographics change. Actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, affect expense in future periods. Unrecognized prior service cost and actuarial gains and losses are amortized over the average remaining service of the participants.

Liabilities subject to compromise

Liabilities subject to compromise primarily represented unsecured or under-secured pre-petition obligations of the Debtors that we expected to be subject to impairment as part of the Chapter 11 process and as a result, were subject to settlement at lesser amounts. Generally, actions to enforce or otherwise effect payment of such liabilities were stayed by the Bankruptcy Court. Such liabilities were classified separately from other liabilities in our Consolidated Balance Sheets as “Liabilities subject to compromise” and were accounted for in accordance with our normal accounting policies except that these liabilities were recorded at the amounts allowed or expected to be allowed as claims by the Bankruptcy Court, whether known or potential claims, under a Chapter 11 plan, even if the distributions to the claimants may have been for lesser amounts. See Note 10 for more information on debt obligations.

Liabilities subject to compromise did not include: (i) liabilities held by our subsidiaries that were not subject to the Chapter 11 Proceedings; (ii) liabilities incurred after the commencement of the Chapter 11 Proceedings and (iii) pre-petition liabilities that the Debtors expected to be required to pay in full by applicable law. See Note 3 for more information.

The Debtors rejected certain pre-petition executory contracts with respect to the Debtors’ operations with the approval of the Bankruptcy Court. Damages that resulted from rejections of executory contracts were typically treated as general unsecured claims and were also classified as liabilities subject to compromise.

Revenue recognition

We recognize revenue at the point when title and the risk of ownership passes to the customer. Substantially all of our revenues are generated through product sales, and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at the time of shipment for sales where shipping terms transfer title and risk of loss at the shipping point. For sales where shipping terms transfer title and risk of loss at the destination point, revenue is recognized when the goods are received by the customer. For sales made under consignment programs, revenue is recognized in accordance with the terms of the contract. We provide allowances for estimated returns and other customer credits, such as discounts and volume rebates, when the revenue is recognized based on historical experience. Sales of byproducts produced during the manufacturing process are recognized as a reduction of cost of sales. We do not recognize sales taxes collected from customers as revenue; rather we record these taxes on a net basis in our statements of operations.

International sales

We had net sales to customers outside of the United States of $221, $255 and $271 for the years ended December 31, 2012, 2011 and 2010. We have no material long-lived assets outside of the United States.

Income taxes

Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the enacted tax rates in effect for the years the differences are expected to reverse. We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that we will realize the deferred tax assets in the future. We recognize all income tax-related interest expense and statutory penalties imposed by taxing authorities as income tax expense.

Equity compensation

We use the graded vesting attribution method for recognizing stock compensation cost whereby the cost for a stock award is determined on a straight-line basis over the service period for each separate vesting portion of the award as if the award was multiple awards. Stock based awards that will be settled in cash or otherwise require liability classification are recognized as a liability, which is re-measured at fair value as of each balance sheet date. The cumulative effect of the change in fair value is recognized in the period of the change as an adjustment to compensation cost.

Reorganization items, net

ASC 852 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees and other expenses directly related to the reorganization process under the Chapter 11 Proceedings. See Note 3 for more information.

Earnings per share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. In computing diluted net income (loss) per common share, incremental shares issuable upon the assumed exercise of stock options are added to the weighted-average number of common shares outstanding, if dilutive. There were no dilutive or anti-dilutive securities impacting the earnings per share calculation during 2012, 2011 and 2010.

5.	Inventories

Inventories as of December 31, 2012 and 2011 consist of:

	Successor	Predecessor
	2012	2011
Finished and in-process goods	$301	$288
Raw materials	98	75
Stores and supplies	73	117

	$472	$480

Approximately 84% and 76% of inventories at December 31, 2012 and 2011 are valued using the LIFO method. If inventories had been valued at current costs, they would have been valued at $478 at December 31, 2011. Our inventory was revalued at emergence from bankruptcy as described in Note 3 and that valuation became the new LIFO book basis for accounting purposes.

During the year ended December 31, 2011, inventory quantities were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at higher costs, the effect of which increased cost of goods sold and net loss by approximately $1 during 2011.

6.	Property, Plant and Equipment

Property, plant and equipment as of December 31, 2012 and 2011 consist of:

	Successor	Predecessor
	2012	2011
Land and land improvements	$65	$97
Buildings	156	355
Machinery and other	1,056	3,205
Construction in progress	37	36

	1,314	3,693
Less: accumulated depreciation and amortization	—	(1,359)

	$1,314	$2,334

The decrease in property, plant and equipment is primarily due to the application of fresh start accounting, pursuant to which property, plant and equipment were adjusted to fair value as of December 31, 2012. For additional information, see Note 3.

7.	Intangible Assets

Goodwill

On the Emergence Date, the company recorded $10 of goodwill in connection with the adoption of fresh start accounting representing the excess of reorganization value over the fair value of identifiable net assets. The first annual impairment testing for the newly established goodwill will be required in the fourth quarter of 2013, unless events or circumstances indicate that impairment is possible in the interim.

Amortizable intangible assets

Amortizable intangible assets, net as of December 31, 2012 and 2011 were comprised of the following:

	Successor			Predecessor
	2012			2011
	Gross Carrying Value	Accumulated Amortization	Net	Gross Carrying Value	Accumulated Amortization	Net
Customer Relationships	$45	$—	$45	$26	$15	$11
Trademarks/Trade Names	25	—	25	15	7	8

	$70	$—	$70	$41	$22	$19

In connection with the company’s adoption of fresh start accounting on the Emergence Date, intangible assets and related accumulated amortization of the Predecessor Company were eliminated. Intangible assets of the Successor Company were identified and valued at their fair value. The life over which our intangible assets will be amortized is 10 years. Amortization expense for 2012, 2011 and 2010 was $6, $5 and $4. We estimate that the amortization expense will be approximately $7 per year for each of the next five years. Actual amounts of amortization expense may differ from the estimated amounts due to changes in the carrying amount of those assets as a result of potential impairments, impairment charges of intangible assets, intangible asset additions, accelerated amortization of intangible assets, acquisitions and other factors.

8.	Financial Instruments

Derivative Financial Instruments

Interest Rates

Prior to our debt refinancing in September 2009, we utilized interest-rate swap agreements to manage a portion of our interest-rate risk on our variable-rate debt instruments. After the debt refinancing, we no longer had sufficient variable-rate debt exposure for our outstanding interest rate swaps to qualify for hedge accounting treatment and recorded the changes in fair value as adjustments to interest expense. We recognized in interest expense a (gain) loss of $3 for the year ended December 31, 2010, for interest rate swaps that did not qualify for hedge accounting. During the first quarter of 2010, we locked in the floating rate components of the remaining interest rate swaps and subsequently settled the remaining liability in the third quarter of 2010. As of December 31, 2012 and 2011, we had no interest rate swaps outstanding. We measured the fair values of our interest rate swaps using observable interest-rate yield curves for comparable assets and liabilities at commonly quoted intervals. We paid cash of $34 on our interest rate agreements for the year ended December 31, 2010.

Natural Gas

In order to hedge the future cost of natural gas consumed at our mills, we engage in financial hedging of future gas purchase prices, designated as cash flow hedges. We hedge with financial instruments that are priced based on New York Mercantile Exchange (“NYMEX”) natural gas futures contracts. We do not hedge basis (the effect of varying delivery points or locations) or transportation costs (the cost to transport the gas from the delivery point to a company location) under these transactions. We measure the fair values of our natural gas contracts based on natural gas futures contracts priced on the NYMEX. As of December 31, 2012 we were party to natural gas futures contracts for notional amounts aggregating 750,000 MMBTU’s which expired in March 2013.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

As of December 31, 2012 and 2011, our financial assets and liabilities measured on a recurring basis consisted of natural gas financial hedge contracts. The fair values and carrying amounts of these contracts are not material to our financial statements for the periods presented.

Assets and Liabilities Not Carried at Fair Value

The fair value of debt is based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt of similar terms and maturities, which are level 2 inputs in the fair value hierarchy. Our exit financing term loan facility was recorded at face value less original issue discount, which represented fair value upon issuance at emergence on December 21, 2012. Details of our debt are as follows:

	Successor		Predecessor
	December 31, 2012		December 31, 2011
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Debt:
Floating rate senior secured term loan	$(503)	$(490)	$—	$—
Debtor in possession term loan	—	—	(253)	(248)
11.375% first-lien senior secured notes	—	—	(1,319)	(1,734)
Floating rate second-lien senior secured notes	—	—	(11)	(225)
10% second-lien senior secured notes	—	—	(49)	(806)
12% senior subordinated notes	—	—	—	(200)

	$(503)	$(490)	$(1,632)	$(3,213)

Other Fair Value Disclosures

See Note 6 for fair value information of assets held for sale recorded at fair value, Note 12 for fair value information of pension and other postretirement plan assets and Note 3 for fair value information associated with the application of fresh start accounting. At December 31, 2012 and 2011, the carrying amounts of all other assets and liabilities that qualify as financial instruments approximated their fair value.

9.	Other Current Liabilities

Other current liabilities as of December 31, 2012 and 2011 consist of:

	Successor	Predecessor
	2012	2011
Payroll and employee benefit costs	$85	$68
Other	52	58

	$137	$126

10.	Long-Term Debt

The balances of long-term debt as of December 31, 2012 and 2011 are as follows:

	Successor	Predecessor
	2012	2011
Floating rate senior secured term loan (LIBOR plus 6.50%)	$490	$—
Debtor in possession term loan	—	248
11.375% first-lien senior secured notes (face amount $1,770)	—	1,734
Floating rate second-lien senior secured notes (LIBOR plus 6.25%)	—	225
10% second-lien senior secured notes (face amount $806)	—	806
12% senior subordinated notes (face amount $200)	—	200
Capital lease	—	155

	490	3,368
Less: current portion of long-term debt	(5)	—
Less: debt classified as liabilities subject to compromise	—	(3,120)

	$485	$248

Exit Financing (Successor)

On December 21, 2012, NewPage and each of its material, wholly-owned U.S. subsidiaries entered into a credit and guaranty agreement for a $500 term loan facility (“Term Loan”) led by Goldman Sachs Lending Partners LLC and a credit agreement for a $350 revolving credit facility (“Revolver”) led by J.P. Morgan Securities LLC. In connection with the implementation of the Chapter 11 plan, the proceeds from the exit financing have been used for the refinancing of the previously existing DIP Credit Agreement (described below), payment of distributions pursuant to the Chapter 11 plan, as well as providing for future use by NewPage for ongoing working capital requirements and general corporate purposes of NewPage. As consideration for entering into the two exit financing facilities during 2012, we incurred fees of approximately $27, which were recorded as deferred financing costs in other assets in our consolidated balance sheet as of December 31, 2012 and will be amortized to interest expense through the maturity dates of the respective exit financing facility. Substantially all of NewPage’s material assets are pledged as collateral for the Term Loan and Revolver and both facilities are guaranteed by NewPage Investments Company LLC and each of its direct U.S. subsidiaries.

$500 Senior Secured Exit Term Loan Credit Facility due 2018

The Term Loan, with a maturity date of December 21, 2018, is with Goldman Sachs Lending Partners LLC, as syndication agent, Barclays Bank PLC, as administrative agent and collateral agent, and J.P. Morgan Securities LLC, as documentation agent. All three of these parties are joint lead arrangers and joint bookrunners.

Borrowings under the Term Loan bear interest at a rate equal to, at NewPage’s option, the base rate or the Eurodollar rate, in each case plus an applicable margin. The base rate under the Term Loan equals the greater of (i) the U.S. prime rate, (ii) the federal funds effective rate plus 0.5% or, (iii) the adjusted Eurodollar rate plus 1%. The applicable margin for base rate loans is 5.5% and the applicable margin for Eurodollar loans is 6.5%. The Eurodollar rate is subject to a floor of 1.25%.

The interest in effect for the Term Loan at December 31, 2012 is 7.75%.

Scheduled principal payments on the Term Loan are due quarterly beginning March 31, 2013. Quarterly installments due are $1.25 for each quarter ending in 2013 and $6.25 for each quarter ending in 2014 through 2018 with the final principal payment and remaining balance due on December 21, 2018. The Term Loan includes a requirement to prepay the Term Loan annually by an aggregate amount equal to 75% of the consolidated excess cash flow for the year ending December 31, 2013 and 50% of such consolidated excess cash flow for each fiscal year thereafter. The payment is due no later than 120 days after the end of the fiscal year. If the Company’s net leverage ratio as of the last day of such fiscal year is equal to or below 1.50:1.00, but greater than 1.00:1.00, then the payment amount is reduced to 25% of consolidated excess cash flow and if equal to or below 1.00:1.00 then no payment is required. Any payments so made from excess cash flow reduce the scheduled principal payments on the Term Loan.

At December 31, 2012, future minimum principal payments of debt related to the Term Loan are: $5 in 2013; $25 in each of 2014, 2015, 2016 and 2017; and $395 in 2018.

The company is able to voluntarily repay amounts against the Term Loan in whole or in part, at any time. Prepayments in 2013 are subject to a 2% premium plus interest for the balance of the year. Prepayments in 2014 and 2015 are subject to 2% and 1% premiums. The company is required to make repayments against the Term Loan anytime it has proceeds from asset sales or insurance/condemnation proceeds unless the company invests such proceeds in long-term assets for the business within one year of an asset sale. The company is also required to make repayments against the Term Loan from any proceeds from the issuance of debt or in the event that consolidated excess cash flow exists at the end of any fiscal year. Any payments made under the excess cash flow sweep reduce the scheduled principal payments on the Term Loan.

$350 Revolving Credit Agreement

The Revolver is with certain lenders and J.P. Morgan Chase Bank, N.A., as administrative agent and co-collateral agent along with Wells Fargo Bank, N.A., co-collateral agent.

The Revolver, with a maturity date of December 21, 2017, provides for an asset-based, revolving credit facility with an aggregate lender commitment of up to $350 at any time outstanding, subject to borrowing base availability, including $30 swingline sub-facility and a $200 letter of credit sub-facility.

As of December 31, 2012, we had $285 available for borrowings after reduction for $65 in letters of credit. As of December 31, 2012, there were no borrowings outstanding on the revolving credit facility.

The Revolver availability under the facility is subject to a borrowing base, which at any time is equal to: the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of 75% of eligible inventory of the company or 85% of the net orderly liquidation value of eligible inventory of the company, minus reserves established by the co-collateral agents.

Borrowings under the Revolver bear interest at a rate equal to, at NewPage’s option, the base rate or the Eurodollar rate, in each case plus an applicable margin. The base rate under the Revolver equals the greater of: (i) the U.S. prime rate, (ii) the federal funds rate plus 0.5%, or (iii) the Eurodollar rate for a one month interest period plus 1.0%. The initial applicable margin is 1.00% with respect to the base rate borrowings and 2.00% with respect to the Eurodollar borrowings. The applicable margin is subject, in each case, to monthly pricing adjustments based on the average monthly excess availability under the Revolver, with such adjustments commencing after the end of the second full fiscal quarter following the Emergence Date.

In addition to paying interest on the outstanding borrowings under the Revolver, the company is required to pay a fee in respect of committed but unutilized commitments equal to 0.375% per annum. NewPage must also pay a fee on the outstanding letters of credit under the Revolver at a rate equal to the applicable margin in respect of Eurodollar borrowings, plus a fronting fee of 0.125% per annum on the average daily amount of the outstanding letters of credit.

The company is able to voluntarily repay amounts against the Revolver in whole or in part, at any time without premium or penalty. The company is required to make repayments against the Revolver anytime it has outstanding loans under the Revolver that exceed the maximum availability then in effect. The company is also required to use net proceeds from certain significant asset sales to repay outstanding Revolver loans, but may re-borrow following such prepayments if the conditions to borrowing are met.

The Term Loan and Revolver contain customary covenants for asset-based credit agreements of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) requirements to pay all taxes imposed, properly maintain all assets and properties and maintain appropriate insurance for the assets, properties and businesses of the company; (iii) restrictions on the existence or incurrence and repayment of indebtedness, including restrictions on incurrence of any sale and lease back transactions or incurrence of capital leases in excess of $50 in aggregate; (iv) restrictions on the existence or incurrence of liens; (v) restrictions on making certain restricted payments; (vi) restrictions on making certain investments; (vii) restrictions on certain mergers, consolidations and asset dispositions; (viii) restrictions on transactions with affiliates; (ix) restrictions on modifications to material indebtedness; and (x) requirements related to maximum net leverage ratios and a minimum fixed charge coverage ratio. Subject to customary grace periods and notice requirements, the Term Loan and Revolver also contains customary events of default.

Financings during Chapter 11 Creditor Protection Proceedings (Predecessor)

The commencement of the Chapter 11 Proceedings constituted an event of default under our pre-petition debt obligations and those debt obligations became automatically and immediately due and payable by their terms, although any action to enforce payment obligations is stayed as a result of the commencement of the Chapter 11 Proceedings. As a result, unsecured and under-secured pre-petition debt obligations, including related accrued interest, of $3,259 were included in liabilities subject to compromise in our consolidated balance sheet as of December 31, 2011. See Note 3 for more information.

In connection with the Chapter 11 Proceedings, the Company entered into the DIP Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent; JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Co-Collateral Agents; Barclays Capital, as Syndication Agent; Siemens Financial Services, Inc., USB Securities LLC and Wells Fargo Capital Finance, LLC, as Co-Documentation Agents; J.P. Morgan Securities LLC, Barclays Capital and Wells Fargo Capital Finance, LLC, as Joint Bookrunners and Joint Lead Arrangers for the Revolving Facility; J.P. Morgan Securities LLC and Barclays Capital, as Joint Bookrunners and Joint Lead Arrangers for the Term Facility; and other institutions that became Lenders under the DIP Credit Agreement.

The DIP Credit Agreement provided for borrowings in an aggregate principal amount of up to $600, consisting of a $350 revolving credit facility (“DIP revolving credit facility”) and a $250 term loan (“DIP term loan”) to the Company. An interim order from the Bankruptcy Court approving the DIP Credit Agreement permitted borrowings up to $495, with the remaining $105 granted pursuant to the final order on October 5, 2011.

The $250 DIP term loan was issued for net proceeds of $248. The proceeds of the DIP Credit Agreement were used for the repayment of amounts outstanding under the existing Revolving Credit and Guaranty Agreement dated December 21, 2007, as amended, and the termination of the commitments thereunder, and to pay certain fees and expenses associated with the DIP Credit Agreement and used for working capital and general corporate purposes of the Loan Parties, including allowed administrative expenses incurred during the Chapter 11 Proceedings or as have otherwise been approved by the Bankruptcy Court. Financing costs incurred during 2011 in connection with the DIP Credit Agreement totaled $22 and were expensed as incurred in accordance with ASC 852. Subject to customary conditions, including the absence of defaults under the DIP revolving credit facility, amounts available under the DIP revolving credit facility could be borrowed, repaid and reborrowed, including in the form of letters of credit and swing line loans, until the maturity date thereof. The DIP Credit Agreement required a minimum of $35 of revolver availability at all times and unrestricted cash could not be less than $15.

Interest on the outstanding principal amount of loans under the DIP Credit Agreement was computed (i) on the basis of a 360-day year and actual number of days outstanding for LIBOR loans or (ii) on the basis of a 365-day year and actual number of days outstanding for base rate loans. Interest on the DIP term loan accrued at a rate per annum, equal to either (i) the base rate plus 5.5%, subject to a 2.5% base rate floor, or (ii) LIBOR plus 6.5%, subject to a 1.5% LIBOR floor (8.0% at December 31, 2011). Interest on the DIP revolving credit facility accrued at a rate per annum, equal to (i) the base rate plus 2.25%, or (ii) LIBOR plus 3.25%. There was no outstanding balance on the DIP revolving credit facility at December 31, 2011.

The obligations of NewPage Corporation as borrower under the DIP Credit Agreement were guaranteed by NewPage Group Inc., NewPage Holding Corporation and certain of their direct and indirect material domestic subsidiaries (whether currently existing or subsequently acquired or organized, subject to customary exceptions), including Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Canadian Sales LLC, NewPage Consolidated Papers Inc., NewPage Energy Services LLC, NewPage Port Hawkesbury Holding LLC, NewPage Wisconsin System Inc., Rumford Paper Company, Upland Resources, Inc., and Wickliffe Paper Company LLC (collectively, together with NewPage Corporation, the “Loan Parties”), each as debtor and debtor in possession under the Bankruptcy Code, and secured by all or substantially all assets of each of the guarantors. Escanaba Wood Supply, Inc. was also a guarantor, but was not a debtor in possession under the Bankruptcy Code. NewPage Port Hawkesbury Corp., Consolidated Water Power Company and Rumford GIPOP Inc. were not guarantors.

Interest Expense

As a result of the stay of claims pursuant to the Chapter 11 Proceedings the company was not obligated to pay interest on pre-petition unsecured or under-secured debt. The company did continue to make interest payments on the First-Lien Notes. However, in 2012, $63 of post-petition First-Lien Notes interest expense was reversed into income as it was re-characterized as a principal reduction. This interest was previously expensed in 2011. While in Chapter 11, we did not accrue or pay interest or make debt service payments on the other unsecured or under-secured debt which has resulted in a reduction of our cash outflow related to debt service of approximately $321 in 2012 and $38 from the bankruptcy filing on September 7, 2011 through December 31, 2011.

11.	Port Hawkesbury Subsidiary

Deconsolidation

On September 6, 2011, NPPH brought a motion before the Supreme Court of Nova Scotia to commence proceedings to seek creditor protection under the CCAA. Initial orders were issued by the Supreme Court of Nova Scotia on September 9, 2011 commencing the CCAA Proceedings and approving a settlement and transition agreement transferring certain current assets to NewPage against a settlement payment of $25 and in exchange for being relieved of all liability associated with NPPH. In connection with the CCAA Proceedings, NPPH was placed under the jurisdiction of the Canadian court and the court-appointed Monitor, Ernst & Young (“Monitor”). On September 16, 2011, production ceased at NPPH.

As a result of the CCAA Proceedings and the approval of the settlement and transition agreement, we deconsolidated our NPPH subsidiary effective September 6, 2011, due to our loss of control over this entity. As a result of the deconsolidation, we adopted the cost method of accounting for our investment in NPPH. Upon adoption of the cost method, we evaluated our investment in NPPH for impairment and determined that our entire investment had experienced an other-than-temporary decline in value and was fully impaired. As a result of the de-recognition of the assets and liabilities, combined with the settlement payment and fair value of the remaining equity interest, the deconsolidation of the NPPH subsidiary resulted in an $18 gain recorded in Reorganization items, net.

On September 25, 2012, the NPPH plan of compromise and arrangement (“NPPH Plan”) was sanctioned by the Canadian court. Pursuant to the NPPH Plan, NPPH was sold on September 28, 2012 and the Monitor delivered C$31 to the Bank of New York Mellon, as “Collateral Trustee” under the collateral trust agreement dated May 2, 2005, which was held in trust for and later distributed directly to the First Lien Noteholders on the Effective Date of the company’s Chapter 11 plan.

BioMass Project

In November 2010, NPPH, our former indirect wholly-owned subsidiary of NewPage, completed the sale of certain assets, including a boiler and land at the NPPH, Nova Scotia mill, to Nova Scotia Power Inc. (“NSPI”) for a cash sales price of US$79. The assets and proceeds of this sale were to remain on our books until the completion of the construction phase (proceeds were shown as a long-term liability). In addition, NSPI and NPPH entered into a construction agreement for NPPH to construct for NSPI a biomass cogeneration utility plant for the generation of electricity by December 31, 2012 for approximately C$93. All costs of construction up to C$93 were to be paid or reimbursed by NSPI. As part of the construction agreement, NPPH was subject to damages for failure to complete certain milestones on time, subject to limitations as provided in the agreement. In addition, NewPage had issued a performance guarantee to NSPI, subject to a limitation of C$29, in the event that NPPH defaulted on the agreement. Also as part of the construction agreement, NewPage had issued a letter of credit of US$10 to NSPI in November 2010 and an additional letter of credit of US$5 in January 2011 in accordance with the terms of the construction agreement. All construction costs incurred, both directly and indirectly, became other assets and all reimbursements and direct payments by NSPI became long-term liabilities, pending completion of the construction. Upon completion of the construction phase, all the previously described assets and liabilities were to be de-recognized from the balance sheet and recognized as (gain) loss on sale of assets in the statement of operations. The assets and liabilities associated with this project were included in the deconsolidation of NPPH described above. Subsequent to commencement of the CCAA Proceedings, NPPH assigned certain rights under the construction agreement to NSPI and NSPI had continued construction of the biomass project.

NSPI and NPPH also had entered into a management, operations and maintenance agreement related to NPPH operating the utility assets for and under the control of NSPI for an initial period of 25 years plus the period prior to completion of the turbine, with three automatic five-year renewal terms, unless notice of termination was given. Upon consummation, the operator under this agreement was to receive payment from NSPI based upon the amount of energy produced and NPPH was to receive a portion of the steam generated from the utility plant for its needs. NPPH was subject to liquidated damages in the event that a minimum level of output is not achieved. In addition, NewPage had issued a performance guarantee to NSPI, subject to a limitation of C$15, for the event that NPPH defaulted on the agreement. Services under this contract would not have begun until completion of the construction contract. In addition, this contract was subject to evaluation and disposition by the Monitor (as part of the CCAA Proceedings) with the buyers of NPPH and with NSPI.

12..	Retirement and Other Postretirement Benefits

We provide retirement benefits for certain employees. In the U.S., pension benefits are provided through employer-funded qualified and non-qualified (unfunded) defined benefit plans and are a function of either years worked multiplied by a flat monetary benefit, or years worked multiplied by the highest five year’s average earnings out of the last ten years of an employee’s pension-eligible service. Effective January 1, 2009, the existing defined benefit plan was frozen for U.S. salaried employees and was replaced with a cash balance plan. Effective December 31, 2010, benefit accruals to the cash balance pension plan were also frozen. Accrued benefits will continue to earn annual interest credits, but participants will no longer earn cash balance benefit credits. Effective September 1, 2011, we terminated a non-qualified defined benefit pension plan in the United States. As a result of this termination and the Chapter 11 filing, accumulated benefits totaling $13 associated with this plan were frozen and reclassified to liabilities subject to compromise in our December 31, 2011 consolidated balance sheet and we reclassified $2 of unrealized actuarial losses from accumulated other comprehensive income (loss) to reorganization items, net, in our consolidated statement of operations for the year ended December 31, 2011.

During 2011, workers at our Central Wisconsin, Escanaba and Rumford mills ratified collective bargaining agreements with various unions, resulting in an adjustment to increase the benefit liability in the U.S. pension plans by $36 with an offset to accumulated other comprehensive income (loss) and an adjustment to reduce the benefit liability in the U.S. other postretirement benefit plans by $19 with an offset to accumulated other comprehensive income (loss), from a change in participant eligibility requirements.

As a result of the Chapter 11 filing, our underfunded pension and other postretirement benefit obligations for our U.S. plans were reclassified from other long-term obligations to liabilities subject to compromise in our consolidated balance sheets as of December 31, 2011 (See Note 3 for more information). Also, during the Chapter 11 proceedings, all of the Company’s unions entered into a comprehensive bargaining agreement freezing the union pension plan to new entrants as of December 31, 2012, emphasizing the defined contribution plan for the delivery of retirement benefits. Under the terms of the agreement, all negotiated future pension multiplier increases will be honored. After the last increase goes into effect for each union, covered employees will then receive additional employer contributions to their accounts within the company’s defined contribution plan. Long-service employees over a certain age will be given the option of staying in the current pension plan arrangement or moving to the new defined contribution approach.

In Canada, prior to the deconsolidation of our Canadian subsidiary described in Note 11, pension benefits were provided through employer- and employee-funded defined benefit plans and benefits were a function of years worked and average final earnings during an employee’s pension-eligible service. Certain of the pension benefits were provided in accordance with collective bargaining agreements. Where pre-funding was required, independent actuaries determined the employer contributions necessary to meet the future obligations of the plans and such plan assets were held in trust for the plans. In September 2010, benefits under the salaried Canadian pension plan were frozen, resulting in an adjustment to increase the benefit liability by $6 in the third quarter of 2010 with an offset to accumulated other comprehensive income (loss). This adjustment was the net result of the reduction in benefits from the plan amendment, more than offset by changes in actuarial assumptions as of the September 2010 remeasurement date. During the second quarter of 2011, benefits under our Canadian supplemental pension plan were fully funded with a cash contribution of $12, which resulted in a net pension asset of $4 as of December 31, 2011.

We also provide other retirement and post-employment benefits for certain employees, which may include healthcare benefits for certain retirees prior to their reaching age 65, healthcare benefits for certain retirees on and after their reaching age 65, long-term disability benefits, continued group life insurance and extended health and dental benefits. These benefits are provided through various employer- and/or employee-funded postretirement benefit plans. We generally fund the employer portion of these other postretirement benefits on a pay-as-you-go basis. For certain U.S. postretirement healthcare plans, employer contributions toward the annual healthcare premium equivalent for retirees are limited to a specific monetary value or percentage. In these cases, the remainder of the premium equivalent is the responsibility of the retiree. Certain of the other postretirement benefits are provided in accordance with collective bargaining agreements.

We also sponsor defined contribution plans for certain U.S. employees. Employees may elect to contribute a percentage of their salary on a pre-tax basis, subject to regulatory limitations, into an account with an independent trustee which can then be invested in a variety of investment options at the employee’s discretion. We may also contribute to the employee’s account depending upon the requirements of the plan. For certain employees, these employer contributions may be in the form of a specified percentage of each employee’s total compensation or in the form of discretionary profit-sharing that may vary depending on the achievement of certain company objectives. For the period from June 1, 2009 through December 31, 2010, we temporarily suspended the employer matching contribution for our salaried employees participating in the 401(k) plan as part of our cost reduction initiatives. Certain of the U.S. defined contribution benefits are provided in accordance with collective bargaining agreements. During the years ended December 31, 2012, 2011 and 2010, we incurred expenses of $19, $16 and $8 for employer contributions to these defined contribution plans.

The following tables set forth the changes in the benefit obligation relating to defined benefit pension and other postretirement benefits and fair value of plan assets during the year and also the funded status of our defined benefit pension and other postretirement benefit plans showing the amounts recognized in our consolidated balance sheets as of December 31, 2012 and 2011. The U.S. defined benefit pension obligations include unfunded liabilities of $13 as of December 31, 2011, associated with a non-qualified defined benefit pension plan in the United States which was eliminated as part of our application of fresh start accounting. The tables below also reflect the effects on the Canadian pension and other postretirement benefit plans resulting from the deconsolidation of our Canadian subsidiary (see Note 11).

	Predecessor
	Pension Plans
	U.S. Plans		Canadian Plans
	2012	2011	2011
Benefit obligation at beginning of period	$1,320	$1,224	$382
Service cost	17	15	3
Interest cost	65	65	14
Plan participant contributions	—	—	2
Benefits paid	(60)	(70)	(18)
Plan amendments	3	36	—
Foreign currency exchange rate changes	—	—	8
Actuarial (gains) losses	163	50	(5)
Application of fresh start accounting	(13)	—	—
Deconsolidation of Canadian subsidiary	—	—	(386)

Benefit obligation at end of period (2012: Successor; 2011: Predecessor)	1,495	1,320	—
Fair value of plan assets at beginning of period	943	954	308
Actual return on plan assets	119	48	2
Plan participant contributions	—	—	2
Employer contributions	27	11	21
Benefits paid	(60)	(70)	(18)
Foreign currency exchange rate changes	—	—	6
Deconsolidation of Canadian subsidiary	—	—	(321)

Fair value of plan assets at end of period (2012: Successor; 2011: Predecessor)	1,029	943	—

Funded status at end of period (2012: Successor; 2011: Predecessor)	$(466)	$(377)	$—

Included in the balance sheet (2012: Successor; 2011: Predecessor):
Other long-term obligations	$(466)	$—	$—
Liabilities subject to compromise	—	(377)	—

Total liability	$(466)	$(377)	$—

Weighted-average assumptions:
Discount rate	4.2%	5.0%	5.4%

	Predecessor
	Other Postretirement Plans
	U.S. Plans		Canadian Plans
	2012	2011	2011
Benefit obligation at beginning of period	$94	$119	$16
Service cost	2	2	—
Interest cost	4	5	1
Benefits paid	(12)	(19)	(2)
Plan amendments	(8)	(19)	—
Actuarial (gains) losses	(6)	6	1
Deconsolidation of Canadian subsidiary	—	—	(16)

Benefit obligation at end of period (2012: Successor; 2011: Predecessor)	74	94	—
Fair value of plan assets at beginning of period	—	—	—
Employer contributions	12	19	2
Benefits paid	(12)	(19)	(2)

Fair value of plan assets at end of period (2012: Successor; 2011: Predecessor)	—	—	—

Funded status at end of period (2012: Successor; 2011: Predecessor)	$(74)	$(94)	$—

Included in the balance sheet (2012: Successor; 2011: Predecessor):
Other current liabilities	$(14)	$—	$—
Other long-term obligations	(60)	—	—
Liabilities subject to compromise	—	(94)	—

Total net asset (liability)	$(74)	$(94)	$—

Weighted-average assumptions—Discount rate	3.4%	4.4%	N/A

The assumed discount rates used in determining the benefit obligations were determined by reference to the yield of a settlement portfolio from a universe of high quality bonds across the full maturity spectrum generally rated at Aa maturing in conjunction with the expected timing and amount of future benefit payments.

As a result of our application of fresh start accounting, there are no amounts in accumulated other comprehensive income (loss) before tax as of December 31, 2012. The amounts in accumulated other comprehensive income (loss) before tax that had not been recognized as components of net periodic defined benefit pension and other postretirement benefit cost as of December 31, 2011 are as follows:

	Predecessor
	2011
	Pension Plans	Other Post- retirement Plans	Total
Unrecognized net actuarial gains (losses)	$(311)	$(12)	$(323)
Net prior service (cost) credit	(42)	88	46

Total accumulated other comprehensive income (loss)	$(353)	$76	$(277)

The components of other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	Predecessor
	2012
	Pension Plans	Other Post- retirement Plans
	U.S.	U.S.	Total
Net actuarial gains (losses)	$(115)	$6	$(109)
Amortization of net actuarial gains (losses)	18	—	18
Net prior service (cost) credit	(3)	8	5
Amortization of net prior service credit	4	(15)	(11)
Net prior service (cost) credit due to curtailment	24	—	24
Application of fresh start accounting	425	(75)	350

Total recognized in other comprehensive income (loss)	$353	$(76)	$277

	Predecessor
	2011
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Net actuarial gains (losses)	$(72)	$(7)	$(5)	$(1)	$(85)
Amortization of net actuarial gains (losses)	10	2	—	—	12
Net prior service (cost) credit	(35)	—	19	—	(16)
Amortization of net prior service credit	3	1	(13)	—	(9)
Foreign currency exchange rate changes	—	(2)	—	—	(2)
Deconsolidation of Canadian subsidiary	—	82	—	(8)	74

Total recognized in other comprehensive income (loss)	$(94)	$76	$1	$(9)	$(26)

	Predecessor
	2010
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Net actuarial gains (losses)	$(22)	$(23)	$7	$1	$(37)
Amortization of net actuarial gains (losses)	12	2	—	—	14
Net prior service (cost) credit	—	(1)	—	1	—
Amortization of net prior service credit	1	—	(12)	—	(11)
Foreign currency exchange rate changes	—	(3)	—	(1)	(4)

Total recognized in other comprehensive income (loss)	$(9)	$(25)	$(5)	$1	$(38)

Since accumulated other comprehensive loss was eliminated as of December 31, 2012, as a result of the application of fresh start accounting, there will be no amounts amortized into net periodic benefit cost for the defined benefit pension plans and other postretirement benefit plans.

Total accumulated benefit obligation (“ABO”) as of December 31, 2012 (Successor) and 2011 (Predecessor) was $1,495 and $1,320 for all U.S. defined benefit pension plans.

The following shows the ABO, the projected benefit obligation (“PBO”) and the fair value of plan assets as of December 31, 2012 and 2011 for defined benefit pension plans where the ABO and PBO exceed the fair value of plan assets:

	Successor	Predecessor
	2012	2011
ABO	$1,495	$1,320
PBO	1,495	1,320
Fair value of assets	1,029	943

Plan Assets

The Investment Policy Committee (“IPC”), in consultation with our actuarial consultants, investment managers and investment consultant, has developed a diversified investment management program for the pension trusts that efficiently maximizes return and minimizes risk over the longer term, based on risk return and correlation assumptions established by the investment consultant. Funds are allocated among the trusts’ investment managers within asset allocation target ranges. The IPC believes that a strategic long-term asset allocation plan implemented in a consistent and disciplined manner will be the major determinate of investment performance. We believe the trusts have adequate liquidity to meet current and short-term obligations. Additionally, the strategy attempts to match long-term obligations with a long-duration bond strategy within the fixed income allocation. The IPC reviews the investment policy statements at least once per year. In addition, the portfolios are reviewed at least quarterly to determine their deviation from target weightings and are rebalanced as necessary.

The long-term strategic allocation target ranges for investments of the pension plans are as follows:

Cash and cash equivalents	0% to 5%
Equity securities	30% to 85%
Debt securities	20% to 40%
Real estate	0% to 10%
Other, including alternative investments	0% to 20%

The expected role of equity investments is to invest in well-diversified portfolios of domestic and international securities. The expected role of debt investments is to invest in well-diversified portfolios of debt instruments such that the average weighted duration does not exceed the duration of the Barclays Capital Aggregate Bond Index by more than approximately two years.

The expected long-term rates of return on plan assets were derived based on the capital market assumptions for each designated asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets.

The returns on these assets have generally matched the broader market. We are monitoring the effects of the market declines on our minimum pension funding requirements and pension expense for future periods.

The fair values of plan assets at December 31, 2012, by asset classification are as follows:

	Successor
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies (“RICs”)(1):
Global equity	$52	$52	$—	$—
Emerging markets equity	42	42	—	—

	94	94	—	—

Corporate debt(2):
Aaa to A-	28	—	28	—
Baa+ to Ba-	25	—	25	—

	53	—	53	—

Common/collective trusts(1):
Short term	2	—	2	—
U.S. equity	346	—	346	—
Global equity	50	—	50	—
International equity ex-U.S.	109	—	109	—
Long bond	127	—	127	—
Treasuries	50	—	50	—

	684	—	684	—

Government securities—other(3):
Aaa to A-	14	—	14	—
Baa+ to Baa-	3	—	3	—

	17	—	17	—

Other types of investments:
Government securities—U.S.(3)	53	—	53	—
Hedge funds multi-strategy(4)	68	—	—	68
Common stock—real estate(5)	42	42	—	—
Partnership/joint venture interests(6)	17	—	—	17
Cash and cash equivalents	1	1	—	—

	181	43	53	85

Total	$1,029	$137	$807	$85

The fair values of plan assets at December 31, 2011, by asset classification are as follows:

	Predecessor
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies (“RICs”)(1):
Global equity	$45	$45	$—	$—
Emerging markets equity	—	—	—	—

	45	45	—	—

Corporate debt(2):
Aaa to A-	31	—	31	—
Baa+ to Ba-	24	—	24	—

	55	—	55	—

Common/collective trusts(1):
Short term	1	—	1	—
U.S. equity	341	—	341	—
Global equity	48	—	48	—
International equity ex-U.S.	101	—	101	—
Long bond	122	—	122	—
Treasuries	47	—	47	—

	660	—	660	—

Government securities—other(3):
Aaa to A-	13	—	13	—
Baa+ to Baa-	3	—	3	—

	16	—	16	—

Other types of investments:
Government securities—U.S.(3)	49	—	49	—
Hedge funds multi-strategy(4)	62	—	—	62
Common stock—real estate(5)	41	41	—	—
Partnership/joint venture interests(6)	15	—	—	15
Cash and cash equivalents	—	—	—	—

	167	41	49	77

Total	$943	$86	$780	$77

(1)	Common/collective trusts and registered investment companies are valued using a Net Asset Value (“NAV”) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares or units outstanding. The fair value of the underlying securities within the fund, which are generally traded on an active market, are valued at the closing price reported on the active market on which those individual securities are traded.
(2)	Corporate debt is valued primarily based on observable market quotations for similar bonds at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flows approach using current yields on similar instruments of issuers with similar credit ratings.
(3)	Government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar securities, the security is valued under a discounted cash flows approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

(4)	Hedge funds are private investment vehicles valued using a NAV provided by the manager of each fund. A variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value the investments.
(5)	Common stocks are valued based on quoted market prices at the closing price as reported on the active market on which the individual securities are traded.
(6)	Partnership/joint ventures are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments.

The following is a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs for Level 3 assets for the U.S. pension plans as of December 31, 2012.

	Total	Common/ collective trusts and RICs	Partnership/ joint venture interests	Hedge funds	Government securities
Balance at December 31, 2011 (Predecessor)	$77	$—	$15	$62	$—
Realized gains (losses)	2	—	2	—	—
Unrealized gains (losses)	6	—	—	6	—
Purchases (sales)	—	—	—	—	—
Transfers in (out) of Level 3	—	—	—	—	—

Balance at December 31, 2012 (Successor)	$85	$—	$17	$68	$—

The following is additional information regarding Level 3 investments, held at December 31, 2012 that calculate net asset value per share (or its equivalent):

	Successor
	Fair Value	Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Multi-strategy hedge fund(a)	$29	$—	Quarterly	30 days
Debt securities hedge fund(b)	39	—	Semi-annually	90 days
Private equity(c)	17	10	N/A	N/A

	$85	$10

The following is a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs for Level 3 assets for the U.S. pension plans as of December 31, 2011:

	Predecessor
	Total	Common/ collective trusts and RICs	Partnership/ joint venture interests	Hedge funds	Government securities
Balance at December 31, 2010	$75	$1	$13	$60	$1
Realized gains (losses)	—	—	—	—	—
Unrealized gains (losses)	3	—	1	2	—
Purchases (sales)	—	(1)	1	—	—
Transfers in (out) of Level 3	(1)	—	—	—	(1)

Balance at December 31, 2011	$77	$—	$15	$62	$—

The following is additional information regarding Level 3 investments, held at December 31, 2011 that calculate net asset value per share (or its equivalent):

	Predecessor
	Fair Value	Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Multi-strategy hedge fund(a)	$27	$—	Quarterly	30 days
Debt securities hedge fund(b)	35	—	Semi-annually	90 days
Private equity(c)	15	13	N/A	N/A

	$77	$13

(a)	Invests in equities, equity-related instruments, fixed income and other debt-related instruments, real estate and other tangible assets, cash and cash equivalents, options, futures, swaps and other derivatives. The fund utilizes leverage in its investment program and includes both long and short positions. The fund’s investment objective is to generate consistent, absolute returns with low volatility.
(b)	The fund’s objective is to achieve superior risk-adjusted total returns by investing primarily in public and private non-investment grade and nonrated debt securities. Securities and other instruments acquired by the Fund may include all types of debt obligations consisting primarily of public and private non-investment grade and nonrated debt, convertible bonds, preferred stock, bank debt, middle market loans and notes, trade claims, liquidating trusts, assignments, options swaps and any other securities with fixed-income characteristics, including, without limitation, debentures, notes deferred interest, pay-in-kind or zero coupon bonds, mortgages and mortgage-backed securities, collateralized mortgage obligations, other real-estate related instruments. The fund may also acquire common or preferred stock, warrants to purchase common or preferred stock, and any other equity interests.
(c)	This category consists of several private equity funds some of which invest in other limited partnerships which make equity-oriented investments in young, growing or emerging companies or entities. Additionally, the funds can invest in limited partnerships or other pooled investment vehicles which, in turn, make investments in management buy-in, management buy-out, leveraged buy-out, mezzanine, special situation and recapitalization transactions or other partnerships either directly or purchased in the secondary market, as well as investments in mezzanine, distressed and venture debt. These funds invest in a wide range of industries primarily in the United States. These investments cannot be redeemed. Instead, distributions are received when the underlying assets of the funds are liquidated.

A summary of the components of net periodic costs for the years ended December 31, 2012, 2011 and 2010, is as follows:

Pension Plans

	Predecessor
	U.S. Plans			Canadian Plans
	2012	2011	2010	2011	2010
Service cost	$17	$15	$24	$3	$3
Interest cost	65	65	64	14	20
Amortization of net loss	18	10	12	2	2
Amortization of net prior service cost (credit)	4	3	—	1	—
Curtailment	24	—	—	—	—
Expected return on plan assets	(71)	(71)	(65)	(15)	(19)

Net periodic cost (income)	$57	$22	$35	$5	$6

Weighted-average assumptions:
Discount rate	5.0%	5.4%	5.8%	5.4%	6.1%
Long-term expected rate of return on plan assets	7.5%	7.5%	7.5%	7.0%	7.0%
Rate of compensation increase for compensation-based plans	N/A	N/A	4.0%	3.0%	3.0%

Other Postretirement Plans

	Predecessor
	U.S. Plans			Canadian Plans
	2012	2011	2010	2011	2010
Service cost	$2	$2	$2	$—	$1
Interest cost	4	5	6	1	1
Amortization of net prior service cost (credit)	(15)	(13)	(12)	—	—

Net periodic cost	$(9)	$(6)	$(4)	$1	$2

Weighted-average assumptions:
Discount rate	4.4%	4.5%	5.0%	4.8%	5.2%
Weighted-average healthcare cost trend rate	8.0%	8.5%	9.0%	N/A	8.0%

The annual rate of increase in healthcare costs in the U.S. is assumed to decline ratably each year until reaching 5.0% in 2017.

A one-percentage-point change in assumed retiree healthcare costs trend rates would have the following effects at December 31, 2012 (Successor):

	Increase	Decrease
Effect on total service and interest cost components	$—	$—
Effect on accumulated postretirement benefit obligation	1	(1)

Estimated future benefit payments for the plans for each of the next five years and for the five years thereafter are expected to be paid as follows (Successor):

	Pension Plans	Other Postretirement Plans
2013	$70	$14
2014	74	12
2015	77	10
2016	79	8
2017	83	7
2018 through 2022	456	19

Expected employer contributions to be paid during the next year are as follows (Successor):

	Pension Plans	Other Postretirement Plans
Expected payments during 2013	$41	$14

13.	Income Taxes

The principal current and noncurrent deferred tax assets and liabilities as of December 31, 2012 and 2011 are as follows.

	Successor	Predecessor
	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$261	$1,066
Compensation-related costs	259	300
Intangible assets	(4)	49
Tax credits	106	159
Interest	—	16
Other accruals and reserves	1	23

Total deferred tax assets	623	1,613
Valuation allowance	(300)	(971)

Net deferred tax assets	323	642
Deferred tax liabilities:
Property, plant and equipment	(331)	(636)
Inventory	8	(4)
Other	(1)	(2)

Total deferred tax liabilities	(324)	(642)

Net deferred tax liability	$(1)	$—

We have not recognized certain tax benefits because of the uncertainty of realizing the entire value of the tax position taken on our income tax returns upon review by the taxing authorities. These uncertain tax benefits will be included as an adjustment to income tax expense upon the expiration of the statutes of limitations or upon resolution with the taxing authorities. We expect the amount of unrecognized tax benefits to decrease by $54 within the next 12 months due to the expected settlement of tax examinations.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2009 (Predecessor)	$109
Reversals—expiration of statutes of limitations	(9)

Balance at December 31, 2010 (Predecessor)	100
Reversals—expiration of statutes of limitations	(8)

Balance at December 31, 2011 (Predecessor)	92
Reversals—expiration of statutes of limitations	(31)
Attribute reduction related to bankruptcy	(3)

Balance at December 31, 2012 (Successor)	$58

The balance of unrecognized tax benefits including interest and penalties was $58 and $103 at December 31, 2012 and 2011.

The United States and foreign components of income (loss) before income taxes consists of the following:

	Predecessor
	Year Ended December 31,
	2012	2011	2010
U.S.	$1,149	$(475)	$(610)
Foreign	90	(22)	(45)

Income (loss) before income taxes	$1,239	$(497)	$(655)

The significant components of the income tax provision (benefit) are as follows:

	Predecessor
	Year Ended December 31,
	2012	2011	2010
Deferred income tax expense (benefit):
U.S. federal	$588	$(299)	$(252)
State and local	64	(37)	(34)
Foreign	—	341	2

Total deferred income tax expense (benefit)	652	75	(284)
Valuation allowance	(671)	(74)	285

Income tax (benefit)	$(19)	$1	$1

The following table summarizes the major differences between the actual income tax provision (benefit) attributable to income (loss) before income taxes and taxes computed at the U.S. federal statutory rate:

	Predecessor
	Year Ended December 31,
	2012	2011	2010
Income tax expense/(benefit) computed at the U.S. federal statutory rate of 35%	$434	$(174)	$(230)
State and local income taxes, net of federal benefit	64	(38)	(34)
Permanent differences	(462)	37	1
Tax credits	—	(95)	(1)
Valuation allowance	(671)	271	265
Chapter 11 plan	616	—	—

Income tax (benefit)	$(19)	$1	$1

Effective tax rate	1.5%	(0.2%)	(0.2%)

Permanent differences represent bankruptcy reorganization costs of $(462).

We file income tax returns in the United States for federal and various state jurisdictions. As of December 31, 2012, periods beginning in 2009 are still open for examination by various taxing authorities; however, taxing authorities have the ability to adjust net operating loss carryforwards from years prior to 2009.

The federal net operating loss carryforward at December 31, 2012 was $766 and expires between 2021 and 2032. The emergence from Chapter 11 is considered a change of control for purposes of Section 382 of the Internal Revenue Code. As a result, the company has limitations on the amount of net operating losses it is able to utilize on an annual basis. We have recorded a valuation allowance against our net deferred income tax benefits as it is unlikely that we will realize those benefits. For purposes of allocating the income tax benefit to income (loss) before taxes, amounts of other comprehensive income result in income tax expense recorded in other comprehensive income and the offsetting amount as an allocation to tax benefit from operations. For each of the years ended December 31, 2012, 2011 and 2010, we have allocated zero tax expense to other comprehensive income (loss). The tax credit carryforwards, which relate primarily to federal energy credits, begin to expire in fiscal 2016.

In 2012, adjustments have been recorded totaling $49 increasing the deferred tax liability for property, plant and equipment and decreasing the valuation allowance to correctly reflect the tax values of equipment associated with the December 2007 acquisition of Stora Enso North America.

The tax benefit for 2012 reflects $(17) tax benefit related to a reversal of a tax reserve associated with the December 2007 acquisition of Stora Enso North America.

Income tax-related interest expense and statutory penalties imposed by taxing authorities are recognized as income tax expense (benefit). The total amount of tax related interest and penalties in the consolidated balance sheets was zero and $10 at December 31, 2012 and 2011. The amount of expense (benefit) for interest and penalties included in the consolidated statements of operations was $(10), $1 and $1 for the years ended December 31, 2012, 2011 and 2010.

A reconciliation of the valuation allowance on deferred tax assets is as follows:

Balance at December 31, 2009 (Predecessor)	$760
Current year activity	285

Balance at December 31, 2010 (Predecessor)	1,045
Current year activity	(74)

Balance at December 31, 2011 (Predecessor)	971
Current year activity	(671)

Balance at December 31, 2012 (Successor)	$300

14.	Commitments and Contingencies

Contingencies

We are involved in various litigation and administrative proceedings that arise in the ordinary course of business. Subject to certain limited exceptions, all litigation and administrative proceedings against NewPage that arose out of pre-petition conduct or acts were subject to the automatic stay provisions of Chapter 11. Recoveries by the plaintiffs in these pre-petition matters were treated consistently with the other general unsecured claims in the Chapter 11 Proceedings, unless individually included in stipulations approved by the Bankruptcy Court or retained by a third-party under a settlement agreement with NewPage also approved by the Bankruptcy Court. Although the outcome of matters that were not discharged by the Bankruptcy Court or arose after the date the Chapter 11 Proceedings were commenced cannot be predicted with certainty, we believe the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of the combined, will not have a material adverse effect on our financial condition, results of operation or liquidity.

For information regarding the Chapter 11 Proceedings from which we emerged on December 21, 2012, see Note 2.

Commitments

We are party to fiber supply agreements that entitle us to purchase minimum volumes of wood at market prices for periods through 2019, with renewal periods at our option. We are required to purchase minimum levels and have optional volumes that we can purchase under some of the agreements. The agreements include a limitation of damages under which our maximum potential damages for default are based on a price per ton of wood not delivered, and excuse performance if the failure is the result of a force majeure event that would have prevented either party from performing its obligations. The aggregate maximum amount of potential damages declines from approximately $21 per year in 2013 and totals an aggregate of $53 for all periods. These contracts are assignable by either party with mutual consent.

We have provided letters of credit to various environmental agencies as a means of providing financial assurance with regard to environmental liabilities. We also provided letters of credit or other financial assurance obligations to fulfill supplier financial assurance requirements. As of December 31, 2012, we had $65 in outstanding letters of credit. Payment would only be required under these letters of credit if we defaulted on commitments made under these arrangements.

We are a party to a service agreement whereby we purchase information technology services through December 31, 2017, necessary to support our operations, at specified monthly base prices. The base price for services under this agreement is approximately $11 annually and can be terminated with early termination payments that decline over time.

15.	Equity

Successor Company

NewPage Holdings is authorized under its certificate of incorporation, which was amended and restated on the Emergence Date, to issue up to 16,100,000 shares of capital stock, consisting of: (i) 16,000,000 shares of common stock, par value $0.001 per share, and (ii) 100,000 shares of preferred stock, par value $0.001 per share. There is no established public trading market for NewPage Holdings’ common or preferred stock and we have never paid or declared a cash dividend on the common stock.

Preferred Stock

As of December 31, 2012, no preferred shares were issued and outstanding.

Common Stock

On the Emergence Date and pursuant to the Chapter 11 plan, we issued an aggregate of 7,080,000 shares of common stock and reserved 786,667 shares of common stock for future issuance under the NewPage Holdings 2012 Long-Term Incentive Plan.

Stock-based Compensation

Upon emergence from the Chapter 11 Proceedings, NewPage Holdings had 786,667 shares of common stock reserved for future issuance under the NewPage Holdings 2012 Long-Term Incentive Plan. Grants under the incentive plan could include stock options, stock appreciation rights, restricted stock awards, restricted stock units and other equity-based awards. On the Emergence Date, awards were granted to certain employees in the form of 315,614 stock options and 55,696 restricted stock units. These awards meet liability classification requirements and will be re-measured at fair value as of each balance sheet date with the cumulative effect of changes in fair value recognized in the period of change as an adjustment to compensation cost. The stock options and restricted stock units have a term of 7 years from the grant date and vest over a four-year period from the grant date (25% on each anniversary of the grant date through December 21, 2016).

The following table summarizes stock option activity in the plan:

	Options Outstanding	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2011 (Predecessor)	—	$—
Granted	315,614	129.68
Exercised	—	—
Forfeited	—	—
Expired	—	—

Outstanding at December 31, 2012 (Successor)	315,614	129.68

Exercisable at December 31, 2012 (Successor)	—	—

The stock options granted on the Emergence Date and outstanding as of December 31, 2012 have a weighted average grant date fair value of $15. For purposes of determining compensation expense, the grant date fair value per share of the stock options under the plan was estimated using the Black-Scholes option pricing model which requires the use of various assumptions including the expected life of the option, expected dividend rate, expected volatility and risk-free rate. Key assumptions used for determining the fair value of the stock options granted in 2012 were as follows: expected life—4.75 years; expected dividend rate—0.00%; expected volatility—55%; and risk-free rate—0.75%. The 4.75-year expected life (estimated period of time outstanding) of stock options granted on the Emergence Date was estimated using the “simplified method” which utilizes the midpoint between the vesting dates and the end of the contractual term. This method is utilized for the stock options granted in 2012 due to the lack of historical exercise behavior of the company’s employees. For all stock options granted during 2012, no dividends are expected to be paid over the term of the stock options. The expected volatility rate for all stock options granted during 2012 is based on the historical volatilities of appropriate peer companies. The risk-free interest rate is specific to the date of the grant using the yield on the 5-year U.S. Treasury bonds.

Our Convenience Date for emergence from Chapter 11 proceedings is December 31, 2012 resulting in no compensation cost recognized in 2012 related to the stock options awarded in 2012. The weighted average remaining contractual term of the outstanding stock options is 7 years. As of December 31, 2012, unrecognized compensation cost for outstanding stock options is $15 which is expected to be recognized over a weighted average of 4 years.

The following table summarizes restricted stock units activity in the plan:

	Restricted Stock Units Outstanding	Weighted Average Grant Date Fair Value Per Share
Non-vested at December 31, 2011 (Predecessor)	—	$—
Granted	55,696	108.72
Vested	—	—
Forfeited	—	—

Non-vested at December 31, 2011 (Successor)	55,696	108.72

The grant date fair value per share of the restricted stock units granted on the Emergence Date is equal to the fair value per share of the company’s common stock calculated in conjunction with fresh start accounting. The restricted stock units granted on the Emergence Date and outstanding as of December 31, 2012 have a weighted average grant date fair value of $6. Our Convenience Date for emergence from Chapter 11 proceedings is December 31, 2012 resulting in no compensation cost recognized in 2012 related to the restricted stock units awarded upon emergence. As of December 31, 2012, unrecognized compensation cost for non-vested restricted stock units is $6 which is expected to be recognized over a weighted average of 4 years.

Predecessor Company

NewPage had 100 shares of common stock, par value $0.01, issued and outstanding as of December 31, 2011. As of the Emergence Date and pursuant to the Chapter 11 plan, each share of the Predecessor Company’s common stock outstanding immediately before the Emergence Date was cancelled.

NewPage Group, the former indirect parent of the Predecessor Company

NewPage Group had 400,000,000 shares authorized, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. There was no established public trading market for the common or preferred stock of NewPage Group and the entity has never paid or declared a cash dividend on the common stock.

Prior Stock-based Compensation of NewPage Group

In 2007, the board of directors of NewPage Group adopted the NewPage Group Equity Incentive Plan and authorized 9.9 million shares for issuance under the plan. Stock options were the only form of compensation outstanding under the incentive plan as of December 31, 2011. Half of the options were to vest in three equal annual installments, while the other 50% of the options were to vest in three equal annual installments based on meeting performance targets at the sole discretion of the compensation committee. The performance targets were determined annually, therefore the performance-based options were not considered granted until the performance criteria was approved by the compensation committee. The performance criteria for the 2010 and 2011 tranches of the performance-based options were not met in those years and any previously recognized expense associated with these grants was reversed when it became improbable that performance targets would be met for the year. Performance criteria were not set for 2012 due to the Chapter 11 Proceedings.

In February 2010, the compensation committee amended the outstanding stock option awards of employees and directors to change the exercise price to $2.00 per share and vest the unearned performance-based options for 2008 and 2009. Included in the amount of equity award expense for the year ended December 31, 2010 is $8 to reflect the effects of the modification and the vesting of the prior-year unearned performance-based options. Also included in the amount of equity award expense for the year ended December 31, 2010 is $5 of remaining unamortized grant-date fair value relating to the accelerated vesting of stock options previously awarded to certain former executive officers. In accordance with their stock option agreements, upon their separation all of their outstanding stock options became vested. None of these options were exercised by the executive officers.

Included in selling, general and administrative expenses for the year ended December 31, 2012, is equity award expense of $1 representing normal 2012 expense as well as accelerated expense resulting from the cancelation of the unvested stock options outstanding as of the Emergence Date. Included in selling, general and administrative expenses for the year ended December 31, 2011, is equity award expense of $1 and an adjustment to equity award expense of $(2) associated with the forfeiture of unvested stock options during the second quarter of 2011. Included in selling, general and administrative expenses for the year ended December 31, 2010, is equity award expense of $21.

The following table summarizes activity in the NewPage Group plan:

	Options	Weighted- average exercise price
Shares of NewPage Group issuable under stock options, in thousands
Outstanding at December 31, 2011	2,708	$1.94
Granted	—	—
Forfeited, expired or cancelled	(2,708)	1.94

Outstanding at December 31, 2012	—	—

We utilized a Black-Scholes pricing model to determine the fair value of options granted under the NewPage Group plan in 2011 and 2010. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of other variables.

Assumptions used to determine the fair value of NewPage Group option grants are as follows:

	Year Ended December 31,
	2011	2010
Weighted-average fair value of options granted	$0.38	$2.81
Weighted-average assumptions used for grants:
Expected volatility	90%	90%
Risk-free interest rate	2.3%	1.8%
Expected life of option (in years)	5	4

16.	Accumulated Other Comprehensive Income (Loss)

In connection with the application of fresh start accounting, accumulated other comprehensive income (loss) was eliminated (see Note 3 for more information). Accumulated other comprehensive income (loss) in 2011 includes adjustments of $74 relating to the Canadian pension and other postretirement benefit plans and $5 relating to foreign currency translation adjustments, both associated with the deconsolidation of our Canadian subsidiary (see Note 11 for more information), in addition to an adjustment of $2 associated with the termination of a non-qualified defined benefit pension plan in the United States (see Note 12 for more information). The components of accumulated other comprehensive income (loss) as of December 31, 2012 and 2011 are as follows:

	Successor	Predecessor
	2012	2011
Unrecognized gain (loss) on defined benefit plans, including tax expense of $0 and $44	$—	$(321)

	$—	$(321)

17.	Other (Income) Expense

During 2010, we recognized asset impairment charges in other (income) expense of $210, including $196 during the fourth quarter of 2010 associated with the Whiting and Kimberly mills’ assets that were held for sale. Furthermore, during 2010 we recognized $(22) of income in other (income) expense for alternative fuel mixture tax credits.

18.	Restructuring

Whiting Mill Closure

In February 2011, we permanently closed our Whiting, Wisconsin mill. Approximately 360 employees at the facility were affected. We made the decision to close the facility in order to better align capacity with demand for our product. As a result of this action, including the evaluation of capacity needs, during the fourth quarter of 2010, we recorded asset impairment charges for the Whiting mill and the previously-closed Kimberly mill of $196 in other (income) expense. In addition, during the fourth quarter of 2010, we recognized $2 of employee-related costs recorded in cost of sales. During 2011, we recognized $5 of employee-related costs recorded in cost of sales. During 2012 and 2011, we recognized $3 and $6 in cost of sales for contract termination and other closure related costs and we expect to recognize additional charges in cost of sales of approximately $2 for contract termination in 2013 as contract terms expire. The facility closure and related activities have been substantially completed during 2011. The severance and other closure costs require the outlay of cash while the asset impairment charge represents a non-cash charge.

The activity in the accrued restructuring liability relating to these actions for the years ended December 31, 2012 and 2011 was as follows:

	Closure Costs	Employee Costs
Balance accrued at December 31, 2010 (Predecessor)	$—	$2
Current charges	6	5
Payments	(6)	(6)

Balance accrued at December 31, 2011 (Predecessor)	—	1
Current charges	3	—
Payments	(3)	(1)

Balance accrued at December 31, 2012 (Successor)	$—	$—

19.	Lease Obligations

We lease certain buildings, transportation equipment and office equipment under operating leases with terms of one to 10 years. Rental expense for the years ended December 31, 2012, 2011 and 2010 was $18, $20 and $22.

As of December 31, 2012, future minimum non-cancelable operating lease payments are as follows:

Operating Leases
2013	$5
2014	2
2015	2
2016	1
2017	1
Thereafter	—

Total minimum lease payments	$11

20.	Related Party Transactions

Successor Company

The Goldman Sachs Group, a shareholder of NewPage Holdings, is the syndication agent for our Term Loan established as part of our exit financing. Upon emergence from Chapter 11, The Goldman Sachs Group also holds a board position on the NewPage Holdings board of directors. We paid financing fees of $9 to Goldman Sachs Lending Partners LLC in 2012 in relation to establishing the Term Loan facility, a portion of which were allocated by Goldman Sachs to the various lenders of the Term Loan. See Note 10.

J.P. Morgan Asset Management, a shareholder of NewPage Holdings, is the administrative agent and co-collateral agent for our Revolver established as part of our exit financing and served in both capacities with respect to our DIP Credit Agreement established as part of our debtor in possession financing during Chapter 11. We paid financing fees to J.P. Morgan in 2012 of $4 related to our DIP Credit Agreement and $8 related to our Revolver, a portion of which were allocated by J.P. Morgan to the various lenders of the Revolver and DIP Credit Agreement. See Note 10.

We believe that the terms of the above transactions and agreements were materially consistent with those terms that would have been obtained in an arrangement with unaffiliated third parties.

Predecessor Company

Funds and/or managed accounts affiliated with Cerberus owned a majority of the equity interests of NP Group. Cerberus retained consultants that specialize in operations management and support and who provided Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus has made the services of these consultants available to Cerberus portfolio companies, including NewPage. We believe that the terms of these consulting arrangements were materially consistent with those terms that would have been obtained in an arrangement with an unaffiliated third party. Activity related to Cerberus’ monitoring of their equity investment, such as non-independent director fees and expenses, were not charged to NP Group. We had commercial arrangements with other entities that were owned or controlled by Cerberus.

We were a party to various purchase and sale agreements with a subsidiary of Stora Enso, a 20% shareholder of the Predecessor Company. We believed that these transactions were on arms’-length terms and were not material to our results of operations or financial position. Stora Enso was also a guarantor related to our capital lease obligation.

21.	Recently Issued Accounting Standards

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income (ASU 2011-05). The amendments in this ASU require an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. ASU 2011-05 was effective for us beginning with our financial statements for the period ended December 31, 2012 and was applied on a retrospective basis. The adoption of this standard only impacted the presentation of our consolidated financial statements. Changes in ASU 2011-05 that related to the presentation of reclassification adjustments were deferred for 2012 and subsequently superseded by Accounting Standards Update No. 2013-02 Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02). ASU 2013-02 requires additional disclosure about the amounts being reclassified out of Accumulated other comprehensive income (loss) (“AOCI”) by component. An entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. This guidance is effective for us for annual and interim periods beginning January 1, 2013. The adoption of the provisions of ASU 2013-02 will only impact the presentation of our consolidated financial statements.

In July 2012, the FASB issued Accounting Standard Update No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the indefinite-lived intangible is impaired as a basis to determining whether it is necessary to perform the required annual impairment test. This guidance is effective for us for annual and interim impairments tests performed beginning January 1, 2013. We do not expect the adoption of this standard to have a material impact on our consolidated financial position, results of operations and cash flows.

22.	Selected Quarterly Information (Unaudited)

	Predecessor
	2012	2011
In millions, including per share data
Sales(1):
First	$760	$904
Second	759	888
Third	802	902
Fourth	810	808

Year	$3,131	$3,502

Gross Profit:
First	$37	$46
Second	31	1
Third	25	39
Fourth	23	41

Year	$116	$127

Net income (loss)(1)(2):
First	$(123)	$(88)
Second	84	(132)
Third	(47)	(174)
Fourth	1,344	(104)

Year	$1,258	$(498)

Net income (loss) per share, basic and diluted:
First	$(1.23)	$(0.88)
Second	0.84	(1.32)
Third	(0.47)	(1.74)
Fourth	13.44	(1.04)

(1)	2011 results include sales from NPPH operations of $102 for the first quarter, $106 for the second quarter and $79 for the third quarter. The losses generated in 2011 from the NPPH operations were $(9) in the first quarter, $(13) in the second quarter and $(19) in the third quarter. In the third quarter of 2011, we deconsolidated NPPH in connection with the CCAA proceedings, see Note 11.
(2)	2012 results include bankruptcy related charges of $32 in the first quarter. The second quarter of 2012 results include bankruptcy related charges of $15 and interest benefit related to the First-Lien Notes of $114 ($51 of interest accrued and expensed in the first quarter that was reversed in the second quarter as a result of management’s election not to continue paying interest on the First-Lien Notes and $63 of post-petition First-Lien Notes interest accrued and expensed in 2011 that was re-characterized as a principal reduction, see Notes 2 and 3). Third quarter 2012 results include a reduction in interest expense of $85 due to bankruptcy related changes in debt, see Note 3. Fourth quarter 2012 results include bankruptcy related benefits of $1,362 and reduction in interest expense of $102 due to bankruptcy related changes in debt, see Note 3.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

Dollars in millions, except per share amounts

	Successor
	Sept. 30, 2013	Dec. 31, 2012
ASSETS
Cash and cash equivalents	$4	$43
Accounts receivable, net	233	220
Inventories (Note 4)	550	472
Other current assets	28	41

Total current assets	815	776
Property, plant and equipment, net of accumulated depreciation of $129 as of September 30, 2013 and $0 as of December 31, 2012	1,229	1,314
Other assets	143	124

TOTAL ASSETS	$2,187	$2,214

LIABILITIES AND EQUITY
Accounts payable	$162	$193
Other current liabilities	156	123
Current maturities of long-term debt (Note 5)	20	5

Total current liabilities	338	321
Long-term debt (Note 5)	492	485
Other long-term obligations	553	595
Commitments and contingencies (Note 9)
EQUITY
Preferred stock, 100,000 shares authorized $0.001 per share par value	—	—
Common stock, 16,000,000 shares authorized 7,080,000 shares issued and outstanding, $0.001 per share par value	—	—
Additional paid-in capital	813	813
Accumulated deficit	(3)	—
Accumulated other comprehensive loss	(6)	—

Total equity	804	813

TOTAL LIABILITIES AND EQUITY	$2,187	$2,214

See notes to condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Dollars in millions, except per share amounts

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	Successor	Predecessor	Successor	Predecessor
	2013	2012	2013	2012
Net sales	$780	$803	$2,256	$2,322
Cost of sales	715	778	2,116	2,229
Selling, general and administrative expenses	34	35	109	105
Interest expense	11	10	35	17
Other (income) expense, net	(1)	—	(1)	—

Income (loss) before reorganization items and income taxes	21	(20)	(3)	(29)
Reorganization items, net	—	26	—	74

Income (loss) before income taxes)	21	(46)	(3)	(103)
Income tax (benefit)	—	1	—	(17)

Net income (loss)	$21	$(47)	$(3)	$(86)

Net income (loss) per share:
Basic	$2.91	$(472,564)	$(0.43)	$(859,719)

Diluted	$2.90	$(472,564)	$(0.43)	$(859,719)

Weighted average common shares outstanding:
Basic	7,080,000	100	7,080,000	100
Diluted	7,109,937	100	7,080,000	100

See notes to condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (unaudited)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Dollars in millions

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	Successor	Predecessor	Successor	Predecessor
	2013	2012	2013	2012
Net income (loss)	$21	$(47)	$(3)	$(86)
Other comprehensive income (loss), net of tax:
Defined-benefit postretirement plans:
Change in net actuarial gains (losses)	—	2	(5)	6
Cash-flow hedges:
Change in unrealized gains (losses)	—	—	(1)	—

Other comprehensive income (loss), net of tax	—	2	(6)	6

Comprehensive income (loss)	$21	$(45)	$(9)	$(80)

See notes to condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY (DEFICIT) (unaudited)

NINE MONTHS ENDED SEPTEMBER 30, 2013

Dollars in millions

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2012 (Successor)	7,080,000	$—	$813	$—	$—	$813
Net income (loss)				(3)		(3)
Other comprehensive income (loss)					(6)	(6)

Balance at September 30, 2013 (Successor)	7,080,000	$—	$813	$(3)	$(6)	$804

See notes to condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Dollars in millions

	Successor	Predecessor
	Nine Months Ended Sept. 30, 2013	Nine Months Ended Sept. 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3)	$(86)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	137	180
Non-cash interest expense	5	62
(Gain) loss on disposal of assets	1	4
U.S. pension expense	2	25
U.S. pension funding	(36)	(25)
Equity award expense (Note 6)	12	—
Non-cash reorganization items, net	—	12
Debtor in possession financing costs	—	4
Change in operating assets and liabilities:
Accounts receivable	(13)	(18)
Inventories	(78)	(67)
Other operating assets	(19)	8
Accounts payable	(31)	5
Accrued expenses and other obligations	7	(139)

Net cash provided by (used for) operating activities	(16)	(35)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(46)	(63)
Proceeds from sale of investment shares	4	—
Restricted cash	—	(1)

Net cash provided by (used for) investing activities	(42)	(64)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(1)	—
Repayments of long-term debt	(4)	(63)
Borrowings on revolving credit facility	370	—
Payments on revolving credit facility	(346)	—
Proceeds from debtor in possession financing	—	331
Repayments of debtor in possession financing	—	(298)
Debtor in possession financing costs	—	(4)

Net cash provided by (used for) financing activities	19	(34)
Net increase (decrease) in cash and cash equivalents	(39)	(133)
Cash and cash equivalents at beginning of period	43	142

Cash and cash equivalents at end of period	$4	$9

See notes to condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Dollars in millions, except per share amounts

Unless otherwise specified, the terms defined hereinafter shall only apply to the “Notes to Condensed Consolidated Financial Statements (unaudited).”

1.	ORGANIZATION AND BASIS OF PRESENTATION

NewPage Holdings Inc. (“NewPage Holdings”) is a holding company that owns all of the outstanding capital stock of NewPage Investment Company LLC (“NewPage Investment”), which is a holding company that owns all of the outstanding capital stock of NewPage Corporation (“NewPage”). NewPage and its subsidiaries are engaged in manufacturing, marketing and distributing printing papers used primarily for commercial printing, magazines, catalogs, textbooks and labels. Our products include coated, uncoated, supercalendered and specialty papers and market pulp. Our products are manufactured at multiple mills in the United States and are supported by multiple distribution and converting locations. We operate within one operating segment. The interim condensed consolidated financial statements include the accounts of NewPage Holdings and all entities it controls. All intercompany transactions and balances have been eliminated. Unless the context provides otherwise, the terms “we,” “our” and “us” refer to NewPage Holdings and its consolidated subsidiaries.

These interim condensed consolidated financial statements have not been audited. However, in the opinion of management, these financial statements include all normal recurring adjustments necessary for a fair statement in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in annual financial statements presented in accordance with U.S. GAAP have been condensed or omitted. The results of operations and cash flows for the interim periods presented are not necessarily indicative of the results to be expected for the full year. The December 31, 2012 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The accompanying financial statements should be read in conjunction with the annual financial statements and notes thereto included in our annual report for the year ended December 31, 2012.

Creditor Protection Proceedings

On September 7, 2011, NewPage, and certain of its U.S. subsidiaries commenced voluntary cases (“Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended (“Chapter 11”), in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817) (“Bankruptcy Court”). NewPage and its debtor subsidiaries successfully emerged from the Chapter 11 Proceedings on December 21, 2012.

Basis of Presentation

During the Chapter 11 Proceedings and upon emergence from Chapter 11, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements, for periods during the Chapter 11 Proceedings, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Furthermore, in accordance with ASC 852, fresh start accounting was required upon our emergence from the Chapter 11 Proceedings. We elected to apply fresh start accounting effective December 31, 2012 (the “Convenience Date”), to coincide with the timing of our normal December accounting period close.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in our becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to December 31, 2012 will not be comparable to our consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage prior to December 31, 2012.

Pursuant to fresh start accounting, all assets and liabilities reflected on our condensed consolidated balance sheet as of December 31, 2012 were recorded at fair value except for deferred income taxes and pension and other postretirement projected benefit obligations. Except for the impact of the application of fresh start accounting on the carrying values of our assets and liabilities as of December 31, 2012 and the change in accounting policy for maintenance costs for planned major maintenance shutdowns, the accounting policies adopted by the Successor Company and applied to the carrying values of our assets and liabilities reflected in our condensed consolidated balance sheet as of September 30, 2013 were consistent with the Predecessor Company’s significant accounting policies, as disclosed in our annual report for the year ended December 31, 2012.

Revision Adjustments

Certain revision adjustments totaling $14 have been made to amounts in our Condensed Consolidated Balance Sheet to correct the classification error of our short-term and long-term portion of accrued liabilities associated with our other postretirement benefits obligation in the Condensed Consolidated Balance Sheet as of September 30, 2013. The effect of the revision was to reclassify $14 from Other long-term obligations to Other current liabilities. This error had no effect on net income (loss) or net cash provided by (used in) operating activities.

2.	CHAPTER 11 RELATED DISCLOSURES

Disputed Claims

While we resolved most of our claims during the Chapter 11 Proceedings, some claims remain in dispute. Disputed claims that are not administrative, priority or secured claims will be resolved by the litigation trust, and any resolution of those claims should not impact us. We will make a cash payment to a claimant if and to the extent that a disputed claim is allowed and the claimant is entitled to a cash payment on account of the claim (e.g., administrative, priority and other secured claims). We continue to work to resolve disputed cash claims, including the identification of cash claims that we believe should be disallowed because they are duplicative, were later amended or superseded, are without merit, are overstated or for other reasons. Included in accounts payable as of December 31, 2012, is a liability of approximately $22 for the fair value of the estimated cash settlement of disputed cash claims, including allowed claims and estimated cash recoveries, which were paid during the nine months ended September 30, 2013.

Reorganization items, net

ASC 852 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees and other expenses directly related to the reorganization process under the Chapter 11 Proceedings.

Reorganization items, net consist of:

	Predecessor
	Three Months Ended Sept. 30, 2012	Nine Months Ended Sept. 30, 2012
Professional fees(1)	$13	$41
Debtor in possession financing costs(2)	—	4
Provision for rejected executory contracts(3)	15	30
Other(4)	(2)	(1)

	$26	$74

(1)	Professional fees directly related to the Chapter 11 Proceedings, ongoing monitoring and establishment of a reorganization plan, including legal, accounting and other professional fees and including certain professional fees incurred by our creditors in connection with the Chapter 11 Proceedings, as required by the Bankruptcy Court.
(2)	Debtor in possession financing costs incurred in connection with entering into the debtor in possession credit agreement.
(3)	Provision for rejected executory contracts for estimated claims.
(4)	Adjustments of reserves to estimated allowed claims.

3.	FINANCIAL INSTRUMENTS

Derivative Financial Instruments

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with natural gas price fluctuations. We do not hold or issue derivative financial instruments for trading purposes. We regularly monitor the credit-worthiness of the counterparties to our derivative instruments in order to manage our credit risk exposures under these agreements. Our risk of loss, if any, in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered material. These derivative instruments are measured at fair value and are classified as other assets or other liabilities on our condensed consolidated balance sheets depending on the fair value of the instrument.

For a derivative designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income (loss) and is recognized in the consolidated statements of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges and derivative financial instruments not designated as hedges are recognized immediately in earnings.

Natural Gas

In order to hedge the future cost of natural gas consumed at our mills, we engage in financial hedging of future gas purchase prices, designated as cash flow hedges. We hedge with natural gas swap agreements that are priced based on New York Mercantile Exchange (“NYMEX”) natural gas futures contracts. We measure the fair values of our natural gas contracts based on natural gas futures contracts priced on the NYMEX. As of September 30, 2013 we were party to natural gas swap agreements for notional amounts aggregating to 7,260,000 MMBTUs, or approximately $29 of planned natural gas purchases over the next two years. These natural gas swap agreements expire through June 2015 and represent approximately 45% of our total planned natural gas consumption over the term of the agreements.

4.	INVENTORIES

Inventories as of September 30, 2013 and December 31, 2012 consist of:

	Successor
	Sept. 30, 2013	Dec. 31, 2012
Finished and in-process goods	$363	$301
Raw materials	100	98
Stores and supplies	87	73

	$550	$472

If inventories had been valued at current costs, they would have been valued at $520 at September 30, 2013.

5.	LONG-TERM DEBT

Long-term debt as of September 30, 2013 and December 31, 2012 is as follows:

	Successor
	Sept. 30, 2013	Dec. 31, 2012
Revolving credit facility	$24	$—
Floating rate senior secured term loan (LIBOR plus 6.50%)	488	490

Total long-term debt, including current portion	512	490
Current portion of long-term debt	20	5

Long-term debt	$492	$485

6.	EQUITY

We sponsor a long-term incentive plan to provide for the granting of stock-based compensation to certain directors, officers and other key employees. Outstanding grants generally become exercisable over a four-year service period. The awards meet liability classification requirements as a result of planned tax withholdings in excess of minimum statutory levels. These awards are re-measured at fair value as of each balance sheet date with the cumulative effect of changes in fair value recognized in the period of change as an adjustment to compensation expense. During the nine months ended September 30, 2013, we granted 219,301 stock options with a weighted average exercise price per share of $129.68 and 43,758 restricted stock units with a weighted average grant date fair value per share of $108.72. As of September 30, 2013, we had $20 of compensation expense not yet recognized related to non-vested stock awards. The weighted average period that this compensation cost will be recognized is 3.3 years.

There were no stock awards vested and no stock awards exercisable as of September 30, 2013. Total compensation expense for all stock-based awards in the three months and nine months ended September 30, 2013 was $4 and $12.

7.	RETIREMENT AND OTHER POSTRETIREMENT BENEFITS

A summary of the components of net periodic costs in the three months and nine months ended September 30, 2013 and 2012 is as follows:

Pension Plans

	Successor	Predecessor
	Three Months Ended Sept. 30, 2013	Three Months Ended Sept. 30, 2012
Service cost	$3	$4
Interest cost	15	16
Expected return on plan assets	(18)	(17)
Amortization of net prior service cost (credit)	—	1
Amortization of net loss	—	4

Net periodic cost	$—	$8

	Successor	Predecessor
	Nine Months Ended Sept. 30, 2013	Nine Months Ended Sept. 30, 2012
Service cost	$10	$13
Interest cost	46	48
Expected return on plan assets	(54)	(52)
Amortization of net prior service cost (credit)	—	3
Amortization of net loss	—	13

Net periodic cost	$2	$25

Other Postretirement Plans

	Successor	Predecessor
	Three Months Ended Sept. 30, 2013	Three Months Ended Sept. 30, 2012
Service cost	$—	$1
Interest cost	1	—
Amortization of net prior service cost (credit)	—	(3)

Net periodic cost (income)	$1	$(2)

	Successor	Predecessor
	Nine Months Ended Sept. 30, 2013	Nine Months Ended Sept. 30, 2012
Service cost	$—	$2
Interest cost	2	2
Amortization of net prior service cost (credit)	—	(10)

Net periodic cost (income)	$2	$(6)

8.	INCOME TAXES

Unrecognized tax benefits decreased by $54 during the nine months ended September 30, 2013, due to the settlement of a tax examination. This adjustment resulted in a corresponding increase in the valuation allowance and therefore did not impact reported earnings.

In the three months and nine months ended September 30, 2013 and 2012, we recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain states as it was more likely than not that we would not realize those benefits.

The Internal Revenue Service finalized regulations on September 13, 2013 related to capitalization of repair and maintenance costs. These regulations will become effective January 1, 2014 and are expected to result in an increase in deferred tax assets offset by a valuation allowance and an increase in future taxable income. The adoption of these regulations is not expected to have a material effect on our consolidated financial position, results of operations and cash flows.

9.	COMMITMENTS AND CONTINGENCIES

We are involved in various litigation and administrative proceedings that arise in the ordinary course of business. We believe the expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of the combined, will not have a material adverse effect on our financial condition, results of operations or liquidity.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Verso is incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The amended and restated certificate of incorporation of Verso will provide for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the amended and restated certificate of incorporation of Verso will provide that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

The amended and restated by-laws of Verso will provide for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the DGCL.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso, Merger Sub and NewPage, with NewPage surviving the Merger as an indirect wholly owned subsidiary of Verso (incorporated herein by reference to Exhibit 2.1 to Verso’s Current Report on Form 8-K filed on January 6, 2014)*

3.1	Amended and Restated Certificate of Incorporation of Verso (incorporated by reference to Amendment No. 5 to Verso’s Registration Statement on Form S-1 (Registration No. 333-148201), filed with the SEC on May 8, 2008)

3.2	Amended and Restated Bylaws of Verso (incorporated by reference to Amendment No. 3 to Verso’s Registration Statement on Form S-1 (Registration No. 333-148201), filed with the SEC on April 28, 2008)

3.3	Certificate of Formation, as amended, of Verso Paper Holdings LLC (incorporated by reference to Verso Paper Holdings LLC’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 12, 2008)

4.1	Specimen common stock certificate of Verso (incorporated by reference to Amendment No. 3 to Verso’s Registration Statement on Form S-1 (Registration No. 333-148201), filed with the SEC on April 28, 2008)

5.1	Opinion of Kirkland & Ellis LLP regarding the validity of the securities to be issued in the Merger

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Verso Paper Holdings LLC

23.1	Consent of Deloitte & Touche LLP (Verso)

23.2	Consent of Deloitte & Touche LLP (Verso Holdings)

23.3	Consent of Pricewaterhouse Cooper LLP

23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this registration statement)

99.1	Form of Verso Proxy Card

99.2	Consent of Evercore Group L.L.C.

99.3	Consent of Goldman, Sachs & Co.

*	Certain exhibits and schedules have been omitted and we agree to furnish supplementally to the Commission a copy of any omitted exhibits and schedules upon request.

(b)	Reports, Opinions and Appraisals.

None.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(10)	to supply by means of a post-effective amendment all information concerning a transaction, and Verso being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 6, 2014.

VERSO PAPER CORP.

By:	/s/ David J. Paterson
David J. Paterson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David J. Paterson, Robert P. Mundy and Peter H. Kesser, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Paterson David J. Paterson	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2014

/s/ Michael E. Ducey Michael E. Ducey	Director	February 6, 2014

/s/ Thomas Gutierrez Thomas Gutierrez	Director	February 6, 2014

/s/ Scott M. Kleinman Scott M. Kleinman	Director	February 6, 2014

/s/ David W. Oskin David W. Oskin	Director	February 6, 2014

/s/ Eric L. Press Eric L. Press	Director	February 6, 2014

/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	February 6, 2014

Signature	Title	Date

/s/ David B. Sambur David B. Sambur	Director	February 6, 2014

/s/ Jordan C. Zaken Jordan C. Zaken	Director	February 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 6, 2014.

VERSO PAPER HOLDINGS LLC

By:	/s/ David J. Paterson
David J. Paterson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David J. Paterson, Robert P. Mundy and Peter H. Kesser, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Paterson David J. Paterson	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2014

/s/ Michael E. Ducey Michael E. Ducey	Director	February 6, 2014

/s/ Scott M. Kleinman Scott M. Kleinman	Director	February 6, 2014

/s/ David W. Oskin David W. Oskin	Director	February 6, 2014

/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	February 6, 2014

/s/ David B. Sambur David B. Sambur	Director	February 6, 2014

/s/ Jordan C. Zaken Jordan C. Zaken	Director	February 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 6, 2014.

VERSO PAPER INC.

By:	/s/ David J. Paterson
David J. Paterson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David J. Paterson, Robert P. Mundy and Peter H. Kesser, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Paterson David J. Paterson	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2014

/s/ Scott M. Kleinman Scott M. Kleinman	Director	February 6, 2014

/s/ David B. Sambur David B. Sambur	Director	February 6, 2014

/s/ Jordan C. Zaken Jordan C. Zaken	Director	February 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 6, 2014.

VERSO PAPER LLC

VERSO ANDROSCOGGIN LLC

VERSO BUCKSPORT LLC

VERSO SARTELL LLC

VERSO QUINNESEC LLC

VERSO MAINE ENERGY LLC

VERSO FIBER FARM LLC

NEXTIER SOLUTIONS CORPORATION

VERSO QUINNESEC REP HOLDING INC.

By:	/s/ David J. Paterson
David J. Paterson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David J. Paterson, Robert P. Mundy and Peter H. Kesser, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Paterson David J. Paterson	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2014

/s/ Michael E. Ducey Michael E. Ducey	Director	February 6, 2014

/s/ Scott M. Kleinman Scott M. Kleinman	Director	February 6, 2014

/s/ David W. Oskin David W. Oskin	Director	February 6, 2014

Signature	Title	Date

/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	February 6, 2014

/s/ David B. Sambur David B. Sambur	Director	February 6, 2014

/s/ Jordan C. Zaken Jordan C. Zaken	Director	February 6, 2014

Schedule A-1

Registrants

Exact Name of Additional Registrants
Verso Paper LLC
Verso Androscoggin LLC
Verso Bucksport LLC
Verso Sartell LLC
Verso Quinnesec LLC
Verso Maine Energy LLC
Verso Fiber Farm LLC
nexTier Solutions Corporation
Verso Quinnesec REP Holding Inc.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso, Merger Sub and NewPage, with NewPage surviving the Merger as an indirect wholly owned subsidiary of Verso (incorporated herein by reference to Exhibit 2.1 to Verso’s Current Report on Form 8-K filed on January 6, 2014)*

3.1	Amended and Restated Certificate of Incorporation of Verso (incorporated by reference to Amendment No. 5 to Verso’s Registration Statement on Form S-1 (Registration No. 333-148201), filed with the SEC on May 8, 2008)

3.2	Amended and Restated Bylaws of Verso (incorporated by reference to Amendment No. 3 to Verso’s Registration Statement on Form S-1 (Registration No. 333-148201), filed with the SEC on April 28, 2008)

3.3	Certificate of Formation, as amended, of Verso Paper Holdings LLC (incorporated by reference to Verso Paper Holdings LLC’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 12, 2008)

4.1	Specimen common stock certificate of Verso (incorporated by reference to Amendment No. 3 to Verso’s Registration Statement on Form S-1 (Registration No. 333-148201), filed with the SEC on April 28, 2008)

5.1	Opinion of Kirkland & Ellis LLP regarding the validity of the securities to be issued in the Merger

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Verso Paper Holdings LLC

23.1	Consent of Deloitte & Touche LLP (Verso)

23.2	Consent of Deloitte & Touche LLP (Verso Holdings)

23.3	Consent of Pricewaterhouse Cooper LLP

23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this registration statement)

99.1	Form of Verso Proxy Card

99.2	Consent of Evercore Group L.L.C.

99.3	Consent of Goldman, Sachs & Co.

*	Certain exhibits and schedules have been omitted and we agree to furnish supplementally to the Commission a copy of any omitted exhibits and schedules upon request.